FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226850-02

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated May 13, 2019, may be amended or completed prior to time of sale.

$823,080,000 (Approximate)

BBCMS Mortgage Trust 2019-C3
(Central Index Key Number 0001772527)
as Issuing Entity

Barclays Commercial Mortgage Securities LLC
(Central Index Key Number 0001541480)
as Depositor

Barclays Capital Real Estate Inc.
(Central Index Key Number 0001549574)

Societe Generale Financial Corporation
(Central Index Key Number 0001755531)

KeyBank National Association
(Central Index Key Number 0001089877)

UBS AG
(Central Index Key Number 0001685185)

Natixis Real Estate Capital LLC
(Central Index Key Number 0001542256)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C3

Barclays Commercial Mortgage Securities LLC is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C3 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named BBCMS Mortgage Trust 2019-C3. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in July 2019. The rated final distribution date for the certificates is the distribution date in May 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$16,654,000%		(5)	February 2024
Class A-2	$30,000,000%		(5)	February 2024
Class A-3	(6)%		(5)	(6)
Class A-4	(6)%		(5)	(6)
Class A-SB	$36,000,000%		(5)	August 2028
Class X-A	$655,654,000	(7)%	Variable(8)	NAP
Class X-B	$167,426,000	(9)%	Variable(10)	NAP
Class A-S	$87,811,000%		(5)	May 2029
Class B	$39,808,000%		(5)	May 2029
Class C	$39,807,000%		(5)	May 2029

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Barclays Commercial Mortgage Securities LLC will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Barclays Capital Inc., UBS Securities LLC, SG Americas Securities, LLC, Natixis Securities Americas LLC, KeyBanc Capital Markets Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Barclays Commercial Mortgage Securities LLC and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Barclays Capital Inc. is acting as co-lead manager and joint bookrunner with respect to approximately 48.9% of each class of offered certificates, SG Americas Securities, LLC is acting as co-lead manager and joint bookrunner with respect to approximately 28.5% of each class of offered certificates, UBS Securities LLC is acting as co-lead manager and joint bookrunner with respect to approximately 12.7% of each class of offered certificates and Natixis Securities Americas LLC is acting as co-lead manager and joint bookrunner with respect to approximately 9.9% of each class of offered certificates. KeyBanc Capital Markets Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about June 11, 2019. Barclays Commercial Mortgage Securities LLC expects to receive from this offering approximately % of the aggregate certificate balance of the offered certificates, plus accrued interest from June 1, 2019, before deducting expenses payable by the depositor.

Barclays	Natixis	Société Générale	UBS Securities LLC
Co-Lead Managers and Joint Bookrunners
KeyBanc Capital Markets			Drexel Hamilton
Co-Managers

May , 2019

BBCMS Mortgage Trust 2019-C3

Commercial Mortgage Pass-Through Certificates, Series 2019-C3

Washington
1 property
$4,481,373
0.5% of total
Kansas
2 properties
$864,945
0.1% of total
Nebraska
3 properties
$956,948
0.1% of total
Iowa
1 property
$1,504,016
0.2% of total
Illinois
31 properties
$16,937,945
1.8% of total
Indiana
16 properties
$12,638,962
1.3% of total
Pennsylvania
8 properties
$72,824,148
7.8% of total
New Hampshire
1 property
$27,357
0.0% of total
Missouri
8 properties
$1,059,216
0.1% of total
Minnesota
4 properties
$45,940,027
4.9% of total
Wisconsin
12 properties
$30,800,483
3.3% of total
Michigan
10 properties
$30,938,195
3.3% of total
New York
3 properties
$60,300,000
6.4% of total
Massachusetts
3 properties
$28,009,031
3.0% of total
Oregon
2 properties
$20,227,856
2.2% of total
Ohio
17 properties
$31,898,594
3.4% of total
Connecticut
1 property
$2,626,787
0.3% of total
Idaho
1 property
$2,250,000
0.2% of total
Maryland
3 properties
$20,233,005
2.2% of total
Nevada
3 properties
$14,974,953
1.6% of total
Delaware
1 property
$9,704,000
1.0% of total
California
12 properties
$120,943,153
12.9% of total
Virginia
5 properties
$11,021,611
1.2% of total
District of Columbia
1 property
$21,000,000
2.2% of total
North Carolina
6 properties
$61,421,391
6.6% of total
Arizona
3 properties
$205,667
0.0% of total
Hawaii
186 properties
$10,000,000
1.1% of total
Colorado
2 properties
$27,091,928
2.9% of total
Georgia
19 properties
$9,428,882
1.0% of total
South Carolina
19 properties
$9,660,741
1.0% of total
New Mexico
3 properties
$5,394,670
0.6% of total
Texas
27 properties
$72,611,531
7.8% of total
Louisiana
3 properties
$30,876,293
3.3% of total
Tennessee
24 properties
$18,983,953
2.0% of total
Kentucky
4 properties
$286,950
0.0% of total
Florida
54 properties
$93,243,789
10.0% of total
Oklahoma
5 properties
$359,448
0.0% of total
Arkansas
2 properties
$170,566
0.0% of total
Mississippi
7 properties
$15,650,000
1.7% of total
Alabama
4 properties
$19,101,128
2.0% of total
Percentage of Initial Pool Balance
0.0% – 3.0%
3.1% – 6.0%
6.1% – 12.9%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$16,654,000		30.000%	%	(5)	February 2024	2.88	7/19 – 2/24
A-2	$30,000,000		30.000%	%	(5)	February 2024	4.68	2/24 – 2/24
A-3	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-4	(6)		30.000%	%	(5)	(6)	(6)	(6)
A-SB	$36,000,000		30.000%	%	(5)	August 2028	7.02	2/24 – 8/28
X-A	$655,654,000	(7)	NAP	%	Variable(8)	NAP	NAP	NAP
X-B	$167,426,000	(9)	NAP	%	Variable(10)	NAP	NAP	NAP
A-S	$87,811,000		20.625%	%	(5)	May 2029	9.90	4/29 – 5/29
B	$39,808,000		16.375%	%	(5)	May 2029	9.93	5/29 – 5/29
C	$39,807,000		12.125%	%	(5)	May 2029	9.93	5/29 – 5/29
Non-Offered Certificates
X-D	$18,349,000	(11)(12)	NAP	%	Variable(13)	NAP	NAP	NAP
D	$18,349,000	(12)	10.166%	%	(5)	May 2029	9.93	5/29 – 5/29
E-RR	$27,313,000	(12)	7.250%	%	(5)	May 2029	9.93	5/29 – 5/29
F-RR	$11,708,000		6.000%	%	(5)	May 2029	9.93	5/29 – 5/29
G-RR	$10,537,000		4.875%	%	(5)	May 2029	9.93	5/29 – 5/29
H-RR	$9,367,000		3.875%	%	(5)	May 2029	9.93	5/29 – 5/29
J-RR	$36,295,542		0.000%	%	(5)	May 2029	9.93	5/29 – 5/29
R(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, final distribution dates, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $573,000,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-3	$100,000,000 - $325,000,000	November 2028 – April 2029	9.40 – 9.61	8/28 – 11/28 / 8/28 – 4/29
Class A-4	$248,000,000 - $473,000,000	April 2029 – April 2029	9.77 – 9.84	4/29 – 4/29 / 11/28 – 4/29

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(12)	The initial certificate balance of each of the Class D and Class E-RR certificates is estimated based in part on the estimated ranges of certificate balances and estimated fair values described in “Credit Risk Retention”. The initial certificate balance of the Class D certificates is expected to fall within a range of $16,626,000 and $18,349,000, and the initial certificate balance of the Class E-RR certificates is expected to fall within a range of $27,313,000 and $29,036,000, with the ultimate initial certificate balance of each determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates will equal at least 5% of the estimated fair value as of the Closing Date of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. Any variation in the initial certificate balance of the Class D certificates would affect the initial notional amount of the Class X-D certificates.

(13)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(14)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	57
Other Events May Affect the Value and Liquidity of Your Investment	58
Risks Relating to the Mortgage Loans	58
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	58
Risks of Commercial and Multifamily Lending Generally	59
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	60
General	60
A Tenant Concentration May Result in Increased Losses	61
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	62
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	62
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	62
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	63
Early Lease Termination Options May Reduce Cash Flow	63
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	64
Office Properties Have Special Risks	65
Hotel Properties Have Special Risks	65
Risks Relating to Affiliation with a Franchise or Hotel Management Company	67
Self Storage Properties Have Special Risks	68
Retail Properties Have Special Risks	69
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.	69
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.	70
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.	70
Industrial Properties Have Special Risks	71
Multifamily Properties Have Special Risks	72
Healthcare-Related Properties Have Special Risks	74
Manufactured Housing Community Properties Have Special Risks	75
Mixed Use Properties Have Special Risks	76
Data Center Properties Have Special Risks	76
Parking Properties Have Special Risks	77
Condominium Ownership May Limit Use and Improvements	77
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	78
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	79
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	80
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	81
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	82

Risks Related to Zoning Non-Compliance and Use Restrictions	84
Risks Relating to Inspections of Properties	86
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	86
Insurance May Not Be Available or Adequate	86
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	87
Terrorism Insurance May Not Be Available for All Mortgaged Properties	87
Risks Associated with Blanket Insurance Policies or Self-Insurance	89
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	89
Limited Information Causes Uncertainty	89
Historical Information	89
Ongoing Information	90
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	90
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	91
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	91
Static Pool Data Would Not Be Indicative of the Performance of this Pool	92
Appraisals May Not Reflect Current or Future Market Value of Each Property	92
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	94
The Borrower’s Form of Entity May Cause Special Risks	94
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	96
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	97
Other Financings or Ability to Incur Other Indebtedness Entails Risk	98
Tenancies-in-Common May Hinder Recovery	99
Risks Relating to Delaware Statutory Trusts	99
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	100
Risks Associated with One Action Rules	100
State Law Limitations on Assignments of Leases and Rents May Entail Risks	100
Various Other Laws Could Affect the Exercise of Lender’s Rights	100
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	101
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	101
Risks Related to Ground Leases and Other Leasehold Interests	103
Leased Fee Properties Have Special Risks	104
Increases in Real Estate Taxes May Reduce Available Funds	105
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	105
Risks Relating to Shari’ah Compliant Loans	105
Risks Related to Conflicts of Interest	105
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	105
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	107
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	107
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	109
Potential Conflicts of Interest of the Operating Advisor	111
Potential Conflicts of Interest of the Asset Representations Reviewer	111
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	112

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	115
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	116
Other Potential Conflicts of Interest May Affect Your Investment	116
Other Risks Relating to the Certificates	117
The Certificates Are Limited Obligations	117
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	117
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	117
EU Risk Retention and Due Diligence Requirements	119
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	120
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	123
General	123
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	123
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	125
Losses and Shortfalls May Change Your Anticipated Yield	125
Risk of Early Termination	126
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	126
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	126
You Have Limited Voting Rights	126
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	127
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	130
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	131
Risks Relating to Modifications of the Mortgage Loans	132
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	133
Risks Relating to Interest on Advances and Special Servicing Compensation	134
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	134
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	135
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	135
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	136
Tax Considerations Relating to Foreclosure	136
REMIC Status	136
Material Federal Tax Considerations Regarding Original Issue Discount	137
Description of the Mortgage Pool	137
General	137
Certain Calculations and Definitions	138
Definitions	139
Mortgage Pool Characteristics	150
Overview	150

Property Types	152
Office Properties	152
Hotel Properties	152
Self Storage Properties	154
Retail Properties	154
Industrial Properties	155
Multifamily Properties	155
Manufactured Housing Community Properties	156
Mixed Use Properties	156
Parking Properties	156
Specialty Use Concentrations	157
Mortgage Loan Concentrations	158
Top Fifteen Mortgage Loans	158
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	158
Geographic Concentrations	160
Mortgaged Properties with Limited Prior Operating History	160
Tenancies-in-Common or Diversified Ownership	161
Shari’ah Compliant Loan	161
Delaware Statutory Trusts	161
Condominium and Other Shared Interests	161
Fee & Leasehold Estates; Ground Leases	163
Environmental Considerations	164
Redevelopment, Renovation and Expansion	166
Assessment of Property Value and Condition	167
Litigation and Other Considerations	168
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	170
Tenant Issues	172
Tenant Concentrations	172
Lease Expirations and Terminations	172
Expirations	172
Terminations	173
Other	174
Purchase Options and Rights of First Refusal	175
Affiliated Leases	176
Competition from Certain Nearby Properties	176
Insurance Considerations	177
Use Restrictions	178
Appraised Value	178
Non-Recourse Carveout Limitations	179
Real Estate and Other Tax Considerations	180
Delinquency Information	181
Certain Terms of the Mortgage Loans	181
Amortization of Principal	181
Due Dates; Mortgage Rates; Calculations of Interest	182
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	182
Voluntary Prepayments	183
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	184
Defeasance	185
Releases; Partial Releases	186
Escrows	193
Mortgaged Property Accounts	194
Exceptions to Underwriting Guidelines	195
Additional Indebtedness	195
General	195
Whole Loans	196

Mezzanine Indebtedness	196
Other Secured Indebtedness	198
Preferred Equity	198
Other Unsecured Indebtedness	199
The Whole Loans	199
General	199
The Serviced Pari Passu Whole Loans	205
Intercreditor Agreement	206
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans	206
Control Rights with respect to Servicing Shift Whole Loans	207
Certain Rights of each Non-Controlling Holder	207
Sale of Defaulted Mortgage Loan	208
The Non-Serviced Pari Passu Whole Loans	208
Intercreditor Agreement	208
Control Rights	209
Certain Rights of each Non-Controlling Holder	209
Custody of the Mortgage File	210
Sale of Defaulted Mortgage Loan	211
The Serviced AB Whole Loans	211
The Vanguard Portfolio Whole Loan	211
The Non-Serviced AB Whole Loans	217
The NEMA San Francisco Whole Loan	217
The Colonnade Office Complex Whole Loan	238
The Goodyear Portfolio Whole Loan	251
The Christiana Mall Whole Loan	260
Additional Information	264
Transaction Parties	265
The Sponsors and Mortgage Loan Sellers	265
Barclays Capital Real Estate Inc.	265
General	265
Barclays’ Securitization Program	265
Review of Barclays Mortgage Loans	266
Barclays’ Underwriting Guidelines and Processes	268
Compliance with Rule 15Ga-1 under the Exchange Act	270
Retained Interests in This Securitization	270
Societe Generale Financial Corporation	271
General	271
Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program	271
Societe Generale Financial Corporation’s Underwriting Standards	272
Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor	275
Compliance with Rule 15Ga-1 under the Exchange Act	277
Retained Interests in This Securitization	278
KeyBank National Association	278
General	278
KeyBank’s Securitization Program	278
Review of KeyBank Mortgage Loans	278
KeyBank’s Underwriting Guidelines and Process	280
Exceptions	283
Compliance with Rule 15Ga-1 under the Exchange Act	283
Retained Interests in This Securitization	283
Natixis Real Estate Capital LLC	291
General	291
NREC’s Commercial Real Estate Securitization Program	291
Review of NREC Mortgage Loans	292

NREC’s Underwriting Standards	293
Compliance with Rule 15Ga-1 under the Exchange Act	297
Retained Interests in This Securitization	299
Rialto Mortgage Finance, LLC	299
General	299
Rialto Mortgage’s Securitization Program	299
Rialto Mortgage’s Underwriting Standards and Loan Analysis	300
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	303
Compliance with Rule 15Ga-1 under the Exchange Act	305
Retained Interests in This Securitization	305
The Depositor	305
The Issuing Entity	306
The Trustee and the Certificate Administrator	307
The Master Servicer and the Special Servicer	308
The Primary Servicer	312
KeyBank National Association	312
Summary of the KeyBank Primary Servicing Agreement	315
The Operating Advisor and Asset Representations Reviewer	320
Credit Risk Retention	321
General	321
Qualifying CRE Loans	322
Third Party Purchaser	322
Horizontal Risk Retention Certificates	322
General	322
Material Terms of the Eligible Horizontal Residual Interest	323
Determination of Amount of Required Horizontal Credit Risk Retention	324
General	324
Swap-Priced Principal Balance Certificates	324
Swap Yield Curve	324
Credit Spread Determination	325
Discount Yield Determination	325
Determination of Class Sizes	326
Target Price Determination	326
Determination of Assumed Certificate Coupon	327
Determination of Swap-Priced Expected Price	327
Interest-Only Certificates	328
Treasury Yield Curve	328
Credit Spread Determination	328
Discount Yield Determination	329
Determination of Scheduled Certificate Interest Payments	329
Determination of Interest-Only Expected Price	329
Yield-Priced Principal Balance Certificates	329
Determination of Class Size	330
Determination of Yield-Priced Expected Price	330
Calculation of Estimated Fair Value	330
Hedging, Transfer and Financing Restrictions	331
Operating Advisor	331
Representations and Warranties	332
Description of the Certificates	334
General	334
Distributions	336
Method, Timing and Amount	336
Available Funds	337
Priority of Distributions	338
Pass-Through Rates	342
Interest Distribution Amount	343

Principal Distribution Amount	344
Certain Calculations with Respect to Individual Mortgage Loans	345
Application Priority of Mortgage Loan Collections or Whole Loan Collections	347
Allocation of Yield Maintenance Charges and Prepayment Premiums	349
Assumed Final Distribution Date; Rated Final Distribution Date	350
Prepayment Interest Shortfalls	351
Subordination; Allocation of Realized Losses	353
Reports to Certificateholders; Certain Available Information	355
Certificate Administrator Reports	355
Information Available Electronically	360
Voting Rights	365
Delivery, Form, Transfer and Denomination	365
Book-Entry Registration	365
Definitive Certificates	368
Certificateholder Communication	369
Access to Certificateholders’ Names and Addresses	369
Requests to Communicate	369
List of Certificateholders	369
Description of the Mortgage Loan Purchase Agreements	370
General	370
Dispute Resolution Provisions	378
Asset Review Obligations	378
Pooling and Servicing Agreement	379
General	379
Assignment of the Mortgage Loans	379
Servicing Standard	380
Subservicing	381
Advances	382
P&I Advances	382
Servicing Advances	383
Nonrecoverable Advances	384
Recovery of Advances	385
Accounts	386
Withdrawals from the Collection Account	388
Servicing and Other Compensation and Payment of Expenses	390
General	390
Master Servicing Compensation	395
Special Servicing Compensation	397
Disclosable Special Servicer Fees	401
Certificate Administrator and Trustee Compensation	402
Operating Advisor Compensation	402
Asset Representations Reviewer Compensation	403
CREFC® Intellectual Property Royalty License Fee	404
Appraisal Reduction Amounts	404
Maintenance of Insurance	410
Modifications, Waivers and Amendments	413
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	417
Inspections	418
Collection of Operating Information	419
Special Servicing Transfer Event	419
Asset Status Report	422
Realization Upon Mortgage Loans	426
Sale of Defaulted Loans and REO Properties	428
The Directing Certificateholder	431
General	431
Major Decisions	433

Asset Status Report	435
Replacement of the Special Servicer	436
Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event	436
Servicing Override	438
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	439
Rights of the Holders of Serviced Pari Passu Companion Loans	439
Limitation on Liability of Directing Certificateholder	439
The Operating Advisor	440
General	440
Duties of Operating Advisor At All Times	440
Annual Report	442
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	443
Recommendation of the Replacement of the Special Servicer	443
Eligibility of Operating Advisor	444
Other Obligations of Operating Advisor	444
Delegation of Operating Advisor’s Duties	445
Termination of the Operating Advisor With Cause	445
Rights Upon Operating Advisor Termination Event	446
Waiver of Operating Advisor Termination Event	447
Termination of the Operating Advisor Without Cause	447
Resignation of the Operating Advisor	447
Operating Advisor Compensation	447
The Asset Representations Reviewer	448
Asset Review	448
Asset Review Trigger	448
Asset Review Vote	449
Review Materials	450
Asset Review	451
Eligibility of Asset Representations Reviewer	452
Other Obligations of Asset Representations Reviewer	453
Delegation of Asset Representations Reviewer’s Duties	453
Assignment of Asset Representation Reviewer’s Rights and Obligations	453
Asset Representations Reviewer Termination Events	454
Rights Upon Asset Representations Reviewer Termination Event	455
Termination of the Asset Representations Reviewer Without Cause	455
Resignation of Asset Representations Reviewer	455
Asset Representations Reviewer Compensation	456
Replacement of the Special Servicer Without Cause	456
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	458
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	459
Termination of the Master Servicer or Special Servicer for Cause	460
Servicer Termination Events	460
Rights Upon Servicer Termination Event	461
Waiver of Servicer Termination Event	463
Resignation of the Master Servicer or Special Servicer	463
Limitation on Liability; Indemnification	463
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	466
Dispute Resolution Provisions	467
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	467
Repurchase Request Delivered by a Party to the PSA	467

Resolution of a Repurchase Request	468
Mediation and Arbitration Provisions	470
Servicing of the Non-Serviced Mortgage Loans	472
General	472
Servicing of the Servicing Shift Mortgage Loans	475
Rating Agency Confirmations	476
Evidence as to Compliance	477
Limitation on Rights of Certificateholders to Institute a Proceeding	478
Termination; Retirement of Certificates	479
Amendment	480
Resignation and Removal of the Trustee and the Certificate Administrator	482
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	483
Certain Legal Aspects of Mortgage Loans	484
General	485
Types of Mortgage Instruments	485
Leases and Rents	485
Personalty	486
Foreclosure	486
General	486
Foreclosure Procedures Vary from State to State	486
Judicial Foreclosure	487
Equitable and Other Limitations on Enforceability of Certain Provisions	487
Nonjudicial Foreclosure/Power of Sale	487
Public Sale	488
Rights of Redemption	489
Anti-Deficiency Legislation	489
Leasehold Considerations	489
Cooperative Shares	490
Bankruptcy Laws	490
Environmental Considerations	495
General	495
Superlien Laws	496
CERCLA	496
Certain Other Federal and State Laws	496
Additional Considerations	497
Due-on-Sale and Due-on-Encumbrance Provisions	497
Subordinate Financing	497
Default Interest and Limitations on Prepayments	498
Applicability of Usury Laws	498
Americans with Disabilities Act	498
Servicemembers Civil Relief Act	498
Anti-Money Laundering, Economic Sanctions and Bribery	499
Potential Forfeiture of Assets	499
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	500
Pending Legal Proceedings Involving Transaction Parties	501
Use of Proceeds	501
Yield and Maturity Considerations	502
Yield Considerations	502
General	502
Rate and Timing of Principal Payments	502
Losses and Shortfalls	503
Certain Relevant Factors Affecting Loan Payments and Defaults	504
Delay in Payment of Distributions	504
Yield on the Certificates with Notional Amounts	504
Weighted Average Life	505

Pre-Tax Yield to Maturity Tables	510
Material Federal Income Tax Considerations	514
General	514
Qualification as a REMIC	514
Status of Offered Certificates	516
Taxation of Regular Interests	517
General	517
Original Issue Discount	517
Acquisition Premium	519
Market Discount	519
Premium	520
Election To Treat All Interest Under the Constant Yield Method	520
Treatment of Losses	521
Yield Maintenance Charges and Prepayment Premiums	521
Sale or Exchange of Regular Interests	522
Taxes That May Be Imposed on a REMIC	522
Prohibited Transactions	522
Contributions to a REMIC After the Startup Day	523
Net Income from Foreclosure Property	523
Bipartisan Budget Act of 2015	523
Taxation of Certain Foreign Investors	524
FATCA	525
Backup Withholding	525
Information Reporting	525
3.8% Medicare Tax on “Net Investment Income”	525
Reporting Requirements	525
Certain State and Local Tax Considerations	526
Method of Distribution (Underwriter)	526
Incorporation of Certain Information by Reference	529
Where You Can Find More Information	529
Financial Information	530
Certain ERISA Considerations	530
General	530
Plan Asset Regulations	531
Administrative Exemptions	531
Insurance Company General Accounts	533
Legal Investment	534
Legal Matters	535
Ratings	535
Index of Defined Terms	537

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1
Annex F:	Goodyear Portfolio A Notes Amortization Schedule	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Barclays Commercial Mortgage Securities LLC;

●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the BBCMS 2019-C3 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES OR OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i) THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”); AND

(ii) THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES.

EUROPEAN UNION RETENTION REQUIREMENT

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A 5% NET ECONOMIC INTEREST WITH RESPECT TO THE CERTIFICATES IN ANY OF THE FORMS PRESCRIBED BY ARTICLE 6 OF REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION”). FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS” IN THIS PROSPECTUS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

This PROSPECTUS or any other document related to the subscription of certificates has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore, as may be amended from time to time (the “SFA”). The MAS assumes no responsibility for the contents of this PROSPECTUS or any such document. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.

No certificates may be offered or sold or caused to be made the subject of an invitation for subscription or purchase, nor may this PROSPECTUS or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the certificates be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in section 4A(1)(c) of the SFA) pursuant to section 274 of the SFA (each an “Institutional Investor”), (ii) to a relevant person (as defined in section 275(2) of the SFA) pursuant to section 275(1), or any person pursuant to section 275(1A), and in accordance with the conditions specified in section 275 of the SFA, provided always that none of such person shall be an individual other than an individual who is an accredited investor (as defined in section 4A(1)(a) of the SFA) (each a “Relevant Investor”).

No certificates acquired by (i) an Institutional Investor; or (ii) a Relevant Investor in accordance with the conditions specified in section 275 of the SFA may be offered or sold, made the subject of an invitation for subscription or purchase, or otherwise transferred, whether directly or indirectly, to persons in Singapore, other than to (i) an Institutional Investor; or (ii) a

Relevant Investor in accordance with the conditions specified in section 275 of the SFA.

Unless otherwise permitted under the SFA, where the certificates are subscribed or purchased pursuant to section 275 of the SFA by a Relevant Investor which is:

●	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

●	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR,

●	SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTERESTS (HOWSOEVER DEFINED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE SECURITIES UNDER SECTION 275 OF THE SFA EXCEPT:

●	TO AN INSTITUTIONAL INVESTOR OR TO A RELEVANT PERSON AS DEFINED IN SECTION 275(2) OF THE SFA OR (IN THE CASE OF SUCH CORPORATION) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(3)(I)(B) OF THE SFA OR (IN THE CASE OF SUCH TRUST) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(4)(I)(B) OF THE SFA;

●	WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER;

●	WHERE THE TRANSFER IS BY OPERATION OF LAW; OR

●	PURSUANT TO SECTION 276(7) OF THE SFA OR REGULATION 32 OF THE SECURITIES AND FUTURES (OFFERS OF INVESTMENTS) (SHARES AND DEBENTURES) REGULATIONS 2005 OF SINGAPORE.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS

MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA” ) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE” ). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE SPONSORS COMMIT TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT” ), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	BBCMS Mortgage Trust 2019-C3, Commercial Mortgage Pass-Through Certificates, Series 2019-C3.

Depositor	Barclays Commercial Mortgage Securities LLC, a Delaware limited liability company, a wholly-owned subsidiary of Barclays Capital Real Estate Inc. The depositor’s address is 745 Seventh Avenue, New York, New York 10019, and its telephone number is (212) 412-4000. See “Transaction Parties—The Depositor”.

Issuing Entity	BBCMS Mortgage Trust 2019-C3, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage

Loan Sellers; Originators	The sponsors of this transaction are:

●	Barclays Capital Real Estate Inc., a Delaware corporation

●	Societe Generale Financial Corporation, a Delaware corporation

●	KeyBank National Association, a national banking association

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	Natixis Real Estate Capital LLC, a Delaware limited liability company

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Capital Real Estate Inc.	13	$278,095,779	29.7%
Societe Generale Financial Corporation(1)	16	266,778,013	28.5
KeyBank National Association	6	122,025,999	13.0
UBS AG, New York Branch(2)	7	119,096,111	12.7
Natixis Real Estate Capital LLC	3	92,626,787	9.9
Rialto Mortgage Finance, LLC	5	58,026,853	6.2
Total	50	$936,649,542	100.0%

(1)	The GNL Industrial Portfolio mortgage loan (5.2%), is part of a whole loan that was co-originated by Societe Generale Financial Corporation and Column Financial, Inc. The SWVP Portfolio mortgage loan (4.8%), is part of a whole loan that was co-originated by Societe Generale Financial Corporation and JPMorgan Chase Bank, National Association. The ExchangeRight Net Leased Portfolio 24 mortgage loan (1.6%), is part of a whole loan that was originated by Société Générale and transferred to Societe Generale Financial Corporation. The Christiana Mall mortgage loan (1.0%), is part of a whole loan that was co-originated by Société Générale (and transferred to Societe Generale Financial Corporation), Barclays Bank PLC and Deutsche Bank AG, acting through its New York Branch. Such mortgage loans were underwritten or reunderwritten pursuant to Societe Generale Financial Corporation’s underwriting guidelines.

(2)	The ILPT Hawaii Portfolio mortgage loan (1.1%) is part of a whole loan that was co-originated by UBS AG, Morgan Stanley Bank, N.A., Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association. Such mortgage loan was underwritten pursuant to UBS AG’s underwriting guidelines.

All of the mortgage loans were originated by their respective sellers or affiliates thereof.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the non-serviced master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage

Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating and processing and/or providing or withholding consent as to major decisions and performing certain enforcement actions relating to such mortgage loans and any related serviced companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association, as the special servicer, is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer. See “—Directing

Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Primary Servicer	KeyBank National Association, a national banking association, will act as primary servicer pursuant to a primary servicing agreement with the master servicer with respect to all the KeyBank mortgage loans. KeyBank National Association is also the master servicer under the NCMS 2019-NEMA trust and servicing agreement (with respect to the NEMA San Francisco mortgage loan). See “Transaction Parties—The Primary Servicer—KeyBank National Association”. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite #200, Overland Park, Kansas 66211. The master servicer will pay the fees of the primary servicer to the extent such fees are received. KeyBank National Association is a sponsor, a mortgage loan seller and an originator and is an affiliate of KeyBanc Capital Markets Inc., an underwriter.

Trustee	Wells Fargo Bank, National Association will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift date. From and after the related servicing shift date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of (i) the related controlling pari passu companion loan holder with respect to a servicing shift whole loan prior to the servicing shift date and (ii) the related subordinate companion loan holder solely with respect to the serviced AB whole loan, described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be, as of any date of determination, the most subordinate class of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. As of the closing date, the controlling class will be the Class J-RR certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will cause its “majority-owned affiliate” to purchase or otherwise acquire a majority of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates, and that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan or (iii) any excluded loan).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift date, the rights of the controlling noteholder of such servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent) under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to the subordinate companion loan described under “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”, during such time as the holder of such subordinate companion loan is no longer permitted to exercise control or consultation rights under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in June 2019 (or, in the case of any mortgage loan that has its first due date after June 2019, the date that would have been its due date in June 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about June 11, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in July 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Pennsylvania, Maryland, New York, Kansas or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	February 2024
Class A-2	February 2024
Class A-3	November 2028 – April 2029(1)
Class A-4	April 2029
Class A-SB	August 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	May 2029
Class B	May 2029
Class C	May 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $100,000,000 to $325,000,000.

The rated final distribution date will be the distribution date in May 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C3:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

	Approx. Initial
	Aggregate Certificate		Approx. % of		Approx. Initial
	Balance or Notional		Initial Pool		Credit
Class	Amount(1)		Balance		Support(2)
Class A-1	$16,654,000		1.778%		30.000%
Class A-2	$30,000,000		3.203%		30.000%
	$100,000,000	-	10.676	% -	30.000%
Class A-3	$325,000,000	(3)	34.698	%(3)
	$248,000,000	-	26.477	% -	30.000%
Class A-4	$473,000,000	(3)	50.499	%(3)
Class A-SB	$36,000,000		3.843%		30.000%
Class X-A	$655,654,000		NAP		NAP
Class X-B	$167,426,000		NAP		NAP
Class A-S	$87,811,000		9.375%		20.625%
Class B	$39,808,000		4.250%		16.375%
Class C	$39,807,000		4.250%		12.125%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates in the aggregate.

(3)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the above chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $573,000,000, subject to a variance of plus or minus 5%.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-SB	%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates for any distribution date will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B.  Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.  Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.04250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00774%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to 0.00250%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00025%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
NEMA San Francisco	0.00125% per annum	0.25000% per annum
787 Eleventh Avenue	0.00125% per annum	0.25000% per annum
The Colonnade Office Complex	0.00125% per annum	0.25000% per annum
Goodyear Portfolio	0.02000% per annum	0.25000% per annum
ExchangeRight Net Leased Portfolio 24	0.00125% per annum	0.25000% per annum
Heartland Dental Medical Office Portfolio	0.00250% per annum	0.25000% per annum
ILPT Hawaii Portfolio	0.00125% per annum	0.25000% per annum
Southern Motion Industrial Portfolio	0.00125% per annum	0.25000% per annum
Christiana Mall	0.00125% per annum	0.12500% per annum

(1)	Does not reflect the GNL Industrial Portfolio mortgage loan and the ExchangeRight Net Leased Portfolio 26 mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the applicable servicing shift master servicer (or primary servicer) and servicing shift special servicer will be entitled to a primary servicing fee and a special servicing fee, respectively, as each of which will be set out in the related servicing shift pooling and servicing agreement.

(2)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the servicing fee rate.

Distributions

A.  Amount and Order

   of Distributions on

Certificates	On each distribution date, funds available for distribution to the certificates (other than any yield maintenance charges and prepayment premiums) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and

Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, up to the amount of any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B.  Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C.  Yield Maintenance

    Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D.  Subordination,

    Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are non-offered certificates.

(3)	Other than the Class X-D and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F.  Shortfalls in Available

Funds	Shortfalls will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan and the special servicer will not make any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B.  Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 50 fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 517 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $936,649,542.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 50 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of six (6) mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Additional Subordinate Debt Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(1)		Mortgage Loan Underwritten NOI Debt Yield(1)(5)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(2)(4)		Whole Loan Underwritten NOI Debt Yield(2)(5)
SSTII Self Storage Portfolio II	$57,200,000	6.1%	$46,800,000	N/A	59.4%	1.74	x	8.9%	59.4%	1.74	x	8.9%
Vanguard Portfolio	$55,000,000	5.9%	$61,842,500	$12,982,500	61.8%	2.03	x	10.1%	68.6%	1.68	x	9.0%
GNL Industrial Portfolio	$48,750,000	5.2%	$48,750,000	N/A	65.0%	1.98	x	9.8%	65.0%	1.98	x	9.8%
SWVP Portfolio	$45,000,000	4.8%	$155,000,000	N/A	59.6%	2.04	x	11.9%	59.6%	2.04	x	11.9%
Inland Devon Self Storage Portfolio	$41,000,000	4.4%	$30,000,000	N/A	57.8%	1.63	x	9.7%	57.8%	1.63	x	9.7%
NEMA San Francisco	$35,000,000	3.7%	$170,000,000	$179,000,000	37.7%	2.27	x	10.3%	70.6%	1.15	x	5.5%
787 Eleventh Avenue	$30,000,000	3.2%	$145,000,000	$235,000,000	26.9%	3.01	x	14.4%	63.1%	1.17	x	6.2%
The Colonnade Office Complex	$30,000,000	3.2%	$75,000,000	$135,000,000	30.2%	3.87	x	19.1%	64.2%	1.58	x	9.0%
Wolverine Portfolio	$30,000,000	3.2%	$29,000,000	N/A	69.8%	1.29	x	8.4%	69.8%	1.29	x	8.4%
Kings Mountain Center	$25,000,000	2.7%	$17,000,000	N/A	56.0%	1.75	x	11.5%	56.0%	1.75	x	11.5%
ExchangeRight Net Leased Portfolio 26	$20,000,000	2.1%	$35,000,000	N/A	61.7%	1.92	x	9.3%	61.7%	1.92	x	9.3%
Patuxent Crossing	$20,000,000	2.1%	$16,575,000	N/A	74.9%	1.56	x	10.7%	74.9%	1.56	x	10.7%
The Block Northway	$17,000,000	1.8%	$67,000,000	N/A	68.6%	1.40	x	9.0%	68.6%	1.40	x	9.0%
Goodyear Portfolio	$16,000,000	1.7%	$34,500,000	$9,861,676	57.2%	2.22	x	11.1%	68.4%	1.38	x	9.3%
ExchangeRight Net Leased Portfolio 24	$15,000,000	1.6%	$39,165,000	N/A	62.0%	2.04	x	9.5%	62.0%	2.04	x	9.5%
Heartland Dental Medical Office Portfolio	$14,396,111	1.5%	$164,810,648	N/A	55.1%	1.59	x	11.8%	55.1%	1.59	x	11.8%
ILPT Hawaii Portfolio	$10,000,000	1.1%	$640,000,000	N/A	45.2%	2.40	x	10.6%	45.2%	2.40	x	10.6%
Southern Motion Industrial Portfolio	$10,000,000	1.1%	$31,690,000	N/A	65.6%	1.73	x	11.8%	65.6%	1.73	x	11.8%
Christiana Mall	$9,704,000	1.0%	$328,296,000	$212,000,000	32.5%	3.15	x	13.8%	52.9%	1.93	x	8.5%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans and any related mezzanine debt.

(2)	Calculated including any related pari passu companion loans but excluding any related mezzanine debt.

(3)	In the case of the SSTII Self Storage Portfolio II, SWVP Portfolio and Southern Motion Industrial Portfolio mortgage loans, the cut-off date LTV ratio was calculated based a value other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

(4)	With respect to the Goodyear Portfolio mortgage loan, the whole loan amortizes on a 30-year schedule, which amortization is first applied to fully amortize the subordinate companion loan. Amortization applied to the related mortgage loan and the pari passu companion loans is applied as set forth on Annex F.

(5)	With respect to The Block Northway mortgage loan, the related debt yields were calculated excluding a holdback reserve. See “Description of the Mortgage Pool—Definitions” for additional information.

The GNL Industrial Portfolio whole loan and the ExchangeRight Net Lease Portfolio 26 whole loan (each, a “servicing shift whole loan” and the related mortgage loan, the “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan is securitized (the “servicing shift date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift date, each servicing shift whole loan will be a “serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and the related companion loans will be “serviced companion loans”. On and after the related servicing shift date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/ Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
NEMA San Francisco	NCMS 2019-NEMA	3.7%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association

787 Eleventh Avenue	SGCMS 2019-787E	3.2%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association

The Colonnade Office Complex	UBS 2019-C16	3.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Goodyear Portfolio	WFCM 2019-C50	1.7%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

ExchangeRight Net Leased Portfolio 24	CSAIL 2019-C15	1.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Heartland Dental Medical Office Portfolio	WFCM 2019-C50	1.5%	Wells Fargo Bank, National Association(3)	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

ILPT Hawaii Portfolio	ILPT Trust 2019-SURF	1.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

Southern Motion Industrial Portfolio	UBS 2019-C16	1.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Christiana Mall	BBCMS 2018-CHRS	1.0%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party(4)
NEMA San Francisco	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Natixis, New York Branch

787 Eleventh Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Nonghyup Bank, a bank organized and validly existing under the laws of the Republic of Korea with its registered address at 120 Tongil-ro, Jung-gu, Seoul 04517, Republic of Korea, as trustee of Capstone US Private Real Estate Fund No. 7

The Colonnade Office Complex	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Nonghyup Bank as Trustee for UP Global Private Real Estate Fund V

Goodyear Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Townsend Real Estate Fund, L.P.

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party(4)
ExchangeRight Net Leased Portfolio 24	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Grass River Real Estate Credit Partners REIT LLC

Heartland Dental Medical Office Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D WFCM 2019-C50, LLC

ILPT Hawaii Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Prima Capital Advisors LLC

Southern Motion Industrial Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P.

Christiana Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the GNL Industrial Portfolio whole loan and the ExchangeRight Net Leased Portfolio 26 whole loan, each of which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory note(s) will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(3)	Midland Loan Services, a Division of PNC Bank, National Association, is the primary servicer for the Heartland Dental Medical Office Portfolio Whole Loan.

(4)	The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related trust and servicing agreement, pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or preferred equity or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms”

are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$936,649,542
Number of mortgage loans	50
Number of mortgaged properties	517
Range of Cut-off Date Balances	$2,626,787 to $57,200,000
Average Cut-off Date Balance	$18,732,991
Range of Mortgage Rates	4.14000% to 5.94000%
Weighted average Mortgage Rate	4.80232%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	118 months
Range of remaining terms to maturity	56 months to 119 months
Weighted average remaining term to maturity	115 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	358 months
Range of remaining amortization terms(2)	297 months to 360 months
Weighted average remaining amortization term(2)	357 months
Range of Cut-off Date LTV Ratios(3)(4)	26.9% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)	60.2%
Range of LTV Ratios as of the maturity date(3)(4)	26.9% to 66.1%
Weighted average LTV Ratio as of the maturity date(3)(4)	56.0%
Range of U/W NCF DSCRs(4)(5)	1.28x to 3.87x
Weighted average U/W NCF DSCR(4)(5)	1.93x
Range of U/W NOI Debt Yields(4)(6)	7.8% to 19.1%
Weighted average U/W NOI Debt Yield(4)(6)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest-only	52.9%
Interest-only, Balloon	34.0%
Balloon	13.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes 18 mortgage loans (52.9%) that are interest-only for the entire term, which includes the Goodyear Portfolio mortgage loan (1.7%), which accrues interest only for 118 payments and will amortize based on the assumed principal payment schedule set forth on Annex F.

(3)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)	In the case of 19 mortgage loans (56.5%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s). With respect to the Vanguard Portfolio mortgage loan (5.9%), the NEMA San Francisco mortgage loan (3.7%), the 787 Eleventh Avenue mortgage loan (3.2%), The Colonnade Office Complex mortgage loan (3.2%), the Goodyear Portfolio mortgage loan (1.7%) and the Christiana Mall mortgage loan (1.0%), loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s) and mezzanine debt (if any). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date, related loan-to-value ratio as of the maturity date, and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the Vanguard Portfolio mortgage loan (5.9%),

1.68x, 68.6%, 68.6% and 9.0% respectively; (b) with respect to the NEMA San Francisco mortgage loan (3.7%), 1.15x, 70.6%, 70.6% and 5.5% respectively; (c) with respect to the 787 Eleventh Avenue mortgage loan (3.2%), 1.17x, 63.1%, 63.1% and 6.2% respectively; (d) with respect to The Colonnade Office Complex mortgage loan (3.2%), 1.58x, 64.2%, 64.2% and 9.0% respectively; (e) with respect to the Goodyear Portfolio mortgage loan (1.7%), 1.38x, 68.4%, 57.1% and 9.3%, respectively; and (f) with respect to the Christiana Mall mortgage loan (1.0%), 1.93x, 52.9%, 52.9% and 8.5%, respectively.

(5)	Debt service coverage ratios are calculated using the aggregate of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

(6)	In the case of The Block Northway mortgage loan (1.8%), the underwritten net operating income debt yield calculation includes a deduction for a holdback reserve in the amount of $2,200,000, to be released to the borrower (at the borrower’s request) provided that the debt yield at The Block Northway mortgaged property is not less than 9.0%. The related underwritten net operating income debt yield is calculated net of the $2,200,000 achievement reserve. The unadjusted underwritten net operating income debt yield is 8.8%, based on the cut-off date balance of the related mortgage loan.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of such mortgage loans.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited

Operating History	With respect to 55 of the mortgaged properties (21.7%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Barclays Capital Real Estate Inc., as retaining sponsor, see “Credit Risk Retention”.

This transaction is being structured with a “third party purchaser” that will, on the closing date, cause its “majority-owned affiliate” to acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (the “horizontal risk retention certificates”). KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (in satisfaction of the retention obligations of Barclays Capital Real Estate Inc., as the retaining sponsor) will be contractually obligated to retain (or to cause its “majority-owned affiliate” to retain) the horizontal risk retention certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock

Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage
Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc.) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (other than non-serviced mortgage loans) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, in the case of the 787 Eleventh Avenue whole loan, The Colonnade Office Complex whole loan, the NEMA San Francisco whole loan, the Goodyear Portfolio whole loan and the Christiana Mall whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class and Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

During the financial crisis of 2007-2008 and the resulting recession, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

Further, changes to tax laws as they relate to property ownership, depreciation schedules and interest and mortgage deductability could affect the value of the mortgaged properties.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Most of the mortgage loans have 10 year terms to maturity. Rapid technological advances and changes in consumer tastes over the course of those 10 years may impact the use, occupancy and demand for the products or services related to the mortgaged properties securing such mortgage loans. In addition, tenant needs may change due to such factors and the related property may not be able to quickly adapt to such changes. We cannot assure you that any such changes will not impact the performance of the related mortgaged properties, the ability of the related mortgagors to continue to make payments of debt service on the related mortgage loans or to secure refinancing of the mortgage loans or to pay the principal balance of their mortgage loans at maturity.

In addition, certain mortgaged properties may be located in an area that is primarily dependent on a single company or industry. In that case, any change that adversely affects that company or industry could reduce occupancy at the related mortgaged properties.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 7 in Annex D-1 and the identified exceptions to that representation and warranty in Annex D-2.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hotel investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Hotel properties also continue to face competition from new channels of distribution in the travel industry. Additional sources of competition could include “daily deal” websites, such as Groupon Getaways, or peer-to-peer inventory sources, such as Airbnb. Airbnb and similar websites facilitate the short-term rental of homes and apartments from owners, thereby providing an alternative to hotel rooms. The growth of peer-to-peer inventory sources could affect the demand for the property managers’ services in facilitating reservations at hotel properties.

Moreover, the hotel and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the cotenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Healthcare-Related Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Multifamily Properties Have Special Risks” above, other factors may adversely affect the financial performance and value of healthcare-related properties that provide assisted living, memory care and/or independent living services.

Healthcare-related properties may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

Providers of assisted living and other medical services are affected by the reimbursement policies of private insurers to the extent that providers are dependent on patients whose fees are reimbursed by such insurers. The foregoing can adversely affect revenues from the operation of a healthcare related property.

Providers of assisted living and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	reimbursement policies; and

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment personnel operating policies and maintenance of and additions to facilities and services.

In the event of foreclosure, we cannot assure you that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser (or an operator on its behalf) may have to apply in its own right for those licenses and approvals. We cannot assure you that a new license could be obtained or that a new approval would be granted.

Healthcare-related properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value.

Furthermore, transfers of healthcare related properties may be subject to regulatory approvals under state and, in some cases, federal law that is not required for transfers of most other types of commercial properties.

We cannot assure you that any licensing requirements related to services provided at healthcare-related mortgaged real properties will not adversely impact operations at or the value of the mortgaged real properties or that any such licenses or permits will be renewed or kept in place.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 32 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone. Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding or the potential of flooding.

In addition, certain of the manufactured housing community properties are subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. Moreover, such conversion to an alternate use may be accompanied by a decrease in rents at the related mortgaged property. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hotel, self storage, retail, industrial and multifamily properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Florida, Pennsylvania, Texas, North Carolina and New York. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 41 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 25 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark or that is subject to a condominium regime or development association, may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire on May 31, 2019. We cannot assure you if or when the program will be reauthorized by Congress. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 17 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 30 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See representation and warranty nos. 17 and 30 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below and

“Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History” in this prospectus.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values will be the value of the related mortgaged property at maturity or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 32 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 14 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and representation and warranty number 8 in Annex D-1 and the matters scheduled in Schedule D-1 and Schedule D-2 in Annex D-1.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

In a recent decision, Game Place, L.L.C. v. Fredericksburg 35, LLC, 813 S.E.2d 312 (Va. 2018), the Supreme Court of Virginia held a commercial lease unenforceable on the grounds that the lease was not validly conveyed as a deed under state law because the deed did not comply with the state’s requirement that all valid deeds include a seal or scroll or an approved acceptable substitute for a seal. Parties to an unsealed lease otherwise subject to the related state law have an implied tenancy from the manner in which rent is received, such that monthly rent payments would imply a month-to-month tenancy. five (5) of the mortgaged properties (1.2%) are located in the state of Virginia. We cannot assure you that leases at such mortgaged properties are in compliance with Virginia law as interpreted by this decision, nor can we assure you that any such lease will qualify as a valid lease enforceable against the related tenant.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 35 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus and/or the exceptions, if any, to representation and warranty no. 35 in Annex D-1 (as indicated in Annex D-2), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 35 on Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Barclays Capital Real Estate Inc., one of the sponsors and originators, and of Barclays Capital Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the GNL Industrial Portfolio whole loan and the ExchangeRight Net Leased Portfolio 26 whole loan, each a servicing shift whole loan, are expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of any such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of the controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respects but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. The master servicer is not required to resign with respect to a mortgage loan if it obtains knowledge that is has become a borrower party with respect to such mortgage loan. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the BBCMS 2019-C3 non-offered certificates.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) or a serviced companion loan holder to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Midland Loan Services, a Division of PNC Bank, National Association assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or its affiliate), which is expected to cause its “majority-owned affiliate” to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates and is expected to be appointed as the initial directing certificateholder, with due diligence relating to the mortgage loans to be included in the mortgage pool.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the initial operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate thereof will be appointed as the initial directing certificateholder. The special servicer may, (i) at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift date) or (ii) with respect to a serviced AB whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, at the direction of the holder of the related subordinate companion loan, take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan), (ii) the controlling noteholder of any servicing shift whole loan, prior to the applicable servicing shift date, (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan (or, if applicable, a controlling noteholder) or (iv) the holder of the related subordinate companion loan with respect to a serviced AB whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

The table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” provides the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift date, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders may have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loans, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

With respect to the Vanguard Portfolio whole loan, the holder of the related subordinate companion loan will have certain rights with respect to the related whole loan prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer under the pooling and servicing agreement for this securitization. In addition, the holder of the related subordinate companion loan with respect to the Vanguard Portfolio whole loan will have the right to purchase the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of such subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”. The holder of a subordinate companion loan may have interests that conflict with those of certain certificateholders. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See

“Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or an affiliate thereof, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder or companion loan holder, as applicable, exercising control rights over that whole loan (or, (i) with respect to any mortgage loan with one or more subordinate companion loans, prior to the occurrence and continuance of a “control appraisal period” or “control termination event” under the related intercreditor agreement with respect to the related subordinate companion loan, the holder of the related subordinate companion loan and (ii) with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan, or with respect to a serviced AB whole loan, the holder of the related subordinate companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Risk Factors—Risks Related to the Mortgage Loans—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third-party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Article 14 of Regulation (EU) No 575/2013 (the “CRR”), as amended by Article 1(11) of Regulation 2017/2401 (the “CRR Amendment”), applies certain of the requirements of the EU Securitization Regulation, including as regards due diligence, risk retention, transparency and the criteria for credit-granting, to consolidated subsidiaries of EU credit institutions and investment firms that are subject to the CRR. Barclays Capital Real Estate Inc. is such a subsidiary of Barclays Bank PLC, Societe Generale

Financial Corporation is such a subsidiary of Société Générale, and Natixis Real Estate Capital LLC is such a subsidiary of Natixis S.A., each such parent entity an EU credit institution. The European Supervisory Authorities (“ESAs”) have noted that, as a result of the scope of the CRR Amendment, difficulties may arise for relevant subsidiaries of EU credit institutions and investment firms when engaging in local securitization activities in third countries (such as the securitization transaction described in this prospectus), in particular with regard to compliance with the transparency and risk retention requirements of the EU Securitization Regulation. The ESAs have noted that they expect that such difficulties arising from the CRR Amendment will be solved with the adoption of further proposed amendments to the CRR (such proposed amendments, “CRR II”). As currently drafted, CRR II is expected to change the scope of Article 14 of the CRR such that it applies to relevant subsidiaries only the requirements of the EU Securitization Regulation as to due diligence (and not the requirements as to risk retention, transparency and the criteria for credit-granting). At present it is unclear if, or when, CRR II will take effect. In the meantime, the ESAs have stated that they expect competent authorities to apply their risk-based supervisory powers in their day-to-day enforcement of applicable legislation (such as the EU Securitization Regulation) in a proportional manner, including by taking into account the changes to Article 14 of the CRR proposed to be made by CRR II.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, the depositor or any other party to the transaction described in this Offering Circular intends to take any action in connection with such transaction, in a manner prescribed or contemplated by the EU Securitization Regulation. In particular, no such person undertakes to take any action for purposes of, or in connection with, compliance by any EU Institutional Investor with any applicable EU Risk Retention and Due Diligence Requirement. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements. None of the depositor, the underwriters, the sponsors or their respective affiliates will retain a 5% net economic interest with respect to the certificates in any of the forms prescribed by Article 6 of the EU Securitization Regulation.

Consequently, the offered certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of certificates as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class J-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement or a controlling noteholder under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates will not have any voting rights.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to each servicing shift mortgage loan, with respect to each of which the holder of the related controlling companion loan prior to the applicable servicing shift date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

With respect to each serviced AB whole loan, prior to the occurrence of a control appraisal period with respect to the related subordinate companion loan, the directing certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the subordinate companion loan in accordance with the pooling and servicing agreement and the related intercreditor agreement. However, during a control appraisal period with respect to a serviced AB whole loan, the directing certificateholder will have the same rights (including the rights described above) with respect to such serviced AB whole loan as it does for the other mortgage loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan or, prior to the occurrence of any applicable control appraisal period, a serviced AB whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust (or any other party) holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan or AB whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)       may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan or AB whole loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)      does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan or AB whole loan, the related controlling companion noteholder does not have any duties to any other person);

(iv)      may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or, in the case of a servicing shift whole loan, the related controlling companion noteholder) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan or AB whole loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)       will have no liability whatsoever (other than, in the case of the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan or AB whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the classes of horizontal risk retention certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a “third-party purchaser”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. There will be no operating advisor under the NCMS 2019-NEMA trust and servicing agreement, the SGCMS 2019-787E trust and servicing agreement and the BBCMS 2018-CHRS trust and servicing agreement with respect to the NEMA San Francisco whole loan, the 787 Eleventh Avenue whole loan and the Christiana Mall whole loan, respectively. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain mortgage loans with one or more related subordinate companion loans, the holders of such companion loan(s) will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” under the related intercreditor agreement with respect to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans” and “—The Non-Serviced AB Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust or other party holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust or any other party holding the controlling note for a non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Barclays Capital Real Estate Inc. in its capacity as a sponsor, with respect to the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Barclays Capital Holdings Inc. will agree in the related MLPA to repurchase or replace defective Barclays Mortgage Loans to the same extent as Barclays Capital Real Estate Inc. in connection with any repurchase by Barclays Capital Real Estate Inc. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays

Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc.) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc.) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a

FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 50 fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $936,649,542 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in June 2019 (or, in the case of any Mortgage Loan that has its first due date after June 2019, the date that would have been its due date in June 2019 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Nineteen (19) Mortgage Loans (56.5%) are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and (ii) in the case of six (6) Mortgage Loans (18.8%), one or more loans that are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as a “Companion Loans”, and each Mortgage Loan and the related Companion Loan(s) is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Capital Real Estate Inc.	13	35	$278,095,779	29.7%
Societe Generale Financial Corporation(1)	16	75	266,778,013	28.5
KeyBank National Association	6	15	122,025,999	13.0
UBS AG, New York Branch(2)	7	378	119,096,111	12.7
Natixis Real Estate Capital LLC	3	6	92,626,787	9.9
Rialto Mortgage Finance, LLC	5	8	58,026,853	6.2
Total	50	517	$936,649,542	100.0%

(1)	The GNL Industrial Portfolio Mortgage Loan (5.2%), is part of a Whole Loan that was co-originated by Societe Generale Financial Corporation and Column Financial, Inc. The SWVP Portfolio Mortgage Loan (4.8%), is part of a Whole Loan that was co-originated by Societe Generale Financial Corporation and JPMorgan Chase Bank, National Association. The ExchangeRight Net Leased Portfolio 24 Mortgage Loan (1.6%), is part of a Whole Loan that was originated by Société Générale and transferred to Societe Generale Financial Corporation. The Christiana Mall Mortgage Loan (1.0%), is part of a Whole Loan that was co-originated by Société Générale (and transferred to Societe Generale Financial Corporation), Barclays Bank PLC and Deutsche Bank AG, acting through its New York Branch. Such Mortgage Loans were underwritten or reunderwritten pursuant to Societe Generale Financial Corporation’s underwriting guidelines.

(2)	The ILPT Hawaii Portfolio mortgage loan (1.1%) is part of a whole loan that was co-originated by UBS AG, Morgan Stanley Bank, N.A., Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association. Such mortgage loan was underwritten pursuant to UBS AG’s underwriting guidelines.

All of the Mortgage Loans were originated by their respective sellers or affiliates thereof.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”). For purposes of this prospectus, a Mortgage Loan will be considered secured by a multifamily property or properties if each multifamily property consists of a single parcel or two or more contiguous or non-contiguous parcels that have an aggregate of five or more residential rental units that are collectively managed and operated.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on June 11, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in

Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the SSTII Self Storage Portfolio II Mortgage Loan or the SSTII Self Storage Portfolio II Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the SSTII Self Storage Portfolio II Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Renaissance Fort Lauderdale Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan (other than with respect to the Goodyear Portfolio Mortgage Loan (1.7%), based on a 365-day year); and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average (with respect to monthly debt service) or aggregate (with respect to the debt service coverage ratios) of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In certain other cases, the Appraised Value includes property that does not qualify as real property. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For more information see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hotel properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of each of the Mortgage Loans as shown in the table below, a value other than the “as-is” Appraised Value or on a portfolio basis).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date/ARD LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As- Is”)	Maturity Date /ARD LTV Ratio (“As-Is”)	“As-Is” Appraised Value
SSTII Self Storage Portfolio II(1)	6.1%	59.4%	59.4%	$175,000,000	65.4%	65.4%	$158,900,000
SWVP Portfolio(1)	4.8%	59.6%	59.6%	$335,600,000	63.2%	63.2%	$316,600,000
Renaissance Fort Lauderdale(2)	4.5%	60.9%	60.9%	$69,400,000	63.4%	63.4%	$66,700,000
Southern Motion Industrial Portfolio(1)	1.1%	65.6%	56.5%	$63,575,000	67.9%	58.5%	$61,390,000
Candlewood Suites Indianapolis Downtown Medical District(2)	1.1%	64.2%	53.7%	$15,500,000	76.6%	64.0%	$13,000,000
Hampton Inn – Wausau, WI(2)	0.7%	67.4%	55.8%	$9,900,000	68.8%	56.9%	$9,700,000

(1)	The Appraised Value is based on a portfolio basis, and not on an aggregate stand alone “as-is” basis.

(2)	The Appraised Value assumes all future capital expenditures have been reserved. All future capital expenditures have been reserved.

The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the Maturity Date Balloon) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan). In the case of a Mortgage Loan that is cross-collateralized with one or more other Mortgage Loans, unless otherwise indicated, LTV Ratios were calculated with respect to the cross-collateralized group in the aggregate.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first 12 principal and interest payments required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date assuming a 365-day year.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity”, “LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) but without regard to any related Subordinate Companion Loan.

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented

(generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hotel properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

“Def(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“Def or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

“Def or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

“Def or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5%

has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hotel properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hotel property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hotel properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

With respect to The Block Northway Mortgage Loan (1.8%), such Mortgage Loan has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to The Block Northway Mortgage Loan, the Underwritten NCF Debt Yield unadjusted for the related holdback reserve is 8.7%. See “Certain Terms of the Mortgage Loans—Escrows”.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the five largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first 12 principal and interest payments required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date assuming a 365-day year.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

With respect to The Block Northway Mortgage Loan (1.8%), such Mortgage Loan has an U/W NOI Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve. With respect to The Block Northway Mortgage Loan, the U/W NOI Debt Yield unadjusted for the related holdback reserve is 8.8%. See “Certain Terms of the Mortgage Loans—Escrows”.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units, or (e) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds leased to students.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$936,649,542
Number of Mortgage Loans	50
Number of Mortgaged Properties	517
Range of Cut-off Date Balances	$2,626,787 to $57,200,000
Average Cut-off Date Balance	$18,732,991
Range of Mortgage Rates	4.14000% to 5.94000%
Weighted average Mortgage Rate	4.80232%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	118 months
Range of remaining terms to maturity	56 months to 119 months
Weighted average remaining term to maturity	115 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	358 months
Range of remaining amortization terms(2)	297 months to 360 months
Weighted average remaining amortization term(2)	357 months
Range of Cut-off Date LTV Ratios(3)(4)	26.9% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)	60.2%
Range of LTV Ratios as of the maturity date(3)(4)	26.9% to 66.1%
Weighted average LTV Ratio as of the maturity date(3)(4)	56.0%
Range of U/W NCF DSCRs(4)(5)	1.28x to 3.87x
Weighted average U/W NCF DSCR(4)(5)	1.93x
Range of U/W NOI Debt Yields(4)(6)	7.8% to 19.1%
Weighted average U/W NOI Debt Yield(4)(6)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest-only	52.9%
Interest-only, Balloon	34.0%
Balloon	13.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes 18 Mortgage Loans (52.9%) that are interest-only for the entire term, which includes the Goodyear Portfolio mortgage loan (1.7%), which accrues interest only for 118 payments and will amortize based on the assumed principal payment schedule set forth on Annex F.

(3)	Loan-to-value ratios (such as, for example, the Cut-Off Date LTV Ratio and the LTV Ratio at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided, that with respect to certain Mortgage Loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)	In the case of 19 Mortgage Loans (56.5%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s). With respect to the Vanguard Portfolio Mortgage Loan (5.9%), the NEMA San Francisco Mortgage Loan (3.7%), the 787 Eleventh Avenue Mortgage Loan (3.2%), The Colonnade Office Complex Mortgage Loan (3.2%), the Goodyear Portfolio Mortgage Loan (1.7%) and the Christiana Mall Mortgage Loan (1.0%), loan-to-value ratio and debt yield include any pari passu companion loans, as applicable, but excludes the related subordinate companion loan(s) and mezzanine debt (if any). The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the Cut-off Date, related loan-to-value ratio as of the maturity date, and underwritten net operating income debt yield including the related subordinate companion loans are (a) with respect to the Vanguard Portfolio Mortgage Loan (5.9%), 1.68x, 68.6%, 68.6% and 9.0% respectively; (b) with respect to the NEMA San Francisco Mortgage Loan (3.7%), 1.15x, 70.6%, 70.6% and 5.5% respectively; (c) with respect to the 787 Eleventh Avenue Mortgage Loan (3.2%), 1.17x, 63.1%, 63.1% and 6.2% respectively; (d) with respect to The Colonnade Office Complex Mortgage Loan (3.2%), 1.58x, 64.2%, 64.2% and 9.0% respectively; (e) with respect to the Goodyear Portfolio Mortgage Loan (1.7%), 1.38x, 68.4%, 57.1% and 9.3%, respectively; and (f) with respect to the Christiana Mall Mortgage Loan (1.0%), 1.93x, 52.9%, 52.9% and 8.5%, respectively.

(5)	Debt service coverage ratios are calculated using the aggregate of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A 1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

(6)	In the case of The Block Northway Mortgage Loan (1.8%), the U/W NOI Debt Yield calculation includes a deduction for a holdback reserve in the amount of $2,200,000, to be released to the borrower (at the borrower’s request) provided that the debt yield at The Block Northway Mortgaged Property is not less than 9.0%. The related U/W NOI Debt Yield is calculated net of the $2,200,000 achievement reserve. The unadjusted U/W NOI Debt Yield is 8.8%, based on the Cut-off Date Balance of the related Mortgage Loan.

The issuing entity will include 10 Mortgage Loans (34.7%) that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	164	$248,864,012	26.6%
Suburban	13	187,720,000	20.0
Data Center	1	25,000,000	2.7
CBD	1	21,000,000	2.2
Medical	149	15,144,012	1.6
Hotel	16	$186,398,314	19.9%
Full Service	6	114,245,629	12.2
Limited Service	7	37,439,732	4.0
Extended Stay	2	21,142,954	2.3
Select Service	1	13,570,000	1.4
Self Storage	33	$125,850,000	13.4%
Self Storage	33	125,850,000	13.4
Retail	49	$114,873,380	12.3%
Anchored	5	57,568,975	6.1
Freestanding	41	37,185,406	4.0
Unanchored	2	10,415,000	1.1
Super Regional Mall	1	9,704,000	1.0
Industrial	39	$105,053,914	11.2%
Flex	14	42,658,540	4.6
Warehouse/Distribution	14	37,615,374	4.0
Manufacturing	9	20,700,000	2.2
Warehouse	2	4,080,000	0.4
Multifamily	3	$73,727,856	7.9%
Garden	2	38,727,856	4.1
High Rise	1	35,000,000	3.7
Manufactured Housing	11	$39,840,000	4.3%
Manufactured Housing	11	39,840,000	4.3
Mixed Use	24	$32,566,693	3.5%
Retail/Office	1	30,000,000	3.2
Medical/Retail	23	2,566,693	0.3
Other	178	$9,475,373	1.0%
Leased Fee	177	9,440,087	1.0
Parking	1	35,286	0.0
Total	517	$936,649,542	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties

In the case of the office properties set forth above, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

●	With respect to the Renaissance Fort Lauderdale Mortgaged Property (4.5)%, the Mortgaged Property benefits from that certain Declaration of Covenants, Easements and Restrictions, which provides an easement for one of the two major pedestrian and vehicular access points at the Mortgaged Property, which will expire on June 1, 2022. There is still access to the Mortgaged Property without the use of these easements; however, pursuant to the Mortgage Loan documents, the borrower is obligated to use commercially reasonable efforts to obtain extensions of the terms of these access easements until at least June 1, 2042. In the event that the borrower is unable to obtain such extensions, the borrower must cause certain improvements (either through the existing garage entrance on the east side of the hotel or by constructing a new hotel entrance on the east side of the Mortgaged Property, as applicable) to be completed at the Mortgaged Property on or before March 1, 2022 in accordance with the Mortgage Loan documents. At the origination of the Mortgage Loan, a $1,000,000 reserve fund was established in connection with the extension of the access easements extending north of the Mortgaged Property. Additionally, the Mortgage Loan documents are recourse to the borrower and the guarantor if the easements are not timely extended or the borrower does not complete the improvements as contemplated by the Mortgage Loan documents, subject to a cap in an amount equal to $8,455,000, less the then remaining balance of the $1,000,000 reserve fund.

●	With respect to the Renaissance Fort Lauderdale Mortgaged Property (4.5%), the DoubleTree Colorado Springs Mortgaged Property (2.9%), the SWVP Portfolio – InterContinental Mortgaged Property (2.6%) and the SWVP Portfolio – DoubleTree RTP Mortgaged Property (0.6%) 17.6%, 25.2%, 21.2% and 20.9% respectively, of the revenue of such Mortgaged Property is derived from food and beverage operations.

●	With respect to the SWVP Portfolio – Double Tree Sunrise, the SWVP Portfolio – DoubleTree Charlotte, the SWVP Portfolio – DoubleTree RTP, the DoubleTree Colorado Springs, the HGI Lubbock and the Best Western Long Beach Inn Mortgaged Properties (collectively, 7.1%), the appraisal concluded that a hotel property that (i) has recently opened or is expected to open and (ii) is within 5 miles of the Mortgaged Property, will directly compete with the Mortgaged Property.

●	With respect to the HGI Lubbock Mortgaged Property (1.4)%, the related liquor license is currently held by PH Concessions Services, LLC (the “Liquor Operator”) as a temporary liquor license holder, until Blanco Rio KG, LLC (the “Concession Operator”) obtains a permanent liquor license to operate at the Mortgaged Property. The borrower covenanted in the Mortgage Loan documents to cause the Concession Operator to obtain a permanent liquor license for the benefit of the borrower and the Mortgaged Property within the earlier to occur of (i) 150 days after the closing date of the Mortgage Loan and (ii) the expiration of that certain liquor license interim agreement, between the borrower and the Liquor Operator. It is an event of default under the Mortgage Loan documents if any liquor license relating to the Mortgaged Property ceases to be in full force and effect for 45 days.

●	All such hotel properties, except for the Hampton Inn – Santa Rosa Mortgaged Property (0.5%) are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement unless otherwise described below.

●	With respect to the Best Western Plus Fairburn Atlanta Southwest and the Best Western Long Beach Inn Mortgage Loans (collectively, 1.0%), the respective related Mortgaged Property is subject to a membership agreement (each a “Membership Agreement”) between the borrower and Best Western International, Inc. (“Best Western”). A proposed conversion of the Best Western membership organization into a franchise-based system (the “Proposed BW Conversion”) is pending before the current Best Western membership. The Mortgage Loan documents require lender approval for an extension of either related Membership Agreement or any switch to a conventional franchise agreement. Additionally, the Mortgage Loan documents provide recourse to the guarantor and borrower for any loss of flag.

For more information regarding the 15 largest Mortgage Loans secured by hotel properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3 to this prospectus.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance by Allocated Loan Amount	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement, Management Agreement or Membership Agreement	Maturity Date of the Related Mortgage Loan
Renaissance Fort Lauderdale	$42,275,000	4.5%	3/13/2039	4/6/2029
SWVP Portfolio – InterContinental	$23,917,500	2.6%	1/23/2033	5/1/2029
SWVP Portfolio – DoubleTree Sunrise	$8,325,000	0.9%	5/31/2029	5/1/2029
SWVP Portfolio – DoubleTree Charlotte	$6,750,000	0.7%	10/31/2029	5/1/2029
SWVP Portfolio – DoubleTree RTP	$6,007,500	0.6%	5/31/2030	5/1/2029
DoubleTree Colorado Springs	$26,970,629	2.9%	1/31/2031	5/6/2029
HGI Lubbock	$13,570,000	1.5%	1/31/2036	3/6/2029
TownePlace Suites Altamonte Springs	$11,188,070	1.2%	4/18/2036	5/1/2029
Candlewood Suites Indianapolis Downtown Medical District	$9,954,884	1.1%	1/26/2032	2/6/2029
Fairfield Inn & Suites Dunn	$8,181,391	0.9%	3/15/2036	4/6/2029
Hampton Inn – Wausua, WI	$6,670,267	0.7%	3/31/2034	4/6/2029
Holiday Inn Express Gatesville	$5,674,991	0.6%	9/30/2036	3/1/2029
Best Western Plus Fairburn Atlanta Southwest	$4,742,749	0.5%	12/31/2019	5/1/2029
Hampton Inn – Santa Rosa	$4,493,499	0.5%	9/9/2026	5/1/2029
Best Western Long Beach Inn	$4,481,373	0.5%	2/29/2020	2/1/2029
Baymont Inn & Suites Green Bay	$3,195,462	0.3%	5/29/2035(1)	5/6/2029

(1)	The license agreement with Baymont Franchise Systems, Inc. provides that either the borrower or the franchisor may terminate the license agreement for any reason on May 29, 2025, with 6 months’ notice to the other party.

See “Risk Factors—Risks Relating to the Mortgage Loans— Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, we note the following:

●	With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (4.4%), the 4705 Winchester Road Mortgaged Property (0.0%) has recently incurred water damage and the 1720 Loy Lake Road Mortgaged Property (0.2%) incurred fire damage on May 20th 2018. The Mortgage Loan documents require that repairs in the estimated amount of $924,552 must be completed at the 4705 Winchester Road Mortgaged Property within four years of the origination date of the Mortgage Loan and repairs in the estimated amount of $102,599 must be completed at the 1720 Loy Lake Road Mortgaged Property within two years of the origination date of the Mortgage Loan. At the origination of the Mortgage Loan, $1,109,462 was reserved for the repairs at the 4705 Winchester Road Mortgaged Property and $123,119 was reserved for the repairs at the 1720 Loy Lake Road Mortgaged Property, each of which represents 120% of the expected costs of such repairs. The Mortgage Loan documents provide that it will be an event of default not to comply with the repair requirements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

In the case of the retail properties and mixed use properties with retail components set forth above, we note the following:

●

With respect to The Block Northway Mortgaged Property (1.8%), the borrower previously owned an unimproved outparcel that is adjacent to The Block Northway Mortgaged Property, and which has been transferred to, and may be developed by, an affiliate of the borrower. Such development may include retail uses. The Block Northway Whole Loan documents provide that (i) no development and/or construction on the outparcel may cause a material adverse effect upon the value, use, business operations, economic performance, condition or operations of The Block Northway Mortgaged Property and (ii) neither the borrower, the guarantor, nor any of their respective affiliates, agents, contractors or employees may, either directly or indirectly, solicit, attempt to solicit, permit or enter into any lease or other occupancy or possessory agreement with any tenant at The Block Northway Mortgaged Property for space at any portion of the outparcel.

●	With respect to the Christiana Mall Mortgaged Property (1.0%), the largest tenant, Target, occupies a portion of the Mortgaged Property (the “Target Parcel”) as ground lessee pursuant to a ground lease with the borrower, as ground lessor. Under the related ground lease, Target has the unilateral right to require the borrower to purchase the related improvements (the “Target Improvements”) from Target for an amount equal to the lesser of (i) the then-current fair market value of the Target Parcel and (ii) the unappreciated or unamortized original cost of the Target Parcel and Target Improvements and attached trade fixtures, related replacements and later improvements made (but excluding any unattached trade fixtures and personal property). For additional information, see “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

●	With respect to the NEMA San Francisco Mortgaged Property (3.7%), 90 units (11.9% of total residential units) are rented under San Francisco’s Inclusionary Housing Program. Pursuant to an affordable housing agreement, the borrower has agreed to maintain 90 units as “below market rate” units at a price that is affordable to low or middle-income households. The maximum rent for such “below market rate” units will be determined by the city of San Francisco and will be based on San Francisco County’s median annual income. The duration of this requirement is at least 55 years, but may be perpetual. Such “below market rate” units were underwritten at below market rents.

●	With respect to the NEMA San Francisco Mortgaged Property (3.7)%, 41 of the 664 market rate residential units are leased to corporate tenants. Such corporate leases are reliant on the financial well-being of such companies. All of the corporate leases expire within the first year of the related Mortgage Loan term.

●	With respect to the Creekside Village Apartments Mortgage Loan (1.6%), the related Mortgaged Property is operated as an independent living facility that is generally restricted to residents aged 55 years or older under month-to-month occupancy agreements. See “Risk Factors—Risks Relating to the Mortgage Loans—Healthcare-Related Properties Have Special Risks”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 7 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the Wolverine Portfolio Mortgage Loan (3.2%), approximately 516 (31.3%) of the 1,649 home pads are occupied by homes owned by an affiliate (“MH Owner”) of the related borrower and rented out like apartments. No income from the affiliate-owned home rentals was included in the lender’s underwritten revenues, only the income derived from the pad sites was underwritten. Under the Mortgage Loan documents, such affiliate-owned homes may generally not exceed 40.0% of the aggregate homes at the Mortgaged Properties and the borrower sponsor pledged its equity interest in MH Owner as additional collateral for the Mortgage Loan. No affiliate-owned homes existing as of the date of origination may be subject to or serve as collateral for any financing (other than the Mortgage Loan). MH Owner may enter into financing arrangements with respect to new affiliate owned homes purchased by MH Owner (excluding any abandoned homes acquired by MH Owner), in accordance with the terms of the Mortgage Loan documents. The Mortgage Loan documents include recourse to the borrower and guarantor for losses caused by the removal of such homes by the borrower, guarantor or any affiliate thereof without the lender’s prior written consent, except for (i) the removal or replacement of any affiliate owned home impacted by casualty or condemnation or deemed obsolete by MH Owner in the ordinary course of its business; (ii) the sale of any affiliate owned home to an unaffiliated third party purchaser, as long as (a) such purchaser is (or will be) residing at the applicable Mortgaged Property at the time of the sale, (b) such sale does not take the form of “loan to own” or similar financing by MH Owner, (c) the purchaser enters into a pad lease with respect to such home in accordance with the terms of the Mortgage Loan documents, and (d) such home remains at the applicable Mortgaged Property following such sale; and (iii) the satisfaction of customary REMIC requirements.

●	With respect to the Wolverine Portfolio Mortgage Loan (3.2%), the Satellite Bay and Chalet Village Mortgaged Properties are restricted to residents aged 55 years or older.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 to this prospectus and the footnotes thereto.

Parking Properties

In the case of the parking properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Parking Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 to this prospectus and the footnotes thereto.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant/bakery(1)	16	6.5%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(2)	175	4.6%
Automobile service facility(3)	2	3.3%
Gym, fitness center, spa or a health club(4)	2	2.8%
Data center(5)	1	2.7%
Grocery store(6)	6	2.4%
Theater/entertainment(7)	1	2.0%
Bank branch(8)	5	0.6%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as University Place, The Block Northway, Heartland Dental Medical Office Portfolio - 9150 North East Barry Road, Heartland Dental Medical Office Portfolio - 1647 County Road 220, Heartland Dental Medical Office Portfolio - 1751 Pleasant Road, Heartland Dental Medical Office Portfolio - 782 Belle Terre Parkway, Heartland Dental Medical Office Portfolio - 7551 Osceola Polk Line Road, Heartland Dental Medical Office Portfolio - 4608 South West College Road, Heartland Dental Medical Office Portfolio - 1315 Bell Road, Heartland Dental Medical Office Portfolio - 840 Nissan Drive, Heartland Dental Medical Office Portfolio - 2620 East Highway 50, Heartland Dental Medical Office Portfolio - 2301 Old Canoe Creek Road, Bond Street Norfolk Retail Portfolio – Harbourview, Bond Street Norfolk Retail Portfolio – Peninsula Town Center, North Attleboro Shopping Center and Town Plaza Leesville. Excludes any hotel properties that may have a restaurant on-site.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as California Center, ExchangeRight Net Leased Portfolio 24 – BioLife Plasma Services L.P. - West Des Moines, IA, ExchangeRight Net Leased Portfolio 24 – BioLife Plasma Services L.P. - Mt. Juliet, TN, ExchangeRight Net Leased Portfolio 24 – Fresenius Medical Care – Brownsville, Heartland Dental Medical Office Portfolio, Burns Office & industrial Portfolio – Greentree Professional Center and Burns Office & Industrial Portfolio – Corporate Court.

(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as 787 Eleventh Avenue and Burns Office & Industrial Portfolio – Concorde Business Park.

(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as University Place and North Attleboro Shopping Center.

(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Kings Mountain Center.

(6)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 26 – Hy-Vee – Oakdale (10th Street), MN, ExchangeRight Net Leased Portfolio 26 – Pick n Save - Wasau (Bridge), WI, ExchangeRight Net Leased Portfolio 24 – Pick ‘n Save – Wisconsin Rapids, WI, ILPT Hawaii Portfolio – 1360 Pali Highway, Sangamon Center and Safeway La Grande.

(7)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as University Place.

(8)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Heartland Dental Medical Office Portfolio – 2707 Sycamore Road, Heartland Dental Medical Office Portfolio – 1828 IN-44, Heartland Dental Medical Office Portfolio – 3012 Anchor Drive, Bond Street Norfolk Retail Portfolio – Peninsula Town Center and Burns Office & Industrial Park – Corporate Court.

In addition, with respect to the North Attleboro Shopping Center Mortgaged Property (0.8%), the Mortgaged Property includes one tenant that operates an on-site dry cleaner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
SSTII Self Storage Portfolio II	$ 57,200,000	6.1%	$15,066	1.74x	59.4%	Self Storage
Vanguard Portfolio	$ 55,000,000	5.9%	$205	2.03x	61.8%	Office
GNL Industrial Portfolio	$ 48,750,000	5.2%	$40	1.98x	65.0%	Industrial
SWVP Portfolio	$ 45,000,000	4.8%	$167,785	2.04x	59.6%	Hotel
Renaissance Fort Lauderdale	$ 42,275,000	4.5%	$179,131	2.29x	60.9%	Hotel
ATRIA Corporate Center	$ 41,250,000	4.4%	$115	1.65x	71.6%	Office
Inland Devon Self Storage Portfolio	$ 41,000,000	4.4%	$6,559	1.63x	57.8%	Self Storage
NEMA San Francisco	$ 35,000,000	3.7%	$271,883	2.27x	37.7%	Multifamily
787 Eleventh Avenue	$ 30,000,000	3.2%	$341	3.01x	26.9%	Mixed Use
The Colonnade Office Complex	$ 30,000,000	3.2%	$97	3.87x	30.2%	Office
Wolverine Portfolio	$ 30,000,000	3.2%	$35,779	1.29x	69.8%	Manufactured Housing
DoubleTree Colorado Springs	$ 26,970,629	2.9%	$90,203	2.15x	63.5%	Hotel
Kings Mountain Center	$ 25,000,000	2.7%	$195	1.75x	56.0%	Office
The Falls In Hudson	$ 24,000,000	2.6%	$206,897	1.53x	66.1%	Multifamily
Alton Self Storage	$ 21,000,000	2.2%	$13,514	1.98x	56.8%	Self Storage
Top 3 Total/Weighted Average	$ 160,950,000	17.2%		1.91x	61.9%
Top 5 Total/Weighted Average	$ 248,225,000	26.5%		2.00x	61.3%
Top 15 Total/Weighted Average	$ 552,445,629	59.0%		2.06x	57.1%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans” are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
SSTII Self Storage Portfolio II	$57,200,000	6.1%
Vanguard Portfolio	55,000,000	5.9
GNL Industrial Portfolio	48,750,000	5.2
SWVP Portfolio	45,000,000	4.8
Inland Devon Self Storage Portfolio	41,000,000	4.4
Wolverine Portfolio	30,000,000	3.2
ExchangeRight Net Leased Portfolio 26	20,000,000	2.1
Goodyear Portfolio	16,000,000	1.7
ExchangeRight Net Leased Portfolio 24	15,000,000	1.6
DentaQuest & Aurora Portfolio	14,650,000	1.6
Heartland Dental Medical Office Portfolio	14,396,111	1.5
Bond Street Norfolk Retail Portfolio	10,415,000	1.1
ILPT Hawaii Portfolio	10,000,000	1.1
Southern Motion Industrial Portfolio	10,000,000	1.1
Burns Office & Industrial Portfolio	7,700,000	0.8
Total	$395,111,111	42.2%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, in addition to portfolios comprised of multiple Mortgaged Properties, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers. For example, with respect to the GNL Industrial Portfolio – Rubbermaid - Akron Mortgaged Property (0.9%), the Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans,” is not cross-collateralized but has borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
ExchangeRight Net Leased Portfolio 26	19	$20,000,000	2.1%
ExchangeRight Net Leased Portfolio 24	24	15,000,000	1.6
Total for Group 1:	43	$35,000,000	3.7%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type,

Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 40 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	12	$120,943,153	12.9%
Florida	54	93,243,789	10.0%
Pennsylvania	8	72,824,148	7.8%
Texas	27	72,611,531	7.8%
North Carolina	6	61,421,391	6.6%
New York	3	60,300,000	6.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 33 other states and Washington, D.C., with no more than 4.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Fifty-seven (57) Mortgaged Properties (collectively, 13.3%) are located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina, North Carolina, Virginia or Puerto Rico, and are therefore more susceptible to hurricanes. See representation and warranty nos. 17 and 25 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1). See Annex A-1 to this prospectus.

●	27 Mortgaged Properties (16.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties (with the exception of the Heartland Dental Medical Office Portfolio – 1200 Network Centre Drive, Heartland Dental Medical Office Portfolio – 2202 Althoff Drive, Heartland Dental Medical Office Portfolio – 242 Southwoods Center and Heartland Dental Medical Office Portfolio – 1490 North Green Mount Road Mortgaged Properties (collectively, (0.1%))), and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

Mortgaged Properties with Limited Prior Operating History

55 of the Mortgaged Properties (21.7%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as University Place and Sierra Springs Village (collectively, 3.1%) each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the California Center Mortgage Loan (2.2%), more than twenty (20) individuals have direct ownership interests in the related borrowers.

Shari’ah Compliant Loan

The Vanguard Portfolio Mortgage Loan (5.9%), was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan).

Delaware Statutory Trusts

With respect to the Inland Devon Self Storage Portfolio, ExchangeRight Net Leased Portfolio 26, ExchangeRight Net Leased Portfolio 24 and Carolina Beverage Group Building Mortgage Loans (collectively, 9.4%), the related borrower is a Delaware statutory trust. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

The ILPT Hawaii Portfolio, Heartland Dental Medical Office Portfolio and Burns Office & Industrial Portfolio Mortgage Loans (collectively, 3.4%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

With respect to the 787 Eleventh Avenue Mortgaged Property (3.2%), the Mortgage Loan documents permit the related borrower to convert all or any portion of the Mortgaged Property to a condominium,

subject to certain conditions, including, but not limited to: (a) 45 days’ prior notice to the lender of the proposed condominium conversion; (b) the lender’s approval of all material documents to be entered into in connection with the condominium conversion (provided that such approval may not be unreasonably withheld) and (c) receipt by the lender of a rating agency confirmation from each applicable rating agency regarding the condominium conversion. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

With respect to the Heartland Dental Medical Office Portfolio - 1381 Citrus Tower Boulevard, Heartland Dental Medical Office Portfolio - 3415 Livernois Road, Heartland Dental Medical Office Portfolio - 22329 Greenview Parkway, Heartland Dental Medical Office Portfolio - 24940 South Tamiami Trail, Heartland Dental Medical Office Portfolio - 6190 LBJ Freeway, Heartland Dental Medical Office Portfolio - 1010 West U.S. Route 6, Heartland Dental Medical Office Portfolio - 935 West Exchange Parkway, Heartland Dental Medical Office Portfolio - 12260 Tamiami Trail East, Heartland Dental Medical Office Portfolio - 3106 Professional Plaza, Heartland Dental Medical Office Portfolio - 2116 Vista Oeste North West, Unit 202, and Heartland Dental Medical Office Portfolio - 50 South Kyrene Road, Suite 5 Mortgaged Properties (collectively, 0.1%), each such Mortgaged Property is subject to commercial condominium regimes. The related borrower does not hold a controlling voting interest in any of the related condominium associations, and does not exercise control over any of the related condominium boards. However, in certain instances the borrower may veto certain actions of the related condominium board and/or other unit owners, including, among other things, (i) electing not to restore any portion of the condominium, for which such condominium maintains insurance, following a casualty thereto, (ii) terminating such condominium, and (iii) amending the related condominium declaration. With respect to each such Mortgaged Property, in most cases, the consent of the borrower (and/or lender) is required for certain amendments to the condominium documents which regulate, among other things, (i) voting rights, (ii) hazard or fidelity insurance requirements, and (iii) reallocating interests in the common elements. In addition, the Mortgage Loan documents provide recourse to the guarantor and borrower for losses to the lender upon the occurrence of any condominium association or unit owner taking any action which results in (i) an event of default under the Mortgage Loan documents or (ii) a material tenant terminating its lease with respect to such Mortgaged Property. See also “—Releases; Partial Release” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 7 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	515	$924,295,542	98.7%
Fee/Leasehold(3)	1	9,704,000	1.0
Leasehold	1	2,650,000	0.3
Total	517	$936,649,542	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, except as noted in the exceptions to representation and warranty no. 35 in Annex D-1 indicated in Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event the ground lease is rejected or terminated.

With respect to the GNL Industrial Portfolio Mortgage Loan (5.2%), with respect to the Diebold – North Canton Mortgaged Property (0.3%), the Mortgage Loan is secured in part by one of the borrowers’ ground sub-leasehold interest. The term of the related ground sublease between the borrower, as ground sublesse, and CAK Land Holdings, LLC (“CAK”), an unaffiliated third party, as ground sublessor, expires on December 31, 2035. The related ground lease between the Akron-Canton Regional Airport Authority (the “Airport Authority”), as ground lessor, and CAK, as ground lessee, expires on January 1, 2036. However, each of the ground sublease and the ground lease provide for as-extended terms expiring on December 31, 2094 and January 1, 2095, respectively, subject to certain freely exercisable extension options. Pursuant to an estoppel, recognition, non-disturbance and modification agreement (the “Diebold Agreement”) between the borrower, the Airport Authority, CAK, and the lender, either the borrower or the lender has the right to exercise any extension options under the ground lease. The Diebold Agreement further provides that all insurance proceeds in respect of a property loss at the Diebold – North Canton Mortgaged Property may be applied and disbursed in accordance with the Mortgage Loan documents, provided however, that in the event the lender elects not to apply insurance proceeds to the restoration of the sublease premises, the lender does remain obligated to apply sufficient proceeds to restore the related site to grade and to remove any destroyed improvements to the extent CAK fails to satisfy its restoration obligations set forth in the sublease.

With respect to the Christiana Mall Mortgage Loan (1.0%), the Mortgage Loan is secured in part by the borrower’s leasehold interest in a portion of the Mortgaged Property improved by a surface parking lot and in part by its fee simple interest in the remaining Mortgaged Property. The term of the related ground lease between the borrower, as ground lessee, and Macy’s, as ground lessor, expires on December 31, 2028 (which is less than twenty years beyond the stated maturity date of the related Mortgage Loan), provided, however, that Macy’s may terminate the ground lease at any time with at least 12 months’ prior written notice. There is no annual rent due under the ground lease. The related ground lease does not contain customary mortgagee protection provisions, such as the right to enter into a new lease in the event the ground lease is rejected or terminated. For additional information, see the exceptions to representation and warranty no. 35 in Annex D-1 indicated in Annex D-2.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 13 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 41 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Vanguard Portfolio Mortgaged Property (5.9%), the related Phase I ESA identified a REC at the 50 Morehall Road Mortgaged Property in connection with groundwater contamination due to the historic use of a neighboring property. Groundwater sampling conducted in 2018 identified certain chlorinated volatile organic compounds including Trichloroethylene (“TCE” ) and Perchloroethylene (“PCE” ) from the adjacent site. While the levels of TCE and PCE identified were below the vapor intrusion screening levels identified by the Pennsylvania Department of Environmental Protection, the presence of TCE and PCE still constitutes a REC. Based on the identification of a responsible third party, connections to public water and sewer and the non-residential use of the property vapor intrusion is not expected to constitute a significant environmental concern at the Mortgaged Property according to the Phase I ESA.

●

With respect to the 787 Eleventh Avenue Mortgaged Property (3.2%), the Phase I ESA noted two historical RECs related to underground storage tanks. The first was a 1,000-gallon underground storage tank that was abandoned in place in 1995 and granted regulatory closure in 1995. The second was a 550-gallon underground storage tank that was discovered and removed in 2016; approximately 9 tons of petroleum-impacted soils were excavated in connection with spillage from this tank and regulatory closure was granted in June 2016. Pursuant to the Mortgage Loan documents, the borrower (but not the guarantor) has provided nonrecourse indemnities that would cover environmental cleanup costs and liabilities for the Mortgaged Property. At the origination of the Mortgage Loan, the borrower obtained a premises environmental liability insurance policy from Great American Insurance Group (rated “A+” by S&P) with respect to the Mortgaged Property, covering the lender and the borrower as named insureds (with the lender named with its successors, assigns and/or affiliates, ATIMA). The policy, covering a period of 13 years beginning on the origination date, has per incident and aggregate limits of liability of

$20,000,000 and a self-insured retention of $100,000 per incident. In addition, at the origination of the Mortgage Loan, the borrower obtained a pollution/environmental liability policy from Greenwich Insurance Company (rated “AA-” by S&P) with respect to the Mortgaged Property, covering the lender and the borrower as named insureds (with the lender named with its successors, assigns and/or affiliates, ATIMA). The policy, covering the period from July 10, 2015 to July 10, 2025, has per incident and aggregate limits of liability of $15,000,000 and a self-insured retention of $100,000 per incident.

●	With respect to the Goodyear Portfolio Mortgaged Properties (1.7%), the ESAs did not identify any RECs with respect to the Mortgaged Properties. The related ESA identified a controlled recognized environmental condition (“CREC”) based upon prior industrial use which achieved a no further action letter from the Ohio EPA in early 2015, with two addenda in March and May 2016, respectively. Ohio EPA issued a Covenant Not to Sue on October 17, 2016. Given the historical uses, the borrower obtained an Environmental Impairment Liability (“EIL”) insurance policy from Beazley (Lloyd’s of London Syndicates 623-2623) in the form of an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) (rated A+ by S&P and A by A.M. Best Company) naming the lender with its successors, assigns an/or affiliates (ATIMA) as an additional named insured, with a policy limit of $1,000,000 per incident and in the aggregate, a deductible of $50,000 and a policy period which extends coverage through the maturity date of the Mortgage Loan. The policy also has an optional extended reporting period of 36 months. The EIL premium was paid in full at loan origination.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgaged Properties (1.5%), the related Phase I ESAs identified RECs at each of (i) 2222 Highway 540A East Mortgaged Property, related to the prior use of the Mortgaged Property as a scrap yard and dumping site for which there is a lack of regulatory records, (ii) the 1980 U.S. Highway 1 South Mortgaged Property, related to vapor migration and intrusion risks from an offsite dry cleaning facility currently enrolled in the state Dry Cleaners Solvent Cleanup Program with a reported release of chlorinated solvents, and (iii) the 1012 Mill Pond Lane Mortgaged Property, related to soil and groundwater impacts from the prior use of the Mortgaged Property as a lumber mill for which there is a lack of regulatory records. At origination, the borrower obtained an environmental insurance policy from Great American Insurance Company with a combined aggregate policy limit of $4,000,000, a deductible of $50,000 and a term expiring on November 27, 2028.

●	With respect to the ILPT Hawaii Portfolio Mortgage Loan (1.1%), the related Phase I ESAs identified RECs at 15 of the Mortgaged Properties related to current or past uses and operations which utilized hazardous substances and/or wastes. These conditions were evaluated by the related environmental consultant for reasonable worst-case cost to cure if needed and were estimated to cumulatively amount to less than 1% of the equity associated with the related Mortgage Loan. At origination, the borrower obtained an environmental insurance policy from Lloyd’s of London (Beazley) with combined single limits of $10,000,000, a deductible of $50,000 and a term expiring on February 28, 2029.

●	With respect to the Burns Office & Industrial Portfolio Mortgage Loan (0.8%), the related Phase I ESA identified a business environmental risk (“BER”) at the Houchin Business Park Mortgaged Property related to current and past uses for light industrial and automotive repair operations, which potentially have impacted the Mortgaged Property. At origination, the borrower obtained an environmental insurance policy from Great American Insurance Group (Great American E & S Insurance Company), providing coverage for first and third-party claims with respect to new environmental conditions, with combined single limits of $5,000,000, a deductible of $50,000 and a term expiring on May 2, 2032. In addition, the Mortgage Loan documents require the borrowers to implement and maintain best management practices, including installation of secondary containment in chemical and petroleum areas identified in the Phase I ESA.

●	With respect to the North Attleboro Shopping Center Mortgaged Property (0.8%), the related Phase I ESA identified a recognized environmental condition in connection with groundwater impacts at the Mortgaged Property, including concentrations of vinyl chloride, trichloroethylene and dichloroethylene, from an upgradient offsite source. In addition, the Phase I ESA identified a vapor encroachment condition (“VEC” ) due to reported concentrations of volatile organic compounds (including trichloroethylene) in excess of regulatory guidelines in soil gas samples collected from certain portions of the Mortgaged Property. To address such environmental conditions and any related vapor intrusion risks, the Mortgage Loan documents require the borrower to, among other things, (i) conduct indoor air quality sampling in July 2019 (the “July 2019 Air Quality Sampling” ) to confirm the indoor air quality at the Mortgaged Property meets regulatory guidelines and (ii) at the lender’s reasonable discretion, perform any remedial work necessary to address any vapor intrusion risk identified in the July 2019 Air Quality Sampling. At origination, the borrower reserved (i) $59,375, representing approximately 125% of the estimated cost to perform the July 2019 Air Quality Sampling and install a vapor mitigation system and (ii) $18,750, representing approximately 125% of the estimated ongoing operating cost of any such vapor mitigation system during the term of the related Mortgage Loan.

●	With respect to the Townline Self Storage Mortgaged Property (0.7%), the related ESA identified recognized environmental conditions on the Mortgaged Property relating to the historical use of petroleum and volatile organic compounds at two adjacent properties and the Mortgaged Property, resulting in impacts to the soil and groundwater, which were reported to the Massachusetts Department of Environmental Protection (“MassDEP”) on October 15, 1998. MassDEP issued an Administrative Consent Order on November 17, 2014. Thereafter, remedial activity was completed and a Class C-1 Response Action Outcome was issued for the Mortgaged Property, bringing it to regulatory closure. The borrower obtained an Environmental Impairment Liability (“EIL”) insurance policy from Beazley (Lloyd’s of London Syndicates 623-2623) in the form of an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) (rated A+ by S&P and A by A.M. Best Company) naming the lender with its successors, assigns an/or affiliates as an additional named insured (ATIMA), with a policy limit of $2,000,000 per incident and in the aggregate, a deductible of $100,000 and a policy period which extends coverage through the maturity date of the Mortgage Loan. The policy also has an optional extended reporting period of 36 months. The EIL premium was paid in full at loan origination.

●	With respect to the Safeway La Grande Mortgaged Property (0.6%), the related Phase I ESA did not identify any recognized environmental conditions; however, it did reveal the existence of borings and/or wells at the Mortgaged Property that may require abandonment and/or closure under applicable environmental laws (the “Environmental Work” ). The Mortgage Loan documents require the borrower to (i) provide a written determination from a licensed environmental consultant as to whether the Environmental Work is necessary and (ii) if necessary, to coordinate and cooperate with the Oregon Department of Transportation and the Oregon Department of Environmental Quality to perform the Environmental Work in compliance with all applicable environmental laws.

●	With respect to the 123 Whiting Street Mortgaged Property (0.3)%, the related Phase I ESA identified a REC related to the historical use of the Mortgaged Property for various types of industrial operations. Since 2006, the Mortgaged Property has been subject to several environmental investigations that have identified contaminated soil, soil vapor and groundwater above state regulated contamination levels. In addition, two heating oil underground storage tanks (“USTs”) remain on the Mortgaged Property. At origination, the borrower deposited $320,120 into an environmental reserve to cover closure of existing, USTs, additional remediation, monitoring, and reporting costs.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the SWVP Portfolio Mortgage Loan (4.8%), the borrowers are performing an estimated $4,989,100 elective renovation of the DoubleTree Charlotte Mortgaged Property (0.7%), including, among other things, upgrades to the guestrooms, furnishings, fixtures and finishes. At origination, the borrowers reserved $5,000,000 into a capital expenditure reserve in connection with such renovations.

●	With respect to the HGI Lubbock Mortgaged Property (1.4)%, the Mortgaged Property is subject to a PIP, dated November 26, 2018, which includes minor renovations to the exterior, food and beverage facilities and guest rooms. The PIP is expected to be completed by February 2020. At the origination of the Mortgage Loan, the lender required $200,000 to be held in a PIP reserve account.

●	With respect to the Candlewood Suites Indianapolis Downtown Medical District Mortgaged Property (1.1)%, the Mortgaged Property is subject to a four phase PIP, dated January 7, 2019, which includes renovations to the exterior, lobby, bathrooms, business center, gym, administrative areas and guest rooms. The PIP is expected to be completed by March 22, 2022. The total cost of the PIP is estimated to be $3.2 million, of which the borrower has already spent approximately $800,000. At the origination of the Mortgage Loan, the lender required $2,150,000 to be held in a PIP reserve account.

●	With respect to the Hampton Inn – Wausau, WI Mortgaged Property (0.7)%, the Mortgaged Property is subject to a PIP, dated October 11, 2018, which includes renovations to the exterior, guest bedrooms and pool area. The PIP is expected to be completed within 18 months of the PIP, by April 11, 2020. At origination, the lender required $200,000 to be held in a PIP reserve account.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 13 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the GNL Industrial Portfolio Mortgaged Properties (5.2%), Nicholas Schorsch holds an indirect majority ownership interest in the entity that is the external advisor (such entity, the “Advisor”) to Global Net Lease Operating Partnership, L.P., the related borrower sponsor. In addition, one of the entities through which Mr. Schorsch holds his indirect equity interest in the Advisor, holds a 0.01% interest in the related borrower sponsor. The related borrower sponsor, in turn, holds a 100% interest in each of the related borrowers. The Advisor (and certain affiliates and principals thereof) are subject to a pending case in the Chancery Court in New Castle County, Delaware for breach of fiduciary duty filed by RCS Creditor Trust, as plaintiff, against Global Net Lease Advisors, LLC, the general partner of the related borrower sponsor, American Finance Advisors, American Realty Capital Retail Advisor LLC, et al, as defendant. The complaint alleges that Nicholas Schorsch and his colleagues schemed to exploit their de facto control of a public company, RCS Capital Corporation (“RCAP”), to enrich their wholly owned fund management business called AR Capital, to the detriment of RCAP and its stakeholders. The matter is pending. In addition, Mr. Schorsch and/or companies with which he was associated, including American Realty Capital Properties Inc., have been the subject of various regulatory investigations and named as defendants in certain securities class action complaints, including in connection with certain financial statement errors.

●

With respect to the 787 Eleventh Avenue Mortgaged Property (3.2%), the second largest tenant, Nissan (“NNA”), a wholly-owned subsidiary of the Nissan Motor Co., Ltd is currently not open for business. Ongoing litigation involving NNA could delay or prevent the opening of the Nissan car dealership businesses planned for the Mortgaged Property. NNA sub-leased its entire premises to two dealers (the “Dealer Plaintiffs”) to operate “Nissan of Manhattan” and “Infiniti of Manhattan” car dealerships at the Mortgaged Property. The Dealer Plaintiffs sued NNA and its captive finance arm, Nissan Motor Acceptance Corp. (“NMAC”), in January 2017 for breach of contract in connection with dealership agreements and related financing agreements related to dealerships in New York, including NNA’s premises at the Mortgaged Property, claiming that Nissan embarked on a pattern of bad faith whereby the dealerships were set up to fail. NNA & NMAC brought counterclaims against the Dealer Plaintiffs, and certain third-party owners, managers and guarantors associated with the Dealer Plaintiffs (together with the Dealer Plaintiffs, the “Plaintiff Parties”), claiming that the Plaintiff Parties were in default to NNA & NMAC on certain loan obligations and related guaranties related to the subject dealerships. The litigation (captioned In re Nissan Dealership Litigation, 17-cv-729 (LGS) (Southern District of New York)) is ongoing in the United States District Court for the Southern District of New York. NMAC was granted summary judgment on its counterclaims related to the Plaintiff Parties’ default on certain loan obligations and related guaranties and, on September 11, 2018, was awarded damages in the amount of approximately $40,000,000. It is anticipated that the grant of summary judgment on the NMAC counterclaims will be appealed by the Dealer Plaintiffs. NNA has filed a motion for summary judgment seeking the following: (i) dismissal of Plaintiff Parties’ claims against NNA; (ii) a determination that NNA should prevail on its counterclaim for breach of contract; and (iii) a declaratory judgment allowing NNA to terminate the applicable Dealer Agreements. In February 2019, the court dismissed the Plaintiff Parties’ claims against NNA, but required that NNA’s counterclaims for breach of contract and a declaratory judgment proceed to trial, which is currently scheduled for July 2019. To the extent that NNA prevails at trial, NNA will be able to terminate the Dealer Agreements with the Plaintiff Parties and find replacement dealers to operate dealerships at the premises. However, there can be no assurance that NNA will prevail.

●	With respect to the Carolina Beverage Group Building Mortgaged Property (1.3%), the related guarantor, Louis J. Rogers (“Rogers”) is involved in two ongoing civil litigations. The first, S Sidney Mandel et al v. Grubb and Ellis Realty Investors, LLC et al, relates to a breach of contract complaint brought against Grubb and Ellis Realty Investors, LLC (f/k/a Triple Net Properties) (“Triple Net”), the former employer of Rogers. The complaint alleges that in 2009, Triple Net breached its obligation to the related plaintiffs to purchase certain tenant-in-common (“TIC”) interests, and seeks damages in excess of $30 million. The complaint was filed in 2009 and following the Triple Net’s 2012 bankruptcy filing, the matter has been stayed and rendered inactive. Rogers, who left Triple Net in 2007 and has not been served a summons or notice of any kind relating to the matter, expects all claims to be dismissed on the merits.

The complaint for the second ongoing litigation, Willowbrook Apartments, LLC et al v. Daymark Realty Advisors, Inc. et al, alleges that Daymark Advisors (“Daymark”), a wholly-owned subsidiary of Triple Net, breached its fiduciary duty to the plaintiffs by making misrepresentations regarding securities in four TIC transactions, resulting in claimed damages exceeding $4 million. While Rogers left Triple Net in 2007, the complaint relates to activities that occurred when Rogers was with the company, and the complaint lists Rogers as one of the controlling persons of Triple Net. Rogers has engaged counsel to defend against the claims, and such counsel believes all claims to be without merit, barred by applicable statutes of limitation, and/or subject to substantive defenses and jurisdictional issue. Rogers expects all claims to be dismissed on the merits.

●	With respect to the Townline Self Storage Mortgaged Property (0.7%), the borrower sponsor and non-recourse carveout guarantor, Robert Moser, has acted as the co-manager and co-guarantor along with Robert Morgan in numerous real estate transactions. Robert Morgan does not have and has never had any ownership interest in the related borrower or Mortgaged Property. It has been reported in various newspaper articles reviewed by the lender that the Federal Bureau of Investigation is investigating Robert Morgan and several of his companies and investments over aspects of real estate financings including information provided to lenders in order to obtain commercial mortgage loans. Several executives of Robert Morgan’s management company have been indicted in connection therewith, one of which has plead guilty to conspiracy to commit bank fraud. There can be no assurances that Robert Moser and/or his assets will not be affected in connection with any ongoing or future investigation of Robert Morgan. In addition, the borrower sponsor, along with Robert Morgan were parties to foreclosure litigation filed in connection with a $75 million CMBS loan secured by 12 RV parks that was originated in 2006. Of the 12 properties, four (4) have been released from the lien of the related mortgage, seven (7) have been foreclosed and sold, and one (1) remains an REO property. In connection with the related deficiency claims the related CMBS lender, together with Robert Moser and Robert Morgan agreed to a settlement of $8.638 million, which amount has been paid in full by Robert Morgan and Robert Moser.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 14 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	29 of the Mortgage Loans (53.4%) were originated in connection with borrower’s refinancing of a previous mortgage loan.

●	18 of the Mortgage Loans (39.2%) were originated in connection with the borrower’s acquisition of related Mortgaged Property.

●	Three (3) of the Mortgage Loans (7.3%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the Renaissance Fort Lauderdale, Inland Devon Self Storage Portfolio, NEMA San Francisco, DoubleTree Colorado Springs, The Falls In Hudson, 4201 Connecticut Avenue Northwest, California Center, The Block Northway, DentaQuest & Aurora Portfolio, 600 Pine Avenue, HGI Lubbock, Carolina Beverage Group Building, Bond Street Norfolk Retail Portfolio- Peninsula Town Center, Southern Motion Industrial Portfolio, Candlewood Suites Indianapolis Downtown Medical District, Christiana Mall, Sangamon Center, Burns Office & Industrial Portfolio, North Attleboro Shopping Center, Townline Self Storage, Safeway La Grande, 123 Whiting Street Mortgage Loans (collectively, 37.9%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, sale at a loss or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower or principal bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or group of Mortgage Loans with related borrowers, we note the following:

●	With respect to the Renaissance Fort Lauderdale Mortgage Loan (4.5)%, the related borrower sponsor disclosed that he was a minority shareholder of an unrelated hotel development, which was subject to a deed-in-lieu of foreclosure approximately seven years ago. Additionally, a previously securitized floating rate senior note was secured by the Mortgaged Property, which went into maturity default in 2012. The unrelated borrower sponsor of the senior loan subsequently requested consent for a sale and assumption with a modification of loan terms, which the special servicer approved and that transaction closed in December 2012. The senior loan was transferred and assumed by the junior note holder after the junior debt (which was not securitized) was discharged. The senior loan was paid off in October 2013 with no loss to the trust. The Mortgaged Property was sold to Noble Investment

Group in 2015 and as part of the current Barclays financing, was subsequently sold to the borrower sponsor.

●	With respect to the DoubleTree Colorado Springs Mortgage Loan (2.9)%, the related borrower sponsor previously sold an unrelated hotel property in a discounted payoff, due to deteriorating conditions surrounding the property and a large amount of new supply, resulting in a loss of approximately $4.8 million to the securitization trust of which the loan was contributed. Additionally, the related guarantor experienced a foreclosure in 2018 at an unrelated hotel property after it was transferred to special servicing in 2016, due to the lingering effects of the economic downturn, new hotel supply being introduced to the market and a government directive that reduced government travel for trainings. Further, a 40% owner of the borrower is currently involved in an ongoing foreclosure at an unrelated retail property.

●	With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (4.4)%, of the 621 properties acquired by the related borrower sponsor, the borrower sponsor has had twelve previous foreclosures and has four ongoing foreclosures, all unrelated to the Mortgaged Properties.

●	With respect to the NEMA San Francisco Mortgage Loan (3.7)%, an entity affiliated with the related borrower and guarantors (the “Affiliated Entity”) previously filed for bankruptcy in April 2009 to obtain relief from mortgage debt incurred to acquire a real estate development project. The borrower and the guarantors reported that the Affiliated Entity agreed to purchase a 680-unit development in Japan from a developer, Zephyr Co. A Lehman Brothers entity agreed to fund an acquisition loan to the Affiliated Entity and provided a letter of credit to the developer to ensure funding of the acquisition loan. Due to its distressed financial position and the 2008-2009 financial crisis, the Lehman Brothers entity notified the Affiliated Entity that it would be unable to fund the loan at closing despite the letter of credit delivered to the developer. According to the borrower and the guarantors, the Affiliated Entity increased its equity contribution so that the Lehman Brothers entity would fund the loan and closing could take place. Subsequent to the funding and closing, both the developer and Lehman Brothers filed for bankruptcy protection in 2008. According to the borrower and the guarantors, the development project failed in part because of concerns by buyers of condominiums at the development regarding the developer’s bankruptcy, including concerns about construction warranties and the financial stability of the development. The receiver for the Lehman Brothers entity (which entity was then in liquidation) exercised its rights in the collateral in November 2008. The borrowers and the guarantors reported that although the Affiliated Entity continued to manage the development until March 2009 and invested an additional $20 million into the project, the Affiliated Entity’s efforts to turn around the development and work out the loan were ultimately hampered by lack of responsiveness from the receiver for the Lehman Brothers entity, and subsequently the Affiliated Entity sought bankruptcy protection.

●	With respect to The Falls In Hudson Mortgage Loan (2.6%), the borrower sponsor, Mark Salomon, is the sponsor of the Eisenhower Crossing loan that is included in the WFCM 2015-C30 securitization (the “C30 Securitization”) and is currently in special servicing. In 2017, the anchor tenant at the Eisenhower Crossing property (HH Gregg) filed for bankruptcy and ceased operations. Other tenants at the Eisenhower Crossing property exercised co-tenancy provisions and opted to reduce their rents. After the closure of Target, a shadow anchor tenant, another tenant exercised its co-tenancy provision to reduce its rent by 50%, which reduced total rents at the Eisenhower Crossing property to approximately $26,000 per month. The monthly debt service for the Eisenhower Crossing loan (including impounds and reserves) is approximately $48,000 per month. The borrower sponsor is in the process of negotiating lease terms with a replacement tenant, and in discussions with the C30 Securitization special servicer regarding a loan modification.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 39 and no. 40 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Seven (7) of the Mortgaged Properties (collectively, 14.7%) are each leased to a single tenant (excluding any Mortgaged Properties that are part of a portfolio with Mortgaged Properties leased to two or more tenants in the aggregate). See Annex A-1 to this prospectus.

●	55 of the Mortgaged Properties (collectively, 0.5%) have a tenant that leases over 50% (by net rentable area) of the Mortgaged Property (other than the single tenant Mortgaged Properties identified above).

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Increase Losses” in this prospectus.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as the ATRIA Corporate Center and The Colonnade Office Complex. See Annex A-1 to this prospectus.

The Mortgaged Properties identified in the table below are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date.

Mortgaged Property	% of the Initial Pool Balance	Owner Occupied	Lease Expiration Date	Maturity Date
Vanguard Portfolio	5.9%	No	Various(1)	11/07/2028
GNL Industrial Portfolio	5.2%	No	Various(2)	5/6/2029
ExchangeRight Net Leased Portfolio 26	2.1%	No	Various(3)	4/1/2029
ExchangeRight Net Leased Portfolio 24	1.6%	No	Various(4)	11/1/2028
DentaQuest & Aurora Portfolio- Aurora Health Care	0.7%	No	3/31/2027	3/6/2029
Heartland Dental Medical Office Portfolio	1.5%	No	Various(5)	11/6/2028
600 Pine Avenue	1.5%	No	7/31/2025	2/1/2029
ILPT Hawaii Portfolio	1.1%	No	Various(6)	2/7/2029

(1)	Three (3) of the Vanguard Portfolio Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

(2)	Thirteen (13) of the GNL Industrial Portfolio Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

(3)	Seven (7) of the ExchangeRight Net Leased Portfolio 26 Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

(4)	Eleven (11) of the ExchangeRight Net Leased Portfolio 24 Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

(5)	Ninety-nine (99) of the Heartland Medical Office Portfolio Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

(6)	One hundred (100) of the ILPT Hawaii Portfolio Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the related maturity date. See Annex A-1 for the related Lease Expiration Dates.

There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire in a single calendar year or over several calendar years prior to, or shortly after, maturity of the related Mortgage Loan.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For more information on lease terminations see the footnotes to Annex A-1 to the prospectus.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights or are otherwise unilaterally terminable by the tenant.

Mortgaged Property	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
California Center	2.2%	State of California – Department of Social Services	5.8%	5.5%
Patuxent Crossing	2.1%	State of Maryland – Department of Human Services	14.5%	17.0%

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as GNL Industrial Portfolio, ATRIA Corporate Center, 787 Eleventh Avenue and The Colonnade Office Complex.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property, as set forth below:

●	With respect to the ATRIA Corporate Center Mortgaged Property (4.4)%, the third largest tenant at the Mortgaged Property, Daikin, is expected to take occupancy of its space at the Mortgaged Property in two phases. The first occupancy phase of approximately 29,735 square feet is expected to commence on or about August 1, 2019 and the second occupancy phase of approximately 19,828 square feet is expected to commence on or about February 1, 2020. At the origination of the Mortgage Loan, the lender reserved $773,208, which represents the amounts due for all gap rent and free rent periods pursuant to the tenant’s lease.

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.2%), each of the second largest tenant, Nissan, representing approximately 20.7% of the net rentable area at the Mortgaged Property, the third largest tenant, Regus, representing approximately 19.3% of the net rentable area at the Mortgaged Property, and the fourth largest tenant, Pershing Square, representing approximately 13.0% of the net rentable area at the Mortgaged Property, are currently building out their respective spaces. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Litigation and Other Considerations”. The borrower deposited $15,664,540 into a free rent reserve in connection with the origination of the Mortgage Loan. $6,980,561 of such free rent reserve is to be allocated to the Regus lease from February 2019 through November 2019 and in November 2023 according to a schedule set forth in the Mortgage Loan documents. At origination the borrower also deposited $24,775,711 into a tenant improvements and leasing commissions reserve to be applied to approved leasing expenses with respect to the leases for Nissan ($3,960,268 for tenant improvements), Regus ($12,528,382 for tenant improvements and $521,488 for leasing commissions) and Pershing Square Capital Management ($7,765,573 for tenant improvements). Regus and Pershing Square Capital Management are expected to occupy their spaces in 2019, respectively. Nissan’s expected occupancy date is yet to be determined.

In particular, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or are not yet fully operational. For more information see Annex A-3 to this prospectus and the accompanying footnotes, in particular those related to the Mortgaged Property identified on Annex A-1 to this prospectus as ATRIA Corporate Center.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For more information see Annex A-3 to this prospectus and the accompanying footnotes for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	GNL Industrial Portfolio – Wolverine – Howard City, GNL Industrial Portfolio – FedEx Freight – Greenville, GNL Industrial Portfolio – FedEx Freight – Blackfoot, GNL Industrial Portfolio – XPO Logistics – Grand Rapids, GNL Industrial Portfolio – XPO Logistics – Aurora, GNL Industrial Portfolio – XPO Logistics – Salina, GNL Industrial Portfolio – XPO Logistics – Riverton, GNL Industrial Portfolio – XPO Logistics – Waite Park, GNL Industrial Portfolio – XPO Logistics – Uhrichsville, GNL Industrial Portfolio – XPO Logistics – Vincennes, SWVP Portfolio – Intercontinental, ILPT Hawaii Portfolio - 2828 Paa Street, ILPT Hawaii Portfolio - 918 Ahua Street, ILPT Hawaii Portfolio - 2826 Kaihikapu Street, ILPT Hawaii Portfolio - 1052 Ahua Street, ILPT Hawaii Portfolio - 2831 Kaihikapu Street and ILPT Hawaii Portfolio - 1045 Mapunapuna Street, ExchangeRight Net Leased Portfolio 26 – Hy-Vee - Oakdale (10th Street), MN, ExchangeRight Net Leased Portfolio 26 – Pick n Save - Wasau (Bridge), WI, ExchangeRight Net Leased Portfolio 26 – Tractor Supply - Conroe (Hwy 242), TX, ExchangeRight Net Leased Portfolio 26 – Tractor Supply - Santa Fe (FM 1764), TX, ExchangeRight Net Leased Portfolio 26 – Tractor Supply - Odessa (Interstate 20), TX, ExchangeRight Net Leased Portfolio 26 – CVS - Fayetteville, GA, ExchangeRight Net Leased Portfolio 26 – Tractor Supply - Conyers (Highway 20), GA, ExchangeRight Net Leased Portfolio 26 – AutoZone - Merrillville (Colorado), IN, Patuxent Crossing, Goodyear Portfolio, Fairfield Inn & Suites Dunn, ExchangeRight Net Leased Portfolio 24 – BioLife Plasma Services L.P. - West Des Moines, IA, ExchangeRight Net Leased Portfolio 24 – BioLife Plasma Services L.P. - Mt. Juliet, TN, ExchangeRight Net Leased Portfolio 24 – Walgreens - Romeoville, IL, ExchangeRight Net Leased Portfolio 24 – Walgreens - Lawrenceville, GA, ExchangeRight Net Leased Portfolio 24 – Tractor Supply - Albuquerque, NM, ExchangeRight Net Leased Portfolio 24 – Tractor Supply - Antioch, IL, ExchangeRight Net Leased Portfolio 24 – Tractor Supply - Columbia Station, OH, ten of the Mortgaged Properties in the Heartland Dental Medical Office Portfolio and Christiana Mall Mortgaged Properties (collectively, 11.8%) are each subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●

With respect to the GNL Industrial Portfolio Mortgage Loan (5.2%), the related sole tenant at each of the Wolverine – Howard City Mortgaged Property, the FedEx Freight – Greenville Mortgaged Property, the FedEx Freight – Blackfoot Mortgaged Property, the

XPO Logistics – Grand Rapids Mortgaged Property, the XPO Logistics – Aurora Mortgaged Property, the XPO Logistics – Salina Mortgaged Property, the XPO Logistics – Riverton Mortgaged Property, the XPO Logistics – Waite Park Mortgaged Property, the XPO Logistics – Uhrichsville Mortgaged Property and the XPO Logistics – Vincennes Mortgaged Property has either a right of first refusal or a right of first offer to purchase the Mortgaged Property in the event of a proposed transfer of such Mortgaged Property. None of the rights of first refusal or rights of first offer apply to a transfer of any of the related Mortgaged Properties in connection with a foreclosure or a deed-in-lieu of foreclosure.

●	With respect to the SWVP Portfolio Mortgage Loan (4.8%), the franchisor at the InterContinental Mortgaged Property, Holiday Hospitality Franchising, LLC, has a right of first offer to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.2%), the fourth largest tenant, Pershing Square Capital Management, representing approximately 13.0% of the net rentable area at the Mortgaged Property, is an affiliate of one of the borrower sponsors. A partial lease guaranty from William A. Ackman, one of the borrower sponsors, was provided to the lender for up to approximately $6.04 million.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgaged Properties (1.5%), the largest tenant in the portfolio, Heartland Dental (together with its affiliates), leasing approximately 82.7% of the NRA in the portfolio to operate dental offices, is an affiliate of the borrower sponsor.

●	With respect to the North Attleboro Shopping Center Mortgaged Property (0.8%), the largest tenant, Fit Factory, occupying approximately 39.3% of the net rentable area, is an affiliate of the borrower and operates a gym at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For more information on affiliated leases see the footnotes to Annex A-1 to this prospectus.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. 27 of the Mortgaged Properties (16.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties (with the exception of the Heartland Dental Medical Office Portfolio – 1200 Network Centre Drive, Heartland Dental Medical Office Portfolio – 2202 Althoff Drive, Heartland Dental Medical Office Portfolio – 242 Southwoods Center and Heartland Dental Medical Office Portfolio – 1490 North Green Mount Road Mortgaged Properties (collectively, (0.1%))), and based on those reports, no Mortgaged Property has a probable maximum loss greater than 19% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

With respect to 35 Mortgage Loans (83.6%) the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 17 and 30 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide all or certain required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

●

With respect to the GNL Industrial Portfolio – FedEx Ground Package Systems - San Antonio, GNL Industrial Portfolio – Bush Industries - Jamestown, GNL Industrial Portfolio – Mapes & Sprowl Steel – Elk Grove Village, Kings Mountain Center, ExchangeRight Net Leased Portfolio 26, ExchangeRight Net Leased Portfolio 24, Carolina Beverage Group Building, Southern Motion Industrial Portfolio Mortgage Loans and Safeway La Grande (collectively, 11.1%), the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s, significant tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 17 and 30 in Annex D-1 and the exceptions, if any, to representation and warranty nos. 17 and 30 in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 17 and 30 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property or tax abatements benefiting the Mortgaged Property. See “—Environmental Considerations” and “—Real Estate and Other Tax Considerations”.

In the case of certain such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 7 and 25 in Annex D-1 and the exceptions thereto, if any, in Annex D-2.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table under “Description of the Mortgage Pool—Definitions”, above. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-”as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is”

appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 27 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Vanguard Portfolio Mortgage Loan (5.9)%, neither a guaranty nor an environmental indemnity was obtained from an entity distinct from the related borrowers.

●	With respect to the Wolverine Portfolio Mortgage Loan (3.2%), the related guarantor has provided a recourse guaranty for (x) $3,000,000 of the unpaid principal balance outstanding under the Mortgage Loan documents whenever the unpaid principal balance is greater than $3,000,000, or (y) the entire unpaid principal balance outstanding under the Mortgage Loan documents whenever the unpaid principal balance is equal to or less than $3,000,000, which guaranty will expire and be of no further force and effect upon, among other conditions, the portfolio achieving a debt yield (based on trailing twelve month underwritten net cash flow) of not less than 9.0%, as determined by the lender, for two consecutive quarters. We cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.

●	With respect to the ILPT Hawaii Portfolio Mortgage Loan (1.1%), the Mortgage Loan documents do not provide full recourse for voluntary transfers made in violation of the Mortgage Loan documents; however, the Mortgage Loan documents do provide recourse for losses to the lender in connection with such transfers. In addition, the guarantor’s liability for any guaranteed obligations for which the Mortgage Loan documents provide full recourse is limited to an amount equal to 15% of the outstanding principal balance of the related Whole Loan as of the date of occurrence of any full recourse trigger event.

●	With respect to the Christiana Mall Mortgage Loan (1.0%), the Mortgage Loan documents do not provide full recourse for transfers of either the Mortgaged Property or equity interests in the borrower made in violation of the Mortgage Loan documents; however, they do provide recourse for losses to the lender in connection with such transfers. In addition, the guarantors’ liability for any guaranteed obligations for which the Mortgage Loan documents provide full recourse is limited to an amount equal to 20% of the outstanding principal balance of the Mortgage Loan as of the date of occurrence of any full recourse trigger event.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 27 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.2%), the borrower sponsors have applied for a tax abatement under the New York City Industrial & Commercial Abatement Program (“ICAP”). If accepted, the borrower sponsors’ ICAP application is anticipated to be fully approved by the end of 2019 and the abatement benefits are anticipated to take effect in the 2020/2021 tax year. As projected, the ICAP abatement would phase out over a 10-year period, with a full abatement being realized in years 1 through 5 of the program and subsequently decreasing by 20% each year through year 9 of the abatement period (and remaining fixed at 20% in each of years 9 and 10 of the abatement period). In order to fully vest in the 787 Eleventh Avenue Mortgaged Property all rights and benefits under the ICAP program, the borrower is required to, among other conditions, (a) submit a timely ICAP notice of completion reflecting completion of construction on or before December 29, 2020; (b) receive all licenses and permits; (c) comply with all necessary legal requirements necessary, including, without limitation, the filing of all certificates of continuing use and real property income and expense statements, (d) provide to the lender all material notices it receives from the applicable governmental authorities with respect to the ICAP program within 10 business days after receipt and (e) to maintain the abatement of taxes under the ICAP program on or before July 1, 2020, subject to extension to July 1, 2021.

●	With respect to the Goodyear Portfolio Mortgage Loan (1.7%), the Innovation Tech Center Mortgaged Property is subject to a Declaration of Covenants and Conditions Relative to Service Payments in Lieu of Taxes (“PILOT Agreement” ), pursuant to which service payments are made commencing April 2011 in lieu of real estate taxes and is expected to end in tax year 2041. Under the PILOT Agreement, in lieu of paying property taxes, the borrower is required to make service payments to the Summit County fiscal officer to support the repayment of certain loans that were incurred in connection with the redevelopment of the Innovation Tech Center Property and surrounding areas. Such service payments are in an amount which is at least the amount set forth in the PILOT Agreement, and the obligations to pay such service payments are treated in the same matter as real estate taxes for all lien purposes with the same priority as real estate taxes would have had if real estate taxes have been regularly assessed against the Innovation Tech Center Property. Pursuant to the Goodyear Portfolio leases, the tenant is responsible for borrower’s payment obligations under the PILOT Agreement.

●	With respect to the Bond Street Norfolk Retail Portfolio Mortgaged Properties (1.1)%, with respect to the Peninsula Town Center Mortgaged Property (0.5%), in 2006, the City of Hampton formed the Peninsula Town Center Community Development Authority (the “CDA”) to issue infrastructure bonds for the redevelopment of the mixed-use outdoor center known as the Peninsula Town Center, which bonds were subsequently refinanced in August 2018 by the seller of the Mortgaged Property. The Mortgaged Property is part of the collateral for the bonds; however, the lender obtained an estoppel from the CDA, which provides that to the best of the CDA’s knowledge, any future special assessments that may become payable will be assessed against the Mortgaged Property with the real property taxes due to the City of Hampton. The Mortgage Loan documents provide for a trigger event in the event that any special assessment or annual payment in excess of $40,000 is assessed against the Mortgaged Property either (a) in any two consecutive years during the first seven years of the Mortgage Loan’s term or (b) in any single year after the seventh year of the Mortgage Loan’s term. After the occurrence of such trigger event, the Mortgage Loan will become recourse against the guarantor for the remainder of the term of the Mortgage Loan, subject to a cap of $2,603,750 (which represents 60% of the allocated loan amount for the related Mortgaged Property and 25% of the original principal balance of the Mortgage Loan).

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

18 Mortgage Loans (52.9%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

18 Mortgage Loans (34.0%) provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

14 Mortgage Loans (13.1%) require monthly payments of principal and interest for the entire term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-Only(1)	18	$495,269,000	52.9%
IO-Balloon	18	318,607,500	34.0
Balloon	14	122,773,042	13.1
Total	50	$936,649,542	100.0%

(1)	Includes the Goodyear Portfolio Mortgage Loan (1.7%), which accrues interest only for 118 payments and will amortize on the last two payment dates based on the assumed principal payment schedule set forth on Annex F.

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1st	21	$326,054,012	34.8%
5th	1	2,626,787	0.3
6th	24	477,968,743	51.0
7th	2	65,000,000	6.9
8th	1	30,000,000	3.2
10th	1	35,000,000	3.7
Total	50	$936,649,542	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	44	$803,074,552	85.7%
5	6	133,574,991	14.3
Total	50	$936,649,542	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately three to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Forty-one (41) Mortgage Loans (78.6%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended, that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable. See “—Defeasance”.

●	Four (4) Mortgage Loans (9.0%) prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the Yield Maintenance Charge, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan (5.2%) permits the related borrower to make voluntary principal prepayments upon the payment of the Yield Maintenance Charge for a specified period of time, and thereafter such Mortgage Loan is freely prepayable.

●

Three (3) of the Mortgage Loans (4.6%) prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the Yield Maintenance Charge or to defease the related Mortgage Loan, of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan (2.7%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the Yield Maintenance Charge and, for a subsequent period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the Yield Maintenance Charge or to defease the related Mortgage Loan, of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	7	13.1%
4	33	66.9
5	6	14.1
7	4	5.9
Total	50	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit (i) transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” and representation and warranty no. 31 in Annex D-1 to this prospectus and the exceptions thereto, if any, in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Defeasance

The terms of 41 Mortgage Loans (the “Defeasance Loans”) (78.6%) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be outstanding at the commencement of the open prepayment period, as applicable, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally

Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See also representation and warranty no. 33 in Annex D-1 and the exceptions thereto, if any, in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the SSTII Self Storage Portfolio II Mortgage Loan (6.1%), at any time following the second anniversary of the Closing Date, the related Mortgage Loan documents permit the release of one or more Mortgaged Properties securing such loan upon the related borrower’s satisfaction of various conditions, including (i) the absence of an ongoing event of default, (ii) the delivery of a REMIC opinion, (iii) partial defeasance in an amount equaling the greater of (a) 125% of the allocated loan amount of the Mortgaged Property or Mortgaged Properties or to be released, or (b) 80% of the net sales proceeds from the sale of the Mortgaged Property or Mortgaged Properties, (iv) the post-defeasance DSCR and debt yield for the twelve-month period following such defeasance must be equal to the greater of (a) 1.70x and 8.62%, respectively and (b) the DSCR and debt yield immediately prior to the release, and (v) the post-defeasance LTV must be at least equal to the lesser of (a) 65.45% and (b) the LTV immediately prior to the release (provided that in the case of clauses (iv) and (v), such measures are to be calculated only with respect to the portion of the Mortgage Loan that has not been released as of the date of the applicable release).

●	With respect to the Vanguard Portfolio Mortgage Loan (5.9)%, the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property upon a bona fide sale to a third party, provided, among other conditions, (i) the borrowers pay 125% of allocated loan amount for such Mortgaged Property to be released, together with all accrued and unpaid interest on the principal being prepaid and any applicable yield maintenance premium; (ii) no event of default has occurred and is continuing; (iii) the debt yield after giving effect to such release is not less than the greater of (a) the debt yield immediately prior to such release and (b) the debt yield at origination; (iv) the loan-to-value ratio after giving effect to such release is not more than the lesser of (a) the loan-to-value ratio immediately prior to such release and (b) the loan-to-value ratio at origination; (v) the debt service coverage ratio after giving effect to such release is not less than the greater of (a) the debt service coverage ratio immediately prior to such release and (b) the debt service coverage ratio at origination; and (vi) satisfaction of customary REMIC requirements.

●

With respect to the GNL Industrial Portfolio Mortgage Loan (5.2%), the borrower may obtain the release of one or more individual Mortgaged Properties upon, among other conditions, (i) prepayment of the Mortgage Loan in an amount (the “GNL Industrial Portfolio Release Amount”)

equal to (a) until such time as the outstanding principal balance of the Mortgage Loan is reduced to $87,750,000, (x) 110% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to a third party in an arm’s-length transaction or (y) 120% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to an affiliate of the borrower or (b) after the outstanding principal balance of the Mortgage Loan is reduced below $87,750,000, (x) 115% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to a third party in an arm’s length transaction or (y) 125% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to an affiliate of the borrower, in each instance along with any applicable yield maintenance premium, (ii) after giving effect to such release, (a) the debt yield for the remaining Mortgaged Properties is no less than the greater of (x) 10.45% and (y) the debt yield for the Mortgaged Properties immediately prior to such release and (iii) satisfaction of customary REMIC requirements. Notwithstanding the foregoing, in the event the individual Mortgaged Property being released is vacant, the GNL Industrial Portfolio Release Amount for such individual Mortgaged Property will be 100% of the related allocated loan amount. In connection with any such release, the Mortgage Loan documents permit the release of (i) the individual borrower which owns any applicable Mortgaged Property being released from the Mortgage Loan and (ii) the guarantor from any obligations under the related environmental indemnity with respect to any Mortgaged Property being released.

In addition, the borrowers may replace one or more Mortgaged Properties (each a “Replaced Property”) by providing one or more substitute properties (each a “GNL Industrial Portfolio Substitute Property”) solely to the extent necessary to cure a lease sweep period or default, provided that, among other conditions, (i) the acquisition of the GNL Industrial Substitute Property does not result in the incurrence of any debt that is not permitted under the terms of the Mortgage Loan documents or cause a default or event of default to occur, (ii) after giving effect to such substitution, the debt yield for the Mortgaged Properties is no less than the greater of (a) 10.45% and (b) the debt yield for the Mortgaged Properties immediately prior to such substitution, (iii) the borrowers deliver to the lender such security instruments as are necessary to subject the GNL Industrial Portfolio Substitute Property to the lien of the Mortgage Loan, (iv) the aggregate allocated loan amounts of all Replaced Properties during the term of the Mortgage Loan may not exceed $39,000,000 and (v) the borrowers obtain a rating agency confirmation from each applicable rating agency and satisfy other customary REMIC requirements.

●	With respect to the SWVP Portfolio Mortgage Loan (4.8%), after the expiration of the related lockout period, the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property (other than the Intercontinental Mortgaged Property) in connection with a sale to an unaffiliated, third party in an arm’s length transaction, provided, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to the greatest of (a) 120% of the allocated loan amount for the Mortgaged Property to be released, (b) an amount which would result in the debt service coverage ratio for the remaining Mortgaged Properties being no less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 2.03x and (c) an amount which would result in the loan-to-value ratio for the remaining Mortgaged Properties being no greater than the lesser of (x) the loan-to-value ratio immediately preceding such release and (y) 59.6% and (iii) satisfaction of customary REMIC conditions.

●

With respect to the Renaissance Fort Lauderdale Mortgage Loan (4.5%), in connection with the release of the parking garage outparcel (the “Renaissance Fort Lauderdale Release Parcel”), the Mortgage Loan documents provide that the borrower may partially defease the Mortgage Loan, upon 30 days’ prior written notice to the lender of the partial defeasance date and the satisfaction of the conditions set forth in the Mortgage Loan documents, including: (i) the payment of the monthly debt service payment amount on the applicable payment date following the partial defeasance; (ii) the payment of the partial defeasance deposit, in an amount sufficient to purchase the related partial defeasance collateral; (iii) delivery of a REMIC opinion; (iv) delivery of a rating agency confirmation; and (v) the execution of a security agreement creating a first priority lien on the partial defeasance deposit. Additionally, the Mortgage Loan documents provide that the borrower may obtain a release of the Renaissance Fort Lauderdale Release Parcel in connection with a partial prepayment, upon 30 days’ notice prior to the anticipated release date of the Renaissance Fort Lauderdale Release Parcel (not sooner than 90 days after the Closing Date) and upon the satisfaction of the conditions set forth the in the Mortgage Loan documents, including: (i) the payment of the release amount, in an amount equal to 115% of the then current appraised value of the Renaissance Fort Lauderdale Release Parcel; (ii) if the partial release occurs prior to 3 years from the origination date of the Mortgage Loan or 2 years from the start-up date of the securitization trust, the payment of the yield maintenance premium; (iii) after the partial release, the debt yield and the debt service coverage ratio must be greater than or equal to and the loan to value ratio must be lesser than or equal to such ratio as existed on the closing date of the Mortgage Loan and such ratio immediately prior to giving effect of such partial release; (iv) the transferee of the Renaissance Fort Lauderdale Release Parcel must enter into a reciprocal access agreement that grants the remaining property with a perpetual right at no cost to at least 314 parking spaces located at the Renaissance Fort Lauderdale Release Parcel; (v) the borrower must escrow with the lender amounts reasonably estimated by the lender for any parking, leasing, or valet costs estimated to arise during any construction period of a new parking garage on the Renaissance Fort Lauderdale Release Parcel, and the borrower must enter into temporary parking agreements to provide for at least 314 parking spaces no further than one-half mile away from the remaining Mortgaged Property during any construction period, and the lender will be granted a security interest in the escrowed amounts and the right to perform the borrower’s obligations and cure any defaults by the borrower under such agreements entered into by the borrower; (vi) guarantor must enter into a completion guaranty for the benefit of the lender that guarantees the completion of a parking structure containing at least 314 parking spaces on the Renaissance Fort Lauderdale Release Parcel to be located no further than one-half block away from the remaining Mortgaged Property; (vii) the deed conveying the Renaissance Fort Lauderdale Release Parcel must contain a restrictive covenant that prohibits a hotel from being developed on the Renaissance Fort Lauderdale Release Parcel or for the Renaissance Fort Lauderdale Release Parcel to be used for the benefit of any hotel other than the Mortgaged Property; (viii) the delivery of a REMIC opinion; and (ix) either (1) the extension of the term of the 2022 access easements on the west side of the Mortgaged Property to an expiration date no earlier than June 1, 2042, or (2) the completion of the approved east entrance improvements in conformance with the terms of the Mortgage Loan documents.

●

With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (4.4)%, the related borrower may obtain a release of an individual Mortgaged Property (the “Inland Devon Storage Portfolio Release Property”), upon no less than 30 days’ written notice but no more than 90 days’ written notice, and the satisfaction of the conditions in the Mortgage Loan documents, including: (i) if such partial release occurs prior to January 6, 2029, payment of a yield maintenance premium; (ii) payment of the portion of the Mortgage Loan equal to the release price (120% of the allocated loan amount of the Inland Devon Storage Portfolio Release Property); (iii) after the release of the Inland Devon Storage Portfolio Release Property, (a) the debt service coverage ratio for the collective remaining Mortgaged Properties will be at least equal to the greater of (1) 1.63x and (2) the debt service coverage ratio for all of the then remaining Mortgaged Properties (including the Inland Devon Storage Portfolio Release Property) for the twelve months immediately preceding the release of the Inland Devon Storage Portfolio Release Property; provided, however, that for purposes of this clause (2) the debt service coverage ratio will be deemed to be no greater than 1.75x; (b) the loan to value ratio for the collective remaining Mortgaged Properties will be no greater than the lesser of (1) 57.8% and (2) the loan to value ratio for all of the then remaining Mortgaged Properties (including the Inland Devon Storage Portfolio Release Property) immediately preceding the release of the Inland Devon Storage Portfolio Release Property; provided, however, that this condition will not apply to the release of any Inland Devon Storage Portfolio Release Property to the extent that, after giving effect to such release, the aggregate allocated loan amounts of all of the individual Mortgaged Properties which have been released is less than twenty percent of the total original principal balance of the Mortgage Loan; (c) the debt yield for the collective remaining Mortgaged Properties will be at least equal to the greater of (1) 9.73% and (2) the debt yield for all of the then remaining Mortgaged Properties (including the Inland Devon Storage Portfolio Release Property) for the twelve months immediately preceding the release of the Inland Devon Storage Portfolio Release Property; provided, however, that for purposes of this clause (2) the debt yield will be deemed to be no greater than 10.25%; (iv) delivery of a REMIC opinion; and (v) if required by the lender, delivery of a rating agency confirmation.

●	With respect to the 787 Eleventh Avenue Mortgage Loan (3.2%), the Mortgage Loan documents permit the borrower, following a permitted conversion of all or a portion of the Mortgaged Property to a condominium in accordance with the Mortgage Loan documents, to obtain a one-time release of the retail condominium unit from the lien of the Mortgage Loan, upon conveyance of the retail condominium unit to another entity; provided that each of the following conditions, among others, are satisfied: (a) the borrower either (i) pays to the lender a prepayment of the principal in an amount equal to 105% of the appraised value of the retail condominium unit (together with any applicable yield maintenance premium), or (ii) elects a partial defeasance, in which case the defeased note will be in an amount equal to 105% of the appraised value of the retail condominium unit; (b) after giving effect to such prepayment or partial defeasance, the debt yield is greater than or equal to the greater of (i) 6.2% or (ii) the debt yield immediately preceding the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the Mortgage Loan in an amount sufficient to pass such debt yield test); (c) the loan-to-value ratio is equal to or less than the lesser of (i) 63.1% and (ii) the loan-to-value ratio immediately prior to the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the Mortgage Loan in an amount sufficient to pass such loan-to-value test); (d) no event of default as defined in the Mortgage Loan documents is continuing; (e) in the event that, after giving effect to such release, the loan-to-value ratio is greater than 125%, the principal balance of the Mortgage Loan must be paid down by an amount equal to the least of the following amounts: (i) the fair market value of the retail condominium unit at the time of the release; and (ii) an amount such that the loan-to-value ratio does not increase after the release of the retail condominium unit (unless the lender receives a satisfactory REMIC opinion); and (f) the lender has either received a rating agency confirmation from each rating agency or has waived such condition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

●	With respect to the Wolverine Portfolio Mortgage Loan (3.2%), the borrowers are permitted to obtain the release of any individual Mortgaged Property after the expiration of the related lockout period, in connection with which the lender will permit MH Owner to transfer any homes owned by MH Owner on such release parcel; provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrowers provide at least 30 days’ prior written notice; (iii) the borrowers deliver defeasance collateral equal to 110% of the allocated loan amount; (iv) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties will be equal to or greater than the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) immediately preceding such release; (v) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (vi) after giving effect to the release, MH Owner may not own any homes or other personal property on the release parcel; (vii) the borrowers pay all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees), whether or not such release actually occurs; and (viii) satisfaction of customary REMIC requirements.

●

With respect to the Wolverine Portfolio Mortgage Loan (3.2%), in the event of a casualty or condemnation resulting in the borrowers’ inability to restore either the Chalet Village Mortgaged Property or the Royal Village Mortgaged Property to its respective current use in accordance with all applicable legal requirements, in connection with which the lender retains and applies any net proceeds toward payment of the debt and permits MH Owner to transfer any homes that are owned by MH Owner on such Mortgaged Property, the borrowers are permitted to prepay the

Mortgage Loan in an amount equal to (a) (i) the allocated loan amount with respect to such Mortgaged Property, plus (ii) all interest which would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the lender in connection with such prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the lender toward payment of the debt (the “Mobile Home Use Payment”). If the borrowers make the Mobile Home Use Payment, such Mortgaged Property will be released from the lien of the mortgage, provided that, among other conditions: (i) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (ii) MH Owner may not own any homes or personal property on such Mortgaged Property; and (iii) satisfaction of customary REMIC requirements.

●	With respect to Patuxent Crossing Mortgage Loan (2.1)%, the borrower may partially defease the Mortgage Loan in connection with the bona-fide sale to an unaffiliated third party of (x) the 9755 Patuxent property and/or (y) the 9820 Patuxent property and the 9830 Patuxent property (the “Patuxent Crossing Release Parcel”), but no other individual property, provided certain conditions as set forth in the Mortgage Loan documents are met, including (i) the borrower provides at least 20 days’ but no more than 90 days’ prior written notice of its request to release the applicable Patuxent Crossing Release Parcel, which notice may be revoked until two business days prior to the scheduled release; (ii) the borrower must defease the Mortgage Loan in an amount equal to the release price of the applicable Patuxent Crossing Release Parcel (with respect to the 9755 Patuxent property, an amount equal to 115% of the allocated loan amount, and with respect to the 9820 and 9830 Patuxent properties, an amount equal to 125% of the allocated loan amount); (iii) the debt service coverage ratio for the remaining properties must be equal to or greater than the greater of (x) the debt service coverage ratio for the 12 months immediately preceding the closing date of the Mortgage Loan and (y) the debt service coverage ratio for the remaining properties (including the Patuxent Crossing Release Parcel) for the 12 months immediately preceding the release of the Patuxent Crossing Release Parcel; (iv) the loan to value ratio for the remaining properties must be no greater than the lesser of (x) the loan to value ratio immediately preceding the closing date of the Mortgage Loan and (y) the loan to value ratio for the remaining properties (including the Patuxent Crossing Release Parcel) immediately preceding the release of the applicable Patuxent Crossing Release Parcel; (v) the debt yield for the remaining properties must be no greater than the debt yield immediately preceding the closing date of the Mortgage Loan and the debt yield for all of the then remaining properties (including the Patuxent Crossing Release Parcel) immediately preceding the release of the applicable release parcel; (vi) either (x) the lender determines that the aggregate fair market value of the properties securing the debt is at least 80% of the amount of the debt or (y) the borrower delivers a REMIC opinion; and (vii) the delivery of a rating agency confirmation.

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (1.5%), the related borrower is permitted to obtain the release on or after December 6, 2019 of any individual Mortgaged Property, provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrower provides at least 30 days’ prior written notice (or a shorter period of time if permitted by the lender in its sole discretion); (iii) the borrower prepays the Mortgage Loan in an amount equal to 120% of the allocated loan amount, along with any applicable yield maintenance premium; (iv) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Property will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) as of the date of origination; (v) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-

value ratio does not increase after such release; and (vi) satisfaction of customary REMIC requirements.

●	With respect to the DentaQuest & Aurora Portfolio Mortgage Loan (1.6)%, the borrower may obtain a partial release of an individual property (the “DentaQuest & Aurora Release Property”), upon 60 days’ prior written notice and the satisfaction of the conditions in the Mortgage Loan documents, including: (i) the delivery of a rating agency confirmation; (ii) the delivery of a REMIC opinion; (iii) the lender determines (a) the debt service coverage ratio is equal to or greater than (x) 1.58x following the partial release and (y) the debt service coverage ratio based on the 12 month period immediately prior to the partial release date and (b) the debt yield is equal to or greater than (x) 10.07% following the partial release and (y) the debt yield immediately prior to the partial release date; and (iv) the borrower will partially defease the Mortgage Loan in an amount equal to the applicable release price allocated to the DentaQuest & Aurora Release Property (which is an amount equal to 120% of the allocated loan amount of the DentaQuest & Aurora Release Property).

●	With respect to the Heartland Dental Medical Office Portfolio Mortgage Loan (1.5%), the borrower is permitted to obtain the release on or after December 6, 2019 of specific individual Mortgaged Properties in connection with a transfer of such Mortgaged Property to the guarantor or an affiliate of the borrower or guarantor solely upon the occurrence of specified events of default or other specified recourse events under the Mortgage Loan documents solely related to specific Mortgaged Properties, provided that, among other conditions: (i) the borrower prepays the Mortgage Loan in an amount equal to 130% of the allocated loan amount with respect to such Mortgaged Property, along with any applicable yield maintenance premium; (ii) the borrower provides notice within five business days’ of the lender’s notice of default that borrower intends to release such Mortgaged Property and such Mortgaged Property is released within 30 days of such default notice; (iii) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties is not less than the debt service coverage ratio for the Mortgaged Properties (including the released Mortgaged Property) preceding the release; (iv) the release of such Mortgaged Property will not have a material adverse effect on (a) the use, operation or value of the remaining Mortgaged Properties or (b) the borrower or guarantor’s ability to perform its obligations under the Mortgage Loan documents; (v) either (x) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than 125% or (y) the borrower pays down the Mortgage Loan by no less than an amount equal to the least of (1) the net proceeds of the sale of the Mortgaged Property, (2) the fair market value of the Mortgaged Property at the time of release or (3) an amount such that the loan-to-value ratio does not increase after such release and (vi) satisfaction of customary REMIC requirements.

●

With respect to the Christiana Mall Mortgage Loan (1.0%), the borrower may obtain the release of certain portions of the Mortgaged Property including, (i) in connection with the expansion or development of the Mortgaged Property, one or more parcels of land, including “air rights” parcels (each, a “Release Parcel”), (ii) certain outparcels occupied by either Cabela’s or Cinemark (each, an “Outlot Parcel”), and (iii) in the event Target exercises its purchase option under the related lease, the Target Parcel (each a “Permitted Release”). The borrower may obtain a Permitted Release provided that, among other conditions, (1) with respect to any Release Parcel, (a) the borrower delivers at least 10 days’ prior written notice, (b) any such Release Parcel is vacant, non-income producing and unimproved land or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas, provided, however, that such condition will not apply to any expansion parcel acquired in accordance with the terms and conditions in the Mortgage Loan documents after the origination of the Mortgage Loan (an “Acquired Expansion Parcel”), (c) the borrower delivers to the lender satisfactory evidence that the Release Parcel is (x) not necessary for the borrower’s operation or use of the Mortgaged Property for its then-current use and (y) may be readily separated from the Mortgaged Property without a material diminution in the value of the Mortgaged Property, (d) after giving effect to such release, the loan-to-value ratio immediately after such release is less than or equal to 125%, and, if necessary, the borrower prepays the “qualified amount” necessary in order to satisfy such ratio, (e) the borrower pays to the lender a fee in the amount of $10,000, along with any related out-of-pocket expenses, and (f) the borrower delivers a Rating Agency Confirmation from each applicable rating agency for any such release, provided, however, that such condition will not apply to an Acquired Expansion Parcel, (2) with respect to any Outlot Parcel, (a) the borrower complies with the requirements in clauses (i)(a),(d) and (f), above, (b) the borrower prepays the Mortgage Loan by an amount equal to the greatest of (x) (A) 125% of the allocated loan amount of the Out Parcel being released, (B) with respect to the parcel occupied by Cabela’s, $8,400,000 and (C) with respect to the parcel occupied by Cinemark, $6,600,000, (y) 100% of the net sales proceeds for the related Outlot Parcel, and (z) any “qualified amount” necessary to comply with applicable REMIC requirements, in each instance along with payment of any applicable yield maintenance premium (provided that the borrower may deliver to the lender cash or a letter of credit in lieu of such prepayment (exclusive of any applicable yield maintenance premium)) and (c) the borrower pays to the lender a fee in the amount of $25,000, along with any reasonable out-of-pocket expenses, and (3) with respect to the Target Parcel, (i) the borrower complies with the requirements in clauses (i) (a), (d) and (e) above, and (ii) the borrower may not obtain a release (or exercise the related purchase option) in the event that (x) the borrower or its affiliate acquires Target’s interest in the Target Parcel and (y) such option was not exercised prior to such acquisition.

●	Also with respect to the Christiana Mall Mortgage Loan (1.0%), the borrower may substitute the fee or leasehold interest to a parcel of real property at or adjacent to the related shopping center (each, an “Acquired Parcel”) in connection with the release of one or more parcels of the Mortgaged Property (each, an “Exchange Parcel”); provided that, among other conditions (i) the borrower provides at least 20 days’ prior written notice, (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, (iii) the Exchange Parcel must be vacant, non-income producing and unimproved or improved only by landscaping facilities that are readily relocatable or surface parking areas, (iv) the borrower pays the lender a fee in the amount of $10,000, along with any reasonable out-of-pocket expenses, (v) the borrower delivers a satisfactory environmental report, unless the Acquired Parcel is covered by the Phase I ESA received by lender in connection with the origination of the Mortgage Loan and (vi) after giving effect to such substitution, the loan-to-value ratio is less than or equal to 125%; provided that the borrower may prepay the “qualified amount” in order to meet such loan-to-value ratio. In addition, the borrower may, in its sole discretion, obtain an Acquired Expansion Parcel; provided that, among other conditions, (i) the borrower satisfies the requirements in clauses (i), (iv) and (v) above. Notwithstanding anything to the contrary in the foregoing, the borrower may acquire fee simple title to the Target Improvements in the event that Target exercises its put option pursuant to the terms of the related lease; provided that (i) the borrower uses commercially reasonable efforts to comply with certain terms and conditions in the Mortgage Loan documents related to an Acquired Expansion Parcel; provided that the borrower will not be required to deliver a new environmental report related to the Target Improvements and (ii) the borrower executes any documents reasonably necessary in order to subject to Target Improvements to the lien of the Mortgage Loan documents.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Escrows

40 Mortgage Loans (77.8%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

25 Mortgage Loans (38.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

42 Mortgage Loans (83.5%) provide for monthly or upfront escrows to cover ongoing replacements and capital expenditure.

19 Mortgage Loans (34.1%) secured in whole or in part by retail, office, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial, mixed use and other properties only.

The Renaissance Fort Lauderdale Mortgage Loan, DoubleTree Colorado Springs, the Best Western Long Beach Inn Mortgage Loan and the Baymont Inn & Suites Green Bay Mortgage Loan (collectively, 8.2%) each requires a seasonality reserve that was deposited in connection with the origination of such Mortgage Loan and/or that is required to be funded on an ongoing basis or, in certain cases, is required to be funded upon specified trigger events. See “Risk Factors—Risks Related to the Mortgage Loans—Hotel Properties Have Special Risks”. See Annex A-3 for more information on the specific terms of the seasonality reserves with respect to the largest 15 Mortgage Loans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	23	$467,212,410	49.9%
Springing	22	343,226,777	36.6
Hard/In Place Cash Management	3	76,482,500	8.2
Other(1)	1	35,000,000	3.7
Soft/Springing Cash Management	1	14,727,856	1.6
Total:	50	$936,649,542	100.0%

(1) The NEMA San Francisco Mortgaged Property has a soft lockbox for the residential portion of the Mortgaged Property and a hard lockbox for the commercial portion of the Mortgaged Property.

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●

Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hotel properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts (net of certain fees and expenses payable therefrom) may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”; “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
The Colonnade Office Complex	$30,000,000	3.2%	$17,000,000	$75,000,000	$118,000,000	$240,000,000	5.7500%	30.2%	69.0%	3.87x	1.35x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan, unless (i) no event of default under the related Mortgage Loan is then continuing (taking into account the cure rights of the related mezzanine lender) and (ii) either (A) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan or (B) such prepayments are in strict accordance with, and expressly permitted by, the Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation
Wolverine Portfolio	$30,000,000	N/A	69.8%	1.29x	8.20%	Yes	Yes
DentaQuest & Aurora Portfolio	$14,650,000	N/A	73.3%	1.58x	10.07%	Yes	Yes
600 Pine Avenue	$14,040,000	N/A	65.0%	N/A	N/A	Yes	Yes
Christiana Mall	$9,704,000	N/A	52.9%	1.82x	N/A	Yes	Yes
Townline Self Storage	$6,650,000	N/A	72.7%	1.38x	N/A	Yes	Yes

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

In addition, 54 Mortgaged Properties (10.0%) are located in Florida. Florida’s Property Assessed Clean Energy (“PACE”) statute renders loan document provisions prohibiting PACE loans unenforceable.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

●	With respect to the Inland Devon Self Storage Portfolio Mortgage Loan (4.4)%, the related borrower may obtain unsecured loans from the related guarantor subject to the conditions of the Mortgage Loan documents, including: (i) such loans will be unsecured; (ii) such loans will be subordinate in all respects to the Mortgage Loan; (iii) the guarantor and borrower will enter into a subordination and standstill agreement; and (iv) the proceeds of such loans will be used solely to pay certain payments and expenses pursuant to the Mortgage Loan documents.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the SSTII Self Storage Portfolio II, Vanguard Portfolio, GNL Industrial Portfolio, SWVP Portfolio, Inland Devon Self Storage Portfolio, ILPT Hawaii Portfolio, NEMA San Francisco, 787 Eleventh Avenue, The Colonnade Office Complex, Wolverine Portfolio, Kings Mountain Center, ExchangeRight Net Lease Portfolio 26, Patuxent Crossing, The Block Northway, Goodyear Portfolio, ExchangeRight Net Leased Portfolio 24, Heartland Dental Medical Office Portfolio, Southern Motion Industrial Portfolio and Christiana Mall Mortgage Loans are part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“AB Whole Loan” means the Serviced AB Whole Loan and any of the Non-Serviced AB Whole Loans.

“BBCMS 2019-CHRS TSA” means the trust and servicing agreement governing the servicing of the Christiana Mall Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Control Appraisal Period” means, with respect to the Vanguard Portfolio Whole Loan, a Vanguard Portfolio Control Appraisal Period.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note (or its designee). As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“CSAIL 2019-C15 PSA” means the pooling and servicing agreement governing the servicing of the ExchangeRight Net Leased Portfolio 24 Whole Loan.

“ILPT 2019-SURF TSA” means the trust and servicing agreement governing the servicing of the ILPT Hawaii Portfolio Whole Loan.

“NCMS 2019-NEMA TSA” means the trust and servicing agreement governing the servicing of the NEMA San Francisco Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note (or its designee). As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Non-Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the related Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes And Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to (i) any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the directing certificateholder (or equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes”

below and (ii) on and after the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the pooling and servicing agreement or trust and servicing agreement relating to the transaction identified under the column entitled “Note Holder” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above and (ii) any Servicing Shift Whole Loan on and after the applicable Servicing Shift Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Subordinate Companion Loan” means each of the 787 Eleventh Avenue Subordinate Companion Loan, The Colonnade Office Complex Subordinate Companion Loan, the NEMA San Francisco Subordinate Companion Loan, the Goodyear Portfolio Subordinate Companion Loan and the Christiana Mall Subordinate Companion Loan.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu Whole Loans and (ii) on and after the related Servicing Shift Date, the related Servicing Shift Whole Loans.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced AB Whole Loan” means any Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Subordinate Companion Loan” means the Vanguard Portfolio Subordinate Companion Loan.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Companion Loan” means each of the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the pooling and servicing agreement governing the securitization of the related Control Note.

“Servicing Shift Date” means with respect to each Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“SGCMS 2019-787E TSA” means the trust and servicing agreement governing the servicing of the 787 Eleventh Avenue Whole Loan.

“Subordinate Companion Loan” means each of the Serviced Subordinate Companion Loans and the Non-Serviced Subordinate Companion Loans.

“UBS 2019-C16 PSA” means the pooling and servicing agreement governing the servicing of The Colonnade Office Complex Whole Loan and the Southern Motion Industrial Portfolio Whole Loan.

“WFCM 2019-C50 PSA” means the pooling and servicing agreement governing the servicing of the Goodyear Portfolio Whole Loan and the Heartland Dental Medical Office Portfolio Whole Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note(1)	Original Principal Balance	Note Holder
SSTII Self Storage Portfolio II	Serviced	Note A-1 Note A-2 Note A-3 Note A-4	Control Non-Control Non-Control Non-Control	$57,200,000 $26,000,000 $13,000,000 $7,800,000	BBCMS 2019-C3 CF 2019-CF1 CF 2019-CF1 CF 2019-CF1
Vanguard Portfolio	Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note B	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control	$30,000,000 $25,000,000 $20,000,000 $20,000,000 $17,017,500 $4,825,000 $12,982,500	BBCMS 2019-C3 BBCMS 2019-C3 NREC NREC NREC NREC TCM CRE REIT LLC
GNL Industrial Portfolio	Servicing Shift	Note A-1 Note A-2	Control Non-Control	$48,750,000 $48,750,000	Column(3) BBCMS 2019-C3
SWVP Portfolio	Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10	Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$35,000,000 $30,000,000 $10,000,000 $10,000,000 $10,000,000 $5,000,000 $25,000,000 $25,000,000 $35,000,000 $15,000,000	BBCMS 2019-C3 SGFC BBCMS 2019-C3 SGFC SGFC SGFC JPMorgan JPMorgan JPMorgan JPMorgan
Inland Devon Self Storage Portfolio	Serviced	Note A-1 Note A-2	Control Non-Control	$41,000,000 $30,000,000	BBCMS 2019-C3 WFCM 2019-C50(2)
NEMA San Francisco	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-B Note B-1 Note B-2	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control	$130,000,000 $25,000,000 $25,000,000 $10,000,000 $15,000,000 $69,000,000 $60,000,000 $50,000,000	NCMS 2019-NEMA BBCMS 2019-C3 NREC BBCMS 2019-C3 NREC NCMS 2019-NEMA Nonghyup Bank, as Trustee for Koramco US Debt Strategy Private Real Estate Investment Trust No.7 Natixis, New York Branch
787 Eleventh Avenue	Non-Serviced	Note A-1-A Note A-1-B Note A-1-C Note A-1-D Note A-2 Note B	Non-Control Non-Control Non-Control Non-Control Non-Control Control	$70,000,000 $45,000,000 $30,000,000 $30,000,000 $117,500,000 $117,500,000

SGCMS 2019-787E

CSAIL 2019-C15

BBCMS 2019-C3

Societe Generale Financial Corporation

SGCMS 2019-787E

Nonghyup Bank, a bank organized and validly existing under the laws of the Republic of Korea with its registered address at 120 Tongil-ro, Jung-gu, Seoul 04517, Republic of Korea, as trustee of Capstone US Private Real Estate Fund No. 7

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note(1)	Original Principal Balance	Note Holder
The Colonnade Office Complex	Non-Serviced	Note A-1 Note A-2-1 Note A-2-2 Note A-2-3 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note B-1 Note B-2 Note B-3 Note B-4 Note B-5 Note B-6 Note C	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control	$5,000,000 $15,000,000 $3,000,000 $2,000,000 $15,000,000 $10,000,000 $10,000,000 $10,000,000 $30,000,000 $5,000,000 $30,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $63,000,000

UBS 2019-C16

WFCM 2019-C50(2)

WFCM 2019-C50(2)

UBS 2019-C16

BBCMS 2019-C3

UBS 2019-C16

WFCM 2019-C50(2)

BBCMS 2019-C3

UBS 2019-C16

BBCMS 2019-C3

The Lincoln National Life Insurance Company

Athene Annuity & Life Assurance Company

Athene Annuity and Life Company

American Equity Investment Life Insurance Company

Athene Annuity & Life Assurance Company

Athene Annuity & Life Assurance Company

Nonghyup Bank as Trustee for UP Global Private Real Estate Fund V

Wolverine Portfolio	Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10	Non-Control Non-Control Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$10,000,000 $10,000,000 $10,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $2,000,000 $2,000,000	WFCM 2019-C50(2) WFCM 2019-C50(2) BBCMS 2019-C3 BBCMS 2019-C3 WFCM 2019-C50 BBCMS 2019-C3 BBCMS 2019-C3 BBCMS 2019-C3 UBS AG, New York Branch UBS AG, New York Branch
Kings Mountain Center	Serviced	Note A-1 Note A-2 Note A-3 Note A-4	Control Non-Control Non-Control Non-Control	$15,000,000 $17,000,000 $5,000,000 $5,000,000	BBCMS 2019-C3 SGFC BBCMS 2019-C3 BBCMS 2019-C3
ExchangeRight Net Lease Portfolio 26	Servicing Shift	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$25,000,000 $20,000,000 $10,000,000	Societe Generale Financial Corporation(3) BBCMS 2019-C3 Societe Generale Financial Corporation
Patuxent Crossing	Serviced	Note A-1 Note A-2	Control Non-Control	$20,000,000 $16,575,000	BBCMS 2019-C3 Barclays
The Block Northway	Serviced	Note A-1-1 Note A-1-2 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7-1 Note A-7-2 Note A-8	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control Non-Control Non-Control Non-Control	$25,000,000 $5,000,000 $20,000,000 $10,000,000 $8,000,000 $5,000,000 $1,000,000 $1,000,000 $3,000,000 $6,000,000	WFCM 2019-C50(2) BBCMS 2019-C3 UBS 2019-C16 BBCMS 2019-C3 MSMCH MSMCH BBCMS 2019-C3 BBCMS 2019-C3 UBS 2019-C16 MSMCH
Goodyear Portfolio	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note B	Non-Control Non-Control Non-Control Non-Control Non-Control Control	$30,000,000 $16,000,000 $2,000,000 $1,500,000 $1,000,000 $9,920,000	WFCM 2019-C50(2) BBCMS 2019-C3 WFCM 2019-C50(2) WFCM 2019-C50(2) WFCM 2019-C50(2) Townsend Real Estate Fund, L.P.
ExchangeRight Net Leased Portfolio 24	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4	Control Non-Control Non-Control Non-Control	$25,000,000 $4,165,000 $15,000,000 $10,000,000	CSAIL 2019-C15 UBS 2018–C15 BBCMS 2019-C3 CSAIL 2019-C15

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note(1)	Original Principal Balance	Note Holder
Heartland Dental Medical Office Portfolio	Non-Serviced	Note A-1 Note A-2-I Note A-2-II Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10	Non-Control Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$40,000,000 $22,000,000 $8,000,000 $20,000,000 $20,000,000 $20,000,000 $15,000,000 $15,000,000 $10,000,000 $6,5000,000 $4,000,000	UBS 2018-C14 WFCM 2019-C50(2) BBCMS 2019-C3 Deutsche Bank AG, New York Branch UBS 2018-C15 UBS 2018-C15 UBS 2018-C15 UBS 2019-C16 UBS 2019-C16 BBCMS 2019-C3 UBS 2018-C14
ILPT Hawaii Portfolio	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5-1 Note A-5-2 Note A-5-3 Note A-5-4 Note A-6-1 Note A-6-2 Note A-6-3 Note A-7-1 Note A-7-2 Note A-8-1 Note A-8-2 Note A-9 Note A-10 Note A-11

Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

$162,500,000

$65,000,000

$35,000,000

$32,500,000

$32,500,000

$50,000,000

$40,000,000

$40,000,000

$13,000,000

$22,000,000

$30,000,000

$13,000,000

$23,000,000

$6,500,000

$26,000,000

$30,000,000

$10,000,000

$19,000,000

ILPT Trust 2019-SURF

ILPT Trust 2019-SURF

ILPT Trust 2019-SURF

ILPT Trust 2019-SURF

ILPT Trust 2019-SURF

Morgan Stanley Bank, N.A.

Morgan Stanley Bank, N.A.

Morgan Stanley Bank, N.A.

ILPT Trust 2019-SURF

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc.

ILPT Trust 2019-SURF

UBS 2019-C16

ILPT Trust 2019-SURF

JPMorgan Chase Bank, National Association

ILPT Trust 2019-SURF

BBCMS 2019-C3

UBS AG, New York Branch

Southern Motion Industrial Portfolio	Non-Serviced	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	Non-Control Non-Control Non-Control Non-Control Non-Control Control	$10,000,000 $10,000,000 $10,000,000 $5,000,000 $5,000,000 $1,690,000	UBS 2019-C16 UBS 2019-C16 UBS 2019-C16 BBCMS 2019-C3 BBCMS 2019-C3 UBS 2019-C16
Christiana Mall	Non-Serviced	Note A-1-A Note A-1-B Note A-1-C Note A-1-D Note A-1-E Note A-2-A Note A-2-B Note A-2-C Note A-2-D Note A-2-E Note A-3-A Note A-3-B Note A-3-C Note B-1 Note B-2 Note B-3	Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$36,160,000 $50,000,000 $40,000,000 $28,000,000 $14,840,000 $21,696,000 $30,000,000 $30,000,000 $10,000,000 $9,704,000 $14,464,000 $30,000,000 $23,136,000 $106,000,000 $63,600,000 $42,400,000

BBCMS 2018-CHRS

WFCM 2018-C47

BBCMS 2018-C2

WFCM 2018-C48

BBCMS 2018-C2

BBCMS 2018-CHRS

UBS 2018-C13

UBS 2018-C14

UBS 2018-C15

BBCMS 2019-C3

BBCMS 2018-CHRS

DBGS 2018-C1

DBGS 2018-C1

BBCMS 2018-CHRS

BBCMS 2018-CHRS

BBCMS 2018-CHRS

(1)	With respect to the AB Whole Loans, the initial Control Note may become a Non-Control Note if a control appraisal period has occurred and is continuing with respect to the related AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

(2)	The WFCM 2019-C50 securitization is expected to close on or about May 14, 2019.

(3)	On and after the securitization of the related Control Note, this Servicing Shift Whole Loan will be serviced under the pooling and servicing agreement for such securitization. The master servicer and special servicer for such securitization will be identified in a notice, report or statement to holders of the BBCMS 2019-C3 certificates after the closing of such securitization.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Whole Loan) prior to the related Servicing Shift Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, any sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each such Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the directing certificateholder for this securitization, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this section only applies to the period on or after the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, any sale by a securitization trust).

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. With respect to a Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the related Controlling Holder will be the related Non-Serviced Directing Certificateholder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will generally have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Serviced AB Whole Loans

The Vanguard Portfolio Whole Loan

General

The Vanguard Portfolio Mortgage Loan (5.9%), is part of the Vanguard Portfolio Whole Loan (as defined below) comprised of seven promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Vanguard Portfolio Mortgaged Property”).

The Vanguard Portfolio Whole Loan is evidenced by two senior pari passu notes, Note A-1 and Note A-2 (the “Vanguard Portfolio Mortgage Loan”) with an aggregate principal balance as of the Cut-off Date of $55,000,000, Note A-3, Note A-4, Note A-5 and Note A-6 (collectively, the “Vanguard Portfolio Pari Passu Companion Loans”) with an aggregate principal balance as of the Cut-off Date of $61,842,500 and a subordinate companion loan evidenced by Note B with a principal balance as of the Cut-off Date of $12,982,500 (the “Vanguard Portfolio Subordinate Companion Loan”). The Vanguard Portfolio Subordinate Companion Loan is currently held by TCM CRE REIT LLC. The Vanguard Portfolio Mortgage Loan, the Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan are collectively referred to in this prospectus as the “Vanguard Portfolio Whole Loan”.

The holders of the Vanguard Portfolio Whole Loan (the “Vanguard Portfolio Noteholders”) entered into a co-lender agreement, prior to the Closing Date (the “Vanguard Portfolio Intercreditor Agreement”), which will govern their respective rights and obligations and the allocation of payments to each Vanguard Portfolio Noteholder to the extent set forth in the Vanguard Portfolio Intercreditor Agreement.

Servicing

The Master Servicer and the Special Servicer will service and administer the Vanguard Portfolio Whole Loan pursuant to the Pooling and Servicing Agreement and the Mortgage Loan Documents, for so long as the Vanguard Portfolio Mortgage Loan is an asset of the Trust. The Master Servicer and/or Special Servicer may not enter into any amendment, modification or extension of the Vanguard Portfolio Whole Loan or any Mortgage Loan Document that would constitute a Major Decision, without the consent (or deemed consent) of the holder of the Vanguard Portfolio Subordinate Companion Loan (provided that no Vanguard Portfolio Control Appraisal Period exists). Prior to the occurrence and continuation of a Vanguard Portfolio Control Appraisal Period, the holder of the Vanguard Portfolio Subordinate Companion Loan will have the right to replace the Special Servicer with respect to the Vanguard Portfolio Whole Loan upon at least ten (10) business days’ prior notice to the Special Servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

Application of Payments

Pursuant to the Vanguard Portfolio Intercreditor Agreement, except after the occurrence and during the continuance of (i) an event of default with respect to an obligation to pay money due under the Vanguard Portfolio Whole Loan, (ii) any other event of default that causes the Vanguard Portfolio Whole Loan to become a specially serviced mortgage loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case; provided that the holder of the Vanguard Portfolio Subordinate Companion Loan has not exercised its cure rights under the Vanguard Portfolio Intercreditor Agreement (each of clauses (i)-(iii), a “Sequential Pay Event”), amounts tendered by the related borrower or otherwise available for payment on the Vanguard Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses, including, but not limited to fees and expenses due to the Master Servicer or the Special Servicer and reimbursement for Advances) will be applied in the following order:

First, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in the amount equal to the accrued and unpaid interest on the outstanding principal balance of such notes at their interest rate (net of the Servicing Fee Rate);

Second, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to their respective percentage interests of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the applicable monthly payment date;

Third, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout, the principal balance of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans has been reduced, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

Fifth, to the extent the holder of the Vanguard Portfolio Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the Vanguard Portfolio Intercreditor Agreement, to reimburse such holder for such cure payments;

Sixth, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Vanguard Portfolio Subordinate Companion Loan at its interest rate (net of the Servicing Fee Rate);

Seventh, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to its percentage interest in the Vanguard Portfolio Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to such applicable monthly payment date;

Eighth, to the holder of the Vanguard Portfolio Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the Vanguard Portfolio Subordinate Companion Loan has been reduced, such excess amount to the holder of the Vanguard

Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Vanguard Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the Vanguard Portfolio Subordinate Companion Loan interest rate;

Tenth, any prepayment premium, to the extent paid by the related borrower, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to its respective pro rata interests, based on the product of (i) their respective percentage interests in the Vanguard Portfolio Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Eleventh, any prepayment premium, to the extent paid by the related borrower, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the Vanguard Portfolio Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the Mortgage Borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to compensate the Master Servicer and Special Servicer, to the holders of the Vanguard Portfolio Mortgage Loan, the Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan, pro rata, based on their respective percentage interest in the Vanguard Portfolio Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Thirteenth, if any excess amount is available to be distributed in respect of the Vanguard Portfolio Whole Loan, and not otherwise applied in accordance with clauses first through twelfth, any remaining amount is required to be paid pro rata to the holders of the Vanguard Portfolio Mortgage Loan, the Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan in accordance with their respective initial percentage interests in the Vanguard Portfolio Whole Loan.

Following the occurrence and during the continuation of an Sequential Pay Event, after payment of all amounts for required reserves or escrows required by any Mortgage Loan Documents and amounts then payable or reimbursable under the Pooling and Servicing Agreement to the Master Servicer, Special Servicer, Certificate Administrator or Trustee, payments and proceeds with respect to the Vanguard Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

First, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their interest rate (net of the Servicing Fee Rate);

Second, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, until their respective principal balances have been reduced to zero;

Third, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout, the principal balance of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans has been reduced, to the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the Vanguard Portfolio

Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

Fifth, to the extent the holder of the Vanguard Portfolio Subordinate Companion Loan has made any payments or advances in the exercise of its cure rights under the Vanguard Portfolio Intercreditor Agreement, to reimburse such holder for all such cure payments;

Sixth, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Vanguard Portfolio Subordinate Companion Loan at its interest rate (net of the Servicing Fee Rate);

Seventh, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount equal to its percentage interest of principal payments received, if any, with respect to such applicable monthly payment date, until its principal balance has been reduced to zero;

Eighth, to the holder of the Vanguard Portfolio Subordinate Companion Loan up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Vanguard Portfolio Whole Loan or the Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the Vanguard Portfolio Subordinate Companion Loan has been reduced, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of Note B as a result of such workout, plus interest on such amount at the applicable interest rate;

Tenth, any prepayment premium, to the extent paid by the related borrower, to the holder of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in an amount up to their respective pro rata interests, based on the product of (i) the applicable note’s percentage interest of the Vanguard Portfolio Whole Loan and (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Eleventh, any prepayment premium, to the extent paid by the related borrower, to the holder of the Vanguard Portfolio Subordinate Companion Loan in an amount up to its pro rata interest in the Vanguard Portfolio Whole Loan, calculated as (i) its percentage interest in the Vanguard Portfolio Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the Vanguard Portfolio Whole Loan;

Twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to compensate the Master Servicer or Special Servicer, to the holders of the Vanguard Portfolio Mortgage Loan, Vanguard Portfolio Pari Passu Companion Loans and Vanguard Portfolio Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Vanguard Portfolio Whole Loan, any such default interest, late fees, assumption or transfer fees; and

Thirteenth, if any excess amount is available to be distributed in respect of the Vanguard Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to the holders of the Vanguard Portfolio Mortgage Loan, Vanguard Portfolio Pari Passu Companion Loans and the Vanguard Portfolio Subordinate Companion Loan, based on their respective initial percentage interests in the Vanguard Portfolio Whole Loan.

The Directing Holder

The Vanguard Portfolio Directing Holder. The controlling noteholder (the “Vanguard Portfolio Directing Holder”) under the Vanguard Portfolio Intercreditor Agreement, as of any date of determination, is:

●	initially, the holder of the Vanguard Portfolio Subordinate Companion Loan; and

●	if a Vanguard Portfolio Control Appraisal Period (as defined below) has occurred and is continuing, the holder of the Vanguard Portfolio Mortgage Loan.

At any time that the holder of the Vanguard Portfolio Mortgage Loan is the Vanguard Portfolio Directing Holder, the rights of the Vanguard Portfolio Directing Holder may be exercised by the holders of the majority of the class of securities designated as the “controlling class” to the extent provided in the PSA.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Vanguard Portfolio Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the Vanguard Portfolio Whole Loan, the holder of the Vanguard Portfolio Subordinate Companion Loan will have the right to cure any such event of default subject to certain limitations set forth in the Vanguard Portfolio Intercreditor Agreement. The holder of the Vanguard Portfolio Subordinate Companion Loan will be limited to six (6) cures related to monetary defaults in a 12-month period, but in no event more than twelve (12) cures of monetary defaults over the life of the Vanguard Portfolio Whole Loan, and six (6) cures related to non-monetary defaults over the life of the Vanguard Portfolio Whole Loan. So long as the holder of the Vanguard Portfolio Subordinate Companion Loan is permitted to exercise a cure right with respect to an event of default and is diligently and expeditiously prosecuting such cure under the Vanguard Portfolio Intercreditor Agreement, neither the Master Servicer nor the Special Servicer will be permitted to treat such event of default as such for purposes of transferring the Vanguard Portfolio Whole Loan to special servicing or exercising remedies.

Consultation and Consent

Prior to the occurrence and continuation of a Vanguard Portfolio Control Appraisal Period, if any consent, modification, amendment or waiver under, or other action in respect of, the Vanguard Portfolio Whole Loan or the Mortgage Loan Documents that would constitute a Major Decision has been requested or proposed, at least ten (10) business days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), the holder of the Vanguard Portfolio Mortgage Loan (or Master Servicer and/or Special Servicer) is required to request the written consent of the holder of the Vanguard Portfolio Subordinate Companion Loan (or the representative it has appointed to act on its behalf) before implementing a decision with respect to such Major Decision. If the holder of the Vanguard Portfolio Subordinate Companion Loan (or the representative it has appointed to act on its behalf) fails to respond to the holder of the Vanguard Portfolio Mortgage Loan (or Master Servicer and/or Special Servicer) with respect to any such proposed action within ten (10) business days after receipt of such notice, the holder of the Vanguard Portfolio Subordinate Companion Loan(or the representative it has appointed to act on its behalf) will have no further consent rights with respect to such action.

During the continuation of a Vanguard Portfolio Control Appraisal Period, the holder of the Vanguard Portfolio Mortgage Loan (or the Master Servicer acting on its behalf) will be required: (i) to provide copies of any notice, information and report that it is required to provide to the Directing Holder pursuant to the Pooling and Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Vanguard Portfolio Whole Loan, to the holder of the Vanguard Portfolio Pari Passu Companion Loans (or if the Vanguard Portfolio Pari Passu Companion Loans are held in a securitization, the controlling class representative, or the equivalent, of such securitization), within the same time frame it is required to provide to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder under the Pooling and Servicing Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event); and (ii) to consult with the holder of the Vanguard Portfolio Pari Passu Companion Loans (or if the Vanguard Portfolio Pari Passu Companion Loans are held in a securitization, the controlling class representative, or the equivalent, of such securitization) on a strictly non-binding basis, to the extent having received such notices, information and reports, the holder of the Vanguard Portfolio Pari Passu Companion Loans (or if the Vanguard Portfolio Pari Passu Companion Loans are held in a securitization, the controlling class representative, or the equivalent, of such securitization) requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Vanguard Portfolio Whole Loan, and consider alternative actions recommended by the holder of the Vanguard Portfolio Pari Passu Companion Loans (or if the Vanguard Portfolio Pari Passu Companion Loans are held in a securitization, the controlling class representative, or the equivalent, of such securitization); provided that after the expiration of a period of ten (10) business days from the delivery to the holder of the Vanguard Portfolio Pari Passu Companion Loans (or if the Vanguard Portfolio Pari Passu Companion Loans are held in a securitization, the controlling class representative, or the equivalent, of such securitization) by the holder of the Vanguard Portfolio Mortgage Loan of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Holder, the holder of the Vanguard Portfolio Mortgage Loan (or the Master Servicer acting on its behalf) will no longer be obligated to consult with the holder of the Vanguard Portfolio Pari Passu Companion Loan (or if the Vanguard Portfolio Pari Passu Companion Loans are held in a securitization, the Directing Holder, or the equivalent, of such securitization), whether or not the holders of the Vanguard Portfolio Pari Passu Companion Loans (or if the Vanguard Portfolio Pari Passu Companion Loans are held in a securitization, the controlling class representative, or the equivalent, of such securitization) have responded within such ten (10) business day period (unless the holder of the Vanguard Portfolio Mortgage Loan (or the Master Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Vanguard Portfolio Control Appraisal Period” means any period, with respect to the Vanguard Portfolio Whole Loan, if and for so long as: (a) (1) the initial principal balance of the Vanguard Portfolio Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Vanguard Portfolio Subordinate Companion Loan , (y) any Appraisal Reduction Amount for the Vanguard Portfolio Whole Loan that is allocated to the Vanguard Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Vanguard Portfolio Whole Loan that are allocated to the Vanguard Portfolio Subordinate Companion Loan, plus (3) the Vanguard Portfolio Subordinate Companion Loan Threshold Event Collateral (as defined below) then held by the Master Servicer, is less than (b) twenty-five percent (25%) of the remainder of the (1) initial principal balance of the Vanguard Portfolio Subordinate Companion Loan less (2) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Vanguard Portfolio Subordinate Companion Loan.

Purchase Option

If an event of default with respect to the Vanguard Portfolio Whole Loan has occurred and is continuing, the holder of the Vanguard Portfolio Subordinate Companion Loan will have the option to purchase the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans in whole, but not in part, at a price generally equal to the sum, without duplication, of (a) the principal balances of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loan, (b) accrued and unpaid interest on the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, servicing advances payable or reimbursable to the Master Servicer or Special Servicer, and earned and unreimbursed special servicing fees), (e) any accrued and unpaid interest on advances, (f) any liquidation fees or workout fees payable under the Pooling and Servicing Agreement, if (i) the related borrower or a borrower related party is the purchaser or (ii) if the Vanguard Portfolio Whole Loan is purchased after 90 days after such option first becomes exercisable pursuant to the Vanguard Portfolio Intercreditor Agreement and (g) certain additional amounts to the extent provided for in the Vanguard Portfolio Intercreditor Agreement. Notwithstanding the foregoing, the purchase price will include prepayment premiums, default interest, late fees, exit fees and any other similar fees if the purchaser is the related borrower or borrower related party.

Posting of Collateral

The Vanguard Portfolio Intercreditor Agreement provides that the holder of the Vanguard Portfolio Subordinate Companion Loan is entitled to avoid a Vanguard Portfolio Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the Vanguard Portfolio Mortgage Loan and the Vanguard Portfolio Pari Passu Companion Loans, and acceptable to the Master Servicer or Special Servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Vanguard Portfolio Intercreditor Agreement (either (x) or (y), the (“Vanguard Portfolio Subordinate Companion Loan Threshold Event Collateral”), and (ii) the Note B Threshold Event Collateral is in an amount that, when added to the appraised value of the related Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the applicable Vanguard Portfolio Control Appraisal Period not to exist.

The Non-Serviced AB Whole Loans

The NEMA San Francisco Whole Loan

General

The NEMA San Francisco Mortgage Loan (3.7%) is part of a Whole Loan that is part of a split loan structure comprised of 5 senior promissory notes, 1 senior subordinate promissory note and 2 subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $384,000,000. Two such senior promissory notes, Note A-2 and Note A-4, with an aggregate initial principal balance of $35,000,000 (the “NEMA San Francisco Mortgage Loan”), will be deposited into this securitization.

The NEMA San Francisco Whole Loan (as defined below), is evidenced by (i) the NEMA San Francisco Mortgage Loan; (ii) three senior promissory notes designated as Note A-1, Note A-3 and Note A-5 which have an aggregate initial principal balance of $170,000,000 (collectively, the “NEMA San Francisco Senior Companion Loans,“ and together with the NEMA San Francisco Mortgage Loan, the “NEMA San Francisco Senior Loans”); (iii) one senior subordinate promissory note designated as Note A-B (the “NEMA San Francisco Note A-B”); and (iv) two subordinate promissory notes designated as Note B-1 and Note B-2 (collectively, the “NEMA San Francisco Subordinate Companion Loans”), which have an aggregate initial principal balance of $110,000,000.

The NEMA San Francisco Senior Loans, the NEMA San Francisco Note A-B and the NEMA San Francisco Subordinate Companion Loans are referred to herein, collectively, as the “NEMA San Francisco Whole Loan”, and the NEMA San Francisco Senior Companion Loans and the NEMA San Francisco Subordinate Companion Loans are referred to herein as the “NEMA San Francisco Companion Loans”. The Note B-1 (the “NEMA San Francisco Note B-1”) is subordinate in right of payment with respect to the NEMA San Francisco Senior Loans and the NEMA San Francisco Note A-B. The Note B-2 (the “NEMA San Francisco Note B-2”) is subordinate in right of payment with respect to the NEMA San Francisco Senior Loans, the NEMA San Francisco Note A-B and the NEMA San Francisco Note B-1.

Only the NEMA San Francisco Mortgage Loan is included in the issuing entity. Note A-1 (the “NCMS 2019-NEMA Note A-1”) and the NEMA San Francisco Note A-B were contributed to the NCMS 2019-NEMA securitization. The remaining NEMA San Francisco Senior Companion Loans are expected to be contributed to other securitizations (which may include a standalone securitization of one or more of the NEMA San Francisco Companion Loans) from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so. The NEMA San Francisco Subordinate Companion Loan identified as Note B-1 was sold to an unaffiliated third party investor. The

NEMA San Francisco Subordinate Companion Loan identified as Note B-2 is currently held by Natixis, New York Branch.

The rights of the holders of the promissory notes evidencing the NEMA San Francisco Whole Loan (the “NEMA San Francisco Noteholders”) are subject to an co-lender agreement (the “NEMA San Francisco Co-Lender Agreement”). The following summary describes certain provisions of the NEMA San Francisco Co-Lender Agreement.

Servicing

The NEMA San Francisco Whole Loan will be serviced by KeyBank National Association, as servicer (the “NCMS 2019-NEMA Servicer”), and specially serviced by Situs Holdings, LLC, as special servicer (the “NCMS 2019-NEMA Special Servicer”), under the NCMS 2019-NEMA Trust and Servicing Agreement, (the “NCMS 2019-NEMA TSA”) between Natixis Commercial Mortgage Securities LLC, as depositor (the “NCMS 2019-NEMA Depositor”), the NCMS 2019-NEMA Servicer, the NCMS 2019-NEMA Special Servicer, and Wells Fargo Bank, National Association, as trustee (in such capacity, the “NCMS 2019-NEMA Trustee”), certificate administrator and custodian (in such capacity, the “NCMS 2019-NEMA Certificate Administrator”), in connection with the NCMS 2019-NEMA Mortgage Trust (into which each of the NCMS 2019-NEMA Note A-1 and NEMA San Francisco Note A-B have been deposited), and, subject to the terms of the NEMA San Francisco Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any NEMA San Francisco Noteholder will be effected in accordance with the NCMS 2019-NEMA TSA and the NEMA San Francisco Co-Lender Agreement.

Application of Payments

The NEMA San Francisco Co-Lender Agreement sets forth the respective rights of the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Companion Loans with respect to distributions of funds received on the NEMA San Francisco Whole Loan, and provides, in general, that the rights of the holder of the NEMA San Francisco Note B-2 to receive payments of interest, principal and other amounts are subordinate to the rights of the holder of the NEMA San Francisco Note B-1 to receive such amounts, the rights of the holder of the NEMA San Francisco Note B-1 to receive payments of interest, principal and other amounts are subordinate to the rights of the holder of the NEMA San Francisco Note A-B to receive such amounts and the right of the holder of the NEMA San Francisco Note A-B to receive payments of interest, principal and other amounts are subordinate to the rights of holders of the NEMA San Francisco Senior Loans to receive such amounts.

Pursuant to the terms of the NEMA San Francisco Co-Lender Agreement, if no NEMA San Francisco Sequential Pay Event (as defined below) is continuing, all amounts tendered by the NEMA San Francisco Whole Loan borrower or otherwise available for payment on the NEMA San Francisco Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)       first, to the holders of the NEMA San Francisco Senior Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of such notes at their respective interest rates (net of the servicing fee rate);

(ii)      second, to the holders of the NEMA San Francisco Senior Loans, on a pro rata and pari passu basis, in an amount equal to their respective percentage interests in the NEMA San Francisco Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date);

(iii)      third, to each holder of the NEMA San Francisco Senior Loans up to the amount of any unreimbursed costs and expenses paid by each such holder pursuant to the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA, to be allocated pro rata based on the amounts due to each such holder pursuant to this clause;

(iv)      fourth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the NEMA San Francisco Senior Loans has been reduced, such excess to be paid to the holders of the NEMA San Francisco Senior Loans in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Senior Loans as a result of such workout, plus interest on such amount at their respective interest rates (net of the servicing fee rate);

(v)       fifth, to the extent the holder of the NEMA San Francisco Note A-B has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Co-Lender Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

(vi)      sixth, to the holder of the NEMA San Francisco Note A-B in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note A-B at its interest rate (net of the servicing fee rate);

(vii)     seventh, to the holder of the NEMA San Francisco Note A-B in an amount equal to its percentage interest in the NEMA San Francisco Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date;

(viii)    eighth, to the holder of the NEMA San Francisco Note A-B up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA;

(ix)     ninth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout the principal balance of the NEMA San Francisco Note A-B has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note A-B Note in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Note A-B as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

(x)      tenth, to the extent the holder of the NEMA San Francisco Note B-1 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Co-Lender Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xi)     eleventh, to the holder of the NEMA San Francisco Note B-1 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-1 at its interest rate (net of the servicing fee rate);

(xii)     twelfth, to the holder of the NEMA San Francisco Note B-1 in an amount equal to its percentage interest in the NEMA San Francisco Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date;

(xiii)    thirteenth, to the holder of the NEMA San Francisco Note B-1 up to the amount of any unreimbursed costs and expenses paid by such holder, pursuant to the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA;

(xiv)    fourteenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout the principal balance of NEMA San Francisco Note B-1 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to the reduction, if any, of the principal balance of NEMA San Francisco Note B-1 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xv)     fifteenth, to the extent the holder of the NEMA San Francisco Note B-2 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Co-Lender Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xvi)    sixteenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-2 at its interest rate (net of the Servicing Fee Rate);

(xvii)    seventeenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to its percentage interest in the Whole Loan of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related monthly payment date;

(xviii)   eighteenth, to the holder of the NEMA San Francisco Note B-2 up to the amount of any unreimbursed costs and expenses paid by such holder, pursuant to the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA;

(xix)    nineteenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighteenth and, as a result of a workout the principal balance of the NEMA San Francisco Note B-2 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Note B-2 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xx)     twentieth, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holders of the NEMA San Francisco Senior Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxi)    twenty-first, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note A-B in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxii)   twenty-second, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxiii)  twenty-third, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxiv)  twenty-fourth, to the extent default interest, late fees, assumption or transfer fees actually paid by the Borrower are not required to be otherwise applied under the NCMS 2019-NEMA TSA,

including, without limitation, to compensate the NCMS 2019-NEMA Servicer and NCMS 2019-NEMA Special Servicer, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the NEMA San Francisco Whole Loan borrower, to be paid to each note holder, pro rata, based on its respective percentage interest in the NEMA San Francisco Whole Loan; and

(xxv)   twenty-fifth, if any excess amount is available to be distributed in respect of the NEMA San Francisco Whole Loan, and not otherwise applied in accordance with clauses first through twenty-fourth, any remaining amount to be paid to each note holder, pro rata, in accordance with its respective initial percentage interest in the NEMA San Francisco Whole Loan.

Upon the occurrence and continuance of (i) a monetary event of default, (ii) a non-monetary event of default as to which the NEMA San Francisco Whole Loan becomes a specially serviced loan (other than as a result of a foreseeable event) or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case; provided that a holder of the NEMA San Francisco Note A-B or a holder of the NEMA San Francisco Subordinate Companion Loans (or a designee of such holder) has not exercised its cure rights under the NEMA San Francisco Co-Lender Agreement before the expiration of the cure period as defined in the NEMA San Francisco Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “NEMA San Francisco Sequential Pay Event”), amounts tendered by the Borrower and otherwise available for payment on the NEMA San Francisco Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)        first, to the holders of the NEMA San Francisco Senior Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of such notes at their respective interest rates (net of the Servicing Fee Rate);

(ii)       second, to the holders of the NEMA San Francisco Senior Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until their respective principal balances have been reduced to zero;

(iii)       third, to each holder of the NEMA San Francisco Senior Loans up to the amount of any unreimbursed costs and expenses paid by each such holder pursuant to the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA, to be allocated pro rata based on the amounts due to each such holder pursuant to this clause;

(iv)       fourth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the NEMA San Francisco Senior Loans has been reduced, such excess to be paid to the holders of the NEMA San Francisco Senior Loans in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Senior Loans as a result of such workout, plus interest on such amount at their respective interest rates (net of the servicing fee rate);

(v)       fifth, to the holder of the NEMA San Francisco Note A-B in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note A-B at its interest rate (net of the Servicing Fee Rate);

(vi)       sixth, to the holders of the NEMA San Francisco Senior Loans in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

(vii)      seventh, to the extent the holder of the NEMA San Francisco Note A-B has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Co-

Lender Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

(viii)        eighth, to the holder of the NEMA San Francisco Note A-B in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

(ix)         ninth, to the holder of the NEMA San Francisco Note A-B up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA;

(x)          tenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout the principal balance of the NEMA San Francisco Note A-B has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note A-B in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Note A-B as a result of such workout, plus interest on such amount at its interest rate (net of the Servicing Fee Rate);

(xi)         eleventh, to the extent the holder of the NEMA San Francisco Note B-1 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Co-Lender Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xii)        twelfth, to the holder of the NEMA San Francisco Note B-1 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-1 at its interest rate (net of the servicing fee rate);

(xiii)        thirteenth, to the holder of the NEMA San Francisco Note B-1 in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

(xiv)        fourteenth, the holder of the NEMA San Francisco Note B-1 up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA;

(xv)         fifteenth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourteenth and, as a result of a workout the principal balance of NEMA San Francisco Note B-1 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to the reduction, if any, of the principal balance of NEMA San Francisco Note B-1 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xvi)        sixteenth, to the extent the holder of the NEMA San Francisco Note B-2 has made any payments or advances in the exercise of its cure rights under the NEMA San Francisco Co-Lender Agreement, to reimburse such holder for such cure payments, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xvii)       seventeenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the NEMA San Francisco Note B-2 at its interest rate (net of the servicing fee rate);

(xviii)       eighteenth, to the holder of the NEMA San Francisco Note B-2 in an amount equal to all remaining amounts received with respect to the related monthly payment date, until its principal balance has been reduced to zero;

(xix)    nineteenth, to the holder of the NEMA San Francisco Note B-1 up to the amount of any unreimbursed costs and expenses paid by such holder pursuant to the NEMA San Francisco Co-Lender Agreement and NCMS 2019-NEMA TSA;

(xx)     twentieth, if the proceeds of any foreclosure sale or any liquidation of the NEMA San Francisco Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through nineteenth and, as a result of a workout the principal balance of the NEMA San Francisco Note B-2 has been reduced, such excess to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to the reduction, if any, of the principal balance of the NEMA San Francisco Note B-2 as a result of such workout, plus interest on such amount at its interest rate (net of the servicing fee rate);

(xxi)    twenty-first, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holders of the NEMA San Francisco Senior Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxii)   twenty-second, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note A-B in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxiii)  twenty-third, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-1 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxiv)  twenty-fourth, any prepayment premium, to the extent paid by the NEMA San Francisco Whole Loan borrower, to be paid to the holder of the NEMA San Francisco Note B-2 in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the NEMA San Francisco Whole Loan multiplied by (ii) the ratio of the applicable note interest rate to the weighted average interest rate of the NEMA San Francisco Whole Loan;

(xxv)   twenty-fifth, to the extent default interest, late fees, assumption or transfer fees actually paid by the NEMA San Francisco Whole Loan borrower are not required to be otherwise applied under the NCMS 2019-NEMA TSA, including, without limitation, to compensate the NCMS 2019-NEMA Servicer and NCMS 2019-NEMA Special Servicer, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the NEMA San Francisco Whole Loan borrower, to be paid to each note holder, pro rata, based on its respective percentage interest in the NEMA San Francisco Whole Loan; and

(xxvi)   twenty-sixth, if any excess amount is available to be distributed in respect of the NEMA San Francisco Whole Loan, and not otherwise applied in accordance with clauses first through twenty-fifth, any remaining amount to be paid to each note holder, pro rata, in accordance with its respective initial percentage interest in the NEMA San Francisco Whole Loan.

The Directing Holder

The controlling noteholder (the “NEMA San Francisco Directing Holder”) under the NEMA San Francisco Co-Lender Agreement, as of any date of determination, is:

●	initially, the holder of the NEMA San Francisco Note B-2;

●	If a NEMA San Francisco Note B-2 Control Appraisal Period is continuing, but a NEMA San Francisco Note B-1 Control Appraisal Period is not continuing, the holder of the NEMA San Francisco B-1 Note; and

●	If a NEMA San Francisco Note B-1 Control Appraisal Period is continuing, the majority controlling class certificateholder under the NCMS 2019-NEMA TSA.

Cure Rights

In the event that the NEMA San Francisco Whole Loan borrower fails to make any payment of principal or interest on the NEMA San Francisco Whole Loan that results in a monetary event of default or the NEMA San Francisco Whole Loan borrower otherwise defaults with respect to the NEMA San Francisco Whole Loan, the holder of the NEMA San Francisco Note A-B (if the NEMA San Francisco Note A-B is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), the holder of the NEMA San Francisco Note B-1 and/or the holder of the NEMA San Francisco Note B-2, will each have the right to cure such event of default. The cure rights of the holder of the NEMA San Francisco Note A-B, the holder of the NEMA San Francisco Note B-1 and/or the holder of the NEMA San Francisco Note B-2 will be limited to no more than six cure events of monetary defaults in a 12-month period, but in no event more than 12 cures of monetary defaults over the term of the NEMA San Francisco Whole Loan, and six cure events of non-monetary defaults over the term of the Whole Loan. If the holder of the NEMA San Francisco Note A-B, the holder of the NEMA San Francisco Note B-1 and/or the holder of the NEMA San Francisco Note B-2 elects to cure an event of default, it must cure any monetary event of default within 10 business days of receipt of notice of such cure option from the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, and must cure any non-monetary event of default within 10 days from the later of (i) the expiration of the applicable cure period under the Mortgage Loan documents and (ii) receipt of notice of such cure option from the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable (which non-monetary default cure period may be extended an additional 75 days if certain conditions are satisfied). In the event that more than one of the holders of the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 elects to cure a Loan Event of Default, the holder of the most subordinate the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 will be deemed the curing party and any payments made by the holder of the more senior of the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 will be returned to such holder. So long as a default under the NEMA San Francisco Whole Loan is being cured by the NEMA San Francisco Note A-B (if the NEMA San Francisco Note A-B is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), the holder of the NEMA San Francisco Note B-1 and/or the holder of the NEMA San Francisco Note B-2 or the cure period has not expired, the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, may not treat such default as a default or an event of default under the NEMA San Francisco Whole Loan for purposes of (i) the definition of “NEMA San Francisco Sequential Pay Event”; (ii) accelerating the NEMA San Francisco Whole Loan, modifying, amending or waiving any provisions of the Mortgage Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the NEMA San Francisco Whole Loan as a specially serviced loan.

Purchase Option

At any time that an event of default has occurred and is continuing, each holder of the NEMA San Francisco Note A-B (if the NEMA San Francisco Note A-B is no longer an asset of the NCMS 2019-NEMA Mortgage Trust, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2, upon written notice from the applicable holder of the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 (“NEMA San Francisco Noteholder Purchase Option Notice”), will have the right to purchase each of the NEMA San Francisco Whole Loan notes that are senior to such Note, on a date (i) not more than 10 business days after providing written notice or (ii) not more than 30 days after providing written notice if the purchasing noteholder deposits 10% of the purchase price with the respective holder or holders, as applicable, of the notes being purchased within 10 business days after written notice. The purchase price will generally equal the sum of the outstanding principal balance of the NEMA San Francisco Whole Loan notes more senior to such purchasing NEMA San Francisco Whole Loan note, accrued and unpaid interest (other than default interest) on the NEMA San Francisco Whole Loan notes more senior to such purchasing NEMA San Francisco Whole Loan note, any accrued and unpaid servicing fees and special servicing fees, all outstanding property protection and administrative advances and all interest on advances and any other unreimbursed costs and expenses incurred by the NCMS 2019-NEMA Servicer, the NCMS 2019-NEMA Special Servicer, the NCMS 2019-NEMA Trustee or other party to the NCMS 2019-NEMA TSA with respect to the NEMA San Francisco Whole Loan (but excluding any prepayment premiums, default interest, late fees, exit fees and other similar fees).

The respective rights of the holders of the NEMA San Francisco Note A-B and the NEMA San Francisco Subordinate Companion Loans to purchase the more senior Notes, will automatically terminate upon a foreclosure sale, sale by power of sale or acceptance of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the NCMS 2019-NEMA Special Servicer is required to give the holders of the Subordinate Companion Loans 15 days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the NCMS 2019-NEMA Special Servicer (or another nominee on behalf of the NCMS 2019-NEMA Special Servicer) less than 15 days after the acceleration of the NEMA San Francisco Whole Loan, the NCMS 2019-NEMA Servicer or NCMS 2019-NEMA Special Servicer, as applicable, must notify the holder of the NEMA San Francisco Note A-B (if the NEMA San Francisco Note A-B is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2, and the holder of the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2, will have a 15 day period from the date of such notice to deliver a NEMA San Francisco Noteholder Purchase Option Notice, in which case the applicable holder of the NEMA San Francisco Note A-B, the NEMA San Francisco Note B-1 or the NEMA San Francisco Note B-2 will be obligated to purchase the Mortgaged Property, in immediately available funds, within a 15 day period at the applicable purchase price.

Replacement of the Special Servicer

Pursuant to the NEMA San Francisco Co-Lender Agreement, the NEMA San Francisco Directing Holder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated NCMS 2019-NEMA Special Servicer), will have the right to terminate the NCMS 2019-NEMA Special Servicer and appoint a replacement special servicer, with or without cause, without the consent of the holders of the NEMA San Francisco Mortgage Loan and the NEMA San Francisco Pari Passu Companion Loans.

Consultation and Control

The NEMA San Francisco Directing Holder will be entitled to exercise the rights and powers granted to it under the NCMS 2019-NEMA TSA with respect to the NEMA San Francisco Whole Loan; provided that neither the NCMS 2019-NEMA Servicer nor the NCMS 2019-NEMA Special Servicer will be required to follow any advice, direction, objection or consultation provided by the NEMA San Francisco Directing Holder (or its representative) that would require or cause the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such NCMS 2019-NEMA Servicer or NCMS 2019-NEMA Special Servicer, as applicable, to violate provisions of the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA, require or cause such NCMS 2019-NEMA Servicer or NCMS 2019-NEMA Special Servicer, as applicable, to violate the terms of the NEMA San Francisco Whole Loan, or materially expand the scope of any of such NCMS 2019-NEMA Servicer’s or NCMS 2019-NEMA Special Servicer’s, as applicable, responsibilities under the NEMA San Francisco Co-Lender Agreement or the NCMS 2019-NEMA TSA.

In addition, pursuant to the terms of the NEMA San Francisco Co-Lender Agreement, the NCMS 2019-NEMA TSA will provide that during a NEMA San Francisco Note A-B Control Appraisal Period, (1) the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, will be required: (i) to provide copies of any notice, information and report that it is required to provide to the majority controlling class certificateholder under the NCMS 2019-NEMA TSA with respect to any “Major Decisions” (as defined in the NCMS 2019-NEMA TSA) or the implementation of any recommended actions outlined in an asset status report relating to the NEMA San Francisco Whole Loan, to each holder of the NEMA San Francisco Mortgage Loan and NEMA San Francisco Senior Companion Loans (or its representative), within the same time frame it is required to provide to the majority controlling class certificateholder under the NCMS 2019-NEMA TSA (for this purpose, without regard to whether such items are actually required to be provided to the NEMA San Francisco Whole Loan majority controlling class certificateholder under the NCMS 2019-NEMA TSA due to the termination of a NEMA San Francisco subordinate control period or termination of a NEMA San Francisco subordinate consultation period; and (ii) to consult with the holder of the NEMA San Francisco Mortgage Loan (or its representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, such holder of the NEMA San Francisco Mortgage Loan (or its representative) requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an asset status Report relating to the NEMA San Francisco Whole Loan, and consider alternative actions recommended by such holder of the NEMA San Francisco Mortgage Loans (or its representative); provided that after the expiration of a period of ten 10 business days from the delivery to the holders of the NEMA San Francisco Mortgage Loan (or its representative) by the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the controlling class certificateholder under the NCMS 2019-NEMA TSA, the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, will no longer be obligated to consult with the holder of the NEMA San Francisco Mortgage Loan (or its representative), whether or not the holders of the NEMA San Francisco Mortgage Loan (or its representative) have responded within such 10 business day period (unless, the Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the holder of the NEMA San Francisco Mortgage Loan (or its representative) set forth in the immediately preceding sentence, the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, (or NCMS 2019-NEMA Servicer acting on its behalf) may make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, (or NCMS 2019-NEMA Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the NEMA San Francisco Noteholders. In no event will the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by a holder of the NEMA San Francisco Mortgage Loan (or its representative). In addition to the consultation rights of the holders of the NEMA San Francisco Mortgage Loans (or its representative), during the continuation of a NEMA San Francisco Note A-B Control Appraisal Period the holders of the NEMA San Francisco Mortgage Loan will have the right to attend annual meetings (either telephonically or in person, in the discretion of the NCMS 2019-NEMA Servicer) with the NCMS 2019-NEMA Servicer or the NCMS 2019-NEMA Special Servicer, as applicable, at the offices of the NCMS 2019-NEMA Servicer upon reasonable notice and at times reasonably acceptable to the NCMS 2019-NEMA Servicer in which servicing issues related to the NEMA San Francisco Whole Loan are discussed.

“NEMA San Francisco Control Appraisal Period” means:

(a)       with respect to NEMA San Francisco Note A-B, a NEMA San Francisco Note A-B Control Appraisal Period;

(b)       with respect to NEMA San Francisco Note B-1, a NEMA San Francisco Note B-1 Control Appraisal Period; and

(c)       with respect to NEMA San Francisco Note B-2, a NEMA San Francisco Note B-2 Control Appraisal Period.

A “NEMA San Francisco Note A-B Control Appraisal Period” will exist if, and for so long as, (a)(i) the sum of (1) the initial outstanding principal balance of the NEMA San Francisco Note A-B minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the NEMA San Francisco Note A-B after the date of creation of the NEMA San Francisco Note A-B, (y) any appraisal reduction amount for the NEMA San Francisco Whole Loan that is allocated to the NEMA San Francisco Note A-B and (z) any losses realized with respect to the Property or the NEMA San Francisco Whole Loan that are allocated to the NEMA San Francisco Note A-B plus (3) the NEMA San Francisco Threshold Event Collateral then held by the NCMS 2019-NEMA Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of the NEMA San Francisco Note A-B Note less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the NEMA San Francisco Note A-B on the NEMA San Francisco Note A-B after the date of creation of the NEMA San Francisco Note A-B; or (b) any interest in such Note is held by the NEMA San Francisco Whole Loan borrower or a borrower related party, or the NEMA San Francisco Whole Loan borrower or borrower related party would otherwise be entitled to exercise the rights of the holder of the NEMA San Francisco Note A-B as the directing holder.

A “NEMA San Francisco Note B-1 Control Appraisal Period” will exist if, and for so long as, (a)(i) the sum of (1) the initial outstanding principal balance of the NEMA San Francisco Note B-1 Note minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the NEMA San Francisco Note B-1 after the date of creation of the NEMA San Francisco Note B-1, (y) any appraisal reduction amount for the NEMA San Francisco Whole Loan that is allocated to the NEMA San Francisco Note B-1 and (z) any losses realized with respect to the Mortgaged Property or the NEMA San Francisco Whole Loan that are allocated to the NEMA San Francisco Note B-1 plus (3) the NEMA San Francisco Threshold Event Collateral then held by the NCMS 2019-NEMA Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of the NEMA San Francisco Note B-1 less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Holder of the NEMA San Francisco Note B-1 on the NEMA San Francisco Note B-1 after the date of creation of the NEMA San Francisco Note B-1; or (b) any interest in such Note is held by the NEMA San Francisco Whole Loan borrower or a borrower related party, or the NEMA San Francisco Whole Loan borrower or borrower related party would otherwise be entitled to exercise the rights of the holder of the NEMA San Francisco Note B-1 as the directing holder.

A “NEMA San Francisco Note B-2 Control Appraisal Period” will exist if, and for so long as (a)(i) the sum of (1) the initial outstanding principal balance of the NEMA San Francisco Note B-2 minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the NEMA San Francisco Note B-2 after the date of creation of the NEMA San Francisco Note B-2, (y) any appraisal reduction amount for the NEMA San Francisco Whole Loan that is allocated to the NEMA San Francisco Note B-2 Note and (z) any losses realized with respect to the Property or the NEMA San Francisco Whole Loan that are allocated to the NEMA San Francisco Note B-2 plus (3) the NEMA San Francisco Threshold Event Collateral then held by the NCMS 2019-NEMA Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of the NEMA San Francisco Note B-2 less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the NEMA San Francisco Note B-2 on the NEMA San Francisco Note B-2 after the date of creation of the NEMA San Francisco Note B-2; or (b) any interest in such Note is held by the NEMA San Francisco Whole Loan borrower or a borrower related party, or the NEMA San Francisco Whole Loan borrower or borrower related party would otherwise be entitled to exercise the rights of the holder of the NEMA San Francisco Note B-2 as the directing holder.

Posting of Collateral

The NEMA San Francisco Co-Lender Agreement provides that the holder of NEMA San Francisco Note A-B (if the NEMA San Francisco Note A-B is no longer an asset of the NCMS 2019-NEMA Mortgage Trust), NEMA San Francisco Note B-1 and NEMA San Francisco Note B-2 will be entitled to avoid a NEMA San Francisco Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions (which must be completed within 30 days of receipt of a third party appraisal that indicates such NEMA San Francisco Control Appraisal Period has occurred), including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the NEMA San Francisco Senior Loans and any more senior of the NEMA San Francisco Note A-B and the NEMA San Francisco Subordinate Companion Loans, and acceptable to the Servicer or Special Servicer, as applicable, or (y) an unconditional and irrevocable standby letter of credit for the benefit of the holders of the NEMA San Francisco Senior Loans and any more senior of the NEMA San Francisco Note A-B and the NEMA San Francisco Note A-B issued by a bank or other financial institutions that meets the rating requirements as described in the NEMA San Francisco Co-Lender Agreement (either (x) or (y), the “NEMA San Francisco Threshold Event Collateral”), and (ii) the NEMA San Francisco Threshold Event Collateral is in an amount that, when added to the appraised value of the related Mortgaged Property as determined pursuant to the NCMS 2019-NEMA TSA, would cause the applicable NEMA San Francisco Control Appraisal Period not to exist.

Additional Note Splits

The NEMA San Francisco Co-Lender Agreement provides that for so long as NREC or Natixis, New York Branch is a NEMA San Francisco Noteholder it will have the right to cause the borrower to execute amended and restated notes reallocating the principal and/or interest of the original Note to one or more new notes; provided, among other conditions, that (i) the aggregate principal balance of all outstanding new notes is no greater than the principal amount of the NEMA San Francisco Whole Loan notes being split and (ii) immediately after giving effect to such amendment, the weighted average interest rate of the NEMA San Francisco Whole Loan notes will be equal to the weighted average interest rate of the NEMA San Francisco Whole Loan notes immediately prior to such amendment. A new note may be structured as a pari passu or senior/subordinate note.

The 787 Eleventh Avenue Whole Loan

General

The 787 Eleventh Avenue Mortgage Loan (3.2%),(the “787 Eleventh Avenue Mortgage Loan”) is part of the 787 Eleventh Avenue Whole Loan (as defined below) comprised of 6 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “787 Eleventh Avenue Mortgaged Property” ).

The rights of the holders of the promissory notes evidencing the 787 Eleventh Avenue Whole Loan (the “787 Eleventh Avenue Noteholders”) are subject to a co-lender agreement (the “787 Eleventh Avenue Co-Lender Agreement”). The following summaries describe certain provisions of the 787 Eleventh Avenue Co-Lender Agreement.

The 787 Eleventh Avenue Mortgage Loan is evidenced by one senior pari passu promissory note (Note A-1C), with a Cut-off Date Balance of $30,000,000. The related Pari Passu Companion Loans (the “787 Eleventh Avenue Pari Passu Companion Loans” and, together with the 787 Eleventh Avenue Mortgage Loan, the “787 Eleventh Avenue Senior Loans”), have an original principal balance of $145,000,000 and are evidenced by 3 senior pari passu promissory notes designated as Note A-1A, Note A-1B and Note A-1D. The 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans are pari passu with each other in terms of priority. There are also two Subordinate Companion Loans (collectively, the “787 Eleventh Avenue Subordinate Companion Loans”), evidenced by the senior subordinate promissory Note A-2 (the “787 Eleventh Avenue Senior Subordinate Companion Loan”) with an original principal balance of $117,500,000 and the junior subordinate promissory Note B with an original principal balance of $117,500,000 (the “787 Eleventh Avenue Junior Subordinate Companion Loan”). Neither the 787 Eleventh Avenue Subordinate Companion Loans nor the 787 Eleventh Avenue Pari Passu Companion Loans will be included in the issuing entity. The 787 Eleventh Avenue Subordinate Companion Loans, together with the 787 Eleventh Avenue Pari Passu Companion Loans, are referred to in this prospectus as the “787 Eleventh Avenue Companion Loans” and the 787 Eleventh Avenue Mortgage Loan, together with the 787 Eleventh Avenue Companion Loans, are referred to in this prospectus as the “787 Eleventh Avenue Whole Loan”.

Servicing

The 787 Eleventh Avenue Whole Loan will be serviced by Wells Fargo Bank, National Association, as servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-787E Servicer”) and Aegon USA Realty Advisors, LLC, as special servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-787E Special Servicer”) pursuant to the terms of the SGCMS 2019-787E TSA between SG Commercial Mortgage Securities, LLC, as depositor, the SG Commercial Mortgage Securities Trust 2019-787E Servicer, the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, Wells Fargo Bank, National Association, as certificate administrator and Wilmington Trust, National Association, as trustee, in connection with the SG Commercial Mortgage Securities Trust 2019-787E mortgage trust (the “SG Commercial Mortgage Securities Trust 2019-787E Trust”), into which one of the 787 Eleventh Avenue Pari Passu Companion Loans and the 787 Eleventh Avenue Senior Subordinate Companion Loan have been deposited. Subject to the terms of the 787 Eleventh Avenue Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 787 Eleventh Avenue Noteholder will be effected in accordance with the SGCMS 2019-787E TSA.

The 787 Eleventh Avenue Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the 787 Eleventh Avenue Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the 787 Eleventh Avenue Co-Lender Agreement, the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan (the “787 Eleventh Avenue Junior Subordinate Companion Loan Holder”) has the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

The 787 Eleventh Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Companion Loans with respect to distributions of funds received in respect of the 787 Eleventh Avenue Whole Loan, and provides, in general, that:

●	the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the 787 Eleventh Avenue Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans, and the rights of the holders of the 787 Eleventh Avenue Subordinate Companion Loans to receive payments with respect to the 787 Eleventh Avenue Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans to receive payments with respect to the 787 Eleventh Avenue Whole Loan;

●	the 787 Eleventh Avenue Junior Subordinate Companion Loan is, at all times, junior, subject and subordinate to the 787 Eleventh Avenue Senior Subordinate Companion Loan, and the rights of the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan to receive payments with respect to the 787 Eleventh Avenue Whole Loan are, at all times, junior, subject and subordinate to the rights of the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan to receive payments with respect to the 787 Eleventh Avenue Whole Loan;

●	all expenses and losses relating to the 787 Eleventh Avenue Whole Loan will, to the extent not paid by the related borrower, be allocated first to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, second to the holder of 787 Eleventh Avenue Senior Subordinate Companion Loan and third to the issuing entity, as holder of the 787 Eleventh Avenue Mortgage Loan, and the holders of the 787 Eleventh Avenue Pari Passu Companion Loans on a pro rata and pari passu basis.

If no 787 Eleventh Avenue Sequential Pay Event (as defined below) has occurred and is continuing with respect to the 787 Eleventh Avenue Whole Loan, all amounts tendered by the borrower or otherwise available for payment on the 787 Eleventh Avenue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans (other than default interest) to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, to pay accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan other than default interest) to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Third, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the 787 Eleventh Avenue Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

Fourth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 787 Eleventh Avenue Mortgage Loan and each 787 Eleventh Avenue Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable 787 Eleventh Avenue Senior Loan as a result of such workout, plus unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Sixth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the 787 Eleventh Avenue Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date, until the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced to zero;

Seventh, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to any unreimbursed costs and expenses paid by the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Eighth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Ninth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable 787 Eleventh Avenue Senior Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Tenth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Senior Subordinate Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Eleventh, to the extent the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the 787 Eleventh Avenue Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder for all such cure payments;

Twelfth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan other than default interest) to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Thirteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the 787 Eleventh Avenue Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date after distribution to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans pursuant to paragraphs third and sixth above, will be distributed to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder until the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced to zero;

Fourteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Junior Subordinate Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-787E TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 787 Eleventh Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 787 Eleventh Avenue Noteholders, pro rata, based on their respective percentage interests;

Seventeenth, to pay any amounts actually collected on the 787 Eleventh Avenue Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the 787 Eleventh Avenue Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-787E TSA; and

Eighteenth, if any excess amount is available to be distributed in respect of the 787 Eleventh Avenue Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the 787 Eleventh Avenue Noteholders in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the 787 Eleventh Avenue Whole Loan, (ii) a non-monetary event of default as to which the 787 Eleventh Avenue Whole Loan becomes a specially serviced loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case; provided that the holder of Note B (or a designee of such holder) have not exercised their cure rights under the 787 Eleventh Avenue Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “787 Eleventh Avenue Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on the 787 Eleventh Avenue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans (other than default interest) to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, to pay accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan other than default interest) to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Third, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans, in each case until their respective note principal balances have been reduced to zero;

Fourth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 787 Eleventh Avenue Mortgage Loan and each 787 Eleventh Avenue Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable 787 Eleventh Avenue Senior Loan as a result of such workout, plus unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Sixth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, until the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced to zero;

Seventh, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to any unreimbursed costs and expenses paid by the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Eighth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Ninth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable 787 Eleventh Avenue Senior Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Tenth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Senior Subordinate Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Eleventh, to the extent the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the 787 Eleventh Avenue Co-Lender

Agreement (as described below under “—Cure Rights”), to reimburse the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder for all such cure payments;

Twelfth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan other than default interest) to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Thirteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, until the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced to zero;

Fourteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Junior Subordinate Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-787E TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 787 Eleventh Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 787 Eleventh Avenue Noteholders, pro rata, based on their respective percentage interests;

Seventeenth, to pay any amounts actually collected on the 787 Eleventh Avenue Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the 787 Eleventh Avenue Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-787E TSA; and

Eighteenth, if any excess amount is available to be distributed in respect of the 787 Eleventh Avenue Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the 787 Eleventh Avenue Noteholders in accordance with their respective percentage interests.

The Directing Holder

The controlling noteholder (the “787 Eleventh Avenue Directing Holder”) under the 787 Eleventh Avenue Co-Lender Agreement, as of any date of determination, is:

●	initially, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder;

●	if a 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but a 787 Eleventh Avenue Senior Subordinate Companion Loan

Control Appraisal Period has not occurred and is not continuing, the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan; and

●	if a 787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, the holder of Note A-1-A.

The 787 Eleventh Avenue Senior Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-787E securitization. As a result, so long as the 787 Eleventh Avenue Senior Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-787E trust, such rights may be exercised by the Directing Holder of the SG Commercial Mortgage Securities Trust 2019-787E securitization.

A “787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period” will exist with respect to the 787 Eleventh Avenue Whole Loan, if and for so long as: (A) (I) (1) the initial principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 787 Eleventh Avenue Junior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Junior Subordinate Companion Loan, (y) any appraisal reduction amount for the 787 Eleventh Avenue Whole Loan that is allocated to the 787 Eleventh Avenue Junior Subordinate Companion Loan and (z) any losses realized with respect to the 787 Eleventh Avenue Mortgaged Property or the 787 Eleventh Avenue Whole Loan that are allocated to the 787 Eleventh Avenue Junior Subordinate Companion Loan, plus (3) the 787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral (as defined below) then held by the servicer, is less than (II) twenty-five percent (25%) of the remainder of the (i) initial principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan on the 787 Eleventh Avenue Junior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Junior Subordinate Companion Loan; or (B) any interest in the 787 Eleventh Avenue Junior Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan as the Directing Holder.

A “787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period” will exist with respect to the 787 Eleventh Avenue Whole Loan, if and for so long as: (A) (I) (1) the initial principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 787 Eleventh Avenue Senior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Senior Subordinate Companion Loan, (y) any appraisal reduction amount for the 787 Eleventh Avenue Whole Loan that is allocated to the 787 Eleventh Avenue Senior Subordinate Companion Loan and (z) any losses realized with respect to the 787 Eleventh Avenue Mortgaged Property or the 787 Eleventh Avenue Whole Loan that are allocated to the 787 Eleventh Avenue Senior Subordinate Companion Loan, plus (3) the 787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral (as defined below) then held by the servicer, is less than (II) twenty-five percent (25%) of the remainder of the (i) initial principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan on the 787 Eleventh Avenue Senior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Senior Subordinate Companion Loan; or (B) any interest in the 787 Eleventh Avenue Senior Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan as the Directing Holder.

At any time that the 787 Eleventh Avenue Junior Subordinate Companion Loan is not included in a securitization, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder is entitled to avoid a 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions (which must be completed within 30 days of the receipt of a third party appraisal that indicates such control appraisal period has occurred), including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans and acceptable to, the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the 787 Eleventh Avenue Co-Lender Agreement (either (x) or (y), the “787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral”, and (ii) the 787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral is an amount which, when added to the appraised value of the 787 Eleventh Avenue Mortgaged Property as determined pursuant to the SGCMS 2019-787E TSA, would cause the applicable 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period not to exist.

Consultation and Control

The SG Commercial Mortgage Securities Trust 2019-787E Servicer and the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be required to notify the 787 Eleventh Avenue Directing Holder (as defined above) (or its designee) and receive written consent with major decisions, as defined in the SGCMS 2019-787E TSA (“787 Eleventh Avenue Major Decisions”).

Neither the SG Commercial Mortgage Securities Trust 2019-787E Servicer nor the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be required to follow any advice or consultation provided by the 787 Eleventh Avenue Directing Holder (or its representative) that would require or cause the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, to violate provisions of the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA, require or cause the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, to violate the terms of the 787 Eleventh Avenue Whole Loan, or materially expand the scope of any of responsibilities of the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, under the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA.

In addition, pursuant to the terms of the 787 Eleventh Avenue Co-Lender Agreement, during the continuation of a 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period or a 787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period (1) the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will be required to provide to the holder of the 787 Eleventh Avenue Mortgage Loan (i) notice, information and reports with respect to any 787 Eleventh Avenue Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder under the SG Commercial Mortgage Securities Trust 2019-787E Trust pursuant to the SGCMS 2019-787E TSA) without regard to whether a control termination event has occurred) and (ii) a summary of the asset status report relating to the 787 Eleventh Avenue Whole Loan and (2) the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will be required to consult with the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) on a non-binding basis with respect to any the 787 Eleventh Avenue Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the 787 Eleventh Avenue Whole Loan, and consider alternative actions recommended by the holders of the 787 Eleventh Avenue Mortgage Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery to the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will no longer be obligated to consult with such holder of the 787 Eleventh Avenue Mortgage Loan (or its representative), whether or not such holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) has responded within such 10 business day consultation period unless, the SG Commercial Mortgage Securities Trust 2019-787E Servicer or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) described above, the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) may make any 787 Eleventh Avenue Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the 787 Eleventh Avenue Whole Loan. The SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative).

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 787 Eleventh Avenue Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the 787 Eleventh Avenue Whole Loan, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will have the right, but not the obligation, to cure such event of default subject to certain limitations set forth in the 787 Eleventh Avenue Co-Lender Agreement. The 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will be limited to a combined total of six (6) cures related to monetary defaults over the life of the 787 Eleventh Avenue Whole Loan, no more than three (3) of which may be consecutive or non-monetary defaults. So long as, among other conditions set forth in the 787 Eleventh Avenue Co-Lender Agreement, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder is permitted to cure payment with respect to a non-monetary event of default, is diligently and expeditiously prosecuting such cure, and such cure does not exceed ninety (90) days, pursuant to the 787 Eleventh Avenue Co-Lender Agreement, neither the SG Commercial Mortgage Securities Trust 2019-787E Servicer nor the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be permitted to treat such event of default as such for purposes of transferring the 787 Eleventh Avenue Whole Loan to special servicing or exercising remedies.

Purchase Option

At any time that the 787 Eleventh Avenue Junior Subordinate Companion Loan is not included in a securitization, if an event of default with respect to the 787 Eleventh Avenue Whole Loan has occurred and is continuing, then, upon written notice from the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder (“Note Holder Purchase Option Notice”), the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will have the right to purchase the 787 Eleventh Avenue Senior Loans for the purchase price provided in the 787 Eleventh Avenue Co-Lender Agreement on a date (i) not less than ten (10) days and not more than thirty (30) days after providing written notice.

The right of the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder to purchase the 787 Eleventh Avenue Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the 787 Eleventh Avenue Mortgaged Property (and the directing certificateholder under the SG Commercial Mortgage Securities Trust 2019-787E Trust is required to give the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder ten (10) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the 787 Eleventh Avenue Mortgaged Property is transferred to the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or another nominee on behalf of the SG Commercial Mortgage Securities Trust 2019-787E Servicer) less than ten (10) days after the acceleration of the 787 Eleventh Avenue Whole Loan, the directing certificateholder under the SG Commercial Mortgage Securities Trust

2019-787E Trust must notify the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder of such transfer, and the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will have a ten (10) day period from the date of such notice to deliver a Note Holder Purchase Option Notice, in which case the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will be obligated to purchase the 787 Eleventh Avenue Mortgaged Property, in immediately available funds, within a thirty (30) day period at the applicable purchase price.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, if an event of default has occurred and is continuing, and if the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer determines to sell the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Companion Loans, then the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will have the right and obligation, subject to any rights of the 787 Eleventh Avenue Directing Holder under the SGCMS 2019-787E TSA, to sell the 787 Eleventh Avenue Mortgage Loan together with the 787 Eleventh Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, subject to the applicable consent rights of the 787 Eleventh Avenue Directing Holder. In connection with any such sale, the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be required to follow the procedures set forth in the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, including the provision that requires fifteen (15) business days’ prior written notice to the 787 Eleventh Avenue Noteholders of the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer’s intention to sell the 787 Eleventh Avenue Whole Loan.

Special Servicer Appointment Rights

Pursuant to the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, the 787 Eleventh Avenue Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer then acting with respect to the 787 Eleventh Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the 787 Eleventh Avenue Mortgage Loan, the 787 Eleventh Avenue Pari Passu Companion Loans and the 787 Eleventh Avenue Subordinate Companion Loans (or their representatives).

The Colonnade Office Complex Whole Loan

General

The Colonnade Office Complex Mortgage Loan (3.2%) (“The Colonnade Office Complex Mortgage Loan”) is part of The Colonnade Office Complex Whole Loan (as defined below) comprised of 17 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (“The Colonnade Office Complex Mortgaged Property”).

The rights of the holders of the promissory notes evidencing The Colonnade Office Complex Whole Loan (“The Colonnade Office Complex Noteholders”) are subject to a co-lender agreement (“The Colonnade Office Complex Co-Lender Agreement”). The following summaries describe certain provisions of The Colonnade Office Complex Co-Lender Agreement and the UBS 2019-C16 PSA.

The Colonnade Office Complex Mortgage Loan is evidenced by three senior pari passu promissory notes (Notes A-3, A-6 and A-8), with an aggregate Cut-off Date Balance of $30,000,000. The related Pari Passu Companion Loans (“The Colonnade Office Complex Pari Passu Companion Loans” and, together with The Colonnade Office Complex Mortgage Loan, “The Colonnade Office Complex Senior Loans”), have an original principal balance of $75,000,000 and are evidenced by seven senior pari passu promissory notes. The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans are pari passu with each other in terms of priority. There are also seven Subordinate Companion Loans (collectively, “The Colonnade Office Complex Subordinate Companion Loans”), evidenced by six senior subordinate promissory notes (Notes B-1, B-2, B-3, B-4, B-5 and B-6)

(“The Colonnade Office Complex Senior Subordinate Companion Loan”) with an aggregate original principal balance of $55,000,000 and the junior subordinate promissory Note C with an original principal balance of $63,000,000 (“The Colonnade Office Complex Junior Subordinate Companion Loan”). None of The Colonnade Office Complex Subordinate Companion Loans or The Colonnade Office Complex Pari Passu Companion Loans will be included in the issuing entity. The Colonnade Office Complex Subordinate Companion Loans, together with The Colonnade Office Complex Pari Passu Companion Loans, are referred to in this prospectus as “The Colonnade Office Complex Companion Loans” and The Colonnade Office Complex Mortgage Loan, together with The Colonnade Office Complex Companion Loans, are referred to in this prospectus as “The Colonnade Office Complex Whole Loan”. For further information regarding the notes see “Description of the Mortgage Pool—The Whole Loans—General—Whole Loan Control Notes and Non-Control Notes”.

Servicing

The Colonnade Office Complex Whole Loan will be serviced by Midland Loan Services, a Division of PNC Bank, National Association, as servicer (in such capacity, the “UBS 2019-C16 Master Servicer”) and as special servicer (in such capacity, the “UBS 2019-C16 Special Servicer”) pursuant to the terms of the UBS 2019-C16 PSA among UBS Commercial Mortgage Securitization Corp., as depositor, the UBS 2019-C16 Master Servicer, the UBS 2019-C16 Special Servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, in connection with the UBS 2019-C16 Mortgage Trust, into which some of The Colonnade Office Complex Pari Passu Companion Loans have been deposited (the “UBS 2019-C16 Mortgage Trust”), and, subject to the terms of The Colonnade Office Complex Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any The Colonnade Office Complex Noteholder will be effected in accordance with the UBS 2019-C16 PSA and The Colonnade Office Complex Co-Lender Agreement.

The UBS 2019-C16 The Colonnade Office Complex Directing Holder (as defined below) has the right to approve certain modifications and consent to certain actions to be taken with respect to The Colonnade Office Complex Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in The Colonnade Office Complex Co-Lender Agreement, the holder of The Colonnade Office Complex Junior Subordinate Companion Loan (“The Colonnade Office Complex Junior Subordinate Companion Loan Holder”) and the holders of The Colonnade Office Complex Senior Subordinate Companion Loan each have the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

The Colonnade Office Complex Co-Lender Agreement sets forth the respective rights of the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Companion Loans with respect to distributions of funds received in respect of The Colonnade Office Complex Whole Loan, and provides, in general, that:

●	The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	The Colonnade Office Complex Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, and the rights of the holders of The Colonnade Office Complex Subordinate Companion Loans to receive payments with respect to The Colonnade Office Complex Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans to receive payments with respect to The Colonnade Office Complex Whole Loan;

●	The Colonnade Office Complex Junior Subordinate Companion Loan is, at all times, junior, subject and subordinate to The Colonnade Office Complex Senior Subordinate Companion Loan,

and the rights of the holder of The Colonnade Office Complex Junior Subordinate Companion Loan to receive payments with respect to The Colonnade Office Complex Whole Loan are, at all times, junior, subject and subordinate to the rights of the holder of The Colonnade Office Complex Senior Subordinate Companion Loan to receive payments with respect to The Colonnade Office Complex Whole Loan;

●	all expenses and losses relating to The Colonnade Office Complex Whole Loan will, to the extent not paid by the related borrower, be allocated first to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, second to the holder of The Colonnade Office Complex Senior Subordinate Companion Loan and third to the issuing entity, as holder of The Colonnade Office Complex Mortgage Loan, and the holders of The Colonnade Office Complex Pari Passu Companion Loans on a pro rata and pari passu basis.

If no The Colonnade Office Complex Sequential Pay Event (as defined below) has occurred and is continuing with respect to The Colonnade Office Complex Whole Loan, all amounts tendered by the borrower or otherwise available for payment on The Colonnade Office Complex Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to all principal payments received, if any, with respect to the related monthly payment date with respect to The Colonnade Office Complex Whole Loan, until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, including (i) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing The Colonnade Office Complex Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Colonnade Office Complex Whole Loan pursuant to The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA;

Fourth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, in an amount equal to the aggregate of any prepayment premium payable on The Colonnade Office Complex Senior Loans to the extent paid by the related borrower;

Fifth, if, as a result of a workout, the principal balance of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of The Colonnade Office Complex Senior Loans as a result of such workout, plus interest on such amount at a per annum rate equal the applicable net note rate;

Sixth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex

Senior Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

Seventh, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the principal payments received, if any, with respect to the related monthly payment date with respect to The Colonnade Office Complex Whole Loan that are remaining after distribution to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans (pursuant to paragraph second above) until their respective note principal balances have been reduced to zero;

Eighth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, in an amount equal to the aggregate of any prepayment premium payable on The Colonnade Office Complex Senior Subordinate Companion Loan to the extent paid by the related borrower;

Ninth, to the extent any holder of The Colonnade Office Complex Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse such holder of The Colonnade Office Complex Senior Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan has been reduced, such excess amount will be paid on a pro rata and pari passu basis, to the holder of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan as a result of such workout, plus interest on such amount at a per annum rate equal the applicable note rate;

Eleventh, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, to pay interest then due and payable under The Colonnade Office Complex Whole Loan documents on The Colonnade Office Complex Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Twelfth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, in an amount equal to the principal payments received, if any, with respect to the related monthly payment date with respect to The Colonnade Office Complex Whole Loan that are remaining after distribution to the holders of The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan (pursuant to paragraphs second and seventh above), until the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced to zero;

Thirteenth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount equal to any prepayment premium payable on The Colonnade Office Complex Junior Subordinate Companion Loan to the extent paid by the related borrower;

Fourteenth, to the extent The Colonnade Office Complex Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse The Colonnade Office Complex Junior Subordinate Companion Loan Holder for all such cure payments;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Junior

Subordinate Companion Loan as a result of such workout, plus interest on such amount at a per annum rate equal the applicable note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2019-C16 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate any servicer (in each case provided that such reimbursements or payments relate to The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to The Colonnade Office Complex Noteholders, pro rata, based on their respective percentage interests; and

Seventeenth, if any excess amount is available to be distributed in respect of The Colonnade Office Complex Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs first through sixteenth, any remaining amount will be paid pro rata to The Colonnade Office Complex Noteholders in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to The Colonnade Office Complex Whole Loan, (ii) a non-monetary event of default as to which The Colonnade Office Complex Whole Loan becomes a specially serviced loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that a holder of The Colonnade Office Complex Subordinate Companion Loans (or a designee of such holder) has not exercised its cure rights under The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “The Colonnade Office Complex Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, in each case until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans up to an amount of any unreimbursed costs and expenses paid by the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, including (i) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing The Colonnade Office Complex Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Colonnade Office Complex Whole Loan pursuant to The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA;

Fourth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans, in an amount equal to the aggregate of any prepayment premium payable on The Colonnade Office Complex Senior Loans to the extent paid by the related borrower;

Fifth, if, as a result of a workout, the principal balance of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of The Colonnade Office Complex Senior Loans as a result of such workout, plus interest on such amount at a per annum rate equal the applicable net note rate;

Sixth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the interest then due and payable under The Colonnade Office Complex Whole Loan documents on the applicable The Colonnade Office Complex Senior Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

Seventh, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount equal to the principal balance of The Colonnade Office Complex Senior Loans until their respective note principal balances have been reduced to zero;

Eighth, on a pro rata and pari passu basis, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, in an amount equal to any prepayment premium payable on The Colonnade Office Complex Senior Subordinate Companion Loan to the extent paid by the related borrower;

Ninth, to the extent any holder of The Colonnade Office Complex Senior Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse such holder of The Colonnade Office Complex Senior Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan has been reduced, such excess amount will be paid on a pro rata and pari passu basis, to the holder of The Colonnade Office Complex Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan as a result of such workout, plus interest on such amount at a per annum rate equal the applicable note rate;

Eleventh, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, to pay interest then due and payable under The Colonnade Office Complex Whole Loan documents on The Colonnade Office Complex Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Twelfth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder, in an amount equal to the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan, until the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced to zero;

Thirteenth, to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount equal to any prepayment premium payable on The Colonnade Office Complex Junior Subordinate Companion Loan to the extent paid by the related borrower;

Fourteenth, to the extent The Colonnade Office Complex Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to The Colonnade Office Complex Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse The Colonnade Office Complex Junior Subordinate Companion Loan Holder for all such cure payments;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to The Colonnade Office Complex Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of The Colonnade Office Complex Junior

Subordinate Companion Loan as a result of such workout, plus interest on The Colonnade Office Complex Junior Subordinate Companion Loan principal balance at a per annum rate equal the applicable note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2019-C16 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate any servicer (in each case provided that such reimbursements or payments relate to The Colonnade Office Complex Whole Loan or The Colonnade Office Complex Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to The Colonnade Office Complex Noteholders, pro rata, based on their respective percentage interests; and

Seventeenth, if any excess amount is available to be distributed in respect of The Colonnade Office Complex Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to The Colonnade Office Complex Noteholders in accordance with their respective percentage interests.

The Directing Holder

The controlling noteholder (“The Colonnade Office Complex Directing Holder”) under The Colonnade Office Complex Co-Lender Agreement, as of any date of determination, is:

●	initially, The Colonnade Office Complex Junior Subordinate Companion Loan Holder;

●	if a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but a UBS 2019-C16 The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period has not occurred and is not continuing, the holder of Note B-1; and

●	if a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, the holder of Note A-1, which will be the directing certificateholder of the UBS 2019-C16 Mortgage Trust, because Note A-1 is included in such trust.

A “The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period” will exist with respect to The Colonnade Office Complex Whole Loan, if and for so long as: (A) (1) the initial principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, The Colonnade Office Complex Junior Subordinate Companion Loan after the date of creation of The Colonnade Office Complex Junior Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement), (y) any Appraisal Reduction Amount for The Colonnade Office Complex Whole Loan that is allocated to The Colonnade Office Complex Junior Subordinate Companion Loan and (z) without duplication, any losses realized with respect to The Colonnade Office Complex Mortgaged Property or The Colonnade Office Complex Whole Loan that are allocated to The Colonnade Office Complex Junior Subordinate Companion Loan, is less than (b) twenty-five percent (25%) of the remainder of the (i) initial principal balance of The Colonnade Office Complex Junior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, The Colonnade Office Complex Junior Subordinate Companion Loan Holder on The Colonnade Office Complex Junior Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the holders of The Colonnade Office Complex Senior Subordinate Companion Loan, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer of the UBS 2019-C16 Trust, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement) after the date of creation of The Colonnade Office Complex Junior Subordinate Companion Loan.

A “The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period” will exist with respect to The Colonnade Office Complex Whole Loan, if and for so long as: (A) (1) the initial principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, The Colonnade Office Complex Senior Subordinate Companion Loan after the date of creation of each note evidenced by The Colonnade Office Complex Senior Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement), (y) any Appraisal Reduction Amount for The Colonnade Office Complex Whole Loan that is allocated to The Colonnade Office Complex Senior Subordinate Companion Loan and (z) without duplication, any losses realized with respect to The Colonnade Office Complex Mortgaged Property or The Colonnade Office Complex Whole Loan that are allocated to The Colonnade Office Complex Senior Subordinate Companion Loan, is less than (B) twenty-five percent (25%) of the remainder of the (i) initial principal balance of The Colonnade Office Complex Senior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of The Colonnade Office Complex Senior Subordinate Companion Loan on The Colonnade Office Complex Senior Subordinate Companion Loan (and not returned to the holders of The Colonnade Office Complex Senior Loans, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, or the related borrower as required by The Colonnade Office Complex Co-Lender Agreement) after the date of creation of The Colonnade Office Complex Senior Subordinate Companion Loan.

The Colonnade Office Complex Directing Holder is entitled to avoid a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period, as applicable, caused by application of an Appraisal Reduction Amount (as opposed to a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or a The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period, as applicable, that is deemed to have occurred as a result of any borrower related party holding an interest in any of The Colonnade Office Complex Junior Subordinate Companion Loan or The Colonnade Office Complex Senior Subordinate Companion Loan, as applicable, or the existence of any circumstances that would otherwise permit any borrower related party to exercise the rights of The Colonnade Office Complex Junior Subordinate Companion Loan Holder or the holder of Note B-1, as applicable, as The Colonnade Office Complex Directing Holder) upon satisfaction of certain conditions (which must be completed within 30 days of the receipt of a third party appraisal that indicates such control appraisal period has occurred), including without limitation: (i) delivery of additional collateral in the form of either (x) cash collateral for the benefit of and acceptable to, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in The Colonnade Office Complex Co-Lender Agreement (either (x) or (y), the “The Colonnade Office Complex Subordinate Companion Loan Threshold Event Collateral”), and (ii) The Colonnade Office Complex Subordinate Companion Loan Threshold Event Collateral is an amount which, when added to the appraised value of The Colonnade Office Complex Mortgaged Property as determined pursuant to the UBS 2019-C16 PSA, causes The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period, as applicable, not to occur.

Consultation and Control

The UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, will be required to notify The Colonnade Office Complex Directing Holder (or its designee) and receive its written consent in connection with any of The Colonnade Office Complex Major Decisions.

In addition, pursuant to the terms of The Colonnade Office Complex Co-Lender Agreement, during the continuation of a The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period or a The Colonnade Office Complex Senior Subordinate Companion Loan Control

Appraisal Period (1) the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, will be required to provide to each noteholder that is not The Colonnade Office Complex Directing Holder (“The Colonnade Office Complex Non-Controlling Noteholder”) (or its representative) (i) notice, information and reports with respect to any The Colonnade Office Complex Major Decisions (similar to such notice, information and report it is required to deliver to the Directing Certificateholder under the UBS 2019-C16 PSA) and (ii) the implementation of any recommended actions outlined in an asset status report relating to The Colonnade Office Complex Whole Loan without regard to whether a control termination event has occurred) and (2) the UBS 2019-C16 Special Servicer will be required to consult with each The Colonnade Office Complex Non-Controlling Noteholder (or its representative) on a non-binding basis with respect to any The Colonnade Office Complex Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to The Colonnade Office Complex Whole Loan, and consider alternative actions recommended by such The Colonnade Office Complex Non-Controlling Noteholder (or its representative); provided that after the expiration of a period of 10 business days from the delivery to each of The Colonnade Office Complex Non-Controlling Noteholders (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, will no longer be obligated to consult with such The Colonnade Office Complex Non-Controlling Noteholder (or its representative), whether or not such The Colonnade Office Complex Non-Controlling Noteholder (or its representative) has responded within such 10 business day consultation period unless, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of each The Colonnade Office Complex Non-Controlling Noteholder (or its representative) described above, the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, may make any The Colonnade Office Complex Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, reasonably determines in accordance with the servicing standard that failure to take such actions prior to consultation would materially and adversely affect the interests of the holders of The Colonnade Office Complex Whole Loan. In no event will the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer, as the context may require, be obligated at any time to follow or take any alternative actions recommended by a The Colonnade Office Complex Non-Controlling Noteholder (or its representative).

“The Colonnade Office Complex Major Decisions” means:

(i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of The Colonnade Office Complex Mortgaged Property;

(ii) any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of The Colonnade Office Complex Whole Loan or any extension of the maturity date of The Colonnade Office Complex Whole Loan;

(iii) any modification of, or waiver with respect to, The Colonnade Office Complex Whole Loan that would result in a discounted pay-off of The Colonnade Office Complex Subordinate Companion Loans;

(iv) any sale of The Colonnade Office Complex Whole Loan (when it is a defaulted Mortgage Loan) or REO Property for less than the applicable purchase price provided in The Colonnade Office Complex Co-Lender Agreement;

(v) any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

(vi) any release of collateral or any acceptance of substitute or additional collateral for The Colonnade Office Complex Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vii) any (i) waiver of a “due on sale” or “due on encumbrance” clause with respect to The Colonnade Office Complex Whole Loan, (ii) consent to such a waiver, (iii) consent to a transfer of The Colonnade Office Complex Mortgaged Property or interests in the related borrower or (iv) consent or approval related to the incurrence of additional debt by the related borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(viii) any amendment, modification or termination of any management agreement, any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the mortgage loan documents);

(ix) releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of The Colonnade Office Complex Whole Loan and for which there is no lender discretion (the determination of whether the conditions precedent to releasing or reducing any such escrow accounts, reserve accounts or letters of credit have been satisfied shall not constitute matters of lender discretion for purposes of this clause (ix));

(x) any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the related borrower or any guarantor or indemnitor) releasing the related borrower or any guarantor or indemnitor from liability under the mortgage loan documents (other than pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion);

(xi) the determination of the UBS 2019-C16 Special Servicer pursuant to a servicing transfer event;

(xii) following an event of default under The Colonnade Office Complex Whole Loan, any exercise of a material remedy on The Colonnade Office Complex Whole Loan or any acceleration of The Colonnade Office Complex Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the mortgage loan documents or with respect to the related borrower or The Colonnade Office Complex Mortgaged Property;

(xiii) any modification, waiver or amendment of any material term of any intercreditor agreement, co-lender agreement or similar agreement (other than The Colonnade Office Complex Co-Lender Agreement) with any mezzanine lender or subordinate debt holder related to The Colonnade Office Complex Whole Loan;

(xiv) any determination of an Acceptable Insurance Default;

(xv) any proposed modification or waiver of any material provision in the mortgage loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xvi) the granting of any consents or approvals related to the incurrence of additional debt or mezzanine debt by a direct or indirect parent of the related borrower, to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xvii) any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of The Colonnade Office Complex Mortgaged Property, in each case to the extent the lender’s consent or approval is required under the mortgage loan documents;

(xviii) any approval of a major lease or any modification, amendment or renewal thereof (to the extent lender’s approval is required by the mortgage loan documents);

(xix) the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase The Colonnade Office Complex Senior Loans has expired or been waived;

(xx) the release of a guarantor under the mortgage loan documents or the approval of any replacement or additional guarantor under the mortgage loan documents;

(xxi) any election not to seek relief from the automatic stay or dismissal of a bankruptcy filing;

(xxii) the approval or adoption of any material alteration at The Colonnade Office Complex Mortgaged Property (if the lender’s approval is required by the mortgage loan documents, and if so, notwithstanding anything to contrary set forth in The Colonnade Office Complex Co-Lender Agreement, subject to the same standard of approval as is applicable thereto in the mortgage loan documents); and

(xxiii) any approval or consent required by the “directing senior lender” under any mezzanine loan intercreditor agreement.

Neither the UBS 2019-C16 Master Servicer nor the UBS 2019-C16 Special Servicer may follow any advice, consultation, decision or direction provided by the The Colonnade Office Complex Directing Holder that would require or cause the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer acting on its behalf) to violate any applicable law (including applicable REMIC provisions), to be inconsistent with the Servicing Standard, to require or cause the UBS 2019-C16 Master Servicer or the UBS 2019-C16 Special Servicer to violate provisions of The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA, to require or cause the UBS 2019-C16 Master Servicer or UBS 2019-C16 Special Servicer to violate the terms of The Colonnade Office Complex Whole Loan, or materially expand the scope of any of the of the UBS 2019-C16 Master Servicer’s or UBS 2019-C16 Special Servicer’s responsibilities under The Colonnade Office Complex Co-Lender Agreement or the UBS 2019-C16 PSA.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on The Colonnade Office Complex Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to The Colonnade Office Complex Whole Loan, each holder of The Colonnade Office Complex Subordinate Companion Loans will have the right, but not the obligation, to cure such event of default subject to certain limitations set forth in The Colonnade Office Complex Co-Lender Agreement. Such right to cure will be limited to a combined total of six (6) cures related to monetary defaults over the life of The Colonnade Office Complex Whole Loan, no more than four (4) of which may be consecutive, and six (6) cures of non-monetary defaults over the life of The Colonnade Office Complex Whole Loan. So long as, among other conditions set forth in The Colonnade Office Complex Co-Lender Agreement, any holder of The Colonnade Office Complex Subordinate Companion Loans permitted to cure a non-monetary event of default, is diligently and expeditiously prosecuting such cure, and such cure does not exceed sixty (60) days, pursuant to The Colonnade Office Complex Co-Lender Agreement, neither the UBS 2019-C16 Master Servicer nor the UBS 2019-C16 Special Servicer will be permitted to treat such event of default as such for purposes of transferring The Colonnade Office Complex Whole Loan to special servicing or exercising remedies. In the event that both The Colonnade Office Complex Junior Subordinate Companion Loan Holder and a holder of The Colonnade Office Complex Senior Subordinate Companion Loan elect to cure such event of default, The Colonnade Office Complex Junior Subordinate Companion Loan Holder will have the right to effectuate the related cure.

Purchase Option

If an event of default with respect to The Colonnade Office Complex Whole Loan has occurred and is continuing, then, upon written notice (i) to the holders of The Colonnade Office Complex Senior Loans and the holders of The Colonnade Office Complex Senior Subordinate Companion Loan from The Colonnade Office Complex Junior Subordinate Companion Loan Holder or (ii) to the holders of The Colonnade Office Complex Senior Loans, from the holders of The Colonnade Office Complex Senior Subordinate Companion Loan (each a “Note Holder Purchase Option Notice”), the sender of such notice, (i) if the sender is a holder of The Colonnade Office Complex Senior Subordinate Companion Loan, will have the right to purchase The Colonnade Office Complex Senior Loans at a price equal to The Colonnade Office Complex Senior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price, and (ii) if the sender is The Colonnade Office Complex Junior Subordinate Companion Loan Holder, will have the right to purchase The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan at a price equal to The Colonnade Office Complex Junior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price, on a date not less than ten (10) days and not more than sixty (60) days after providing written notice.

“The Colonnade Office Complex Junior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the principal balance of The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan, (b) accrued and unpaid interest on The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan at the rate of interest on each of The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan, from the date as to which interest was last paid in full by the related borrower through the end of the related interest accrual period, (c) any other amounts due on The Colonnade Office Complex Senior Loans and The Colonnade Office Complex Senior Subordinate Companion Loan, payable under The Colonnade Office Complex Whole Loan, excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in The Colonnade Office Complex Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid advance interest amounts, (f) (i) if any borrower related party is the purchaser or (ii) if The Colonnade Office Complex Whole Loan is purchased more than ninety (90) days after the first such option becomes exercisable pursuant to The Colonnade Office Complex Co-Lender Agreement, any liquidation or workout fees payable under the UBS 2019-C16 PSA with respect to The Colonnade Office Complex Whole Loan and (g) certain additional amounts to the extent provided for in The Colonnade Office Complex Co-Lender Agreement.

“The Colonnade Office Complex Senior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the principal balance of The Colonnade Office Complex Senior Loans, (b) accrued and unpaid interest on The Colonnade Office Complex Senior Loans at the rate of interest on The Colonnade Office Complex Senior Loans, from the date as to which interest was last paid in full by the related borrower through the end of the related interest accrual period, (c) any other amounts due on The Colonnade Office Complex Senior Loans payable under The Colonnade Office Complex Whole Loan, excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in The Colonnade Office Complex Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid advance interest amounts, (f) (i) if any borrower related party is the purchaser or (ii) if The Colonnade Office Complex Whole Loan is purchased more than ninety (90) days after the first such option becomes exercisable pursuant to The Colonnade Office Complex Co-Lender Agreement, any liquidation or workout fees payable under the UBS 2019-C16 PSA with respect to The Colonnade Office Complex Whole Loan and (g) certain additional amounts to the extent provided for in The Colonnade Office Complex Co-Lender Agreement.

The right of The Colonnade Office Complex Junior Subordinate Companion Loan Holder or the holders of The Colonnade Office Complex Senior Subordinate Companion Loan to purchase one or more

The Colonnade Office Complex Notes as described above, will automatically terminate upon a foreclosure sale, sale by power of sale or acceptance of a deed in lieu of foreclosure with respect to The Colonnade Office Complex Mortgaged Property (and the holder of The Colonnade Office Complex Mortgage Loan is required to give the holders of The Colonnade Office Complex Subordinate Companion Loans ten (10) business days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to The Colonnade Office Complex Mortgaged Property is transferred to the holder of The Colonnade Office Complex Mortgage Loan (or a designee) less than ten (10) business days after the acceleration of The Colonnade Office Complex Whole Loan, the holder of The Colonnade Office Complex Mortgage Loan must notify The Colonnade Office Complex Junior Subordinate Companion Loan Holder and each of the holders of The Colonnade Office Complex Senior Subordinate Companion Loan of such transfer, and The Colonnade Office Complex Junior Subordinate Companion Loan Holder and each of the holders of The Colonnade Office Complex Senior Subordinate Companion Loan will have a fifteen (15) day period from the date of such notice to deliver a Note Holder Purchase Option Notice to the holder of The Colonnade Office Complex Mortgage Loan (and if The Colonnade Office Complex Junior Subordinate Companion Loan Holder is delivering such Note Holder Purchase Option Notice, to the holders of The Colonnade Office Complex Senior Subordinate Companion Loan), in which case such holder of The Colonnade Office Complex Subordinate Companion Loan will be obligated to purchase The Colonnade Office Complex Mortgaged Property, in immediately available funds, within a fifteen (15) day period at the applicable purchase price.

Sale of Defaulted Whole Loan

Pursuant to the terms of The Colonnade Office Complex Co-Lender Agreement, if The Colonnade Office Complex Whole Loan becomes a Defaulted Loan, and if the UBS 2019-C16 Special Servicer determines to sell The Colonnade Office Complex Mortgage Loan in accordance with the UBS 2019-C16 PSA, then the UBS 2019-C16 Special Servicer will be required to sell The Colonnade Office Complex Pari Passu Companion Loans (but not The Colonnade Office Complex Subordinate Companion Loans) together with The Colonnade Office Complex Mortgage Loan as one whole loan. Notwithstanding the foregoing, if The Colonnade Office Complex Whole Loan becomes a defaulted mortgage loan, the UBS 2019-C16 Special Servicer will not be permitted to sell The Colonnade Office Complex Senior Loans without the written consent of each holder of The Colonnade Office Complex Pari Passu Companion Loans (provided that such consent is not required if such holder of The Colonnade Office Complex Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the UBS 2019-C16 Special Servicer has delivered to such holder of a The Colonnade Office Complex Pari Passu Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the UBS 2019-C16 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for The Colonnade Office Complex Mortgaged Property, and any documents in the servicing file reasonably requested by a holder of The Colonnade Office Complex Pari Passu Companion Loans that are material to the price of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the UBS 2019-C16 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by any UBS 2019-C16 Master Servicer or UBS 2019-C16 Special Servicer in connection with the proposed sale; provided that any holder of The Colonnade Office Complex Pari Passu Companion Loan may waive any delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the foregoing, each holder of a The Colonnade Office Complex Pari Passu Companion Loan (or its representative), will be permitted to submit an offer at any sale of The Colonnade Office Complex Mortgage Loan and The Colonnade Office Complex Pari Passu Companion Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to The Colonnade Office Complex Co-Lender Agreement, The Colonnade Office Complex Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the UBS 2019-C16 Special Servicer then acting with respect to The Colonnade Office Complex Whole Loan and appoint a replacement UBS 2019-C16 Special Servicer in lieu thereof without the consent of the holders of The Colonnade Office Complex Mortgage Loan, The Colonnade Office Complex Pari Passu Companion Loans and The Colonnade Office Complex Subordinate Companion Loans (or their representatives).

The Goodyear Portfolio Whole Loan

General

The Goodyear Portfolio Mortgage Loan (1.7%), which is evidenced by a senior pari passu promissory note (Note A-2), with an initial principal balance of $16,000,000, (the “Goodyear Portfolio Mortgage Loan”) is part of the Goodyear Portfolio Whole Loan (as defined below) comprised of six promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Goodyear Portfolio Mortgaged Property”).

The Goodyear Portfolio Whole Loan (as defined below) is evidenced by (i) the Goodyear Portfolio Mortgage Loan, (ii) four (4) senior pari passu promissory notes designated as Note A-1, Note A-3, Note A-4 and Note A-5 (the “Goodyear Portfolio Pari Passu Companion Loans”), which have an aggregate initial principal balance of $34,500,000, and (iii) one (1) subordinate promissory note designated as Note B (the “Goodyear Portfolio Subordinate Companion Loan”), which has an initial principal balance of $9,920,000.

The Goodyear Portfolio Mortgage Loan together with the Goodyear Portfolio Pari Passu Companion Loans are collectively referred to in this prospectus as the “Goodyear Portfolio A Notes” and the Goodyear Portfolio A Notes, together with the Goodyear Portfolio Subordinate Companion Loan, are collectively referred to in this prospectus as the “Goodyear Portfolio Whole Loan.” The Goodyear Portfolio Pari Passu Companion Loans and the Goodyear Portfolio Subordinate Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Goodyear Portfolio Whole Loan (the “Goodyear Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Goodyear Portfolio Noteholder (the “Goodyear Portfolio Co-Lender Agreement”).

Promissory Note A-1 (the “Goodyear Portfolio Note A-1”) represents the controlling interest in the Goodyear Portfolio Whole Loan. However, for so long as the Goodyear Portfolio Whole Loan Controlling Holder (as defined below) is the Goodyear Portfolio Subordinate Companion Loan Noteholder, the holder of the Goodyear Portfolio Subordinate Companion Loan (the “Goodyear Subordinate Companion Loan Noteholder”) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Goodyear Portfolio Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Goodyear Portfolio Co-Lender Agreement, the Goodyear Portfolio Subordinate Companion Loan Noteholder will have the right to cure certain defaults by the related borrower, as more fully described below.

Servicing

The Goodyear Portfolio Whole Loan is expected to be serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2019-C50 Master Servicer”), and Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “WFCM 2019-C50 Special Servicer”), pursuant to the terms of the WFCM 2019-C50 PSA, between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, the WFCM 2019-C50 Master Servicer, the WFCM 2019-C50 Special Servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, in connection with the WFCM 2019-C50 mortgage trust (the “WFCM 2019-C50 Mortgage Trust”), into which the Goodyear Portfolio Pari Passu Companion Loans are expected to be deposited. Subject to the terms of the Goodyear Portfolio Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Goodyear Portfolio Noteholder will be effected in accordance with the WFCM 2019-C50 PSA, taking into account the interests of the certificateholders, the holder of the notes evidencing the Goodyear Portfolio Pari Passu Companion Loans (the “Goodyear Portfolio Pari Passu Companion Loan Noteholders”), the holder of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Subordinate Companion Loan Noteholder, as a collective whole, taking into account the pari passu or subordinate nature of the Goodyear Portfolio Pari Passu Companion Loans, the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Subordinate Companion Loan.

Application of Payments

Pursuant to the Goodyear Portfolio Co-Lender Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Goodyear Portfolio Whole Loan, (ii) any other event of default for which the Goodyear Portfolio Whole Loan is accelerated, (iii) any other event of default which causes the Goodyear Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Goodyear Portfolio Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Goodyear Portfolio Whole Loan Controlling Holder or the default cure period has not yet expired and the Goodyear Portfolio Whole Loan Controlling Holder is diligently exercising its cure rights under the Goodyear Portfolio Co-Lender Agreement), after payment of amounts for required reserves or escrows required by the Goodyear Portfolio Whole Loan documents and amounts payable or reimbursable with respect to the Goodyear Portfolio Whole Loan (including any penalty charges) under the WFCM 2019-C50 PSA to the WFCM 2019-C50 Master Servicer, the WFCM 2019-C50 Special Servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, payments and proceeds received with respect to the Goodyear Portfolio Whole Loan will generally be applied in the following order:

First, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, pro rata (based on their respective entitlements to interest), in an amount equal to the accrued and unpaid interest then due and payable on the outstanding principal balance of their respective notes at their respective net interest rates;

Second, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis in an amount equal to their respective percentage interests of the net proceeds from a casualty or condemnation required to be applied to prepay the outstanding principal balance of the Goodyear Portfolio Whole Loan, until their principal balances have been reduced to zero;

Third, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans pro rata (based on their respective entitlements) up to the amount of any unreimbursed costs and expenses paid by such holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans including any recovered costs not previously reimbursed to such holders (or paid or advanced by the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each respective note multiplied by (ii) any prepayment premium payable to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans to the extent paid by the related borrower;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(fourth) and, as a result of a workout, the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loans has been reduced, such excess amount is required to be paid to the holders of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

Sixth, to the holder of the Goodyear Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

Seventh, to the holder of the Goodyear Portfolio Subordinate Companion Loan in the amount of the scheduled amortization payment for its note and then to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans in the amount of the scheduled amortization payments for their notes, as set forth on the amortization schedule attached as an exhibit to the Goodyear Portfolio loan agreement;

Eighth, to the holder of the Goodyear Portfolio Subordinate Companion Loan in the amount of its percentage interest of net proceeds required pursuant to the Goodyear Portfolio loan agreement to be applied to prepay the outstanding principal balance of the Goodyear Portfolio Whole Loan;

Ninth, to the holder of the Goodyear Portfolio Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of its note multiplied by (ii) any prepayment premium payable on its note to the extent paid by the related borrower;

Tenth, to the extent the Goodyear Portfolio Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to “—Rights of the Goodyear Portfolio Subordinate Companion Loan Noteholder” below, to reimburse the Goodyear Portfolio Subordinate Companion Loan Noteholder for all such cure payments;

Eleventh, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or the Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(tenth) and, as a result of a workout, the balance of the Goodyear Portfolio Subordinate Companion Loan has been reduced, such excess is required to be paid to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

Twelfth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the WFCM 2019-C50 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer (in each case provided that such reimbursements or payments relate to the Goodyear Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loan Noteholders and the Goodyear Portfolio Subordinate Companion Loan Noteholder, pro rata, based on their respective percentage interests in the Goodyear Portfolio Whole Loan; and

Lastly, if any excess amount is available to be distributed in respect of the Goodyear Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid to the holders of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loans and the Goodyear Portfolio Subordinate Companion Loan, pro rata in accordance with their respective initial percentage interests in the Goodyear Portfolio Whole Loan.

Following the occurrence and during the continuance of a Goodyear Portfolio Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Goodyear Portfolio Whole Loan documents and amounts then payable or reimbursable under the WFCM 2019-C50 PSA to the applicable WFCM 2019-C50 Master Servicer, the WFCM 2019-C50 Special Servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee pursuant to the

WFCM 2019-C50 PSA, payments and proceeds with respect to the Goodyear Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

First, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans pro rata (based on their respective entitlements to interest), in an amount equal to the interest then due and payable on the outstanding principal balance of their respective notes at their net interest rate;

Second, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, pro rata based on the respective principal balances of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans until their principal balances have been reduced to zero;

Third, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, pro rata (based on their respective entitlements), up to the amount of any unreimbursed costs and expenses paid by each holder of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, including any recovered costs not previously reimbursed to such holder (or paid or advanced by the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product of (i) the percentage interest of each respective note multiplied by (ii) any prepayment premium payable to the extent paid by the related borrower;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(fourth) and, as a result of a workout, the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loans has been reduced, to the holders of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

Sixth, to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount equal to the accrued and unpaid interest on its note at its net interest rate;

Seventh, to the Goodyear Portfolio Subordinate Companion Loan Noteholder until the principal balance of its note has been reduced to zero;

Eighth, to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount equal to the product of (i) the percentage interest of the related note multiplied by (ii) any prepayment premium to the extent paid by the related borrower;

Ninth, to the extent the Goodyear Portfolio Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to “—Rights of the Goodyear Portfolio Subordinate Companion Loan Noteholder” below, to reimburse the Goodyear Portfolio Subordinate Companion Loan Noteholder for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Goodyear Portfolio Whole Loan or Goodyear Portfolio Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Goodyear Portfolio Subordinate Companion Loan has been reduced, to the Goodyear Portfolio Subordinate Companion Loan Noteholder in an amount up to the reduction, if any, of the principal balance of the Goodyear Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the WFCM 2019-C50 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer (in each case provided that such reimbursements or payments relate to the Goodyear Portfolio Mortgage Loan or the Goodyear Portfolio Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loan Noteholders and the Goodyear Portfolio Subordinate Companion Loan Noteholder, pro rata, based on their respective percentage interests in the Goodyear Portfolio Whole Loan; and

Lastly, if any excess amount is available to be distributed in respect of the Goodyear Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Goodyear Portfolio Mortgage Loan, the Goodyear Portfolio Pari Passu Companion Loans and the Goodyear Portfolio Subordinate Companion Loan, pro rata, based on their respective percentage interests in the Goodyear Portfolio Whole Loan.

Consultation and Control

Prior to the occurrence and continuance of a Goodyear Portfolio Control Appraisal Period (as defined below) with respect to the Goodyear Portfolio Subordinate Companion Loan, neither the holder of the Goodyear Portfolio Note A-1 nor the WFCM 2019-C50 operating advisor will have any consent and/or consultation rights with respect to Goodyear Portfolio Whole Loan. After the occurrence and during the continuance of a Goodyear Portfolio Control Appraisal Period with respect to the Goodyear Portfolio Subordinate Companion Loan, the holder of the Goodyear Portfolio Note A-1 (as the Goodyear Portfolio Whole Loan Controlling Holder) and the WFCM 2019-C50 operating advisor will each have the same consent and/or consultation rights with respect to the Goodyear Portfolio Whole Loan as each does, and for so long as each does, with respect to the other mortgage loans included in the WFCM 2019-C50 Mortgage Trust.

In addition, prior to the occurrence and continuance of a Goodyear Portfolio Control Appraisal Period (among other things), the consent of the Goodyear Portfolio Subordinate Companion Loan Noteholder (as the Goodyear Portfolio Whole Loan Controlling Holder), which will be obtained by the WFCM 2019-C50 Special Servicer, is required for any Goodyear Portfolio Major Decision; provided that the foregoing does not relieve the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer, as applicable, from complying with the servicing standard pursuant to the WFCM 2019-C50 PSA or any applicable law, including the REMIC provisions of the Code.

“Goodyear Portfolio Major Decision” means, (i) during any period that the holder of the Goodyear Portfolio Subordinate Companion Loan is not the Goodyear Portfolio Whole Loan Controlling Noteholder, the definition of “Major Decisions” contained in the WFCM 2019-C50 PSA and (ii) during any period that the holder of the Goodyear Portfolio Subordinate Companion Loan is the Goodyear Portfolio Whole Loan Controlling Noteholder:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of the Goodyear Portfolio Mortgaged Property if it comes into and continues in default;

(ii)      any modification, consent to a modification or waiver of a monetary term (other penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the Goodyear Portfolio Whole Loan or any extension of the maturity date of the Goodyear Portfolio Whole Loan;

(iii)     any sale of the Goodyear Portfolio Whole Loan (when it is a defaulted Mortgage Loan) or REO Property for less than the applicable purchase price, as set forth in the Goodyear Portfolio Co-Lender Agreement;

(iv)      any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the related REO Property;

(v)       any release of collateral or any acceptance of substitute or additional collateral for the Goodyear Portfolio Whole Loan, or any consent to any of the foregoing, other than immaterial condemnation actions and other similar takings or if otherwise required pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Goodyear Portfolio Whole Loan or, if lender consent is required, any consent to such waiver or consent to a transfer of the Goodyear Portfolio Mortgaged Properties or interests in the mortgagor, other than any such transfer as may be effected without the consent of the lender under the Goodyear Portfolio Whole Loan documents or related to an immaterial easement, right of way or similar agreement;

(vii)     releases of any material amounts from escrow accounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the Goodyear Portfolio Whole Loan and for which there is no lender discretion;

(viii)    any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a mortgagor or guarantor releasing a mortgagor or guarantor from liability under the Goodyear Portfolio Whole Loan other than pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion;

(ix)     any determination by the WFCM 2019-C50 Master Servicer to transfer the Goodyear Portfolio Whole Loan to the WFCM 2019-C50 Special Servicer under circumstances where the WFCM 2019-C50 Master Servicer determines (in accordance with the applicable servicing standard) that a default in making any monthly payment or any other material payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or other default that is likely to impair the use or marketability of the Goodyear Portfolio Mortgaged Property or any such analogous servicing transfer event pursuant to the WFCM 2019-C50 PSA;

(x)       following a default or an event of default with respect to the Goodyear Portfolio Whole Loan, any exercise of a material remedy including the acceleration of the Goodyear Portfolio Whole Loan or initiation of judicial, bankruptcy or similar proceedings under the Goodyear Portfolio Whole Loan documents or with respect to the related mortgagor or Goodyear Portfolio Mortgaged Property;

(xi)     any determination of an Acceptable Insurance Default pursuant to the Goodyear Portfolio Co-Lender Agreement;

(xii)    any proposed material modification or waiver of the insurance requirements set forth in the Goodyear Portfolio Whole Loan documents, other than pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion;

(xiii)    with respect to the environmental insurance purchased by the borrower, any proposed change in carrier, coverages, limits, term, extended period of indemnity or deductibles or any other changes that require lender approval under the Goodyear Portfolio Whole Loan agreement;

(xiv)    the granting of any consents or approvals related to the incurrence of (a) additional debt by the borrower or (b) mezzanine debt by a direct or indirect parent of the borrower, in either case to the extent the lender’s consent or approval is required under the Goodyear Portfolio Whole Loan documents;

(xv)     subject to the REMIC provisions any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Goodyear Portfolio Mortgaged Property;

(xvi)    any approval of a major lease (to the extent lender’s approval is required by the Goodyear Portfolio Whole Loan documents);

(xvii)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase the Goodyear Portfolio A Notes has expired or been waived pursuant to the terms of the Goodyear Portfolio Co-Lender Agreement; and

(xviii)   the termination or replacement of a property manager or execution, termination, renewal or material modification of any property management agreement other than those required pursuant to the specific terms of the Goodyear Portfolio Whole Loan documents and for which there is no lender discretion.

Notwithstanding the foregoing, pursuant to the terms of the Goodyear Portfolio Co-Lender Agreement, the holder of the Goodyear Portfolio Mortgage Loan has the right to receive copies of all notices, information and reports that the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer, as applicable, is required to provide to the Goodyear Portfolio Whole Loan Controlling Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Goodyear Portfolio Whole Loan Controlling Holder under the WFCM 2019-C50 PSA without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event) with respect to any Goodyear Portfolio Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Goodyear Portfolio Whole Loan.

Neither the WFCM 2019-C50 Master Servicer nor the WFCM 2019-C50 Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Goodyear Portfolio Whole Loan Controlling Holder, the Goodyear Portfolio Pari Passu Companion Loan Noteholders or the holder of the Goodyear Portfolio Mortgage Loan (or their representatives) that would require or cause the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer, as applicable, to violate provisions of the Goodyear Portfolio Co-Lender Agreement, require or cause the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer, as applicable, to violate the terms of the Goodyear Portfolio Whole Loan, or materially expand the scope of any of the WFCM 2019-C50 Master Servicer’s or the WFCM 2019-C50 Special Servicer’s, as applicable, responsibilities under the Goodyear Portfolio Co-Lender Agreement or the WFCM 2019-C50 PSA.

The Goodyear Portfolio Whole Loan Controlling Noteholder

Pursuant to the Goodyear Portfolio Co-Lender Agreement, the directing holder (the “Goodyear Portfolio Whole Loan Controlling Holder”) with respect to the Goodyear Portfolio Whole Loan, as of any date of determination, will be:

●     prior to November 1, 2028, the Goodyear Portfolio Subordinate Companion Loan Noteholder, unless (x) a Goodyear Portfolio Control Appraisal Period has occurred and is continuing or (y) the Goodyear Portfolio Subordinate Companion Loan principal balance is less than $1,000,000 (in which case, the Goodyear Portfolio Whole Loan Controlling Holder will be the holder of the Goodyear Portfolio Note A-1); and

●     after November 1, 2028, the holder of the Goodyear Portfolio Note A-1, provided that at any time the holder of the Goodyear Portfolio Note A-1 is the Goodyear Portfolio Whole Loan Controlling Holder, references to the Goodyear Portfolio Whole Loan Controlling Holder will mean the holders of the majority of the controlling class of securities issued in the WFCM 2019-C50 securitization; provided, further, that if, at any time, any interest in the Goodyear Portfolio Whole Loan Controlling Holder is held by the borrower or an affiliate of the borrower, a Goodyear Portfolio Control Appraisal Period will have been deemed to have occurred with respect to such noteholder.

A “Goodyear Portfolio Control Appraisal Period” will mean a period that exists with respect to the Goodyear Portfolio Subordinate Companion Loan, if and for so long as: (a)(i) the initial unpaid principal balance of the Goodyear Portfolio Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Goodyear Portfolio Subordinate Companion Loan after the date of creation of the Goodyear Portfolio Subordinate Companion Loan, (y) any appraisal reduction amount for the Goodyear Portfolio Whole Loan that is allocated to the Goodyear Portfolio Subordinate Companion Loan and (z) without duplication, any losses realized with respect to the Goodyear Portfolio Mortgaged Property or the Goodyear Portfolio Whole Loan that are allocated to the Goodyear Portfolio Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Goodyear Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Goodyear Portfolio Subordinate Companion Loan Noteholder after the creation of the Goodyear Portfolio Subordinate Companion Loan.

The Goodyear Portfolio Subordinate Companion Loan Noteholder is entitled to avoid its applicable Goodyear Portfolio Control Appraisal Period caused by the application of an appraisal reduction amount (as opposed to a Goodyear Portfolio Control Appraisal Period that is deemed to have occurred as a result of any borrower-related party holding an interest in the Goodyear Portfolio Subordinate Companion Loan or the existence of any circumstances that would otherwise permit any borrower-related party to exercise the rights of the Goodyear Portfolio Subordinate Companion Loan as Goodyear Portfolio Whole Loan Controlling Holder) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution in a form acceptable to the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer that meets the rating requirements as described in the Goodyear Portfolio Co-Lender Agreement (either (x) or (y), the “Goodyear Portfolio Threshold Event Collateral”) in an amount that, when added to the appraised value of the Goodyear Portfolio Mortgaged Property as used to calculate any appraisal reduction amount for the Goodyear Portfolio Whole Loan pursuant to the WFCM 2019-C50 PSA, would reduce such appraisal reduction amount enough to cause the applicable Goodyear Portfolio Control Appraisal Period not to exist.

Rights of the Goodyear Portfolio Subordinate Companion Loan Noteholder

In the event that the Goodyear Portfolio borrower fails to make any payment of a liquidated sum of money due on the Goodyear Portfolio Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Goodyear Portfolio Whole Loan, the Goodyear Portfolio Subordinate Companion Loan Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Goodyear Portfolio Co-Lender Agreement. The Goodyear Portfolio Subordinate Companion Loan Noteholder will be limited to, in the aggregate, six (6) cure payments over the life of the Goodyear Portfolio Whole Loan, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the Goodyear Portfolio Subordinate Companion Loan Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the Goodyear Portfolio Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the Goodyear Portfolio Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Goodyear Portfolio Whole Loan has occurred and is continuing, the Goodyear Portfolio Subordinate Companion Loan Noteholder will have the option to purchase the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, (b) accrued and unpaid interest on the Goodyear Portfolio Mortgage Loan and Goodyear Portfolio Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Goodyear Portfolio Whole Loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the Goodyear Portfolio Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) (i) if the borrower or borrower-related party is the purchaser or (ii) if the Goodyear Portfolio Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Goodyear Portfolio Co-Lender Agreement, any liquidation or workout fees payable under the WFCM 2019-C50 PSA with respect to the Goodyear Portfolio Whole Loan and (g) certain additional amounts to the extent provided for in the Goodyear Portfolio Co-Lender Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Goodyear Portfolio Co-Lender Agreement and the WFCM 2019-C50 PSA, if an event of default with respect to the Goodyear Portfolio Whole Loan has occurred and is continuing, then the Goodyear Portfolio Subordinate Companion Loan Noteholder, upon written notice to the holders of the Goodyear Portfolio A Notes (the “Goodyear Portfolio Purchase Notice”), will have the right to purchase all (but not less than all) of the Goodyear Portfolio A Notes for the purchase price provided in the Goodyear Portfolio Co-Lender Agreement on a date not more than 45 days after providing written notice.

The right of the Goodyear Portfolio Subordinate Companion Loan Noteholder to purchase the Goodyear Portfolio A Notes will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Goodyear Portfolio Mortgaged Property (and the holder of the Goodyear Portfolio Mortgage Loan is required to give the Goodyear Portfolio Subordinate Companion Loan Noteholder 10 days’ written notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Goodyear Portfolio Mortgaged Property is transferred to the holder of the Goodyear Portfolio Mortgage Loan or (or a designee on its behalf) not otherwise in connection with a consummation by the holder of the Goodyear Portfolio Mortgage Loan of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 days after the acceleration of the Goodyear Portfolio Whole Loan, the holder of the Goodyear Portfolio Mortgage Loan must notify the Goodyear Portfolio Subordinate Companion Loan Noteholder and the Goodyear Portfolio Subordinate Companion Loan Noteholder will have a 15 day period from the date of such notice to deliver a Goodyear Portfolio Purchase Notice, in which case the Goodyear Portfolio Subordinate Companion Loan Noteholder will be obligated to purchase the Goodyear Portfolio Mortgaged Property, in immediately available funds, within a 15 day period at the applicable purchase price.

Special Servicer Appointment Rights

Pursuant to the Goodyear Portfolio Co-Lender Agreement, the holder of the Goodyear Portfolio Subordinate Companion Loan (other than during a Goodyear Portfolio Control Appraisal Period) will have the right, with or without cause, upon 10 days prior notice, to replace the WFCM 2019-C50 Special Servicer then acting with respect to the Goodyear Portfolio Whole Loan and appoint a replacement special servicer with respect to the Goodyear Portfolio Whole Loan without the consent of the holders of the Goodyear Portfolio Mortgage Loan and the Goodyear Portfolio Pari Passu Companion Loans.

The Christiana Mall Whole Loan

General

The Christiana Mall Mortgage Loan (1.0%), is part of the Christiana Mall Whole Loan (as defined below) comprised of 16 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The rights of the holders of the promissory notes evidencing the Christiana Mall Whole Loan (the “Christiana Mall Noteholders”) are subject to an Intercreditor agreement (the “Christiana Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA (as defined below).

The Christiana Mall Mortgage Loan is evidenced by one senior pari passu promissory note, Note A-2-E, with a Cut-off Date Balance of $9,704,000. The related Pari Passu Companion Loans (the “Christiana Mall Pari Passu Companion Loans” and, together with the Christiana Mall Mortgage Loan, the “Christiana Mall Senior Loans”), have an original principal balance of $328,296,000 and are evidenced by 12 senior pari passu promissory notes. The Christiana Mall Mortgage Loan and the Christiana Mall Pari Passu Companion Loans are pari passu with each other in terms of priority. There are also three Subordinate Companion Loans (the “Christiana Mall Subordinate Companion Loans”), evidenced by the subordinate promissory Note B-1 with an original principal balance of $106,000,000, Note B-2 with an original principal balance of $63,600,000 and Note B-3 with an original principal balance of $42,400,000. Neither the Christiana Mall Subordinate Companion Loans nor the Christiana Mall Pari Passu Companion Loans will be included in the issuing entity. The Christiana Mall Subordinate Companion Loans, together with the Christiana Mall Pari Passu Companion Loans, are referred to in this prospectus as the “Christiana Mall Companion Loans” and the Christiana Mall Mortgage Loan, together with the Christiana Mall Companion Loans, are referred to in this prospectus as the “Christiana Mall Whole Loan.” For further information regarding the notes see “Description of the Mortgage Pool—The Whole Loans—General”.

Servicing

The Christiana Mall Whole Loan will be serviced by Wells Fargo Bank, National Association, as servicer (in such capacity, the “BBCMS 2018-CHRS Master Servicer”) and as special servicer (in such capacity, the “BBCMS 2018-CHRS Special Servicer”) pursuant to the terms of the BBCMS 2018-CHRS TSA between Barclays Commercial Mortgage Securities LLC, as depositor, the BBCMS 2018-CHRS Master Servicer, the BBCMS 2018-CHRS Special Servicer, Wells Fargo Bank, National Association, as certificate administrator and Wilmington Trust, National Association, as trustee, in connection with the BBCMS 2018-CHRS Mortgage Trust, into which some of the Christiana Mall Pari Passu Companion Loans and each of the Christiana Mall Subordinate Companion Loans have been deposited (the “BBCMS 2018-CHRS Mortgage Trust”), and, subject to the terms of the Christiana Mall Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Christiana Mall Noteholder will be effected in accordance with the BBCMS 2018-CHRS TSA and the Christiana Mall Intercreditor Agreement.

The Christiana Mall Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Christiana Mall Whole Loan, as more fully described below.

Application of Payments

The Christiana Mall Intercreditor Agreement sets forth the respective rights of the holders of the Christiana Mall Mortgage Loan and the Christiana Mall Companion Loans with respect to distributions of funds received in respect of the Christiana Mall Whole Loan, and provides, in general, that:

●	the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the Christiana Mall Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans, and the rights of the holders of the Christiana Mall Subordinate Companion Loans to receive payments with respect to the Christiana Mall Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans to receive payments with respect to the Christiana Mall Whole Loan;

●	all expenses and losses relating to the Christiana Mall Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holders of the Christiana Mall Subordinate Companion Loans and second to the issuing entity, as holder of the Christiana Mall Mortgage Loan, and the holders of the Christiana Mall Pari Passu Companion Loans on a pro rata and pari passu basis;

●	all amounts tendered by the borrower or otherwise available for payment on the Christiana Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●	First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans (other than default interest) to the holders of the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable note principal balances at a per annum rate equal the applicable net note rate;

●	Second, on a pro rata and pari passu basis, to the holders of each of the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans, an amount equal to their respective percentage interests of all principal payments received, if any, with respect to the related monthly payment date, until their respective note principal balances have been reduced to zero;

●	Third, to pay accrued and unpaid interest on the Christiana Mall Subordinate Companion Loans (other than default interest) to each holder of a Christiana Mall Subordinate Companion Loan (together, the “Christiana Mall Subordinate Companion Loan Holders”) on a pro rata and pari passu basis in an amount equal to the accrued and unpaid interest on the outstanding note principal balance at the applicable net note rate;

●	Fourth, on a pro rata and pari passu basis, to each Christiana Mall Subordinate Companion Loan Holder, an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, until its respective note principal balance has been reduced to zero;

●	Fifth, to pay any yield maintenance premium then due and payable on the Christiana Mall Mortgage Loan and Christiana Mall Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Christiana Mall Subordinate Companion Loans, on a pro rata and pari passu basis;

●	Sixth, to pay default interest and late payment charges then due and owing under the Christiana Mall Whole Loan, all of which will be applied in accordance with the BBCMS 2018-CHRS TSA; and

●	Seventh, if any excess amount is available to be distributed in respect of the Christiana Mall Whole Loan, and not otherwise required to be applied in accordance with the foregoing clauses first through sixth, any remaining amount will be paid pro rata to each holder of the Christiana Mall Mortgage Loan, the Christiana Mall Pari Passu Companion Loans and the Christiana Mall Subordinate Companion Loans based on their respective initial note principal balances.

The Directing Holder

The controlling noteholder (the “Christiana Mall Directing Holder”) under the Christiana Mall Co-Lender Agreement is the directing certificateholder of the BBCMS 2018-CHRS securitization as the holder of the majority of the class of securities designated as the “controlling class” issued by the BBCMS 2018-CHRS securitization trust, which holds the controlling Note A-1-A and the Christiana Mall Subordinate Companion Loans. No directing certificateholder had been appointed as of the closing date of the BBCMS 2018-CHRS securitization.

Consultation and Control

Pursuant to the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, the controlling note holder with respect to the Christiana Mall Whole Loan, as of any date of determination, is expected to be the BBCMS 2018-CHRS Mortgage Trust, so long as the Note A-1-A is included in the BBCMS 2018-CHRS Mortgage Trust. During a BBCMS 2018-CHRS Subordinate Control Period or a BBCMS 2018-CHRS Subordinate Consultation Period (each as defined below), a majority of the BBCMS 2018-CHRS Mortgage Trust Class E certificates (the “BBCMS 2018-CHRS Controlling Class”) will have the right at any time to appoint a representative (the “BBCMS 2018-CHRS Directing Certificateholder” or the “BBCMS Directing Holder”) which will be entitled to exercise consent and/or consultation rights under the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA with respect to the Christiana Mall Whole Loan. The BBCMS 2018-CHRS Mortgage Trust closed on August 9, 2018, at which point there was no BBCMS 2018-CHRS Directing Certificateholder in place under the BBCMS 2018-CHRS TSA.

The BBCMS 2018-CHRS Master Servicer and the BBCMS 2018-CHRS Special Servicer will be required to notify the Christiana Mall Directing Holder (or its designee) of certain major decisions (the “Christiana Mall Major Decisions”). The Christiana Mall Directing Holder will be entitled to advise (1) the BBCMS 2018-CHRS Special Servicer with respect to all Christiana Mall Major Decisions related to the Christiana Mall Whole Loan during a special servicing loan event (as defined in the BBCMS 2018-CHRS TSA) and (2) the BBCMS 2018-CHRS Special Servicer with respect to all Christiana Mall Major Decisions for which the BBCMS 2018-CHRS Master Servicer must obtain the consent or deemed consent of the BBCMS 2018-CHRS Special Servicer. Except as otherwise described in the Christiana Mall Intercreditor Agreement, (i) the BBCMS 2018-CHRS Master Servicer will not be permitted to implement any Christiana Mall Major Decision unless it has obtained the prior consent of the BBCMS 2018-CHRS Special Servicer and (ii) during a BBCMS 2018-CHRS Subordinate Control Period, the BBCMS 2018-CHRS Special Servicer will not be permitted to consent to the BBCMS 2018-CHRS Master Servicer’s implementing any Christiana Mall Major Decision nor will the BBCMS 2018-CHRS Special Servicer itself be permitted to implement any Christiana Mall Major Decision as to which the Christiana Mall Directing Holder has objected in writing within 10 business days after receipt of the written analysis and such additional information requested by the Christiana Mall Directing Holder as may be necessary in the reasonable judgment of the Christiana Mall Directing Holder in order to make a judgment with respect to such Christiana Mall Major Decision. The Christiana Mall Directing Holder may also direct the BBCMS 2018-CHRS Special Servicer to take, or to refrain from taking, such other actions with respect to the Christiana Mall Whole Loan as the Christiana Mall Directing Holder may deem advisable.

Neither the BBCMS 2018-CHRS Master Servicer nor the BBCMS 2018-CHRS Special Servicer will be required to follow any advice or consultation provided by the Christiana Mall Directing Holder (or its representative) that would require or cause the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, to violate provisions of the Christiana Mall Intercreditor Agreement or the BBCMS 2018-CHRS TSA, require or cause the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, to violate the terms of the Christiana Mall Whole Loan, or materially expand the scope of any of responsibilities of the BBCMS 2018-CHRS Master Servicer or BBCMS 2018-CHRS Special Servicer, as applicable, under the Christiana Mall Intercreditor Agreement or the BBCMS 2018-CHRS TSA.

In addition, for as long as the BBCMS 2018-CHRS Mortgage Trust securitization has not been terminated, pursuant to the terms of the Christiana Mall Intercreditor Agreement, after the termination of a subordinate consultation period (as described in the Christiana Mall Intercreditor Agreement, a “Christiana Mall Subordinate Consultation Period”) and for so long as such termination remains in effect), (1) the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will be required to provide to the holder of the Christiana Mall Mortgage Loan (i) notice, information and reports with respect to any Christiana Mall Major Decisions (similar to such notice, information and reports it is required to deliver to the Christiana Mall Directing Holder pursuant to the BBCMS 2018-CHRS TSA had the Christiana Mall Subordinate Consultation Period not been terminated) and (ii) a summary of the asset status report relating to the Christiana Mall Whole Loan (at the same time as it would have been required to deliver such summary to the Christiana Mall Directing Holder pursuant to the BBCMS 2018-CHRS TSA had the Christiana Mall Subordinate Consultation Period not been terminated) and (2) the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will be required to consult with the holder of the Christiana Mall Mortgage Loan (or its representative) on a strictly non-binding basis with respect to any Christiana Mall Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Christiana Mall Whole Loan, and consider alternative actions recommended by the holder of the Christiana Mall Mortgage Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery by the BBCMS 2018-CHRS Mortgage Trust to the holder of the Christiana Mall Mortgage Loan (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will no longer be obligated to consult with such holder of the Christiana Mall Mortgage Loan (or its representative), whether or not such holder of the Christiana Mall Mortgage Loan (or its representative) has responded within such 10 business day period (unless, the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the Christiana Mall Mortgage Loan (or its representative) described above, the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) may make any Christiana Mall Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Christiana Mall Whole Loan. The BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by the holder of the Christiana Mall Mortgage Loan (or its representative).

A “BBCMS 2018-CHRS Subordinate Control Period” means with respect to the BBCMS 2018-CHRS Mortgage Trust Class E certificates and any date of determination, any period when the certificate balance of the BBCMS 2018-CHRS Mortgage Trust Class E certificates on such date (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates.

A “BBCMS 2018-CHRS Subordinate Consultation Period” means any period when (i) BBCMS 2018-CHRS Subordinate Control Period is no longer in effect and (ii) the certificate balance of the BBCMS 2018-CHRS Mortgage Trust Class E certificates is not less than 25% of the initial certificate balance of such class of certificates, without regard to the application of any appraisal reduction amounts allocated to such class of certificates.

When the certificate balance of the BBCMS 2018-CHRS Mortgage Trust Class E certificates (without regard to the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the BBCMS 2018-CHRS Directing Certificateholder will have no consent or consultation rights under the BBCMS 2018-CHRS TSA except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the BBCMS 2018-CHRS TSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, if an event of default has occurred and is continuing, and if the BBCMS 2018-CHRS Mortgage Trust (or the BBCMS 2018-CHRS Special Servicer acting on its behalf) determines to sell the Christiana Mall Mortgage Loan and the Christiana Mall Companion Loans, then the BBCMS 2018-CHRS Special Servicer will have the right and obligation, subject to any rights of the Christiana Mall Directing Holder under the BBCMS 2018-CHRS TSA, to sell the Christiana Mall Mortgage Loan together with the Christiana Mall Companion Loans as notes evidencing one whole loan in accordance with the terms of the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA. In connection with any such sale, the BBCMS 2018-CHRS Special Servicer will be required to follow the procedures set forth in the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, including the provision that requires 15 business days’ prior written notice to the holders of the Christiana Mall Companion Loans and the Christiana Mall Subordinate Companion Loans of the BBCMS 2018-CHRS Special Servicer’s intention to sell the Christiana Mall Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Christiana Mall Intercreditor Agreement and the BBCMS 2018-CHRS TSA, during the BBCMS 2018-CHRS Subordinate Control Period, the Christiana Mall Directing Holder (or its representative) will have the right, at any time and from time to time, with or without cause, to replace the BBCMS 2018-CHRS Special Servicer then acting with respect to the Christiana Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Christiana Mall Mortgage Loan, the Christiana Mall Pari Passu Companion Loans or the Christiana Mall Subordinate Companion Loans (or their representatives).

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in May 2019 and ending on the hypothetical Determination Date in June 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Barclays Capital Real Estate Inc., Societe Generale Financial Corporation (and solely with respect to the ExchangeRight Net Leased Portfolio 24 Mortgage Loan and the Christiana Mall Mortgage Loan, Société Générale), KeyBank National Association, UBS AG, New York Branch, Natixis Real Estate Capital LLC and Rialto Mortgage Finance, LLC, are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Barclays Capital Real Estate Inc., UBS AG, New York Branch, Societe Generale Financial Corporation, KeyBank National Association, Rialto Mortgage Finance, LLC and Natixis Real Estate Capital LLC on or about June 11, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of the depositor and Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on April 30, 2019, Barclays or its affiliates were the loan sellers in approximately 119 commercial mortgage-backed securitization transactions. Approximately $33.9 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and through April 30, 2019.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2019	$1,095,626,250
2018	$3,937,789,900
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The

Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, Barclays, and Barclays Capital Inc. engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on May 6, 2019 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may retain or own in the future certain classes. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor and mortgage loan seller in this transaction and an affiliate of SG Americas Securities, LLC, one of the underwriters. The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January, 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through Société Générale, a French limited liability company (société anonyme) authorized as a bank, acting through its New York Branch (“Société Générale”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hotel, multifamily, residential, healthcare, self-storage and industrial properties. These loans are Societe Generale Financial Corporation’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

Société Générale sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 31, 2018, Société Générale securitized 196 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.8 billion. Societe Generale Financial Corporation has no history of selling mortgage loans into securitizations prior to February 2019.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Société Générale and Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Societe Generale Financial Corporation generally requires such Phase II ESA to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans, the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. Societe Generale Financial Corporation, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;

●	comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review. Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans

included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Summaries of the Fifteen Largest Mortgage Loans” in the attached Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe General Financial Corporation’s Central Index Key number is 0001755531. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, Société Générale most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 14, 2019. Société Générale’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including March 31, 2019, Société Générale does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Societe Generale Financial Corporation nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Societe Generale Financial Corporation or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank is the originator or co-originator of all of the Mortgage Loans that KeyBank is contributing to this securitization, representing approximately 13.0% of the Initial Pool Balance. The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2018, KeyBank’s Real Estate Capital Group originated a total of $23.2 billion in permanent, bridge, development and construction commercial mortgage loans from 27 offices nationwide. Of this total, $13.1 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or sale to life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of March 31, 2019, KeyBank had originated approximately $17.6 billion of commercial mortgage loans that have been securitized in 87 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self-storage, manufactured housing, and hotel properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus.

Data Comparison and Recalculation. KeyBank engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;

●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.

Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on February 13, 2019 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2018 as a sponsor of commercial mortgage loan securitizations. Since KeyBank has no demand, repurchase or replacement claims as a sponsor of commercial mortgage loan securitizations to report KeyBank has no obligation to file quarterly reports. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including October 1, 2015 to and including March 31, 2019, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—KeyBank National Association” has been provided by KeyBank.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch’s has previously securitized an aggregate of approximately $4,048,672,543 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated, co-originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated, co-originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex D-3), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements”.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated (or acquired and re-underwritten) in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on May 10, 2019. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including March 31, 2019, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	©	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	®	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2017-C1	X	UBS AG, New York Branch	17	311,792,500.00	32.5%	1	4,100,000.00	0.4%	1	4,100,000.00	0.4%	0	—	0.0%	0	—	0.0%		—	0.0%	0	—	0.0%

1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii) which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.

3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.

4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.

The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.” In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.

8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).

9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.

10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor, a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriter Entities. NREC is a wholly-owned indirect subsidiary of Natixis North America LLC, which is itself a wholly-owned indirect subsidiary of Natixis S.A. a société anonyme à conseil d’administration (a limited liability company with a board of directors) organized under the laws of France and a credit institution licensed as a bank in France (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis S.A. is the international corporate, investment and financial services arm of Groupe BPCE, a French mutual banking group, which is one of the largest banking groups in France. Groupe BPCE includes BPCE, as its central institution, two French retail banking networks (the Banque Populaire and the Caisse d’Epargne networks), as well as a number of entities that are subsidiaries and affiliates of BPCE. Natixis S.A. is a publicly listed French bank on Euronext Paris. Its majority shareholder is BPCE. Natixis S.A. has three core business lines: Corporate & Investment Banking (which includes strategic advisory services, structured financing, capital markets, portfolio management, global transaction banking and research); Investment Solutions & Insurance (which includes asset management, insurance, private banking and private equity); and Specialized Financial Services (which includes factoring, leasing, consumer finance, employee savings schemes, sureties and financial guarantees, payments and securities services, distributed mainly through the two retail banking networks of the Groupe BPCE. Natixis S.A. also holds interests in certain non-core businesses referred to as “Financial Investments.” Natixis S.A. is based in France and does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, together with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of May 9, 2019, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $53.199 billion and the total amount of these loans that were securitized is in excess of $25.9 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hotel, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to an MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute for another mortgage loan, or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriter Entities and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. NREC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and on Annex A-1, Annex A-2 and Annex A-3, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool”.

Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or

(iii) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hotel property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1.

Third Party Reports. In addition to, or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on February 13, 2019. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from July 1, 2015 to March 31, 2019.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	0	0.00	0.00	0	0.00		1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–f)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of March 31, 2018. (For columns g-x)

(3)	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	The special servicer withdrew its demand on August 15, 2017.

Retained Interests in This Securitization

Neither NREC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, NREC or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $8,818,391. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by Rialto Mortgage. This is the sixty-fifth (65th) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion, $1.66 billion and $1.32 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016, 2017 and 2018, respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to five (5) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 6, 2019. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including April 1, 2016 to and including March 31, 2019, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto Mortgage nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

The Depositor

The depositor is Barclays Commercial Mortgage Securities LLC. The depositor is a special purpose limited liability company formed in the State of Delaware on August 18, 2004 for the purpose of engaging in the business, among other things, to acquire, own and hold loans, including commercial and multifamily mortgage loans, securities, notes, participations or any other assets or rights relating to an interest in real property or consumer receivables, to deposit the same into one or more trusts or other entities, to cause such trusts or other entities to issue pass-through certificates representing undivided beneficial ownership interests in the assets of such trusts or entities or notes collateralized by the assets of such trusts or entities, in addition to other related activities. The depositor is an affiliate of Barclays Capital Inc., an underwriter, and a direct wholly-owned subsidiary of Barclays Capital Real Estate Inc., a sponsor, mortgage loan seller and originator, which is an indirect wholly-owned subsidiary of Barclays Bank PLC, a public limited company registered in England and Wales. The depositor maintains its principal office at 745 Seventh Avenue, New York, New York 10019.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor has minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, the duty (i) to appoint a successor trustee in the event of the resignation or removal of the trustee, (ii) to provide information in its possession to the certificate administrator to the extent necessary to perform REMIC tax administration and to prepare disclosure required under the Exchange Act, and (iii) to indemnify the trustee and certificate administrator against certain expenses and liabilities resulting from the depositor’s willful misconduct, bad faith, fraud or negligence. The depositor is required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, BBCMS Mortgage Trust 2019-C3 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and they and the special servicer may make Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and the Certificate Administrator” and “—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, the certificate administrator, the custodian and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 262,000 employees as of September 30, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2018, Wells Fargo Bank was acting as trustee on approximately 358 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $137 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the issuing entity and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $467 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2018, Wells Fargo Bank was acting as custodian of more than 253,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsors or an affiliate of the sponsors and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo Bank set forth under this heading “—The Trustee and the Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller. Midland is also expected to be appointed to act as an initial special servicer under the PSA and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and generally, will review, evaluate and provide or withhold consent as to certain Major Decisions. Generally, Midland will process Major Decisions, and will perform certain enforcement actions relating to the Mortgage Loans (other than any Excluded Special Servicer Loan or Non-Serviced Mortgage Loan) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2019, Midland was master and/or primary servicing approximately 37,552 commercial and multifamily mortgage loans with a principal balance of approximately $497 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,997 of such loans, with a total principal balance of approximately $187 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of March 31, 2019, Midland was named the special servicer in approximately 343 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $159 billion. With respect to such transactions as of such date, Midland was administering approximately 95 assets with an outstanding principal balance of approximately $931 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2016 to 2018.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder, any Companion Loan holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and the related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Midland is also (a) the servicer under the ILPT Trust 2019-SURF TSA, which governs the servicing and administration of the ILPT Hawaii Portfolio Whole Loan, (b) (i) the master servicer and primary servicer under the UBS 2018-C14 PSA, which governs the servicing and administration of the Heartland Dental Medical Office Portfolio Whole Loan (until the related servicing shift date) and (ii) on and after the related servicing shift date, expected to continue to be the primary servicer of the Heartland Dental Medical Office Portfolio Whole Loan under the WFCM 2019-C50 PSA, which is expected to govern the servicing and administration of the Heartland Dental Medical Office Portfolio Whole Loan, (c) the master servicer, primary servicer and the special servicer under the CSAIL 2019-C15 PSA, which governs the servicing and administration of the ExchangeRight Net Leased Portfolio 24 Whole Loan and (d) the master servicer, the primary servicer (with respect to the Southern Motion Industrial Portfolio Whole Loan) and the special servicer under the UBS 2019-C16 PSA, which governs the servicing and administration of The Colonnade Office Complex Whole Loan and the Southern Motion Industrial Portfolio Whole Loan.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between NREC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain NREC Mortgage Loans prior to their inclusion in the issuing entity.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to serve as the initial Directing Certificateholder, and has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland under this section titled “—The Master Servicer and the Special Servicer” has been provided by Midland. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer and as special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The master servicer will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The special servicer will not have primary responsibility for custody services or original documents evidencing the Mortgage Loans or the Companion Loans. The special servicer may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Companions Loans or otherwise. To the extent that the special servicer has custody of any such document for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

The special servicer will not have any material advancing rights or any advancing obligations. In certain instances, the special servicer may have the right to make property related property protection advances in emergency situations.

The roles and responsibilities of the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

Midland, in its capacity as master servicer and special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s and the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Primary Servicer

KeyBank National Association

KeyBank will be appointed as a primary servicer with respect to the KeyBank Mortgage Loans (collectively, the “KeyBank Serviced Mortgage Loans”). KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the Depositor, any other Mortgage Loan Seller, the trustee, the certificate administrator, the paying agent, the custodian, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any other sub-servicer. KeyBank National Association is also the master servicer under the NCMS 2019-NEMA TSA (with respect to the NEMA San Francisco Mortgage Loan).

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	As of 12/31/2016	As of 12/31/2017	As of 9/30/2018	As of 3/31/2019
By Approximate Number	17,866	16,654	16,874	17,534
By Approximate Aggregate Principal Balance (in billions)	$189.30	$197.60	$224.1	$244.5

Within this servicing portfolio are, as of March 31, 2019, approximately 10,230 loans with a total principal balance of approximately $244.5 billion that are included in approximately 665 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hotel and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2018, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer and primary servicer for commercial mortgage-backed securities rated by Moody’s, S&P, Fitch and Morningstar Credit Ratings, LLC. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Primary Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer and primary servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer and “CPS1” as a primary servicer. Morningstar Credit Ratings, LLC has assigned to KeyBank the rankings of “MOR CS1” as master servicer and “MOR CS1” as primary servicer. S&P’s, Fitch’s, and Morningstar Credit Rating LLC’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the primary servicer or the master servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s deposits and debt obligations.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	Aa3
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the KeyBank Primary Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the KeyBank Serviced Mortgage Loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act of 1933, as amended. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the KeyBank Primary Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the primary servicer of the KeyBank Serviced Mortgage Loans, generally responsible for the primary servicing functions for the KeyBank Serviced Mortgage Loans. KeyBank may from time to time perform some of its servicing obligations under the KeyBank Primary Servicing Agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the KeyBank Primary Servicing Agreement as if KeyBank had not retained any such vendors.

Generally, all amounts received by KeyBank on the KeyBank Serviced Mortgage Loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the KeyBank Primary Servicing Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the KeyBank Serviced Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular KeyBank Serviced Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard described in the KeyBank Primary Servicing Agreement.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the KeyBank Serviced Mortgage Loans pursuant to the KeyBank Primary Servicing Agreement.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization although, for the avoidance of doubt, KeyBank, as primary servicer for certain of the KeyBank Serviced Mortgage Loans, will be entitled to, or is expected to be entitled to, primary servicing fees described in this prospectus with respect to such Mortgage Loans. However, KeyBank and its affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth above under this heading “—The Primary Servicer—KeyBank National Association” has been provided by KeyBank.

Summary of the KeyBank Primary Servicing Agreement

General. KeyBank has acquired the right to be appointed as the primary servicer of the KeyBank Serviced Mortgage Loans (collectively, 13.0%). Accordingly, Midland, as master servicer, and KeyBank, as primary servicer, will enter into a Primary Servicing Agreement, dated as of June 1, 2019 (the “KeyBank Primary Servicing Agreement”). The primary servicing of such KeyBank Serviced Mortgage Loans will be governed by the KeyBank Primary Servicing Agreement. The following summary describes certain provisions of the KeyBank Primary Servicing Agreement relating to the primary servicing and administration of the KeyBank Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the KeyBank Primary Servicing Agreement.

Summary of Duties. With respect to the KeyBank Serviced Mortgage Loans, KeyBank, as primary servicer, will be responsible for performing the primary servicing of such KeyBank Serviced Mortgage Loans in a manner consistent with the PSA and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such KeyBank Serviced Mortgage Loan as approved by the master servicer,

●	(i) within five (5) business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,

●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts to hold such collections,

●	remitting to the master servicer on a timely basis monthly payments less any primary servicing fees and compensation in the nature of additional servicing compensation due to KeyBank, as primary servicer and any escrow and reserve payments to be held by KeyBank,

●	preparing such reports, including a monthly remittance report and such other reports as reasonably requested by the master servicer from time to time,

●	collecting monthly and quarterly borrower reports, rent rolls, and operating statements,

●	performing annual inspections of the related mortgaged property and providing inspection reports to the master servicer,

●	monitoring borrower insurance obligations on such KeyBank Serviced Mortgage Loans and related Specially Serviced Loans and obtaining such property level insurance when the borrower fails to maintain such insurance,

●	maintaining errors and omissions insurance and an appropriate fidelity bond,

●	notifying the master servicer of any borrower requests or transactions; provided, however, that KeyBank will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer,

●	promptly notifying master servicer of any defaults under the KeyBank Serviced Mortgage Loans, collection issues or customer issues; provided that KeyBank will not take any action with respect to enforcing such KeyBank Serviced Mortgage Loans without the prior written approval of the master servicer, and

●	with respect to all servicing responsibilities of the master servicer under the PSA which are not being performed by KeyBank under the KeyBank Primary Servicing Agreement, KeyBank will reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

KeyBank’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

KeyBank will provide to master servicer access to all the servicing files, mortgage loan files and servicing systems maintained by KeyBank with respect to the KeyBank Serviced Mortgage Loans for audit and review. KeyBank will not take any action (whether or not authorized under the KeyBank Primary Servicing Agreement) as to which the master servicer has advised it in writing that the master servicer or the trustee has received an opinion of counsel to the effect that such action if taken would result in the imposition of a tax on any portion of the trust fund or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC. KeyBank will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the trust fund or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

KeyBank will also timely provide such certifications, reports and registered public accountant attestations required by the KeyBank Primary Servicing Agreement or by the master servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and KeyBank will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that KeyBank is able to perform its obligations under the KeyBank Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over KeyBank. KeyBank will not communicate directly with the special servicer, the Directing Certificateholder, any Loan-Specific Directing Certificateholder or any Rating Agency except in very limited circumstances set forth in the KeyBank Primary Servicing Agreement.

KeyBank will have no obligation to make any principal and interest advance or any servicing advances. KeyBank will not make any Major Decisions or any other action requiring the approval of the Master Servicer under the KeyBank Primary Servicing Agreement without the prior written approval of the master servicer.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Certificateholder, any Loan-Specific Directing Certificateholder or any mezzanine loan lender, as applicable, if so required under the PSA or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion, and (b) obtaining any Rating Agency Confirmation required under the PSA or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the KeyBank Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to each KeyBank Serviced Mortgage Loan under the PSA. KeyBank is not entitled to any Prepayment Interest Excess. KeyBank will be entitled to such additional primary servicing compensation as set forth in the KeyBank Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the PSA, KeyBank will also be entitled to retain, with respect to each related KeyBank Serviced Mortgage Loan, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	100% of the master servicer’s share of any assumption application fees and 50% of the master servicer’s share of any defeasance fees;

●	100% of the master servicer’s share of any charges for beneficiary statements to the extent such beneficiary statements were prepared by KeyBank and amounts collected for checks returned for insufficient funds actually paid by the borrower relating to the accounts held by KeyBank;

●	100% of late payment charges, demand charges and default interest paid by the related borrowers, except as required to offset outstanding interest on Advances or certain additional trust fund expenses incurred with respect to the related KeyBank Serviced Mortgage Loan;

●	50% of the master servicer’s share of any Excess Modification Fees, assumption fees, waiver fees, consent and earnout fees, review fees and similar fees; and

●	subject to certain limitations set forth in the PSA, any interest or other income earned on deposits in the related accounts held by KeyBank.

KeyBank will be entitled to 50% of the master servicer’s share of any fees received by the master servicer with respect to any Major Decision regardless as to whether KeyBank processes such action or not. The special servicer will process all Major Decisions, unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision. If the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision, KeyBank will be required to process such Major Decision.

KeyBank will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which KeyBank is not entitled to retain. Except as otherwise provided, KeyBank will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the KeyBank Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither KeyBank nor any partners, directors, officers, shareholders, members, managers, employees or agents of KeyBank (the “KeyBank Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the KeyBank Primary Servicing Agreement, or for errors in judgment. However, this will not protect the KeyBank Parties against losses resulting from any breach of warranties or representations made in the KeyBank Primary Servicing Agreement, or against any liability that would otherwise be imposed on KeyBank by reason of its willful misconduct, bad faith or negligence (or by reason of any specific liability imposed under the KeyBank Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its duties under the KeyBank Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the KeyBank Primary Servicing Agreement. The KeyBank Parties will be indemnified and held harmless by the master servicer against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the KeyBank Primary Servicing Agreement (collectively, the “Losses”) incurred by KeyBank (a) resulting from (i) any breach by the master servicer of a representation or warranty made by it under the KeyBank Primary Servicing Agreement or (ii) the master servicer’s willful misconduct, bad faith or negligence in the performance of its obligations and duties under the KeyBank Primary Servicing Agreement or negligent disregard of its obligations and duties under the KeyBank Primary Servicing Agreement or (b) that may be imposed on, incurred by or asserted against it in connection with, related to, or arising out of, the KeyBank Primary Servicing Agreement or the transactions contemplated by the KeyBank Primary Servicing Agreement, other than any Losses incurred by KeyBank (i) that are specifically required to be borne by KeyBank without right of reimbursement pursuant to the terms of the KeyBank Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by KeyBank, or (B) willful misconduct, bad faith or negligence of KeyBank in the performance of its respective obligations or duties under the KeyBank Primary Servicing Agreement or negligent disregard of its respective obligations or duties under the KeyBank Primary Servicing Agreement; provided, however, that the indemnification under clause (b) above will be strictly limited to any actual amount of indemnification received by the master servicer under the PSA as a result of pursuing the Trust on behalf of the KeyBank for such indemnification. The master servicer agrees to use reasonable efforts to pursue the Trust for any indemnification against any Losses incurred by KeyBank under clause (b) above.

KeyBank will indemnify and hold harmless the master servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the master servicer resulting from (1) any breach by KeyBank of a representation or warranty made by KeyBank in the KeyBank Primary Servicing Agreement or (2) any willful misconduct, bad faith or negligence by KeyBank in the performance of its obligations or duties under the KeyBank Primary Servicing Agreement or by reason of negligent disregard of such obligations or duties.

Termination. The KeyBank Primary Servicing Agreement will be terminated with respect to KeyBank if any of the following occurs:

●	the master servicer elects to terminate KeyBank following a KeyBank Primary Servicer Termination Event (as defined below) (except as provided in the following bullet);

●	immediately by the master servicer (or at the Depositor’s request to the extent the Depositor has the right to request termination of KeyBank under the PSA) pursuant to the final two bullets listed under KeyBank Primary Servicer Termination Events below;

●	promptly following KeyBank being or becoming Risk Retention Affiliated with or a Risk Retention Affiliate (as defined under the Credit Risk Retention Rules) of any Third Party Purchaser;

●	upon resignation by KeyBank;

●	with respect to any KeyBank Serviced Mortgage Loan, in the event such KeyBank Serviced Mortgage Loan is substituted pursuant to the PSA;

●	at the option of the master servicer in its sole discretion, in the event a KeyBank Serviced Mortgage Loan is purchased or repurchased pursuant to the PSA;

●	with respect to a KeyBank Serviced Mortgage Loan, upon defeasance of such KeyBank Serviced Mortgage Loan; or

●	if the master servicer’s responsibilities and duties as master servicer under the PSA have been assumed by the trustee, and the trustee has the right to terminate KeyBank pursuant to the PSA.

“KeyBank Primary Servicer Termination Event”, means any one of the following events:

●	any failure by KeyBank to remit amounts due to the accounts maintained by KeyBank or to the master servicer, any amount required to be so remitted by KeyBank which failure continues unremedied for one (1) business day following the date on which such deposit or remittance was required to be made;

●	any failure on the part of KeyBank duly to observe or perform in any material respect any of its other covenants or obligations under the KeyBank Primary Servicing Agreement, which failure continues unremedied for a period of twenty (20) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) business days in the case of KeyBank’s obligations under the KeyBank Primary Servicing Agreement in respect of Exchange Act reporting items

(after any applicable grace periods) or (ii) ten (10) days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the KeyBank Primary Servicing Agreement) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, if such failure is capable of being cured and KeyBank is diligently pursuing such cure, such period will be extended an additional twenty (20) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

●	any breach on the part of KeyBank of any representation or warranty made pursuant to the KeyBank Primary Servicing Agreement which materially and adversely affects the interests of any class of certificateholders or holders of any related Serviced Pari Passu Companion Loan and which continues unremedied for a period of twenty (20) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, that if such breach is capable of being cured and KeyBank is diligently pursuing such cure, such twenty (20) day period will be extended for an additional thirty (30) days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against KeyBank and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of fifty (50) days;

●	KeyBank consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to KeyBank, or of or relating to all or substantially all of its property;

●	KeyBank admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;

●	any Rating Agency (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (B) placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of KeyBank) or KeyBank as the sole or a material factor in such rating action;

●	KeyBank is no longer rated at least “CPS3” by Fitch and KeyBank is not reinstated to at least that rating within 60 days of the delisting;

●	KeyBank is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Primary Servicer and is not restored to such status on such list within sixty (60) days;

●	a Servicer Termination Event by the master servicer under the PSA, which Servicer Termination Event occurred as a result of the direct failure of KeyBank to perform any obligation required under the KeyBank Primary Servicing Agreement;

●	the failure of KeyBank to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the KeyBank Primary Servicing Agreement, which failure continues for five (5) days after KeyBank’s receipt of written notice thereof; or

●	subject to the PSA, any failure by KeyBank to comply with any of the requirements under Article XI of the PSA applicable to KeyBank, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article XI of the PSA.

Notwithstanding the foregoing, upon any termination of KeyBank, KeyBank will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the KeyBank Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information regarding the KeyBank Primary Servicing Agreement set forth in this “Summary of KeyBank Primary Servicing Agreement” section has been provided by Midland.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of March 31, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 169 commercial mortgage-backed securitizations with an approximate aggregate initial unpaid principal balance of approximately $159 billion. As of March 31, 2019, Pentalpha Surveillance was acting as asset representations reviewer for 56 commercial mortgage-backed securitizations with an approximate aggregate initial unpaid principal balance of approximately $52 billion.

Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is the subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance LLC.

Neither Pentalpha Surveillance LLC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) as they relate to commercial mortgage-backed securities. Barclays Capital Real Estate Inc. will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement initially through the purchase by KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P., a Delaware limited partnership, a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules, the “MOA”) of the “third party purchaser” (as defined in the Credit Risk Retention Rules, the “Third Party Purchaser”), which is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “Horizontal Risk Retention Certificates”), with an estimated aggregate initial Certificate Balance of $95,220,542 and representing approximately 5.03% of the aggregate fair value of the certificates (other than the Class R Certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). The Horizontal Risk Retention Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

None of the sponsors, the depositor or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of the EU Securitization Regulation. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any requirement of the EU Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirement of the EU Securitization Regulation. Consequently, the certificates may not be a suitable investment for investors who are subject to the EU Securitization Regulation. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser, the MOA and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser, the MOA or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Third Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, on the Closing Date, to (i) act as the initial Third Party Purchaser and (ii) retain the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates through its majority-owned affiliate (as defined in the Credit Risk Retention Rules), KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P (“AIV” and, together with KKR Aggregator, collectively, “KKR Opportunity Partners”), a Delaware limited partnership.

KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of March 31, 2019, KKR Opportunity Partners has purchased twenty-four offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 23 years of CMBS experience as of March 31, 2019. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2019, funds advised by KKR own 36 separate real estate credit investments. As of March 31, 2019, KKR is responsible for approximately $195 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Horizontal Risk Retention Certificates

General

The Third Party Purchaser is expected to purchase the Horizontal Risk Retention Certificates, consisting of the classes of certificates identified in the table below.

Class of Horizontal Risk Retention Certificates	Expected Initial Certificate Balance	Estimated Range of Fair Values of the Horizontal Risk Retention Certificates (in $ and %)(1)	Expected Purchase Price(2)
Class E-RR	$ 27,313,000(3)	$14,221,551 / 1.474% - 1.499%(3)	52.0688%
Class F-RR	$ 11,708,000	$6,096,215 / 0.604% - 0.632%	52.0688%
Class G-RR	$ 10,537,000	$5,486,489 / 0.544% - 0.569%	52.0688%
Class H-RR	$ 9,367,000	$4,877,284 / 0.483% - 0.506%	52.0688%
Class J-RR	$ 36,295,542	$18,898,653 / 1.873% - 1.959%	52.0688%

(1)	The estimated fair value (expressed as a dollar amount) and estimated range of fair values (expressed as a percentage of the aggregate fair value of all of the certificates (other than the Class R Certificates)) of the Horizontal Risk Retention Certificates. The fair value of the Horizontal Risk Retention Certificates is not subject to a range and has been determined as described under “—Yield-Priced Principal Balance Certificates”. The fair value of the other Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(2)	Expressed as a percentage of the expected initial Certificate Balance of each class of the Horizontal Risk Retention Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Horizontal Risk Retention Certificates to be acquired by the Third Party Purchaser is approximately $49,580,194, excluding accrued interest.

(3)	The approximate initial Certificate Balance of the Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class E-RR certificates are expected to have an initial Certificate Balance that falls within a range of $27,313,000 and $29,036,000. The Class E-RR certificates are expected to have an estimated fair value that falls within a range of $14,221,551 and $15,131,915.

The aggregate fair value of the Horizontal Risk Retention Certificates is expected to be equal to or above 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates). The Retaining Sponsor estimates that, relying solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it is required to retain an eligible horizontal residual interest with an aggregate fair value dollar amount of between $48,241,826 and $50,486,512, representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the Horizontal Risk Retention Certificates that will be retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on, or a reasonable period after, the Closing Date.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F-RR certificates, fifth, to the Class E-RR certificates, sixth, to the Class D Certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	2.114%	2.404%	2.597%
3YR	2.008%	2.342%	2.578%
4YR	1.973%	2.321%	2.567%
5YR	1.991%	2.333%	2.579%
6YR	2.025%	2.353%	2.592%
7YR	2.063%	2.377%	2.608%
8YR	2.093%	2.405%	2.628%
9YR	2.125%	2.434%	2.650%
10YR	2.161%	2.467%	2.677%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a straight-line linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.28%	0.33%	0.40%
Class A-2	0.47%	0.50%	0.65%
Class A-3	0.78%	0.83%	0.88%
Class A-4	0.80%	0.85%	0.90%
Class A-SB	0.67%	0.72%	0.80%
Class A-S	1.05%	1.10%	1.30%
Class B	1.20%	1.25%	1.50%
Class C	1.60%	1.70%	1.90%
Class D	2.25%	2.35%	2.60%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	2.301%	2.680%	2.980%
Class A-2	2.455%	2.829%	3.225%
Class A-3	2.926%	3.283%	3.546%
Class A-4	2.955%	3.312%	3.573%
Class A-SB	2.734%	3.098%	3.408%
Class A-S	3.207%	3.564%	3.974%
Class B	3.358%	3.715%	4.175%
Class C	3.758%	4.165%	4.575%
Class D	4.408%	4.815%	5.275%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, or a stipulation by the b-piece buyer, if applicable, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates, or of the b-piece buyer, if applicable (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage an NRSRO for particular Classes of Yield-Priced Principal Balance Certificates, based in part on the credit support levels provided by that NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances for of the Senior Certificates were also based in part on anticipated investor demand for such classes. The Certificate Balance for the class of Swap-Priced Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings and similar average lives have priced at in recent securitization transactions. The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100%
Class A-2	103%
Class A-3	101%
Class A-4	103%
Class A-SB	103%
Class A-S	103%
Class B	103%
Class C	100%

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. With respect to the Class D Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be 3.000%, which was set based on expected market demand for the Class D and Class X-D Certificates. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	2.322%	2.703%	3.004%
Class A-2	3.149%	3.529%	3.930%
Class A-3	3.042%	3.398%	3.660%
Class A-4	3.303%	3.663%	3.926%
Class A-SB	3.209%	3.577%	3.891%
Class A-S	3.556%	3.915%	4.328%
Class B	3.707%	4.066%	4.529%
Class C	3.746%	4.148%	4.554%
Class D	3.000%	3.000%	3.000%

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

However, if the Assumed Certificate Coupon for any class of Swap-Priced Principal Balance Certificates is greater than or equal to the WAC Rate, then the WAC Rate was used for the foregoing calculation. The Retaining Sponsor determined the range of Swap-Priced Expected Prices for each class of Swap-Priced Principal Balance Certificates based on the low estimate of the Assumed Certificate Coupons and the high estimate of the Assumed Certificate Coupons. The lower the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of Swap-Priced Principal Balance Certificates will be. Therefore, the low range of estimated fair values for the Swap-Priced

Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of estimated fair values for the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	2.074%	2.370%	2.590%
10YR	2.224%	2.479%	2.676%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.10%	1.20%	1.45%
Class X-B	1.10%	1.20%	1.45%
Class X-D	1.60%	1.70%	2.25%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table titled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.269%	3.639%	4.095%
Class X-B	3.307%	3.666%	4.116%
Class X-D	3.808%	4.167%	4.917%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of 14.063% (inclusive of agreed upon price adjustments, if applicable) for each class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Modeling Assumptions and 0% CPY, each as agreed to among the sponsors and the Third Party Purchaser.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments (if any) for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates (other than the Class R Certificates) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of expected prices.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Estimate of Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$16,653,649	$16,653,917	$16,653,562
Class A-2	$30,899,579	$30,899,820	$30,898,971
Class A-3(1)	$282,791,885	$282,786,000	$282,799,225
Class A-4(1)	$301,780,256	$301,781,796	$301,773,592
Class A-SB	$37,079,354	$37,079,496	$37,079,775
Class X-A	$51,339,767	$65,608,673	$84,688,247
Class X-B	$5,675,063	$11,527,113	$16,803,516
Class A-S	$90,439,415	$90,442,432	$90,443,802
Class B	$40,999,427	$41,000,488	$41,000,252
Class C	$39,806,317	$39,804,532	$39,804,109
Class D(2)	$15,179,411	$15,767,186	$14,776,570
Class X-D(2)	$2,612,208	$2,700,826	$2,487,148
Class E-RR(3)	$14,221,551	$14,221,551	$15,131,915
Class F-RR	$6,096,215	$6,096,215	$6,101,545
Class G-RR	$5,486,489	$5,486,489	$5,491,286
Class H-RR	$4,877,284	$4,877,284	$4,881,549
Class J-RR	$18,898,653	$18,898,653	$18,915,176

(1)	The approximate initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-3 Certificates are expected to be within a range of $100,000,000 and $325,000,000 and the respective initial Certificate Balances of the Class A-4 Certificates are expected to be within a range of $248,000,000 and $473,000,000. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $573,000,000, subject to a variance of plus or minus 5%. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-3 Certificates is assumed to be $280,000,000 and the Certificate Balance of the Class A-4 Certificates is assumed to be $293,000,000.

(2)	The approximate initial Certificate Balance of the Class D Certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The initial Certificate Balance of the Class D certificates is expected to fall within a range of $16,626,000 and $18,349,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all the certificates (other than the Class

R certificates). Any variation in the initial certificate balance of the Class D certificates would affect the initial Notional Amount of the Class X-D certificates.

(3)	The approximate initial Certificate Balance of the Class E-RR Certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The initial Certificate Balance of the Class E-RR certificates is expected to fall within a range of $27,313,000 and $29,036,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all the certificates (other than the Class R certificates).

The estimated range of fair values for all the Certificates is approximately $964,836,521 to $1,009,730,242.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Horizontal Risk Retention Certificates (except to a majority-owned affiliate) until June 11, 2024. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date or (B) the date on which all of the Mortgage Loans have been defeased in accordance with 12 C.F.R. §244.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer to the extent set forth in the PSA; and

●	issue an annual report generally (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the classes of Horizontal Risk Retention Certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Pentalpha Surveillance’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Barclays, Societe Generale Financial Corporation, KeyBank, UBS AG, New York Branch, NREC and Rialto Mortgage, will make the representations and warranties identified in Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2, the “Exception Schedules”).

At the time of the decision to include its Mortgage Loans in this transaction, each of Barclays, Societe Generale Financial Corporation, KeyBank and Rialto Mortgage determined either that the risks associated with the matters giving rise to each exception in respect of its Mortgage Loans set forth in Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Barclays, Societe Generale Financial Corporation, KeyBank or Rialto Mortgage, as applicable, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Barclays, Societe Generale Financial Corporation, KeyBank or Rialto Mortgage, as applicable, that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which each of Barclays, Societe Generale Financial Corporation, KeyBank and Rialto Mortgage based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of the decision to include its Mortgage Loans in this transaction, each of UBS AG, New York Branch and NREC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 (with respect to the Mortgage Loans contributed by such mortgage loan seller) were not material or were mitigated by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full-recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to the materiality of related risks and remediation, as appropriate; (iii) cash or letter of credit funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefitting the loan, including title insurance, property and liability insurance, environmental insurance or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by such mortgage loan seller that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by such mortgage loan seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which such mortgage loan seller based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C3 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR and Class R certificates.

The Class X-A, Class X-B and Class X-D certificates are referred to collectively in this prospectus as the “Class X Certificates”. The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates are also referred to in this prospectus as the “Horizontal Risk Retention Certificates” and are expected to be purchased by KKR Real Estate Credit Opportunity Partners Aggregator I L.P. and retained by it or by its majority-owned affiliate, KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$16,654,000
A-2	$30,000,000
A-3	(2)
A-4	(2)
A-SB	$36,000,000
X-A	$655,654,000
X-B	$167,426,000
A-S	$87,811,000
B	$39,808,000
C	$39,807,000

Non-Offered Certificates
X-D	$18,349,000	(3)
D	$18,349,000	(3)
E-RR	$27,313,000	(3)
F-RR	$11,708,000
G-RR	$10,537,000
H-RR	$9,367,000
J-RR	$36,295,542
R	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 certificates are expected to be within a range of $100,000,000 and $325,000,000, and the respective initial certificate balances of the Class A-4 certificates are expected to be within a range of $248,000,000 and $473,000,000. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $573,000,000, subject to a variance of plus or minus 5%.

(3)	The initial Certificate Balance of each of the Class D and Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described in “Credit Risk Retention”. The initial Certificate Balance of the Class D certificates is expected to fall within a range of $16,626,000 and $18,349,000, and the initial Certificate Balance of the Class E-RR certificates is expected to fall within a range of $27,313,000 and $29,036,000, with the ultimate initial Certificate Balance of each determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates will equal at least 5% of the estimated fair value as of the Closing Date of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. Any variation in the initial Certificate Balance of the Class D certificates would affect the initial Notional Amount of the Class X-D certificates.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the

Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $655,654,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $167,426,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $18,349,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in July 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, and

(b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)       prior to the Cross-Over Date:

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such

Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR and Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates have been reduced to zero, to the Class J-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the

Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class H-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate on the Class J-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and

(ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Scheduled Principal Distribution Amount for that Distribution Date,

(b)       the Unscheduled Principal Distribution Amount for that Distribution Date, and

(c)       the Principal Shortfall for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction

Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (1) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates as described above, and (3) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	February 2024
Class A-2	February 2024
Class A-3	November 2028 – April 2029(1)
Class A-4	April 2029
Class A-SB	August 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	May 2029
Class B	May 2029
Class C	May 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 Certificates ranging from $100,000,000 to $325,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in May 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the related Determination Date in any calendar month (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on the applicable P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)      the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Excess Prepayment Interest Shortfall” and will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class J-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J-RR certificates;

second, to the Class H-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F-RR certificates;

fifth, to the Class E-RR certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the AB Whole Loans, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause” and “—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer).

No later than two (2) calendar days following each Distribution Date (provided that if the second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or

REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Controlling Class Loan with respect to the related Loan-Specific Directing Certificateholder) any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Loan with respect to the related Loan-Specific Directing Certificateholder) the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Serviced Companion Loan (or their designee, including the Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	any appraisals delivered in connection with any Asset Status Report; and

●	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

●	any notice or documents provided to the certificate administrator by the Depositor or the Master Servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab,

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA, and each of the master servicer and special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines in its respective sole discretion that (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the

Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”,”—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of a Class E-RR, Class F-RR, Class G-RR, Class H-RR or Class J-RR certificate is subject to any additional requirements pursuant to the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BBCMS 2019-C3

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)     the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement;

(xviii)  the original or a copy of all related environmental insurance policies; and

(xix)   a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)      the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   all related environmental reports; and

(xiv)    all related environmental insurance policies;

(b)      a copy of any engineering reports or property condition reports;

(c)      other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)      for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)      a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)      a copy of the appraisal for the related Mortgaged Property(ies);

(h)      for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)      a copy of all zoning reports;

(l)       a copy of financial statements of the related mortgagor;

(m)     a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)      a copy of all UCC searches;

(o)      a copy of all litigation searches;

(p)      a copy of all bankruptcy searches;

(q)      a copy of any origination settlement statement;

(r)       a copy of the insurance summary report;

(s)      a copy of organizational documents of the related mortgagor and any guarantor;

(t)       a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)      a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)      a copy of any closure letter (environmental); and

(w)     a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Barclays Holdings to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays) will be required to, no later than 90 days following:

(a)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (b); or

(b)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)       cure such Material Defect in all material respects, at its own expense,

(B)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)       substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or Barclays Holdings, to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until 18 months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every 90 days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or Barclays Holdings, to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or PSA) prevented the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time, to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or Barclays Holdings, to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)      have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)      have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)      have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)      accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)      have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)      comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)      have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)      not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)     not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)      have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)      prohibit defeasance within two years of the Closing Date;

(p)      not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)      have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC®

Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, in the case of Barclays, any of that mortgage loan seller and Barclays Holdings) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or Barclays Holdings, to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or Barclays Holdings, to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or Barclays Holdings, to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and (subject to the discussion above regarding Barclays and Societe Generale Financial Corporation) none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on and after the applicable Servicing Shift Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

With respect to each Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related Control Note (in which case the trustee under the related Servicing Shift PSA will become the mortgagee of record), (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)      any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)      the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)      the obligation, if any, of the master servicer to make advances;

(D)      the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)      the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)      any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)      any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)      any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges or Prepayment Premiums or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan; provided, however, that the master servicer and the trustee may conclusively rely on the non-recoverability determination of the related Non-Serviced Master Servicer or Non-Serviced Trustee under the related Non-Serviced PSA. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in either its own name or in the name of the limited liability company wholly-owned by the Trust and which is managed by the special servicer formed to hold title to the foreclosure property on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on or before each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees

Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees

	Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee /Master Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (ii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee /Special Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which the special servicer obtains (i) a full, partial or discounted

From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees

	payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	other Mortgage Loans.

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor

$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the

Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees

	outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	when incurred subsequent to such period, out of general collections on deposit in the Collection Account.

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, an amount equal to (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to such Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
to certain limitations.
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees

operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets and maximum amounts as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00250% to 0.04250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●

100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements and demand charges actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements or demand charges were prepared by the Master Servicer;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Companion Loan; and

●	penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (ii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee prospectus shown in the table titled “Non-Serviced Mortgage Loans” in “Summary of Terms”.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” equal to the lesser of (i) 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) such rate that would result in $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) non-Specially Serviced Loan with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan or (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to a Mortgage Loan or an REO Property, will be an amount payable from, and calculated by the application of a Liquidation Fee Rate” equal to the lesser of (i) 1.0% of the related payment or proceeds and (ii) such lower rate that would result in a Liquidation Fee of $1,000,000 (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)       the purchase of (A) any Specially Serviced Loan that is part of a Serviced AB Whole Loan or related REO Property by the holder of the related Subordinate Companion Loan or (B) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)       (A) a repurchase of a Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of a Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing

Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)     100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)    100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)    100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)      50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision;

(vi)     with respect to the accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds,

(vii)    100% of charges for beneficiary statements and demand charges actually paid by the related borrowers to the extent such beneficiary statements or demand charges were prepared by the special servicer, and

(viii)   penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any percentage interest of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any percentage interest of such fee charged by the master servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00774% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any Companion Loan) and REO Loan, and will be equal to the product of a per annum rate equal to 0.00250% (the “Operating Advisor Fee Rate”), and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)        the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)        the excess of

1.   the sum of

a)       90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)       all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)       to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)       all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)       all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated, first, to any related Serviced Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) in accordance with the related Intercreditor Agreement and, second, pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the Mortgage Loan is a Specially Serviced Loan), to the extent any related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if such Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F-RR certificates, fifth, to the Class E-RR certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination and for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation or determination of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F-RR certificates, fifth, to the Class E-RR certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced AB Whole Loan, the holders of each of the related Subordinate Companion Loans may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) after consultation with the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan, the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan (or, with respect to a Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan), neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder or the special servicer: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout, holdback or performance reserve releases specifically scheduled in the PSA for which there is lender discretion; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder, except that (other than with respect to any Excluded Loan and other than with respect to amendments to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement) the Directing Certificateholder’s consent (or deemed consent) will be required for any such modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder other than during a Control Termination Event, and if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (xi) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xiii) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xiv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that in the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to consult with the master servicer on a non-binding basis (provided that if the Directing Certificateholder fails to respond to a request for consultation within 10 business days after receipt of such request for consultation from the Master Servicer, the Master Servicer will have no further obligation to consult with the Directing Certificateholder with respect to such Master Servicer Decision provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer from its obligation to consult with the Directing Certificateholder on any future matters). In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event upon consultation with the Directing Certificateholder, as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver, amendment or consent of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver, amendment or consent of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder), and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver, amendment or consent, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver, amendment or consent of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to the Serviced AB Whole Loan, so long as no Control Appraisal Period under the related Intercreditor Agreement has occurred and is continuing, no modification, waiver or amendment of the related Whole Loan that would be a “major decision” (or analogous term) under the related Intercreditor Agreement may be made without the consent of the holder of the related Control Note, which must be obtained by the master servicer or the special servicer, as applicable, in accordance with the terms of the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

The modification, waiver, amendment or consent of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, or a Specially Serviced Loan, and other than an REO Property) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2021) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan or an REO Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan or an REO Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to the Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loans, and second, as an expense of the holder of the related Mortgage Loan to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on September 30, 2019 and the calendar year ending on December 31, 2019. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans related to Mortgaged Properties that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)       the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation (and the master servicer will be required to promptly forward such documentation to the Directing Certificateholder) reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by the other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event and, in the case of a Serviced AB Whole Loan, during a Control Appraisal Period with respect to each of the related Subordinate Companion Loans);

●	with respect to a Serviced AB Whole Loan, to the extent the related Subordinate Companion Loan is not subject to a Control Appraisal Period, the holder of the related Subordinate Companion Loan;

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of an Operating Advisor

Consultation Event and, with respect to a Serviced AB Whole Loan, only to the extent that it is subject to a Control Appraisal Period);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard; provided, however, if the Directing Certificateholder’s or Controlling Holder’s, as applicable, direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the final iteration of the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Controlling Holder with respect to an AB Whole Loan that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder or between the special servicer and the Controlling Holder with respect to an AB Whole Loan with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable, or by the Controlling Holder with respect to an AB Whole Loan (to the extent required by the terms of the related Intercreditor Agreement). For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The Special Servicer will notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the Special Servicer.

Prior to the occurrence of an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing (or, with respect to the Serviced AB Whole Loan, if both an Operating Advisor Consultation Event has occurred and is continuing and a Control Appraisal Period is in effect), the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)).

Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan or a Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, the special servicer will prepare an Asset Status Report for such Serviced AB Whole Loan upon it becoming a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement and the holder of the Serviced Subordinate Companion Loan will have the same rights as the Directing Certificateholder described hereunder with respect thereto, and the Directing Certificateholder will have no approval rights over any such Asset Status Report unless a Control Appraisal Period exists.

See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder and in respect of any Serviced AB Whole Loan, if applicable, prior to the occurrence of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, if the related borrower has provided documentation reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable, (and the master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, then such Mortgage Loan or Serviced Whole Loan will not be considered a Defaulted Loan unless and until such balloon payment is delinquent at least 120 days; and, in any case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to such party), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender, and taking into account the subordinate or pari passu nature of any Companion Loan). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion

Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender, and taking into account the subordinate or pari passu nature of any Companion Loan). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer (other than with respect to a sale involving a Serviced AB Whole Loan) will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—The Serviced AB Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, and the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be required to consult with the Non-Serviced Special Servicer on a nonbinding basis with respect to such sale. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder or Servicing Shift Mortgage Loan), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

With respect to the Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to each of the related Subordinate Companion Loans, the Directing Certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to each of the related Subordinate Companion Loans with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

In no event will the master servicer or the special servicer be required to consult with or obtain the consent of the holder of a Subordinate Companion Loan unless the holder of such Subordinate Companion Loan has delivered notice of its identity and contact information in accordance with the terms of the applicable Intercreditor Agreement (upon which notice the master servicer and the special servicer will be conclusively entitled to rely). The identity of and contact information for the holder of each Subordinate Companion Loan, as of the Closing Date, will be set forth in an exhibit to the PSA (each, an “Initial Subordinate Companion Loan Holder”). The master servicer and the special servicer will be required to consult with or obtain the consent of the applicable Initial Subordinate Companion Loan

Holder, in accordance with the terms of the PSA and the applicable Intercreditor Agreement, and will be entitled to assume that the identity of the holder of the applicable Subordinate Companion Loan has not changed until written notice of the transfer of such Subordinate Companion Loan, including the identity of and contact information for the new holder thereof, is provided in accordance with the terms of the applicable Intercreditor Agreement.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note, which, as of the date of this prospectus, is, (i) in the case of the GNL Industrial Portfolio Mortgage Loan, Column Financial, Inc. (“Column”) or an affiliate thereof and (ii) in the case of the ExchangeRight Net Leased Portfolio 26 Mortgage Loan, Societe Generale Financial Corporation or an affiliate thereof. On and after the related Servicing Shift Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans) is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate thereof.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class J-RR certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation, which may be in the form of an Asset Status Report, and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (the “Major Decision Reporting Package”), provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to such party.

Each of the following is a “Major Decision”:

(i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decision;

(iii) following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv) any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”), in each case, for less than the applicable Purchase Price;

(v) any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(vi) any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if (i) required pursuant to the specific terms of the related Mortgage Loan documents or (ii) a release of a non-material, non-income producing parcel as described under clause (ii) or clause (v) of the definition of “Master Servicer Decision”;

(vii) any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiii) of the definition of “Master Servicer Decision”

or, solely with regard to Specially Serviced Loans, as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(viii) any consent to a property management company change with respect to a Mortgage Loan for which the proposed replacement property manager is a Borrower Party, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(ix) any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x) other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi) any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii) other than in the case of a non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan (except any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement), or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii) any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv) agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv) determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvi) other than in the case of any non-Specially Serviced Loan, and other than with respect to a ground lease (addressed in clause (xv) above), any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property, if the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property;

(xvii) other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xviii) other than in the case of a non-Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way; and

(xix) other than in the case of any non-Specially Serviced Loan, any determination of an Acceptable Insurance Default.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the rights described in this section, and the rights to exercise any “major decision” under the related Intercreditor Agreement with respect to any Serviced AB Whole Loan will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to any Serviced AB Whole Loan, the Directing Certificateholder will have the generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period).. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Notwithstanding the foregoing, with respect to the Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to each of the related Subordinate Companion Loans, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to each of the related Subordinate Companion Loans with respect to the Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than (i) an Excluded Loan or (ii) the Serviced AB Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period under the related Intercreditor Agreement), so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan as to the Directing Certificateholder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

With respect to the Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to each of the related Subordinate Companion Loans, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to each of the related Subordinate Companion Loans with respect to the Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or applicable Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Similarly, with respect to the Serviced AB Whole Loan, in the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the related Subordinate Companion Holder prior to the occurrence and continuance of a Control Appraisal Period (or any matter requiring consultation with the related Subordinate Companion Holder)) is necessary to protect the interests of the Certificateholders, as a collective whole (taking into account the subordinate nature of the related Subordinate Companion Loan), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the related Companion Holder’s response (or without waiting to consult with the related Companion Holder); provided that the special servicer or master servicer, as applicable, provides the related Subordinate Companion Holder with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or, in the case of the Serviced AB Whole Loan, the holder of the related Subordinate Companion Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Operating Advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) or, in the case of the Serviced AB Whole Loan, the holder of the relate Subordinate Companion Loan that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor At All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a)       reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)       reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)       recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)       preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)       after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operation Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

To facilitate the consultation above, the Special Servicer will be required to send to the Operating Advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)       that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Third Party Purchaser, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and deliver such information in a written notice (which may be via email) within one business day to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Barclays (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between May 1, 2014 and April 30, 2019 was approximately 37.6% excluding all periods for which all loans within the legacy transactions are delinquent.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 22.0% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the

Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)      a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or Barclays Holdings, to the same extent as Barclays, with respect to the repurchase and substitution obligations of Barclays) which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS”), Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”), Morningstar Credit Ratings, LLC (“Morningstar”) or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Third Party Purchaser or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, the Third Party Purchaser, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representation Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

Notwithstanding the foregoing, with respect to the Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to each of the related Subordinate Companion Loans, the Directing Certificateholder will not be entitled to exercise the above-described rights and the holder of such Subordinate Companion Loan will be entitled to replace the special servicer with or without cause in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to a Serviced AB Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—The Vanguard Portfolio Whole Loan”.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Special Servicer”, and (viii) is currently acting as a special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the special servicer as described under “—Replacement of the Special Servicer Without Cause” above or this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” will not apply to any Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), or (ii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser or any other party to the PSA (other than the operating advisor and asset representations reviewer) (such operating advisor or asset representations reviewer together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

The provisions of the foregoing paragraph will not apply if the depositor has determined, following a modification, waiver or amendment to, or repeal of, the Risk Retention Rules, that the foregoing affiliations are not prohibited. The depositor will provide written notice of such determination to the master servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer, provided however, the depositor will have no obligation to monitor the Risk Retention Rules to determine if a modification, waiver, amendment or repeal has occurred.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)       KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by KBRA (or Serviced Pari Passu Companion Loan Securities, as applicable) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), KBRA has publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)       such master servicer or such special servicer, as the case may be, is removed from S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or a “U.S. Commercial Mortgage Special Servicer,” as applicable, and is not restored to such status on such list within 60 days.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i) or (ii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer, (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor under the PSA. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a related non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to the such master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the master servicer sends the Master Servicer Proposed Course of Action Notice (as defined below), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the

Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates (other than the special servicer or a Controlling Class Certificateholder) will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the

State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Mortgage Loan that will be a Non-Serviced Mortgage Loan as of the Closing Date will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the BBCMS 2019-C3 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA (however, such fees under the related Non-Serviced PSA may not be subject to the same minimum amounts or caps).

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions and Major Decisions, respectively, under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Companion Loans under the PSA (although the portion of the servicing fee to make such payments under the Non-Serviced PSA may be less); provided, however, the ILPT Trust 2019-SURF TSA does not require the related Non-Serviced Master Servicer to make the equivalent of compensating interest payments in respect of the ILPT Hawaii Portfolio Whole Loan.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the BBCMS 2019-C3 mortgage pool, if necessary).

●	The matters as to which notice to, or rating agency confirmation from, the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, matters with respect to which notice to, or Rating Agency Confirmation from, the Rating Agencies under the PSA are required (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and as to whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related securitization that includes the Control Note involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which, if available, can be obtained by requesting copies from the underwriters.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. In particular, with respect to each Servicing Shift Mortgage Loan:

●	Following the related Servicing Shift Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Date, the master servicer, the special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Servicing Shift Date, the master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

●	Following the related Servicing Shift Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under the such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are expected to be materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.00% and 1.00%, respectively (subject to any market minimum fees and fee offsets).

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

The terms of and parties to any Servicing Shift PSA are not definitively known at this time. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or “U.S. Commercial Mortgage Special Servicer,” as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the Appraised Value of the issuing entity’s portion of each REO Property, if any, then included in the issuing entity (such appraisals in clause (2) to be conducted by an independent MAI-designated appraiser selected by the special servicer and approved by the master servicer and the Controlling Class) (prior to the occurrence and continuance of a Control Termination Event, with respect to the Controlling Class approval) and (3) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)        to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition) as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)        to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)        to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k)       to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A-” by S&P, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “BBB” by S&P and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “A-1” from S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A” by S&P and “A+” by Fitch (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Florida. Loans involving real property in Florida are secured by mortgages which must be recorded in the county in which the property is located. There is no power of sale in Florida. A mortgage must be foreclosed in a judicial proceeding. The mortgagee must file an action for foreclosure and must obtain a final judgment of foreclosure against the borrower. After the lender secures a final judgment of foreclosure against the borrower, such judgment will provide that the property be sold at a public sale at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 describes the judicial sales procedure in Florida. It requires that the foreclosure sale be held no earlier than 20 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two consecutive weeks in the county in which the property is located and stating when/where the sale is to be held. The lender has a “judgment credit” in the amount of the foreclosure judgment, which the lender may bid at the sale. Everyone else must bid cash. The clerk of the court issues the certificate of sale to the highest bidder on the day of the sale. There generally is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale, with the exception of certain federal agencies such as the Small Business Administration. If no objections to the sale are filed within ten days after filing the certificate of sale, the clerk issues the certificate of title to the property. Deficiency judgments are permitted under Florida law to the extent not prohibited by the applicable loan documents. Deficiency judgments can be obtained either as part of the same foreclosure action or as a separate proceeding. If the lender is the purchaser of the property, the deficiency is generally the difference between the value of the property as of the date of the foreclosure sale and the amount of the foreclosure judgment. Florida law permits the lender to enforce an assignment of rents in the loan documents in the foreclosure action and a lender may have a receiver appointed during the pendency of the foreclosure action. The appointment of a receiver is an equitable remedy and is granted or denied in the discretion of the court.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6%

per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Barclays and its affiliates are playing several roles in this transaction. Barclays Commercial Mortgage Securities LLC is the depositor and an affiliate of Barclays. Barclays and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. Barclays is also an affiliate of Barclays Capital Inc., an underwriter for the offering of the certificates. In addition, Barclays currently holds the Patuxent Crossing Companion Loan. However, Barclays intends to sell such Companion Loan in connection with one or more future securitizations.

Societe Generale Financial Corporation, a sponsor, an originator and a mortgage loan seller, is an affiliate of SG Americas Securities, LLC, one of the underwriters. In addition, Societe Generale Financial Corporation currently holds one or more of the GNL Industrial Portfolio Companion Loans, one or more of the SWVP Portfolio Companion Loans, one or more of the 787 Eleventh Avenue Companion Loans, one or more of the ExchangeRight Net Leased Portfolio 26 Companion Loans and one or more of the Kings Mountain Center Companion Loans. However, Societe Generale Financial Corporation intends to sell such Companion Loans in connection with one or more future securitizations.

KeyBank, a sponsor, an originator, a mortgage loan seller and a primary servicer, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters.

UBS AG, New York Branch, a sponsor, an originator and a mortgage loan seller, is an affiliate of UBS Securities LLC, one of the underwriters. In addition, UBS AG, New York Branch currently holds three of The Colonnade Office Complex Companion Loans, five of the Wolverine Portfolio Companion Loans, one of The Block Northway Companion Loans, one of the Heartland Dental Medical Office Portfolio Companion Loans and one of the ILPT Hawaii Portfolio Companion Loans. However, UBS AG, New York Branch intends to sell such Companion Loans in connection with one or more future securitizations.

NREC, a sponsor, an originator and a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the underwriters. In addition, NREC currently holds one of the four of the Vanguard Portfolio Companion Loans and two of the NEMA San Francisco Companion Loans. However, NREC intends to sell such Companion Loans in connection with one or more future securitizations. In addition, Natixis, New York Branch currently holds one of the NEMA San Francisco Companion Loans.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

An affiliate of Barclays has provided warehouse financing to Rialto Mortgage for certain Mortgage Loans originated by Rialto Mortgage that are being contributed to this securitization. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to the related warehouse facility is projected to equal approximately $49,845,462. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from an affiliate of Barclays, each of the Rialto Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Midland is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Midland assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates with due diligence relating to the Mortgage Loans.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between NREC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain NREC Mortgage Loans prior to their inclusion in the issuing entity.

Midland is also (a) the servicer under the ILPT Trust 2019-SURF TSA, which governs the servicing and administration of the ILPT Hawaii Portfolio Whole Loan, (b) (i) the master servicer and primary servicer under the UBS 2018-C14 PSA, which governs the servicing and administration of the Heartland Dental Medical Office Portfolio Whole Loan (until the related servicing shift date) and (ii) on and after the related servicing shift date, expected to continue to be the primary servicer of the Heartland Dental Medical Office Portfolio Whole Loan under the WFCM 2019-C50 PSA, which is expected to govern the servicing and administration of the Heartland Dental Medical Office Portfolio Whole Loan, (c) the master servicer, primary servicer and the special servicer under the CSAIL 2019-C15 PSA, which governs the servicing and administration of the ExchangeRight Net Leased Portfolio 24 Whole Loan and (d) the master servicer, the primary servicer (with respect to the Southern Motion Industrial Portfolio Whole Loan) and the special servicer under the UBS 2019-C16 PSA, which governs the servicing and administration of The Colonnade Office Complex Whole Loan and the Southern Motion Industrial Portfolio Whole Loan.

Wells Fargo Bank, the certificate administrator and the trustee, is also (i) the certificate administrator under the WFCM 2019-C50 PSA, which governs the servicing of the Goodyear Portfolio Whole Loan and Heartland Dental Medical Office Portfolio Whole Loan, (ii) the certificate administrator and trustee under the UBS 2019-C16 PSA, which governs the servicing of the Southern Motion Industrial Portfolio Whole Loan and The Colonnade Office Complex Whole Loan, (iii) the certificate administrator and trustee under the NCMS 2019-NEMA PSA, which governs the servicing of the NEMA San Francisco Whole Loan, (iv) the certificate administrator under the SGCMS 2019-787E TSA, which governs the servicing of the 787 Eleventh Avenue Whole Loan, (v) the certificate administrator and trustee under the CSAIL 2019-C15 PSA, which governs the servicing of the ExchangeRight Net Leased Portfolio 24 Whole Loan, (vi) the certificate administrator and trustee under the ILPT Trust 2019-SURF TSA, which governs the servicing of the ILPT Hawaii Portfolio Whole Loan and (vii) the certificate administrator and trustee under the BBCMS 2018-CHRS TSA, which governs the servicing of the Christiana Mall Whole Loan.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the Barclays Mortgage Loans and the Rialto Mortgage Loans.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. Additionally, in some cases, a borrower is required to apply a holdback reserve to prepayment of the related Mortgage Loan if certain release conditions are not satisfied. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Escrows”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$655,654,000	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	$167,426,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans, the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge or Prepayment Premium would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$655,654,000	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	$167,426,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in July 2019;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about June 11, 2019;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	with respect to the Goodyear Portfolio Whole Loan, the Goodyear Portfolio Mortgage Loan (1.7%) and the Goodyear Portfolio Pari Passu Companion Loans amortize based on the assumed principal payment schedule attached to this prospectus as Annex F.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	89%	89%	89%	89%	89%
June 2021	75%	75%	75%	75%	75%
June 2022	50%	50%	50%	50%	50%
June 2023	20%	20%	20%	20%	20%
June 2024	0%	0%	0%	0%	0%
June 2025	0%	0%	0%	0%	0%
June 2026	0%	0%	0%	0%	0%
June 2027	0%	0%	0%	0%	0%
June 2028	0%	0%	0%	0%	0%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.88	2.86	2.86	2.86	2.86

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	0%	0%	0%	0%	0%
June 2025	0%	0%	0%	0%	0%
June 2026	0%	0%	0%	0%	0%
June 2027	0%	0%	0%	0%	0%
June 2028	0%	0%	0%	0%	0%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.68	4.67	4.64	4.61	4.35

Percent of the Maximum Initial Certificate Balance ($325,000,000)(1)
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	99%	99%	97%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.61	9.58	9.55	9.52	9.33

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Minimum Initial Certificate Balance ($100,000,000)(1)
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	99%	98%	96%	90%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.40	9.39	9.36	9.33	9.15

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Maximum Initial Certificate Balance ($473,000,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.77	9.76	9.73	9.70	9.50

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($248,000,000)(1)
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.84	9.84	9.82	9.79	9.57

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	93%	93%	93%	93%	93%
June 2025	72%	72%	72%	72%	72%
June 2026	50%	50%	50%	50%	50%
June 2027	27%	27%	27%	27%	27%
June 2028	3%	3%	3%	3%	3%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.02	7.02	7.02	7.02	7.02

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.90	9.88	9.86	9.84	9.64

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.90	9.68

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from June 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions (or, with respect to a Serviced AB Whole Loan, amounts will be allocated to the related Mortgage Loan in accordance with the above assumptions) at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, three (3) of the Mortgaged Properties (collectively, 7.9%) securing three (3) Mortgage Loans are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Acts” (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue amounts of gross income (other than market discount and original issue discount) no later than the year they include such amounts as revenue on their applicable financial statements. Original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are encouraged to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated

interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR (the “Prepayment Assumption”. See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment

Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person (the partnership representative) to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a “tax matters person’s” actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnerships representative of both Trust REMICs and will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular

Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor, Barclays Capital Holdings Inc. and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-4
Barclays Capital Inc.	$	$	$	$
UBS Securities LLC.	$	$	$	$
SG Americas Securities, LLC	$	$	$	$
UBS Securities LLC.	$	$	$	$
Natixis Securities Americas LLC	$	$	$	$
KeyBanc Capital Markets Inc.	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$
Total	$	$	$	$

Underwriter	Class A-SB	Class X-A	Class X-B	Class A-S
Barclays Capital Inc.	$	$	$	$
UBS Securities LLC.	$	$	$	$
SG Americas Securities, LLC	$	$	$	$
UBS Securities LLC.	$	$	$	$
Natixis Securities Americas LLC	$	$	$	$
KeyBanc Capital Markets Inc.	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$
Total	$	$	$	$

Underwriter	Class B	Class C
Barclays Capital Inc.	$	$
UBS Securities LLC.	$	$
SG Americas Securities, LLC	$	$
UBS Securities LLC.	$	$
Natixis Securities Americas LLC	$	$
KeyBanc Capital Markets Inc.	$	$
Drexel Hamilton, LLC	$	$
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2019, before deducting expenses payable by the depositor (such expenses estimated at $, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Barclays Capital Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of Barclays, which is a sponsor, an originator, a mortgage loan seller and the holder of the Patuxent Crossing Companion Loan. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of the SWVP Portfolio Companion Loans, the 787 Eleventh Avenue Companion Loans, the Kings Mountain Center Companion Loans and the ExchangeRight Net Leased Portfolio 26 Companion Loans. KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association, which is a sponsor, primary servicer, originator and mortgage loan seller. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of The Colonnade Office Complex Companion Loans, Wolverine Portfolio Companion Loans, The Block Northway Companion Loans, the Heartland Dental Medical Office Portfolio Companion Loans and the ILPT Hawaii Portfolio Companion Loans. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of NREC, which is a sponsor, an originator, a mortgage loan seller and the holder of certain of the Vanguard Portfolio Companion Loans and the NEMA San Francisco Companion Loans.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of SG Americas Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Natixis Securities Americas LLC, which is one of the underwriters, a co-lead manager and joint Bookrunner for this offering, and affiliates of KeyBanc Capital Markets, Inc., which is one of the underwriters and a co-manager for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Barclays Capital Inc., of the purchase price for the Offered Certificates and the following payments:

(1)  the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans;

(2)  the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the UBS AG, New York Branch Mortgage Loans;

(3)  the payment by the depositor to Societe Generale Financial Corporation, an affiliate of SG Americas Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Societe Generale Financial Corporation Mortgage Loans;

(4)  the payment by the depositor to NREC, an affiliate of Natixis Securities Americas LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the NREC Mortgage Loans;

(5)  the payment by the depositor to KeyBank, an affiliate of KeyBanc Capital Markets Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the NREC Mortgage Loans; and

(6)  the payment by Rialto Mortgage or an affiliate thereof, to an affiliate of Barclays, which is also an affiliate of Barclays Commercial Mortgage Securities LLC and Barclays Capital Inc., in an affiliate of Barclays’ capacity as the purchaser under a repurchase agreement with Rialto Mortgage or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Rialto Mortgage, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Rialto Mortgage in connection with the sale of those Mortgage Loans to the depositor by Rialto Mortgage.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Barclays Capital Inc., UBS Securities LLC. SG Americas Securities, LLC, Natixis Securities Americas LLC and KeyBanc Capital Markets Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-226850-02)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 745 Seventh Avenue, New York, New York 10019, Attention: President, or by telephone at (212) 412-4000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226850) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of

ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

With respect to the Christiana Mall Mortgage Loan (1.0%), persons who have an ongoing relationship with the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, should note that such plan owns a 99% interest in Institutional Mall Investors, LLC (“IMI”), which owns a 24.995% equity interest in the related borrower. Such persons should consult with counsel regarding whether this relationship would affect their ability to purchase or hold the certificates.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has granted an administrative exemption to Barclays Capital Inc. Final Authorization Number 2004-03E, as amended by Prohibited Transaction Exemption 2013-08 (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Barclays Capital Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the mortgage loan sellers, the Trust, the trustee, the certificate administrator, the certificate registrar, the asset representations reviewer, the operating advisor, the underwriters, the master servicer, the special servicer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

The sale of the Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the special servicer or the master servicer that this investment meets any relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemption would apply to the acquisition of this investment by ERISA Plans in general or any particular ERISA Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Dechert LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in May 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	364
1986 Act	516
1996 Act	496
2
2015 Budget Act	523
3
30/360 Basis	397
4
401(c) Regulations	533
7
787 Eleventh Avenue Co-Lender Agreement	228
787 Eleventh Avenue Companion Loans	228
787 Eleventh Avenue Directing Holder	234
787 Eleventh Avenue Junior Subordinate Companion Loan	228
787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period	235
787 Eleventh Avenue Junior Subordinate Companion Loan Holder	229
787 Eleventh Avenue Major Decisions	236
787 Eleventh Avenue Mortgage Loan	228
787 Eleventh Avenue Mortgaged Property	228
787 Eleventh Avenue Noteholders	228
787 Eleventh Avenue Pari Passu Companion Loans	228
787 Eleventh Avenue Senior Loans	228
787 Eleventh Avenue Senior Subordinate Companion Loan	228
787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period	235
787 Eleventh Avenue Sequential Pay Event	232
787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral	236
787 Eleventh Avenue Subordinate Companion Loans	228
787 Eleventh Avenue Whole Loan	228
A
AB Modified Loan	408
AB Whole Loan	199
Accelerated Mezzanine Loan Lender	358
Acceptable Insurance Default	412
Acquired Expansion Parcel	191
Acquired Parcel	192
Acting General Counsel’s Letter	135
Actual/360 Basis	182
Actual/360 Loans	387
ADA	498
Additional Exclusions	411
Additional Primary Servicing Compensation	317
Administrative Cost Rate	343
ADR	139
Advances	383
Advisor	168
Affiliated Entity	171
Affirmative Asset Review Vote	449
Airport Authority	163
AIV	322
ALTA	275
Annual Debt Service	139
Appraisal Reduction Amount	405
Appraisal Reduction Event	404
Appraised Value	140
Appraised-Out Class	409
ASR Consultation Process	425
Assessment of Compliance	478
Asset Representations Reviewer Asset Review Fee	403
Asset Representations Reviewer Fee	403
Asset Representations Reviewer Fee Rate	403
Asset Representations Reviewer Termination Event	454
Asset Representations Reviewer Upfront Fee	403
Asset Review	451
Asset Review Notice	450
Asset Review Quorum	449
Asset Review Report	452
Asset Review Report Summary	452
Asset Review Standard	451
Asset Review Trigger	448
Asset Review Vote Election	449
Asset Status Report	422
Assumed Certificate Coupon	327
Assumed Final Distribution Date	350
Assumed Scheduled Payment	345
Attestation Report	478

Available Funds	337
B
Balloon LTV Ratio	143
Balloon Payment	143
Bankruptcy Code	490
Barclays	265
Barclays Data Tape	266
Barclays Holdings	265
Barclays Mortgage Loans	266
Barclays Review Team	266
Base Interest Fraction	349
BBCMS 2018-CHRS Controlling Class	262
BBCMS 2018-CHRS Directing Certificateholder	262
BBCMS 2018-CHRS Master Servicer	260
BBCMS 2018-CHRS Mortgage Trust	260
BBCMS 2018-CHRS Special Servicer	260
BBCMS 2018-CHRS Subordinate Consultation Period	263
BBCMS 2018-CHRS Subordinate Control Period	263
BBCMS 2019-CHRS TSA	199
BBCMS Directing Holder	262
Beds	149
BER	165
Best Western	153
Borrower Party	358
Borrower Party Affiliate	358
Breach Notice	374
C
C(WUMP)O	21
C30 Securitization	171
CAK	163
CalPERS	531
Cash Flow Analysis	140
CDA	180
CERCLA	496
Certificate Administrator/Trustee Fee	402
Certificate Administrator/Trustee Fee Rate	402
Certificate Balance	335
Certificate Owners	367
Certificateholder	359
Certificateholder Quorum	457
Certificateholder Repurchase Request	467
Certifying Certificateholder	369
Christiana Mall Companion Loans	260
Christiana Mall Directing Holder	262
Christiana Mall Intercreditor Agreement	260
Christiana Mall Major Decisions	262
Christiana Mall Noteholders	260
Christiana Mall Pari Passu Companion Loans	260
Christiana Mall Senior Loans	260
Christiana Mall Subordinate Companion Loan Holders	261
Christiana Mall Subordinate Companion Loans	260
Christiana Mall Subordinate Consultation Period	263
Christiana Mall Whole Loan	260
Class A Certificates	334
Class A-SB Planned Principal Balance	345
Class X Certificates	334
Clearstream	365
Clearstream Participants	367
Closing Date	138, 265
CMBS	57
CMBS B-Piece Securities	322
CMMBS	309
Code	514
Collateral Deficiency Amount	408
Collection Account	386
Collection Period	338
Column	432
Communication Request	369
Companion Distribution Account	387
Companion Holder	199
Companion Holders	199
Companion Loan Rating Agency	199
Companion Loans	137
Compensating Interest Payment	352
Concession Operator	153
Constant Prepayment Rate	505
Constraining Level	326
Consultation Termination Event	437
Control Appraisal Period	199
Control Eligible Certificates	432
Control Note	199
Control Termination Event	437
Controlling Class	432
Controlling Class Certificateholder	432
Controlling Holder	200
Corrected Loan	422
CPR	505
CPY	505
CREC	165
Credit Risk Retention Rules	321
CREFC®	355
CREFC® Intellectual Property Royalty License Fee	404
CREFC® Intellectual Property Royalty License Fee Rate	404
CREFC® Reports	355
Cross-Over Date	341
CRR	119
CRR Amendment	119

CRR II	120
CSAIL 2019-C15 PSA	200
Cumulative Appraisal Reduction Amount	408
Cure/Contest Period	451
Cut-off Date	137
Cut-off Date Balance	141
Cut-off Date Loan-to-Value Ratio	142
Cut-off Date LTV Ratio	142
D
D or @%(#)	144
D or GRTR of @% or YM(#)	145
D or YM(#)	144
D(#)	144
Daymark	169
DBRS	452
Dealer Plaintiffs	168
Debt Service Coverage Ratio	142
Defaulted Loan	428
Defeasance Deposit	185
Defeasance Loans	185
Defeasance Lock-Out Period	185
Defeasance Option	185
Definitive Certificate	365
Delegated Directive	18
Delinquent Loan	449
DentaQuest & Aurora Release Property	191
Depositories	366
Determination Date	336
Diebold Agreement	163
Diligence File	372
Directing Certificateholder	431
Directing Certificateholder Asset Status Report Approval Process	424
Disclosable Special Servicer Fees	401
Discount Rate	350
Discount Yield	325
Dispute Resolution Consultation	469
Dispute Resolution Cut-off Date	469
Distribution Accounts	387
Distribution Date	336
Distribution Date Statement	355
Dodd-Frank Act	118
DOL	531
DSCR	142
DTC	365
DTC Participants	366
DTC Rules	367
Due Date	182, 338
E
EDGAR	530
EEA	18
Effective Gross Income	140
EIL	165
Eligible Asset Representations Reviewer	452
Eligible Operating Advisor	444
Enforcing Party	467
Enforcing Servicer	467
Environmental Work	166
ESA	164
ESAs	120
Escrow/Reserve Mitigating Circumstances	270
EU Institutional Investors	119
EU Risk Retention and Due Diligence Requirements	119
EU Securitization Regulation	19, 119
Euroclear	365
Euroclear Operator	368
Euroclear Participants	368
Exception Schedules	332
Excess Modification Fee Amount	398
Excess Modification Fees	396
Excess Prepayment Interest Shortfall	352
Exchange Act	264
Exchange Parcel	192
Excluded Controlling Class Holder	357
Excluded Controlling Class Loan	358
Excluded Information	358
Excluded Loan	358
Excluded Plan	532
Excluded Special Servicer	457
Excluded Special Servicer Loan	457
Exemption	531
Exemption Rating Agency	531
F
FATCA	525
FDIA	134
FDIC	135
FIEL	22
Final Asset Status Report	424
Final Dispute Resolution Election Notice	469
Financial Promotion Order	19
FIRREA	135
Fitch	477
FPO Persons	19
FSMA	19
G
GAAP	321
Gain-on-Sale Entitlement Amount	337
Gain-on-Sale Remittance Amount	338
Gain-on-Sale Reserve Account	387
Garn Act	497
GLA	143

GNL Industrial Portfolio Substitute Property	187
Goodyear Portfolio A Notes	251
Goodyear Portfolio Co-Lender Agreement	251
Goodyear Portfolio Control Appraisal Period	258
Goodyear Portfolio Major Decision	255
Goodyear Portfolio Mortgage Loan	251
Goodyear Portfolio Mortgaged Property	251
Goodyear Portfolio Note A-1	251
Goodyear Portfolio Noteholders	251
Goodyear Portfolio Pari Passu Companion Loan Noteholder	252
Goodyear Portfolio Pari Passu Companion Loans	251
Goodyear Portfolio Purchase Notice	259
Goodyear Portfolio Sequential Pay Event	252
Goodyear Portfolio Subordinate Companion Loan	251
Goodyear Portfolio Threshold Event Collateral	258
Goodyear Portfolio Whole Loan	251
Goodyear Portfolio Whole Loan Controlling Holder	257
Goodyear Subordinate Companion Loan Noteholder	251
GRTR of @% or YM(#)	145
H
horizontal risk retention certificates	52
Horizontal Risk Retention Certificates	321, 334
I
ICAP	180
ILPT 2019-SURF TSA	200
Impermissible Risk Retention Affiliate	459
Impermissible TPP Affiliate	459
Income Tax Regulations	514
Indirect Participants	366
Initial Delivery Date	422
Initial Pool Balance	137
Initial Requesting Certificateholder	467
Initial Subordinate Companion Loan Holder	431
Inland Devon Storage Portfolio Release Property	188
In-Place Cash Management	143
Institutional Investor	21
Insurance and Condemnation Proceeds	386
Intercreditor Agreement	199
Interest Accrual Amount	343
Interest Accrual Period	344
Interest Distribution Amount	343
Interest Reserve Account	387
Interest Shortfall	343
Interested Person	430
Interest-Only Certificates	324
Interest-Only Expected Price	329
Interpolated Yield	325, 328
Investor Certification	358
J
Japanese Retention Requirement	23
JFSA	23
JRR Rule	23
July 2019 Air Quality Sampling	166
K
KBRA	452, 477
KeyBank	278
KeyBank Data Tape	279
KeyBank Mortgage Loans	278
KeyBank Parties	317
KeyBank Primary Servicer Termination Event	318
KeyBank Primary Servicing Agreement	315
KeyBank Qualification Criteria	280
KeyBank Review Team	279
KeyBank Serviced Mortgage Loans	312
KKR	322
KKR Aggregator	322
KKR Opportunity Partners	322
L
L(#)	144
Lennar	299
Liquidation Fee	399
Liquidation Fee Rate	399
Liquidation Proceeds	386
Liquor Operator	153
Loan Per Unit	143
Loan-Specific Directing Certificateholder	432
Lock-out Period	183
Loss of Value Payment	375
Losses	317
Lower-Tier Regular Interests	514
Lower-Tier REMIC	336, 514
LTV Ratio	141
LTV Ratio at Maturity	143
M
MAI	377
Major Decision	433
Major Decision Reporting Package	433
MAS	21

MassDEP	166
Master Servicer Decision	414
Master Servicer Proposed Course of Action Notice	468
Material Defect	374
Maturity Date Balloon Payment	143
Membership Agreement	153
MH Owner	156
Midland	308
MiFID II	18
MLPA	370
MOA	321
Mobile Home Use Payment	190
Modeling Assumptions	505
Modification Fees	397
Moody’s	452
Morningstar	452
Mortgage	138
Mortgage File	370
Mortgage Loans	137
Mortgage Note	138
Mortgage Pool	137
Mortgage Rate	343
Mortgaged Property	138
N
Natixis	291
NCMS 2019-NEMA Certificate Administrator	218
NCMS 2019-NEMA Depositor	218
NCMS 2019-NEMA Note A-1	217
NCMS 2019-NEMA Servicer	218
NCMS 2019-NEMA Special Servicer	218
NCMS 2019-NEMA Trustee	218
NCMS 2019-NEMA TSA	200, 218
NEMA San Francisco Co-Lender Agreement	218
NEMA San Francisco Companion Loans	217
NEMA San Francisco Control Appraisal Period	226
NEMA San Francisco Directing Holder	223
NEMA San Francisco Mortgage Loan	217
NEMA San Francisco Note A-B	217
NEMA San Francisco Note A-B Control Appraisal Period	226
NEMA San Francisco Note B-1	217
NEMA San Francisco Note B-1 Control Appraisal Period	227
NEMA San Francisco Note B-2	217
NEMA San Francisco Note B-2 Control Appraisal Period	227
NEMA San Francisco Noteholder Purchase Option Notice	224
NEMA San Francisco Noteholders	218
NEMA San Francisco Senior Companion Loans	217
NEMA San Francisco Senior Loans	217
NEMA San Francisco Sequential Pay Event	221, 224
NEMA San Francisco Subordinate Companion Loans	217
NEMA San Francisco Threshold Event Collateral	228
NEMA San Francisco Whole Loan	217
Net Mortgage Rate	343
Net Operating Income	143
NI 33-105	23
NMAC	168
NNA	168
Non-Control Note	200
Non-Controlling Holder	200
Nonrecoverable Advance	384
Non-Serviced AB Whole Loan	200
Non-Serviced Certificate Administrator	200
Non-Serviced Companion Loan	200
Non-Serviced Directing Certificateholder	200
Non-Serviced Master Servicer	200
Non-Serviced Mortgage Loan	200
Non-Serviced Pari Passu Companion Loan	200
Non-Serviced Pari Passu Mortgage Loan	201
Non-Serviced Pari Passu Whole Loan	201
Non-Serviced PSA	201
Non-Serviced Special Servicer	201
Non-Serviced Subordinate Companion Loan	201
Non-Serviced Trustee	201
Non-Serviced Whole Loan	201
Non-U.S. Person	524
Note Holder Purchase Option Notice	237, 249
Notional Amount	335
NRA	143
NREC	291
NREC Data Tape	292
NREC Deal Team	292
NREC Mortgage Loans	292
NRSRO	357
NRSRO Certification	359
O
O(#)	144
Occupancy As Of Date	144
Occupancy Rate	143
Offered Certificates	334
OID Regulations	517
OLA	135
Operating Advisor Annual Report	442
Operating Advisor Consultation Event	332

Operating Advisor Consulting Fee	402
Operating Advisor Expenses	403
Operating Advisor Fee	402
Operating Advisor Fee Rate	402
Operating Advisor Standard	442
Operating Advisor Termination Event	445
Operating Statements	148
Other Master Servicer	201
Other PSA	201
Other Special Servicer	201
Outlot Parcel	191
P
P&I Advance	382
P&I Advance Date	382
PACE	198
Pads	149
Par Purchase Price	428
Pari Passu Companion Loans	137
Pari Passu Mortgage Loan	201
Participants	365
Parties in Interest	530
partnership representatives	523
Pass-Through Rate	342
Patriot Act	499
Patuxent Crossing Release Parcel	190
PCE	164
PCIS Persons	19
PCR	274
Pentalpha Surveillance	320
Percentage Interest	336
Periodic Payments	337
Permitted Investments	336, 388
Permitted Release	191
Permitted Special Servicer/Affiliate Fees	402
PILOT Agreement	180
PIPs	166
Plaintiff Parties	168
Plans	530
PRC	20
Preliminary Dispute Resolution Election Notice	469
Prepayment Assumption	518
Prepayment Interest Excess	351
Prepayment Interest Shortfall	351
Prepayment Premium	350
Prepayment Provisions	144
PRIIPS Regulation	18
Prime Rate	386
Principal Balance Certificates	334
Principal Distribution Amount	344
Principal Shortfall	345
Privileged Information	444
Privileged Information Exception	445
Privileged Person	357
Professional Investors	21
Prohibited Prepayment	352
Promotion of Collective Investment Schemes Exemptions Order	19
Proposed BW Conversion	153
Proposed Course of Action	468
Proposed Course of Action Notice	468
Prospectus	21
Prospectus Directive	18, 19
PSA	334
PSA Party Repurchase Request	467
PTCE	533
Purchase Price	376
Q
Qualification Criteria	277, 305
Qualified Investor	18
Qualified Replacement Special Servicer	457
Qualified Substitute Mortgage Loan	376
Qualifying CRE Loan Percentage	322
R
RAC No-Response Scenario	476
Rated Final Distribution Date	351
Rating Agencies	477
Rating Agency Confirmation	476
RCAP	168
REA	71
Realized Loss	353
REC	164
Record Date	336
Registration Statement	529
Regular Certificates	334
Regular Interestholder	517
Regular Interests	514
Regulation AB	478
Reimbursement Rate	386
Related Proceeds	385
Release Date	185
Release Parcel	191
Relevant Investor	21
Relevant Persons	19
Relief Act	498
Remaining Term to Maturity	145
REMIC	514
Renaissance Fort Lauderdale Release Parcel	187
REO Account	388
REO Loan	346
REO Property	422
Replaced Property	187
Repurchase Request	467
Requesting Certificateholder	469
Requesting Holders	409

Requesting Investor	369
Requesting Party	476
Required Credit Risk Retention Percentage	322
Requirements	499
Residual Certificates	334
Resolution Failure	467
Resolved	467
Restricted Group	531
Restricted Party	445
Retaining Sponsor	321
Review Materials	450
RevPAR	145
Rialto Mortgage	299
Rialto Mortgage Data Tape	304
Rialto Mortgage Loans	299
Rialto Mortgage Review Team	303
Risk Retention Affiliate	444
Risk Retention Affiliated	444
RMBS	308
ROFO	175
ROFR	175
Rogers	169
Rooms	149
Rule 17g-5	359
S
S&P	309, 477
Scheduled Certificate Interest Payments	328
Scheduled Certificate Principal Payments	324
Scheduled Principal Distribution Amount	344
SEC	264
Securities Act	478
Securitization Accounts	334, 388
Senior Certificates	334
Sequential Pay Event	212
Serviced AB Whole Loan	201
Serviced Companion Loan	201
Serviced Mortgage Loan	202
Serviced Pari Passu Companion Loan	202
Serviced Pari Passu Companion Loan Securities	461
Serviced Pari Passu Mortgage Loan	202
Serviced Pari Passu Whole Loan	202
Serviced Subordinate Companion Loan	202
Serviced Whole Loan	202
Servicer Termination Event	460
Servicing Advances	383
Servicing Fee	395
Servicing Fee Rate	395
Servicing Shift Companion Loan	202
Servicing Shift Date	202
Servicing Shift Mortgage Loan	202
Servicing Shift PSA	202
Servicing Shift Whole Loan	202
Servicing Standard	381
SF	145
SFA	21
SFO	21
SG Commercial Mortgage Securities Trust 2019-787E Servicer	229
SG Commercial Mortgage Securities Trust 2019-787E Special Servicer	229
SG Commercial Mortgage Securities Trust 2019-787E Trust	229
SGCMS 2019-787E TSA	202
SGFC Entities	271
Similar Law	530
SMMEA	534
Société Générale	271
Societe Generale Financial Corporation	271
Societe Generale Financial Corporation Data Tape	276
Societe Generale Financial Corporation Deal Team	275
Societe Generale Mortgage Loans	272
Special Servicing Fee	398
Special Servicing Fee Rate	398
Specially Serviced Loans	419
Sq. Ft.	145
Square Feet	145
Standard Qualifications	2
Startup Day	514
Stated Principal Balance	345
Structured Product	21
Subordinate Certificates	334
Subordinate Companion Loan	202
Subordinate Companion Loans	137
Subsequent Asset Status Report	422
Sub-Servicing Agreement	381
Swap-Priced Expected Price	327
Swap-Priced Principal Balance Certificates	324
T
T-12	145
Target Improvements	155
Target Parcel	155
Target Price	326
Tax Cuts and Jobs Act	517
TCE	164
Term to Maturity	145
Termination Purchase Amount	480
Terms and Conditions	368
Tests	451
The Colonnade Office Complex Co-Lender Agreement	238
The Colonnade Office Complex Companion Loans	239

The Colonnade Office Complex Directing Holder	244
The Colonnade Office Complex Junior Subordinate Companion Loan	239
The Colonnade Office Complex Junior Subordinate Companion Loan Control Appraisal Period	244
The Colonnade Office Complex Junior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price	249
The Colonnade Office Complex Junior Subordinate Companion Loan Holder	239
The Colonnade Office Complex Major Decisions	246
The Colonnade Office Complex Mortgage Loan	238
The Colonnade Office Complex Mortgaged Property	238
The Colonnade Office Complex Non-Controlling Noteholder	246
The Colonnade Office Complex Noteholders	238
The Colonnade Office Complex Pari Passu Companion Loans	238
The Colonnade Office Complex Senior Loans	238
The Colonnade Office Complex Senior Subordinate Companion Loan	239
The Colonnade Office Complex Senior Subordinate Companion Loan Control Appraisal Period	245
The Colonnade Office Complex Senior Subordinate Companion Loan Defaulted Mortgage Loan Purchase Price	249
The Colonnade Office Complex Sequential Pay Event	242
The Colonnade Office Complex Subordinate Companion Loan	238
The Colonnade Office Complex Subordinate Companion Loan Threshold Event Collateral	245
The Colonnade Office Complex Whole Loan	239
Third Party Purchaser	321
TIC	169
Title V	498
Total Operating Expenses	140
Triple Net	169
TRIPRA	87
Trust	306
Trust REMICs	514
TTM	145
U
U.S. Person	524
U/W DSCR	142
U/W Expenses	145
U/W NCF	145
U/W NCF Debt Yield	147
U/W NCF DSCR	142
U/W Net Cash Flow	145
U/W Net Operating Income	147
U/W NOI	147
U/W NOI Debt Yield	149
U/W NOI DSCR	149
U/W Revenues	149
UBS 2019-C16 Master Servicer	239
UBS 2019-C16 Mortgage Trust	239
UBS 2019-C16 PSA	202
UBS 2019-C16 Special Servicer	239
UBS AG, New York Branch	283
UBS AG, New York Branch Data Tape	285
UBS AG, New York Branch Deal Team	284
UBS AG, New York Branch Mortgage Loans	284
UBS Qualification Criteria	286
UBSRES	283
UCC	486
Underwriter Entities	107
Underwriting Agreement	526
Underwritten Debt Service Coverage Ratio	142
Underwritten Expenses	145
Underwritten NCF	145
Underwritten NCF Debt Yield	147
Underwritten Net Cash Flow	145
Underwritten Net Cash Flow Debt Service Coverage Ratio	142
Underwritten Net Operating Income	147
Underwritten Net Operating Income Debt Service Coverage Ratio	149
Underwritten NOI	147
Underwritten NOI Debt Yield	149
Underwritten Revenues	149
Units	149
Unscheduled Principal Distribution Amount	345
Unsolicited Information	451
Upper-Tier REMIC	336, 514
USTs	166
V
Vanguard Portfolio Control Appraisal Period	216
Vanguard Portfolio Directing Holder	214
Vanguard Portfolio Intercreditor Agreement	211

Vanguard Portfolio Mortgage Loan	211
Vanguard Portfolio Mortgaged Property	211
Vanguard Portfolio Noteholders	211
Vanguard Portfolio Pari Passu Companion Loans	211
Vanguard Portfolio Subordinate Companion Loan	211
Vanguard Portfolio Subordinate Companion Loan Threshold Event Collateral	217
Vanguard Portfolio Whole Loan	211
VEC	166
Volcker Rule	118
Voting Rights	365
W
WAC Rate	343
Weighted Average Mortgage Rate	149
weighted averages	150
Wells Fargo Bank	307
WFCM 2019-C50 Master Servicer	251
WFCM 2019-C50 Mortgage Trust	252
WFCM 2019-C50 PSA	203
WFCM 2019-C50 Special Servicer	251
Whole Loan	137
Withheld Amounts	387
Workout Fee	398
Workout Fee Rate	398
Workout-Delayed Reimbursement Amount	386
Y
Yield Maintenance Charge	350
Yield-Priced Expected Price	330
Yield-Priced Principal Balance Certificates	324
YM(#)	144

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

A-1-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Street Address	City	State	Zip Code	Property Type(2)	Property Sub-type	Year Built	Year Renovated	Units(3)	Unit of Measure	Occupancy %(3)(4)	Occupancy Date	Appraised Value ($)(5)
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II	Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	6,903	Units	88.9%	03/26/2019	175,000,000
1.01	Property	KeyBank	1	Nantucket	6 Sun Island Road	Nantucket	MA	02554	Self Storage	Self Storage	2011		842	Units	84.7%	03/26/2019	38,500,000
1.02	Property	KeyBank	1	Plantation	10325 West Broward Boulevard	Plantation	FL	33324	Self Storage	Self Storage	2001		903	Units	90.3%	03/26/2019	24,400,000
1.03	Property	KeyBank	1	Pollock	9890 Pollock Drive	Las Vegas	NV	89183	Self Storage	Self Storage	2000		767	Units	89.8%	03/26/2019	16,000,000
1.04	Property	KeyBank	1	Silverado Ranch	590 East Silverado Ranch Boulevard	Las Vegas	NV	89183	Self Storage	Self Storage	2002		726	Units	87.3%	03/26/2019	15,600,000
1.05	Property	KeyBank	1	Myrtle Beach - Jesse	338 Jesse Street	Myrtle Beach	SC	29579	Self Storage	Self Storage	1996	2007	743	Units	87.5%	03/26/2019	13,150,000
1.06	Property	KeyBank	1	Port St. Lucie	501 Northwest Business Center Drive	Port St. Lucie	FL	34986	Self Storage	Self Storage	1996		610	Units	87.2%	03/26/2019	11,100,000
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond	4630 Dick Pond Road	Myrtle Beach	SC	29588	Self Storage	Self Storage	1999		598	Units	89.0%	03/26/2019	10,650,000
1.08	Property	KeyBank	1	Sahara	6318 West Sahara Avenue	Las Vegas	NV	89146	Self Storage	Self Storage	1989		617	Units	93.5%	03/26/2019	10,000,000
1.09	Property	KeyBank	1	Fort Pierce	3252 North US Highway 1	Fort Pierce	FL	34946	Self Storage	Self Storage	2008		758	Units	90.5%	03/26/2019	9,900,000
1.10	Property	KeyBank	1	Sonoma	19240 Highway 12	Sonoma	CA	95476	Self Storage	Self Storage	1984		339	Units	91.2%	03/26/2019	9,600,000
2	Loan	Natixis	4	Vanguard Portfolio	Various	Malvern	PA	19355	Office	Suburban	Various	Various	568,658	Square Feet	100.0%	11/07/2018	189,200,000
2.01	Property	Natixis	1	425 Old Morehall Road	425 Old Morehall Road	Malvern	PA	19355	Office	Suburban	2014		201,658	Square Feet	100.0%	11/07/2018	75,600,000
2.02	Property	Natixis	1	1001 Cedar Hollow Road	1001 Cedar Hollow Road	Malvern	PA	19355	Office	Suburban	1998	2017	133,000	Square Feet	100.0%	11/07/2018	43,600,000
2.03	Property	Natixis	1	50 Morehall Road	50 Morehall Road	Malvern	PA	19355	Office	Suburban	1997	2014	117,000	Square Feet	100.0%	11/07/2018	35,000,000
2.04	Property	Natixis	1	60 Morehall Road	60 Morehall Road	Malvern	PA	19355	Office	Suburban	1989	2015	117,000	Square Feet	100.0%	11/07/2018	35,000,000
3	Loan	SGFC	16	GNL Industrial Portfolio	Various	Various	Various	Various	Industrial	Various	Various	Various	2,443,208	Square Feet	100.0%	04/12/2019	150,090,000
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio	6808 Ascot Park Drive	San Antonio	TX	78238	Industrial	Warehouse/Distribution	2008, 2012		168,576	Square Feet	100.0%	04/12/2019	26,400,000
3.02	Property	SGFC	1	Rubbermaid - Akron	3009 Gilchrist Road	Akron	OH	44305	Industrial	Warehouse/Distribution	1953, 1969, 2005	2018	668,592	Square Feet	100.0%	04/12/2019	21,900,000
3.03	Property	SGFC	1	Bush Industries - Jamestown	1885 Mason Drive	Jamestown	NY	14701	Industrial	Manufacturing	1985, 1986, 1989	2007	456,094	Square Feet	100.0%	04/12/2019	18,300,000
3.04	Property	SGFC	1	Chemours - Pass Christian	7990 Kiln Delisle Road	Pass Christian	MS	39571	Industrial	Flex	2018		300,000	Square Feet	100.0%	04/12/2019	18,700,000
3.05	Property	SGFC	1	Wolverine - Howard City	214 Washburn Street	Howard City	MI	49329	Industrial	Warehouse/Distribution	1998	2003	468,635	Square Feet	100.0%	04/12/2019	15,000,000
3.06	Property	SGFC	1	FedEx Freight - Greenville	1200 Industrial Boulevard	Greenville	NC	27834	Industrial	Warehouse	2018		29,051	Square Feet	100.0%	04/12/2019	11,100,000
3.07	Property	SGFC	1	Diebold - North Canton	5571 Global Gateway	North Canton	OH	44720	Industrial	Manufacturing	2005		158,330	Square Feet	100.0%	04/12/2019	10,500,000
3.08	Property	SGFC	1	FedEx Freight - Blackfoot	76 West 450 North	Blackfoot	ID	83221	Industrial	Warehouse/Distribution	2017		21,574	Square Feet	100.0%	04/12/2019	6,550,000
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village	1100 East Devon Avenue	Elk Grove Village	IL	60007	Industrial	Manufacturing	1980		60,798	Square Feet	100.0%	04/12/2019	8,200,000
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids	5350 Kraft Avenue Southeast	Grand Rapids	MI	49512	Industrial	Flex	2003		28,070	Square Feet	100.0%	04/12/2019	3,200,000
3.11	Property	SGFC	1	XPO Logistics - Aurora	1618 Anderson Drive	Aurora	NE	68818	Industrial	Flex	2004	2013	15,700	Square Feet	100.0%	04/12/2019	2,470,000
3.12	Property	SGFC	1	XPO Logistics - Salina	358 East Berg Road	Salina	KS	67401	Industrial	Flex	2002		15,029	Square Feet	100.0%	04/12/2019	2,300,000
3.13	Property	SGFC	1	XPO Logistics - Riverton	7220 CCX Road	Riverton	IL	62561	Industrial	Flex	1989	2009	14,881	Square Feet	100.0%	04/12/2019	1,600,000
3.14	Property	SGFC	1	XPO Logistics - Waite Park	301 33rd Avenue South	Waite Park	MN	56387	Industrial	Warehouse/Distribution	2001		14,160	Square Feet	100.0%	04/12/2019	1,530,000
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville	2401 North Water Street	Uhrichsville	OH	44683	Industrial	Warehouse/Distribution	1991	2001	15,068	Square Feet	100.0%	04/12/2019	1,400,000
3.16	Property	SGFC	1	XPO Logistics - Vincennes	3635 Keller Road	Vincennes	IN	47591	Industrial	Warehouse/Distribution	2001		8,650	Square Feet	100.0%	04/12/2019	940,000
4	Loan	SGFC	4	SWVP Portfolio	Various	Various	Various	Various	Hotel	Full Service	Various	Various	1,192	Rooms	80.3%	01/31/2019	335,600,000
4.01	Property	SGFC	1	InterContinental	444 Saint Charles Avenue	New Orleans	LA	70130	Hotel	Full Service	1983	2015	484	Rooms	78.7%	01/31/2019	170,000,000
4.02	Property	SGFC	1	DoubleTree Sunrise	13400 West Sunrise Boulevard	Sunrise	FL	33323	Hotel	Full Service	2001	2016	252	Rooms	87.2%	01/31/2019	61,000,000
4.03	Property	SGFC	1	DoubleTree Charlotte	6300 Morrison Boulevard	Charlotte	NC	28211	Hotel	Full Service	1985	2019	207	Rooms	80.4%	01/31/2019	50,000,000
4.04	Property	SGFC	1	DoubleTree RTP	4810 Page Creek Lane	Durham	NC	27703	Hotel	Full Service	1988	2016	249	Rooms	76.1%	01/31/2019	40,200,000
5	Both	Barclays	1	Renaissance Fort Lauderdale	1617 Southeast 17th Street	Fort Lauderdale	FL	33316	Hotel	Full Service	2001	2016	236	Rooms	82.4%	01/31/2019	69,400,000
6	Both	Barclays	1	ATRIA Corporate Center	3033 Campus Drive	Plymouth	MN	55441	Office	Suburban	1985	2017	360,047	Square Feet	99.7%	10/01/2018	57,600,000
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	10,824	Units	79.9%	03/06/2019	122,770,000
7.01	Property	Barclays	1	67650 East Ramon Road	67650 East Ramon Road	Cathedral City	CA	92234	Self Storage	Self Storage	1987		767	Units	86.0%	03/06/2019	14,000,000
7.02	Property	Barclays	1	2700 Poplar Avenue	2700 Poplar Avenue	Memphis	TN	38112	Self Storage	Self Storage	1966	NAV	651	Units	78.2%	03/06/2019	11,400,000
7.03	Property	Barclays	1	1400 South Gene Autry Trail	1400 South Gene Autry Trail	Palm Springs	CA	92264	Self Storage	Self Storage	1987		547	Units	90.5%	03/06/2019	9,100,000
7.04	Property	Barclays	1	3686 Old Germantown Road	3686 Germantown Road	Memphis	TN	38125	Self Storage	Self Storage	1986		841	Units	81.1%	03/06/2019	6,900,000
7.05	Property	Barclays	1	500 Radio Road	500 Radio Road	Palm Springs	CA	92262	Self Storage	Self Storage	1989		549	Units	91.8%	03/06/2019	8,200,000
7.06	Property	Barclays	1	9275 Macon Road	9275 Macon Road	Memphis	TN	38016	Self Storage	Self Storage	1994		549	Units	75.4%	03/06/2019	7,900,000
7.07	Property	Barclays	1	72500 Varner Road	72500 Varner Road	Thousand Palms	CA	92276	Self Storage	Self Storage	1990		693	Units	78.5%	03/06/2019	7,400,000
7.08	Property	Barclays	1	22075 Highway 18	22075 Highway 18	Apple Valley	CA	92307	Self Storage	Self Storage	1988		573	Units	86.7%	03/06/2019	6,600,000
7.09	Property	Barclays	1	3040 Austin Peay Highway	3040 Austin Peay Highway	Memphis	TN	38128	Self Storage	Self Storage	1973		539	Units	91.8%	03/06/2019	6,900,000
7.10	Property	Barclays	1	18690 Highway 18	18690 Highway 18	Apple Valley	CA	92307	Self Storage	Self Storage	1988		455	Units	88.6%	03/06/2019	6,300,000
7.11	Property	Barclays	1	1700 US Highway 75	1700 US Highway 75	Sherman	TX	75090	Self Storage	Self Storage	1996		393	Units	86.5%	03/06/2019	5,200,000
7.12	Property	Barclays	1	1720 Loy Lake Road	1720 Loy Lake Road	Sherman	TX	75090	Self Storage	Self Storage	1997		502	Units	73.7%	03/06/2019	5,350,000
7.13	Property	Barclays	1	6140 East Shelby Drive	6140 East Shelby Drive	Memphis	TN	38141	Self Storage	Self Storage	1990		577	Units	84.7%	03/06/2019	4,450,000
7.14	Property	Barclays	1	6017 Interstate 30	6017 Interstate 30	Greenville	TX	75402	Self Storage	Self Storage	1990		445	Units	78.7%	03/06/2019	4,890,000
7.15	Property	Barclays	1	7777 Moriarty Road	7777 Moriarty Road	Memphis	TN	38018	Self Storage	Self Storage	1989		368	Units	70.9%	03/06/2019	4,700,000
7.16	Property	Barclays	1	8123 Wesley Street	8123 Wesley Street	Greenville	TX	75402	Self Storage	Self Storage	2000		307	Units	79.2%	03/06/2019	3,480,000
7.17	Property	Barclays	1	2922 South 5th Court	2922 South 5th Court	Milwaukee	WI	53207	Self Storage	Self Storage	1983		488	Units	62.3%	03/06/2019	3,400,000
7.18	Property	Barclays	1	3577 New Getwell Road	3577 New Getwell Road	Memphis	TN	38016	Self Storage	Self Storage	1984		478	Units	70.7%	03/06/2019	2,250,000
7.19	Property	Barclays	1	5141 American Way	5141 American Way	Memphis	TN	38115	Self Storage	Self Storage	1984		329	Units	85.1%	03/06/2019	1,600,000
7.20	Property	Barclays	1	6390 Winchester Road	6390 Winchester Road	Memphis	TN	38115	Self Storage	Self Storage	1985		316	Units	73.7%	03/06/2019	1,200,000
7.21	Property	Barclays	1	4705 Winchester Road	4705 Winchester Road	Memphis	TN	38118	Self Storage	Self Storage	1981		457	Units	53.0%	03/06/2019	1,550,000
8	Both	Natixis	1	NEMA San Francisco	8 10th Street	San Francisco	CA	94103	Multifamily	High Rise	2013		754	Units	94.0%	01/14/2019	543,600,000
9	Both	SGFC	1	787 Eleventh Avenue	787 Eleventh Avenue	New York	NY	10019	Mixed Use	Retail/Office	1929	2019	513,638	Square Feet	88.4%	11/01/2018	650,000,000
10	Both	UBS AG	1	The Colonnade Office Complex	15301-15305 North Dallas Parkway	Addison	TX	75001	Office	Suburban	1983	2015-2017	1,080,180	Square Feet	91.2%	09/30/2018	347,590,000
11	Loan	UBS AG	10	Wolverine Portfolio	Various	Various	Various	Various	Manufactured Housing	Manufactured Housing	Various	Various	1,649	Pads	79.9%	03/04/2019	84,490,000
11.01	Property	UBS AG	1	Apple Tree Estates	1061 Wilson Avenue Northwest	Walker	MI	49534	Manufactured Housing	Manufactured Housing	1971	2005	238	Pads	88.7%	03/04/2019	15,460,000
11.02	Property	UBS AG	1	South Lyon	530 Lanier Street	South Lyon	MI	48178	Manufactured Housing	Manufactured Housing	1972		211	Pads	88.2%	03/04/2019	14,350,000
11.03	Property	UBS AG	1	Metro Commons	28745 Van Born Road	Romulus	MI	48174	Manufactured Housing	Manufactured Housing	1978		227	Pads	82.4%	03/04/2019	12,400,000
11.04	Property	UBS AG	1	Brighton Village	7500 West Grand River	Brighton	MI	48114	Manufactured Housing	Manufactured Housing	1960		193	Pads	86.5%	03/04/2019	12,130,000
11.05	Property	UBS AG	1	College Heights	3501 Auburn Road	Auburn Hills	MI	48326	Manufactured Housing	Manufactured Housing	1964		161	Pads	85.7%	03/04/2019	8,450,000
11.06	Property	UBS AG	1	Hillcrest	3205 Douglas Avenue	Kalamazoo	MI	49004	Manufactured Housing	Manufactured Housing	1962		150	Pads	70.7%	03/04/2019	5,810,000
11.07	Property	UBS AG	1	Royal Village	7519 Dorr Street and 7519 Nebraska Avenue	Toledo	OH	43615	Manufactured Housing	Manufactured Housing	1979		233	Pads	48.9%	03/04/2019	5,120,000
11.08	Property	UBS AG	1	Fernwood	2701 Staghorn Court	Deland	FL	32724	Manufactured Housing	Manufactured Housing	1971		92	Pads	77.2%	03/04/2019	4,120,000
11.09	Property	UBS AG	1	Satellite Bay	6250 Roosevelt Boulevard	Clearwater	FL	33760	Manufactured Housing	Manufactured Housing	1973		83	Pads	94.0%	03/04/2019	3,350,000
11.10	Property	UBS AG	1	Chalet Village	14622 North Nebraska Avenue	Tampa	FL	33613	Manufactured Housing	Manufactured Housing	1965	2005	61	Pads	98.4%	03/04/2019	3,300,000
12	Both	Barclays	1	DoubleTree Colorado Springs	1775 East Cheyenne Mountain Boulevard	Colorado Springs	CO	80906	Hotel	Full Service	1986	2016-2018	299	Rooms	77.2%	03/31/2019	42,500,000
13	Both	SGFC	1	Kings Mountain Center	140 Riverside Court	Kings Mountain	NC	28086	Office	Data Center	2007	2011	215,000	Square Feet	100.0%	03/28/2019	75,000,000
14	Both	RMF	1	The Falls In Hudson	158 Union Turnpike	Hudson	NY	12534	Multifamily	Garden	2016-2019		116	Units	99.1%	04/01/2019	36,300,000
15	Both	KeyBank	1	Alton Self Storage	2215 Alton Parkway	Irvine	CA	92606	Self Storage	Self Storage	1991	2016	1,554	Units	96.1%	04/19/2019	37,000,000
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	4201 Connecticut Avenue Northwest	Washington	DC	20008	Office	CBD	1966	2009	70,658	Square Feet	100.0%	03/31/2019	32,400,000
17	Both	Barclays	1	California Center	8950 Cal Center Drive	Sacramento	CA	95826	Office	Suburban	1982	2015	169,880	Square Feet	88.6%	04/02/2019	29,410,000
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26	Various	Various	Various	Various	Retail	Freestanding	Various	Various	403,547	Square Feet	100.0%	03/06/2019	89,145,000
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN	7180 10th Street North	Oakdale	MN	55128	Retail	Freestanding	2015		96,336	Square Feet	100.0%	03/06/2019	18,500,000
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI	205 Central Bridge Street	Wausau	WI	54401	Retail	Freestanding	2001		67,951	Square Feet	100.0%	03/06/2019	12,000,000
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX	10800 Highway 242	Conroe	TX	77385	Retail	Freestanding	2018		21,702	Square Feet	100.0%	03/06/2019	7,590,000
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA	100 West Judge Perez Drive	Chalmette	LA	70043	Retail	Freestanding	2003		15,120	Square Feet	100.0%	03/06/2019	6,640,000
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX	13410 FM 1764 Road	Santa Fe	TX	77510	Retail	Freestanding	2017		21,702	Square Feet	100.0%	03/06/2019	5,300,000
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX	1511 West Interstate 20	Odessa	TX	79766	Retail	Freestanding	2015		21,930	Square Feet	100.0%	03/06/2019	5,230,000
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH	5508 Bridgetown Road	Cincinnati	OH	45248	Retail	Freestanding	1998		13,905	Square Feet	100.0%	03/06/2019	4,725,000
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN	130 South Creasy Lane	Lafayette	IN	47905	Retail	Freestanding	2007		14,820	Square Feet	100.0%	03/06/2019	4,550,000
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA	896 Highway 81 East	McDonough	GA	30252	Retail	Freestanding	2008		14,820	Square Feet	100.0%	03/06/2019	4,400,000
18.10	Property	SGFC	1	CVS - Fayetteville, GA	480 Glynn Street	Fayetteville	GA	30214	Retail	Freestanding	2000		10,164	Square Feet	100.0%	03/06/2019	3,425,000

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Street Address	City	State	Zip Code	Property Type(2)	Property Sub-type	Year Built	Year Renovated	Units(3)	Unit of Measure	Occupancy %(3)(4)	Occupancy Date	Appraised Value ($)(5)
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA	4461 Highway 20 Southeast	Conyers	GA	30013	Retail	Freestanding	2018		19,097	Square Feet	100.0%	03/06/2019	3,360,000
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI	3701 South Howell Avenue	Milwaukee	WI	53207	Retail	Freestanding	1965	2016	20,645	Square Feet	100.0%	03/06/2019	2,520,000
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA	10710 Hull Street Road	Midlothian	VA	23112	Retail	Freestanding	1995		12,000	Square Feet	100.0%	03/06/2019	1,920,000
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN	8130 Colorado Street	Merrillville	IN	46410	Retail	Freestanding	1998		8,077	Square Feet	100.0%	03/06/2019	1,850,000
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH	13229 Cleveland Avenue Northwest	Uniontown	OH	44685	Retail	Freestanding	2019		9,100	Square Feet	100.0%	03/06/2019	1,655,000
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN	3609 Dalton Pike Southeast	Cleveland	TN	37323	Retail	Freestanding	2018		9,026	Square Feet	100.0%	03/06/2019	1,500,000
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX	8920 East Highway 107	Edinburg	TX	78542	Retail	Freestanding	2014		9,100	Square Feet	100.0%	03/06/2019	1,360,000
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX	2708 West Main Avenue	Alton	TX	78573	Retail	Freestanding	2014		9,026	Square Feet	100.0%	03/06/2019	1,320,000
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN	1100 Ash Ridge Drive	Clarksville	TN	37042	Retail	Freestanding	2014		9,026	Square Feet	100.0%	03/06/2019	1,300,000
19	Both	Barclays	1	Patuxent Crossing	9755-9830 Patuxent Woods Drive	Columbia	MD	21046	Office	Suburban	1986, 1989, 1998		294,730	Square Feet	93.8%	04/09/2019	48,850,000
20	Both	KeyBank	1	University Place	6125 University Drive Northwest	Huntsville	AL	35806	Retail	Anchored	1989	2015	154,428	Square Feet	100.0%	02/01/2019	27,300,000
21	Both	UBS AG	1	The Block Northway	6210-6300 Northway Drive and 8003-8033 McKnight Road	Pittsburgh	PA	15237	Retail	Anchored	1958	2018	354,400	Square Feet	92.6%	02/14/2019	122,500,000
22	Loan	RMF	4	Goodyear Portfolio	Various	Akron	OH	Various	Industrial	Flex	Various	2018	2,046,012	Square Feet	100.0%	04/09/2019	88,300,000
22.01	Property	RMF	1	Innovation Tech Center	200 Innovation Way and 1376 Tech Way Drive	Akron	OH	44306	Industrial	Flex	1917	2018	1,621,500	Square Feet	100.0%	04/09/2019	75,543,394
22.02	Property	RMF	1	Research Center	142 Goodyear Boulevard and 130 Johns Avenue	Akron	OH	44305	Industrial	Flex	1942	2018	193,312	Square Feet	100.0%	04/09/2019	5,441,427
22.03	Property	RMF	1	Tire Testing	309 Seiberling Street	Akron	OH	44306	Industrial	Flex	1956	2018	145,600	Square Feet	100.0%	04/09/2019	4,542,806
22.04	Property	RMF	1	North Archwood	1485 East Archwood Avenue	Akron	OH	44306	Industrial	Flex	1943	2018	85,600	Square Feet	100.0%	04/09/2019	2,772,372
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24	Various	Various	Various	Various	Various	Various	Various		337,478	Square Feet	100.0%	10/23/2018	87,335,000
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA	6380 Village View Drive	West Des Moines	IA	50266	Office	Medical	2016		16,637	Square Feet	100.0%	10/23/2018	8,760,000
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN	540 Pleasant Grove Road	Mount Juliet	TN	37122	Office	Medical	2017		16,600	Square Feet	100.0%	10/23/2018	7,575,000
23.03	Property	SGFC	1	Walgreens - Romeoville, IL	347 North Independence Boulevard	Romeoville	IL	60446	Retail	Freestanding	2008		14,752	Square Feet	100.0%	10/23/2018	5,680,000
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA	2990 Five Forks Trickum Road	Lawrenceville	GA	30044	Retail	Freestanding	2000		14,997	Square Feet	100.0%	10/23/2018	5,500,000
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI	900 East Riverview Expressway	Wisconsin Rapids	WI	54494	Retail	Freestanding	1979		49,580	Square Feet	100.0%	10/23/2018	5,200,000
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM	8100 2nd Street Northwest	Albuquerque	NM	87114	Retail	Freestanding	2018		19,021	Square Feet	100.0%	10/23/2018	5,090,000
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI	3320 Business Drive	Sheboygan	WI	53081	Retail	Freestanding	2000		15,046	Square Feet	100.0%	10/23/2018	4,680,000
23.08	Property	SGFC	1	Walgreens - Oswego, IL	410 Chicago Road	Oswego	IL	60543	Retail	Freestanding	2000		15,005	Square Feet	100.0%	10/23/2018	4,610,000
23.09	Property	SGFC	1	Walgreens - Waco, TX	4100 Bosque Boulevard	Waco	TX	76710	Retail	Freestanding	1998		13,808	Square Feet	100.0%	10/23/2018	4,320,000
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL	1325 Main Street	Antioch	IL	60002	Retail	Freestanding	2018		19,041	Square Feet	100.0%	10/23/2018	4,300,000
23.11	Property	SGFC	1	Walgreens - Austin, TX	11810 Ranch Road 620 North	Cedar Park	TX	78750	Retail	Freestanding	1998		13,826	Square Feet	100.0%	10/23/2018	4,000,000
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX	1101 Cross Timbers Road	Flower Mound	TX	75028	Retail	Freestanding	1998		13,870	Square Feet	100.0%	10/23/2018	4,000,000
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH	24100 Royalton Road	Columbia Station	OH	44028	Retail	Freestanding	2018		19,028	Square Feet	100.0%	10/23/2018	3,525,000
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX	2600 North Coria Street	Brownsville	TX	78520	Office	Medical	1992		10,325	Square Feet	100.0%	10/23/2018	2,970,000
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL	4521 North Prospect Road	Peoria Heights	IL	61614	Retail	Freestanding	1998		10,090	Square Feet	100.0%	10/23/2018	2,610,000
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL	995 East Belvidere Road	Grayslake	IL	60030	Retail	Freestanding	2012		9,418	Square Feet	100.0%	10/23/2018	2,475,000
23.17	Property	SGFC	1	Dollar General - Lancaster, PA	3510 Marietta Avenue	Lancaster	PA	17601	Retail	Freestanding	2017		9,167	Square Feet	100.0%	10/23/2018	1,700,000
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH	2035 Mentor Avenue	Painesville	OH	44077	Retail	Freestanding	2018		4,528	Square Feet	100.0%	10/23/2018	1,610,000
23.19	Property	SGFC	1	Dollar General - Herminie, PA	205 Highland Avenue	Herminie	PA	15637	Retail	Freestanding	2018		9,512	Square Feet	100.0%	10/23/2018	1,600,000
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL	4600 Crawfordville Road	Tallahassee	FL	32305	Retail	Freestanding	2010		9,221	Square Feet	100.0%	10/23/2018	1,550,000
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA	289 Oak Road	Gibsonia	PA	15044	Retail	Freestanding	2018		9,533	Square Feet	100.0%	10/23/2018	1,500,000
23.22	Property	SGFC	1	Dollar General - Mansfield, OH	875 Woodville Road	Mansfield	OH	44907	Retail	Freestanding	2018		9,226	Square Feet	100.0%	10/23/2018	1,455,000
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA	250 Keys Ferry Street	McDonough	GA	30253	Retail	Freestanding	1998		5,522	Square Feet	100.0%	10/23/2018	1,350,000
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH	12709 Bellaire Road	Cleveland	OH	44135	Retail	Freestanding	2017		9,725	Square Feet	100.0%	10/23/2018	1,275,000
24	Both	SGFC	1	Creekside Village Apartments	5450 Southwest Erickson Avenue	Beaverton	OR	97005	Multifamily	Garden	1985		120	Units	87.5%	03/07/2019	19,750,000
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	Various	Milwaukee	WI	53224	Office	Suburban	Various		168,828	Square Feet	100.0%	Various	20,000,000
25.01	Property	Barclays	1	DentaQuest	11100 West Liberty Drive	Milwaukee	WI	53224	Office	Suburban	2003		88,259	Square Feet	100.0%	01/02/2019	11,700,000
25.02	Property	Barclays	1	Aurora Health Care	7800 North 113th Street	Milwaukee	WI	53224	Office	Suburban	1991		80,569	Square Feet	100.0%	02/21/2019	8,300,000
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	962,501	Square Feet	96.7%	Various	325,235,000
27	Both	SGFC	1	600 Pine Avenue	600 Pine Avenue	Goleta	CA	93117	Industrial	Flex	1972	2010	83,479	Square Feet	100.0%	01/31/2019	21,500,000
28	Both	Barclays	1	HGI Lubbock	6027 45th Street	Lubbock	TX	79407	Hotel	Select Service	2016		113	Rooms	84.5%	12/31/2018	21,200,000
29	Both	KeyBank	1	Carolina Beverage Group Building	110 Barley Park Lane	Mooresville	NC	28115	Industrial	Warehouse/Distribution	1998, 2005, 2007		151,142	Square Feet	100.0%	10/31/2018	18,400,000
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	151 Douglas Avenue	Altamonte Springs	FL	32714	Hotel	Extended Stay	2017		117	Rooms	80.7%	02/28/2019	18,000,000
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	Various	Various	VA	Various	Retail	Unanchored	Various		34,760	Square Feet	100.0%	Various	15,100,000
31.01	Property	Barclays	1	Harbourview North	2051-2099 Sun Harbour Avenue	Suffolk	VA	23435	Retail	Unanchored	2018		19,910	Square Feet	100.0%	03/13/2019	8,600,000
31.02	Property	Barclays	1	Peninsula Town Center	2011 Von Schilling Drive	Hampton	VA	23666	Retail	Unanchored	2017		14,850	Square Feet	100.0%	03/04/2019	6,500,000
32	Loan	UBS AG	186	ILPT Hawaii Portfolio	Various	Various	HI	Various	Various	Various	Various		9,591,512	Square Feet	100.0%	Various	1,439,117,000
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	Various	Various	MS	Various	Industrial	Manufacturing	Various	Various	1,710,330	Square Feet	100.0%	03/07/2019	63,575,000
33.01	Property	UBS AG	1	1 Fashion Way	1 Fashion Way	Baldwyn	MS	38824	Industrial	Manufacturing	1996, 2004	2016	758,250	Square Feet	100.0%	03/07/2019	27,415,000
33.02	Property	UBS AG	1	298 Henry Southern Drive	298 Henry Southern Drive	Pontotoc	MS	38863	Industrial	Manufacturing	2001	2014	360,000	Square Feet	100.0%	03/07/2019	12,900,000
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy	957 Industrial Park Road	Ecru	MS	38841	Industrial	Manufacturing	2000	2016	265,080	Square Feet	100.0%	03/07/2019	9,500,000
33.04	Property	UBS AG	1	195 Henry Southern Drive	195 Henry Southern Drive	Pontotoc	MS	38863	Industrial	Manufacturing	2011		180,000	Square Feet	100.0%	03/07/2019	6,450,000
33.05	Property	UBS AG	1	370 Henry Southern Drive	370 Henry Southern Drive	Pontotoc	MS	38863	Industrial	Manufacturing	2004	2015	78,000	Square Feet	100.0%	03/07/2019	2,725,000
33.06	Property	UBS AG	1	161 Prestige Drive	161 Prestige Drive	Pontotoc	MS	38863	Industrial	Manufacturing	1989	1998	69,000	Square Feet	100.0%	03/07/2019	2,400,000
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	1152 North White River Parkway	Indianapolis	IN	46222	Hotel	Extended Stay	1960	2007	142	Rooms	80.2%	12/31/2018	15,500,000
35	Both	Barclays	1	Sierra Springs Village	7560 Woodman Place	Van Nuys	CA	91405	Manufactured Housing	Manufactured Housing	1953		145	Pads	97.9%	02/01/2019	16,730,000
36	Both	SGFC	1	Christiana Mall	132 Christiana Mall	Newark	DE	19702	Retail	Super Regional Mall	1978	2015	779,084	Square Feet	98.3%	05/31/2018	1,040,000,000
37	Both	KeyBank	1	Sangamon Center	1861-1945 East Sangamon Avenue	Springfield	IL	62702	Retail	Anchored	1974	1996	139,392	Square Feet	94.9%	01/21/2019	12,600,000
38	Both	RMF	1	Fairfield Inn & Suites Dunn	688 Jackson Road	Dunn	NC	28334	Hotel	Limited Service	2016		88	Rooms	82.4%	02/28/2019	12,700,000
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	Various	Various	FL	Various	Various	Various	Various		113,193	Square Feet	94.8%	03/14/2019	10,820,000
39.01	Property	UBS AG	1	Greentree Professional Center	10621, 10641, 10661 and 10681 Airport Road North	Naples	FL	34109	Office	Suburban	1990		32,233	Square Feet	100.0%	03/14/2019	5,490,000
39.02	Property	UBS AG	1	Presidential Court	6213-6237 Presidential Court	Fort Myers	FL	33919	Office	Suburban	1981		25,039	Square Feet	100.0%	03/14/2019	1,750,000
39.03	Property	UBS AG	1	Corporate Court	6313-6314 Corporate Court and 6315 Presidential Court	Fort Myers	FL	33919	Office	Suburban	1980		22,997	Square Feet	74.4%	03/14/2019	1,620,000
39.04	Property	UBS AG	1	Concorde Business Park	2420 Concorde Drive	Fort Myers	FL	33901	Industrial	Flex	1986		20,924	Square Feet	100.0%	03/14/2019	1,300,000
39.05	Property	UBS AG	1	Houchin Business Park	5830-5850 Houchin Street	Naples	FL	34109	Industrial	Warehouse	1973, 1984		12,000	Square Feet	100.0%	03/14/2019	660,000
40	Both	SGFC	1	North Attleboro Shopping Center	473 East Washington Street	North Attleboro	MA	02760	Retail	Anchored	1960	2018	58,504	Square Feet	91.5%	11/26/2018	10,500,000
41	Both	Barclays	1	Hampton Inn - Wausau, WI	615 South 24th Avenue	Wausau	WI	54401	Hotel	Limited Service	1997	2017	87	Rooms	68.5%	02/28/2019	9,900,000
42	Both	RMF	1	Townline Self Storage	9 Linehurst Road	Malden	MA	02148	Self Storage	Self Storage	1988-2011		471	Units	88.5%	03/07/2019	9,150,000
43	Both	SGFC	1	Holiday Inn Express Gatesville	2904 South Highway 36	Gatesville	TX	76528	Hotel	Limited Service	2016		68	Rooms	76.5%	11/30/2018	8,900,000
44	Both	SGFC	1	Safeway La Grande	2111 Adams Avenue	La Grande	OR	97850	Retail	Freestanding	2001	2013	56,284	Square Feet	100.0%	04/04/2019	9,500,000
45	Both	SGFC	1	Town Plaza Leesville	1710 South 5th Street	Leesville	LA	71446	Retail	Anchored	1984		102,714	Square Feet	92.9%	03/31/2019	8,700,000
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	1005 Oakley Industrial Boulevard	Fairburn	GA	30213	Hotel	Limited Service	2007	2016	74	Rooms	68.7%	01/31/2019	7,350,000
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	2475 Historic Route 66	Santa Rosa	NM	88435	Hotel	Limited Service	2008	2015	64	Rooms	80.6%	01/31/2019	7,300,000
48	Both	SGFC	1	Best Western Long Beach Inn	500 Ocean Beach Boulevard South	Long Beach	WA	98631	Hotel	Limited Service	1989	2015	50	Rooms	62.3%	11/30/2018	6,700,000
49	Both	RMF	1	Baymont Inn & Suites Green Bay	2840 South Oneida Street	Green Bay	WI	54304	Hotel	Limited Service	1988	2017	76	Rooms	58.0%	02/28/2019	4,900,000
50	Both	Natixis	1	123 Whiting Street	123 Whiting Street	Plainville	CT	06062	Industrial	Flex	1910	2007	99,709	Square Feet	87.9%	01/18/2019	3,570,000

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Appraisal Date	Crossed Loan	Original Balance ($)(6)(7)	Current Balance ($)(6)(7)	Current Balance per Unit ($)	% of Initial Pool Balance	Current LTV (%)(5)	Maturity/ARD Balance ($)(6)(7)	Maturity/ARD LTV (%)(5)	Interest Rate %	Admin. Fee %(8)	Net Mortgage Rate %	Accrual Type	Monthly Debt Service Amount ($)(9)	Annual Debt Service Amount ($)	Note Date	First Payment Date
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II	01/09/2019	No	57,200,000	57,200,000	15,066	6.1%	59.4%	57,200,000	59.4%	5.00000	0.02224	4.97776	Actual/360	241,643.52	2,899,722.24	01/24/2019	03/01/2019
1.01	Property	KeyBank	1	Nantucket	11/19/2018		13,859,031	13,859,031	15,066	1.5%	59.4%	13,859,031	59.4%	5.00000
1.02	Property	KeyBank	1	Plantation	11/14/2018		8,783,386	8,783,386	15,066	0.9%	59.4%	8,783,386	59.4%	5.00000
1.03	Property	KeyBank	1	Pollock	11/15/2018		5,759,597	5,759,597	15,066	0.6%	59.4%	5,759,597	59.4%	5.00000
1.04	Property	KeyBank	1	Silverado Ranch	11/15/2018		5,615,607	5,615,607	15,066	0.6%	59.4%	5,615,607	59.4%	5.00000
1.05	Property	KeyBank	1	Myrtle Beach - Jesse	11/01/2018		4,733,669	4,733,669	15,066	0.5%	59.4%	4,733,669	59.4%	5.00000
1.06	Property	KeyBank	1	Port St. Lucie	11/23/2018		3,995,721	3,995,721	15,066	0.4%	59.4%	3,995,721	59.4%	5.00000
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond	11/01/2018		3,833,732	3,833,732	15,066	0.4%	59.4%	3,833,732	59.4%	5.00000
1.08	Property	KeyBank	1	Sahara	11/15/2018		3,599,748	3,599,748	15,066	0.4%	59.4%	3,599,748	59.4%	5.00000
1.09	Property	KeyBank	1	Fort Pierce	11/23/2018		3,563,751	3,563,751	15,066	0.4%	59.4%	3,563,751	59.4%	5.00000
1.10	Property	KeyBank	1	Sonoma	11/13/2018		3,455,758	3,455,758	15,066	0.4%	59.4%	3,455,758	59.4%	5.00000
2	Loan	Natixis	4	Vanguard Portfolio	09/12/2018	No	55,000,000	55,000,000	205	5.9%	61.8%	55,000,000	61.8%	4.86000	0.01349	4.84651	Actual/360	225,843.75	2,710,125.00	11/07/2018	12/07/2018
2.01	Property	Natixis	1	425 Old Morehall Road	09/12/2018		21,976,744	21,976,744	205	2.3%	61.8%	21,976,744	61.8%	4.86000
2.02	Property	Natixis	1	1001 Cedar Hollow Road	09/12/2018		12,674,418	12,674,418	205	1.4%	61.8%	12,674,418	61.8%	4.86000
2.03	Property	Natixis	1	50 Morehall Road	09/12/2018		10,174,419	10,174,419	205	1.1%	61.8%	10,174,419	61.8%	4.86000
2.04	Property	Natixis	1	60 Morehall Road	09/12/2018		10,174,419	10,174,419	205	1.1%	61.8%	10,174,419	61.8%	4.86000
3	Loan	SGFC	16	GNL Industrial Portfolio	Various	No	48,750,000	48,750,000	40	5.2%	65.0%	48,750,000	65.0%	4.48900	0.01099	4.47801	Actual/360	184,898.48	2,218,781.76	04/12/2019	06/06/2019
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio	01/18/2019		8,600,000	8,600,000	40	0.9%	65.0%	8,600,000	65.0%	4.48900
3.02	Property	SGFC	1	Rubbermaid - Akron	01/17/2019		8,000,000	8,000,000	40	0.9%	65.0%	8,000,000	65.0%	4.48900
3.03	Property	SGFC	1	Bush Industries - Jamestown	01/21/2019		6,300,000	6,300,000	40	0.7%	65.0%	6,300,000	65.0%	4.48900
3.04	Property	SGFC	1	Chemours - Pass Christian	01/18/2019		5,650,000	5,650,000	40	0.6%	65.0%	5,650,000	65.0%	4.48900
3.05	Property	SGFC	1	Wolverine - Howard City	01/21/2019		5,400,000	5,400,000	40	0.6%	65.0%	5,400,000	65.0%	4.48900
3.06	Property	SGFC	1	FedEx Freight - Greenville	01/16/2019		3,750,000	3,750,000	40	0.4%	65.0%	3,750,000	65.0%	4.48900
3.07	Property	SGFC	1	Diebold - North Canton	01/17/2019		2,650,000	2,650,000	40	0.3%	65.0%	2,650,000	65.0%	4.48900
3.08	Property	SGFC	1	FedEx Freight - Blackfoot	01/23/2019		2,250,000	2,250,000	40	0.2%	65.0%	2,250,000	65.0%	4.48900
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village	01/21/2019		1,750,000	1,750,000	40	0.2%	65.0%	1,750,000	65.0%	4.48900
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids	01/21/2019		1,050,000	1,050,000	40	0.1%	65.0%	1,050,000	65.0%	4.48900
3.11	Property	SGFC	1	XPO Logistics - Aurora	01/23/2019		800,000	800,000	40	0.1%	65.0%	800,000	65.0%	4.48900
3.12	Property	SGFC	1	XPO Logistics - Salina	01/16/2019		800,000	800,000	40	0.1%	65.0%	800,000	65.0%	4.48900
3.13	Property	SGFC	1	XPO Logistics - Riverton	01/21/2019		500,000	500,000	40	0.1%	65.0%	500,000	65.0%	4.48900
3.14	Property	SGFC	1	XPO Logistics - Waite Park	01/21/2019		500,000	500,000	40	0.1%	65.0%	500,000	65.0%	4.48900
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville	01/17/2019		450,000	450,000	40	0.0%	65.0%	450,000	65.0%	4.48900
3.16	Property	SGFC	1	XPO Logistics - Vincennes	01/23/2019		300,000	300,000	40	0.0%	65.0%	300,000	65.0%	4.48900
4	Loan	SGFC	4	SWVP Portfolio	10/16/2018	No	45,000,000	45,000,000	167,785	4.8%	59.6%	45,000,000	59.6%	4.95800	0.01349	4.94451	Actual/360	188,507.29	2,262,087.48	04/18/2019	06/01/2019
4.01	Property	SGFC	1	InterContinental	10/12/2018		23,917,500	23,917,500	167,785	2.6%	59.6%	23,917,500	59.6%	4.95800
4.02	Property	SGFC	1	DoubleTree Sunrise	10/15/2018		8,325,000	8,325,000	167,785	0.9%	59.6%	8,325,000	59.6%	4.95800
4.03	Property	SGFC	1	DoubleTree Charlotte	10/11/2018		6,750,000	6,750,000	167,785	0.7%	59.6%	6,750,000	59.6%	4.95800
4.04	Property	SGFC	1	DoubleTree RTP	10/16/2018		6,007,500	6,007,500	167,785	0.6%	59.6%	6,007,500	59.6%	4.95800
5	Both	Barclays	1	Renaissance Fort Lauderdale	01/15/2019	No	42,275,000	42,275,000	179,131	4.5%	60.9%	42,275,000	60.9%	4.86500	0.02349	4.84151	Actual/360	173,770.31	2,085,243.72	03/13/2019	05/06/2019
6	Both	Barclays	1	ATRIA Corporate Center	11/15/2018	No	41,250,000	41,250,000	115	4.4%	71.6%	35,597,825	61.8%	4.89500	0.01349	4.88151	Actual/360	218,799.43	2,625,593.16	03/14/2019	05/06/2019
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	Various	No	41,000,000	41,000,000	6,559	4.4%	57.8%	37,297,275	52.6%	4.14000	0.01349	4.12651	Actual/360	199,063.86	2,388,766.32	03/29/2019	05/06/2019
7.01	Property	Barclays	1	67650 East Ramon Road	03/07/2019		4,663,028	4,663,028	6,559	0.5%	57.8%	4,241,908	52.6%	4.14000
7.02	Property	Barclays	1	2700 Poplar Avenue	03/09/2019		3,825,704	3,825,704	6,559	0.4%	57.8%	3,480,203	52.6%	4.14000
7.03	Property	Barclays	1	1400 South Gene Autry Trail	03/07/2019		2,858,451	2,858,451	6,559	0.3%	57.8%	2,600,303	52.6%	4.14000
7.04	Property	Barclays	1	3686 Old Germantown Road	03/09/2019		2,627,465	2,627,465	6,559	0.3%	57.8%	2,390,177	52.6%	4.14000
7.05	Property	Barclays	1	500 Radio Road	03/07/2019		2,598,592	2,598,592	6,559	0.3%	57.8%	2,363,912	52.6%	4.14000
7.06	Property	Barclays	1	9275 Macon Road	03/09/2019		2,569,718	2,569,718	6,559	0.3%	57.8%	2,337,646	52.6%	4.14000
7.07	Property	Barclays	1	72500 Varner Road	03/07/2019		2,439,789	2,439,789	6,559	0.3%	57.8%	2,219,451	52.6%	4.14000
7.08	Property	Barclays	1	22075 Highway 18	03/07/2019		2,338,732	2,338,732	6,559	0.2%	57.8%	2,127,521	52.6%	4.14000
7.09	Property	Barclays	1	3040 Austin Peay Highway	03/09/2019		2,309,859	2,309,859	6,559	0.2%	57.8%	2,101,255	52.6%	4.14000
7.10	Property	Barclays	1	18690 Highway 18	03/07/2019		2,208,803	2,208,803	6,559	0.2%	57.8%	2,009,325	52.6%	4.14000
7.11	Property	Barclays	1	1700 US Highway 75	03/12/2019		1,992,254	1,992,254	6,559	0.2%	57.8%	1,812,332	52.6%	4.14000
7.12	Property	Barclays	1	1720 Loy Lake Road	03/12/2019		1,847,887	1,847,887	6,559	0.2%	57.8%	1,681,004	52.6%	4.14000
7.13	Property	Barclays	1	6140 East Shelby Drive	03/09/2019		1,674,648	1,674,648	6,559	0.2%	57.8%	1,523,410	52.6%	4.14000
7.14	Property	Barclays	1	6017 Interstate 30	03/08/2019		1,602,465	1,602,465	6,559	0.2%	57.8%	1,457,746	52.6%	4.14000
7.15	Property	Barclays	1	7777 Moriarty Road	03/09/2019		1,472,535	1,472,535	6,559	0.2%	57.8%	1,339,550	52.6%	4.14000
7.16	Property	Barclays	1	8123 Wesley Street	03/08/2019		1,126,056	1,126,056	6,559	0.1%	57.8%	1,024,362	52.6%	4.14000
7.17	Property	Barclays	1	2922 South 5th Court	03/12/2019		1,126,056	1,126,056	6,559	0.1%	57.8%	1,024,362	52.6%	4.14000
7.18	Property	Barclays	1	3577 New Getwell Road	03/09/2019		635,211	635,211	6,559	0.1%	57.8%	577,845	52.6%	4.14000
7.19	Property	Barclays	1	5141 American Way	03/09/2019		505,282	505,282	6,559	0.1%	57.8%	459,650	52.6%	4.14000
7.20	Property	Barclays	1	6390 Winchester Road	03/09/2019		317,606	317,606	6,559	0.0%	57.8%	288,923	52.6%	4.14000
7.21	Property	Barclays	1	4705 Winchester Road	03/09/2019		259,859	259,859	6,559	0.0%	57.8%	236,391	52.6%	4.14000
8	Both	Natixis	1	NEMA San Francisco	12/13/2018	No	35,000,000	35,000,000	271,883	3.7%	37.7%	35,000,000	37.7%	4.43598540291971	0.01099	4.42499540291971	Actual/360	131,179.89	1,574,158.68	02/08/2019	03/10/2019
9	Both	SGFC	1	787 Eleventh Avenue	12/02/2018	No	30,000,000	30,000,000	341	3.2%	26.9%	30,000,000	26.9%	4.53031685470085	0.01099	4.51932685470085	Actual/360	114,830.95	1,377,971.40	01/09/2019	03/08/2019
10	Both	UBS AG	1	The Colonnade Office Complex	10/31/2018	No	30,000,000	30,000,000	97	3.2%	30.2%	30,000,000	30.2%	4.56800	0.01099	4.55701	Actual/360	115,786.11	1,389,433.32	01/18/2019	03/06/2019
11	Loan	UBS AG	10	Wolverine Portfolio	Various	No	30,000,000	30,000,000	35,779	3.2%	69.8%	27,079,737	63.0%	4.90000	0.01349	4.88651	Actual/360	159,218.02	1,910,616.24	03/28/2019	05/06/2019
11.01	Property	UBS AG	1	Apple Tree Estates	11/29/2018		5,490,000	5,490,000	35,779	0.6%	69.8%	4,955,592	63.0%	4.90000
11.02	Property	UBS AG	1	South Lyon	12/03/2018		5,095,424	5,095,424	35,779	0.5%	69.8%	4,599,424	63.0%	4.90000
11.03	Property	UBS AG	1	Metro Commons	12/03/2018		4,402,881	4,402,881	35,779	0.5%	69.8%	3,974,296	63.0%	4.90000
11.04	Property	UBS AG	1	Brighton Village	12/03/2018		4,306,780	4,306,780	35,779	0.5%	69.8%	3,887,549	63.0%	4.90000
11.05	Property	UBS AG	1	College Heights	12/03/2018		3,000,508	3,000,508	35,779	0.3%	69.8%	2,708,433	63.0%	4.90000
11.06	Property	UBS AG	1	Hillcrest	11/29/2018		2,062,881	2,062,881	35,779	0.2%	69.8%	1,862,076	63.0%	4.90000
11.07	Property	UBS AG	1	Royal Village	11/28/2018		1,817,797	1,817,797	35,779	0.2%	69.8%	1,640,848	63.0%	4.90000
11.08	Property	UBS AG	1	Fernwood	11/28/2018		1,462,881	1,462,881	35,779	0.2%	69.8%	1,320,481	63.0%	4.90000
11.09	Property	UBS AG	1	Satellite Bay	11/21/2018		1,189,322	1,189,322	35,779	0.1%	69.8%	1,073,551	63.0%	4.90000
11.10	Property	UBS AG	1	Chalet Village	11/21/2018		1,171,525	1,171,525	35,779	0.1%	69.8%	1,057,487	63.0%	4.90000
12	Both	Barclays	1	DoubleTree Colorado Springs	03/28/2019	No	27,000,000	26,970,629	90,203	2.9%	63.5%	22,130,675	52.1%	4.90000	0.01349	4.88651	Actual/360	143,296.21	1,719,554.52	04/18/2019	06/06/2019
13	Both	SGFC	1	Kings Mountain Center	02/07/2019	No	25,000,000	25,000,000	195	2.7%	56.0%	22,931,798	51.4%	4.65000	0.01349	4.63651	Actual/360	128,909.20	1,546,910.40	03/28/2019	05/01/2019
14	Both	RMF	1	The Falls In Hudson	03/12/2019	No	24,000,000	24,000,000	206,897	2.6%	66.1%	24,000,000	66.1%	5.35000	0.01349	5.33651	Actual/360	108,486.11	1,301,833.32	04/09/2019	05/06/2019
15	Both	KeyBank	1	Alton Self Storage	03/21/2019	No	21,000,000	21,000,000	13,514	2.2%	56.8%	21,000,000	56.8%	4.35000	0.02224	4.32776	Actual/360	77,182.29	926,187.48	04/30/2019	06/01/2019
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	03/15/2019	No	21,000,000	21,000,000	297	2.2%	64.8%	21,000,000	64.8%	4.70000	0.01349	4.68651	Actual/360	83,392.36	1,000,708.32	04/26/2019	06/06/2019
17	Both	Barclays	1	California Center	03/05/2019	No	20,500,000	20,500,000	121	2.2%	69.7%	17,738,451	60.3%	5.00000	0.01349	4.98651	Actual/360	110,048.43	1,320,581.16	04/08/2019	05/06/2019
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26	Various	No	20,000,000	20,000,000	136	2.1%	61.7%	20,000,000	61.7%	4.58200	0.01099	4.57101	Actual/360	77,427.31	929,127.72	03/06/2019	05/01/2019
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN	11/20/2018		4,150,545	4,150,545	136	0.4%	61.7%	4,150,545	61.7%	4.58200
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI	02/04/2019		2,692,364	2,692,364	136	0.3%	61.7%	2,692,364	61.7%	4.58200
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX	02/01/2019		1,702,909	1,702,909	136	0.2%	61.7%	1,702,909	61.7%	4.58200
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA	02/12/2019		1,489,818	1,489,818	136	0.2%	61.7%	1,489,818	61.7%	4.58200
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX	02/06/2019		1,189,091	1,189,091	136	0.1%	61.7%	1,189,091	61.7%	4.58200
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX	02/15/2019		1,173,455	1,173,455	136	0.1%	61.7%	1,173,455	61.7%	4.58200
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH	02/04/2019		1,060,000	1,060,000	136	0.1%	61.7%	1,060,000	61.7%	4.58200
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN	02/02/2019		1,020,727	1,020,727	136	0.1%	61.7%	1,020,727	61.7%	4.58200
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA	02/05/2019		987,273	987,273	136	0.1%	61.7%	987,273	61.7%	4.58200
18.10	Property	SGFC	1	CVS - Fayetteville, GA	02/05/2019		768,364	768,364	136	0.1%	61.7%	768,364	61.7%	4.58200

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Appraisal Date	Crossed Loan	Original Balance ($)(6)(7)	Current Balance ($)(6)(7)	Current Balance per Unit ($)	% of Initial Pool Balance	Current LTV (%)(5)	Maturity/ARD Balance ($)(6)(7)	Maturity/ARD LTV (%)(5)	Interest Rate %	Admin. Fee %(8)	Net Mortgage Rate %	Accrual Type	Monthly Debt Service Amount ($)(9)	Annual Debt Service Amount ($)	Note Date	First Payment Date
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA	01/30/2019		753,818	753,818	136	0.1%	61.7%	753,818	61.7%	4.58200
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI	02/01/2019		565,455	565,455	136	0.1%	61.7%	565,455	61.7%	4.58200
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA	02/05/2019		430,909	430,909	136	0.0%	61.7%	430,909	61.7%	4.58200
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN	02/04/2019		414,909	414,909	136	0.0%	61.7%	414,909	61.7%	4.58200
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH	02/02/2019		371,273	371,273	136	0.0%	61.7%	371,273	61.7%	4.58200
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN	01/31/2019		336,364	336,364	136	0.0%	61.7%	336,364	61.7%	4.58200
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX	02/05/2019		305,091	305,091	136	0.0%	61.7%	305,091	61.7%	4.58200
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX	02/05/2019		296,000	296,000	136	0.0%	61.7%	296,000	61.7%	4.58200
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN	02/04/2019		291,636	291,636	136	0.0%	61.7%	291,636	61.7%	4.58200
19	Both	Barclays	1	Patuxent Crossing	02/06/2019	No	20,000,000	20,000,000	124	2.1%	74.9%	17,127,387	64.1%	4.60000	0.01349	4.58651	Actual/360	102,528.87	1,230,346.44	04/04/2019	05/06/2019
20	Both	KeyBank	1	University Place	01/16/2019	No	18,900,000	18,900,000	122	2.0%	69.2%	16,662,808	61.0%	4.81000	0.02224	4.78776	Actual/360	99,276.03	1,191,312.36	04/23/2019	06/01/2019
21	Both	UBS AG	1	The Block Northway	10/18/2018	No	17,000,000	17,000,000	237	1.8%	68.6%	15,593,931	62.9%	4.64950	0.01349	4.63601	Actual/360	87,653.16	1,051,837.92	02/15/2019	04/06/2019
22	Loan	RMF	4	Goodyear Portfolio	01/25/2019	No	16,000,000	16,000,000	25	1.7%	57.2%	15,981,269	57.1%	4.91700	0.03224	4.88476	Actual/360	66,652.67	799,832.04	04/09/2019	06/01/2019
22.01	Property	RMF	1	Innovation Tech Center	01/25/2019		13,688,497	13,688,497	25	1.5%	57.2%	13,672,473	57.1%	4.91700
22.02	Property	RMF	1	Research Center	01/25/2019		985,989	985,989	25	0.1%	57.2%	984,835	57.1%	4.91700
22.03	Property	RMF	1	Tire Testing	01/25/2019		823,159	823,159	25	0.1%	57.2%	822,195	57.1%	4.91700
22.04	Property	RMF	1	North Archwood	01/25/2019		502,355	502,355	25	0.1%	57.2%	501,767	57.1%	4.91700
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24	Various	No	15,000,000	15,000,000	160	1.6%	62.0%	15,000,000	62.0%	4.55000	0.01099	4.53901	Actual/360	57,664.93	691,979.16	10/23/2018	12/01/2018
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA	10/05/2018		1,504,016	1,504,016	160	0.2%	62.0%	1,504,016	62.0%	4.55000
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN	10/05/2018		1,300,748	1,300,748	160	0.1%	62.0%	1,300,748	62.0%	4.55000
23.03	Property	SGFC	1	Walgreens - Romeoville, IL	10/03/2018		975,353	975,353	160	0.1%	62.0%	975,353	62.0%	4.55000
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA	07/20/2018		944,337	944,337	160	0.1%	62.0%	944,337	62.0%	4.55000
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI	10/01/2018		892,827	892,827	160	0.1%	62.0%	892,827	62.0%	4.55000
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM	10/03/2018		873,996	873,996	160	0.1%	62.0%	873,996	62.0%	4.55000
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI	10/01/2018		803,656	803,656	160	0.1%	62.0%	803,656	62.0%	4.55000
23.08	Property	SGFC	1	Walgreens - Oswego, IL	10/03/2018		791,471	791,471	160	0.1%	62.0%	791,471	62.0%	4.55000
23.09	Property	SGFC	1	Walgreens - Waco, TX	10/03/2018		741,623	741,623	160	0.1%	62.0%	741,623	62.0%	4.55000
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL	09/29/2018		738,300	738,300	160	0.1%	62.0%	738,300	62.0%	4.55000
23.11	Property	SGFC	1	Walgreens - Austin, TX	10/03/2018		686,790	686,790	160	0.1%	62.0%	686,790	62.0%	4.55000
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX	10/03/2018		686,790	686,790	160	0.1%	62.0%	686,790	62.0%	4.55000
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH	10/01/2018		605,372	605,372	160	0.1%	62.0%	605,372	62.0%	4.55000
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX	10/04/2018		509,831	509,831	160	0.1%	62.0%	509,831	62.0%	4.55000
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL	10/03/2018		448,075	448,075	160	0.0%	62.0%	448,075	62.0%	4.55000
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL	09/29/2018		425,090	425,090	160	0.0%	62.0%	425,090	62.0%	4.55000
23.17	Property	SGFC	1	Dollar General - Lancaster, PA	10/05/2018		291,886	291,886	160	0.0%	62.0%	291,886	62.0%	4.55000
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH	10/03/2018		276,378	276,378	160	0.0%	62.0%	276,378	62.0%	4.55000
23.19	Property	SGFC	1	Dollar General - Herminie, PA	10/01/2018		274,716	274,716	160	0.0%	62.0%	274,716	62.0%	4.55000
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL	10/03/2018		266,131	266,131	160	0.0%	62.0%	266,131	62.0%	4.55000
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA	10/01/2018		257,546	257,546	160	0.0%	62.0%	257,546	62.0%	4.55000
23.22	Property	SGFC	1	Dollar General - Mansfield, OH	07/02/2018		249,792	249,792	160	0.0%	62.0%	249,792	62.0%	4.55000
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA	10/01/2018		236,223	236,223	160	0.0%	62.0%	236,223	62.0%	4.55000
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH	10/03/2018		219,053	219,053	160	0.0%	62.0%	219,053	62.0%	4.55000
24	Both	SGFC	1	Creekside Village Apartments	03/01/2019	No	14,745,000	14,727,856	122,732	1.6%	74.6%	11,968,705	60.6%	4.61000	0.05349	4.55651	Actual/360	75,677.56	908,130.72	04/04/2019	06/01/2019
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	01/10/2019	No	14,650,000	14,650,000	87	1.6%	73.3%	12,640,720	63.2%	4.88700	0.01349	4.87351	Actual/360	77,635.75	931,629.00	02/19/2019	04/06/2019
25.01	Property	Barclays	1	DentaQuest	01/10/2019		8,425,000	8,425,000	87	0.9%	73.3%	7,269,493	63.2%	4.88700
25.02	Property	Barclays	1	Aurora Health Care	01/10/2019		6,225,000	6,225,000	87	0.7%	73.3%	5,371,227	63.2%	4.88700
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	Various	No	14,500,000	14,396,111	186	1.5%	55.1%	12,187,312	46.6%	5.70000	0.01224	5.68776	Actual/360	84,158.06	1,009,896.72	10/26/2018	12/06/2018
27	Both	SGFC	1	600 Pine Avenue	10/08/2018	No	14,040,000	14,040,000	168	1.5%	65.3%	12,909,882	60.0%	4.80000	0.05349	4.74651	Actual/360	73,663.02	883,956.24	01/31/2019	03/01/2019
28	Both	Barclays	1	HGI Lubbock	01/24/2019	No	13,570,000	13,570,000	120,088	1.4%	64.0%	11,995,730	56.6%	4.93000	0.01349	4.91651	Actual/360	72,267.26	867,207.12	02/28/2019	04/06/2019
29	Both	KeyBank	1	Carolina Beverage Group Building	09/11/2018	No	11,732,500	11,732,500	78	1.3%	63.8%	10,615,084	57.7%	5.03000	0.02224	5.00776	Actual/360	63,197.88	758,374.56	10/31/2018	12/01/2018
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	03/07/2019	No	11,200,000	11,188,070	95,625	1.2%	62.2%	9,207,380	51.2%	4.99000	0.01349	4.97651	Actual/360	60,055.59	720,667.08	04/17/2019	06/01/2019
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	Various	No	10,415,000	10,415,000	300	1.1%	69.0%	9,007,426	59.7%	4.98000	0.01349	4.96651	Actual/360	55,782.74	669,392.88	04/03/2019	05/06/2019
31.01	Property	Barclays	1	Harbourview North	02/24/2019		5,931,722	5,931,722	300	0.6%	69.0%	5,130,057	59.7%	4.98000
31.02	Property	Barclays	1	Peninsula Town Center	02/22/2019		4,483,278	4,483,278	300	0.5%	69.0%	3,877,369	59.7%	4.98000
32	Loan	UBS AG	186	ILPT Hawaii Portfolio	Various	No	10,000,000	10,000,000	68	1.1%	45.2%	10,000,000	45.2%	4.31000	0.01099	4.29901	Actual/360	36,415.51	436,986.12	01/29/2019	03/07/2019
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	01/08/2019	No	10,000,000	10,000,000	24	1.1%	65.6%	8,608,673	56.5%	4.80000	0.01099	4.78901	Actual/360	52,466.54	629,598.48	03/07/2019	05/06/2019
33.01	Property	UBS AG	1	1 Fashion Way	01/08/2019		4,465,711	4,465,711	24	0.5%	65.6%	3,844,385	56.5%	4.80000
33.02	Property	UBS AG	1	298 Henry Southern Drive	01/08/2019		2,101,319	2,101,319	24	0.2%	65.6%	1,808,957	56.5%	4.80000
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy	01/08/2019		1,547,483	1,547,483	24	0.2%	65.6%	1,332,178	56.5%	4.80000
33.04	Property	UBS AG	1	195 Henry Southern Drive	01/08/2019		1,050,660	1,050,660	24	0.1%	65.6%	904,479	56.5%	4.80000
33.05	Property	UBS AG	1	370 Henry Southern Drive	01/08/2019		443,883	443,883	24	0.0%	65.6%	382,125	56.5%	4.80000
33.06	Property	UBS AG	1	161 Prestige Drive	01/08/2019		390,943	390,943	24	0.0%	65.6%	336,550	56.5%	4.80000
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	01/01/2019	No	10,000,000	9,954,884	70,105	1.1%	64.2%	8,321,449	53.7%	5.38000	0.01349	5.36651	Actual/360	56,028.30	672,339.60	02/01/2019	03/06/2019
35	Both	Barclays	1	Sierra Springs Village	01/10/2019	No	9,840,000	9,840,000	67,862	1.1%	58.8%	9,840,000	58.8%	5.15000	0.01349	5.13651	Actual/360	42,816.53	513,798.36	04/11/2019	05/06/2019
36	Both	SGFC	1	Christiana Mall	06/05/2018	No	9,704,000	9,704,000	434	1.0%	32.5%	9,704,000	32.5%	4.27750	0.01099	4.26651	Actual/360	35,071.14	420,853.68	07/12/2018	09/01/2018
37	Both	KeyBank	1	Sangamon Center	09/29/2018	No	8,700,000	8,700,000	62	0.9%	69.0%	7,291,539	57.9%	4.75000	0.02224	4.72776	Actual/360	45,383.32	544,599.84	04/02/2019	06/01/2019
38	Both	RMF	1	Fairfield Inn & Suites Dunn	01/25/2019	No	8,200,000	8,181,391	92,970	0.9%	64.4%	6,742,904	53.1%	5.00000	0.01349	4.98651	Actual/360	44,019.37	528,232.44	03/28/2019	05/06/2019
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	Various	No	7,700,000	7,700,000	68	0.8%	71.2%	6,688,212	61.8%	5.15000	0.01349	5.13651	Actual/360	42,044.02	504,528.24	05/02/2019	06/06/2019
39.01	Property	UBS AG	1	Greentree Professional Center	03/20/2019		3,850,000	3,850,000	68	0.4%	71.2%	3,344,106	61.8%	5.15000
39.02	Property	UBS AG	1	Presidential Court	03/20/2019		1,275,000	1,275,000	68	0.1%	71.2%	1,107,464	61.8%	5.15000
39.03	Property	UBS AG	1	Corporate Court	03/20/2019		1,195,000	1,195,000	68	0.1%	71.2%	1,037,976	61.8%	5.15000
39.04	Property	UBS AG	1	Concorde Business Park	03/21/2019		1,050,000	1,050,000	68	0.1%	71.2%	912,029	61.8%	5.15000
39.05	Property	UBS AG	1	Houchin Business Park	03/21/2019		330,000	330,000	68	0.0%	71.2%	286,638	61.8%	5.15000
40	Both	SGFC	1	North Attleboro Shopping Center	12/07/2018	No	7,500,000	7,500,000	128	0.8%	71.4%	6,457,619	61.5%	5.28000	0.05349	5.22651	Actual/360	41,554.75	498,657.00	04/22/2019	06/01/2019
41	Both	Barclays	1	Hampton Inn - Wausau, WI	02/18/2019	No	6,685,000	6,670,267	76,670	0.7%	67.4%	5,522,173	55.8%	5.14000	0.01349	5.12651	Actual/360	36,460.68	437,528.16	03/21/2019	05/06/2019
42	Both	RMF	1	Townline Self Storage	03/20/2019	No	6,650,000	6,650,000	14,119	0.7%	72.7%	5,874,366	64.2%	4.90000	0.01349	4.88651	Actual/360	35,293.33	423,519.96	04/05/2019	05/06/2019
43	Both	SGFC	1	Holiday Inn Express Gatesville	12/19/2018	No	5,700,000	5,674,991	83,456	0.6%	63.8%	4,340,220	48.8%	5.50000	0.01349	5.48651	Actual/360	35,002.99	420,035.88	02/06/2019	04/01/2019
44	Both	SGFC	1	Safeway La Grande	02/22/2019	No	5,500,000	5,500,000	98	0.6%	57.9%	5,500,000	57.9%	5.05000	0.01349	5.03651	Actual/360	23,467.30	281,607.60	04/04/2019	06/01/2019
45	Both	SGFC	1	Town Plaza Leesville	01/29/2019	No	5,475,000	5,468,975	53	0.6%	62.9%	4,480,173	51.5%	4.85000	0.01349	4.83651	Actual/360	28,891.13	346,693.56	04/26/2019	06/01/2019
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	03/06/2019	No	4,750,000	4,742,749	64,091	0.5%	64.5%	3,559,000	48.4%	5.05000	0.01349	5.03651	Actual/360	27,906.58	334,878.96	04/03/2019	06/01/2019
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	03/05/2019	No	4,500,000	4,493,499	70,211	0.5%	61.6%	3,408,285	46.7%	5.35000	0.02224	5.32776	Actual/360	27,232.29	326,787.48	04/04/2019	06/01/2019
48	Both	SGFC	1	Best Western Long Beach Inn	12/11/2018	No	4,500,000	4,481,373	89,627	0.5%	66.9%	3,797,793	56.7%	5.84000	0.01349	5.82651	Actual/360	26,518.62	318,223.44	02/01/2019	03/01/2019
49	Both	RMF	1	Baymont Inn & Suites Green Bay	03/06/2019	No	3,200,000	3,195,462	42,046	0.3%	65.2%	2,432,274	49.6%	5.45000	0.01349	5.43651	Actual/360	19,555.36	234,664.32	04/22/2019	06/06/2019
50	Both	Natixis	1	123 Whiting Street	08/03/2018	No	2,637,500	2,626,787	26	0.3%	73.6%	2,232,559	62.5%	5.94000	0.01349	5.92651	Actual/360	15,711.55	188,538.60	01/25/2019	03/05/2019

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Partial IO Last IO Payment	Partial IO First P&I Payment	Original Term	Remaining Term	Original Amortization(10)	Remaining Amortization(10)	I/O Period	Seasoning	Amortization Type	Payment Date	Grace Period (Late Payment)(11)	Grace Period (Default)	Maturity/ARD Date	ARD Loan	Final Maturity Date	Prepayment Provisions(12)	Pari Passu (Y/N)
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II			120	116	0	0	120	4	Interest Only	1	0	5	02/01/2029	No	02/01/2029	L(28),Def(88),O(4)	Yes
1.01	Property	KeyBank	1	Nantucket			120	116	0	0	120	4
1.02	Property	KeyBank	1	Plantation			120	116	0	0	120	4
1.03	Property	KeyBank	1	Pollock			120	116	0	0	120	4
1.04	Property	KeyBank	1	Silverado Ranch			120	116	0	0	120	4
1.05	Property	KeyBank	1	Myrtle Beach - Jesse			120	116	0	0	120	4
1.06	Property	KeyBank	1	Port St. Lucie			120	116	0	0	120	4
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond			120	116	0	0	120	4
1.08	Property	KeyBank	1	Sahara			120	116	0	0	120	4
1.09	Property	KeyBank	1	Fort Pierce			120	116	0	0	120	4
1.10	Property	KeyBank	1	Sonoma			120	116	0	0	120	4
2	Loan	Natixis	4	Vanguard Portfolio			120	113	0	0	120	7	Interest Only	7	0	0	11/07/2028	No	11/07/2028	L(31),Def(86),O(3)	Yes
2.01	Property	Natixis	1	425 Old Morehall Road			120	113	0	0	120	7
2.02	Property	Natixis	1	1001 Cedar Hollow Road			120	113	0	0	120	7
2.03	Property	Natixis	1	50 Morehall Road			120	113	0	0	120	7
2.04	Property	Natixis	1	60 Morehall Road			120	113	0	0	120	7
3	Loan	SGFC	16	GNL Industrial Portfolio			120	119	0	0	120	1	Interest Only	6	5	0	05/06/2029	No	05/06/2029	Grtr1%orYM(116),O(4)	Yes
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio			120	119	0	0	120	1
3.02	Property	SGFC	1	Rubbermaid - Akron			120	119	0	0	120	1
3.03	Property	SGFC	1	Bush Industries - Jamestown			120	119	0	0	120	1
3.04	Property	SGFC	1	Chemours - Pass Christian			120	119	0	0	120	1
3.05	Property	SGFC	1	Wolverine - Howard City			120	119	0	0	120	1
3.06	Property	SGFC	1	FedEx Freight - Greenville			120	119	0	0	120	1
3.07	Property	SGFC	1	Diebold - North Canton			120	119	0	0	120	1
3.08	Property	SGFC	1	FedEx Freight - Blackfoot			120	119	0	0	120	1
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village			120	119	0	0	120	1
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids			120	119	0	0	120	1
3.11	Property	SGFC	1	XPO Logistics - Aurora			120	119	0	0	120	1
3.12	Property	SGFC	1	XPO Logistics - Salina			120	119	0	0	120	1
3.13	Property	SGFC	1	XPO Logistics - Riverton			120	119	0	0	120	1
3.14	Property	SGFC	1	XPO Logistics - Waite Park			120	119	0	0	120	1
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville			120	119	0	0	120	1
3.16	Property	SGFC	1	XPO Logistics - Vincennes			120	119	0	0	120	1
4	Loan	SGFC	4	SWVP Portfolio			120	119	0	0	120	1	Interest Only	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(91),O(4)	Yes
4.01	Property	SGFC	1	InterContinental			120	119	0	0	120	1
4.02	Property	SGFC	1	DoubleTree Sunrise			120	119	0	0	120	1
4.03	Property	SGFC	1	DoubleTree Charlotte			120	119	0	0	120	1
4.04	Property	SGFC	1	DoubleTree RTP			120	119	0	0	120	1
5	Both	Barclays	1	Renaissance Fort Lauderdale			120	118	0	0	120	2	Interest Only	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	No
6	Both	Barclays	1	ATRIA Corporate Center	04/06/2021	05/06/2021	120	118	360	360	24	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(89),O(5)	No
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	04/06/2024	05/06/2024	120	118	360	360	60	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(23),Grtr1%orYM(93),O(4)	Yes
7.01	Property	Barclays	1	67650 East Ramon Road			120	118	360	360	60	2
7.02	Property	Barclays	1	2700 Poplar Avenue			120	118	360	360	60	2
7.03	Property	Barclays	1	1400 South Gene Autry Trail			120	118	360	360	60	2
7.04	Property	Barclays	1	3686 Old Germantown Road			120	118	360	360	60	2
7.05	Property	Barclays	1	500 Radio Road			120	118	360	360	60	2
7.06	Property	Barclays	1	9275 Macon Road			120	118	360	360	60	2
7.07	Property	Barclays	1	72500 Varner Road			120	118	360	360	60	2
7.08	Property	Barclays	1	22075 Highway 18			120	118	360	360	60	2
7.09	Property	Barclays	1	3040 Austin Peay Highway			120	118	360	360	60	2
7.10	Property	Barclays	1	18690 Highway 18			120	118	360	360	60	2
7.11	Property	Barclays	1	1700 US Highway 75			120	118	360	360	60	2
7.12	Property	Barclays	1	1720 Loy Lake Road			120	118	360	360	60	2
7.13	Property	Barclays	1	6140 East Shelby Drive			120	118	360	360	60	2
7.14	Property	Barclays	1	6017 Interstate 30			120	118	360	360	60	2
7.15	Property	Barclays	1	7777 Moriarty Road			120	118	360	360	60	2
7.16	Property	Barclays	1	8123 Wesley Street			120	118	360	360	60	2
7.17	Property	Barclays	1	2922 South 5th Court			120	118	360	360	60	2
7.18	Property	Barclays	1	3577 New Getwell Road			120	118	360	360	60	2
7.19	Property	Barclays	1	5141 American Way			120	118	360	360	60	2
7.20	Property	Barclays	1	6390 Winchester Road			120	118	360	360	60	2
7.21	Property	Barclays	1	4705 Winchester Road			120	118	360	360	60	2
8	Both	Natixis	1	NEMA San Francisco			120	116	0	0	120	4	Interest Only	10	0	0	02/10/2029	No	02/10/2029	L(28),Def(88),O(4)	Yes
9	Both	SGFC	1	787 Eleventh Avenue			120	116	0	0	120	4	Interest Only	8	0	0	02/08/2029	No	02/08/2029	L(28),DeforGrtr1%orYM(85),O(7)	Yes
10	Both	UBS AG	1	The Colonnade Office Complex			60	56	0	0	60	4	Interest Only	6	0	0	02/06/2024	No	02/06/2024	L(28),Def(27),O(5)	Yes
11	Loan	UBS AG	10	Wolverine Portfolio	04/06/2023	05/06/2023	120	118	360	360	48	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	Yes
11.01	Property	UBS AG	1	Apple Tree Estates			120	118	360	360	48	2
11.02	Property	UBS AG	1	South Lyon			120	118	360	360	48	2
11.03	Property	UBS AG	1	Metro Commons			120	118	360	360	48	2
11.04	Property	UBS AG	1	Brighton Village			120	118	360	360	48	2
11.05	Property	UBS AG	1	College Heights			120	118	360	360	48	2
11.06	Property	UBS AG	1	Hillcrest			120	118	360	360	48	2
11.07	Property	UBS AG	1	Royal Village			120	118	360	360	48	2
11.08	Property	UBS AG	1	Fernwood			120	118	360	360	48	2
11.09	Property	UBS AG	1	Satellite Bay			120	118	360	360	48	2
11.10	Property	UBS AG	1	Chalet Village			120	118	360	360	48	2
12	Both	Barclays	1	DoubleTree Colorado Springs			120	119	360	359	0	1	Balloon	6	0	0	05/06/2029	No	05/06/2029	L(25),Def(91),O(4)	No
13	Both	SGFC	1	Kings Mountain Center	04/01/2024	05/01/2024	120	118	360	360	60	2	IO-Balloon	1	5	5	04/01/2029	No	04/01/2029	L(25),Grtr1%orYM(1),DeforGrtr1%orYM(89),O(5)	Yes
14	Both	RMF	1	The Falls In Hudson			120	118	0	0	120	2	Interest Only	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	No
15	Both	KeyBank	1	Alton Self Storage			120	119	0	0	120	1	Interest Only	1	5	5	05/01/2029	No	05/01/2029	L(25),Def(92),O(3)	No
16	Both	Barclays	1	4201 Connecticut Avenue Northwest			120	119	0	0	120	1	Interest Only	6	0	0	05/06/2029	No	05/06/2029	L(25),Def(91),O(4)	No
17	Both	Barclays	1	California Center	04/06/2021	05/06/2021	120	118	360	360	24	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(89),O(5)	No
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26			120	118	0	0	120	2	Interest Only	1	0	0	04/01/2029	No	04/01/2029	L(26),Def(90),O(4)	Yes
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN			120	118	0	0	120	2
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI			120	118	0	0	120	2
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX			120	118	0	0	120	2
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA			120	118	0	0	120	2
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX			120	118	0	0	120	2
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX			120	118	0	0	120	2
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH			120	118	0	0	120	2
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN			120	118	0	0	120	2
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA			120	118	0	0	120	2
18.10	Property	SGFC	1	CVS - Fayetteville, GA			120	118	0	0	120	2

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Partial IO Last IO Payment	Partial IO First P&I Payment	Original Term	Remaining Term	Original Amortization(10)	Remaining Amortization(10)	I/O Period	Seasoning	Amortization Type	Payment Date	Grace Period (Late Payment)(11)	Grace Period (Default)	Maturity/ARD Date	ARD Loan	Final Maturity Date	Prepayment Provisions(12)	Pari Passu (Y/N)
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA			120	118	0	0	120	2
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI			120	118	0	0	120	2
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA			120	118	0	0	120	2
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN			120	118	0	0	120	2
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH			120	118	0	0	120	2
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN			120	118	0	0	120	2
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX			120	118	0	0	120	2
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX			120	118	0	0	120	2
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN			120	118	0	0	120	2
19	Both	Barclays	1	Patuxent Crossing	04/06/2021	05/06/2021	120	118	360	360	24	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	Yes
20	Both	KeyBank	1	University Place	05/01/2022	06/01/2022	120	119	360	360	36	1	IO-Balloon	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(92),O(3)	No
21	Both	UBS AG	1	The Block Northway	03/06/2024	04/06/2024	120	117	360	360	60	3	IO-Balloon	6	0	0	03/06/2029	No	03/06/2029	L(27),Def(89),O(4)	Yes
22	Loan	RMF	4	Goodyear Portfolio			120	119	0	0	120	1	Interest Only	1	0	5	05/01/2029	No	05/01/2029	L(25),Def(91),O(4)	Yes
22.01	Property	RMF	1	Innovation Tech Center			120	119	0	0	120	1
22.02	Property	RMF	1	Research Center			120	119	0	0	120	1
22.03	Property	RMF	1	Tire Testing			120	119	0	0	120	1
22.04	Property	RMF	1	North Archwood			120	119	0	0	120	1
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24			120	113	0	0	120	7	Interest Only	1	0	0	11/01/2028	No	11/01/2028	L(31),Def(85),O(4)	Yes
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA			120	113	0	0	120	7
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN			120	113	0	0	120	7
23.03	Property	SGFC	1	Walgreens - Romeoville, IL			120	113	0	0	120	7
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA			120	113	0	0	120	7
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI			120	113	0	0	120	7
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM			120	113	0	0	120	7
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI			120	113	0	0	120	7
23.08	Property	SGFC	1	Walgreens - Oswego, IL			120	113	0	0	120	7
23.09	Property	SGFC	1	Walgreens - Waco, TX			120	113	0	0	120	7
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL			120	113	0	0	120	7
23.11	Property	SGFC	1	Walgreens - Austin, TX			120	113	0	0	120	7
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX			120	113	0	0	120	7
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH			120	113	0	0	120	7
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX			120	113	0	0	120	7
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL			120	113	0	0	120	7
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL			120	113	0	0	120	7
23.17	Property	SGFC	1	Dollar General - Lancaster, PA			120	113	0	0	120	7
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH			120	113	0	0	120	7
23.19	Property	SGFC	1	Dollar General - Herminie, PA			120	113	0	0	120	7
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL			120	113	0	0	120	7
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA			120	113	0	0	120	7
23.22	Property	SGFC	1	Dollar General - Mansfield, OH			120	113	0	0	120	7
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA			120	113	0	0	120	7
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH			120	113	0	0	120	7
24	Both	SGFC	1	Creekside Village Apartments			120	119	360	359	0	1	Balloon	1	0	0	05/01/2029	No	05/01/2029	L(60),Grtr1%orYM(56),O(4)	No
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	03/06/2021	04/06/2021	120	117	360	360	24	3	IO-Balloon	6	0	0	03/06/2029	No	03/06/2029	L(27),Def(89),O(4)	No
25.01	Property	Barclays	1	DentaQuest			120	117	360	360	24	3
25.02	Property	Barclays	1	Aurora Health Care			120	117	360	360	24	3
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio			120	113	360	353	0	7	Balloon	6	0	0	11/06/2028	No	11/06/2028	L(12),Grtr1%orYM(104),O(4)	Yes
27	Both	SGFC	1	600 Pine Avenue	02/01/2024	03/01/2024	120	116	360	360	60	4	IO-Balloon	1	0	0	02/01/2029	No	02/01/2029	L(60),Grtr1%orYM(56),O(4)	No
28	Both	Barclays	1	HGI Lubbock	03/06/2022	04/06/2022	120	117	360	360	36	3	IO-Balloon	6	0	0	03/06/2029	No	03/06/2029	L(27),Def(89),O(4)	No
29	Both	KeyBank	1	Carolina Beverage Group Building	11/01/2022	12/01/2022	120	113	360	360	48	7	IO-Balloon	1	0	0	11/01/2028	No	11/01/2028	L(31),Def(86),O(3)	No
30	Both	SGFC	1	TownePlace Suites Altamonte Springs			120	119	360	359	0	1	Balloon	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(91),O(4)	No
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	04/06/2021	05/06/2021	120	118	360	360	24	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	No
31.01	Property	Barclays	1	Harbourview North			120	118	360	360	24	2
31.02	Property	Barclays	1	Peninsula Town Center			120	118	360	360	24	2
32	Loan	UBS AG	186	ILPT Hawaii Portfolio			120	116	0	0	120	4	Interest Only	7	0	0	02/07/2029	No	02/07/2029	L(28),DeforGrtr1%orYM(85),O(7)	Yes
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	04/06/2021	05/06/2021	120	118	360	360	24	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(89),O(5)	Yes
33.01	Property	UBS AG	1	1 Fashion Way			120	118	360	360	24	2
33.02	Property	UBS AG	1	298 Henry Southern Drive			120	118	360	360	24	2
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy			120	118	360	360	24	2
33.04	Property	UBS AG	1	195 Henry Southern Drive			120	118	360	360	24	2
33.05	Property	UBS AG	1	370 Henry Southern Drive			120	118	360	360	24	2
33.06	Property	UBS AG	1	161 Prestige Drive			120	118	360	360	24	2
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District			120	116	360	356	0	4	Balloon	6	0	0	02/06/2029	No	02/06/2029	L(28),Def(88),O(4)	No
35	Both	Barclays	1	Sierra Springs Village			120	118	0	0	120	2	Interest Only	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	No
36	Both	SGFC	1	Christiana Mall			120	110	0	0	120	10	Interest Only	1	0	0	08/01/2028	No	08/01/2028	L(34),Def(79),O(7)	Yes
37	Both	KeyBank	1	Sangamon Center	05/01/2020	06/01/2020	120	119	360	360	12	1	IO-Balloon	1	0	5	05/01/2029	No	05/01/2029	L(25),Def(92),O(3)	No
38	Both	RMF	1	Fairfield Inn & Suites Dunn			120	118	360	358	0	2	Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	No
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	05/06/2021	06/06/2021	120	119	360	360	24	1	IO-Balloon	6	0	0	05/06/2029	No	05/06/2029	L(25),Def(91),O(4)	No
39.01	Property	UBS AG	1	Greentree Professional Center			120	119	360	360	24	1
39.02	Property	UBS AG	1	Presidential Court			120	119	360	360	24	1
39.03	Property	UBS AG	1	Corporate Court			120	119	360	360	24	1
39.04	Property	UBS AG	1	Concorde Business Park			120	119	360	360	24	1
39.05	Property	UBS AG	1	Houchin Business Park			120	119	360	360	24	1
40	Both	SGFC	1	North Attleboro Shopping Center	11/01/2020	12/01/2020	120	119	360	360	18	1	IO-Balloon	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(91),O(4)	No
41	Both	Barclays	1	Hampton Inn - Wausau, WI			120	118	360	358	0	2	Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	No
42	Both	RMF	1	Townline Self Storage	04/06/2022	05/06/2022	120	118	360	360	36	2	IO-Balloon	6	0	0	04/06/2029	No	04/06/2029	L(26),Def(90),O(4)	No
43	Both	SGFC	1	Holiday Inn Express Gatesville			120	117	300	297	0	3	Balloon	1	5	5	03/01/2029	No	03/01/2029	L(27),Def(89),O(4)	No
44	Both	SGFC	1	Safeway La Grande			120	119	0	0	120	1	Interest Only	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(90),O(5)	No
45	Both	SGFC	1	Town Plaza Leesville			120	119	360	359	0	1	Balloon	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(88),O(7)	No
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest			120	119	300	299	0	1	Balloon	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(91),O(4)	No
47	Both	KeyBank	1	Hampton Inn - Santa Rosa			120	119	300	299	0	1	Balloon	1	0	0	05/01/2029	No	05/01/2029	L(25),Def(92),O(3)	No
48	Both	SGFC	1	Best Western Long Beach Inn			120	116	360	356	0	4	Balloon	1	0	0	02/01/2029	No	02/01/2029	L(28),Def(88),O(4)	No
49	Both	RMF	1	Baymont Inn & Suites Green Bay			120	119	300	299	0	1	Balloon	6	0	0	05/06/2029	No	05/06/2029	L(25),Def(91),O(4)	No
50	Both	Natixis	1	123 Whiting Street			120	116	360	356	0	4	Balloon	5	0	0	02/05/2029	No	02/05/2029	L(28),DeforGrtr1%orYM(89),O(3)	No

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Pari Passu Note Control (Y/N)	Original Balance Piece In Trust ($)	Original Balance Piece Non-Trust ($)	Total Original Balance Pari Passu Debt ($)	Total Current Balance Pari Passu Debt ($)	Additional Debt Permitted (Y/N)(13)	Additional Debt Exist (Y/N)(13)	Additional Debt Type(s)(13)	Additional Debt Current Balance ($)	Additional Debt Interest Rate %	Total Debt Current Balance ($)	Total Debt UW NCF DSCR (x)	Total Debt Current LTV (%)
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II	Yes	57,200,000	46,800,000	104,000,000	104,000,000	No	No	NAP	NAP	NAP	104,000,000	1.74	59.4%
1.01	Property	KeyBank	1	Nantucket
1.02	Property	KeyBank	1	Plantation
1.03	Property	KeyBank	1	Pollock
1.04	Property	KeyBank	1	Silverado Ranch
1.05	Property	KeyBank	1	Myrtle Beach - Jesse
1.06	Property	KeyBank	1	Port St. Lucie
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond
1.08	Property	KeyBank	1	Sahara
1.09	Property	KeyBank	1	Fort Pierce
1.10	Property	KeyBank	1	Sonoma
2	Loan	Natixis	4	Vanguard Portfolio	Yes	55,000,000	61,842,500	116,842,500	116,842,500	No	Yes	B-Note	12,982,500	9.05000	129,825,000	1.68	68.6%
2.01	Property	Natixis	1	425 Old Morehall Road
2.02	Property	Natixis	1	1001 Cedar Hollow Road
2.03	Property	Natixis	1	50 Morehall Road
2.04	Property	Natixis	1	60 Morehall Road
3	Loan	SGFC	16	GNL Industrial Portfolio	No	48,750,000	48,750,000	97,500,000	97,500,000	No	No	NAP	NAP	NAP	97,500,000	1.98	65.0%
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio
3.02	Property	SGFC	1	Rubbermaid - Akron
3.03	Property	SGFC	1	Bush Industries - Jamestown
3.04	Property	SGFC	1	Chemours - Pass Christian
3.05	Property	SGFC	1	Wolverine - Howard City
3.06	Property	SGFC	1	FedEx Freight - Greenville
3.07	Property	SGFC	1	Diebold - North Canton
3.08	Property	SGFC	1	FedEx Freight - Blackfoot
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids
3.11	Property	SGFC	1	XPO Logistics - Aurora
3.12	Property	SGFC	1	XPO Logistics - Salina
3.13	Property	SGFC	1	XPO Logistics - Riverton
3.14	Property	SGFC	1	XPO Logistics - Waite Park
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville
3.16	Property	SGFC	1	XPO Logistics - Vincennes
4	Loan	SGFC	4	SWVP Portfolio	Yes	45,000,000	155,000,000	200,000,000	200,000,000	No	No	NAP	NAP	NAP	200,000,000	2.04	59.6%
4.01	Property	SGFC	1	InterContinental
4.02	Property	SGFC	1	DoubleTree Sunrise
4.03	Property	SGFC	1	DoubleTree Charlotte
4.04	Property	SGFC	1	DoubleTree RTP
5	Both	Barclays	1	Renaissance Fort Lauderdale	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
6	Both	Barclays	1	ATRIA Corporate Center	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	Yes	41,000,000	30,000,000	71,000,000	71,000,000	Yes	No	Future Unsecured Loan	NAP	NAP	71,000,000	1.63	57.8%
7.01	Property	Barclays	1	67650 East Ramon Road
7.02	Property	Barclays	1	2700 Poplar Avenue
7.03	Property	Barclays	1	1400 South Gene Autry Trail
7.04	Property	Barclays	1	3686 Old Germantown Road
7.05	Property	Barclays	1	500 Radio Road
7.06	Property	Barclays	1	9275 Macon Road
7.07	Property	Barclays	1	72500 Varner Road
7.08	Property	Barclays	1	22075 Highway 18
7.09	Property	Barclays	1	3040 Austin Peay Highway
7.10	Property	Barclays	1	18690 Highway 18
7.11	Property	Barclays	1	1700 US Highway 75
7.12	Property	Barclays	1	1720 Loy Lake Road
7.13	Property	Barclays	1	6140 East Shelby Drive
7.14	Property	Barclays	1	6017 Interstate 30
7.15	Property	Barclays	1	7777 Moriarty Road
7.16	Property	Barclays	1	8123 Wesley Street
7.17	Property	Barclays	1	2922 South 5th Court
7.18	Property	Barclays	1	3577 New Getwell Road
7.19	Property	Barclays	1	5141 American Way
7.20	Property	Barclays	1	6390 Winchester Road
7.21	Property	Barclays	1	4705 Winchester Road
8	Both	Natixis	1	NEMA San Francisco	No	35,000,000	170,000,000	205,000,000	205,000,000	No	Yes	A-B Note; B-1 Note; B-2 Note	179,000,000	4.98091057430983	384,000,000	1.15	70.6%
9	Both	SGFC	1	787 Eleventh Avenue	No	30,000,000	145,000,000	175,000,000	175,000,000	No	Yes	A-2 Note ($117,500,000)/B-Note ($117,500,000)	235,000,000	5.31487042735043	410,000,000	1.17	63.1%
10	Both	UBS AG	1	The Colonnade Office Complex	No	30,000,000	75,000,000	105,000,000	105,000,000	No	Yes	B-Note ($55,000,000)/C-Note ($63,000,000)/Mezzanine Loan ($17,000,000)	135,000,000	6.66933333333333	240,000,000	1.35	69.0%
11	Loan	UBS AG	10	Wolverine Portfolio	Yes	30,000,000	29,000,000	59,000,000	59,000,000	Yes	No	Future Mezzanine Loan	NAP	NAP	59,000,000	1.29	69.8%
11.01	Property	UBS AG	1	Apple Tree Estates
11.02	Property	UBS AG	1	South Lyon
11.03	Property	UBS AG	1	Metro Commons
11.04	Property	UBS AG	1	Brighton Village
11.05	Property	UBS AG	1	College Heights
11.06	Property	UBS AG	1	Hillcrest
11.07	Property	UBS AG	1	Royal Village
11.08	Property	UBS AG	1	Fernwood
11.09	Property	UBS AG	1	Satellite Bay
11.10	Property	UBS AG	1	Chalet Village
12	Both	Barclays	1	DoubleTree Colorado Springs	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
13	Both	SGFC	1	Kings Mountain Center	Yes	25,000,000	17,000,000	42,000,000	42,000,000	No	No	NAP	NAP	NAP	42,000,000	1.75	56.0%
14	Both	RMF	1	The Falls In Hudson	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
15	Both	KeyBank	1	Alton Self Storage	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
17	Both	Barclays	1	California Center	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26	No	20,000,000	35,000,000	55,000,000	55,000,000	No	No	NAP	NAP	NAP	55,000,000	1.92	61.7%
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA
18.10	Property	SGFC	1	CVS - Fayetteville, GA

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Pari Passu Note Control (Y/N)	Original Balance Piece In Trust ($)	Original Balance Piece Non-Trust ($)	Total Original Balance Pari Passu Debt ($)	Total Current Balance Pari Passu Debt ($)	Additional Debt Permitted (Y/N)(13)	Additional Debt Exist (Y/N)(13)	Additional Debt Type(s)(13)	Additional Debt Current Balance ($)	Additional Debt Interest Rate %	Total Debt Current Balance ($)	Total Debt UW NCF DSCR (x)	Total Debt Current LTV (%)
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN
19	Both	Barclays	1	Patuxent Crossing	Yes	20,000,000	16,575,000	36,575,000	36,575,000	No	No	NAP	NAP	NAP	36,575,000	1.56	74.9%
20	Both	KeyBank	1	University Place	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
21	Both	UBS AG	1	The Block Northway	Yes	17,000,000	67,000,000	84,000,000	84,000,000	No	No	NAP	NAP	NAP	84,000,000	1.40	68.6%
22	Loan	RMF	4	Goodyear Portfolio	No	16,000,000	34,500,000	50,500,000	50,500,000	No	Yes	B-Note	9,861,676	See Amort Schedule	60,361,676	1.38	68.4%
22.01	Property	RMF	1	Innovation Tech Center
22.02	Property	RMF	1	Research Center
22.03	Property	RMF	1	Tire Testing
22.04	Property	RMF	1	North Archwood
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24	No	15,000,000	39,165,000	54,165,000	54,165,000	No	No	NAP	NAP	NAP	54,165,000	2.04	62.0%
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN
23.03	Property	SGFC	1	Walgreens - Romeoville, IL
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI
23.08	Property	SGFC	1	Walgreens - Oswego, IL
23.09	Property	SGFC	1	Walgreens - Waco, TX
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL
23.11	Property	SGFC	1	Walgreens - Austin, TX
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL
23.17	Property	SGFC	1	Dollar General - Lancaster, PA
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH
23.19	Property	SGFC	1	Dollar General - Herminie, PA
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA
23.22	Property	SGFC	1	Dollar General - Mansfield, OH
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH
24	Both	SGFC	1	Creekside Village Apartments	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	NAP					Yes	No	Future Mezzanine Loan	NAP	NAP	NAP	NAP	NAP
25.01	Property	Barclays	1	DentaQuest
25.02	Property	Barclays	1	Aurora Health Care
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	No	14,500,000	166,000,000	180,500,000	179,206,759	No	No	NAP	NAP	NAP	179,206,759	1.59	55.1%
27	Both	SGFC	1	600 Pine Avenue	NAP					Yes	No	Future Mezzanine Loan	NAP	NAP	NAP	NAP	NAP
28	Both	Barclays	1	HGI Lubbock	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
29	Both	KeyBank	1	Carolina Beverage Group Building	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property	Barclays	1	Harbourview North
31.02	Property	Barclays	1	Peninsula Town Center
32	Loan	UBS AG	186	ILPT Hawaii Portfolio	No	10,000,000	640,000,000	650,000,000	650,000,000	No	No	NAP	NAP	NAP	650,000,000	2.40	45.2%
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	No	10,000,000	31,690,000	41,690,000	41,690,000	No	No	NAP	NAP	NAP	41,690,000	1.73	65.6%
33.01	Property	UBS AG	1	1 Fashion Way
33.02	Property	UBS AG	1	298 Henry Southern Drive
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy
33.04	Property	UBS AG	1	195 Henry Southern Drive
33.05	Property	UBS AG	1	370 Henry Southern Drive
33.06	Property	UBS AG	1	161 Prestige Drive
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
35	Both	Barclays	1	Sierra Springs Village	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
36	Both	SGFC	1	Christiana Mall	No	9,704,000	328,296,000	338,000,000	338,000,000	Yes	Yes	B-Note/Future Mezzanine Loan	212,000,000	4.27750	550,000,000	1.93	52.9%
37	Both	KeyBank	1	Sangamon Center	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
38	Both	RMF	1	Fairfield Inn & Suites Dunn	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
39.01	Property	UBS AG	1	Greentree Professional Center
39.02	Property	UBS AG	1	Presidential Court
39.03	Property	UBS AG	1	Corporate Court
39.04	Property	UBS AG	1	Concorde Business Park
39.05	Property	UBS AG	1	Houchin Business Park
40	Both	SGFC	1	North Attleboro Shopping Center	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
41	Both	Barclays	1	Hampton Inn - Wausau, WI	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
42	Both	RMF	1	Townline Self Storage	NAP					Yes	No	Future Mezzanine Loan	NAP	NAP	NAP	NAP	NAP
43	Both	SGFC	1	Holiday Inn Express Gatesville	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
44	Both	SGFC	1	Safeway La Grande	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
45	Both	SGFC	1	Town Plaza Leesville	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
48	Both	SGFC	1	Best Western Long Beach Inn	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
49	Both	RMF	1	Baymont Inn & Suites Green Bay	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP
50	Both	Natixis	1	123 Whiting Street	NAP					No	No	NAP	NAP	NAP	NAP	NAP	NAP

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Total Debt UW NOI Debt Yield (%)	Current U/W NOI Debt Yield (%)	Current U/W NCF Debt Yield (%)	U/W NOI DSCR (x)(14)	U/W NCF DSCR (x)(14)	U/W Economic Occupancy (%)	U/W Revenues ($)(15)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Capital Items ($)(16)	U/W Net Cash Flow ($)
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II	8.9%	8.9%	8.8%	1.75	1.74	88.1%	13,234,845	3,986,726	9,248,119	96,115	9,152,004
1.01	Property	KeyBank	1	Nantucket						88.4%	2,779,734	633,654	2,146,080	11,181	2,134,899
1.02	Property	KeyBank	1	Plantation						87.7%	2,008,624	624,317	1,384,307	10,662	1,373,645
1.03	Property	KeyBank	1	Pollock						82.8%	1,236,486	342,159	894,327	10,661	883,666
1.04	Property	KeyBank	1	Silverado Ranch						82.9%	1,189,408	290,149	899,259	10,799	888,460
1.05	Property	KeyBank	1	Myrtle Beach - Jesse						91.9%	1,167,253	290,613	876,640	11,246	865,394
1.06	Property	KeyBank	1	Port St. Lucie						91.5%	1,191,145	588,466	602,679	8,598	594,081
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond						90.7%	948,656	274,603	674,053	9,038	665,014
1.08	Property	KeyBank	1	Sahara						87.7%	922,547	303,420	619,127	9,171	609,956
1.09	Property	KeyBank	1	Fort Pierce						88.3%	982,310	366,758	615,552	10,229	605,323
1.10	Property	KeyBank	1	Sonoma						91.7%	808,682	272,586	536,096	4,530	531,566
2	Loan	Natixis	4	Vanguard Portfolio	9.0%	10.1%	10.0%	2.04	2.03	95.0%	13,837,018	2,090,411	11,746,607	85,299	11,661,308
2.01	Property	Natixis	1	425 Old Morehall Road						95.0%	5,287,296	858,753	4,428,543	30,249	4,398,295
2.02	Property	Natixis	1	1001 Cedar Hollow Road						95.0%	3,285,766	513,296	2,772,470	19,950	2,752,520
2.03	Property	Natixis	1	50 Morehall Road						95.0%	2,623,142	359,005	2,264,137	17,550	2,246,587
2.04	Property	Natixis	1	60 Morehall Road						95.0%	2,640,814	359,358	2,281,456	17,550	2,263,906
3	Loan	SGFC	16	GNL Industrial Portfolio	9.8%	9.8%	9.0%	2.16	1.98	95.0%	13,786,508	4,190,341	9,596,167	787,901	8,808,266
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio						95.0%	2,332,456	787,427	1,545,029	83,180	1,461,850
3.02	Property	SGFC	1	Rubbermaid - Akron						95.0%	1,815,686	379,093	1,436,593	160,061	1,276,531
3.03	Property	SGFC	1	Bush Industries - Jamestown						95.0%	2,217,787	979,841	1,237,947	175,912	1,062,035
3.04	Property	SGFC	1	Chemours - Pass Christian						95.0%	1,611,092	482,077	1,129,015	81,067	1,047,948
3.05	Property	SGFC	1	Wolverine - Howard City						95.0%	1,805,273	603,964	1,201,308	74,191	1,127,117
3.06	Property	SGFC	1	FedEx Freight - Greenville						95.0%	756,849	83,462	673,386	29,880	643,507
3.07	Property	SGFC	1	Diebold - North Canton						95.0%	992,445	258,903	733,542	80,149	653,393
3.08	Property	SGFC	1	FedEx Freight - Blackfoot						95.0%	475,795	80,409	395,386	18,387	376,999
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village						95.0%	609,886	196,321	413,566	25,000	388,566
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids						95.0%	267,773	88,840	178,933	11,602	167,330
3.11	Property	SGFC	1	XPO Logistics - Aurora						95.0%	196,897	46,331	150,566	7,456	143,110
3.12	Property	SGFC	1	XPO Logistics - Salina						95.0%	228,450	52,479	175,972	10,986	164,986
3.13	Property	SGFC	1	XPO Logistics - Riverton						95.0%	120,119	33,010	87,109	6,374	80,736
3.14	Property	SGFC	1	XPO Logistics - Waite Park						95.0%	139,481	61,777	77,703	8,868	68,836
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville						95.0%	126,761	32,986	93,776	10,390	83,386
3.16	Property	SGFC	1	XPO Logistics - Vincennes						95.0%	89,757	23,421	66,336	4,398	61,938
4	Loan	SGFC	4	SWVP Portfolio	11.9%	11.9%	10.2%	2.37	2.04	80.3%	67,719,285	43,853,764	23,865,520	3,385,964	20,479,556
4.01	Property	SGFC	1	InterContinental						78.7%	32,072,057	20,123,933	11,948,124	1,603,603	10,344,521
4.02	Property	SGFC	1	DoubleTree Sunrise						87.2%	14,545,812	9,838,315	4,707,496	727,291	3,980,206
4.03	Property	SGFC	1	DoubleTree Charlotte						80.5%	10,331,719	6,558,669	3,773,050	516,586	3,256,464
4.04	Property	SGFC	1	DoubleTree RTP						76.1%	10,769,697	7,332,847	3,436,850	538,485	2,898,365
5	Both	Barclays	1	Renaissance Fort Lauderdale	NAP	13.2%	11.3%	2.68	2.29	82.4%	16,182,736	10,601,013	5,581,723	809,137	4,772,586
6	Both	Barclays	1	ATRIA Corporate Center	NAP	12.1%	10.5%	1.90	1.65	89.5%	9,023,275	4,022,076	5,001,200	677,951	4,323,248
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	9.7%	9.7%	9.5%	1.67	1.63	81.7%	13,394,162	6,494,187	6,899,975	147,518	6,752,457
7.01	Property	Barclays	1	67650 East Ramon Road						80.5%	1,235,742	466,734	769,008	12,073	756,935
7.02	Property	Barclays	1	2700 Poplar Avenue						77.9%	1,165,091	512,376	652,715	9,285	643,431
7.03	Property	Barclays	1	1400 South Gene Autry Trail						79.6%	806,807	350,377	456,430	7,288	449,143
7.04	Property	Barclays	1	3686 Old Germantown Road						87.2%	781,875	306,728	475,147	10,891	464,257
7.05	Property	Barclays	1	500 Radio Road						79.2%	761,371	343,718	417,653	6,477	411,176
7.06	Property	Barclays	1	9275 Macon Road						85.3%	712,243	298,472	413,771	6,790	406,981
7.07	Property	Barclays	1	72500 Varner Road						74.4%	776,903	374,750	402,153	7,486	394,667
7.08	Property	Barclays	1	22075 Highway 18						83.3%	682,440	272,099	410,341	7,357	402,985
7.09	Property	Barclays	1	3040 Austin Peay Highway						93.3%	803,285	409,779	393,506	7,189	386,318
7.10	Property	Barclays	1	18690 Highway 18						86.9%	674,746	285,880	388,866	6,176	382,691
7.11	Property	Barclays	1	1700 US Highway 75						88.3%	595,729	245,411	350,318	4,863	345,455
7.12	Property	Barclays	1	1720 Loy Lake Road						83.9%	579,738	256,144	323,594	5,510	318,084
7.13	Property	Barclays	1	6140 East Shelby Drive						77.3%	641,778	356,289	285,489	10,768	274,721
7.14	Property	Barclays	1	6017 Interstate 30						88.1%	519,743	261,920	257,823	5,959	251,865
7.15	Property	Barclays	1	7777 Moriarty Road						82.1%	482,489	231,357	251,132	5,433	245,700
7.16	Property	Barclays	1	8123 Wesley Street						86.6%	383,107	200,406	182,701	4,510	178,191
7.17	Property	Barclays	1	2922 South 5th Court						80.5%	495,011	311,809	183,202	5,870	177,332
7.18	Property	Barclays	1	3577 New Getwell Road						72.2%	454,788	344,204	110,584	9,636	100,947
7.19	Property	Barclays	1	5141 American Way						93.7%	314,966	229,355	85,611	4,040	81,571
7.20	Property	Barclays	1	6390 Winchester Road						75.4%	239,936	185,975	53,961	3,889	50,072
7.21	Property	Barclays	1	4705 Winchester Road						65.3%	286,374	250,405	35,969	6,032	29,937
8	Both	Natixis	1	NEMA San Francisco	5.5%	10.3%	10.2%	2.29	2.27	94.0%	35,118,992	13,967,383	21,151,609	178,684	20,972,925
9	Both	SGFC	1	787 Eleventh Avenue	6.2%	14.4%	13.8%	3.14	3.01	88.2%	33,408,153	8,150,648	25,257,505	1,078,640	24,178,865
10	Both	UBS AG	1	The Colonnade Office Complex	8.4%	19.1%	17.9%	4.13	3.87	91.0%	33,260,523	13,191,074	20,069,449	1,228,129	18,841,320
11	Loan	UBS AG	10	Wolverine Portfolio	8.4%	8.4%	8.2%	1.31	1.29	78.0%	8,308,685	3,371,488	4,937,197	82,450	4,854,747
11.01	Property	UBS AG	1	Apple Tree Estates						87.9%	1,316,317	422,588	893,729	11,900	881,829
11.02	Property	UBS AG	1	South Lyon						84.3%	1,278,319	394,679	883,640	10,550	873,090
11.03	Property	UBS AG	1	Metro Commons						79.5%	1,244,339	525,134	719,205	11,350	707,855
11.04	Property	UBS AG	1	Brighton Village						83.7%	1,059,662	389,113	670,549	9,650	660,899
11.05	Property	UBS AG	1	College Heights						84.7%	887,313	366,992	520,321	8,050	512,271
11.06	Property	UBS AG	1	Hillcrest						68.9%	623,747	286,985	336,762	7,500	329,262
11.07	Property	UBS AG	1	Royal Village						45.3%	651,378	360,308	291,070	11,650	279,420
11.08	Property	UBS AG	1	Fernwood						74.6%	410,381	191,833	218,548	4,600	213,948
11.09	Property	UBS AG	1	Satellite Bay						92.5%	446,245	227,109	219,136	4,150	214,986
11.10	Property	UBS AG	1	Chalet Village						94.5%	390,984	206,746	184,238	3,050	181,188
12	Both	Barclays	1	DoubleTree Colorado Springs	NAP	16.0%	13.7%	2.50	2.15	75.0%	15,050,794	10,745,142	4,305,652	602,032	3,703,620
13	Both	SGFC	1	Kings Mountain Center	11.5%	11.5%	10.8%	1.86	1.75	95.0%	5,559,153	713,240	4,845,913	290,250	4,555,663
14	Both	RMF	1	The Falls In Hudson	NAP	8.4%	8.3%	1.55	1.53	95.0%	2,939,944	919,141	2,020,803	23,200	1,997,603
15	Both	KeyBank	1	Alton Self Storage	NAP	8.8%	8.8%	2.00	1.98	93.5%	2,715,443	862,013	1,853,430	15,520	1,837,911
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	NAP	9.2%	8.4%	1.94	1.76	95.0%	3,229,300	1,291,762	1,937,538	179,718	1,757,820
17	Both	Barclays	1	California Center	NAP	10.7%	9.3%	1.66	1.44	89.0%	3,553,810	1,355,930	2,197,881	299,844	1,898,037
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26	9.3%	9.3%	8.9%	2.00	1.92	95.0%	5,336,942	229,205	5,107,737	198,572	4,909,165
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN						95.0%	1,053,930	31,618	1,022,312	67,435	954,877
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI						95.0%	736,315	22,089	714,226	54,361	659,865
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX						95.0%	433,190	13,780	419,410	17,362	402,048
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA						95.0%	384,750	11,543	373,208	0	373,208
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX						95.0%	310,018	10,085	299,934	17,362	282,572
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX						95.0%	305,506	9,165	296,341	17,544	278,797
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH						95.0%	299,535	8,986	290,549	3,059	287,490
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN						95.0%	276,450	8,294	268,157	0	268,157
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA						95.0%	263,150	7,895	255,256	0	255,256
18.10	Property	SGFC	1	CVS - Fayetteville, GA						95.0%	194,061	5,822	188,239	0	188,239

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Total Debt UW NOI Debt Yield (%)	Current U/W NOI Debt Yield (%)	Current U/W NCF Debt Yield (%)	U/W NOI DSCR (x)(14)	U/W NCF DSCR (x)(14)	U/W Economic Occupancy (%)	U/W Revenues ($)(15)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Capital Items ($)(16)	U/W Net Cash Flow ($)
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA						95.0%	199,500	6,663	192,837	15,278	177,559
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI						95.0%	147,250	4,418	142,833	2,477	140,355
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA						95.0%	129,819	20,787	109,033	2,160	106,873
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN						95.0%	111,454	5,152	106,302	1,535	104,768
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH						95.0%	107,290	8,638	98,651	0	98,651
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN						95.0%	93,725	3,335	90,390	0	90,390
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX						95.0%	99,242	15,718	83,524	0	83,524
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX						95.0%	100,359	20,160	80,198	0	80,198
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN						95.0%	91,398	15,060	76,338	0	76,338
19	Both	Barclays	1	Patuxent Crossing	10.7%	10.7%	9.6%	1.74	1.56	93.0%	6,367,530	2,462,340	3,905,191	388,027	3,517,164
20	Both	KeyBank	1	University Place	NAP	11.2%	10.2%	1.77	1.62	94.6%	2,689,149	579,162	2,109,987	175,215	1,934,772
21	Both	UBS AG	1	The Block Northway	9.0%	9.0%	8.9%	1.42	1.40	90.5%	10,158,112	2,801,534	7,356,578	67,011	7,289,568
22	Loan	RMF	4	Goodyear Portfolio	9.3%	11.1%	11.1%	2.22	2.22	98.0%	5,788,853	173,666	5,615,187	0	5,615,187
22.01	Property	RMF	1	Innovation Tech Center
22.02	Property	RMF	1	Research Center
22.03	Property	RMF	1	Tire Testing
22.04	Property	RMF	1	North Archwood
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24	9.5%	9.5%	9.4%	2.07	2.04	96.3%	5,625,154	462,350	5,162,804	70,607	5,092,198
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA						97.0%	557,944	22,406	535,538	0	535,538
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN						97.0%	479,694	20,437	459,257	0	459,257
23.03	Property	SGFC	1	Walgreens - Romeoville, IL						97.0%	344,350	10,331	334,020	1,475	332,544
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA						95.0%	321,860	9,656	312,204	1,500	310,704
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI						97.0%	315,564	9,467	306,097	0	306,097
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM						95.0%	289,751	10,319	279,432	3,043	276,388
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI						97.0%	281,261	8,438	272,823	1,505	271,319
23.08	Property	SGFC	1	Walgreens - Oswego, IL						97.0%	276,760	10,123	266,638	1,501	265,137
23.09	Property	SGFC	1	Walgreens - Waco, TX						97.0%	261,900	7,857	254,043	1,381	252,662
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL						95.0%	254,600	9,608	244,992	1,904	243,088
23.11	Property	SGFC	1	Walgreens - Austin, TX						95.0%	232,750	6,983	225,768	11,061	214,707
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX						95.0%	240,240	9,801	230,439	11,096	219,343
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH						95.0%	209,000	8,121	200,879	1,903	198,977
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX						97.0%	203,222	6,097	197,126	7,208	189,918
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL						97.0%	158,122	4,744	153,378	0	153,378
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL						95.0%	193,069	54,023	139,046	6,993	132,054
23.17	Property	SGFC	1	Dollar General - Lancaster, PA						97.0%	111,915	8,293	103,622	0	103,622
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH						97.0%	102,121	4,092	98,029	3,603	94,426
23.19	Property	SGFC	1	Dollar General - Herminie, PA						97.0%	115,956	15,949	100,007	0	100,007
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL						95.0%	134,188	27,176	107,012	7,938	99,074
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA						97.0%	132,217	40,529	91,688	0	91,688
23.22	Property	SGFC	1	Dollar General - Mansfield, OH						97.0%	129,738	43,892	85,846	0	85,846
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA						97.0%	140,764	62,133	78,631	718	77,914
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH						97.0%	138,168	51,878	86,290	7,780	78,510
24	Both	SGFC	1	Creekside Village Apartments	NAP	9.4%	9.2%	1.53	1.49	90.3%	3,528,491	2,142,425	1,386,066	35,640	1,350,426
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	NAP	11.5%	10.1%	1.81	1.58	95.0%	2,942,595	1,256,696	1,685,899	210,714	1,475,185
25.01	Property	Barclays	1	DentaQuest						95.0%	1,697,183	741,011	956,172	110,324	845,849
25.02	Property	Barclays	1	Aurora Health Care						95.0%	1,245,412	515,685	729,727	100,391	629,336
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	11.8%	11.8%	11.2%	1.68	1.59	95.0%	27,234,364	6,069,986	21,164,378	1,161,636	20,002,741
27	Both	SGFC	1	600 Pine Avenue	NAP	11.7%	11.1%	1.85	1.76	95.0%	2,033,851	395,267	1,638,584	86,934	1,551,650
28	Both	Barclays	1	HGI Lubbock	NAP	14.2%	12.5%	2.21	1.96	84.5%	5,451,597	3,531,113	1,920,484	218,064	1,702,421
29	Both	KeyBank	1	Carolina Beverage Group Building	NAP	9.6%	9.0%	1.49	1.39	95.0%	1,370,115	241,222	1,128,893	71,203	1,057,690
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	NAP	12.6%	11.3%	1.95	1.75	80.7%	3,624,697	2,219,088	1,405,609	144,988	1,260,621
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	NAP	9.7%	9.1%	1.51	1.41	95.0%	1,341,777	329,533	1,012,244	68,019	944,225
31.01	Property	Barclays	1	Harbourview North						95.0%	760,497	176,010	584,487	37,045	547,443
31.02	Property	Barclays	1	Peninsula Town Center						95.0%	581,280	153,523	427,757	30,975	396,782
32	Loan	UBS AG	186	ILPT Hawaii Portfolio	10.6%	10.6%	10.5%	2.42	2.40	100.0%	86,985,222	18,221,433	68,763,789	557,900	68,205,889
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	11.8%	11.8%	10.9%	1.87	1.73	95.0%	5,053,814	151,614	4,902,200	361,521	4,540,678
33.01	Property	UBS AG	1	1 Fashion Way
33.02	Property	UBS AG	1	298 Henry Southern Drive
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy
33.04	Property	UBS AG	1	195 Henry Southern Drive
33.05	Property	UBS AG	1	370 Henry Southern Drive
33.06	Property	UBS AG	1	161 Prestige Drive
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	NAP	12.7%	11.1%	1.88	1.65	80.2%	3,877,136	2,612,188	1,264,949	155,085	1,109,863
35	Both	Barclays	1	Sierra Springs Village	NAP	7.8%	7.7%	1.50	1.48	96.4%	1,313,811	544,208	769,603	7,250	762,353
36	Both	SGFC	1	Christiana Mall	8.5%	13.8%	13.6%	3.19	3.15	96.8%	56,260,022	9,514,932	46,745,090	640,526	46,104,564
37	Both	KeyBank	1	Sangamon Center	NAP	13.3%	11.9%	2.13	1.90	90.6%	1,691,431	531,476	1,159,955	124,293	1,035,663
38	Both	RMF	1	Fairfield Inn & Suites Dunn	NAP	12.3%	11.1%	1.91	1.72	82.4%	2,528,952	1,521,630	1,007,322	101,158	906,164
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	NAP	11.7%	10.4%	1.78	1.59	95.8%	1,454,892	554,994	899,899	98,024	801,875
39.01	Property	UBS AG	1	Greentree Professional Center						100.0%	693,789	239,819	453,970	40,821	413,149
39.02	Property	UBS AG	1	Presidential Court						100.0%	262,205	96,705	165,500	19,932	145,568
39.03	Property	UBS AG	1	Corporate Court						76.9%	240,182	112,837	127,345	23,863	103,483
39.04	Property	UBS AG	1	Concorde Business Park						100.0%	171,317	57,352	113,966	7,825	106,141
39.05	Property	UBS AG	1	Houchin Business Park						100.0%	87,399	48,282	39,118	5,583	33,535
40	Both	SGFC	1	North Attleboro Shopping Center	NAP	9.0%	8.5%	1.35	1.28	88.4%	906,372	231,774	674,598	38,028	636,570
41	Both	Barclays	1	Hampton Inn - Wausau, WI	NAP	14.6%	12.9%	2.22	1.96	68.5%	2,827,374	1,856,082	971,292	113,095	858,197
42	Both	RMF	1	Townline Self Storage	NAP	8.9%	8.8%	1.40	1.38	87.6%	952,940	360,745	592,195	8,897	583,299
43	Both	SGFC	1	Holiday Inn Express Gatesville	NAP	15.4%	13.9%	2.08	1.88	76.5%	2,018,436	1,146,433	872,003	80,737	791,266
44	Both	SGFC	1	Safeway La Grande	NAP	9.2%	9.1%	1.79	1.77	95.0%	709,444	205,843	503,602	5,628	497,973
45	Both	SGFC	1	Town Plaza Leesville	NAP	13.3%	12.0%	2.10	1.89	92.3%	964,197	237,736	726,461	71,900	654,561
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	NAP	14.7%	13.2%	2.09	1.87	68.7%	1,824,105	1,124,890	699,215	72,964	626,251
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	NAP	17.3%	15.7%	2.39	2.15	80.6%	1,899,845	1,120,405	779,440	75,994	703,446
48	Both	SGFC	1	Best Western Long Beach Inn	NAP	13.6%	12.3%	1.91	1.73	62.3%	1,469,758	860,411	609,347	58,790	550,556
49	Both	RMF	1	Baymont Inn & Suites Green Bay	NAP	15.4%	13.9%	2.10	1.89	58.0%	1,216,188	723,940	492,248	48,648	443,601
50	Both	Natixis	1	123 Whiting Street	NAP	13.0%	10.1%	1.81	1.41	87.9%	544,341	202,738	341,602	75,779	265,824

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HISTORICAL FINANCIALS(17)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	As of	2018 Revenues ($)	2018 Expenses ($)	2018 NOI ($)	2017 Revenues ($)	2017 Expenses ($)	2017 NOI ($)	2016 Revenues ($)	2016 Expenses ($)	2016 NOI ($)	Title Type(18)	Ground Lease Expiration	Ground Lease Extension Terms
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II	NAV	NAV	NAV	NAV	13,257,104	3,815,255	9,441,849	10,615,278	3,311,727	7,303,551				Fee
1.01	Property	KeyBank	1	Nantucket	NAV	NAV	NAV	NAV	2,779,734	524,532	2,255,202	983,717	151,344	832,373				Fee
1.02	Property	KeyBank	1	Plantation	NAV	NAV	NAV	NAV	2,008,624	617,859	1,390,765	2,062,124	610,891	1,451,233				Fee
1.03	Property	KeyBank	1	Pollock	NAV	NAV	NAV	NAV	1,258,745	331,595	927,150	1,074,248	296,858	777,390				Fee
1.04	Property	KeyBank	1	Silverado Ranch	NAV	NAV	NAV	NAV	1,189,408	287,142	902,266	1,058,294	274,847	783,447				Fee
1.05	Property	KeyBank	1	Myrtle Beach - Jesse	NAV	NAV	NAV	NAV	1,167,253	283,609	883,644	1,092,115	292,635	799,480				Fee
1.06	Property	KeyBank	1	Port St. Lucie	NAV	NAV	NAV	NAV	1,191,145	571,716	619,429	1,108,000	562,782	545,218				Fee
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond	NAV	NAV	NAV	NAV	948,656	268,348	680,308	924,420	266,226	658,194				Fee
1.08	Property	KeyBank	1	Sahara	NAV	NAV	NAV	NAV	922,547	300,580	621,967	852,843	265,827	587,016				Fee
1.09	Property	KeyBank	1	Fort Pierce	NAV	NAV	NAV	NAV	982,310	360,634	621,676	813,092	347,009	466,083				Fee
1.10	Property	KeyBank	1	Sonoma	NAV	NAV	NAV	NAV	808,682	269,240	539,442	646,425	243,308	403,117				Fee
2	Loan	Natixis	4	Vanguard Portfolio	NAV	NAV	NAV	NAV										Fee
2.01	Property	Natixis	1	425 Old Morehall Road	NAV	NAV	NAV	NAV										Fee
2.02	Property	Natixis	1	1001 Cedar Hollow Road	NAV	NAV	NAV	NAV										Fee
2.03	Property	Natixis	1	50 Morehall Road	NAV	NAV	NAV	NAV										Fee
2.04	Property	Natixis	1	60 Morehall Road	NAV	NAV	NAV	NAV										Fee
3	Loan	SGFC	16	GNL Industrial Portfolio	NAV	NAV	NAV	NAV	8,380,527	681,408	7,699,119	6,182,891	1,102,029	5,080,862	5,518,396	377,547	5,140,849	Various
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio	NAV	NAV	NAV	NAV	1,761,799	58,961	1,702,838	2,242,663	576,938	1,665,725	1,761,865	43,682	1,718,183	Fee
3.02	Property	SGFC	1	Rubbermaid - Akron	NAV	NAV	NAV	NAV	796,373	44,479	751,894							Fee
3.03	Property	SGFC	1	Bush Industries - Jamestown	NAV	NAV	NAV	NAV	365,930	12,048	353,882							Fee
3.04	Property	SGFC	1	Chemours - Pass Christian	NAV	NAV	NAV	NAV	1,077,295	55,988	1,021,307							Fee
3.05	Property	SGFC	1	Wolverine - Howard City	NAV	NAV	NAV	NAV	1,359,074	46,105	1,312,969	1,345,947	29,587	1,316,360	1,369,911	52,972	1,316,939	Fee
3.06	Property	SGFC	1	FedEx Freight - Greenville	NAV	NAV	NAV	NAV	191,489	4,855	186,634							Fee
3.07	Property	SGFC	1	Diebold - North Canton	NAV	NAV	NAV	NAV	968,216	185,440	782,776	1,073,139	306,478	766,661	815,221	33,871	781,350	Leasehold
3.08	Property	SGFC	1	FedEx Freight - Blackfoot	NAV	NAV	NAV	NAV	255,756	7,686	248,070							Fee
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village	NAV	NAV	NAV	NAV	446,940	12,079	434,861	440,340	11,354	428,986	433,824	9,506	424,318	Fee
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids	NAV	NAV	NAV	NAV	255,550	59,605	195,945	254,361	58,130	196,231	253,032	63,981	189,051	Fee
3.11	Property	SGFC	1	XPO Logistics - Aurora	NAV	NAV	NAV	NAV	188,232	25,163	163,069	189,670	26,325	163,345	187,620	23,214	164,406	Fee
3.12	Property	SGFC	1	XPO Logistics - Salina	NAV	NAV	NAV	NAV	230,732	40,493	190,239	218,698	27,623	191,075	233,566	42,417	191,149	Fee
3.13	Property	SGFC	1	XPO Logistics - Riverton	NAV	NAV	NAV	NAV	117,821	23,147	94,674	117,616	23,575	94,041	116,328	21,105	95,223	Fee
3.14	Property	SGFC	1	XPO Logistics - Waite Park	NAV	NAV	NAV	NAV	129,395	42,753	86,642	79,533	(5,957)	85,490	129,384	45,687	83,697	Fee
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville	NAV	NAV	NAV	NAV	143,726	42,312	101,414	124,240	23,560	100,680	124,705	21,145	103,560	Fee
3.16	Property	SGFC	1	XPO Logistics - Vincennes	NAV	NAV	NAV	NAV	92,199	20,294	71,905	96,684	24,416	72,268	92,940	19,967	72,973	Fee
4	Loan	SGFC	4	SWVP Portfolio	67,602,311	43,879,064	23,723,247	TTM 01/31/2019	66,729,172	43,480,214	23,248,958	66,365,215	43,211,736	23,153,479	62,713,333	41,323,117	21,390,216	Fee
4.01	Property	SGFC	1	InterContinental	32,071,611	20,134,221	11,937,390	TTM 01/31/2019	31,180,753	19,795,133	11,385,620	30,980,767	19,766,718	11,214,049	27,835,636	18,421,768	9,413,868	Fee
4.02	Property	SGFC	1	DoubleTree Sunrise	14,545,915	9,864,856	4,681,059	TTM 01/31/2019	14,475,487	9,819,873	4,655,614	14,245,690	9,631,768	4,613,922	13,606,627	9,190,246	4,416,381	Fee
4.03	Property	SGFC	1	DoubleTree Charlotte	10,215,358	6,532,670	3,682,688	TTM 01/31/2019	10,311,960	6,543,660	3,768,300	10,767,997	6,684,584	4,083,413	10,919,964	6,608,916	4,311,048	Fee
4.04	Property	SGFC	1	DoubleTree RTP	10,769,427	7,347,317	3,422,110	TTM 01/31/2019	10,760,972	7,321,548	3,439,424	10,370,761	7,128,666	3,242,095	10,351,106	7,102,187	3,248,919	Fee
5	Both	Barclays	1	Renaissance Fort Lauderdale	16,182,736	10,626,995	5,555,741	TTM 01/31/2019	16,285,147	10,696,016	5,589,131	16,149,079	10,821,763	5,327,316	14,846,961	10,289,540	4,557,421	Fee
6	Both	Barclays	1	ATRIA Corporate Center	NAV	NAV	NAV	NAV	8,331,708	3,813,200	4,518,508	7,740,587	3,778,837	3,961,750	7,292,514	3,736,072	3,556,442	Fee
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	13,394,162	5,867,875	7,526,287	TTM 02/28/2019	13,230,247	5,822,818	7,407,429	12,643,034	5,507,266	7,135,768	11,807,568	5,108,044	6,699,524	Fee
7.01	Property	Barclays	1	67650 East Ramon Road	1,235,742	385,692	850,050	TTM 02/28/2019	1,222,358	381,442	840,916	1,122,788	352,077	770,711	1,029,981	334,221	695,760	Fee
7.02	Property	Barclays	1	2700 Poplar Avenue	1,165,091	461,271	703,820	TTM 02/28/2019	1,154,551	449,765	704,786	1,126,705	486,604	640,101	1,101,475	424,121	677,354	Fee
7.03	Property	Barclays	1	1400 South Gene Autry Trail	806,807	273,258	533,549	TTM 02/28/2019	789,768	268,326	521,442	695,986	254,642	441,344	605,189	238,869	366,320	Fee
7.04	Property	Barclays	1	3686 Old Germantown Road	781,875	320,181	461,694	TTM 02/28/2019	761,951	316,325	445,626	692,240	321,603	370,637	701,602	293,089	408,513	Fee
7.05	Property	Barclays	1	500 Radio Road	761,371	245,052	516,319	TTM 02/28/2019	748,114	240,960	507,154	639,588	236,013	403,575	536,217	208,116	328,101	Fee
7.06	Property	Barclays	1	9275 Macon Road	712,243	280,496	431,747	TTM 02/28/2019	714,339	276,843	437,496	678,856	259,281	419,575	642,782	248,528	394,254	Fee
7.07	Property	Barclays	1	72500 Varner Road	776,903	352,717	424,186	TTM 02/28/2019	766,859	348,319	418,540	726,165	302,520	423,645	643,259	287,247	356,012	Fee
7.08	Property	Barclays	1	22075 Highway 18	682,440	244,093	438,347	TTM 02/28/2019	668,355	243,275	425,080	585,488	219,622	365,866	513,259	203,133	310,126	Fee
7.09	Property	Barclays	1	3040 Austin Peay Highway	803,285	375,546	427,739	TTM 02/28/2019	786,122	371,471	414,651	748,276	336,894	411,382	731,829	281,724	450,105	Fee
7.10	Property	Barclays	1	18690 Highway 18	674,746	245,689	429,057	TTM 02/28/2019	660,499	255,138	405,361	598,934	222,220	376,714	543,163	209,070	334,093	Fee
7.11	Property	Barclays	1	1700 US Highway 75	595,729	246,687	349,042	TTM 02/28/2019	583,749	242,793	340,956	546,527	232,358	314,169	519,329	211,832	307,497	Fee
7.12	Property	Barclays	1	1720 Loy Lake Road	579,738	233,645	346,093	TTM 02/28/2019	559,282	232,231	327,051	562,671	220,424	342,247	520,790	208,167	312,623	Fee
7.13	Property	Barclays	1	6140 East Shelby Drive	641,778	345,522	296,256	TTM 02/28/2019	637,747	335,576	302,171	630,113	299,768	330,345	592,342	307,713	284,629	Fee
7.14	Property	Barclays	1	6017 Interstate 30	519,743	232,005	287,738	TTM 02/28/2019	519,536	230,190	289,346	583,461	232,774	350,687	572,991	232,011	340,980	Fee
7.15	Property	Barclays	1	7777 Moriarty Road	482,489	202,225	280,264	TTM 02/28/2019	477,743	201,828	275,915	473,634	219,269	254,365	397,409	206,634	190,775	Fee
7.16	Property	Barclays	1	8123 Wesley Street	383,107	186,238	196,869	TTM 02/28/2019	386,634	184,306	202,328	428,984	171,911	257,073	414,957	182,199	232,758	Fee
7.17	Property	Barclays	1	2922 South 5th Court	495,011	340,030	154,981	TTM 02/28/2019	500,016	340,223	159,793	522,226	299,071	223,155	535,033	287,241	247,792	Fee
7.18	Property	Barclays	1	3577 New Getwell Road	454,788	323,435	131,353	TTM 02/28/2019	455,778	329,304	126,474	442,951	276,894	166,057	426,228	233,558	192,670	Fee
7.19	Property	Barclays	1	5141 American Way	314,966	199,810	115,156	TTM 02/28/2019	309,694	199,866	109,828	285,031	199,970	85,061	281,222	158,430	122,792	Fee
7.20	Property	Barclays	1	6390 Winchester Road	239,936	164,326	75,610	TTM 02/28/2019	240,898	161,823	79,075	225,988	158,245	67,743	200,408	173,699	26,709	Fee
7.21	Property	Barclays	1	4705 Winchester Road	286,374	209,957	76,417	TTM 02/28/2019	286,254	212,814	73,440	326,422	205,106	121,316	298,103	178,442	119,661	Fee
8	Both	Natixis	1	NEMA San Francisco	NAV	NAV	NAV	NAV	34,344,985	13,864,586	20,480,399	34,416,229	13,674,751	20,741,478	34,609,801	13,996,824	20,612,978	Fee
9	Both	SGFC	1	787 Eleventh Avenue	NAV	NAV	NAV	NAV										Fee
10	Both	UBS AG	1	The Colonnade Office Complex	32,186,858	12,123,495	20,063,363	TTM 09/30/2018				32,468,482	12,491,663	19,976,818	30,036,140	12,018,971	18,017,169	Fee
11	Loan	UBS AG	10	Wolverine Portfolio	8,127,460	3,378,272	4,749,188	TTM 02/28/2019				7,475,212	3,010,394	4,464,818	6,426,030	2,941,367	3,484,663	Fee
11.01	Property	UBS AG	1	Apple Tree Estates	1,301,801	422,781	879,020	TTM 02/28/2019				1,129,010	412,229	716,782	930,393	391,403	538,990	Fee
11.02	Property	UBS AG	1	South Lyon	1,227,898	398,947	828,951	TTM 02/28/2019				1,204,882	399,816	805,066	1,041,149	405,530	635,619	Fee
11.03	Property	UBS AG	1	Metro Commons	1,211,844	525,752	686,092	TTM 02/28/2019				1,078,048	432,868	645,180	856,349	409,126	447,223	Fee
11.04	Property	UBS AG	1	Brighton Village	1,048,702	391,501	657,201	TTM 02/28/2019				967,692	359,492	608,200	783,539	360,445	423,094	Fee
11.05	Property	UBS AG	1	College Heights	874,472	367,438	507,034	TTM 02/28/2019				793,625	350,877	442,748	587,207	328,273	258,934	Fee
11.06	Property	UBS AG	1	Hillcrest	635,013	287,285	347,728	TTM 02/28/2019				619,646	251,397	368,249	613,857	267,611	346,246	Fee
11.07	Property	UBS AG	1	Royal Village	642,496	365,235	277,261	TTM 02/28/2019				559,173	339,247	219,926	516,198	332,735	183,463	Fee
11.08	Property	UBS AG	1	Fernwood	388,872	190,377	198,495	TTM 02/28/2019				349,998	150,686	199,312	342,641	122,671	219,970	Fee
11.09	Property	UBS AG	1	Satellite Bay	400,865	222,868	177,997	TTM 02/28/2019				398,391	177,329	221,062	394,426	174,574	219,852	Fee
11.10	Property	UBS AG	1	Chalet Village	395,497	206,088	189,409	TTM 02/28/2019				374,747	136,453	238,294	360,271	148,999	211,272	Fee
12	Both	Barclays	1	DoubleTree Colorado Springs	15,381,448	11,013,574	4,367,874	TTM 03/31/2019	14,454,864	10,667,166	3,787,698	12,066,155	9,487,172	2,578,983	11,402,710	8,846,865	2,555,845	Fee
13	Both	SGFC	1	Kings Mountain Center	NAV	NAV	NAV	NAV										Fee
14	Both	RMF	1	The Falls In Hudson	1,803,873	878,872	925,001	TTM 02/28/2019	1,650,633	937,683	712,950	846,088	276,106	569,982				Fee
15	Both	KeyBank	1	Alton Self Storage	2,581,796	730,632	1,851,164	TTM 03/31/2019	2,526,353	799,991	1,726,362	2,197,924	815,752	1,382,172				Fee
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	2,899,269	1,241,830	1,657,439	TTM 02/28/2019	2,831,647	1,216,741	1,614,906	2,407,561	1,181,772	1,225,789	2,599,034	1,197,816	1,401,218	Fee
17	Both	Barclays	1	California Center	3,226,266	1,386,454	1,839,812	TTM 02/28/2019	3,019,344	1,371,880	1,647,464	1,947,699	1,273,824	673,875	1,937,159	1,263,394	673,765	Fee
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26	NAV	NAV	NAV	NAV										Fee
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN	NAV	NAV	NAV	NAV										Fee
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI	NAV	NAV	NAV	NAV										Fee
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX	NAV	NAV	NAV	NAV										Fee
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA	NAV	NAV	NAV	NAV										Fee
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX	NAV	NAV	NAV	NAV										Fee
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX	NAV	NAV	NAV	NAV										Fee
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH	NAV	NAV	NAV	NAV										Fee
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN	NAV	NAV	NAV	NAV										Fee
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA	NAV	NAV	NAV	NAV										Fee
18.10	Property	SGFC	1	CVS - Fayetteville, GA	NAV	NAV	NAV	NAV										Fee

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HISTORICAL FINANCIALS(17)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	As of	2018 Revenues ($)	2018 Expenses ($)	2018 NOI ($)	2017 Revenues ($)	2017 Expenses ($)	2017 NOI ($)	2016 Revenues ($)	2016 Expenses ($)	2016 NOI ($)	Title Type(18)	Ground Lease Expiration	Ground Lease Extension Terms
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA	NAV	NAV	NAV	NAV										Fee
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI	NAV	NAV	NAV	NAV										Fee
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA	NAV	NAV	NAV	NAV										Fee
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN	NAV	NAV	NAV	NAV										Fee
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH	NAV	NAV	NAV	NAV										Fee
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN	NAV	NAV	NAV	NAV										Fee
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX	NAV	NAV	NAV	NAV										Fee
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX	NAV	NAV	NAV	NAV										Fee
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN	NAV	NAV	NAV	NAV										Fee
19	Both	Barclays	1	Patuxent Crossing	NAV	NAV	NAV	NAV	4,314,930	2,360,642	1,954,288	4,109,959	2,159,043	1,950,916	4,690,039	2,441,416	2,248,623	Fee
20	Both	KeyBank	1	University Place	NAV	NAV	NAV	NAV	2,871,957	429,552	2,442,405	2,653,985	391,291	2,262,694	2,159,306	365,214	1,794,091	Fee
21	Both	UBS AG	1	The Block Northway	NAV	NAV	NAV	NAV										Fee
22	Loan	RMF	4	Goodyear Portfolio	NAV	NAV	NAV	NAV	5,662,696	604,062	5,058,634	5,497,964	498,472	4,999,492	5,603,671	661,289	4,942,382	Fee
22.01	Property	RMF	1	Innovation Tech Center														Fee
22.02	Property	RMF	1	Research Center														Fee
22.03	Property	RMF	1	Tire Testing														Fee
22.04	Property	RMF	1	North Archwood														Fee
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24	NAV	NAV	NAV	NAV										Fee
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA	NAV	NAV	NAV	NAV										Fee
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN	NAV	NAV	NAV	NAV										Fee
23.03	Property	SGFC	1	Walgreens - Romeoville, IL	NAV	NAV	NAV	NAV										Fee
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA	NAV	NAV	NAV	NAV										Fee
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI	NAV	NAV	NAV	NAV										Fee
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM	NAV	NAV	NAV	NAV										Fee
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI	NAV	NAV	NAV	NAV										Fee
23.08	Property	SGFC	1	Walgreens - Oswego, IL	NAV	NAV	NAV	NAV										Fee
23.09	Property	SGFC	1	Walgreens - Waco, TX	NAV	NAV	NAV	NAV										Fee
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL	NAV	NAV	NAV	NAV										Fee
23.11	Property	SGFC	1	Walgreens - Austin, TX	NAV	NAV	NAV	NAV										Fee
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX	NAV	NAV	NAV	NAV										Fee
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH	NAV	NAV	NAV	NAV										Fee
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX	NAV	NAV	NAV	NAV										Fee
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL	NAV	NAV	NAV	NAV										Fee
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL	NAV	NAV	NAV	NAV										Fee
23.17	Property	SGFC	1	Dollar General - Lancaster, PA	NAV	NAV	NAV	NAV										Fee
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH	NAV	NAV	NAV	NAV										Fee
23.19	Property	SGFC	1	Dollar General - Herminie, PA	NAV	NAV	NAV	NAV										Fee
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL	NAV	NAV	NAV	NAV										Fee
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA	NAV	NAV	NAV	NAV										Fee
23.22	Property	SGFC	1	Dollar General - Mansfield, OH	NAV	NAV	NAV	NAV										Fee
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA	NAV	NAV	NAV	NAV										Fee
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH	NAV	NAV	NAV	NAV										Fee
24	Both	SGFC	1	Creekside Village Apartments	NAV	NAV	NAV	NAV	3,688,540	2,314,644	1,373,896	3,461,063	2,115,282	1,345,781	3,352,733	2,058,529	1,294,203	Fee
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	NAV	NAV	NAV	NAV	2,775,929	1,153,229	1,622,700	1,635,602	1,109,347	526,255	1,578,442	1,165,153	413,289	Fee
25.01	Property	Barclays	1	DentaQuest	NAV	NAV	NAV	NAV	1,746,576	719,056	1,027,520	560,648	674,788	(114,140)	186,169	673,494	(487,325)	Fee
25.02	Property	Barclays	1	Aurora Health Care	NAV	NAV	NAV	NAV	1,029,353	434,173	595,180	1,074,954	434,559	640,395	1,392,273	491,659	900,614	Fee
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	24,897,214	4,445,794	20,451,419	TTM 06/30/2018				21,166,775	3,738,057	17,428,719	17,386,169	3,426,047	13,960,122	Fee
27	Both	SGFC	1	600 Pine Avenue	NAV	NAV	NAV	NAV	2,048,833	371,611	1,677,222	1,995,849	348,544	1,647,305	1,972,234	346,704	1,625,530	Fee
28	Both	Barclays	1	HGI Lubbock	NAV	NAV	NAV	NAV	5,465,810	3,529,981	1,935,829	4,739,842	3,331,031	1,408,811				Fee
29	Both	KeyBank	1	Carolina Beverage Group Building	NAV	NAV	NAV	NAV										Fee
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	3,624,697	2,038,094	1,586,603	TTM 02/28/2019	3,600,082	2,035,489	1,564,593							Fee
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	1,089,735	372,992	716,743	TTM 02/28/2019	976,947	395,476	581,471	461,037	360,163	100,874				Fee
31.01	Property	Barclays	1	Harbourview North	480,702	131,592	349,110	TTM 02/28/2019	370,618	111,400	259,218							Fee
31.02	Property	Barclays	1	Peninsula Town Center	609,032	241,400	367,632	TTM 02/28/2019	606,328	284,076	322,253	461,037	360,163	100,874				Fee
32	Loan	UBS AG	186	ILPT Hawaii Portfolio	76,428,806	18,588,609	57,840,197	TTM 10/31/2018				73,911,499	17,034,145	56,877,354	71,594,513	16,049,950	55,544,563	Fee
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	NAV	NAV	NAV	NAV										Fee
33.01	Property	UBS AG	1	1 Fashion Way														Fee
33.02	Property	UBS AG	1	298 Henry Southern Drive														Fee
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy														Fee
33.04	Property	UBS AG	1	195 Henry Southern Drive														Fee
33.05	Property	UBS AG	1	370 Henry Southern Drive														Fee
33.06	Property	UBS AG	1	161 Prestige Drive														Fee
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	NAV	NAV	NAV	NAV	3,877,136	2,551,254	1,325,882	3,581,783	2,416,255	1,165,528	3,669,938	2,483,164	1,186,774	Fee
35	Both	Barclays	1	Sierra Springs Village	NAV	NAV	NAV	NAV	1,297,458	501,761	795,697	1,255,786	437,449	818,337	1,169,055	402,786	766,269	Fee
36	Both	SGFC	1	Christiana Mall	NAV	NAV	NAV	NAV	54,029,729	10,479,303	43,550,426	54,058,534	10,544,365	43,514,169	54,140,474	10,182,915	43,957,559	Fee/Leasehold	12/31/2028	None
37	Both	KeyBank	1	Sangamon Center	NAV	NAV	NAV	NAV	1,718,931	526,425	1,192,506	1,702,967	530,022	1,172,945	1,659,218	478,884	1,180,334	Fee
38	Both	RMF	1	Fairfield Inn & Suites Dunn	2,528,952	1,518,129	1,010,823	TTM 02/28/2019	2,492,703	1,513,301	979,402	2,332,692	1,462,343	870,349	1,538,231	1,015,913	522,317	Fee
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	NAV	NAV	NAV	NAV	1,263,087	510,007	753,080	1,203,555	544,366	659,190	1,244,947	478,073	766,874	Fee
39.01	Property	UBS AG	1	Greentree Professional Center	NAV	NAV	NAV	NAV	600,631	223,888	376,743	562,599	235,926	326,673	560,247	199,586	360,661	Fee
39.02	Property	UBS AG	1	Presidential Court	NAV	NAV	NAV	NAV	210,382	92,615	117,767	210,626	99,075	111,551	235,413	92,668	142,744	Fee
39.03	Property	UBS AG	1	Corporate Court	NAV	NAV	NAV	NAV	208,182	86,160	122,021	210,935	102,085	108,850	247,886	102,959	144,927	Fee
39.04	Property	UBS AG	1	Concorde Business Park	NAV	NAV	NAV	NAV	165,397	61,026	104,371	147,785	61,623	86,162	141,518	49,030	92,488	Fee
39.05	Property	UBS AG	1	Houchin Business Park	NAV	NAV	NAV	NAV	78,494	46,317	32,177	71,610	45,657	25,954	59,883	33,829	26,054	Fee
40	Both	SGFC	1	North Attleboro Shopping Center	NAV	NAV	NAV	NAV	637,622	193,147	444,475	564,527	151,415	413,112				Fee
41	Both	Barclays	1	Hampton Inn - Wausau, WI	2,827,374	1,796,587	1,030,787	TTM 02/28/2019	2,782,260	1,797,673	984,587	2,757,103	1,766,559	990,544	3,093,085	1,817,113	1,275,972	Fee
42	Both	RMF	1	Townline Self Storage	929,476	360,626	568,850	TTM 02/28/2019	902,051	351,278	550,773	735,464	309,183	426,281				Fee
43	Both	SGFC	1	Holiday Inn Express Gatesville	NAV	NAV	NAV	NAV	2,018,436	1,148,556	869,880	1,840,338	1,114,862	725,476				Fee
44	Both	SGFC	1	Safeway La Grande	NAV	NAV	NAV	NAV										Fee
45	Both	SGFC	1	Town Plaza Leesville	951,562	247,934	703,628	TTM 03/31/2019	949,644	243,850	705,795	961,999	228,030	733,969	946,763	239,406	707,357	Fee
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	1,824,105	1,136,339	687,766	TTM 01/31/2019	1,828,086	1,141,880	686,206	1,546,186	1,098,862	447,324				Fee
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	1,899,845	1,049,833	850,012	TTM 01/31/2019	1,902,495	1,045,581	856,914	1,817,720	1,009,054	808,666	1,709,015	992,256	716,759	Fee
48	Both	SGFC	1	Best Western Long Beach Inn	1,469,758	862,890	606,868	TTM 11/30/2018				1,328,704	789,680	539,104				Fee
49	Both	RMF	1	Baymont Inn & Suites Green Bay	1,216,188	707,748	508,440	TTM 02/28/2019	1,202,130	702,286	499,844	1,107,465	635,491	471,974	1,288,903	736,042	552,861	Fee
50	Both	Natixis	1	123 Whiting Street	508,584	200,881	307,703	TTM 01/28/2019				504,161	183,367	320,794	435,489	195,233	240,256	Fee

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							UPFRONT ESCROWS(19)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Ground Lease Annual Payment	PML %	Upfront Capex Reserve ($)	Upfront Engineering Reserve ($)	Upfront Environmental Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)	Other Upfront Description
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II		Various	8,009	119,623	0	0	316,559	0	0	0
1.01	Property	KeyBank	1	Nantucket
1.02	Property	KeyBank	1	Plantation
1.03	Property	KeyBank	1	Pollock
1.04	Property	KeyBank	1	Silverado Ranch
1.05	Property	KeyBank	1	Myrtle Beach - Jesse
1.06	Property	KeyBank	1	Port St. Lucie
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond
1.08	Property	KeyBank	1	Sahara
1.09	Property	KeyBank	1	Fort Pierce
1.10	Property	KeyBank	1	Sonoma		10%
2	Loan	Natixis	4	Vanguard Portfolio			0	247,551	0	0	419,618	123,331	0	0
2.01	Property	Natixis	1	425 Old Morehall Road
2.02	Property	Natixis	1	1001 Cedar Hollow Road
2.03	Property	Natixis	1	50 Morehall Road
2.04	Property	Natixis	1	60 Morehall Road
3	Loan	SGFC	16	GNL Industrial Portfolio			0	0	0	0	0	0	0	0
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio
3.02	Property	SGFC	1	Rubbermaid - Akron
3.03	Property	SGFC	1	Bush Industries - Jamestown
3.04	Property	SGFC	1	Chemours - Pass Christian
3.05	Property	SGFC	1	Wolverine - Howard City
3.06	Property	SGFC	1	FedEx Freight - Greenville
3.07	Property	SGFC	1	Diebold - North Canton	$4,806
3.08	Property	SGFC	1	FedEx Freight - Blackfoot
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids
3.11	Property	SGFC	1	XPO Logistics - Aurora
3.12	Property	SGFC	1	XPO Logistics - Salina
3.13	Property	SGFC	1	XPO Logistics - Riverton
3.14	Property	SGFC	1	XPO Logistics - Waite Park
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville
3.16	Property	SGFC	1	XPO Logistics - Vincennes
4	Loan	SGFC	4	SWVP Portfolio			0	97,938	0	0	822,222	990,844	0	5,000,000	PIP Reserve
4.01	Property	SGFC	1	InterContinental
4.02	Property	SGFC	1	DoubleTree Sunrise
4.03	Property	SGFC	1	DoubleTree Charlotte
4.04	Property	SGFC	1	DoubleTree RTP
5	Both	Barclays	1	Renaissance Fort Lauderdale			2,346,912	297,688	0	0	394,304	0	0	1,200,000	East Entrance Contingency Reserve: 1,000,000; Seasonality Reserve: 200,000
6	Both	Barclays	1	ATRIA Corporate Center			0	0	0	1,900,000	140,006	0	0	4,711,321	Mosaic Upfront Rollover Reserve: 1,063,630.42; Daikin Upfront Rollover Reserve: 1,982,520; Daikin Rent Abatement Reserve: 773,208; Verify Upfront Rollover Reserve: 183,682.87; Remark Upfront Rollover Reserve: 18,397.50; Charter Upfront Rollover Reserve: 4,070; Travel Leaders Upfront Rollover Reserve: 296,311.93; Messerli Upfront Rollover Reserve: 225,318.55; Travel Leaders Rent Abatement Reserve: 164,181.77
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio		Various	142,892	0	0	0	0	0	0	1,232,581	Major Repair Reserve
7.01	Property	Barclays	1	67650 East Ramon Road		9%
7.02	Property	Barclays	1	2700 Poplar Avenue		12%
7.03	Property	Barclays	1	1400 South Gene Autry Trail		12%
7.04	Property	Barclays	1	3686 Old Germantown Road		11%
7.05	Property	Barclays	1	500 Radio Road		9%
7.06	Property	Barclays	1	9275 Macon Road		3%
7.07	Property	Barclays	1	72500 Varner Road		6%
7.08	Property	Barclays	1	22075 Highway 18		7%
7.09	Property	Barclays	1	3040 Austin Peay Highway		12%
7.10	Property	Barclays	1	18690 Highway 18		6%
7.11	Property	Barclays	1	1700 US Highway 75
7.12	Property	Barclays	1	1720 Loy Lake Road
7.13	Property	Barclays	1	6140 East Shelby Drive		10%
7.14	Property	Barclays	1	6017 Interstate 30
7.15	Property	Barclays	1	7777 Moriarty Road		6%
7.16	Property	Barclays	1	8123 Wesley Street
7.17	Property	Barclays	1	2922 South 5th Court
7.18	Property	Barclays	1	3577 New Getwell Road		13%
7.19	Property	Barclays	1	5141 American Way		13%
7.20	Property	Barclays	1	6390 Winchester Road		12%
7.21	Property	Barclays	1	4705 Winchester Road		16%
8	Both	Natixis	1	NEMA San Francisco		9%	0	0	0	0	2,063,608	402,392	0	14,238	Rent Abatement Reserve
9	Both	SGFC	1	787 Eleventh Avenue			0	0	0	24,775,711	0	0	0	21,796,088	Free Rent Reserve: 15,664,539.69; Renovation Reserve: 6,131,548
10	Both	UBS AG	1	The Colonnade Office Complex			0	69,163	0	4,000,000	502,948	0	0	1,758,957	Landlord Obligations Reserve: 1,127,202; Free Rent Reserve: 631,755.03
11	Loan	UBS AG	10	Wolverine Portfolio			0	284,203	0	0	137,321	0	0	0
11.01	Property	UBS AG	1	Apple Tree Estates
11.02	Property	UBS AG	1	South Lyon
11.03	Property	UBS AG	1	Metro Commons
11.04	Property	UBS AG	1	Brighton Village
11.05	Property	UBS AG	1	College Heights
11.06	Property	UBS AG	1	Hillcrest
11.07	Property	UBS AG	1	Royal Village
11.08	Property	UBS AG	1	Fernwood
11.09	Property	UBS AG	1	Satellite Bay
11.10	Property	UBS AG	1	Chalet Village
12	Both	Barclays	1	DoubleTree Colorado Springs			0	0	0	0	40,734	0	0	0
13	Both	SGFC	1	Kings Mountain Center			0	0	0	0	0	0	0	0
14	Both	RMF	1	The Falls In Hudson			0	0	0	0	217,875	54,000	0	0
15	Both	KeyBank	1	Alton Self Storage		10%	1,293	0	0	0	64,350	951	0	0
16	Both	Barclays	1	4201 Connecticut Avenue Northwest			0	11,000	0	700,000	111,041	0	84,992	111,763	Existing TI/LC Reserve: 84,445.65; Free Rent Reserve: 27,317.50
17	Both	Barclays	1	California Center		6%	0	17,281	0	0	25,210	0	0	145,082	Outstanding TI/LC Reserve
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26			0	346,601	0	500,000	38,000	0	0	0
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA
18.10	Property	SGFC	1	CVS - Fayetteville, GA

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							UPFRONT ESCROWS(19)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Ground Lease Annual Payment	PML %	Upfront Capex Reserve ($)	Upfront Engineering Reserve ($)	Upfront Environmental Reserve ($)	Upfront TI/LC Reserve ($)	Upfront RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Upfront Debt Service Reserve ($)	Upfront Other Reserve ($)	Other Upfront Description
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN
19	Both	Barclays	1	Patuxent Crossing			0	252,250	0	950,000	263,178	3,738	0	0
20	Both	KeyBank	1	University Place			250,000	0	0	500,000	63,222	8,133	0	0
21	Both	UBS AG	1	The Block Northway			0	0	0	3,500,000	869,163	106,374	0	8,330,396	Unfunded Tenant Obligations Reserve: 5,110,999; DY Achievement Reserve: 2,200,000; Skechers Lease Achievement Reserve: 690,000; Contract Tenant Achievement Reserve: 310,000; Rent Concession Reserve: 19,396.73
22	Loan	RMF	4	Goodyear Portfolio			0	0	35,736	0	0	0	0	0
22.01	Property	RMF	1	Innovation Tech Center
22.02	Property	RMF	1	Research Center
22.03	Property	RMF	1	Tire Testing
22.04	Property	RMF	1	North Archwood
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24			468,128	17,645	0	500,000	73,329	0	0	0
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN
23.03	Property	SGFC	1	Walgreens - Romeoville, IL
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI
23.08	Property	SGFC	1	Walgreens - Oswego, IL
23.09	Property	SGFC	1	Walgreens - Waco, TX
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL
23.11	Property	SGFC	1	Walgreens - Austin, TX
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL
23.17	Property	SGFC	1	Dollar General - Lancaster, PA
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH
23.19	Property	SGFC	1	Dollar General - Herminie, PA
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA
23.22	Property	SGFC	1	Dollar General - Mansfield, OH
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH
24	Both	SGFC	1	Creekside Village Apartments		5%	3,000	438,366	0	0	107,609	32,749	0	0
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio			479,353	495,647	0	0	59,261	0	0	0
25.01	Property	Barclays	1	DentaQuest
25.02	Property	Barclays	1	Aurora Health Care
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio		Various	0	316,121	0	0	250,000	384,109	0	171,365	Existing TI/LC Obligations Reserve: 109,315; Rent Concession Reserve: 62,050
27	Both	SGFC	1	600 Pine Avenue		19%	1,880	21,300	0	0	18,885	2,649	0	0
28	Both	Barclays	1	HGI Lubbock			0	0	0	0	86,904	0	0	200,000	PIP Reserve
29	Both	KeyBank	1	Carolina Beverage Group Building			1,889	0	0	0	0	0	0	0
30	Both	SGFC	1	TownePlace Suites Altamonte Springs			0	0	0	0	10,705	0	0	0
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio			0	0	0	200,000	0	0	0	35,000	Mattress Store Free Rent Reserve
31.01	Property	Barclays	1	Harbourview North
31.02	Property	Barclays	1	Peninsula Town Center
32	Loan	UBS AG	186	ILPT Hawaii Portfolio			0	0	0	0	0	0	0	0
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio			0	0	0	0	0	0	0	0
33.01	Property	UBS AG	1	1 Fashion Way
33.02	Property	UBS AG	1	298 Henry Southern Drive
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy
33.04	Property	UBS AG	1	195 Henry Southern Drive
33.05	Property	UBS AG	1	370 Henry Southern Drive
33.06	Property	UBS AG	1	161 Prestige Drive
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District			0	81,240	0	0	57,995	0	0	2,150,000	PIP Reserve
35	Both	Barclays	1	Sierra Springs Village		13%	0	0	0	0	13,502	2,522	0	0
36	Both	SGFC	1	Christiana Mall	$0		0	0	0	0	0	0	0	1,804,093	Outstanding TI/LC Reserve
37	Both	KeyBank	1	Sangamon Center			2,322	86,848	0	7,550	209,021	0	0	0
38	Both	RMF	1	Fairfield Inn & Suites Dunn			0	0	0	0	36,183	6,210	0	0
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio			0	25,813	0	0	61,608	37,559	0	31,379	Rent Concession Funds
39.01	Property	UBS AG	1	Greentree Professional Center
39.02	Property	UBS AG	1	Presidential Court
39.03	Property	UBS AG	1	Corporate Court
39.04	Property	UBS AG	1	Concorde Business Park
39.05	Property	UBS AG	1	Houchin Business Park
40	Both	SGFC	1	North Attleboro Shopping Center			0	0	78,125	150,000	7,271	17,014	0	235,125	Holdback Reserve: 215,000; Gap Rent Reserve: 20,125
41	Both	Barclays	1	Hampton Inn - Wausau, WI			0	14,597	0	0	45,272	3,069	0	200,000	PIP Reserve
42	Both	RMF	1	Townline Self Storage			0	14,063	26,976	0	19,503	3,061	0	0
43	Both	SGFC	1	Holiday Inn Express Gatesville			0	0	0	0	30,985	29,759	0	0
44	Both	SGFC	1	Safeway La Grande			0	0	0	0	0	19,299	0	0
45	Both	SGFC	1	Town Plaza Leesville			0	119,625	0	350,000	30,338	48,410	0	13,483	Dollar Tree Reserve
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest			0	0	0	0	35,271	18,467	0	0
47	Both	KeyBank	1	Hampton Inn - Santa Rosa			6,333	0	0	0	2,482	31,086	0	0
48	Both	SGFC	1	Best Western Long Beach Inn		12%	0	6,840	0	0	12,863	885	0	70,000	Seasonality Reserve
49	Both	RMF	1	Baymont Inn & Suites Green Bay			0	29,375	0	0	17,594	1,762	0	0
50	Both	Natixis	1	123 Whiting Street			0	45,773	0	50,000	10,623	10,155	0	0

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MONTHLY ESCROWS(20)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Monthly Capex Reserve ($)	Monthly Environmental Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Insurance Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II	8,009	0	0	87,322	Springing	0
1.01	Property	KeyBank	1	Nantucket
1.02	Property	KeyBank	1	Plantation
1.03	Property	KeyBank	1	Pollock
1.04	Property	KeyBank	1	Silverado Ranch
1.05	Property	KeyBank	1	Myrtle Beach - Jesse
1.06	Property	KeyBank	1	Port St. Lucie
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond
1.08	Property	KeyBank	1	Sahara
1.09	Property	KeyBank	1	Fort Pierce
1.10	Property	KeyBank	1	Sonoma
2	Loan	Natixis	4	Vanguard Portfolio	7,108	0	0	139,873	10,822	0
2.01	Property	Natixis	1	425 Old Morehall Road
2.02	Property	Natixis	1	1001 Cedar Hollow Road
2.03	Property	Natixis	1	50 Morehall Road
2.04	Property	Natixis	1	60 Morehall Road
3	Loan	SGFC	16	GNL Industrial Portfolio	Springing	0	Springing	Springing	Springing	Springing	Ground Sublease Reserve
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio
3.02	Property	SGFC	1	Rubbermaid - Akron
3.03	Property	SGFC	1	Bush Industries - Jamestown
3.04	Property	SGFC	1	Chemours - Pass Christian
3.05	Property	SGFC	1	Wolverine - Howard City
3.06	Property	SGFC	1	FedEx Freight - Greenville
3.07	Property	SGFC	1	Diebold - North Canton
3.08	Property	SGFC	1	FedEx Freight - Blackfoot
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids
3.11	Property	SGFC	1	XPO Logistics - Aurora
3.12	Property	SGFC	1	XPO Logistics - Salina
3.13	Property	SGFC	1	XPO Logistics - Riverton
3.14	Property	SGFC	1	XPO Logistics - Waite Park
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville
3.16	Property	SGFC	1	XPO Logistics - Vincennes
4	Loan	SGFC	4	SWVP Portfolio	5% of Gross Revenues	0	0	205,555	82,570	Springing	Hotel Tax Reserve
4.01	Property	SGFC	1	InterContinental
4.02	Property	SGFC	1	DoubleTree Sunrise
4.03	Property	SGFC	1	DoubleTree Charlotte
4.04	Property	SGFC	1	DoubleTree RTP
5	Both	Barclays	1	Renaissance Fort Lauderdale	5% of Gross Revenues	0	0	78,861	Springing	Springing	Seasonality Reserve: Springing
6	Both	Barclays	1	ATRIA Corporate Center	6,001	0	45,006	140,006	Springing	Springing	Mosaic Rollover Reserve: Springing; Covidien Rollover Reserve: Springing
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	Springing	0	0	Springing	Springing	0
7.01	Property	Barclays	1	67650 East Ramon Road
7.02	Property	Barclays	1	2700 Poplar Avenue
7.03	Property	Barclays	1	1400 South Gene Autry Trail
7.04	Property	Barclays	1	3686 Old Germantown Road
7.05	Property	Barclays	1	500 Radio Road
7.06	Property	Barclays	1	9275 Macon Road
7.07	Property	Barclays	1	72500 Varner Road
7.08	Property	Barclays	1	22075 Highway 18
7.09	Property	Barclays	1	3040 Austin Peay Highway
7.10	Property	Barclays	1	18690 Highway 18
7.11	Property	Barclays	1	1700 US Highway 75
7.12	Property	Barclays	1	1720 Loy Lake Road
7.13	Property	Barclays	1	6140 East Shelby Drive
7.14	Property	Barclays	1	6017 Interstate 30
7.15	Property	Barclays	1	7777 Moriarty Road
7.16	Property	Barclays	1	8123 Wesley Street
7.17	Property	Barclays	1	2922 South 5th Court
7.18	Property	Barclays	1	3577 New Getwell Road
7.19	Property	Barclays	1	5141 American Way
7.20	Property	Barclays	1	6390 Winchester Road
7.21	Property	Barclays	1	4705 Winchester Road
8	Both	Natixis	1	NEMA San Francisco	14,890	0	0	421,010	57,485	0
9	Both	SGFC	1	787 Eleventh Avenue	0	0	Springing	Springing	Springing	0
10	Both	UBS AG	1	The Colonnade Office Complex	17,987	0	89,933	502,948	Springing	0
11	Loan	UBS AG	10	Wolverine Portfolio	6,871	0	0	45,774	Springing	0
11.01	Property	UBS AG	1	Apple Tree Estates
11.02	Property	UBS AG	1	South Lyon
11.03	Property	UBS AG	1	Metro Commons
11.04	Property	UBS AG	1	Brighton Village
11.05	Property	UBS AG	1	College Heights
11.06	Property	UBS AG	1	Hillcrest
11.07	Property	UBS AG	1	Royal Village
11.08	Property	UBS AG	1	Fernwood
11.09	Property	UBS AG	1	Satellite Bay
11.10	Property	UBS AG	1	Chalet Village
12	Both	Barclays	1	DoubleTree Colorado Springs	4% of Gross Revenues	0	0	20,367	Springing	0
13	Both	SGFC	1	Kings Mountain Center	Springing	0	Springing	Springing	Springing	0
14	Both	RMF	1	The Falls In Hudson	1,933	0	0	34,583	6,429	0
15	Both	KeyBank	1	Alton Self Storage	1,293	0	0	16,088	951	0
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	1,178	0	Springing	37,014	Springing	0
17	Both	Barclays	1	California Center	2,831	0	17,696	25,210	Springing	0
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26	2,047	0	Springing	9,535	Springing	0
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA
18.10	Property	SGFC	1	CVS - Fayetteville, GA

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					MONTHLY ESCROWS(20)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Monthly Capex Reserve ($)	Monthly Environmental Reserve ($)	Monthly TI/LC Reserve ($)	Monthly RE Tax Reserve ($)	Monthly Insurance Reserve ($)	Monthly Other Reserve ($)	Other Monthly Description
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN
19	Both	Barclays	1	Patuxent Crossing	5,364	0	24,561	37,597	3,738	0
20	Both	KeyBank	1	University Place	1,802	0	15,572	12,644	4,067	0
21	Both	UBS AG	1	The Block Northway	2,953	0	Springing	131,691	11,081	0
22	Loan	RMF	4	Goodyear Portfolio	Springing	0	Springing	Springing	Springing	0
22.01	Property	RMF	1	Innovation Tech Center
22.02	Property	RMF	1	Research Center
22.03	Property	RMF	1	Tire Testing
22.04	Property	RMF	1	North Archwood
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24	1,803	0	Springing	14,411	Springing	0
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN
23.03	Property	SGFC	1	Walgreens - Romeoville, IL
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI
23.08	Property	SGFC	1	Walgreens - Oswego, IL
23.09	Property	SGFC	1	Walgreens - Waco, TX
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL
23.11	Property	SGFC	1	Walgreens - Austin, TX
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL
23.17	Property	SGFC	1	Dollar General - Lancaster, PA
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH
23.19	Property	SGFC	1	Dollar General - Herminie, PA
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA
23.22	Property	SGFC	1	Dollar General - Mansfield, OH
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH
24	Both	SGFC	1	Creekside Village Apartments	3,000	0	0	15,373	2,729	0
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	2,814	0	14,069	29,631	Springing	0
25.01	Property	Barclays	1	DentaQuest
25.02	Property	Barclays	1	Aurora Health Care
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	16,042	0	80,208	Springing	Springing	0
27	Both	SGFC	1	600 Pine Avenue	1,880	0	5,365	18,885	2,649	0
28	Both	Barclays	1	HGI Lubbock	4% of Gross Revenues	0	0	17,381	Springing	0
29	Both	KeyBank	1	Carolina Beverage Group Building	1,889	0	0	Springing	Springing	0
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	4.0% of Gross Revenues	0	0	7,740	Springing	0
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	437	0	Springing	13,224	Springing	0
31.01	Property	Barclays	1	Harbourview North
31.02	Property	Barclays	1	Peninsula Town Center
32	Loan	UBS AG	186	ILPT Hawaii Portfolio	0	0	0	Springing	Springing	0
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	Springing	0	Springing	Springing	Springing	0
33.01	Property	UBS AG	1	1 Fashion Way
33.02	Property	UBS AG	1	298 Henry Southern Drive
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy
33.04	Property	UBS AG	1	195 Henry Southern Drive
33.05	Property	UBS AG	1	370 Henry Southern Drive
33.06	Property	UBS AG	1	161 Prestige Drive
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	4% of Gross Revenues	0	0	14,499	Springing	0
35	Both	Barclays	1	Sierra Springs Village	604	0	0	4,501	841	0
36	Both	SGFC	1	Christiana Mall	Springing	0	Springing	Springing	Springing	0
37	Both	KeyBank	1	Sangamon Center	2,322	0	7,550	23,225	Springing	0
38	Both	RMF	1	Fairfield Inn & Suites Dunn	1/12 of 2% of Gross Income from Operations	0	0	8,615	1,479	0
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	2,991	0	6,603	7,701	10,761	Springing	Condominium Common Charge Reserve
39.01	Property	UBS AG	1	Greentree Professional Center
39.02	Property	UBS AG	1	Presidential Court
39.03	Property	UBS AG	1	Corporate Court
39.04	Property	UBS AG	1	Concorde Business Park
39.05	Property	UBS AG	1	Houchin Business Park
40	Both	SGFC	1	North Attleboro Shopping Center	731	0	2,438	7,271	4,254	0
41	Both	Barclays	1	Hampton Inn - Wausau, WI	4% of Gross Revenues	0	0	11,318	3,069	0
42	Both	RMF	1	Townline Self Storage	741	0	0	9,287	292	0
43	Both	SGFC	1	Holiday Inn Express Gatesville	1% of Gross Revenue	0	0	10,328	2,480	Springing	PIP Reserve
44	Both	SGFC	1	Safeway La Grande	Springing	0	0	Springing	Springing	0
45	Both	SGFC	1	Town Plaza Leesville	1,712	0	4,280	5,056	4,034	0
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	4% of Gross Revenue	0	0	4,543	1,578	0
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	4% of Gross Revenues	0	0	2,482	3,886	0
48	Both	SGFC	1	Best Western Long Beach Inn	4% of Gross Revenues	0	0	2,573	885	Springing	Seasonality Reserve
49	Both	RMF	1	Baymont Inn & Suites Green Bay	1/12 of 4% of Gross Income from Operations	0	0	3,351	1,678	15,000	Seasonality Reserve
50	Both	Natixis	1	123 Whiting Street	4,224	0	2,080	5,311	2,539	0

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					RESERVE CAPS(21)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	CapEx Reserve Cap ($)	Environmental Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insurance Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)	Single Tenant
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II								No
1.01	Property	KeyBank	1	Nantucket								No
1.02	Property	KeyBank	1	Plantation								No
1.03	Property	KeyBank	1	Pollock								No
1.04	Property	KeyBank	1	Silverado Ranch								No
1.05	Property	KeyBank	1	Myrtle Beach - Jesse								No
1.06	Property	KeyBank	1	Port St. Lucie								No
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond								No
1.08	Property	KeyBank	1	Sahara								No
1.09	Property	KeyBank	1	Fort Pierce								No
1.10	Property	KeyBank	1	Sonoma								No
2	Loan	Natixis	4	Vanguard Portfolio	255,896							Yes
2.01	Property	Natixis	1	425 Old Morehall Road								Yes
2.02	Property	Natixis	1	1001 Cedar Hollow Road								Yes
2.03	Property	Natixis	1	50 Morehall Road								Yes
2.04	Property	Natixis	1	60 Morehall Road								Yes
3	Loan	SGFC	16	GNL Industrial Portfolio	2,443,208		6,108,020					Yes
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio								Yes
3.02	Property	SGFC	1	Rubbermaid - Akron								Yes
3.03	Property	SGFC	1	Bush Industries - Jamestown								Yes
3.04	Property	SGFC	1	Chemours - Pass Christian								Yes
3.05	Property	SGFC	1	Wolverine - Howard City								Yes
3.06	Property	SGFC	1	FedEx Freight - Greenville								Yes
3.07	Property	SGFC	1	Diebold - North Canton								Yes
3.08	Property	SGFC	1	FedEx Freight - Blackfoot								Yes
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village								Yes
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids								Yes
3.11	Property	SGFC	1	XPO Logistics - Aurora								Yes
3.12	Property	SGFC	1	XPO Logistics - Salina								Yes
3.13	Property	SGFC	1	XPO Logistics - Riverton								Yes
3.14	Property	SGFC	1	XPO Logistics - Waite Park								Yes
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville								Yes
3.16	Property	SGFC	1	XPO Logistics - Vincennes								Yes
4	Loan	SGFC	4	SWVP Portfolio								No
4.01	Property	SGFC	1	InterContinental								No
4.02	Property	SGFC	1	DoubleTree Sunrise								No
4.03	Property	SGFC	1	DoubleTree Charlotte								No
4.04	Property	SGFC	1	DoubleTree RTP								No
5	Both	Barclays	1	Renaissance Fort Lauderdale							Seasonality Reserve: 200,000	No
6	Both	Barclays	1	ATRIA Corporate Center			3,000,000				Mosaic Rollover Reserve: 1,925,325; Covidien Rollover Reserve: 1,869,700	No
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	714,460							No
7.01	Property	Barclays	1	67650 East Ramon Road								No
7.02	Property	Barclays	1	2700 Poplar Avenue								No
7.03	Property	Barclays	1	1400 South Gene Autry Trail								No
7.04	Property	Barclays	1	3686 Old Germantown Road								No
7.05	Property	Barclays	1	500 Radio Road								No
7.06	Property	Barclays	1	9275 Macon Road								No
7.07	Property	Barclays	1	72500 Varner Road								No
7.08	Property	Barclays	1	22075 Highway 18								No
7.09	Property	Barclays	1	3040 Austin Peay Highway								No
7.10	Property	Barclays	1	18690 Highway 18								No
7.11	Property	Barclays	1	1700 US Highway 75								No
7.12	Property	Barclays	1	1720 Loy Lake Road								No
7.13	Property	Barclays	1	6140 East Shelby Drive								No
7.14	Property	Barclays	1	6017 Interstate 30								No
7.15	Property	Barclays	1	7777 Moriarty Road								No
7.16	Property	Barclays	1	8123 Wesley Street								No
7.17	Property	Barclays	1	2922 South 5th Court								No
7.18	Property	Barclays	1	3577 New Getwell Road								No
7.19	Property	Barclays	1	5141 American Way								No
7.20	Property	Barclays	1	6390 Winchester Road								No
7.21	Property	Barclays	1	4705 Winchester Road								No
8	Both	Natixis	1	NEMA San Francisco	250,000							No
9	Both	SGFC	1	787 Eleventh Avenue								No
10	Both	UBS AG	1	The Colonnade Office Complex			6,000,000					No
11	Loan	UBS AG	10	Wolverine Portfolio								No
11.01	Property	UBS AG	1	Apple Tree Estates								No
11.02	Property	UBS AG	1	South Lyon								No
11.03	Property	UBS AG	1	Metro Commons								No
11.04	Property	UBS AG	1	Brighton Village								No
11.05	Property	UBS AG	1	College Heights								No
11.06	Property	UBS AG	1	Hillcrest								No
11.07	Property	UBS AG	1	Royal Village								No
11.08	Property	UBS AG	1	Fernwood								No
11.09	Property	UBS AG	1	Satellite Bay								No
11.10	Property	UBS AG	1	Chalet Village								No
12	Both	Barclays	1	DoubleTree Colorado Springs								No
13	Both	SGFC	1	Kings Mountain Center								Yes
14	Both	RMF	1	The Falls In Hudson								No
15	Both	KeyBank	1	Alton Self Storage	46,559							No
16	Both	Barclays	1	4201 Connecticut Avenue Northwest			700,000					No
17	Both	Barclays	1	California Center								No
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26								Yes
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN								Yes
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI								Yes
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX								Yes
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA								Yes
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX								Yes
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX								Yes
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH								Yes
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN								Yes
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA								Yes
18.10	Property	SGFC	1	CVS - Fayetteville, GA								Yes

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					RESERVE CAPS(21)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	CapEx Reserve Cap ($)	Environmental Reserve Cap ($)	TI/LC Reserve Cap ($)	RE Tax Reserve Cap ($)	Insurance Reserve Cap ($)	Debt Service Reserve Cap ($)	Other Reserve Cap ($)	Single Tenant
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA								Yes
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI								Yes
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA								Yes
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN								Yes
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH								Yes
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN								Yes
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX								Yes
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX								Yes
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN								Yes
19	Both	Barclays	1	Patuxent Crossing			1,500,000					No
20	Both	KeyBank	1	University Place			850,000					No
21	Both	UBS AG	1	The Block Northway			1,000,000					No
22	Loan	RMF	4	Goodyear Portfolio								Yes
22.01	Property	RMF	1	Innovation Tech Center								Yes
22.02	Property	RMF	1	Research Center								Yes
22.03	Property	RMF	1	Tire Testing								Yes
22.04	Property	RMF	1	North Archwood								Yes
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24								Yes
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA								Yes
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN								Yes
23.03	Property	SGFC	1	Walgreens - Romeoville, IL								Yes
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA								Yes
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI								Yes
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM								Yes
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI								Yes
23.08	Property	SGFC	1	Walgreens - Oswego, IL								Yes
23.09	Property	SGFC	1	Walgreens - Waco, TX								Yes
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL								Yes
23.11	Property	SGFC	1	Walgreens - Austin, TX								Yes
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX								Yes
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH								Yes
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX								Yes
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL								Yes
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL								Yes
23.17	Property	SGFC	1	Dollar General - Lancaster, PA								Yes
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH								Yes
23.19	Property	SGFC	1	Dollar General - Herminie, PA								Yes
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL								Yes
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA								Yes
23.22	Property	SGFC	1	Dollar General - Mansfield, OH								Yes
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA								Yes
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH								Yes
24	Both	SGFC	1	Creekside Village Apartments								No
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio								Yes
25.01	Property	Barclays	1	DentaQuest								Yes
25.02	Property	Barclays	1	Aurora Health Care								Yes
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	32,083		160,417					Various
27	Both	SGFC	1	600 Pine Avenue								Yes
28	Both	Barclays	1	HGI Lubbock								No
29	Both	KeyBank	1	Carolina Beverage Group Building								Yes
30	Both	SGFC	1	TownePlace Suites Altamonte Springs								No
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio			200,000					No
31.01	Property	Barclays	1	Harbourview North								No
31.02	Property	Barclays	1	Peninsula Town Center								No
32	Loan	UBS AG	186	ILPT Hawaii Portfolio								Various
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	625,350		422,238					Yes
33.01	Property	UBS AG	1	1 Fashion Way								Yes
33.02	Property	UBS AG	1	298 Henry Southern Drive								Yes
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy								Yes
33.04	Property	UBS AG	1	195 Henry Southern Drive								Yes
33.05	Property	UBS AG	1	370 Henry Southern Drive								Yes
33.06	Property	UBS AG	1	161 Prestige Drive								Yes
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	250,000							No
35	Both	Barclays	1	Sierra Springs Village								No
36	Both	SGFC	1	Christiana Mall	241,565		1,449,387					No
37	Both	KeyBank	1	Sangamon Center			450,000					No
38	Both	RMF	1	Fairfield Inn & Suites Dunn	500,000							No
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio			237,705					No
39.01	Property	UBS AG	1	Greentree Professional Center								No
39.02	Property	UBS AG	1	Presidential Court								No
39.03	Property	UBS AG	1	Corporate Court								No
39.04	Property	UBS AG	1	Concorde Business Park								No
39.05	Property	UBS AG	1	Houchin Business Park								No
40	Both	SGFC	1	North Attleboro Shopping Center			300,000					No
41	Both	Barclays	1	Hampton Inn - Wausau, WI								No
42	Both	RMF	1	Townline Self Storage								No
43	Both	SGFC	1	Holiday Inn Express Gatesville								No
44	Both	SGFC	1	Safeway La Grande								Yes
45	Both	SGFC	1	Town Plaza Leesville			450,000					No
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest								No
47	Both	KeyBank	1	Hampton Inn - Santa Rosa								No
48	Both	SGFC	1	Best Western Long Beach Inn							130,000	No
49	Both	RMF	1	Baymont Inn & Suites Green Bay								No
50	Both	Natixis	1	123 Whiting Street								No

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					TENANCY INFORMATION(22)(23)(24)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Largest Tenant	Unit Size	Lease Expiration	Second Largest Tenant	Unit Size	Lease Expiration	Third Largest Tenant	Unit Size	Lease Expiration	Fourth Largest Tenant	Unit Size	Lease Expiration	Fifth Largest Tenant	Unit Size	Lease Expiration
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II
1.01	Property	KeyBank	1	Nantucket
1.02	Property	KeyBank	1	Plantation
1.03	Property	KeyBank	1	Pollock
1.04	Property	KeyBank	1	Silverado Ranch
1.05	Property	KeyBank	1	Myrtle Beach - Jesse
1.06	Property	KeyBank	1	Port St. Lucie
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond
1.08	Property	KeyBank	1	Sahara
1.09	Property	KeyBank	1	Fort Pierce
1.10	Property	KeyBank	1	Sonoma
2	Loan	Natixis	4	Vanguard Portfolio
2.01	Property	Natixis	1	425 Old Morehall Road	The Vanguard Group	201,658	10/31/2030
2.02	Property	Natixis	1	1001 Cedar Hollow Road	The Vanguard Group	133,000	10/31/2029
2.03	Property	Natixis	1	50 Morehall Road	The Vanguard Group	117,000	10/31/2027
2.04	Property	Natixis	1	60 Morehall Road	The Vanguard Group	117,000	10/31/2028
3	Loan	SGFC	16	GNL Industrial Portfolio
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio	FedEx Ground Package System, Inc.	168,576	08/31/2022
3.02	Property	SGFC	1	Rubbermaid - Akron	Rubbermaid Incorporated	668,592	01/31/2029
3.03	Property	SGFC	1	Bush Industries - Jamestown	Bush Industries, Inc.	456,094	09/27/2038
3.04	Property	SGFC	1	Chemours - Pass Christian	The Chemours Company	300,000	01/31/2028
3.05	Property	SGFC	1	Wolverine - Howard City	Wolverine World Wide, Inc.	468,635	01/31/2023
3.06	Property	SGFC	1	FedEx Freight - Greenville	FedEx Freight Corporation	29,051	07/31/2033
3.07	Property	SGFC	1	Diebold - North Canton	Diebold Nixdorf Incorporated	158,330	06/30/2025
3.08	Property	SGFC	1	FedEx Freight - Blackfoot	FedEx Freight Corporation	21,574	09/06/2032
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village	Mapes & Sprowl Steel, Ltd.	60,798	01/09/2030
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids	XPO Logistics, Inc.	28,070	11/30/2023
3.11	Property	SGFC	1	XPO Logistics - Aurora	XPO Logistics, Inc.	15,700	11/30/2023
3.12	Property	SGFC	1	XPO Logistics - Salina	XPO Logistics, Inc.	15,029	11/30/2023
3.13	Property	SGFC	1	XPO Logistics - Riverton	XPO Logistics, Inc.	14,881	11/30/2023
3.14	Property	SGFC	1	XPO Logistics - Waite Park	XPO Logistics, Inc.	14,160	11/30/2023
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville	XPO Logistics, Inc.	15,068	11/30/2023
3.16	Property	SGFC	1	XPO Logistics - Vincennes	XPO Logistics, Inc.	8,650	11/30/2023
4	Loan	SGFC	4	SWVP Portfolio
4.01	Property	SGFC	1	InterContinental
4.02	Property	SGFC	1	DoubleTree Sunrise
4.03	Property	SGFC	1	DoubleTree Charlotte
4.04	Property	SGFC	1	DoubleTree RTP
5	Both	Barclays	1	Renaissance Fort Lauderdale
6	Both	Barclays	1	ATRIA Corporate Center	The Mosaic Company	77,013	03/31/2022	Covidien Medtronic	74,788	11/30/2021	Daikin	49,563	05/31/2027	Messerli & Kramer	25,094	03/31/2027	Cannon Technologies	24,404	10/31/2024
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio
7.01	Property	Barclays	1	67650 East Ramon Road
7.02	Property	Barclays	1	2700 Poplar Avenue
7.03	Property	Barclays	1	1400 South Gene Autry Trail
7.04	Property	Barclays	1	3686 Old Germantown Road
7.05	Property	Barclays	1	500 Radio Road
7.06	Property	Barclays	1	9275 Macon Road
7.07	Property	Barclays	1	72500 Varner Road
7.08	Property	Barclays	1	22075 Highway 18
7.09	Property	Barclays	1	3040 Austin Peay Highway
7.10	Property	Barclays	1	18690 Highway 18
7.11	Property	Barclays	1	1700 US Highway 75
7.12	Property	Barclays	1	1720 Loy Lake Road
7.13	Property	Barclays	1	6140 East Shelby Drive
7.14	Property	Barclays	1	6017 Interstate 30
7.15	Property	Barclays	1	7777 Moriarty Road
7.16	Property	Barclays	1	8123 Wesley Street
7.17	Property	Barclays	1	2922 South 5th Court
7.18	Property	Barclays	1	3577 New Getwell Road
7.19	Property	Barclays	1	5141 American Way
7.20	Property	Barclays	1	6390 Winchester Road
7.21	Property	Barclays	1	4705 Winchester Road
8	Both	Natixis	1	NEMA San Francisco
9	Both	SGFC	1	787 Eleventh Avenue	GJM OPCO LLC - Jaguar Land Rover	161,195	11/30/2032	Nissan North America	106,391	07/31/2032	Spaces (Regus Plc)	99,337	10/31/2031	Pershing Square Capital Management	66,757	01/30/2034	Dwight Capital	20,322	05/30/2029
10	Both	UBS AG	1	The Colonnade Office Complex	Hilton Domestic Operating Company	155,572	01/31/2021	USP Texas, L.P.	127,613	10/31/2025	HQ Global Workplaces, LLC	54,482	04/30/2020	Google, Inc.	51,260	02/28/2026	Systemware	48,125	05/31/2022
11	Loan	UBS AG	10	Wolverine Portfolio
11.01	Property	UBS AG	1	Apple Tree Estates
11.02	Property	UBS AG	1	South Lyon
11.03	Property	UBS AG	1	Metro Commons
11.04	Property	UBS AG	1	Brighton Village
11.05	Property	UBS AG	1	College Heights
11.06	Property	UBS AG	1	Hillcrest
11.07	Property	UBS AG	1	Royal Village
11.08	Property	UBS AG	1	Fernwood
11.09	Property	UBS AG	1	Satellite Bay
11.10	Property	UBS AG	1	Chalet Village
12	Both	Barclays	1	DoubleTree Colorado Springs
13	Both	SGFC	1	Kings Mountain Center	Ensono	215,000	03/31/2034
14	Both	RMF	1	The Falls In Hudson
15	Both	KeyBank	1	Alton Self Storage
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	Hilltop Consultants	8,312	11/30/2020	Greenwald & Associates	7,588	10/31/2027	Wendt Center	7,422	03/31/2023	MedStar Family Choice	6,428	08/31/2023	MedStar Georgetown	5,111	11/30/2023
17	Both	Barclays	1	California Center	Interwest	39,891	04/05/2028	State of California	9,881	10/31/2025	Cedar Point Recovery	9,676	12/31/2020	Children’s Law Center	7,398	01/31/2024	IHouse Web	6,308	02/15/2020
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN	Hy-Vee	96,336	01/17/2039
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI	Pick n Save	67,951	02/28/2029
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX	Tractor Supply	21,702	08/30/2033
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA	Walgreens	15,120	11/30/2036
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX	Tractor Supply	21,702	05/31/2032
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX	Tractor Supply	21,930	04/30/2031
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH	Walgreens	13,905	02/28/2029
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN	Walgreens	14,820	06/30/2033
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA	Walgreens	14,820	02/28/2033
18.10	Property	SGFC	1	CVS - Fayetteville, GA	CVS	10,164	04/30/2033

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					TENANCY INFORMATION(22)(23)(24)
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Largest Tenant	Unit Size	Lease Expiration	Second Largest Tenant	Unit Size	Lease Expiration	Third Largest Tenant	Unit Size	Lease Expiration	Fourth Largest Tenant	Unit Size	Lease Expiration	Fifth Largest Tenant	Unit Size	Lease Expiration
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA	Tractor Supply	19,097	07/31/2033
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI	Walgreens	20,645	07/31/2032
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA	Advance Auto Parts	12,000	12/31/2028
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN	Autozone	8,077	12/31/2029
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH	Dollar General	9,100	01/31/2034
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN	Dollar General	9,026	11/30/2033
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX	Dollar General	9,100	05/31/2029
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX	Dollar General	9,026	08/31/2029
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN	Dollar General	9,026	04/30/2029
19	Both	Barclays	1	Patuxent Crossing	Howard County, Maryland	63,927	06/30/2038	FEI.COM	58,332	05/31/2023	State of Maryland - Department of Human Services	42,702	10/31/2028	Howard County Housing Comm	27,332	06/30/2027	Kennedy Krieger Institute	26,946	04/30/2022
20	Both	KeyBank	1	University Place	Conn’s	46,328	07/31/2026	24e Fitness of Huntsville, LLC	22,463	11/14/2025	88 Kitchen Buffet	13,232	01/04/2020	Phil Sandoval’s / Ted’s BBQ	9,018	12/31/2020	Rocket City Arcade & Classic Consoles	5,996	05/31/2022
21	Both	UBS AG	1	The Block Northway	Nordstrom Rack	40,346	08/31/2026	Dave & Busters	40,158	02/28/2034	Sak’s Off 5th	36,000	10/31/2026	Marshall’s	35,500	01/31/2021	The Container Store	24,303	02/28/2027
22	Loan	RMF	4	Goodyear Portfolio
22.01	Property	RMF	1	Innovation Tech Center	Goodyear	1,621,500	04/30/2038
22.02	Property	RMF	1	Research Center	Goodyear	193,312	04/30/2038
22.03	Property	RMF	1	Tire Testing	Goodyear	145,600	04/30/2038
22.04	Property	RMF	1	North Archwood	Goodyear	85,600	04/30/2038
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA	BioLife Plasma Services L.P.	16,637	10/31/2031
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN	BioLife Plasma Services L.P.	16,600	08/31/2032
23.03	Property	SGFC	1	Walgreens - Romeoville, IL	Walgreens	14,752	01/31/2033
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA	Walgreens	14,997	08/31/2030
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI	Pick n Save	49,580	11/30/2028
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM	Tractor Supply	19,021	09/30/2033
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI	Walgreens	15,046	08/31/2030
23.08	Property	SGFC	1	Walgreens - Oswego, IL	Walgreens	15,005	12/31/2030
23.09	Property	SGFC	1	Walgreens - Waco, TX	Walgreens	13,808	10/31/2029
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL	Tractor Supply	19,041	10/31/2033
23.11	Property	SGFC	1	Walgreens - Austin, TX	Walgreens	13,826	12/31/2023
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX	Walgreens	13,870	08/31/2028
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH	Tractor Supply	19,028	10/31/2033
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX	Fresenius Medical Care	10,325	10/31/2027
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL	CVS Pharmacy	10,090	01/31/2029
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL	Advance Auto Parts	9,418	08/31/2027
23.17	Property	SGFC	1	Dollar General - Lancaster, PA	Dollar General	9,167	02/29/2032
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH	Sherwin Williams	4,528	05/31/2028
23.19	Property	SGFC	1	Dollar General - Herminie, PA	Dollar General	9,512	06/30/2033
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL	Dollar General	9,221	08/31/2028
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA	Dollar General	9,533	07/31/2033
23.22	Property	SGFC	1	Dollar General - Mansfield, OH	Dollar General	9,226	06/30/2033
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA	Advance Auto Parts	5,522	12/31/2028
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH	Dollar Tree	9,725	01/31/2028
24	Both	SGFC	1	Creekside Village Apartments
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio
25.01	Property	Barclays	1	DentaQuest	DentaQuest LLC	88,259	07/31/2031
25.02	Property	Barclays	1	Aurora Health Care	Aurora Healthcare	80,569	03/31/2027
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio
27	Both	SGFC	1	600 Pine Avenue	Orbital ATK	83,479	07/31/2025
28	Both	Barclays	1	HGI Lubbock
29	Both	KeyBank	1	Carolina Beverage Group Building	Carolina Beverage Group	151,142	05/30/2036
30	Both	SGFC	1	TownePlace Suites Altamonte Springs
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio
31.01	Property	Barclays	1	Harbourview North	Metro Diner	3,904	04/30/2028	Zoe’s Kitchen	2,600	03/31/2028	Long & Foster Real Estate	2,548	04/30/2028	Wild Birds Unlimited	2,473	11/30/2023	Tijuana Flats	2,401	05/31/2028
31.02	Property	Barclays	1	Peninsula Town Center	Mission BBQ	3,600	03/31/2027	Navy Federal Credit Union	3,450	03/31/2027	FirstWatch	3,200	01/31/2027	The Original Mattress Factory	2,400	01/31/2024	Smashburger	2,200	03/31/2027
32	Loan	UBS AG	186	ILPT Hawaii Portfolio
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio
33.01	Property	UBS AG	1	1 Fashion Way	Southern Motion, Inc.	758,250	12/31/2038
33.02	Property	UBS AG	1	298 Henry Southern Drive	Southern Motion, Inc.	360,000	12/31/2038
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy	Southern Motion, Inc.	265,080	12/31/2038
33.04	Property	UBS AG	1	195 Henry Southern Drive	Southern Motion, Inc.	180,000	12/31/2038
33.05	Property	UBS AG	1	370 Henry Southern Drive	Southern Motion, Inc.	78,000	12/31/2038
33.06	Property	UBS AG	1	161 Prestige Drive	Southern Motion, Inc.	69,000	12/31/2038
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District
35	Both	Barclays	1	Sierra Springs Village
36	Both	SGFC	1	Christiana Mall	Target	145,312	12/31/2036	Cabela’s	100,000	01/31/2035	Cinemark	50,643	11/30/2029	Barnes & Noble	36,803	01/31/2020	XXI Forever	27,300	01/31/2020
37	Both	KeyBank	1	Sangamon Center	Schnucks	63,257	08/31/2021	USPS	15,485	12/31/2020	CVS Pharmacy	12,468	06/21/2023	Pet Supplies Plus	7,914	06/30/2027	Help at Home	7,085	09/30/2022
38	Both	RMF	1	Fairfield Inn & Suites Dunn
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio
39.01	Property	UBS AG	1	Greentree Professional Center	State of Florida Department of Education	3,397	06/30/2020	Gulf Coast Assisting	3,072	10/31/2020	Charity for Change LLC	1,620	11/30/2021	Golden Age Home Health Agency	1,543	08/31/2021	Austin Wm Coleman	1,530	12/31/2019
39.02	Property	UBS AG	1	Presidential Court	Glass Onion Publishing	3,075	08/31/2024	John Webber	3,000	07/31/2020	Freedom House	2,185	03/31/2022	Eckerd Youth Alternatives, Inc	2,018	05/31/2023	Jeffrey Steinberg	2,000	01/31/2022
39.03	Property	UBS AG	1	Corporate Court	Nextep Counseling and Clinical Services LLC	4,655	11/30/2022	Muscular Dystrophy Association, Inc	2,000	08/31/2019	The Devereux Foundation	2,000	05/31/2020	Gulf Coast Symphony Orchestra, Inc	2,000	09/30/2022	Presidential Rehab & Therapy Center, Inc	1,297	03/31/2021
39.04	Property	UBS AG	1	Concorde Business Park	Independently Volvo, Inc	3,327	05/31/2020	DDD Automotive Corp	3,000	05/31/2020	Smith Marine Enterprises, Inc	2,654	06/30/2020	Swift Auto LLC	1,327	10/31/2019	Giuseppe Runco	1,327	09/30/2021
39.05	Property	UBS AG	1	Houchin Business Park	T & J Global Services LLC	3,000	03/31/2021	Granimarb	1,500	07/31/2019	Quartz Stone Inc	1,500	08/31/2021	Coastland Marble and Tile Inc	1,500	01/31/2020	Douglas Dye	1,500	06/30/2019
40	Both	SGFC	1	North Attleboro Shopping Center	Fit Factory	23,000	07/31/2033	Rite Aid	12,000	12/31/2024	Advance Auto Parts	7,500	04/30/2024	Fresh Catch	3,328	11/30/2021	NE Dry Cleaners	2,320	MTM
41	Both	Barclays	1	Hampton Inn - Wausau, WI
42	Both	RMF	1	Townline Self Storage
43	Both	SGFC	1	Holiday Inn Express Gatesville
44	Both	SGFC	1	Safeway La Grande	Safeway	56,284	10/31/2037
45	Both	SGFC	1	Town Plaza Leesville	Stage Stores	30,470	01/31/2027	It’s Fashion Metro (Cato)	11,990	01/31/2020	Dollar Tree	8,450	01/31/2020	Buffet City (Haiyu)	6,000	09/30/2027	Aarons	6,000	03/31/2021
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest
47	Both	KeyBank	1	Hampton Inn - Santa Rosa
48	Both	SGFC	1	Best Western Long Beach Inn
49	Both	RMF	1	Baymont Inn & Suites Green Bay
50	Both	Natixis	1	123 Whiting Street	Progressive Specialty Glass Company	11,095	04/30/2023	Sports Car Restoration, LLC	10,713	10/31/2019	Rozelle Specialty Processes, Inc	6,889	11/30/2020	For Goodness Sake	6,203	09/30/2023	Elliott Laden (Crossfit)	5,600	08/31/2019

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Loan Purpose	Principal/Carveout Guarantor(25)	Related Borrower(26)	Lockbox (Y/N)	Lockbox Type(27)
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II	Refinance	Strategic Storage Trust II, Inc.	No	Yes	Springing
1.01	Property	KeyBank	1	Nantucket
1.02	Property	KeyBank	1	Plantation
1.03	Property	KeyBank	1	Pollock
1.04	Property	KeyBank	1	Silverado Ranch
1.05	Property	KeyBank	1	Myrtle Beach - Jesse
1.06	Property	KeyBank	1	Port St. Lucie
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond
1.08	Property	KeyBank	1	Sahara
1.09	Property	KeyBank	1	Fort Pierce
1.10	Property	KeyBank	1	Sonoma
2	Loan	Natixis	4	Vanguard Portfolio	Acquisition	NAP	No	Yes	Hard
2.01	Property	Natixis	1	425 Old Morehall Road
2.02	Property	Natixis	1	1001 Cedar Hollow Road
2.03	Property	Natixis	1	50 Morehall Road
2.04	Property	Natixis	1	60 Morehall Road
3	Loan	SGFC	16	GNL Industrial Portfolio	Recapitalization	Global Net Lease Operating Partnership, L.P.	No	Yes	Hard
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio
3.02	Property	SGFC	1	Rubbermaid - Akron
3.03	Property	SGFC	1	Bush Industries - Jamestown
3.04	Property	SGFC	1	Chemours - Pass Christian
3.05	Property	SGFC	1	Wolverine - Howard City
3.06	Property	SGFC	1	FedEx Freight - Greenville
3.07	Property	SGFC	1	Diebold - North Canton
3.08	Property	SGFC	1	FedEx Freight - Blackfoot
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids
3.11	Property	SGFC	1	XPO Logistics - Aurora
3.12	Property	SGFC	1	XPO Logistics - Salina
3.13	Property	SGFC	1	XPO Logistics - Riverton
3.14	Property	SGFC	1	XPO Logistics - Waite Park
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville
3.16	Property	SGFC	1	XPO Logistics - Vincennes
4	Loan	SGFC	4	SWVP Portfolio	Refinance	Southwest Value Partners Fund XVI, LP	No	Yes	Hard
4.01	Property	SGFC	1	InterContinental
4.02	Property	SGFC	1	DoubleTree Sunrise
4.03	Property	SGFC	1	DoubleTree Charlotte
4.04	Property	SGFC	1	DoubleTree RTP
5	Both	Barclays	1	Renaissance Fort Lauderdale	Acquisition	Howard J. Wurzak	No	Yes	Springing
6	Both	Barclays	1	ATRIA Corporate Center	Acquisition	Pembroke IV LLC, TCM Atria GP LLC, TCM Atria LLC, John B. Vander Zwaag, Richard C. Hamlin, Jeffrey J. Irmer, Benjamin Adams	No	Yes	Hard
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio	Acquisition	Inland Private Capital Corporation	No	Yes	Springing
7.01	Property	Barclays	1	67650 East Ramon Road
7.02	Property	Barclays	1	2700 Poplar Avenue
7.03	Property	Barclays	1	1400 South Gene Autry Trail
7.04	Property	Barclays	1	3686 Old Germantown Road
7.05	Property	Barclays	1	500 Radio Road
7.06	Property	Barclays	1	9275 Macon Road
7.07	Property	Barclays	1	72500 Varner Road
7.08	Property	Barclays	1	22075 Highway 18
7.09	Property	Barclays	1	3040 Austin Peay Highway
7.10	Property	Barclays	1	18690 Highway 18
7.11	Property	Barclays	1	1700 US Highway 75
7.12	Property	Barclays	1	1720 Loy Lake Road
7.13	Property	Barclays	1	6140 East Shelby Drive
7.14	Property	Barclays	1	6017 Interstate 30
7.15	Property	Barclays	1	7777 Moriarty Road
7.16	Property	Barclays	1	8123 Wesley Street
7.17	Property	Barclays	1	2922 South 5th Court
7.18	Property	Barclays	1	3577 New Getwell Road
7.19	Property	Barclays	1	5141 American Way
7.20	Property	Barclays	1	6390 Winchester Road
7.21	Property	Barclays	1	4705 Winchester Road
8	Both	Natixis	1	NEMA San Francisco	Refinance	Sonny Kahn, not personally or individually (except as set forth in section 21 of this guaranty), but solely as trustee of the SK Business Trust pursuant to that certain Declaration of Trust dated December 31, 2003, Russell W. Galbut, not personally or individually (except as set forth in section 21 of this guaranty), but solely as trustee of the RF Business Trust pursuant to that certain Amendment and Restatement of the RF Business trust dated November 3, 2009, Bruce A. Menin, not personally or individually (except as set forth in section 21 of this guaranty), but solely as trustee of the Menin 1998 Business Trust pursuant to that certain Restated and Amended Declaration of Trust dated November 6, 2009.	No	Yes	Soft (Residential); Hard (Commercial)
9	Both	SGFC	1	787 Eleventh Avenue	Refinance	William A. Ackman, Adam R. Flatto	No	Yes	Hard
10	Both	UBS AG	1	The Colonnade Office Complex	Refinance	Fortis Property Group, LLC	No	Yes	Hard
11	Loan	UBS AG	10	Wolverine Portfolio	Refinance	Ross H. Partrich	No	Yes	Springing
11.01	Property	UBS AG	1	Apple Tree Estates
11.02	Property	UBS AG	1	South Lyon
11.03	Property	UBS AG	1	Metro Commons
11.04	Property	UBS AG	1	Brighton Village
11.05	Property	UBS AG	1	College Heights
11.06	Property	UBS AG	1	Hillcrest
11.07	Property	UBS AG	1	Royal Village
11.08	Property	UBS AG	1	Fernwood
11.09	Property	UBS AG	1	Satellite Bay
11.10	Property	UBS AG	1	Chalet Village
12	Both	Barclays	1	DoubleTree Colorado Springs	Refinance	Kenneth K. Kochenour	No	Yes	Hard
13	Both	SGFC	1	Kings Mountain Center	Acquisition	AGC US Data Center Holdco, LLC	No	Yes	Hard
14	Both	RMF	1	The Falls In Hudson	Refinance	Mark M. Salomon	No	Yes	Springing
15	Both	KeyBank	1	Alton Self Storage	Refinance	Mark Conzelman, M. Paul Conzelman, John C. Thomson, Thomson Family Trust, Dated June 18, 1997	No	Yes	Springing
16	Both	Barclays	1	4201 Connecticut Avenue Northwest	Refinance	Bruce S. Brickman	No	Yes	Hard
17	Both	Barclays	1	California Center	Refinance	Matthew T. White, The Matthew White Family Trust Dated March 1, 2002	No	Yes	Hard
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26	Acquisition	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht, Warren Thomas	Yes - Group 1	Yes	Hard
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA
18.10	Property	SGFC	1	CVS - Fayetteville, GA

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	Loan Purpose	Principal/Carveout Guarantor(25)	Related Borrower(26)	Lockbox (Y/N)	Lockbox Type(27)
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN
19	Both	Barclays	1	Patuxent Crossing	Acquisition	David Ridini, Matthew Snyder	No	Yes	Hard
20	Both	KeyBank	1	University Place	Acquisition	Robert Berger, Richard Glickman, Anthony Passander	No	Yes	Springing
21	Both	UBS AG	1	The Block Northway	Refinance	Lawrence B. Levey, Lawrence B. Levey Trust (First Restatement)	No	Yes	Hard
22	Loan	RMF	4	Goodyear Portfolio	Refinance	Stuart Lichter, Stuart Lichter, as Trustee of the Stuart Lichter Trust dated November 13, 2011	No	Yes	Hard
22.01	Property	RMF	1	Innovation Tech Center
22.02	Property	RMF	1	Research Center
22.03	Property	RMF	1	Tire Testing
22.04	Property	RMF	1	North Archwood
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24	Acquisition	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht, Warren Thomas	Yes - Group 1	Yes	Hard
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN
23.03	Property	SGFC	1	Walgreens - Romeoville, IL
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI
23.08	Property	SGFC	1	Walgreens - Oswego, IL
23.09	Property	SGFC	1	Walgreens - Waco, TX
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL
23.11	Property	SGFC	1	Walgreens - Austin, TX
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL
23.17	Property	SGFC	1	Dollar General - Lancaster, PA
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH
23.19	Property	SGFC	1	Dollar General - Herminie, PA
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA
23.22	Property	SGFC	1	Dollar General - Mansfield, OH
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH
24	Both	SGFC	1	Creekside Village Apartments	Refinance	Robert M. Arcand, Robert M. Arcand, Trustee of The Robert M. Arcand Trust	No	Yes	Soft
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio	Acquisition	Matthew J. Felton	No	Yes	Springing
25.01	Property	Barclays	1	DentaQuest
25.02	Property	Barclays	1	Aurora Health Care
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio	Refinance	Richard Eugene Workman	No	Yes	Hard
27	Both	SGFC	1	600 Pine Avenue	Acquisition	Jason D. Jaeger, Sep A. Wolf, Brynn A. Wolf, Sep A. Wolf and Brynn A. Wolf as co-trustees of the Wolf Family 2015 Revocable Trust dated May 26, 2015	No	Yes	Hard
28	Both	Barclays	1	HGI Lubbock	Acquisition	Allan V. Rose	No	Yes	Hard
29	Both	KeyBank	1	Carolina Beverage Group Building	Acquisition	Louis J. Rogers	No	Yes	Hard
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	Refinance	Hiren Desai	No	Yes	Springing
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio	Acquisition	Michael D. Reynolds, The Michael D. Reynolds Revocable Trust	No	Yes	Springing
31.01	Property	Barclays	1	Harbourview North
31.02	Property	Barclays	1	Peninsula Town Center
32	Loan	UBS AG	186	ILPT Hawaii Portfolio	Recapitalization	Industrial Logistics Properties Trust	No	Yes	Hard
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio	Recapitalization	STORE Capital Corporation	No	Yes	Hard
33.01	Property	UBS AG	1	1 Fashion Way
33.02	Property	UBS AG	1	298 Henry Southern Drive
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy
33.04	Property	UBS AG	1	195 Henry Southern Drive
33.05	Property	UBS AG	1	370 Henry Southern Drive
33.06	Property	UBS AG	1	161 Prestige Drive
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	Refinance	Timothy J. Dora, Robert Dora, Robert McCormack	No	Yes	Hard
35	Both	Barclays	1	Sierra Springs Village	Acquisition	Daniel Williamson	No	Yes	Springing
36	Both	SGFC	1	Christiana Mall	Refinance	GGP Nimbus, LP, PPF Retail, LLC	No	Yes	Hard
37	Both	KeyBank	1	Sangamon Center	Refinance	Carnegie Properties, Inc.	No	Yes	Hard
38	Both	RMF	1	Fairfield Inn & Suites Dunn	Refinance	Oscar N. Harris, John M. Sandlin	No	Yes	Springing
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio	Refinance	Judith K. Burns, Charles J. Burns	No	Yes	Springing
39.01	Property	UBS AG	1	Greentree Professional Center
39.02	Property	UBS AG	1	Presidential Court
39.03	Property	UBS AG	1	Corporate Court
39.04	Property	UBS AG	1	Concorde Business Park
39.05	Property	UBS AG	1	Houchin Business Park
40	Both	SGFC	1	North Attleboro Shopping Center	Refinance	Matthew L. Genes, Ryan G. Gadles	No	Yes	Hard
41	Both	Barclays	1	Hampton Inn - Wausau, WI	Acquisition	Shreyas Patel	No	Yes	Springing
42	Both	RMF	1	Townline Self Storage	Refinance	Robert Moser	No	Yes	Springing
43	Both	SGFC	1	Holiday Inn Express Gatesville	Refinance	Minhas Ladiwalla, Mohd Karim Sayani	No	Yes	Springing
44	Both	SGFC	1	Safeway La Grande	Acquisition	Jean Whitehurst, Michael Whitehurst, Donald Whitehurst	No	Yes	Springing
45	Both	SGFC	1	Town Plaza Leesville	Refinance	Robert B. Neely	No	Yes	Springing
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	Refinance	Rajesh A. Patel	No	Yes	Springing
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	Refinance	Bina Bhakta, Divyesh Bhakta, Vimal Bhakta, Nitin Bhakta, Mahesh Bhakta, Ishvar Bhakta, Nelesh Patel	No	Yes	Springing
48	Both	SGFC	1	Best Western Long Beach Inn	Refinance	Amandeep Singh Virk, Harjinder Singh Virk	No	Yes	Springing
49	Both	RMF	1	Baymont Inn & Suites Green Bay	Refinance	Nitin Tiwari, Rahul Tiwari, Karthik Pothumachi	No	Yes	Springing
50	Both	Natixis	1	123 Whiting Street	Acquisition	Pincus Rand	No	Yes	Hard

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HOTEL OPERATING STATISTICS
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	UW Occupancy (%)	UW ADR ($)	UW RevPAR ($)	Most Recent Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	2018 Occupancy (%)	2018 ADR ($)	2018 RevPAR ($)	2017 Occupancy (%)	2017 ADR ($)	2017 RevPAR ($)	2016 Occupancy (%)	2016 ADR ($)	2016 RevPAR ($)
1	Loan	KeyBank	10	SSTII Self Storage Portfolio II
1.01	Property	KeyBank	1	Nantucket
1.02	Property	KeyBank	1	Plantation
1.03	Property	KeyBank	1	Pollock
1.04	Property	KeyBank	1	Silverado Ranch
1.05	Property	KeyBank	1	Myrtle Beach - Jesse
1.06	Property	KeyBank	1	Port St. Lucie
1.07	Property	KeyBank	1	Myrtle Beach - Dick Pond
1.08	Property	KeyBank	1	Sahara
1.09	Property	KeyBank	1	Fort Pierce
1.10	Property	KeyBank	1	Sonoma
2	Loan	Natixis	4	Vanguard Portfolio
2.01	Property	Natixis	1	425 Old Morehall Road
2.02	Property	Natixis	1	1001 Cedar Hollow Road
2.03	Property	Natixis	1	50 Morehall Road
2.04	Property	Natixis	1	60 Morehall Road
3	Loan	SGFC	16	GNL Industrial Portfolio
3.01	Property	SGFC	1	FedEx Ground Package Systems - San Antonio
3.02	Property	SGFC	1	Rubbermaid - Akron
3.03	Property	SGFC	1	Bush Industries - Jamestown
3.04	Property	SGFC	1	Chemours - Pass Christian
3.05	Property	SGFC	1	Wolverine - Howard City
3.06	Property	SGFC	1	FedEx Freight - Greenville
3.07	Property	SGFC	1	Diebold - North Canton
3.08	Property	SGFC	1	FedEx Freight - Blackfoot
3.09	Property	SGFC	1	Mapes & Sprowl Steel - Elk Grove Village
3.10	Property	SGFC	1	XPO Logistics - Grand Rapids
3.11	Property	SGFC	1	XPO Logistics - Aurora
3.12	Property	SGFC	1	XPO Logistics - Salina
3.13	Property	SGFC	1	XPO Logistics - Riverton
3.14	Property	SGFC	1	XPO Logistics - Waite Park
3.15	Property	SGFC	1	XPO Logistics - Uhrichsville
3.16	Property	SGFC	1	XPO Logistics - Vincennes
4	Loan	SGFC	4	SWVP Portfolio	80.3%	150.49	120.88	80.3%	150.49	120.88	79.8%	150.15	119.90	79.1%	149.79	118.36	77.8%	146.17	113.61
4.01	Property	SGFC	1	InterContinental	78.7%	169.77	133.61	78.7%	169.77	133.61	78.1%	169.10	132.12	75.6%	168.10	127.09	73.2%	164.41	120.38
4.02	Property	SGFC	1	DoubleTree Sunrise	87.2%	148.26	129.26	87.2%	148.26	129.26	86.9%	147.71	128.37	89.1%	144.51	128.77	86.1%	139.25	119.95
4.03	Property	SGFC	1	DoubleTree Charlotte	80.5%	144.25	116.05	80.4%	144.25	116.04	79.7%	144.40	115.15	80.8%	150.20	121.42	84.7%	144.82	122.68
4.04	Property	SGFC	1	DoubleTree RTP	76.1%	120.45	91.68	76.1%	120.45	91.68	75.9%	120.55	91.51	74.1%	119.18	88.33	72.8%	118.86	86.50
5	Both	Barclays	1	Renaissance Fort Lauderdale	82.4%	177.08	145.90	82.4%	177.08	145.90	82.6%	178.02	147.11	84.5%	170.54	144.07	80.1%	166.99	133.76
6	Both	Barclays	1	ATRIA Corporate Center
7	Loan	Barclays	21	Inland Devon Self Storage Portfolio
7.01	Property	Barclays	1	67650 East Ramon Road
7.02	Property	Barclays	1	2700 Poplar Avenue
7.03	Property	Barclays	1	1400 South Gene Autry Trail
7.04	Property	Barclays	1	3686 Old Germantown Road
7.05	Property	Barclays	1	500 Radio Road
7.06	Property	Barclays	1	9275 Macon Road
7.07	Property	Barclays	1	72500 Varner Road
7.08	Property	Barclays	1	22075 Highway 18
7.09	Property	Barclays	1	3040 Austin Peay Highway
7.10	Property	Barclays	1	18690 Highway 18
7.11	Property	Barclays	1	1700 US Highway 75
7.12	Property	Barclays	1	1720 Loy Lake Road
7.13	Property	Barclays	1	6140 East Shelby Drive
7.14	Property	Barclays	1	6017 Interstate 30
7.15	Property	Barclays	1	7777 Moriarty Road
7.16	Property	Barclays	1	8123 Wesley Street
7.17	Property	Barclays	1	2922 South 5th Court
7.18	Property	Barclays	1	3577 New Getwell Road
7.19	Property	Barclays	1	5141 American Way
7.20	Property	Barclays	1	6390 Winchester Road
7.21	Property	Barclays	1	4705 Winchester Road
8	Both	Natixis	1	NEMA San Francisco
9	Both	SGFC	1	787 Eleventh Avenue
10	Both	UBS AG	1	The Colonnade Office Complex
11	Loan	UBS AG	10	Wolverine Portfolio
11.01	Property	UBS AG	1	Apple Tree Estates
11.02	Property	UBS AG	1	South Lyon
11.03	Property	UBS AG	1	Metro Commons
11.04	Property	UBS AG	1	Brighton Village
11.05	Property	UBS AG	1	College Heights
11.06	Property	UBS AG	1	Hillcrest
11.07	Property	UBS AG	1	Royal Village
11.08	Property	UBS AG	1	Fernwood
11.09	Property	UBS AG	1	Satellite Bay
11.10	Property	UBS AG	1	Chalet Village
12	Both	Barclays	1	DoubleTree Colorado Springs	75.0%	135.72	101.79	77.2%	135.72	104.82	74.0%	133.35	98.68	69.1%	122.08	84.35	74.9%	113.20	84.82
13	Both	SGFC	1	Kings Mountain Center
14	Both	RMF	1	The Falls In Hudson
15	Both	KeyBank	1	Alton Self Storage
16	Both	Barclays	1	4201 Connecticut Avenue Northwest
17	Both	Barclays	1	California Center
18	Loan	SGFC	19	ExchangeRight Net Leased Portfolio 26
18.01	Property	SGFC	1	Hy-Vee - Oakdale (10th Street), MN
18.02	Property	SGFC	1	Pick n Save - Wasau (Bridge), WI
18.03	Property	SGFC	1	Tractor Supply - Conroe (Hwy 242), TX
18.04	Property	SGFC	1	Walgreens - Chalmette (West Judge Perez), LA
18.05	Property	SGFC	1	Tractor Supply - Santa Fe (FM 1764), TX
18.06	Property	SGFC	1	Tractor Supply - Odessa (Interstate 20), TX
18.07	Property	SGFC	1	Walgreens - Cincinnati (Bridgetown), OH
18.08	Property	SGFC	1	Walgreens - Lafayette (Creasy Lane), IN
18.09	Property	SGFC	1	Walgreens - McDonough (Hwy 81), GA
18.10	Property	SGFC	1	CVS - Fayetteville, GA

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					HOTEL OPERATING STATISTICS
Mortgage Loan Number	Loan/Prop.	Mortgage Loan Seller(1)	# of Properties	Property Name	UW Occupancy (%)	UW ADR ($)	UW RevPAR ($)	Most Recent Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	2018 Occupancy (%)	2018 ADR ($)	2018 RevPAR ($)	2017 Occupancy (%)	2017 ADR ($)	2017 RevPAR ($)	2016 Occupancy (%)	2016 ADR ($)	2016 RevPAR ($)
18.11	Property	SGFC	1	Tractor Supply - Conyers (Highway 20), GA
18.12	Property	SGFC	1	Walgreens - Milwaukee (Howell), WI
18.13	Property	SGFC	1	Advance Auto Parts - Midlothian, VA
18.14	Property	SGFC	1	AutoZone - Merrillville (Colorado), IN
18.15	Property	SGFC	1	Dollar General - Uniontown (Cleveland), OH
18.16	Property	SGFC	1	Dollar General - Cleveland (Dalton), TN
18.17	Property	SGFC	1	Dollar General - Edinburg (Hwy 107), TX
18.18	Property	SGFC	1	Dollar General - Alton (West Main), TX
18.19	Property	SGFC	1	Dollar General - Clarksville (Ash Ridge), TN
19	Both	Barclays	1	Patuxent Crossing
20	Both	KeyBank	1	University Place
21	Both	UBS AG	1	The Block Northway
22	Loan	RMF	4	Goodyear Portfolio
22.01	Property	RMF	1	Innovation Tech Center
22.02	Property	RMF	1	Research Center
22.03	Property	RMF	1	Tire Testing
22.04	Property	RMF	1	North Archwood
23	Loan	SGFC	24	ExchangeRight Net Leased Portfolio 24
23.01	Property	SGFC	1	BioLife Plasma Services L.P. - West Des Moines, IA
23.02	Property	SGFC	1	BioLife Plasma Services L.P. - Mt. Juliet, TN
23.03	Property	SGFC	1	Walgreens - Romeoville, IL
23.04	Property	SGFC	1	Walgreens - Lawrenceville, GA
23.05	Property	SGFC	1	Pick n Save - Wisconsin Rapids, WI
23.06	Property	SGFC	1	Tractor Supply - Albuquerque, NM
23.07	Property	SGFC	1	Walgreens - Sheboygan, WI
23.08	Property	SGFC	1	Walgreens - Oswego, IL
23.09	Property	SGFC	1	Walgreens - Waco, TX
23.10	Property	SGFC	1	Tractor Supply - Antioch, IL
23.11	Property	SGFC	1	Walgreens - Austin, TX
23.12	Property	SGFC	1	Walgreens - Flower Mound, TX
23.13	Property	SGFC	1	Tractor Supply - Columbia Station, OH
23.14	Property	SGFC	1	Fresenius Medical Care - Brownsville, TX
23.15	Property	SGFC	1	CVS Pharmacy - Peoria Heights, IL
23.16	Property	SGFC	1	Advance Auto Parts - Grayslake, IL
23.17	Property	SGFC	1	Dollar General - Lancaster, PA
23.18	Property	SGFC	1	Sherwin Williams - Painesville, OH
23.19	Property	SGFC	1	Dollar General - Herminie, PA
23.20	Property	SGFC	1	Dollar General - Tallahassee, FL
23.21	Property	SGFC	1	Dollar General - Gibsonia, PA
23.22	Property	SGFC	1	Dollar General - Mansfield, OH
23.23	Property	SGFC	1	Advance Auto Parts - McDonough, GA
23.24	Property	SGFC	1	Dollar Tree - Cleveland, OH
24	Both	SGFC	1	Creekside Village Apartments
25	Loan	Barclays	2	DentaQuest & Aurora Portfolio
25.01	Property	Barclays	1	DentaQuest
25.02	Property	Barclays	1	Aurora Health Care
26	Loan	UBS AG	169	Heartland Dental Medical Office Portfolio
27	Both	SGFC	1	600 Pine Avenue
28	Both	Barclays	1	HGI Lubbock	84.5%	129.01	108.99	NAV	NAV	NAV	84.5%	129.01	108.99	76.7%	124.93	95.80	NAV	NAV	NAV
29	Both	KeyBank	1	Carolina Beverage Group Building
30	Both	SGFC	1	TownePlace Suites Altamonte Springs	80.7%	102.90	83.04	80.7%	102.90	83.04	81.0%	102.05	82.64
31	Loan	Barclays	2	Bond Street Norfolk Retail Portfolio
31.01	Property	Barclays	1	Harbourview North
31.02	Property	Barclays	1	Peninsula Town Center
32	Loan	UBS AG	186	ILPT Hawaii Portfolio
33	Loan	UBS AG	6	Southern Motion Industrial Portfolio
33.01	Property	UBS AG	1	1 Fashion Way
33.02	Property	UBS AG	1	298 Henry Southern Drive
33.03	Property	UBS AG	1	957 Pontotoc County Ind Pkwy
33.04	Property	UBS AG	1	195 Henry Southern Drive
33.05	Property	UBS AG	1	370 Henry Southern Drive
33.06	Property	UBS AG	1	161 Prestige Drive
34	Both	Barclays	1	Candlewood Suites Indianapolis Downtown Medical District	80.2%	90.88	72.89	NAV	NAV	NAV	80.2%	90.88	72.89	70.8%	94.82	67.11	75.1%	90.91	68.31
35	Both	Barclays	1	Sierra Springs Village
36	Both	SGFC	1	Christiana Mall
37	Both	KeyBank	1	Sangamon Center
38	Both	RMF	1	Fairfield Inn & Suites Dunn	82.4%	93.99	77.45	82.4%	93.99	77.45	81.2%	93.99	76.31	76.2%	91.94	70.06	63.3%	92.96	58.82
39	Loan	UBS AG	5	Burns Office & Industrial Portfolio
39.01	Property	UBS AG	1	Greentree Professional Center
39.02	Property	UBS AG	1	Presidential Court
39.03	Property	UBS AG	1	Corporate Court
39.04	Property	UBS AG	1	Concorde Business Park
39.05	Property	UBS AG	1	Houchin Business Park
40	Both	SGFC	1	North Attleboro Shopping Center
41	Both	Barclays	1	Hampton Inn - Wausau, WI	68.5%	128.06	87.72	68.5%	128.06	87.72	68.3%	126.44	86.39	68.0%	126.67	86.18	76.9%	126.03	96.89
42	Both	RMF	1	Townline Self Storage
43	Both	SGFC	1	Holiday Inn Express Gatesville	76.5%	103.51	79.19	NAV	NAV	NAV	76.5%	103.51	79.19	72.3%	99.59	72.01
44	Both	SGFC	1	Safeway La Grande
45	Both	SGFC	1	Town Plaza Leesville
46	Both	SGFC	1	Best Western Plus Fairburn Atlanta Southwest	68.7%	95.46	65.56	68.7%	95.46	65.56	68.6%	95.86	65.77	59.0%	94.56	55.75
47	Both	KeyBank	1	Hampton Inn - Santa Rosa	80.6%	100.38	80.87	80.6%	100.38	80.87	80.7%	100.31	80.95	74.6%	103.75	77.40	71.0%	102.61	72.85
48	Both	SGFC	1	Best Western Long Beach Inn	62.3%	129.29	80.53	NAV	NAV	NAV	62.3%	129.29	80.53	56.4%	129.11	72.81
49	Both	RMF	1	Baymont Inn & Suites Green Bay	58.0%	75.10	43.56	58.0%	75.10	43.56	56.8%	75.83	43.07	51.8%	76.73	39.75	55.2%	83.37	46.02
50	Both	Natixis	1	123 Whiting Street

A-1-24

Footnotes to Annex A-1

(1)	“Barclays” denotes Barclays Capital Real Estate Inc. as Mortgage Loan Seller; “SGFC” denotes Societe Generale Financial Corporation as Mortgage Loan Seller; “KeyBank” denotes KeyBank National Association as Mortgage Loan Seller; “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, as Mortgage Loan Seller; “Natixis” denotes Natixis Real Estate Capital LLC as Mortgage Loan Seller; “RMF” denotes Rialto Mortgage Finance, LLC as Mortgage Loan Seller.

(2)	With respect to Loan No. 3, GNL Industrial Portfolio, the mortgaged properties in the aggregate are comprised of approximately 2,342,099 square feet of warehouse space and 101,109 square feet of office space.

With respect to Loan No. 9, 787 Eleventh Avenue, the mortgaged property is comprised of 267,586 square feet of retail space and 246,052 square feet of office space.

With respect to Loan No. 13, Kings Mountain Center, the mortgaged property is comprised of 102,000 square feet of infrastructure space, 80,000 square feet of shell space, 25,000 square feet of data space and 8,000 square feet of office space.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the mortgaged properties in the aggregate are comprised of approximately 749,071 square feet of medical office space, 127,152 square feet of office space and 86,278 square feet of retail space.

With respect to Loan No. 27, 600 Pine Avenue, the mortgaged property is comprised of 50,087 square feet of warehouse space and 33,392 square feet of office space.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 3, GNL Industrial Portfolio, the Diebold – North Canton mortgaged property is ground sub-subleased from the borrowers.

With respect to Loan No. 8, NEMA San Francisco, the mortgaged property contains 90 affordable units. San Francisco’s Inclusionary Housing Program requires all new multifamily developments to either (i) pay an affordable housing fee, or (ii) meet the inclusionary requirement by providing a percentage of the units as ‘below market rate’ units at a price that is affordable to low and middle-income households. The NEMA San Francisco mortgaged property will meet the city’s Inclusionary Housing Program requirements by maintaining 90 (11.9%) of the 754 units as affordable rental units for 55 years. The maximum rent that can be charged for an affordable unit is determined by the City of San Francisco each year based on San Francisco County’s Area Median Income (“AMI”) as published by the Department of Housing and Urban Development. For the NEMA San Francisco mortgaged property, the affordable units are set at rates affordable to households earning 55% of the AMI. It is anticipated that the affordable units’ rent will increase at 2% per annum going forward, according to the borrower sponsor. Pursuant to the related loan documents, the borrower is required to comply with the related affordable housing documents and a failure to do so would result in an event of default under the related loan documents. However, such failure to comply does not automatically result in recourse except to the extent the failure constitutes willful misconduct.

With respect to Loan No. 36, Christiana Mall, the Largest Tenant at the mortgaged property, Target, ground leases 145,312 square feet from the borrowers.

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but that have not yet commenced paying rent and/or are not in occupancy.

With respect to Loan No. 6, ATRIA Corporate Center, the Third Largest Tenant, Daikin, is expected to take occupancy of its space at the mortgaged property in two phases. The first occupancy phase of approximately 29,735 square feet is expected to commence on or about August 1, 2019 and the second occupancy phase of approximately 19,828 square feet is expected to commence on or about February 1, 2020.

With respect to Loan No. 9, 787 Eleventh Avenue, the Second Largest Tenant, Nissan North America, which leases 106,391 square feet through July 31, 2032 is currently building out its space and the expected occupancy date has not been determined. The Third Largest Tenant, Spaces (Regus Plc), which leases 99,337 square feet through October 31, 2031, and the Fourth Largest Tenant, Pershing Square Capital Management, which leases 66,757

A-1-25

square feet through January 30, 2034, are currently building out their respective spaces and are expected to take occupancy in 2019.

With respect to Loan No. 33, Southern Motion Industrial Portfolio, a sublease with Jesco, Inc. at the 1 Fashion Way mortgaged property for 8,000 square feet commenced on November 12, 2018 and has an expiration date of November 12, 2019. The annual rent due under this sublease is $120,000. In addition, a sublease with Netco Logistics, LLC at the 298 Henry Southern Drive mortgaged property for 684 square feet commenced on November 14, 2016 and renews on a month-to-month basis with an annual rent of $4,800. The two subleases in the portfolio represent 0.5% of the portfolio square feet.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV (%) and the Maturity/ARD LTV (%) are based on the “as-is” Appraised Value ($) even though, for certain mortgage loans, the appraisal provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 1, SSTII Self Storage Portfolio II, the Appraised Value ($) is $175,000,000, which reflects a premium attributed to the aggregate “As-Is” value of the individual SSTII Self Storage Portfolio II mortgaged properties. The sum of the values of each of the mortgaged properties on an individual basis is $158,900,000, which represents a Cut-off Date LTV and Maturity/ARD LTV of 65.4%.

With respect to Loan No. 4, SWVP Portfolio, the Appraised Value ($) represent the “As Is Portfolio” value of $335,600,000, which includes a portfolio premium of the mortgaged property if sold together on a bulk basis. The sum of the “As Is” Appraised Values of the individual SWVP Portfolio Properties on a stand-alone basis is $316,600,000. The Current LTV (%) and Maturity/ARD LTV (%) representing the sum of the “As Is” Appraised Values are 63.2% and 63.2%, respectively. The appraisal concluded an “As Is” Appraised Value of $45,400,000 and “As Is Capital Deduction Assumed” Appraised Value of $50,000,000 for the DoubleTree Charlotte mortgaged property. The SWVP Portfolio Whole Loan borrower escrowed $5,000,000 for the PIP Reserve at origination.

With respect to Loan No. 5, Renaissance Fort Lauderdale, the January 15, 2019 “As Is (PIP Extraordinary Assumption)” Appraised Value of $69,400,000 assumes a total capital deduction in the amount of $3,444,600, which would be escrowed by the lender and would then be available to a prospective buyer to fund certain improvements at the Renaissance Fort Lauderdale mortgaged property. The Renaissance Fort Lauderdale borrowers deposited upfront capital expenditure reserves and deferred maintenance totaling $2,644,600 and $1,000,000 into an upfront reserve for potential east entrance improvements, which together represents approximately 105.0% of the estimated costs of the remaining capital expenditure work. The Current LTV (%) and Maturity/ARD LTV (%) representing the “As-Is” Appraised Values are 63.4% and 63.4%, respectively.

With respect to Loan No. 33, Southern Motion Industrial Portfolio, the Appraised Value ($) represents the “As Portfolio” value of $63,575,000, which reflects an approximate 3.6% premium attributed to the aggregate sum of the “As Is” values, as applicable, for each of the mortgaged properties on an individual basis. The sum of the “As Is” Appraised Values on a stand-alone basis is $61,390,000. The Current LTV (%) and Maturity/ARD LTV (%) representing the sum of the “As Is” Appraised Values are 67.9% and 58.5%, respectively.

With respect to Loan No. 34, Candlewood Suites Indianapolis Downtown Medical District, the January 1, 2019 “As-Is (PIP Extraordinary Assumption)” Appraised Value of $15,500,000 assumes that the amount for the remaining PIP work ($2,500,000) would be escrowed by the lender and would be available to a prospective buyer to fund the PIP work at the Candlewood Suites Indianapolis Downtown Medical District mortgaged property. The Candlewood Suites Indianapolis Downtown Medical District borrowers deposited upfront PIP reserves totaling $2,150,000 and $81,240 in an immediate repairs reserve, which represents 89.2% of the estimated costs of the remaining PIP work. The remaining work will be funded by the FF&E monthly reserve. The Current LTV (%) and Maturity/ARD LTV (%) representing the “As-Is” Appraised Values are 76.6% and 64.0%, respectively.

With respect to Loan No. 41, Hampton Inn - Wausau, WI, the February 18, 2019 “As-Is (PIP Extraordinary Assumption)” Appraised Value of $9,900,000 assumes that the amount for the remaining PIP work ($200,000) would be escrowed by the lender and would be available to a prospective buyer to fund the PIP work at the Hampton Inn - Wausau, WI mortgaged property. The Hampton Inn - Wausau, WI borrowers deposited upfront PIP reserves totaling $200,000, which represents 100.0% of the estimated costs of the remaining PIP work. The Current LTV (%) and Maturity/ARD LTV (%) representing the “As-Is” Appraised Values are 68.8% and 56.9%, respectively.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($) and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the

A-1-26

mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(7)	The Original Balance and Current Balance ($) represent only the mortgage loan included in the issuing entity. The U/W NOI DSCR (x), U/W NCF DSCR (x), Current LTV (%), Maturity/ARD LTV (%), Current U/W NOI Debt Yield (%), Current U/W NCF Debt Yield (%) and Current Balance per Unit ($) are calculated based on the mortgage loan included in the issuing entity and the related pari passu companion loans in the aggregate but exclude any subordinate companion loan(s). For more information regarding the mortgage loans secured by the mortgaged properties identified under the column heading in this Annex A-1 as SSTII Self Storage Portfolio II, Vanguard Portfolio, GNL Industrial Portfolio, SWVP Portfolio, Inland Devon Self Storage Portfolio, NEMA San Francisco, 787 Eleventh Avenue, The Colonnade Office Complex, Wolverine Portfolio, Kings Mountain Center, ExchangeRight Net Leased Portfolio 26, Patuxent Crossing, The Block Northway, Goodyear Portfolio, ExchangeRight Net Leased Portfolio 24, Heartland Dental Medical Office Portfolio, ILPT Hawaii Portfolio, Southern Motion Industrial Portfolio, and Christiana Mall, see the charts titled “Whole Loan Summary” and “Whole Loan Control Notes and Non-Control Notes” in “Description of the Mortgage Pool—The Whole Loans” in the preliminary prospectus.

With respect to Loan No. 2, Vanguard Portfolio, control rights are currently exercised by the holder of the related subordinate companion loan until the occurrence and during the continuance of a control appraisal period for the related whole loan, as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” in the Preliminary Prospectus.

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representation Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

With respect to Loan No. 3, GNL Industrial Portfolio, the related whole loan will be serviced under the BBCMS 2019-C3 pooling and servicing agreement until such time that the controlling pari passu companion loan is securitized, at which point the whole loan will be serviced under the related pooling and servicing agreement. The initial controlling noteholder is Column, or an affiliate, as holder of the related controlling pari passu companion loan.

With respect to Loan No. 18, ExchangeRight Net Leased Portfolio 26, the related whole loan will be serviced under the BBCMS 2019-C3 pooling and servicing agreement until such time that the controlling pari passu companion loan is securitized, at which point the whole loan will be serviced under the related pooling and servicing agreement. The initial controlling noteholder is Column, or an affiliate, as holder of the related controlling pari passu companion loan.

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

With respect to Loan No. 22, Goodyear Portfolio, the UW NCF DSCR is calculated using the sum of interest payments over the first 12 months following the Cut-off Date based on the assumed principal payment schedule provided on Annex F to the Preliminary Prospectus.

(10)	With respect to Loan No. 22, Goodyear Portfolio, the whole loan amortizes based on a specific amortization schedule, which is set forth in Annex F of the preliminary prospectus. The Goodyear Portfolio pari passu loan was originated with a subordinate Note B in the amount of $9.92 million. Note B is being held by Townsend Real Estate Fund, LP. The Goodyear Portfolio whole loan amortizes on a 30-year amortization schedule with all amortization being applied to the Note B through April 1, 2029. On April 1, 2029, $59,118.93 will be amortized on the Goodyear Portfolio pari passu loan, resulting in a Maturity Balance of $50,440,881.07. The Maturity LTV (%) based on the Goodyear Portfolio whole loan is 57.1%.

(11)	With respect to Loan No. 3, GNL Industrial Portfolio, the Grace Period (Late Payment) of five days is allowed.

With respect to Loan No. 13, Kings Mountain Center, the Grace Period (Late Payment) of five days is allowed.

With respect to Loan No. 15, Alton Self Storage, the Grace Period (Late Payment) of five days is allowed.

With respect to Loan No. 16, 4201 Connecticut Avenue Northwest, the late payment charge will be waived on the first (and only the first) failure of the borrower to pay any amount due under the mortgage loan documents during any 12 month period.

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With respect to Loan No. 28, HGI Lubbock, the lender will waive, up to one (1) time during any twelve (12) month period and no more than four (4) times during the term of the mortgage loan, any late fee due in the event a scheduled monthly payment is made after the sixth (6th) day of such calendar month, provided that such payments are made on or prior to the tenth (10th) day of such calendar month.

With respect to Loan No. 43, Holiday Inn Express Gatesville, the Grace Period (Late Payment) of five days is allowed.

(12)	The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

Certain mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in the preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the preliminary prospectus.

With respect to Loan Nos. 2, 4, 8, 9, 11, 13, 18, 19, 21 and 32, the lockout period will be at least as long as indicated herein. Defeasance is permitted after the earlier of (i) two years from the closing date of the final REMIC securitization that includes the last note to be securitized and (ii) a specified date that is more than two years after the BBCMS 2019-C3 securitization closing date. The lockout period indicated herein is based on the expected BBCMS 2019-C3 securitization closing date in June 2019. The actual lockout period may be longer.

With respect to Loan No. 1, SSTIl Self Storage Portfolio II, any time after the Lockout End Date and prior to November 1, 2028, the borrowers may release a property in connection with a partial defeasance, provided, among other things pursuant to the mortgage loan documents, (i) no event of default has occurred and is continuing, (ii) the borrowers defease a portion of the SSTII Self Storage Portfolio II Whole Loan equal to the greater of (a) 125% of the allocated loan amount of the property being released or (b) 80% of the net proceeds from the sale of the property being released, (iii) the debt service coverage ratio for the remaining mortgaged properties following the release based on the trailing 12 months is no less than the greater of the debt service coverage ratio immediately preceding such release and 1.70x, (iv) the debt yield for the remaining mortgaged properties based on the trailing 12 months is no less than the greater of the debt yield immediately preceding such release and 8.62%, and (v) the loan-to-value ratio for the remaining mortgaged properties is no greater than the lesser of the loan-to-value ratio immediately preceding such release and 65.45%.

With respect to Loan No. 2, Vanguard Portfolio, the borrowers have the option to release any individual Vanguard Portfolio mortgaged property upon a bona fide sale of such mortgaged property to an unaffiliated third party, provided, among other conditions, (i) the sale of such Vanguard Portfolio mortgaged property is pursuant to an arms’ length agreement with a third party which is not an affiliate of any borrowers or master lessees; (ii) the borrowers pay 125.0% of allocated loan amount for such property to be released, together with all accrued and unpaid interest on the principal being prepaid and any applicable yield maintenance premium; (iii) no event of default has occurred and is continuing; (iv) the debt yield after giving effect to such release is not less than the greater of (a) the debt yield immediately prior to such release and (b) the debt yield at the origination of the whole loan; (v) the loan-to-value ratio after giving effect to such release is not more than the lesser of (a) the loan-to-value ratio immediately prior to such release and (b) the loan-to-value ratio at the origination of the whole loan; (vi) the debt service coverage ratio after giving effect to such release is not less than the greater of (a) the debt service coverage ratio immediately prior to such release and (b) the debt service coverage ratio at the origination of the whole loan; and (vii) the borrowers have given the lender not less than 30 days’ prior written notice of such sale. No release will be permitted if such release would result in a “prohibited transaction” or the disqualification of the whole loan as a “qualified mortgage” for REMIC tax purposes. All prepayments in connection with the release of any Vanguard Portfolio mortgaged property or Vanguard Portfolio mortgaged properties will be applied pro rata among the A Notes and the B Note. The yield maintenance premium will only be due in connection with the partial release of the mortgaged properties; it will not be due in connection with a prepayment of the loan on or after the open prepayment date, after a full defeasance, or in connection with a partial defeasance with respect to such portion of a defeased note.

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With respect to Loan No. 3, GNL Industrial Portfolio, the borrowers have the option to release any individual GNL Industrial Portfolio mortgaged property provided that (i) no event of default has occurred and is continuing (other than an event of default which applies only to the mortgaged property to be released), (ii) the borrowers prepay a portion of the GNL Industrial Portfolio Whole Loan (together with the payment of the applicable yield maintenance premium if such payment occurs prior to February 6, 2029) equal to (a) until such time as the outstanding principal balance of the GNL Industrial Portfolio Whole Loan is reduced to $87,750,000, 110% (120% if released to a borrower affiliate) of the allocated loan amount of the mortgaged property being released and (b) after the outstanding principal balance of the GNL Industrial Portfolio Whole Loan is reduced below $87,750,000, 115% (125% if released to a borrower affiliate) of the allocated loan amount of the mortgaged property being released (notwithstanding the foregoing, in the event the mortgaged property being released is vacant, the release amount for such mortgaged property will be 100% of the allocated loan amount of such mortgaged property), (iii) the debt yield for the remaining mortgaged properties based on the trailing 12 months is no less than the greater of (a) the debt yield immediately preceding such release and (b) 10.45% and (iv) if the loan-to-value ratio of the remaining mortgaged properties is greater than 125%, the borrowers must pay down the outstanding principal balance of the GNL Industrial Portfolio Whole Loan by an amount such that the loan-to-value ratio is no more than 125%.

With respect to Loan No. 4, SWVP Portfolio, at any time on or after the lockout period, any of the borrowers, with the exception of the SWVP New Orleans LLC borrower, may obtain the release of any of the SWVP Portfolio mortgaged properties, with the exception of the InterContinental mortgaged property included in the SWVP Portfolio Whole Loan, provided that, among other things, (i) no event of default has occurred and is continuing (other than an event of default which applies only to the mortgaged property to be released), (ii) the borrowers prepay a portion of the SWVP Portfolio Whole Loan equal to the greater of (1) 120% of the allocated loan amount of the mortgaged property being released and (2) an amount by which the principal balance of the SWVP Portfolio Whole Loan would need to be reduced to satisfy the following clauses (iii) and (iv), (iii) the debt service coverage ratio for the remaining mortgaged properties following the release is not less than the greater of (1) the debt service coverage ratio immediately preceding such release and (2) 2.03x, (iv) the loan-to-value ratio for the remaining mortgaged properties is not greater than the lesser of (1) the loan-to-value ratio immediately preceding such release and (2) 59.6%, and (v) all defeasance conditions set forth in the SWVP Portfolio Whole Loan documents are satisfied.

With respect to Loan No. 5, Renaissance Fort Lauderdale, the borrowers have the right to partially release the parking garage outparcel from the Renaissance Fort Lauderdale mortgage loan if certain conditions are met, including but not limited to (i) no event of default has occurred or is continuing, (ii) (a) in the case of a partial release, a payment equal to 115% of the then-current appraised value of the parking garage outparcel, or (b) in the case of a partial defeasance, the payment of the partial defeasance deposit, in an amount sufficient to purchase the related partial defeasance collateral, (iii) (a) before and on the payment date in June 2021, payment of the yield maintenance garage release premium and (b) after the payment date in June 2021, replacement defeasance collateral, (iv) the debt yield and debt service coverage ratio being greater than or equal to the debt yield and debt service coverage ratio both on the origination date and immediately prior to such release, (v) the loan-to-value ratio being less than or equal to the loan-to-value ratio at origination and immediately prior to such release, (vi) the borrowers entering into a reciprocal access agreement that grants access to at least 314 parking spaces in the parking garage outparcel, (vii) during any construction of a new garage on the parking garage outparcel, the borrowers escrowing any parking, leasing or valet costs and entering into a temporary parking agreement for 314 spaces within a half mile of the Renaissance Fort Lauderdale property, (viii) the guarantor entering into a completion guaranty for the construction of the new garage on the parking garage outparcel, (ix) delivery of a REMIC opinion, (x) delivery of rating agency confirmation, (xi) delivery of a deed conveying a restrictive covenant that prohibits a hotel from being constructed on the parking garage outparcel, (xii) either (a) extension of the term of the 2022 access easements on the west side of the Renaissance Fort Lauderdale mortgaged property to an expiration date no earlier than June 1, 2042 or (b) completion of the approved east entrance improvements in conformance with the terms of the Renaissance Fort Lauderdale mortgage loan documents and (xiii) confirmation that the ratio of the unpaid principal balance of the Renaissance Fort Lauderdale mortgage loan-to-value ratio of the remaining Renaissance Fort Lauderdale mortgaged property is equal to or less than 125%.

With respect to Loan No. 7, Inland Devon Self Storage Portfolio, after the lockout period, the borrower may release an individual mortgaged property provided that, among other conditions stated in the Inland Devon Self Storage Portfolio Whole Loan documents: (i) no event of default has occurred and is continuing; (ii) the loan is prepaid in the amount of at least 120% of the allocated loan amount for such individual property; (iii) the debt service coverage ratio for the remaining mortgaged properties after such release is at least equal to the greater of (a) 1.63x and (b) the debt service coverage ratio for the remaining properties and the released property for the preceding 12 months capped at 1.75x; (iv) the loan-to-value ratio after such release is less than or equal to the lesser of (a) 57.8% and (b) the loan-to-value ratio for the remaining mortgaged properties and the released property immediately preceding the release of the property; however, this condition does not apply to the release of any individual property given that,

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after such release, the aggregate allocated loan amounts of all the properties that have been released are less than 20% of the total original principal balance of the whole loan; (v) the debt yield for the remaining mortgaged properties after such release is greater than or equal to the greater of (a) 9.73% and (b) the debt yield of the remaining mortgaged properties and the released property for the 12 months prior to such release capped at 10.25%; (vi) if required by the lender, rating agency confirmation; and (vii) the payment of any applicable yield maintenance premium, if such partial release occurs prior to January 6, 2029.

With respect to Loan No. 7, Inland Devon Self Storage Portfolio, the yield maintenance default premium is equal to the greater of (i) 3% of the outstanding principal balance of the whole loan to be prepaid or (ii) the present value, as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the open date determined by discounting such payments by the Discount Rate. The Discount Rate is the rate that, when compounded monthly, is equivalent to the sum of (i) the treasury rate when compounded semiannually and (ii) 50 basis points.

With respect to Loan No. 9, 787 Eleventh Avenue, the borrower may obtain a permitted condominium conversion of all or a portion of the 787 Eleventh Avenue mortgaged property in accordance with the 787 Eleventh Avenue Whole Loan documents, and following such a conversion, the borrower may obtain a one-time release of the retail condominium unit from the lien of the 787 Eleventh Avenue Whole Loan, upon conveyance of the retail condominium unit to another entity; provided that each of the following conditions, among others, is satisfied: (i) the borrower either (a) pays a prepayment of the principal in an amount equal to 105.0% of the appraised value of the retail condominium unit (together with any applicable yield maintenance premium), or (b) elects a partial defeasance event, in which case the defeased note will be in an amount equal to 105% of the appraised value of the retail condominium unit; (ii) after giving effect to such prepayment or defeasance, the debt yield on the 787 Eleventh Avenue Whole Loan is greater than or equal to the greater of (a) 6.2% or (b) the debt yield on the 787 Eleventh Avenue Whole Loan immediately preceding the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the 787 Eleventh Avenue Whole Loan in an amount sufficient to pass such debt yield test); (iii) the loan-to-value ratio on the 787 Eleventh Avenue Whole Loan is required to be equal to or less than the lesser of (a) 63.1% and (b) the loan-to-value ratio on the 787 Eleventh Avenue Whole Loan of the 787 Eleventh Avenue mortgaged property immediately prior to the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the 787 Eleventh Avenue Whole Loan in an amount sufficient to pass such test); (iv) no event of default under the 787 Eleventh Avenue Whole Loan documents is continuing; and (v) the lender has either received a rating agency confirmation from each rating agency or each rating agency has waived such condition.

With respect to Loan No. 11, Wolverine Portfolio, following the lockout period and prior to January 6, 2029, the borrowers are permitted to obtain the release of any individual mortgaged property in connection with the sale of such individual mortgaged property to a third party purchaser, provided that, among other conditions, (i) the debt service coverage ratio for the remaining mortgaged properties is not less than the debt service coverage ratio immediately preceding such release, (ii) the debt yield for the remaining mortgaged properties is not less than the debt yield immediately preceding such release, (iii) the loan-to-value ratio for the remaining mortgaged properties is not greater than the loan-to-value ratio immediately preceding such release, (iv) the borrowers defease an amount equal to 110% of the allocated loan amount for the release property, (v) no event of default has occurred and is continuing, (vi) after giving effect to such release, the affiliate borrower does not own any homes or personal property on such release property, and (vii) the satisfaction of certain REMIC conditions. The borrowers are permitted to obtain the release of the Royal Village mortgaged property and/or Chalet Village mortgaged property in the event of a casualty or condemnation resulting in such mortgaged property’s inability to continue operating as a mobile or manufactured housing community pursuant to applicable zoning laws.

With respect to Loan No. 19, Patuxent Crossing, after the permitted defeasance date, the borrower has the right to defease a portion of the mortgage loan in relation to the 9755 Patuxent parcel and the 9820 & 9830 Patuxent parcels with 20 days’ notice provided that, among other conditions, (i) no event of default is continuing, (ii) payment by the borrower of the release price as set forth in the related mortgage loan documents, (iii) the debt service coverage ratio following such release is equal to or greater than the greater of (a) the debt service coverage ratio for 12 months immediately preceding the origination date and (b) the debt service coverage of the mortgaged properties (including the release parcel) for the 12 months immediately preceding such release, (iv) the loan-to-value ratio following the release is no greater than the lesser of (a) the loan-to-value ratio immediately preceding the origination date and (b) the loan-to-value ratio of the mortgaged property (including the release parcel) immediately preceding such release, and (v) the debt yield following the release is no greater than the debt yield immediately preceding the origination date and the debt yield of the mortgaged property (including the release parcel) immediately preceding such release.

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With respect to Loan No. 25, DentaQuest & Aurora Portfolio, the borrower may obtain a release of either of the mortgaged properties provided that, among other things (i) no event of default shall have occurred and be continuing, (ii) the debt service coverage ratio following the release shall be equal to or greater than the greater of 1.58x or the debt service coverage ratio immediately prior to such release, (iii) the debt yield shall be equal to or greater than the greater of 10.07% or the debt yield immediately prior to such release, (iv) an intercreditor agreement satisfactory to the lender in its reasonable discretion is entered into and (v) if required, the borrower delivers a rating agency confirmation.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the borrower may obtain the release of any individual mortgaged property at any time on or after December 6, 2019, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrower prepays a portion of the Heartland Dental Medical Office Portfolio Whole Loan equal to or exceeding 120% of the allocated loan amount of the mortgaged property being released to a third party (the “Release Amount”) along with the applicable yield maintenance premium (or 130% of the allocated loan amount of the mortgaged property being released to an affiliate under specified circumstances under the Heartland Dental Medical Office Portfolio Whole Loan documents in connection with specified condominium, title or zoning defaults that can be cured by releasing such property), (iii) the debt service coverage ratio for the remaining mortgaged properties following the release based on the trailing 12 months is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 1.54x, and (iv) if as of the date of its calculation, the ratio of (a) the sum of the outstanding principal amount of the Heartland Dental Medical Office Portfolio Whole Loan as of the date of such calculation to (b) the fair market value of the Heartland Dental Medical Office Portfolio Properties (the “REMIC LTV”) exceeds 125% immediately after the property being released, no release will be permitted unless the balance of the Heartland Dental Medical Office Portfolio Whole Loan is paid down by the greater of (a) the Release Amount or (b) the least of the following amounts: (x) if the released property is sold, the net proceeds of the sale of the released property, (y) the fair market value of the released property at the time of such release, or (z) an amount such that the REMIC LTV after such release is not greater than the REMIC LTV of the Heartland Dental Medical Office Portfolio Properties immediately prior to such release.

With respect to Loan No. 36, Christiana Mall, the borrower is permitted to release from the lien of the mortgaged property the Cabela’s parcel and/or the Cinemark parcel (each, an “Outlot Parcel”) (or a portion thereof) in connection with the transfer of the fee interest in such Outlot Parcel (or portion thereof) to a transferee which is not an affiliate of borrower that is either a national tenant or approved by the lender in its reasonable discretion, upon the borrower’s satisfaction of certain conditions, including, among other things: (i) the borrower making a partial prepayment of the Christiana Mall Whole Loan by an amount equal to the greatest of (a) 125% of the allocated loan amount (i.e., $8,400,000 with respect to the Cabela’s parcel and $6,600,000 with respect to the Cinemark parcel) for such Outlot Parcel, (b) the net sales proceeds received by the borrower with respect to such transfer and (c) any “qualified amount” necessary to comply with any applicable REMIC requirement described in clause (iii) below, which partial prepayment, if made prior to the open period, will be accompanied by a payment of the yield maintenance premium payment calculated based upon the amount prepaid; provided, however, that in lieu of making any such prepayment, at the borrower’s election prior to the release of the Outlot Parcel in question, the borrower may either (i) deposit cash with the lender in the amount of such prepayment (exclusive of the yield maintenance premium payment) as additional reserve funds, which the lender will hold in an additional reserve account, or (ii) deliver to the lender a letter of credit in the amount of such prepayment (exclusive of the yield maintenance premium payment) (the borrower will have the option of having such reserve funds or letter of credit, as applicable, returned to the borrower with the payment to the lender of the amounts required pursuant to clause (a) above with respect to the Outlot Parcel in question (inclusive of any yield maintenance premium payment that may be due and payable as of the date of such prepayment); (ii) upon request by the lender, delivery of a REMIC opinion; (iii) the loan-to-value ratio immediately after the release of the applicable Outlot Parcel being less than or equal to 125%, provided that the borrower may prepay the “qualified amount” (with payment of the yield maintenance premium calculated based upon the amount prepaid), in order to meet the foregoing loan-to-value ratio; and (iv) delivery of rating agency confirmation. In addition, the borrower may obtain release of certain vacant, non-income producing and unimproved land or land improved only by landscaping, utility facilities that are readily relocatable or surface parking areas (the “Release Parcel”) provided, among other conditions, (a) the borrower delivers at least 10 days’ prior written notice, (b) the borrower delivers to the lender satisfactory evidence that the Release Parcel (x) is not necessary for the borrower’s operation or use of the mortgaged property for its then-current use and (y) may be readily separated from the mortgaged property without a material diminution in the value of the mortgaged property, (c) after giving effect to such release, the loan-to-value ratio immediately is less than or equal to 125%, and the borrower prepays the “qualified amount” necessary in order to satisfy such ratio, (d) the borrower pays to the lender a fee in the amount of $10,000, along with any related out-of-pocket expenses, and (e) the borrower delivers a rating agency confirmation from each applicable rating agency for any such release, provided, however, that such condition will not apply to an acquired expansion parcel.

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(13)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness,” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the preliminary prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 7, Inland Devon Self Storage Portfolio, future unsecured debt is permitted provided, among other conditions, (i) it must be unsecured and subordinate to the loan, (ii) it must have no maturity date, (iii) it must be evidenced by a promissory note with terms and conditions otherwise acceptable to the lender and (iv) it must only be used to pay the monthly debt service payment amount, capital expenditures (approved by the lender as required by the loan documents), extraordinary expenses (approved by the lender), and actual operating expenses.

With respect to Loan No. 9, 787 Eleventh Avenue, the 787 Eleventh Avenue Whole Loan includes one subordinate B Note which has a Cut-off Date Balance of $117.5 million and is not included in the BBCMS 2019-C3 Trust. All loan level metrics are based on the 787 Eleventh Avenue Whole Loan balance excluding the B Note.

With respect to Loan No. 10, The Colonnade Office Complex, The Colonnade Office Complex Whole Loan includes six pari passu subordinate B-Notes and a subordinate C-Note, which have a combined Cut-off Date Balance of $118.0 million and are not included in the BBCMS 2019-C3 Trust. Note A-3, A-6, and A-8, which have a combined Cut-off Date Balance of $30.0 million, are included in the BBCMS 2019-C3 Trust. All loan level metrics are based on The Colonnade Office Complex Whole Loan balance excluding the B-Notes and subordinate C-Note.

With respect to Loan No. 11, Wolverine Portfolio, future mezzanine debt is permitted provided, among other conditions, (i) the lender receives not less than 30 days’ prior written notice, (ii) no event of default is continuing, (iii) an aggregate loan-to-value ratio as determined under the Wolverine Portfolio Whole Loan documents is not greater than 69.8%, (iv) the aggregate debt service coverage ratio as determined under the Wolverine Portfolio Whole Loan documents is not less than 1.29x on a trailing 12-month basis, (v) the aggregate debt yield is not less than 8.2%, (vi) delivery to the lender of all documents pertaining to the mezzanine loan and an executed intercreditor agreement satisfactory to the lender in its reasonable discretion, (vii) rating agency confirmation, and (viii) the mezzanine loan is coterminous with the Wolverine Portfolio Whole Loan.

With respect to Loan No. 25, DentaQuest & Aurora Portfolio, at any time after the release date (as defined in the loan agreement), future mezzanine debt is permitted provided, among other conditions (i) the combined loan-to-value ratio is no greater than 73.3%, (ii) the debt service coverage ratio based on the trailing 12-month period is equal to or greater than 1.58x, (iii) the combined debt yield is no less than 10.07%, (iv) an intercreditor agreement satisfactory to the lender in its reasonable discretion is entered into by the parties and (v) if required, the borrower delivers a rating agency confirmation.

With respect to Loan No. 27, 600 Pine Avenue, future mezzanine debt is permitted provided, among other conditions (i) the combined loan-to-value ratio is no greater than 65.0% (ii), the mezzanine lender enters into an intercreditor agreement satisfactory to the lender, and (iii) if required, the borrower obtains rating agency confirmation.

With respect to Loan No. 36, Christiana Mall, the Christiana Mall Whole Loan includes three pari passu subordinate B-Notes (B-1, B-2 and B-3) which have a combined Cut-off Date Balance of $212.0 million and are not included in the BBCMS 2019-C3 Trust. All loan level metrics are based on the Christiana Mall Whole Loan balance excluding the B-Notes.

With respect to Loan No. 36, Christiana Mall, future mezzanine debt is permitted provided, among other conditions (i) the combined loan-to-value ratio is no greater than 95.0% of the closing date loan-to-value ratio of 52.9%, (ii) the debt service coverage ratio based on the trailing 12-month period is no less than 105.0% of the closing date debt service coverage ratio of 1.82x, (iii) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender, (iv) the borrower maintains an interest rate cap or swap agreement if the mezzanine loan bears a floating interest rate, and (v) if required, the borrower obtains rating agency confirmation.

With respect to Loan No. 42, Townline Self Storage, future mezzanine debt is permitted provided, among other conditions (i) the combined loan-to-value ratio is no greater than 72.7%, (ii) the debt service coverage ratio based on the trailing 12-month period is no less than 1.38x, (iii) the mezzanine lender enters into an intercreditor agreement satisfactory to the lender in its reasonable discretion, and (iv) if required by the lender, the borrower obtains rating agency confirmation.

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(14)	The U/W NOI DSCR (x) and U/W NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first 12 principal and interest payments after the Note Date during the term of the mortgage loan.

(15)	With respect to Loan No. 3, GNL Industrial Portfolio, the rent for the sole tenants at the Rubbermaid – Akron, FedEx Freight – Greenville, and FedEx Freight – Blackfoot mortgaged properties, are averaged through the GNL Industrial Portfolio Whole Loan term. Sole tenants are Rubbermaid and FedEx (for each FedEx Freight – Greenville and FedEx Freight - Blackfoot mortgaged property).

With respect to Loan No. 6, ATRIA Corporate Center, the rent for the Second Largest Tenant, Covidien Medtronic, is straight-lined through lease expiration in 2021.

With respect to Loan No. 9, 787 Eleventh Avenue, the rent for the Second Largest Tenant, Nissan North America, is straight-lined through lease expiration in 2032.

With respect to Loan No. 17, California Center, the rent for the Fourth Largest Tenant, State of California, is straight-lined through its termination option in 2022.

With respect to Loan No. 18, ExchangeRight Net Leased Portfolio 26, the rent for the sole tenant at the Pick n Save – Wasau (Bridge), WI mortgaged property, Pick n Save, is straight-lined over the ExchangeRight Net Leased Portfolio 26 Whole Loan term.

With respect to Loan No. 19, Patuxent Crossing, the rent for the Largest Tenant, Howard County, Maryland, is straight-lined through its lease expiration in 2038.

With respect to Loan No. 23, ExchangeRight Net Leased Portfolio 24, the rent for the sole tenants at the BioLife Plasma Services L.P. – West Des Moines, IA, BioLife Plasma Services L.P. – Mt. Juliet, TN, Fresenius Medical Care – Brownsville, TX, Sherwin Williams – Painsville, Dollar Tree – Cleveland, OH, and Advance Auto Parts – McDonough, GA mortgaged properties are straight-lined over the ExchangeRight Net Lease Portfolio 24 Whole Loan term. Sole tenants are BioLife Plasma Services, L.P. (for each BioLife Plasma Services mortgaged property), Fresenius Medical Care, Sherwin Williams, Dollar Tree and Advance Auto Parts, respectively.

With respect to Loan No. 25, DentaQuest & Aurora Portfolio, the rent for the sole tenant at the Aurora Health Care mortgaged property, Aurora Health Care, is straight-lined through lease expiration in 2027.

(16)	In certain cases, U/W Capital Items ($) is inclusive of certain credits for upfront reserves taken at closing.

(17)	With respect to some mortgage loans, historical financial information may not be available as a result of acquisition financing and/or recent construction.

With respect to Loan No. 1, SSTII Self Storage Portfolio II, the Nantucket mortgaged property 2017 financials represent a partial year commencing after the mortgaged property was acquired on August 22, 2017.

With respect to Loan No.2, Vanguard Portfolio, the mortgage loan represents acquisition financing and the seller provided limited operating history for the portfolio.

With respect to Loan No. 3, GNL Industrial Portfolio, the 2016 and 2017 historical financials at the Rubbermaid – Akron, Bush Industries - Jamestown, Chemours – Pass Christian, FedEx Freight – Greenville, and FedEx Freight – Blackfoot, mortgaged properties were unavailable due to acquisition financing and the seller provided limited operating history for the mortgaged properties.

With respect to Loan No. 8, NEMA San Francisco, 2018 Revenues, 2018 Total Expenses, and 2018 NOI are based on trailing twelve months financials as of November 30, 2018.

With respect to Loan No. 9, 787 Eleventh Avenue, the historical financials are unavailable because the mortgaged property was built in 1929 and renovated in 2019.

With respect to Loan No. 12, DoubleTree Colorado Springs, year-end 2016 financials represent a partial year as the sponsor acquired the mortgaged property in January 2016.

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With respect to Loan No. 13, Kings Mountain Center, the mortgage loan represents acquisition financing and the seller provided limited operating history for the mortgaged property.

With respect to Loan No. 15, Alton Self Storage, full year 2016 financials are not available as the mortgaged property’s redevelopment from an industrial warehouse to a self-storage property was completed in 2016.

With respect to Loan No. 18, ExchangeRight Net Leased Portfolio 26, the mortgage loan represents acquisition financing and the seller provided limited operating history for the portfolio.

With respect to Loan No. 23, ExchangeRight Net Leased Portfolio 24, the mortgage loan represents acquisition financing and the seller provided limited operating history for the portfolio.

With respect to Loan No. 27, 600 Pine Avenue, the mortgage loan represents acquisition financing and the seller provided limited operating history for the mortgaged property.

With respect to Loan No. 29, Carolina Beverage Group Building, historical financials were unavailable because the mortgaged property is a single tenant property subject to a triple-net lease where the related seller did not provide operating history for the mortgaged property.

With respect to Loan No. 30, TownPlace Suites Altamonte Springs, 2016 and 2017 historical financials are unavailable because the mortgaged property was built in 2017.

With respect to Loan No. 31, Bond Street Norfolk Retail Portfolio, historical financials are unavailable for the Harbourview North mortgaged property because the mortgaged property was built in 2018.

With respect to Loan No. 31, Bond Street Norfolk Retail Portfolio, historical financials are unavailable for the Peninsula Town Center mortgaged property because the mortgaged property was built in 2017.

With respect to Loan No. 37, Sangamon Center, year-end 2018 financials are annualized based on ten months of operating history representing January-August and November-December 2018. The borrower purchased the mortgaged property in October 2018 and was not provided with September or October financials.

With respect to Loan No. 40, North Attleboro Shopping Center, 2016 historical financials were unavailable due to acquisition financing and the seller provided limited operating history for the mortgaged property.

With respect to Loan No. 43, Holiday Inn Express Gatesville, 2016 historical financials were unavailable due to acquisition financing and the seller provided limited operating history for the mortgaged property.

With respect to Loan No. 44, Safeway La Grande, the mortgage loan represents acquisition financing and the seller provided limited operating history for the mortgaged property.

With respect to Loan No. 48, Best Western Long Beach Inn, Most Recent cash flows are as of trailing 12 months November 30, 2018.

(18)	With respect to Loan No. 3, GNL Industrial Portfolio, the Diebold Nixdorf - North Canton mortgaged property is subject to a ground sublease with CAK Land Holdings, LLC. The sublease commenced on July 1, 2004 and expires December 31, 2035. The ground sublease provides for two, 20-year extension options and one 19-year extension option with a fully extended ground lease expiration date of December 31, 2094. The ground sublease payments are structured at a current annual rent of $4,806, which increases to $13,960 on July 1, 2024, and to $14,922 on January 1, 2026 continuing through the ground sublease expiration date. The ground lease is between Akron-Canton Regional Airport Authority and CAK Land Holdings, LLC dated June 15, 1995 with a 40-year lease term expiring December 31, 2035. The ground lease provides for the same extension options as the ground sublease.

With respect to Loan No. 9, 787 Eleventh Avenue, the borrower has applied for a tax abatement under the Industrial & Commercial Abatement Program (“ICAP”) program. The borrower expects that the ICAP application will be fully approved by the end of 2019 and that the abatement benefits will take effect in the 2020/2021 tax year. As projected by the borrower, the ICAP abatement would phase out over a 10-year period with full savings being realized in years one through five of the program, which subsequently burns off at a rate of 20.0% per year over the next five years decreasing to 20.0% in years nine and ten of the abatement period. The borrower is required under the 787 Eleventh Avenue Whole Loan documents to submit a timely ICAP notice of completion reflecting completion of construction on or before December 29, 2020 and satisfy all conditions and obtain all licenses and permits required

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under the loan documents, in order to fully vest in the 787 Eleventh Avenue mortgaged property all rights for benefits under the ICAP. The borrower is also required to comply with all legal requirements necessary to maintain, and is required to maintain, the abatement of taxes under the ICAP on or before July 1, 2020, subject to extension to July 1, 2021, including, without limitation, the filing of all certificates of continuing use and filing real property income and expense statements. The borrower is required to provide to the lender all material notices it receives from the applicable governmental authorities with respect to the ICAP within ten business days after receipt.

With respect to Loan No. 36, Christiana Mall, a 4.154-acre portion of the parking lot at the mortgaged property is owned by Macy’s and ground leased to the borrower pursuant to a parking lease agreement, dated as of July 30, 2010. Consequently, the Christiana Mall Whole Loan, with respect to such portion of the mortgaged property, is secured only by the borrower’s leasehold interest. The parking lease agreement will terminate on December 31, 2028, provided, however, that Macy’s can terminate the parking lease agreement at any time with 12-months’ notice. The parking lease agreement does not contain customary mortgagee protection provisions and is scheduled to expire prior to the date that is 10 years after the loan term. Separately, the Largest Tenant, Target, constructed their own store on a 10.15-acre site which is ground leased from the borrower. Target’s ground lease has an initial expiration date of December 31, 2036 with extension options through December 31, 2091. The ground lease payments are structured as follows: (i) an annual amount equal to the square feet of gross leasable floor area of the tenant’s building multiplied by $0.05 (defined as the promotion fund contribution in the ground lease); (ii) common area maintenance charge (as defined in the agreement) and (iii) tenant’s share of taxes as described in the ground lease agreement. Target’s ground lease agreement includes a provision in which case Target has a fair market value purchase option to acquire the fee interest of the mortgaged property from the borrower in the portion of the mortgaged property that is ground leased to Target, at any time during the ground lease term.

(19)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 21, The Block Northway, an achievement reserve in the amount of $2,200,000 was escrowed at origination. The lender will release the funds in the achievement reserve upon borrower request, provided that, at such time, among other things, the debt yield is not less than 9.0%. The U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $2,200,000 achievement reserve. The unadjusted U/W NOI Debt Yield and U/W NCF Debt Yield based on the full Cut-Off Date Balance are 8.8% and 8.7%, respectively. All LTVs and DSCRs are calculated assuming the full loan amount of $84,000,000.

With respect to Loan No. 50, 123 Whiting Street, at origination, $320,120 was escrowed with the title insurance company, Connecticut Attorneys Title Insurance Company, pursuant to an escrow agreement between the seller of the mortgaged property and the borrower. The seller may draw upon the reserve funds to complete required environmental remediation at the mortgaged property. Such escrow agreement has been collaterally assigned to the lender.

(20)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 2, Vanguard Portfolio, the borrower is required to escrow $7,108.23 on a monthly basis for capital expense reserves until the balance on deposit in the capital reserve subaccount equals or exceeds the $255,896 capital reserve capped amount. Once the capital reserve cap amount is hit, monthly payments do not begin again until account balance is equal to or less than $128,000.

With respect to Loan No. 4, SWVP Portfolio, the Monthly CapEx Reserve ($) amount equals the greater of (i) 1/12th of 5.0% of gross revenues (excluding hotel taxes) and (ii) 1/12th the monthly amount required to be reserve annually for FF&E expenses with respect to its property under the applicable franchise agreement.

With respect to Loan No. 5, Renaissance Fort Lauderdale, the borrower reserved $200,000 upfront for a seasonality reserve and is required to reserve $22,222 in the calendar months of January through and including June and October through and including December. The reserve will be capped at $200,000.

With respect to Loan No.8, NEMA San Francisco, the borrower is required to escrow $14,890.35 on a monthly basis for capital expense reserves until the balance on deposit in the capital reserve subaccount equals or exceeds the

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$250,000 capital reserve capped amount. Once the capital reserve cap is hit, monthly payments do not begin again until account balance is equal to or less than $178,684.17.

With respect to Loan No. 12, DoubleTree Colorado Springs, the mortgage loan documents provide if the lender determines that the mortgaged property did not generate enough net operating income to achieve a 1.15x debt service coverage ratio during any of the prior 12 months (a “Cashflow Shortfall”), then prior to August 15 of any calendar year, upon lender’s request, the borrower is required to provide evidence during the succeeding month of September that the borrower is holding sufficient funds in an account to cover such Cashflow Shortfall; provided, that the amount of funds the borrower is required to hold is capped at $350,000 (which amount is greater than two months of debt service payments). If the borrower fails to provide such evidence to the lender, the mortgage loan documents require the borrower to deposit an amount equal to the excess cash flow generated by the mortgaged property for the immediately preceding interest accrual period into a seasonality reserve account. The mortgage loan documents are recourse to the borrower if the amount of available funds certified by the borrower is less than the Cashflow Shortfall. With respect to each month for which the lender has determined that a Cashflow Shortfall exists, the borrower will be liable to the lender in the amount for which the Cashflow Shortfall exceeds the amount of available funds.

With respect to Loan No. 16, 4201 Connecticut Avenue Northwest, when the TI/LC Reserve falls below the $700,000 cap, the borrower is required to escrow $5,888.17 on a monthly basis for tenant improvements and leasing commissions.

With respect to Loan No. 27, 600 Pine Avenue, the borrower is not required to make deposits into the TI/LC Reserve so long as each of the following conditions remains satisfied: (i) the Orbital ATK lease (or any replacement lease that has been approved by the lender with a term that extends at least two years beyond the maturity date (a “Replacement Lease”)) is in full force and effect, (ii) no event of default has occurred and (iii) Northrop Grumman, the owner of Orbital ATK, or its parent company (or any tenant under a Replacement Lease or the parent company of the tenant under a Replacement Lease) maintains an investment grade rating.

With respect to Loan No. 30, TownPlace Suites Altamonte Springs, the Monthly CapEx Reserve ($) amount equals the greater of (i) 1/12th of 4.0% of gross revenues based on the prior year or (ii) the monthly amount required to be reserved pursuant to the franchise agreement for capital expenses and FF&E, but excluding any amounts attributable to a PIP (initially $12,082.33).

With respect to Loan No. 38, Fairfield Inn & Suites Dunn, the Monthly Capex Reserve will be an amount equal to the greater of (i) (a) for the first 24 payment dates, an amount equal to 1/12th of 2.0% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs, (b) for the 25th - 36th payment dates, an amount equal to 1/12th of 3% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment dates occur, and (c) commencing on the 37th payment date and continuing thereafter, 1/12th of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment dates occur, and (ii) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement.

With respect to Loan No. 43, Holiday Inn Express Gatesville, the Monthly CapEx Reserve ($) amount equals the greater of (i) (a) 1/12th of 1.0% of gross revenues through and including the 12th payment date ($1,682.03), (b) 1/12th of 2% of gross revenues from the 13th payment date until and including the 24th payment date for the previous 12 month period as determined on the anniversary of the closing date, (c) 1/12th of 4% of gross revenues from the 25th payment date for the remainder of the term of the Holiday Inn Express Gatesville Whole Loan for the previous 12 month period as determined on the anniversary of the closing date, or (ii) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E but excluding any amounts attributable to the PIP.

With respect to Loan No. 46, Best Western Plus Fairburn Atlanta Southwest, the Monthly CapEx Reserve ($) amount equals the greater of (i) 1/12th of 4.0% of gross revenues or (ii) the monthly amount required to be reserved pursuant to the franchise agreement for capital expenses and FF&E, but excluding any amounts attributable to a PIP (initially $6,080.35).

With respect to Loan No. 47, Hampton Inn – Santa Rosa, a Monthly CapEx Reserve ($) is required as the greater of (i) 4% of total T-12 Gross Income from Operations and (ii) total projected Gross Income from operations set forth in the Annual Budget for the immediately following calendar year. The calculated Monthly CapEx Reserve ($) monthly deposit as of the Origination Date is $6,333.00.

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With respect to Loan No. 48, Best Western Long Beach Inn, the Monthly CapEx Reserve ($) amount equals the greater of (i) 1/12th of 4.0% of gross revenues or (ii) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E but excluding any amount attributable to the PIP.

With respect to Loan No. 48, Best Western Long Beach Inn, the borrower deposited $70,000 at origination. On the June 2019, July 2019, August 2019 and September 2019 payment dates, the borrower is required to deposit $10,400, $10,200, $21,400 and $18,000, respectively. The Seasonality Reserve is capped at $130,000 (the “Seasonality Reserve Threshold Amount”). In 2020 and each successive year thereafter, the lender will recalculate the Seasonality Reserve Threshold Amount. Provided that the amount in the Seasonality Reserve subaccount is less than the Seasonality Reserve Threshold Amount the borrower will be required to pay to the lender on each payment date occurring in June, July, August and September an amount determined by the lender so that the amount on deposit in the seasonality reserve account is equal to or greater than the Seasonality Reserve Threshold Amount on or before the payment date occurring in September of each year.

With respect to Loan No. 49, Baymont Inn & Suites Green Bay, on each payment date occurring from June through October of 2019, the borrower is required to deposit with the lender an amount equal to $15,000 to the seasonality reserve. On each payment date occurring in June, July, August, September and October of each year, starting from June 2020 and thereafter, the borrower is required to deposit with the lender an amount equal to 1/5th of the seasonality reserve aggregate shortfall amount. The seasonality reserve aggregate shortfall amount is equal to 130% of the aggregate amount of all seasonality reserve monthly shortfall amounts for the immediately preceding 12 calendar month period, as calculated by the lender on or prior to the payment date occurring on June 6 of each year.

(21)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 20, University Place, the $850,000 Lease Rollover Cap will be reduced to $500,000 upon: (i) 5-year extension of Conn’s lease at terms acceptable to the lender; and (ii) all co-tenancy provisions have been satisfied. In the event Conn’s goes dark, files for bankruptcy or vacates early, the Lease Rollover Cap will be increased back to $850,000.

With respect to Loan No. 33, Southern Motion Industrial Portfolio, if a “Material Tenant Rollover Funds” reserve is being collected due to a material tenant “going dark” in one or more mortgaged properties of the portfolio, such reserve will be capped at an amount equal to approximately 18 months’ rent for all of the Southern Motion Industrial Portfolio mortgaged properties, unless such material tenant satisfies certain corporate financial health ratios, in which case the cap will be reduced to approximately 18 months’ rent on only the “dark” mortgaged property (and if reserve funds in respect of all of the mortgaged properties were collected prior to such tenant satisfying such ratios, the excess over the reduced cap will be returned to the Southern Motion Industrial Portfolio borrower).

With respect to Loan No. 45, Town Plaza Leesville, the TI/LC Reserve Cap has a floor of $200,000 and upon satisfaction of the Stage Stores Renewal Condition the TI/LC Reserve Cap will decrease from $450,000 to $350,000 and the floor will decrease to $0.

(22)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 10, The Colonnade Office Complex, the Largest Tenant at the mortgaged property, Hilton Domestic Operating Company, occupies seven suites totaling 106,860 square feet that have a current lease expiration date of January 31, 2021 and two suites totaling 48,712 square feet that have a current lease expiration date of November 30, 2023.

With respect to Loan No. 10, The Colonnade Office Complex, the Fourth Largest Tenant at the mortgaged property, Google, Inc., occupies three suites totaling 38,180 square feet that have a current lease expiration date of February 28, 2026 and one suite totaling 13,080 square feet that has a current lease expiration date of May 31, 2020.

With respect to Loan No. 19, Patuxent Crossing, the Largest Tenant, Howard County, Maryland, has two separate expiration dates for its combined 63,927 square feet of space: a lease for 8,188 square feet will expire on September 30, 2025; and a lease for 55,739 square feet will expire on June 30, 2038. In addition, the Second Largest Tenant, FEI.COM, has two separate expiration dates for its combined 58,332 square feet of space: a lease for 9,500 square feet will expire on May 31, 2021; and a lease for 48,832 square feet will expire on May 31, 2023.

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(23)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

(24)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 3, GNL Industrial Portfolio, the Largest Tenant, the Diebold Nixdorf, at the Diebold – North Canton mortgaged property has a right to terminate its lease effective December 31, 2021 upon written notice that is provided by June 30, 2021 and with the payment of a termination fee in the amount equal to $320,589.

With respect to Loan No. 3, GNL Industrial Portfolio, the Largest Tenant, XPO Logistics, at each of the XPO Logistics – Grand Rapids, XPO Logistics – Aurora, XPO Logistics – Salina, XPO Logistics – Riverton, XPO Logistics – Waite Park, XPO Logistics – Uhrichsville and XPO Logistics - Vincennes mortgaged properties has a right to terminate the respective lease upon payment of the entire base rent for the remainder of the lease term for the affected lease with a 60 day notice.

With respect to Loan No. 6, ATRIA Corporate Center, the Third Largest Tenant, Daikin, has the right to terminate its lease the last day of the 64th month following the first space commencement (commencing on the earlier to occur of the business operations at the space or August 1, 2019), upon 12 months’ notice and the payment of a termination fee in an amount equal to the unamortized transaction costs, including tenant improvement allowance at an interest rate of 8%.

With respect to Loan No. 9, 787 Eleventh Avenue, the Third Largest Tenant, Regus, has a right to terminate its lease effective October 2028 with 12 months’ notice and the payment of a termination fee of approximately $7,325,110.

With respect to Loan No. 9, 787 Eleventh Avenue, the borrower will have a right to cancel, terminate and/or modify the terms of any lease up to 32,500 square feet in the aggregate (under all leases), without the consent of the lender. Except with respect to the Nissan lease, the borrower will also have the right to accept the surrender of, buyout or terminate up to 65,000 square feet under any individual lease.

With respect to Loan No. 10, The Colonnade Office Complex, the Fifth Largest Tenant, Systemware, may terminate its lease effective May 31, 2020, with at least 12 months’ written notice and with the payment of a termination fee equal to two months of the then applicable base rent and the outstanding balance of leasing costs amortized over a 60-month term at 8.0%; provided, however, that such termination option will terminate if the tenant leases more than 5,000 square feet of additional space at the mortgaged property.

With respect to Loan No. 16, 4201 Connecticut Avenue Northwest, the Second Largest Tenant, Greenwald & Associates, has the one-time right to terminate its lease effective October 31, 2023 upon 12 months’ written notice and the payment of a termination fee in an amount equal to the then unamortized costs of the tenant improvement allowance, rent abatement, and leasing commissions, as if such costs were amortized over 130 months with interest at the rate of 8% per annum. In addition, the Fourth Largest Tenant, MedStar Family Choice, has a one-time right to terminate its lease on July 31, 2020 with nine months’ notice.

With respect to Loan No. 17, California Center, the Second Largest Tenant, the State of California, leases two suites, each of which has a termination option. Suite 2-248 (6,346 SF) has an early termination right, effective after May 31, 2021 upon 30 days’ notice. Suite 3-116 (3,535 SF) has an early termination right, effective April 30, 2022 upon 30 days’ notice.

With respect to Loan No. 19, Patuxent Crossing, the Second Largest Tenant, FEI.COM, has the one-time right to terminate its lease effective May 31, 2021 upon nine months’ written notice to be given prior to termination. In addition, the Third Largest Tenant, State of Maryland - Department of Human Services, has the right to terminate its lease any time after October 31, 2021. In addition, the Second Largest Tenant, FEI.COM, subleases space from Ascend One Corporation. FEI.COM subleases 9,500 square feet with an initial lease expiration of May 31, 2021 with an option to extend through April 29, 2023. Ascend One Corporation has been in occupancy since 2018 and has a current rental rate of $21.63 per square foot. FEI.COM is subleasing its space for $19.50 per square foot. The spaces are underwritten based on the sublease terms.

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With respect to Loan No. 20, University Place, tenant Rocket City Arcade and Classic Consoles has the option to terminate its lease on June 1, 2020.

With respect to Loan No. 25, DentaQuest & Aurora Portfolio, the Largest Tenant at the DentaQuest mortgaged property, DentaQuest LLC, has the one-time right to terminate its lease effective July 31, 2027 with 12 months’ written notice to be given prior to termination and upon the payment of a termination fee of approximately $3,300,000.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Largest Tenant at the 200 Brevco Plaza mortgaged property, Mercy Clinic East Communities Endo, may terminate its lease beginning December 1, 2019 with 180 days’ notice and with the payment of a termination fee equal to unamortized tenant improvements, rent abatement and leasing commissions.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Third Largest Tenant at the 200 Brevco Plaza Mortgaged Property, Total Renal Care, Inc., may terminate its lease at any time with written notice and payment of a termination fee equal to half of its monthly base rental obligations for the remaining portion of the then current term.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Fourth Largest Tenant at the 200 Brevco Plaza mortgaged property, Mercy Clinic East Communities Digestive, may terminate its lease at any time after December 1, 2019 with 180 days’ notice and payment of a termination fee equal to the cost of unamortized tenant improvements, rent abatement and leasing commissions.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Second Largest Tenant at the 4355 Suwanee Dam Road mortgaged property, Edward Jones – Suwanee, may terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to six months of base rent.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Fourth Largest Tenant at the 100 Piper Hill Drive mortgaged property, Edward Jones – St. Peter’s, MO, may terminate its lease effective March 31, 2021 and March 31, 2023 with 90 days’ notice and payment of a termination fee equal to six months of base rent plus any unamortized tenant improvements and leasing commissions paid on initial term; provided that the total amount to be amortized will not exceed $46,160.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Fourth Largest Tenant at the 507 North Hershey Road mortgaged property, Edward Jones – Bloomington, IL, may terminate its lease at any time after February 28, 2021 with 30 days’ notice and payment of a termination fee equal to six months of base rent.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Second Largest Tenant at the 2751 Fountain Place mortgaged property, Wildwood Vision Specialists, LLC, may terminate its lease, provided that such tenant is not in default, with 180 days’ notice and upon the payment of a termination fee in the amount of $37,500.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Largest Tenant at the 692 Essington Road mortgaged property, Hanger Prosthetics and Orthotics East, Inc. may terminate its lease, provided that such tenant has not been in default on more than three occasions in a lease year and has satisfied all rent payments for five years, with nine months’ notice and payment of a termination fee equal to the unamortized portion of the remaining balance of its tenant improvement allowance.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Second Largest Tenant at the 2222 Highway 540A East mortgaged property, Edward Jones – Lakeland, FL, may terminate its lease at any time with 60 days’ notice and payment of a termination fee equal to two months of base rent plus any unamortized leasing commissions paid on the initial term of the lease; provided that the total amount to be amortized will not exceed $5,000.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Second Largest Tenant at the 2812 East Main Street mortgaged property, Edward Jones – Merrill, WI, may terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to three months of base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term of the lease.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Second Largest Tenant at the 122 Stone Trace Drive mortgaged property, Edward Jones – Mt. Sterling, KY, may terminate its lease at any time after March

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31, 2021 with 30 days’ notice and payment of a termination fee equal to two months of base rent plus any unamortized tenant improvements and leasing commissions paid on the initial term.

With respect to Loan No. 31, Bond Street Norfolk Retail Portfolio, the Second Largest Tenant at the Peninsula Town Center mortgaged property, Navy Federal Credit Union, has the one-time right to terminate its least after March 31, 2022, upon 12 months’ prior written notice and the payment of a termination fee in an amount equal to the unamortized portion of the landlord’s work, the tenant finish allowance and any leasing commissions paid with respect to the lease. In addition, the Third Largest Tenant at the Peninsula Town Center mortgaged property, FirstWatch, has the one-time right to terminate its lease effective January 31, 2022 if its gross sales do not exceed $800,000 for any 24 consecutive month period prior to the termination option, upon the payment of a termination fee in an amount equal to the unamortized portion of the tenant’s improvement allowance and the landlord’s broker commission. Further, the Fifth Largest Tenant, Smashburger, has the one-time right to terminate its lease after July 31, 2019, provided that tenant’s sales have not exceeded $1,000,000 in any preceding 12-month period, upon 180 days’ prior written notice and the payment of an early termination fee in an amount equal to the aggregate sum of the landlord’s work, the tenant’s finish allowance and any leasing commissions.

With respect to Loan No. 36, Christiana Mall, the Second Largest Tenant, Cabela’s, has the right to raze its leased premises, so long as it restores the building pad back to the condition at which time the leased premises were delivered, caps utilities at their in-place levels and otherwise leaves its leased premises in a good, clean and attractive condition. Upon substantial completion of such razing, the Cabela’s lease will terminate (however, this provision does not apply in connection with any remodeling or rebuilding by the tenant).

With respect to Loan No. 37, Sangamon Center, the Fourth Largest Tenant, Pet Supplies Plus ,has the option to terminate their lease within 90 days commencing June 1, 2022 if they fail to achieve at least $1.5 million in sales in the twelve-month period commencing June 1, 2021 and ending May 31, 2022 with 60 days’ prior written notice and with payment of a termination fee equaling the unamortized portion of the tenant improvement allowance and commission outstanding at the time of termination.

With respect to Loan No. 40, North Attleboro Shopping Center, the Largest Tenant, Fit Factory, is a borrower affiliated tenant.

With respect to Loan No. 45, Town Plaza Leesville, the Fourth Largest Tenant, Buffet City (Haiyu) has a one-time right to terminate its lease on October 1, 2023 with 180 days’ prior written notice and payment of unamortized tenant improvement costs, commissions, and two months base rent totaling $58,500.

(25)	With respect to Loan No. 2, Vanguard Portfolio, the borrower sponsors for the Vanguard Portfolio Whole Loan are Arch Street Capital Advisors, L.L.C. and Great Valley Properties Investor Company LLC. The Vanguard Portfolio Whole Loan is structured with a master lease structure to create a Shari’ah compliant structure, so there is no guarantor for the Vanguard Portfolio Whole Loan. The borrowers and the loan sponsor are the parties liable for any breach or violation of the non-recourse carveouts. All of the master lessees are owned by Great Valley Properties Investor Company LLC, which is owned by Great Valley Properties Investor Corp. Great Valley Properties Investor Corp. is owned 2.1% by Great Valley Properties Investment Company Ltd. and 97.9% by Great Valley Properties Property Company Ltd. Great Valley Properties Investment Company Ltd. is owned by twelve investors, none of which holds, directly or indirectly, a 10.0% or more ownership interest in Great Valley Properties Investment Company Ltd. Individuals affiliated with Soor Capital Holding W.L.L. comprise the board of directors of Great Valley Properties Investor Corp.

With respect to Loan No. 2, Vanguard Portfolio, the Vanguard Portfolio Whole Loan is structured with a master lease structure to create a Shari’ah compliant structure, so there is no guarantor for the Vanguard Portfolio Whole Loan. The borrowers and the loan sponsor are the parties liable for any breach or violation of the non-recourse carveouts. The master lessees are owned 100.0% by Great Valley Properties Investor Company LLC, which is owned 100.0% by Great Valley Properties Investor Corp. Great Valley Properties Investor Corp. is owned 2.1% by Great Valley Properties Investment Company Ltd. and 97.9% by Great Valley Properties Property Company Ltd. Great Valley Properties Investment Company Ltd. is owned by twelve investors, none of which holds, directly or indirectly, a 10.0% or more ownership interest in Great Valley Properties Investment Company Ltd. Individuals affiliated with Soor Capital Holding W.L.L. comprise the board of directors of Great Valley Properties Investor Corp.

With respect to Loan No. 8, NEMA San Francisco, the borrower sponsor is one of a number of companies operating under the trade name “Crescent Heights”, whose senior principals are Sonny Kahn, Russell W. Galbut and Bruce A. Menin. Crescent Heights is a real estate development brand based in Miami, Florida, whose senior principals have over 30 years of industry experience. The borrower is indirectly owned by the guarantors (as described in (30)

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below). As of September 30, 2018, the guarantors reported a collective net worth and liquidity of approximately $803.5 million and $94.7 million, respectively.

With respect to Loan No. 8, NEMA San Francisco, the SK Business Trust (Sonny Kahn, as trustee), the RF Business Trust (Russell W. Galbut, as trustee) and the Menin 1998 Business Trust (Bruce A. Menin, as trustee, and, together with Sonny Kahn and Russell W. Galbut, the “Individual Trustees”), are collectively, the “guarantor”. Pursuant to the Guaranty of Recourse Obligations dated February 8, 2019 (the “Guaranty”), by Sonny Kahn, not personally or individually (except to the extent expressly set forth in the Guaranty), but solely as trustee of the SK Business Trust pursuant to that certain Declaration of Trust dated December 31, 2003, Russell W. Galbut, not personally or individually (except to the extent expressly set forth in the Guaranty), but solely as trustee of the RF Business Trust pursuant to that certain Amendment and Restatement of the RF Business Trust dated November 3, 2009 and Bruce A. Menin, not personally or individually (except to the extent expressly set forth in the Guaranty), but solely as trustee of the Menin 1998 Business Trust pursuant to that certain Restated and Amended Declaration of Trust dated November 6, 2009, the guarantor agreed to irrevocably, absolutely and unconditionally guaranty to the mortgage loan seller, and its successors and assigns, the full, prompt and complete payment of (i) the borrower’s recourse liabilities under the loan agreement and (ii) from and after the date that any springing recourse event occurs, payment of all amounts due under the loan agreement. In the event that the trust for whom an Individual Trustee is acting as trustee is (a) voluntarily revoked, terminated or otherwise voluntarily ceases to exist, then such Individual Trustee will have personal liability under the guaranty and will become a guarantor under the Guaranty or (b) involuntarily revoked, terminated or otherwise ceases to exist (involuntarily or by operation of law), then such Individual Trustee will have personal liability under the Guaranty and will become a guarantor under the Guaranty; provided, however, in the event of this clause (b), the liability of such Individual Trustee will not exceed the sum of the assets of the trust estate received by such Individual Guarantor plus any assets to which such Individual Trustee would have been entitled but for such revocation, termination or cessation of existence. At such time, such Individual Trustee will be required to provide financial statements to the lender that are true and correct in all material respects and fairly present the financial condition of such Individual Trustee as of such date.

With respect to Loan No. 26, Heartland Dental Medical Office Portfolio, the Largest Tenant, Heartland Dental, LLC, and its affiliates lease approximately 82.7% of the net rentable square footage in the portfolio to operate medical offices and corporate offices. The borrower sponsor and non-recourse carve-out guarantor, Richard Eugene Workman, currently retains a 4.28% ownership interest in the company.

(26)	Each number identifies a group of related borrowers.

(27)	The classification of the lockbox types is described in the preliminary prospectus. See “Description of the Mortgage Pool – Certain Calculations and Definitions – Definitions” for further details.

With respect to Loan No.8, NEMA San Francisco, the whole loan is structured with a soft lockbox for residential tenants and a hard lockbox for commercial tenants, with in-place cash management. At origination, the borrower established an account (the “Clearing Account”) into which income from the mortgaged property is required to be deposited. At origination, the borrower delivered a tenant direction letter to each existing commercial tenant at the mortgaged property directing them to remit their rent checks directly into the Clearing Account; the borrower is also required to deliver tenant direction letters to each commercial tenant entering into a lease after the origination date. All rents received by the borrower or the manager are required to be deposited into the Clearing Account within 2 business days of receipt. The mortgaged property contains approximately 11,184 square foot rentable ground floor retail with frontage along Market Street and 10th Street. The retail component is currently 26.0% occupied by two tenants and 70.3% leased to four tenants (including one tenant pending a CUP).

A-1-41

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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Annex A-2

Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(5)	Maturity Date LTV(2)(5)
Office	Suburban	13	$187,720,000	20.0%	2.08x	12.3%	62.4%	56.9%
	Data Center	1	25,000,000	2.7%	1.75x	11.5%	56.0%	51.4%
	CBD	1	21,000,000	2.2%	1.76x	9.2%	64.8%	64.8%
	Medical	149	15,144,012	1.6%	1.69x	11.3%	56.6%	50.0%
	Subtotal:	164	$248,864,012	26.6%	1.99x	11.9%	61.6%	56.6%

Hotel	Full Service	6	$114,245,629	12.2%	2.16x	13.3%	61.0%	58.3%
	Limited Service	7	37,439,732	4.0%	1.87x	14.5%	64.9%	51.7%
	Extended Stay	2	21,142,954	2.3%	1.70x	12.6%	63.1%	52.4%
	Select Service	1	13,570,000	1.4%	1.96x	14.2%	64.0%	56.6%
	Subtotal:	16	$186,398,314	19.9%	2.04x	13.6%	62.2%	56.2%

Self Storage	Self Storage	33	$125,850,000	13.4%	1.73x	9.1%	59.1%	57.0%

Retail	Anchored	5	$57,568,975	6.1%	1.58x	10.8%	68.7%	60.3%
	Freestanding	41	37,185,406	4.0%	1.94x	9.3%	61.2%	61.2%
	Unanchored	2	10,415,000	1.1%	1.41x	9.7%	69.0%	59.7%
	Super Regional Mall	1	9,704,000	1.0%	3.15x	13.8%	32.5%	32.5%
	Subtotal:	49	$114,873,380	12.3%	1.81x	10.5%	63.2%	58.2%

Industrial	Flex	14	$42,658,540	4.6%	1.95x	11.2%	62.8%	60.1%
	Warehouse/Distribution	14	37,615,374	4.0%	1.80x	9.7%	64.4%	62.5%
	Manufacturing	9	20,700,000	2.2%	1.86x	10.8%	65.3%	60.9%
	Warehouse	2	4,080,000	0.4%	1.95x	10.0%	65.5%	64.7%
	Subtotal:	39	$105,053,914	11.2%	1.88x	10.5%	64.0%	61.3%

Multifamily	Garden	2	$38,727,856	4.1%	1.51x	8.8%	69.3%	64.0%
	High Rise	1	35,000,000	3.7%	2.27x	10.3%	37.7%	37.7%
	Subtotal:	3	$73,727,856	7.9%	1.87x	9.5%	54.3%	51.5%

Manufactured Housing	Manufactured Housing	11	$39,840,000	4.3%	1.34x	8.3%	67.1%	62.0%

Mixed Use	Retail/Office	1	$30,000,000	3.2%	3.01x	14.4%	26.9%	26.9%
	Medical/Retail	23	2,566,693	0.3%	1.59x	11.8%	55.1%	46.6%
	Subtotal:	24	$32,566,693	3.5%	2.90x	14.2%	29.1%	28.5%

Other	Leased Fee	177	$9,440,087	1.0%	2.40x	10.6%	45.2%	45.2%
	Parking	1	35,286	0.0%	2.40x	10.6%	45.2%	45.2%
	Subtotal:	178	$9,475,373	1.0%	2.40x	10.6%	45.2%	45.2%

Total / Weighted Average:		517	$936,649,542	100.0%	1.93x	11.2%	60.2%	56.0%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 8, 9, 10, 11, 13, 18, 19, 21, 22, 23, 26, 32, 33 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 8, 9, 10, 22 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loans.

(3)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360. In the case of Loan No. 22, the UW NCF DSCR was calculated using the sum of interest payments over the first 12 months following the Cut-off Date, as the Whole Loan amortizes on a 30-year amortization schedule with all amortization being applied to the Note B through April 1, 2029 as provided on Annex F .

(4)	In the case of Loan No. 21, the UW NOI Debt Yield calculation includes a deduction for a holdback reserve in the amount of $2,200,000, to be released to the borrower (at the borrower’s request) provided that the debt yield (as calculated in the loan documents) at the mortgaged property is not less than 9.0%. The U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $2,200,000 achievement reserve. The unadjusted U/W NOI Debt Yield and U/W NCF Debt Yield are 8.8% and 8.7%, respectively, based on the full Cut-Off Date Balance. All LTVs and DSCRs are calculated assuming the full loan amount of $84,000,000.

(5)	In the case of Loan Nos. 1, 4, 5, 33, 34 and 41, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” ifor additional details.

A-2-1

Annex A-2

Mortgaged Properties by Location(1)

				Weighted Average
State	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(5)	Maturity Date LTV(2)(5)
California	12	$120,943,153	12.9%	1.85x	9.9%	54.8%	51.9%
Florida	54	93,243,789	10.0%	1.98x	11.9%	61.7%	59.0%
Pennsylvania	8	72,824,148	7.8%	1.88x	9.8%	63.4%	62.1%
Texas	27	72,611,531	7.8%	2.71x	14.9%	49.2%	46.1%
North Carolina	6	61,421,391	6.6%	1.75x	11.2%	59.9%	55.4%
New York	3	60,300,000	6.4%	2.31x	11.5%	46.5%	46.5%
Minnesota	4	45,940,027	4.9%	1.68x	11.8%	70.6%	61.8%
Ohio	17	31,898,594	3.4%	2.06x	10.3%	61.0%	60.5%
Michigan	10	30,938,195	3.3%	1.44x	8.7%	68.7%	63.3%
Louisiana	3	30,876,293	3.3%	2.01x	12.0%	60.3%	58.3%
Wisconsin	12	30,800,483	3.3%	1.76x	12.2%	68.6%	59.5%
Massachusetts	3	28,009,031	3.0%	1.53x	8.9%	65.8%	61.1%
Colorado	2	27,091,928	2.9%	2.15x	16.0%	63.5%	52.1%
District of Columbia	1	21,000,000	2.2%	1.76x	9.2%	64.8%	64.8%
Oregon	2	20,227,856	2.2%	1.57x	9.3%	70.1%	59.9%
Maryland	3	20,233,005	2.2%	1.56x	10.7%	74.7%	63.9%
Alabama	4	19,101,128	2.0%	1.62x	11.2%	69.1%	60.8%
Tennessee	24	18,983,953	2.0%	1.67x	9.8%	58.1%	53.3%
Illinois	31	16,937,945	1.8%	1.89x	11.8%	64.9%	57.9%
Mississippi	7	15,650,000	1.7%	1.82x	11.1%	65.4%	59.6%
Nevada	3	14,974,953	1.6%	1.74x	8.9%	59.4%	59.4%
Indiana	16	12,638,962	1.3%	1.68x	12.2%	63.3%	54.3%
Virginia	5	11,021,611	1.2%	1.43x	9.7%	68.5%	59.6%
Hawaii	186	10,000,000	1.1%	2.40x	10.6%	45.2%	45.2%
Delaware	1	9,704,000	1.0%	3.15x	13.8%	32.5%	32.5%
South Carolina	19	9,660,741	1.0%	1.72x	9.2%	58.9%	58.0%
Georgia	19	9,428,882	1.0%	1.88x	12.3%	62.4%	53.5%
New Mexico	3	5,394,670	0.6%	2.13x	16.0%	61.6%	49.2%
Washington	1	4,481,373	0.5%	1.73x	13.6%	66.9%	56.7%
Connecticut	1	2,626,787	0.3%	1.41x	13.0%	73.6%	62.5%
Idaho	1	2,250,000	0.2%	1.98x	9.8%	65.0%	65.0%
Iowa	1	1,504,016	0.2%	2.04x	9.5%	62.0%	62.0%
Missouri	8	1,059,216	0.1%	1.59x	11.8%	55.1%	46.6%
Nebraska	3	956,948	0.1%	1.92x	10.1%	63.4%	62.0%
Kansas	2	864,945	0.1%	1.95x	10.0%	64.3%	63.6%
Oklahoma	5	359,448	0.0%	1.59x	11.8%	55.1%	46.6%
Kentucky	4	286,950	0.0%	1.59x	11.8%	55.1%	46.6%
Arizona	3	205,667	0.0%	1.59x	11.8%	55.1%	46.6%
Arkansas	2	170,566	0.0%	1.59x	11.8%	55.1%	46.6%
New Hampshire	1	27,357	0.0%	1.59x	11.8%	55.1%	46.6%
Total / Weighted Average:	517	$936,649,542	100.0%	1.93x	11.2%	60.2%	56.0%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 8, 9, 10, 11, 13, 18, 19, 21, 22, 23, 26, 32, 33 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 8, 9, 10, 22 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loans.

(3)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360. In the case of Loan No. 22, the UW NCF DSCR was calculated using the sum of interest payments over the first 12 months following the Cut-off Date, as the Whole Loan amortizes on a 30-year amortization schedule with all amortization being applied to the Note B through April 1, 2029 as provided on Annex F.

(4)	In the case of Loan No. 21, the UW NOI Debt Yield calculation includes a deduction for a holdback reserve in the amount of $2,200,000, to be released to the borrower (at the borrower’s request) provided that the debt yield (as calculated in the loan documents) at the mortgaged property is not less than 9.0%. The U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $2,200,000 achievement reserve. The unadjusted U/W NOI Debt Yield and U/W NCF Debt Yield are 8.8% and 8.7%, respectively, based on the full Cut-Off Date Balance. All LTVs and DSCRs are calculated assuming the full loan amount of $84,000,000.

(5)	In the case of Loan Nos. 1, 4, 5, 33, 34 and 41, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” for additional details.

A-2-2

Annex A-2

Cut-off Date Principal Balance

						Weighted Average
Range of Cut-off Date Principal Balances			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
$2,626,787	-	$9,999,999	17	$111,084,377	11.9%	5.10236%	117	1.83x	12.3%	62.9%	54.0%
$10,000,000	-	$19,999,999	14	191,619,537	20.5%	4.85609%	117	1.73x	10.9%	64.4%	57.7%
$20,000,000	-	$29,999,999	8	178,470,629	19.1%	4.77948%	118	1.77x	10.7%	64.0%	59.3%
$30,000,000	-	$39,999,999	4	125,000,000	13.3%	4.60167%	102	2.60x	12.9%	41.0%	39.4%
$40,000,000	-	$49,999,999	5	218,275,000	23.3%	4.66968%	118	1.92x	11.3%	63.0%	60.2%
$50,000,000	-	$57,200,000	2	112,200,000	12.0%	4.93137%	115	1.88x	9.5%	60.6%	60.6%
Total / Weighted Average:			50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Mortgage Interest Rates

						Weighted Average
Range of Mortgage Interest Rates			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
4.14000	-	4.49999	6	$165,454,000	17.7%	4.35044%	117	2.05x	10.0%	53.3%	52.0%
4.50000	-	4.99999	26	562,805,530	60.1%	4.78936%	114	2.00x	11.9%	61.1%	56.6%
5.00000	-	5.49999	14	181,210,752	19.3%	5.11987%	117	1.64x	10.2%	63.7%	58.9%
5.50000	-	5.94000	4	27,179,261	2.9%	5.70452%	115	1.66x	13.0%	60.7%	50.3%
Total / Weighted Average:			50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
60	1	$30,000,000	3.2%	4.56800%	56	3.87x	19.1%	30.2%	30.2%
120	49	906,649,542	96.8%	4.81008%	117	1.86x	11.0%	61.2%	56.9%
Total / Weighted Average:	50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Remaining Term to Maturity in Months

						Weighted Average
Range of Remaining Term to Maturity in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
56	-	60	1	$30,000,000	3.2%	4.56800%	56	3.87x	19.1%	30.2%	30.2%
110	-	119	49	906,649,542	96.8%	4.81008%	117	1.86x	11.0%	61.2%	56.9%
Total / Weighted Average:			50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

(1)	In the case of Loan Nos. 1, 2, 3, 4, 7, 8, 9, 10, 11, 13, 18, 19, 21, 22, 23, 26, 32, 33 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 8, 9, 10, 22 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loans.

(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360. In the case of Loan No. 22, the UW NCF DSCR was calculated using the sum of interest payments over the first 12 months following the Cut-off Date, as the Whole Loan amortizes on a 30-year amortization schedule with all amortization being applied to the Note B through April 1, 2029 as provided on Annex F.

(3)	In the case of Loan No. 21, the UW NOI Debt Yield calculation includes a deduction for a holdback reserve in the amount of $2,200,000, to be released to the borrower (at the borrower’s request) provided that the debt yield (as calculated in the loan documents) at the mortgaged property is not less than 9.0%. The U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $2,200,000 achievement reserve. The unadjusted U/W NOI Debt Yield and U/W NCF Debt Yield are 8.8% and 8.7%, respectively, based on the full Cut-Off Date Balance. All LTVs and DSCRs are calculated assuming the full loan amount of $84,000,000.

(4)	In the case of Loan Nos. 1, 4, 5, 33, 34 and 41, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” for additional details.

A-2-3

Annex A-2

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
Interest Only	18	$495,269,000	52.9%	4.74328%	113	2.18x	11.0%	54.8%	54.8%
300	4	18,106,702	1.9%	5.33608%	118	1.95x	15.7%	63.7%	48.3%
360	28	423,273,841	45.2%	4.84858%	118	1.63x	11.3%	66.4%	57.8%
Total / Weighted Average:	50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Remaining Amortization Term in Months

						Weighted Average
Range of Remaining Amortization Term in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
Interest Only			18	$495,269,000	52.9%	4.74328%	113	2.18x	11.0%	54.8%	54.8%
297	-	299	4	18,106,702	1.9%	5.33608%	118	1.95x	15.7%	63.7%	48.3%
353	-	360	28	423,273,841	45.2%	4.84858%	118	1.63x	11.3%	66.4%	57.8%
Total / Weighted Average:			50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
Interest Only	18	$495,269,000	52.9%	4.74328%	113	2.18x	11.0%	54.8%	54.8%
IO-Balloon	18	318,607,500	34.0%	4.76226%	118	1.58x	10.7%	67.1%	59.3%
Balloon	14	122,773,042	13.1%	5.14449%	118	1.82x	13.5%	64.4%	52.6%
Total / Weighted Average:	50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(4)

						Weighted Average
Range of Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
1.28x	-	1.39x	4	$55,882,500	6.0%	4.97829%	117	1.32x	8.8%	69.1%	61.8%
1.40x	-	1.49x	6	75,109,643	8.0%	4.89395%	118	1.44x	9.6%	69.0%	60.7%
1.50x	-	1.59x	5	80,746,111	8.6%	5.12356%	117	1.56x	10.5%	68.1%	61.2%
1.60x	-	1.69x	4	111,104,884	11.9%	4.64539%	118	1.64x	11.1%	65.4%	57.5%
1.70x	-	1.79x	9	156,590,834	16.7%	4.89827%	117	1.75x	10.4%	61.1%	57.7%
1.80x	-	1.99x	10	137,772,444	14.7%	4.67033%	119	1.95x	11.1%	63.4%	59.4%
2.00x	-	2.99x	9	249,739,128	26.7%	4.79523%	117	2.15x	11.8%	57.1%	55.6%
3.00x	-	3.87x	3	69,704,000	7.4%	4.51134%	89	3.40x	16.3%	29.1%	29.1%
Total / Weighted Average:			50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

(1)	In the case of Loan Nos. 1, 2, 3, 4, 7, 8, 9, 10, 11, 13, 18, 19, 21, 22, 23, 26, 32, 33 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 8, 9, 10, 22 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loans.

(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360. In the case of Loan No. 22, the UW NCF DSCR was calculated using the sum of interest payments over the first 12 months following the Cut-off Date, as the Whole Loan amortizes on a 30-year amortization schedule with all amortization being applied to the Note B through April 1, 2029 as provided on Annex F.

(3)	In the case of Loan No. 21, the UW NOI Debt Yield calculation includes a deduction for a holdback reserve in the amount of $2,200,000, to be released to the borrower (at the borrower’s request) provided that the debt yield (as calculated in the loan documents) at the mortgaged property is not less than 9.0%. The U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $2,200,000 achievement reserve. The unadjusted U/W NOI Debt Yield and U/W NCF Debt Yield are 8.8% and 8.7%, respectively, based on the full Cut-Off Date Balance. All LTVs and DSCRs are calculated assuming the full loan amount of $84,000,000.

(4)	In the case of Loan Nos. 1, 4, 5, 33, 34 and 41, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” for additional details.

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Annex A-2

LTV Ratios as of the Cut-off Date(2)(4)

						Weighted Average
Range of Cut-off Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
26.9%	-	49.9%	5	$114,704,000	12.2%	4.47079%	100	2.97x	14.0%	33.1%	33.1%
50.0%	-	59.9%	9	234,936,111	25.1%	4.79122%	118	1.81x	10.2%	58.1%	56.2%
60.0%	-	64.9%	15	255,252,688	27.3%	4.88006%	117	1.98x	11.9%	62.6%	58.3%
65.0%	-	69.9%	13	216,652,102	23.1%	4.86099%	118	1.64x	10.3%	67.4%	61.9%
70.0%	-	74.9%	8	115,104,643	12.3%	4.87254%	118	1.56x	11.0%	72.8%	62.4%
Total / Weighted Average:			50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

LTV Ratios as of the Maturity Date(1)(2)(4)

						Weighted Average
Range of Maturity Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
26.9%	-	49.9%	10	$147,206,812	15.7%	4.69744%	103	2.71x	14.0%	39.0%	36.3%
50.0%	-	59.9%	20	347,873,088	37.1%	4.82966%	118	1.82x	11.2%	60.7%	56.1%
60.0%	-	64.9%	18	368,819,643	39.4%	4.82418%	117	1.74x	10.6%	67.2%	62.0%
65.0%	-	66.1%	2	72,750,000	7.8%	4.77304%	119	1.83x	9.3%	65.4%	65.4%
Total / Weighted Average:			50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
Defeasance	41	$736,108,789	78.6%	4.86519%	115	1.92x	11.3%	61.4%	57.1%
Defeasance or Yield Maintenance	4	$67,626,787	7.2%	4.59674%	117	2.39x	12.7%	42.2%	40.0%
Yield Maintenance	5	132,913,967	14.2%	4.55877%	118	1.75x	10.1%	62.8%	58.2%
Total / Weighted Average:	50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(4)	Maturity Date LTV(1)(4)
Refinance	29	$500,429,989	53.4%	4.87455%	114	2.01x	11.6%	57.2%	52.9%
Acquisition	18	367,469,553	39.2%	4.75899%	117	1.81x	11.0%	64.0%	59.4%
Recapitalization	3	68,750,000	7.3%	4.50820%	118	2.00x	10.2%	62.2%	60.9%
Total / Weighted Average:	50	$936,649,542	100.0%	4.80232%	115	1.93x	11.2%	60.2%	56.0%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 7, 8, 9, 10, 11, 13, 18, 19, 21, 22, 23, 26, 32, 33 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 2, 8, 9, 10, 22 and 36, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loans.

(2)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360. In the case of Loan No. 22, the UW NCF DSCR was calculated using the sum of interest payments over the first 12 months following the Cut-off Date, as the Whole Loan amortizes on a 30-year amortization schedule with all amortization being applied to the Note B through April 1, 2029 as provided on Annex F.

(3)	In the case of Loan No. 21, the UW NOI Debt Yield calculation includes a deduction for a holdback reserve in the amount of $2,200,000, to be released to the borrower (at the borrower’s request) provided that the debt yield (as calculated in the loan documents) at the mortgaged property is not less than 9.0%. The U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $2,200,000 achievement reserve. The unadjusted U/W NOI Debt Yield and U/W NCF Debt Yield are 8.8% and 8.7%, respectively, based on the full Cut-Off Date Balance. All LTVs and DSCRs are calculated assuming the full loan amount of $84,000,000.

(4)	In the case of Loan Nos. 1, 4, 5, 33, 34 and 41, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical or as stabilized assumptions. Refer to “Description of the Mortgage Pool—Assessment of Property Value and Condition” and “—Appraised Value” for additional details.

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Annex A-2

Previous Securitization History(1)

No.	Mortgage Loan Seller	Loan Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
11.01	UBS AG	Apple Tree Estates	Walker, MI	Manufactured Housing	$5,490,000	0.6%	LBUBS 2006-C7
11.02	UBS AG	South Lyon	South Lyon, MI	Manufactured Housing	$5,095,424	0.5%	LBUBS 2006-C7
11.03	UBS AG	Metro Commons	Romulus, MI	Manufactured Housing	$4,402,881	0.5%	LBUBS 2006-C7
11.04	UBS AG	Brighton Village	Brighton, MI	Manufactured Housing	$4,306,780	0.5%	LBUBS 2006-C7
11.05	UBS AG	College Heights	Auburn Hills, MI	Manufactured Housing	$3,000,508	0.3%	LBUBS 2006-C7
11.06	UBS AG	Hillcrest	Kalamazoo, MI	Manufactured Housing	$2,062,881	0.2%	LBUBS 2006-C7
11.07	UBS AG	Royal Village	Toledo, OH	Manufactured Housing	$1,817,797	0.2%	LBUBS 2006-C7
11.08	UBS AG	Fernwood	Deland, FL	Manufactured Housing	$1,462,881	0.2%	LBUBS 2006-C7
11.09	UBS AG	Satellite Bay	Clearwater, FL	Manufactured Housing	$1,189,322	0.1%	LBUBS 2006-C7
11.10	UBS AG	Chalet Village	Tampa, FL	Manufactured Housing	$1,171,525	0.1%	LBUBS 2006-C7
14	RMF	The Falls In Hudson	Hudson, NY	Multifamily	$24,000,000	2.6%	SGCP 2018-FL1
22	RMF	Goodyear Portfolio	Akron, OH	Industrial	$16,000,000	1.7%	COMM 2014-CCRE21
22.01	RMF	Innovation Tech Center	Akron, OH	Industrial	$13,688,497	1.5%	COMM 2014-CCRE21
22.02	RMF	Research Center	Akron, OH	Industrial	$985,989	0.1%	COMM 2014-CCRE21
22.03	RMF	Tire Testing	Akron, OH	Industrial	$823,159	0.1%	COMM 2014-CCRE21
22.04	RMF	North Archwood	Akron, OH	Industrial	$502,355	0.1%	COMM 2014-CCRE21
23.04	SGFC	Walgreens - Lawrenceville, GA	Lawrenceville, GA	Retail	$944,337	0.1%	GSMS 2013-GCJ16
34	Barclays	Candlewood Suites Indianapolis Downtown Medical District	Indianapolis, IN	Hotel	$9,954,884	1.1%	WFRBS 2014-C19
36	SGFC	Christiana Mall	Newark, DE	Retail	$9,704,000	1.0%	MSC 2011-C1
45	SGFC	Town Plaza Leesville	Leesville, LA	Retail	$5,468,975	0.6%	WFRBS 2011-C3
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

A-2-6

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

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Annex A-3	BBCMS 2019-C3

No. 1 – SSTII Self Storage Portfolio II

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Annex A-3	BBCMS 2019-C3

No. 1 – SSTII Self Storage Portfolio II

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Annex A-3	BBCMS 2019-C3

No. 1 – SSTII Self Storage Portfolio II

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$57,200,000	Title:	Fee
Cut-off Date Principal Balance(1):	$57,200,000	Property Type – Subtype:	Self Storage – Self Storage
% of IPB:	6.1%	Net Rentable Area (Units):	6,903
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsor:	SmartStop Asset Management,	Occupancy:	88.9%
	LLC	Occupancy Date:	3/26/2019
Interest Rate:	5.00000%	4th Most Recent NOI (As of)(3):	NAV
Note Date:	1/24/2019	3rd Most Recent NOI (As of)(3):	$7,303,551 (12/31/2017)
Maturity Date:	2/1/2029	2nd Most Recent NOI (As of):	$9,441,849 (12/31/2018)
Interest-only Period:	120 months	Most Recent NOI (As of):	NAV
Original Term:	120 months	UW Economic Occupancy:	88.1%
Original Amortization Term:	None	UW Revenues:	$13,234,845
Amortization Type:	Interest Only	UW Expenses:	$3,986,726
Call Protection:	L(28),Def(88),O(4)	UW NOI:	$9,248,119
Lockbox / Cash Management:	Springing	UW NCF:	$9,152,004
Additional Debt:	Yes	Appraised Value / Per Unit(4):	$175,000,000 / $25,351
Additional Debt Balance:	$46,800,000	Appraisal Date(4):	1/9/2019
Additional Debt Type:	Pari Passu

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$15,066
Taxes:	$316,559	$87,322	N/A	Maturity Date Loan / Unit:	$15,066
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	59.4%
Replacement Reserves:	$8,009	$8,009	N/A	Maturity Date LTV(4):	59.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.74x
Other:	$119,623	$0	N/A	UW NOI Debt Yield:	8.9%

Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$104,000,000		100.0%	Payoff Existing Debt(6)	$52,627,072	50.6%
				Return of Equity(6)	49,818,148	47.9
				Closing Costs	1,110,590	1.1
				Upfront Reserves	444,191	0.4
Total Sources	$104,000,000		100.0%	Total Uses	$104,000,000	100.0%

(1)	The SSTII Self Storage Portfolio II mortgage loan is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance of $104.0 million (the “SSTII Self Storage Portfolio II Whole Loan”). The Financial Information presented in the chart above is based on the $104.0 million SSTII Self Storage Portfolio II Whole Loan.

(2)	The borrowers under the SSTII Self Storage Portfolio II Whole Loan are SST II 19240 Hwy 12, LLC, SSGT 3252 N US Highway 1, LLC, SST II 501 NW Business Center Dr, LLC, SST II 10325 W Broward Blvd, LLC, SSGT 6 Sun Island Rd, LLC, SST II 9890 Pollock Dr, LLC, SST II 6318 W Sahara Ave, LLC, SST II 590 E Silverado Ranch Blvd, LLC, SST II 338 Jesse St, LLC, and SST II 4630 Dick Pond Rd, LLC.

(3)	The majority of the SSTII Self Storage Portfolio II Properties were acquired by the loan sponsor during 2016, and thus, 4th Most Recent NOI is not available. In addition, the Nantucket property was acquired by the loan sponsor on August 22, 2017. As such, the 3rd Most Recent NOI as of December 31, 2017 for the Nantucket property represents a partial year commencing from the time of acquisition.

(4)	The Appraised Value / Per Unit, Appraisal Date, Cut-off Date LTV and Maturity Date LTV are calculated based on the appraised value $175,000,000, which reflects a portfolio premium attributed to the aggregate “as-is” value of the individual SSTII Self Storage Portfolio II properties. The sum of the values of each of the properties on an individual basis is $158,900,000, which represents a Cut-off Date LTV and Maturity Date LTV of 65.4%

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	Proceeds from the SSTII Self Storage Portfolio II Whole Loan, along with proceeds from additional balance sheet and floating rate debt secured by non-collateral self storage properties, were used primarily to pay down a portion of various KeyBank credit facilities as well as to finance Strategic Storage Trust II, Inc.’s acquisition of another sponsor-affiliated REIT. The existing debt payoff amount represents an estimated pro rata portion allocated to the properties securing the SSTII Self Storage Portfolio II Whole Loan.

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Annex A-3	BBCMS 2019-C3

No. 1 – SSTII Self Storage Portfolio II

The Loan. The SSTII Self Storage Portfolio II mortgage loan is secured by a first mortgage lien on the borrowers’ fee interest in 10 self storage properties located in five states (collectively, the “SSTII Self Storage Portfolio II Properties”). The SSTII Self Storage Portfolio II Whole Loan has an outstanding principal balance as of the Cut-off Date of $104.0 million and is comprised of four pari passu notes, Note A-1, Note A-2, Note A-3, and Note A-4. Note A-1, the control note, has an original principal balance of $57,200,000 and will be included in the BBCMS 2019-C3 Trust. The SSTII Self Storage Portfolio II Whole Loan will be serviced pursuant to the pooling and servicing agreement of the BBCMS 2019-C3 Trust. The SSTII Self Storage Portfolio II Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$57,200,000	BBCMS 2019-C3	Yes
A-2	26,000,000	CF 2019-CF1	No
A-3	13,000,000	CF 2019-CF1	No
A-4	7,800,000	CF 2019-CF1	No
Total	$104,000,000

The Properties. The SSTII Self Storage Portfolio II Properties are comprised of 10 cross-collateralized self storage facilities with a total of 6,903 units totaling approximately 800,961 square feet and 325 parking spaces for lease. All facilities contain an on-site leasing office. The SSTII Self Storage Portfolio II Properties were constructed between 1984 and 2011 and, as of March 26, 2019, were 88.9% occupied. The SSTII Self Storage Portfolio II Properties are located across five states with three each in Florida and Nevada, two in South Carolina, and one each in Massachusetts and California. The loan sponsor acquired the SSTII Self Storage Portfolio II Properties between July 2014 and August 2017 and has a cost basis of approximately $142.0 million, which results in a whole loan to cost basis ratio of 73.3%.

The following table presents certain information relating to the SSTII Self Storage Portfolio II Properties:

Portfolio Summary
Property Name	Location	Year Built	Net Rentable Area (SF)(1)	Units(1)	Allocated Loan Amount (“ALA”)(2)	% of ALA	Appraised Value(3)	UW NOI %
Nantucket	Nantucket, MA	2011	93,177	842	$25,198,238	24.2%	$38,500,000	23.2%
Plantation	Plantation, FL	2001	88,849	903	$15,969,792	15.4%	$24,400,000	15.0%
Pollock	Las Vegas, NV	2000	88,840	767	$10,471,995	10.1%	$16,000,000	9.7%
Silverado Ranch	Las Vegas, NV	2002	89,988	726	$10,210,195	9.8%	$15,600,000	9.7%
Myrtle Beach - Jesse	Myrtle Beach, SC	1996	93,715	743	$8,606,670	8.3%	$13,150,000	9.5%
Port St. Lucie	Port St. Lucie, FL	1996	71,652	610	$7,264,947	7.0%	$11,100,000	6.5%
Myrtle Beach - Dick Pond	Myrtle Beach, SC	1999	75,320	598	$6,970,422	6.7%	$10,650,000	7.3%
Sahara	Las Vegas, NV	1989	76,425	617	$6,544,997	6.3%	$10,000,000	6.7%
Fort Pierce	Fort Pierce, FL	2008	85,245	758	$6,479,547	6.2%	$9,900,000	6.7%
Sonoma	Sonoma, CA	1984	37,750	339	$6,283,197	6.0%	$9,600,000	5.8%
Total			800,961	6,903	$104,000,000	100.0%	$175,000,000	100.0%

(1)	Based on the underwritten rent rolls dated March 26, 2019.

(2)	Based on the SSTII Self Storage Portfolio II Whole Loan.

(3)	The Total Appraised Value of $175,000,000 reflects a portfolio premium attributed to the aggregate “as-is” value of the individual SSTII Self Storage Portfolio II Properties. The sum of the “as-is” appraised values of each of the properties on an individual basis, which are reflected in the table above, is $158,900,000.

The five largest facilities by allocated loan amount are described below:

Nantucket. The Nantucket property is a two-story, 93,177 square foot, 842-unit self storage building located on the island of Nantucket, Massachusetts, approximately two miles southeast of the downtown area and less than one mile northeast of Nantucket Airport. Situated on a 1.70-acre site, the property was constructed in 2011 and contains an office and two apartments for on-site management, surveillance cameras, and keypad entry. The facility includes 790 climate controlled storage units, which includes 17 wine storage units in the basement level, and 52 traditional storage units. The property

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Annex A-3	BBCMS 2019-C3

No. 1 – SSTII Self Storage Portfolio II

was 84.7% occupied as of March 26, 2019. The Nantucket property is situated on the resort island of Nantucket within an area primarily consisting of light industrial and other commercial uses, as well as residential uses and undeveloped land.

Plantation. The Plantation property is an 88,849 square foot, 903-unit self storage facility consisting of two, two-story buildings and two, single-story buildings located in Plantation, Florida, approximately six miles west of the Fort Lauderdale central business district. Situated on a 4.75-acre site, the property was originally constructed in 2001 and contains an office for on-site management, surveillance cameras, individual unit alarms, and keypad entry. The facility includes 851 climate controlled storage units, 52 traditional storage units, and eight RV parking spaces for lease. The property was 90.3% occupied as of March 26, 2019. The area surrounding the property consists of a mix of single and multi-family residential, retail, office, and vacant land, with the Plantation Midtown District and the Broward Mall less than two miles to the east.

Pollock. The Pollock property is an 88,840 square foot, 767-unit self storage facility consisting of 11, single-story buildings located in Las Vegas, Nevada, approximately eight miles south of the Las Vegas central business district and four miles south of the Las Vegas strip. Situated on a 5.52-acre site, the property was originally constructed in 2000 and contains an office and apartment for on-site management, surveillance cameras, and keypad entry. The facility includes 433 climate controlled storage units, 334 traditional storage units, and 39 parking spaces for lease. The property was 89.8% occupied as of March 26, 2019. The area surrounding the property primarily consists of single-family residential, while commercial uses are situated along the major thoroughfares.

Silverado Ranch. The Silverado Ranch property is an 89,988 square foot, 726-unit self storage facility consisting of four, two-story buildings located in Las Vegas, Nevada, approximately eight miles south of the Las Vegas central business district and four miles south of the Las Vegas strip. Situated on a 5.52-acre site, the property was originally constructed in 2002 and contains an office and apartment for on-site management, surveillance cameras, and keypad entry. The facility includes 308 climate controlled storage units, 418 traditional storage units, and 35 covered parking spaces for lease. The property was 87.3% occupied as of March 26, 2019. The area surrounding the property primarily consists of single and multi-family residential, with commercial uses along the main thoroughfares.

Myrtle Beach - Jesse. The Myrtle Beach - Jesse property is a 93,715 square foot, 743-unit self storage facility consisting of 11, single-story buildings located in Myrtle Beach, South Carolina, approximately three miles northwest of downtown Myrtle Beach. Situated on a 6.49-acre site, the property was originally constructed in 1996 with renovations most recently completed in 2007 and contains an office for on-site management, surveillance cameras, and keypad entry. The facility includes 242 climate controlled storage units, 501 traditional storage units, three office spaces, and 27 parking spaces for lease. The property was 87.5% occupied as of March 26, 2019. The property is located in a suburban neighborhood with residential uses in the immediately surrounding area and commercial uses along the primary thoroughfares, with a large concentration along US Route 17.

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Annex A-3	BBCMS 2019-C3

No. 1 – SSTII Self Storage Portfolio II

The following table presents detailed information with respect to the unit mix of the SSTII Self Storage Portfolio II Properties:

Unit Mix Summary(1)
Property Name	Location	Net Rentable Area (SF)(2)	Storage Units(2)	Occupancy(3)	Average Asking Rent per SF(2)	% of Climate Controlled Units	Parking Units	Office Units
Nantucket	Nantucket, MA	93,177	842	84.7%	$2.88	93.8%	0	0
Plantation	Plantation, FL	88,849	903	90.3%	$2.03	94.2%	8	0
Pollock	Las Vegas, NV	88,840	767	89.8%	$1.49	56.5%	39	0
Silverado Ranch	Las Vegas, NV	89,988	726	87.3%	$1.35	42.4%	35	0
Myrtle Beach - Jesse	Myrtle Beach, SC	93,715	743	87.5%	$1.14	32.6%	27	3
Port St. Lucie	Port St. Lucie, FL	71,652	610	87.2%	$1.10	75.9%	112	0
Myrtle Beach - Dick Pond	Myrtle Beach, SC	75,320	598	89.0%	$1.07	51.2%	69	0
Sahara	Las Vegas, NV	76,425	617	93.5%	$1.10	85.9%	22	0
Fort Pierce	Fort Pierce, FL	85,245	758	90.5%	$1.19	95.0%	0	0
Sonoma	Sonoma, CA	37,750	339	91.2%	$2.25	0.0%	13	1
Total / Wtd. Avg.		800,961	6,903	88.9%	$1.55	67.3%	325	4

(1)	Information is based on the underwritten rent rolls dated March 26, 2019.

(2)	Excludes parking and office units.

(3)	Occupancy is based on Storage Units. Weighted average occupancy based on square footage is 88.4%.

Environmental. According to Phase I environmental assessments dated December 2018, there was no evidence of any recognized environmental conditions at the SSTII Self Storage Portfolio II Properties.

Historical and Current Occupancy(1)
Property Name	2016(2)	2017	2018	Current(3)
Nantucket	N/A	85.4%	86.4%	84.7%
Plantation	96.6%	92.7%	90.0%	90.3%
Pollock	87.3%	94.0%	86.2%	89.8%
Silverado Ranch	90.8%	93.6%	87.9%	87.3%
Myrtle Beach - Jesse	94.1%	94.3%	85.0%	87.5%
Port St. Lucie	93.9%	93.6%	83.4%	87.2%
Myrtle Beach - Dick Pond	94.8%	90.3%	86.7%	89.0%
Sahara	90.6%	89.6%	89.4%	93.5%
Fort Pierce	98.7%	95.4%	89.5%	90.5%
Sonoma	98.3%	96.6%	91.8%	91.2%
Wtd. Avg.	93.7%	92.3%	87.5%	88.9%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	The Nantucket property was acquired in 2017 and the seller did not provide 2016 occupancy.

(3)	Current Occupancy is as of March 26, 2019.

The Market. As of 2018, per a third party self storage market research report, the U.S. self storage market contained approximately 45,547 facilities with nearly 1.7 billion square feet. It is estimated that SmartStop Asset Management, LLC, the borrower sponsor and an affiliate of the property managers of the SSTII Self Storage Portfolio II Properties, is the ninth largest market participant by square foot with a total of approximately 10.0 million square feet under operation. The self storage industry in the United States has experienced steadily increasing performance in recent years, with overall occupancy increasing each year since 2011 except for a slight dip in occupancy from 92.8% in second quarter 2017 to 91.7% in second quarter 2018. In general, self storage customers fall into one of four main categories of renters as follows: residential (77%), commercial (19%), military (2%), and student (2%).

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No. 1 – SSTII Self Storage Portfolio II

The following table presents certain information related to the demographic profile of the SSTII Self Storage Portfolio II Properties:

Portfolio Demographic Profile(1)

	2018 Population Demographics			2018-2023 Projected Population Growth %			2018 Median Household Income
Property Name	1 Mile	3 Miles	5 Miles	1 Mile	3 Miles	5 Miles	1 Mile	3 Miles	5 Miles
Nantucket	1,573	8,902	10,693	1.49%	1.45%	1.45%	$102,465	$100,383	$100,818
Plantation	13,054	126,114	318,017	0.50%	1.12%	1.14%	$84,898	$64,719	$59,217
Pollock	35,301	149,863	283,572	1.83%	2.00%	1.94%	$62,782	$65,627	$69,269
Silverado Ranch	30,457	144,387	283,573	1.57%	2.04%	1.99%	$62,577	$66,048	$69,115
Myrtle Beach - Jesse	3,591	43,173	95,082	2.74%	2.96%	2.73%	$44,056	$47,485	$49,703
Port St. Lucie	5,267	43,024	112,834	2.24%	1.78%	1.67%	$64,814	$57,683	$55,417
Myrtle Beach - Dick Pond	9,060	36,935	85,207	2.20%	2.65%	2.72%	$48,762	$50,230	$49,808
Sahara	8,393	206,984	459,207	0.73%	1.17%	1.33%	$49,398	$44,160	$48,015
Fort Pierce	2,459	22,180	57,852	1.56%	1.24%	1.28%	$38,628	$30,907	$36,135
Sonoma	12,587	34,200	38,883	-0.23%	-0.14%	-0.12%	$65,006	$73,665	$75,041
Wtd. Avg.	11,644	76,316	164,132	1.44%	1.61%	1.60%	$71,213	$67,833	$68,410
Median	8,727	43,099	103,958	1.57%	1.62%	1.56%	$62,680	$61,201	$57,317
(1)	Source: Third party market research reports

The following table presents competitive set information with respect to the SSTII Self Storage Portfolio II Properties:

Market Overview
Property Name	Location	Occupancy(1)	Average Asking Rent Range(1)	Competitive Set Occupancy(2)	Competitive Set Average Asking Rent Range(2)
Nantucket	Nantucket, MA	84.7%	$2.21 per SF - $7.56 per SF(3)	69.9%	$1.32 per SF - $4.64 per SF
Plantation	Plantation, FL	90.3%	$1.46 per SF - $4.76 per SF	92.0%	$0.96 per SF - $2.76 per SF
Pollock	Las Vegas, NV	89.8%	$1.01 per SF - $3.00 per SF	92.0%	$1.18 per SF - $2.80 per SF
Silverado Ranch	Las Vegas, NV	87.3%	$0.73 per SF - $3.04 per SF	94.0%	$1.50 per SF - $3.04 per SF
Myrtle Beach - Jesse	Myrtle Beach, SC	87.5%	$0.91 per SF - $3.28 per SF	87.5%	$0.54 per SF - $2.52 per SF
Port St. Lucie	Port St. Lucie, FL	87.2%	$0.87 per SF - $1.88 per SF	92.1%	$1.12 per SF - $1.96 per SF
Myrtle Beach - Dick Pond	Myrtle Beach, SC	89.0%	$0.77 per SF - $3.96 per SF	88.4%	$0.73 per SF - $2.84 per SF
Sahara	Las Vegas, NV	93.5%	$0.63 per SF - $2.12 per SF	91.6%	$0.89 per SF - $2.76 per SF
Fort Pierce	Fort Pierce, FL	90.5%	$0.99 per SF - $3.00 per SF	92.1%	$0.88 per SF - $1.96 per SF
Sonoma	Sonoma, CA	91.2%	$0.91 per SF - $4.48 per SF	93.2%	$1.11 per SF - $3.04 per SF
Wtd. Avg.		88.9%
(1)	Information is based on the underwritten rent roll dated March 26, 2019.

(2)	Source: Appraisals.

(3)	For the purpose of comparison against the competitive set, the Average Asking Rent Range for the Nantucket property excludes the 17 wine storage units, which have average asking rents ranging from $5.35 per square foot to $18.50 per square foot.

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No. 1 – SSTII Self Storage Portfolio II

Operating History and Underwritten Net Cash Flow(1)
	2017(2)	2018	Underwritten	Per Unit	%(3)
Rents in Place(4)	$10,660,464	$13,235,789	$14,545,183	$2,107	100.0%
Vacant Income	0	0	0	0	0.0
Gross Potential Rent	$10,660,464	$13,235,789	$14,545,183	$2,107	100.0%
(Vacancy/Credit Loss)	(146,174)	(170,407)	(1,924,892)	(279)	(13.2)
(Concessions)	(263,168)	(533,207)	(533,207)	(77)	(3.7)
Other Income(5)	364,156	724,929	1,147,761	166	7.9
Effective Gross Income	$10,615,278	$13,257,104	$13,234,845	$1,917	91.0%

Total Expenses	$3,311,727	$3,815,255	$3,986,726	$578	30.1%

Net Operating Income	$7,303,551	$9,441,849	$9,248,119	$1,340	69.9%

Total TI/LC, Capex/RR	0	0	96,115	14	0.7

Net Cash Flow	$7,303,551	$9,441,849	$9,152,004	$1,326	69.2%
(1)	The majority of the SSTII Self Storage Portfolio II Properties were acquired by the borrower sponsor during 2016, and thus, historical financials prior to 2017 are not available.

(2)	The 2017 cash flow reflects a partial year for the Nantucket property commencing on the date of acquisition by the loan sponsor of August 22, 2017.

(3)	Percentage column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rents in Place are based on the underwritten rent roll dated March 26, 2019.

(5)	Other Income is comprised of administration fees, unit insurance, late fees, and merchandise sales. In addition, Underwritten Other Income includes parking income and income from office units, which were historically included in Rents in Place.

The Borrowers. The borrowing entities for the SSTII Self Storage Portfolio II Whole Loan are SST II 19240 Hwy 12, LLC, SSGT 3252 N US Highway 1, LLC, SST II 501 NW Business Center Dr, LLC, SST II 10325 W Broward Blvd, LLC, SSGT 6 Sun Island Rd, LLC, SST II 9890 Pollock Dr, LLC, SST II 6318 W Sahara Ave, LLC, SST II 590 E Silverado Ranch Blvd, LLC, SST II 338 Jesse St, LLC, and SST II 4630 Dick Pond Rd, LLC, each a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the SSTII Self Storage Portfolio II Whole Loan. The borrowers are 99.9% owned by Strategic Storage Trust II, Inc. (“SST II”), the nonrecourse carve-out guarantor.

The Loan Sponsor. The loan sponsor and sponsor of SST II is SmartStop Asset Management, LLC (“SAM”), a diversified real estate company with approximately $1.8 billion of real estate assets under management, including 127 self storage facilities throughout the United States and Toronto, Canada comprised of approximately 80,000 units and 9.4 million rentable square feet. Including SST II, SAM is the sponsor of three public non-traded REITs, two of which are focused on self storage assets while the third is focused on student and senior housing assets. Founded in January 2013, SST II is a public non-traded REIT focused on stabilized income-producing self storage facilities located in primary and secondary markets across the United States and Toronto, Canada. In January 2019, Strategic Storage Growth Trust, Inc. (“SSGT”), a fourth public non-traded REIT sponsored by SAM, was acquired by and consolidated under SST II, creating a company valued at approximately $1.4 billion. With the addition of SSGT’s assets, SST II’s expanded portfolio contains 111 self storage facilities located in 17 states and Toronto, Canada totaling approximately 8.1 million net rentable square feet in approximately 70,300 self storage units.

Property Management. The SSTII Self Storage Portfolio II Properties are managed by Strategic Storage Property Management II, LLC and SS Growth Property Management, LLC, affiliates of the borrowers and the sponsor.

Escrows and Reserves. At origination, the borrowers were required to deposit into escrow $316,559 for real estate taxes, $8,009 for replacements, and $119,623 for required repairs.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to approximately $87,322.

Insurance Escrows – There is no requirement for the borrowers to make deposits to the insurance escrow so long as the property is insured under a blanket insurance policy in accordance with the mortgage loan documents, until and unless the lender elects to apply such requirement as required in the mortgage loan documents.

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No. 1 – SSTII Self Storage Portfolio II

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $8,009 for replacement reserves (approximately $0.12 per square foot annually).

Lockbox / Cash Management. The SSTII Self Storage Portfolio II Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence and during the continuance of a Cash Sweep Period (as defined below), the borrowers are required to cause all revenues (except tenant insurance revenue) to be deposited by the borrowers or property managers into a lockbox account controlled by the lender on a weekly basis. During the continuance of a Cash Sweep Period, all sums on deposit in the clearing account are required to be transferred on a daily basis to a cash management account controlled by the lender and applied and disbursed in accordance with the mortgage loan documents, and for so long as a DSCR Trigger (as defined below) exists, with excess cash held by the lender as additional collateral for the SSTII Self Storage Portfolio II Whole Loan.

A “Cash Sweep Period” means the occurrence of (i) an event of default and will continue until such event of default is cured, (ii) any bankruptcy action of the borrowers or property managers and will continue until the property manager is replaced with a qualified manager within 60 days of such bankruptcy action (in no event will a Cash Sweep Period due to a bankruptcy of the borrowers be cured), or (iii) any period that the debt service coverage ratio as calculated in the loan documents based on the trailing three-month period is less than 1.00x (“DSCR Trigger”) and will continue until such time as the debt service coverage ratio for the immediately preceding three-month period is at least 1.05x for two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Partial Release. At any time after the date that is two years after the closing date of the BBCMS 2019-C3 Trust, and prior to November 1, 2028, the borrowers may obtain the release of a property included in the SSTII Self Storage Portfolio II Properties, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrowers defease a portion of the SSTII Self Storage Portfolio II Whole Loan equal to the greater of (a) 125% of the allocated loan amount of the property being released or (b) 80% of the net proceeds from the sale of the property being released, (iii) the debt service coverage ratio for the remaining properties following the release based on the trailing 12 months is no less than the greater of the debt service coverage ratio immediately preceding such release and 1.70x, (iv) the debt yield for the remaining properties based on the trailing 12 months is no less than the greater of the debt yield immediately preceding such release and 8.62%, and (v) the loan-to-value ratio for the remaining properties is no greater than the lesser of the loan-to-value ratio immediately preceding such release and 65.45%.

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No. 2 – Vanguard Portfolio

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No. 2 – Vanguard Portfolio

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No. 2 – Vanguard Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Natixis	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$55,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$55,000,000	Property Type – Subtype:	Office – Suburban
% of IPB:	5.9%	Net Rentable Area (SF):	568,658
Loan Purpose:	Acquisition	Location:	Malvern, PA
Borrowers(3):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsors(4):	Arch Street Capital Advisors, L.L.C. and Great Valley Properties Investor Company LLC	Occupancy:	100.0%
		Occupancy Date:	11/7/2018
Interest Rate:	4.86000%	4th Most Recent NOI (As of)(6):	NAV
Note Date:	11/7/2018	3rd Most Recent NOI (As of)(6):	NAV
Maturity Date:	11/7/2028	2nd Most Recent NOI (As of)(6):	NAV
Interest-only Period:	120 months	Most Recent NOI (As of)(6):	NAV
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization Term:	None	UW Revenues:	$13,837,018
Amortization Type:	Interest Only	UW Expenses:	$2,090,411
Call Protection(5):	L(31),Def(86),O(3)	UW NOI:	$11,746,607
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$11,661,308
Additional Debt:	Yes	Appraised Value / Per SF:	$189,200,000 / $333
Additional Debt Balance(2):	$61,842,500; $12,982,500	Appraisal Date:	9/12/2018
Additional Debt Type(2):	Pari Passu; B-Note

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap		A Notes	Whole Loan
Taxes:	$419,618	$139,873	N/A	Cut-off Date Loan / SF:	$205	$228
Insurance:	$123,331	$10,822	N/A	Maturity Date Loan / SF:	$205	$228
Replacement Reserves:	$0	$7,108	$255,896	Cut-off Date LTV:	61.8%	68.6%
TI/LC Reserves:	$0	$0	N/A	Maturity Date LTV:	61.8%	68.6%
Other:	$247,551	$0	N/A	UW NCF DSCR:	2.03x	1.68x
				UW NOI Debt Yield:	10.1%	9.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan A Notes(2)	$116,842,500		64.2%	Purchase Price	$173,100,000	95.2%
Mortgage Loan B Note(2)	12,982,500		7.1	Closing Costs	8,005,855	4.4
Sponsor Equity	52,071,355		28.6	Upfront Reserves	790,500	0.4

Total Sources	$181,896,355		100.0%	Total Uses	$181,896,355	100.0%

(1)	The Vanguard Portfolio Whole Loan, as defined in “The Loan” below, was originated by Natixis Real Estate Capital LLC (“Natixis”).

(2)	The Vanguard Portfolio Mortgage Loan, as defined in “The Loan” below, is part of a larger split whole loan, which is comprised of six senior pari passu promissory notes with an aggregate original principal balance of $116,842,500 (the “A Notes”) and one subordinate companion note with a principal balance of $12,982,500 (the “B Note”).

(3)	For a more detailed description of the borrowers, please refer to “The Borrowers” below.

(4)	For a more detailed description, please refer to “The Loan Sponsor” below.

(5)	Prior to the open prepayment date of September 7, 2028, the Borrowers (as defined below) have the right to defease the Vanguard Portfolio Whole Loan after the earlier to occur of (a) November 7, 2022 and (b) two years from the closing date of the securitization of the last Vanguard Portfolio Whole Loan promissory note to be securitized. The assumed lockout period of 31 payments is based on the closing date of this transaction in June 2019. Partial Release is permitted. See “Partial Release” below for further discussion.

(6)	Historical financial information is not available as the borrower sponsors acquired the Vanguard Portfolio Properties in 2018 and the Borrowers were not provided with historical financials.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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No. 2 – Vanguard Portfolio

The Loan. The Vanguard Portfolio mortgage loan is secured by a first mortgage lien on the borrowers’ fee interest in four single-tenant suburban office buildings located in Malvern, Pennsylvania, collectively comprising 568,658 square feet (the “Vanguard Portfolio Properties”). The Vanguard Portfolio Whole Loan was originated by Natixis and has an outstanding principal balance as of the Cut-off Date of $129.825 million (the “Vanguard Portfolio Whole Loan”), and is comprised of six senior pari passu notes and one subordinate companion B-Note. The A Notes are comprised of six pari passu notes, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6. Note A-1 and Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $55.0 million, are being contributed to the BBCMS 2019-C3 Trust (the “Vanguard Portfolio Mortgage Loan”). Note A-3, Note A-4, Note A-5, and Note A-6 are held by Natixis, have an aggregate outstanding principal balance as of the Cut-off Date of approximately $61.8 million, and are expected to be contributed to one or more future securitizations. B Note is the controlling note under the related co-lender agreement; however, after the occurrence of a control appraisal period, the holder of the Note A-1 will be the controlling noteholder. At any time that the Note A-1 holder is the controlling noteholder, the holders of Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Vanguard Portfolio Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Note Holder	Lead Servicer for Whole Loan	Controlling Piece
A-1	$30,000,000	BBCMS 2019-C3	Yes	No
A-2	25,000,000	BBCMS 2019-C3	No	No
A-3	20,000,000	Natixis	No	No
A-4	20,000,000	Natixis	No	No
A-5	17,017,500	Natixis	No	No
A-6	4,825,000	Natixis	No	No
B	12,982,500	Third Party Investor	No	Yes
Total	$129,825,000

The Properties. The Vanguard Portfolio is comprised of four Class A suburban office buildings, totaling 568,658 square feet and built between 1989 and 2014. The Vanguard Portfolio Properties are occupied by a single tenant, The Vanguard Group (“Vanguard”), pursuant to four separate leases. The 425 Old Morehall Road and the 50 Morehall Road properties were built to suit for Vanguard in 2014 and 1997, respectively. Vanguard’s initial occupancy at the 1001 Cedar Hollow Road property and the 60 Morehall Road property started in 1998 and 1996, respectively. Vanguard’s IT Programming Department occupies 425 Old Morehall Road, 50 Morehall Road and 60 Morehall Road. The IT Programming Department serves a critical function within the company, according to Vanguard’s website. These employees include developers responsible for the programming and monitoring of existing and new investment products across the Vanguard platform. Members of Vanguard’s Investment Management division are located at 1001 Cedar Hollow Road. According to the borrower sponsors, the Vanguard Portfolio Properties meet Vanguard’s top three criteria when choosing buildings to lease, the properties: (i) are adjacent to its corporate-owned headquarters campus, (ii) are self-managed by Vanguard, and (iii) have controlled access to all points of entry in each building with a security desk in lobby. Other amenities at the Vanguard Portfolio Properties include uninterrupted power supply on all properties, on-site full-service cafeterias at the 425 Old Morehall Road, 1001 Cedar Hollow Road, and 50 Morehall Road properties and an on-site gym with locker rooms and showers at the 425 Old Morehall Road property. In addition, the Vanguard Portfolio Properties contain approximately 4.6 parking spaces per 1,000 square feet including a three-level parking deck at the 425 Old Morehall Road property. According to the borrower sponsors, Vanguard has invested in each of the Vanguard Portfolio Properties, keeping the standards in line with all its corporate owned properties. The 425 Old Morehall Road property, the largest of the four Vanguard Portfolio Properties (representing 35.5% of NRA) features LEED Gold certification and has a multitude of modern finishes and operating systems. The following table presents certain information with respect to each property comprising the Vanguard Portfolio Properties.

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No. 2 – Vanguard Portfolio

Portfolio Summary
Property Name, Location	Property Type – Subtype	Net Rentable Area (SF)	Year Built / Renovated	Allocated Whole Loan Amount (“ALA”)	% of ALA	Appraised Value	UW NCF
425 Old Morehall Road Malvern, PA	Office – Suburban	201,658	2014 / N/A	$51,875,106	40.0%	$75,600,000	$4,398,295
1001 Cedar Hollow Road Malvern, PA	Office – Suburban	133,000	1998 / 2017	29,917,389	23.0	43,600,000	2,752,520
50 Morehall Road Malvern, PA	Office – Suburban	117,000	1997 / 2014	24,016,253	18.5	35,000,000	2,246,587
60 Morehall Road Malvern, PA	Office – Suburban	117,000	1989 / 2015	24,016,253	18.5	35,000,000	2,263,906
Total		568,658		$129,825,000	100.0%	$189,200,000	$11,661,308

Environmental. According to the Phase I environmental assessments dated November 2, 2018, there is no evidence of any recognized or historical recognized environmental conditions at the 425 Old Morehall Road and 1001 Cedar Hollow Road properties. The Phase I environmental assessment identified a recognized environmental condition at the 50 Morehall Road property related to the presence of trichloroethylene (TCE) and tetrachloroethylene (PCE) in groundwater; however, according to the third-party environmental engineers, vapor intrusion is not expected to represent a significant environmental concern. A spill of unleaded gasoline occurred at the 50 Morehall Road property and 60 Morehall Road property, which have impacted soils at the site; however, according to the third-party environmental engineers, clean-up has been completed to statewide health standards and site-specific standards as of April 23, 2009. The historic gasoline spill and clean-up are considered a historical recognized environmental condition. An environmental insurance policy is in place with a policy aggregate limit of liability of $25 million that covers commercial lender collateral protection, clean-up costs, pollution legal liability, diminution in value, and business interruption due to potential pollution. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations”.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancy is provided by the sponsor, Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of November 7, 2018.

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No. 2 – Vanguard Portfolio

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
Vanguard (425 Old Morehall Road)	NA / NA / NA	201,658	35.5%	$23.87	$4,812,568	37.7%	10/31/2030
Vanguard (1001 Cedar Hollow Road)	NA / NA / NA	133,000	23.4	$22.64	3,011,120	23.6	10/31/2029
Vanguard (50 Morehall Road)	NA / NA / NA	117,000	20.6	$20.98	2,454,660	19.2	10/31/2027
Vanguard (60 Morehall Road)	NA / NA / NA	117,000	20.6	$21.14	2,473,263	19.4	10/31/2028

Occupied Collateral Total / Wtd. Avg.		568,658	100.0%	$22.42	$12,751,611	100.0%

Vacant Space		0	0.0%

Collateral Total		568,658	100.0%

(1)	Based on the underwritten rent roll.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	1	117,000	20.6	2,454,660	19.2	117,000	20.6%	$2,454,660	19.2%
2028	1	117,000	20.6	2,473,263	19.4	234,000	41.1%	$4,927,923	38.6%
2029	1	133,000	23.4	3,011,120	23.6	367,000	64.5%	$7,939,043	62.3%
2030 & Beyond	1	201,658	35.5	4,812,568	37.7	568,658	100.0%	$12,751,611	100.0%
Total	4	568,658	100.0%	$12,751,611	100.0%
(1)	Based on the underwritten rent roll.

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No. 2 – Vanguard Portfolio

Operating History and Underwritten Net Cash Flow(1)
	Underwritten(2)	Per Square Foot	%(3)
Rents in Place	$12,751,611	$22.42	87.5%
Vacant Income	0	0.00	0.0
Gross Potential Rent	$12,751,611	$22.42	87.5%
Total Reimbursements	1,813,671	3.19	12.5
Net Rental Income	$14,565,282	$25.61	100.0%
(Vacancy/Credit Loss)	(728,264)	(1.28)	(5.0)
Other Income	0	0.00	0.0
Effective Gross Income	$13,837,018	$24.33	95.0%

Total Expenses	$2,090,411	$3.68	15.1%

Net Operating Income	$11,746,607	$20.66	84.9%
Total TI/LC, Capex/RR	85,299	0.15	0.6

Net Cash Flow	$11,661,308	$20.51	84.3%
(1)	There is no historical operating history as this is an acquisition and the borrower sponsors were not provided with operating history.

(2)	The underwritten Gross Potential Rent includes rent averaging through the term of the Vanguard Portfolio Whole Loan.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

The Markets. The Vanguard Portfolio Properties are located in Malvern, Chester County, Pennsylvania, part of the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD Metropolitan Statistical Area, which is the seventh most populous metropolitan area in the country and generates a higher level of GDP per capita than the nation overall, according to the appraiser.

The Vanguard Portfolio Properties are part of the Great Valley Corporate Center located in Malvern, Pennsylvania, approximately 20 miles west of the Philadelphia central business district. The Vanguard Portfolio Properties are primarily serviced by two major regional transportation highways, U.S. Route 202 and Pennsylvania Turnpike (I-76), the latter of which provides access to western suburban core markets nearby, including King of Prussia, Plymouth Meeting, Fort Washington, Willow Grove, and Conshohocken. The Vanguard Portfolio Properties’ secondary highway access is provided by Route 29, Swedesford Road, and Route 30. Public transportation is immediately adjacent to GVCC via the SEPTA bus system and a nearby commuter rail station in downtown Malvern.

According to a third party research report, the Malvern market is considered part of the Philadelphia main line, an upper-class area with historical roots stretching along Route 30 which leads directly into downtown Philadelphia. The properties benefit from proximity to some of the most affluent neighborhoods and school districts in the Philadelphia suburbs. The estimated 2018 population and average household income within a one-, three-, and five-mile radius of the Vanguard Portfolio Properties are 1,107, 25,000, and 84,499, respectively, and $170,350, $165,601, and $153,975, respectively. The properties are also located approximately eight miles from King of Prussia Mall, the largest super-regional mall in the Eastern United States. The Malvern market offers a mix of office and research facilities, retail centers, and a diverse base of residential housing options. The Malvern market has had significant development in the past five years and is in the middle of ongoing residential and commercial projects like Atwater and Uptown Worthington.

According to the appraisals, the Vanguard Portfolio Properties are located in the Exton/Whitelands office submarket containing approximately 14.8 million SF of office inventory. The appraisals concluded a current market rental rate of $29.93 PSF on gross basis, submarket rental rate of $24.68 PSF on gross basis, submarket vacancy rate of 5.8% and net absorption of -6,732 SF.

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No. 2 – Vanguard Portfolio

The following table presents office rental data with respect to comparable office properties of the 425 Old Morehall Road property as identified in the appraisal:

Comparable Office Rental Summary for 425 Old Morehall Road(1)
Property Name/Location	Year Built	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
425 Old Morehall Road 425 Old Morehall Road Malvern, PA	2014	201,658(2)	Vanguard(2)	201,658(2)	$23.87(2)	November 2018	12(3)	NNN
One Tower Bridge 100 Front Street Conshohocken, PA	1989	270,127	Morgan Stanley	99,700	$36.00	March 2018	11(3)	Gross
Chesterbrook Corporate Center 1200 Morris Drive Wayne, PA	1984	111,184	JG Wentworth	83,000	$26.00	June 2017	11(3)	Gross
Renaissance Business Park 2301 Renaissance Boulevard King of Prussia, PA	2002	189,502	Vertex	170,000	$20.00	January 2017	11(3)	Net
151 South Warner Road 151 South Warner Road King of Prussia, PA	1980	89,914	The Judge Group	89,914	$30.42	September 2016	15(3)	Gross
Great Valley Corporate Center 2 West Liberty Boulevard Malvern, PA	2005	100,975	Teva Pharmaceuticals	60,000	$30.50	May 2016	4(3)	Gross
(1)	Source: Appraisal.

(2)	Based on underwritten rent roll.

(3)	425 Old Morehall Road’s lease term reflects remaining lease term based on the underwritten rent roll. The comparable office properties’ lease terms reflect the original lease terms.

The following table presents office rental data with respect to comparable office properties of the 1001 Cedar Hollow Road, 50 Morehall Road, and 60 Morehall Road properties as identified in the appraisals:

Comparable Office Rental Summary for 1001 Cedar Hollow Road, 60 Morehall Road, and 50 Morehall Road(1)
Property Name/Location	Year Built	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
1001 Cedar Hollow Road 1001 Cedar Hollow Road Malvern, PA	1998	133,000(2)	Vanguard(2)	133,000(2)	$22.64(2)	November 2018	11(3)	NNN
50 Morehall Road 50 Morehall Road Malvern, PA	1997	117,000(2)	Vanguard(2)	117,000(2)	$20.98(2)	November 2018	9(3)	NNN
60 Morehall Road 60 Morehall Road Malvern, PA	1989	117,000(2)	Vanguard(2)	117,000(2)	$21.14(2)	November 2018	10(3)	NNN
Chesterbrook Corporate Center 1000 Chesterbrook Boulevard Berwyn, PA	1999	173,036	Envestnet	24,000	$30.75	July 2018	10(3)	Gross
Chesterbrook Corporate Center 1200 Morris Drive Wayne, PA	1984	111,184	JG Wentworth	83,000	$26.00	June 2017	11(3)	Gross
Renaissance Business Park 2301 Renaissance Boulevard King of Prussia, PA	2002	189,502	Vertex	170,000	$20.00	January 2017	11(3)	NNN
First Avenue Corporate Center 935 First Avenue King of Prussia, PA	2001	103,334	Radial, Inc.	103,334	$18.00	January 2017	15(3)	NNN
151 South Warner Road 151 South Warner Road King of Prussia, PA	1980	89,914	The Judge Group	89,914	$30.42	September 2016	15(3)	Gross
Great Valley Corporate Center 2 West Liberty Boulevard Malvern, PA	2005	100,975	Teva Pharmaceuticals	60,000	$30.50	May 2016	4(3)	Gross
(1)	Source: Appraisal.

(2)	Based on underwritten rent roll.

(3)	1001 Cedar Hollow Road, 50 Morehall Road, and 60 Morehall Road’s lease terms reflect remaining lease terms based on the underwritten rent roll. The comparable office properties’ lease terms reflect the original lease terms.

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No. 2 – Vanguard Portfolio

The Borrowers. The borrowing entities for the Vanguard Portfolio Whole Loan are 425 GVP Property Company LLC, 1001 GVP Property Company LLC and 50 GVP Property Company LLC (collectively, the “Borrowers”). Each borrower is a Delaware limited liability company and special purpose entity. The loan is structured as Shari’ah compliant and therefore, the Borrowers have master leased the properties to three operating companies which are the master lessees under the master lease. The three master lessees of the Vanguard Portfolio Properties are 425 GVP Operating Company LLC, 1001 GVP Operating Company LLC and 50 GVP Operating Company LLC, all Delaware limited liability companies and special purpose entities (collectively, the “Master Lessees”). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Shari’ah Compliant Loan”.

The Loan Sponsors. The borrower sponsors for the Vanguard Portfolio Whole Loan are Arch Street Capital Advisors, L.L.C. and Great Valley Properties Investor Company LLC. The Vanguard Portfolio Whole Loan is structured with a master lease structure to create a Shari’ah compliant structure, so there is no guarantor for the Vanguard Portfolio Whole Loan. The Borrowers and the Loan Sponsors are the parties liable for any breach or violation of the non-recourse carveouts. The Master Lessees are owned 100.0% by Great Valley Properties Investor Company LLC, which is owned 100.0% by Great Valley Properties Investor Corp. Great Valley Properties Investor Corp. is owned 2.1% by Great Valley Properties Investment Company Ltd. and 97.9% by Great Valley Properties Property Company Ltd. Great Valley Properties Investment Company Ltd. is owned by 12 investors, none of which holds, directly or indirectly, a 10.0% or more ownership interest in Great Valley Properties Investment Company Ltd. Individuals affiliated with Soor Capital Holding, W.L.L. comprise the board of directors of Great Valley Properties Investor Corp.

Property Management. The Vanguard Portfolio Properties are self-managed by Vanguard. Jones Lang LaSalle Americas, Inc. has been retained by the Borrowers for “limited scope” third party management services.

Escrows and Reserves. At origination, the Borrowers deposited in escrow (i) $419,618 for real estate taxes, (ii) $123,331 for insurance premiums, and (iii) $247,551 for required repairs.

Tax Escrows – On a monthly basis, the Borrowers are required to escrow 1/12th of the annual estimated tax payments, which currently equals $139,873.

Insurance Escrows – On a monthly basis, the Borrowers are required to escrow 1/12th of the annual estimated insurance payments, which currently equals $10,822.

Replacement Reserves – On a monthly basis, the Borrowers are required to escrow $7,108 for replacement reserves subject to a cap of $255,896. At any time after the cap is met, if the amount on deposit in the replacement reserve falls below $128,000, monthly deposits will commence until the cap is met.

Lockbox / Cash Management. The Vanguard Portfolio Whole Loan is structured with a hard lockbox and springing cash management. Pursuant to the Vanguard Portfolio Whole Loan documents, all excess funds on deposit will be applied as follows: (a) during the continuation of a Primary Tenant Sweep Period (as defined below), to the primary tenant reserve subaccount, (b) during the continuation of a Cash Management Period (as defined below), to a cash collateral reserve subaccount as additional collateral, and (c) if neither a Primary Tenant Sweep Period nor a Cash Management Period is continuing, to the Borrowers. Provided no Cash Management Period exists, all excess cash flow in the lockbox account after payment of all sums due and payable under the Vanguard Portfolio Whole Loan documents will be remitted to the Borrowers.

The “Primary Tenant” is Vanguard, and any acceptable replacement tenant.

A “Cash Management Period” means the occurrence of (i) an event of default under the Vanguard Portfolio Whole Loan, or (ii) the failure by the Borrowers, after the end of a calendar quarter, to maintain a debt service coverage ratio of at least 1.20x; or (iii) a Primary Tenant Sweep Period. A Cash Management Period will end, provided that (1) the Vanguard Portfolio Whole Loan and all other obligations under the Vanguard Portfolio Whole Loan documents have been repaid in full; (2) with respect to subclause (i) above, the event of default has been cured and such cure is accepted by the lender and no event that would trigger another Cash Management Period exists; (3) with respect to subclause (ii) above, for six consecutive months since the commencement of the existing Cash Management Period (A) no default or event of default has occurred, (B) no event that would trigger a Cash Management Period exists, and (C) the debt service coverage ratio is at least equal

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No. 2 – Vanguard Portfolio

to 1.25x, or (4) with respect to subclause (iii) above, a Primary Tenant Sweep Period Cure (as defined below) has occurred and no event that would trigger another Cash Management Period exists.

A “Primary Tenant Sweep Period” will commence upon (i) the earlier of (a) 18 months prior to the expiration or termination date of any Primary Tenant lease, whether such lease is in its initial term or any renewal term and (b) the date by which any Primary Tenant is required to exercise its renewal option under any Primary Tenant lease; (ii) any termination, cancellation or surrender of a Primary Tenant lease or any Borrower’s receipt of notice by a Primary Tenant of its intent to terminate, cancel or surrender its Primary Tenant lease; (iii) the date upon which any Primary Tenant “goes dark” in all or substantially all of the its premises; (iv) the date that any Primary Tenant commits a monetary or material nonmonetary default under the applicable Primary Tenant lease; or (v) the date upon which any Primary Tenant becomes a debtor in any bankruptcy action and end at such time, if ever, upon the occurrence of a Primary Tenant Sweep Period Cure.

A "Primary Tenant Sweep Period Cure” will commence, provided that (1) with respect to clauses (i) and (ii) above, a Primary Tenant Replacement Event (as defined below) has occurred; (2) with respect to clause (iii) above, either the Primary Tenant or an acceptable replacement tenant under a lease meeting the requirements under the Vanguard Portfolio Whole Loan documents re-opens for business for a continuous period of not less than three months; (3) with respect to clause (iv) above, either the default is cured and no other default or a Primary Tenant Replacement Event has occurred; (4) with respect to clause (v) above, either the bankruptcy action is dismissed or the Primary Tenant lease is affirmed, or a Primary Tenant Replacement Event has occurred.

A “Primary Tenant Replacement Event” means, (1) (i) Primary Tenant lease that is the subject of a Primary Tenant Sweep Period has been terminated and the Borrower has entered into one or more new leases for all of the Primary Tenant premises under the Primary Tenant lease that has been terminated with acceptable replacement tenant(s) and upon such terms and conditions as are reasonably acceptable to lender in all respects, or (ii) the renewal of the applicable Primary Tenant lease for the entire Primary Tenant premises in accordance with its terms and (2) sufficient funds have been accumulated and remain available on deposit in the Primary Tenant reserve subaccount to pay all Primary Tenant re-leasing costs.

Subordinate Debt. The Vanguard Portfolio Whole Loan includes a subordinate companion loan with an original principal balance of $12,982,500 that was sold to a third party investor. The subordinate companion loan is coterminous with the Vanguard Portfolio Mortgage Loan and accrues interest at a fixed per annum rate equal to 9.05000%. The UW NCF DSCR and UW NOI Debt Yield on the Vanguard Portfolio Whole Loan (including the B Note) are 1.68x and 9.0%, respectively. A co-lender agreement is in place with respect to the Vanguard Portfolio Whole Loan.

Partial Release. The Borrowers have the option to release any Vanguard Portfolio Property upon a bona fide sale of such Vanguard Portfolio Property to a third party, provided, among other conditions, (i) the sale of such Vanguard Portfolio Property is pursuant to an arms' length agreement with a third party which is not an affiliate of any Borrowers or Master Lessees; (ii) the Borrowers (a) pay 125.0% of the allocated loan amount for such Vanguard Portfolio Property to be released, together with all accrued and unpaid interest on the principal being prepaid and any applicable yield maintenance premium or (b) cause a partial defeasance in accordance with the Vanguard Portfolio Whole Loan documents in the amount of 125.0% of the allocated loan amount for such Vanguard Portfolio Property to be released; (iii) no event of default has occurred and is continuing; (iv) the debt yield after giving effect to such release is not less than the greater of (a) the debt yield immediately prior to such release and (b) the debt yield at the origination of the Vanguard Portfolio Whole Loan; (v) the loan-to-value ratio after giving effect to such release is not more than the lesser of (a) the loan-to-value ratio immediately prior to such release and (b) the loan-to-value ratio at the origination of the Vanguard Portfolio Whole Loan; (vi) the debt service coverage ratio after giving effect to such release is not less than the greater of (a) the debt service coverage ratio immediately prior to such release and (b) the debt service coverage ratio at the origination of the Vanguard Portfolio Whole Loan; and (vii) the Borrowers have given the lender not less than 30 days’ prior written notice of such sale. No release will be permitted if such release would result in a "prohibited transaction" or the disqualification of the loan as a "qualified mortgage" for REMIC tax purposes. All prepayments in connection with the release of any Vanguard Portfolio Property or Vanguard Portfolio Properties will be applied pro rata among A Notes and the B Note.

Ground Lease. None.

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No. 3 – GNL Industrial Portfolio

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No. 3 – GNL Industrial Portfolio

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No. 3 – GNL Industrial Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	SGFC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$48,750,000	Title:	Various
Cut-off Date Principal Balance(2):	$48,750,000	Property Type – Subtype:	Industrial – Various
% of IPB:	5.2%	Net Rentable Area (SF):	2,443,208
Loan Purpose:	Recapitalization	Location:	Various
Borrowers(3):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Global Net Lease Operating	Occupancy:	100.0%
	Partnership, L.P.	Occupancy Date:	4/12//2019
Interest Rate:	4.48900%	4th Most Recent NOI (As of)(4):	$5,140,849 (12/31/2016)
Note Date:	4/12/2019	3rd Most Recent NOI (As of)(4):	$5,080,862 (12/31/2017)
Maturity Date:	5/6/2029	2nd Most Recent NOI (As of)(4)(5):	$7,699,119 (12/31/2018)
Interest-only Period:	120 months	Most Recent NOI (As of):	NAV
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization Term:	None	UW Revenues:	$13,786,508
Amortization Type:	Interest Only	UW Expenses:	$4,190,341
Call Protection:	Grtr1%orYM(116),O(4)	UW NOI(5):	$9,596,167
Lockbox / Cash Management:	Hard / In Place	UW NCF:	$8,808,266
Additional Debt(2):	Yes	Appraised Value / Per SF:	$150,090,000 / $61
Additional Debt Balance(2):	$48,750,000	Appraisal Date(6):	Various
Additional Debt Type(2):	Pari Passu

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$40
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$40
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	65.0%
Replacement Reserves:	$0	Springing	$2,443,208	Maturity Date LTV:	65.0%
TI/LC:	$0	Springing	$6,108,020	UW NCF DSCR:	1.98x
Other:	$0	Springing	N/A	UW NOI Debt Yield:	9.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$97,500,000		100.0%	Corporate Debt Repayment	$90,197,578	92.5%
				Return of Equity(8)	4,961,235	5.1
				Closing Costs	2,341,187	2.4
Total Sources	$97,500,000		100.0%	Total Uses	$97,500,000	100.0%

(1)	The GNL Industrial Portfolio Whole Loan, as defined in “The Loan” below, was co-originated by Column Financial, Inc. (“Column”) and Societe Generale Financial Corporation (“SGFC”).

(2)	The GNL Industrial Portfolio mortgage loan is part of a whole loan evidenced by two pari passu senior notes with an aggregate original principal balance of $97.5 million. The financial information presented in the chart above reflects the Cut-off Date balance of the GNL Industrial Portfolio Whole Loan (as defined below).

(3)	The borrowers for the GNL Industrial Portfolio Whole Loan include ARC CWARANE001, LLC, ARC CWGRDMI001, LLC, ARC CWRVTIL001, LLC, ARC CWSALKS001, LLC, ARC CWUVLOH001, LLC, ARC CWVININ001, LLC, ARC CWWPKMN001, LLC, ARC DINCNOH001, LLC, ARC FESANTX001, LLC, ARC MSELGIL001, LLC, ARC WWHWCMI001, LLC, ARG BIJTNNY001, LLC, ARG CMPCRMS001, LLC, ARG FEBLCID001, LLC, ARG FEGRNNC001, LLC and ARG RMAKROH001, LLC.

(4)	The Chemours - Pass Christian property, FedEx Freight - Blackfoot property, Rubbermaid - Akron Property (as defined below), FedEx Freight - Greenville property and Bush Industries - Jamestown Property (as defined below) were acquired in 2018. As such, these properties were excluded from 3rd Most Recent NOI and 4th Most Recent NOI and partial year operating financials were provided for 2nd Most Recent NOI.

(5)	The increase in UW NOI from 2nd Most Recent NOI is primarily attributed to (i) the Chemours - Pass Christian property, FedEx Freight - Blackfoot property, Rubbermaid - Akron Property, FedEx Freight - Greenville property and Bush Industries - Jamestown Property being acquired in 2018, (ii) contractual rent steps through March 2020 in the amount of $64,016 and (iii) straight-line rent for investment grade tenants Rubbermaid Industrial (“Rubbermaid”) and FedEx Corporation in the amount of $60,450.

(6)	Appraisal Dates for the GNL Industrial Portfolio Properties (as defined below) range from January 16, 2019 to January 23, 2019.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(8)	The borrower sponsor has a total cost basis of approximately $150.8 million and will have approximately $55.3 million of remaining cash equity following the recapitalization of the GNL Industrial Portfolio Properties.

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No. 3 – GNL Industrial Portfolio

The Loan. The GNL Industrial Portfolio mortgage loan is part of a whole loan (the “GNL Industrial Portfolio Whole Loan”) evidenced by two pari passu senior promissory notes with an aggregate original principal balance of $97,500,000. The GNL Industrial Portfolio Whole Loan is secured by the fee (15 properties) and leasehold (one property) interests in 16 industrial properties located in 12 states (collectively, the “GNL Industrial Portfolio Properties”). The GNL Industrial Portfolio Whole Loan was co-originated by Column and SGFC. Note A-2 has an original principal balance of $48,750,000 and will be included in the BBCMS 2019-C3 Trust. The below table summarizes the remaining pari passu promissory note, which is currently held by Column and is expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. The GNL Industrial Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2019-C3 Trust until the controlling pari passu Promissory Note A-1 is securitized, whereupon the GNL Industrial Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement”. The GNL Industrial Portfolio Whole Loan has a 10-year term and is interest only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$48,750,000	Column	Yes
A-2	48,750,000	BBCMS 2019-C3	No
Total	$97,500,000

The Properties. The GNL Industrial Portfolio Properties are comprised of 16 single-tenant industrial buildings with an aggregate of 2,443,208 square feet. The borrower sponsor acquired the GNL Industrial Portfolio Properties in separate transactions between November 2013 and September 2018.

The GNL Industrial Portfolio Properties are geographically diverse with properties located in 12 different states and 14 different markets. The five largest states by allocated loan amount are Ohio (22.8%), Texas (17.6%), Michigan (13.2%), New York (12.9%) and Mississippi (11.6%), which account for approximately 22.9%, 16.6%, 14.7%, 12.1% and 11.9% of underwritten net cash flow, respectively. The remaining properties are located in North Carolina, Illinois, Idaho, Kansas, Nebraska, Minnesota and Indiana and do not individually account for more than 7.7% of the allocated loan amount or 7.3% of the underwritten net cash flow. Three tenants, or their parent entities, are investment grade representing 36.3% of NRA at the GNL Industrial Portfolio Properties and seven tenants are publicly traded representing 78.8% of NRA at the GNL Industrial Portfolio Properties.

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No. 3 – GNL Industrial Portfolio

Portfolio Summary
Property Name, Location	Property Type – Subtype	Net Rentable Area (SF)	Year Built / Renovated	Allocated Whole Loan Amount (“ALA”)	% of ALA	Appraised Value	UW NCF
FedEx Ground Package Systems - San Antonio San Antonio, TX	Industrial – Warehouse/Distribution	168,576	2008, 2012 / N/A	$17,200,000	17.6%	$26,400,000	$1,461,850
Rubbermaid - Akron Akron, OH	Industrial – Warehouse/Distribution	668,592	1953, 1969, 2005 / 2018	16,000,000	16.4	21,900,000	1,276,531
Bush Industries - Jamestown Jamestown, NY	Industrial – Manufacturing	456,094	1985, 1986, 1989 / 2007	12,600,000	12.9	18,300,000	1,062,035
Chemours - Pass Christian Pass Christian, MS	Industrial – Flex	300,000	2018 / N/A	11,300,000	11.6	18,700,000	1,047,948
Wolverine - Howard City Howard City, MI	Industrial – Warehouse/Distribution	468,635	1998 / 2003	10,800,000	11.1	15,000,000	1,127,117
FedEx Freight - Greenville Greenville, NC	Industrial – Warehouse	29,051	2018 / N/A	7,500,000	7.7	11,100,000	643,507
Diebold - North Canton North Canton, OH	Industrial – Manufacturing	158,330	2005 / N/A	5,300,000	5.4	10,500,000	653,393
FedEx Freight - Blackfoot Blackfoot, ID	Industrial – Warehouse/Distribution	21,574	2017 / N/A	4,500,000	4.6	6,550,000	376,999
Mapes & Sprowl Steel - Elk Grove Village Elk Grove Village, IL	Industrial – Manufacturing	60,798	1980 / N/A	3,500,000	3.6	8,200,000	388,566
XPO Logistics - Grand Rapids Grand Rapids, MI	Industrial – Flex	28,070	2003 / N/A	2,100,000	2.2	3,200,000	167,330
XPO Logistics - Aurora Aurora, NE	Industrial – Flex	15,700	2004 / 2013	1,600,000	1.6	2,470,000	143,110
XPO Logistics - Salina Salina, KS	Industrial – Flex	15,029	2002 / N/A	1,600,000	1.6	2,300,000	164,986
XPO Logistics - Riverton Riverton, IL	Industrial – Flex	14,881	1989 / 2009	1,000,000	1.0	1,600,000	80,736
XPO Logistics - Waite Park Waite Park, MN	Industrial – Warehouse/Distribution	14,160	2001 / N/A	1,000,000	1.0	1,530,000	68,836
XPO Logistics - Uhrichsville Uhrichsville, OH	Industrial – Warehouse/Distribution	15,068	1991 / 2001	900,000	0.9	1,400,000	83,386
XPO Logistics - Vincennes Vincennes, IN	Industrial – Warehouse/Distribution	8,650	2001 / N/A	600,000	0.6	940,000	61,938
Total		2,443,208		$97,500,000	100.0%	$150,090,000	$8,808,266

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No. 3 – GNL Industrial Portfolio

GNL Industrial Portfolio 2018 Demographic Summary(1)
Property Name	City, State	1-mile Population	3-mile Population	5-mile Population	1-mile Median Household Income	3-mile Median Household Income	5-mile Median Household Income
FedEx Ground Package Systems - San Antonio	San Antonio, TX	8,970	114,191	353,153	$32,338	$41,054	$45,309
Rubbermaid - Akron	Akron, OH	6,300	54,458	129,056	$47,133	$50,155	$42,781
Bush Industries - Jamestown	Jamestown, NY	800	19,955	40,381	$47,869	$33,898	$39,735
Chemours - Pass Christian	Pass Christian, MS	9	6,074	15,976	$50,000	$67,314	$63,817
Wolverine - Howard City	Howard City, MI	1,810	4,743	9,282	$42,179	$46,292	$49,672
FedEx Freight - Greenville(2)	Greenville, NC	506	19,741	65,696	$28,475	$25,366	$34,573
Diebold - North Canton(2)	North Canton, OH	260	23,889	83,328	$69,086	$71,542	$71,255
FedEx Freight - Blackfoot	Blackfoot, ID	357	8,720	19,539	$68,343	$53,058	$50,664
Mapes & Sprowl Steel - Elk Grove Village	Elk Grove Village, IL	2,222	60,309	204,722	$78,160	$63,682	$68,618
XPO Logistics - Grand Rapids	Grand Rapids, MI	31	13,797	74,596	$85,566	$69,302	$63,346
XPO Logistics - Aurora	Aurora, NE	20	2,810	5,046	$50,000	$56,879	$57,438
XPO Logistics - Salina	Salina, KS	863	18,293	44,907	$44,421	$47,403	$45,452
XPO Logistics - Riverton	Riverton, IL	269	7,183	14,723	$52,289	$60,513	$58,155
XPO Logistics - Waite Park	Waite Park, MN	105	24,266	68,358	$43,722	$51,831	$52,645
XPO Logistics - Uhrichsville(2)	Uhrichsville, OH	605	12,287	18,450	$43,958	$41,492	$44,089
XPO Logistics - Vincennes	Vincennes, IN	445	6,914	21,162	$53,843	$41,887	$39,974
(1)	Source: third party market research reports.

(2)	Demographic Information is as of 2017.

The Markets.

FedEx Ground Package System, Inc. (168,576 square feet, 6.9% of NRA, 17.6% of ALA). The FedEx Ground Package System - San Antonio property consists of one single-story industrial building constructed in 2008 and expanded in 2012 (the “FedEx Ground Package System - San Antonio Property”). The building was built-to-suit and is used by FedEx Ground for package sorting and delivery. The facility has 42 dock-height loading doors, 16 drive-in doors and 30-foot clear-heights with approximately 7% of the property NRA utilized as office space. FedEx Ground Package System, Inc. occupies 6.9% of NRA through August 2022, with two, five-year renewal options and pays annual rent of $11.48 per square foot and $12.05 per square foot, respectively.

Located on approximately 22.8 acres, the FedEx Ground Package Systems - San Antonio Property is located in the northwestern portion of San Antonio, Texas. The immediately surrounding area predominantly consists of industrial, office and residential uses. Primary access to the area is provided by Loop 410, a two-way, eight-lane major arterial that provides access to all of the San Antonio MSA. Access to the FedEx Ground Package Systems - San Antonio Property from Loop 410 is provided by Culebra Road, a two-way, four-lane primary roadway that runs in an east/west direction. According to a third-party market research report, the FedEx Ground Package Systems - San Antonio Property is located in the San Antonio Industrial market and Northwest submarket. The submarket contains approximately 15.9 million square feet of industrial inventory, has an overall vacancy of 5.7% and an average annual rental rate of $9.62 per square foot.

FedEx Ground Package System (“FedEx Ground”) is a subsidiary of FedEx Corporation (NYSE: FDX, M/S&P/F: Baa2/BBB/NR), which provides transportation, e-commerce and business services worldwide. The parent was founded in 1971, is headquartered in Memphis, Tennessee, and employed more than 425,000 in 2018. The tenant is a leading North American provider of small package ground delivery services. FedEx Ground provides low-cost, day-certain service to any business address in the U.S. and Canada, as well as residential delivery to 100% of U.S. residences through its FedEx Home Delivery service. FedEx SmartPost is a FedEx Ground service that specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages primarily using the U.S. Postal Service for final delivery to residences. As of May 31, 2018, FedEx Ground employed approximately 26,000 permanent full-time employees and approximately 71,000 permanent part time employees.

Rubbermaid Incorporated (668,592 square feet, 27.4% of NRA, 16.4% of ALA). The Rubbermaid - Akron Property is a one-story single-tenant industrial building constructed between 1953 and 1969, expanded in 2005 and renovated in 2018 (the

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“Rubbermaid - Akron Property”). The Rubbermaid - Akron Property functions as a distribution facility for Newell Brands’ products, in addition to serving as a storage and distribution center for the Rubbermaid manufacturing facility located just across Gilchrist Road. The facility has 50 dock-height loading doors, 24-foot clear-heights with approximately 1% of the property NRA utilized as office space. Rubbermaid occupies 27.4% of NRA through January 2029, with two, five-year renewal options with annual rent escalations.

Located on two non-contiguous parcels totaling 26.5 acres, the Rubbermaid - Akron Property is located in Akron, Ohio east of the central business district within the Cleveland metropolitan statistical area. Primary highway access to Rubbermaid - Akron Property is provided by Interstate 76, a major arterial, that runs east/west through Akron with access approximately one-mile northwest from the Rubbermaid - Akron Property. According to a third-party market research report, the Rubbermaid - Akron Property is located in the Cleveland market and Akron Industrial submarket. The submarket contains approximately 98.5 million square feet of industrial inventory, has an overall vacancy of 2.8% and an average annual rental rate of $4.83 per square foot.

Rubbermaid is a subsidiary company of Newell Brands Inc. (NYSE: NWL, M/S&P/F: Baa3/BBB-/BB+). Newell Brands Inc. designs, manufactures, sources and distributes consumer and commercial products worldwide. Newell Brands Inc. sells its products in approximately 200 countries around the world and has operations in approximately 100 countries as of December 31, 2018. Rubbermaid designs and markets a full range of home organization, storage and cleaning products.

Bush Industries, Inc. (456,094 square feet, 18.7% of NRA, 12.9% of ALA). The Bush Industries - Jamestown Property consists of one, two-story industrial building constructed in 1985, 1986 and 1989 and expanded in 2007 (the “Bush Industries - Jamestown Property”). The building was built-to-suit and serves as the global headquarters of Bush Industries. The facility has 21 dock-height doors, 13 drive-in doors, 28-foot clear-heights and rail access with approximately 6% of the property NRA utilized as office space. Bush Industries, Inc. occupies 18.7% of NRA through September 2038, with four, five-year renewal options with annual rent escalations.

Located on approximately 78.6 acres, the Bush Industries - Jamestown Property is located in Jamestown, New York approximately 2.5 miles northeast of the Jamestown central business district. The immediately surrounding area land uses include a mix of industrial uses and vacant land. Primary access to the area is provided by Interstate 86, a major arterial that crosses the southern tier of New York state in an east/west direction, with the nearest onramp to I-86 located 1.6 miles north of the Bush Industries - Jamestown Property. According to a third-party market research report, the Bush Industries - Jamestown Property is located in the Jamestown Industrial market and 10-Mile Radius submarket. The submarket contains approximately 5.7 million square feet of industrial inventory, has an overall vacancy of 7.5% and an average annual rental rate of $3.15 per square foot.

Bush Industries, Inc. is a designer and manufacturer of ready-to-assemble furniture for the home office and home entertainment living spaces. Bush Industries, Inc. distributes products nationally through furniture retailers, department stores, mass merchandisers, wholesale clubs, catalog showrooms, office furniture dealers, electronics stores and e-commerce. Bush Industries, Inc. was founded in 1959 and is headquartered in Jamestown, New York, with manufacturing facilities in Jamestown and China.

Environmental. According to Phase I environmental assessments dated January 2019, there was no evidence of any recognized environmental conditions at the GNL Industrial Portfolio Properties with the exception of the following: (1) an asbestos-containing material operations and maintenance program (“ACM O&M Program”) was recommended at the Rubbermaid - Akron Property; (2) fueling activities associated with the diesel aboveground storage tank was recommended to be performed on a impervious surface in order to prevent accidental spillage to the ground surface at the Chemours - Pass Christian property; (3) water quality testing at the FedEx - Blackfoot property was recommended; (4) testing the water per EPA recommendations to include coliform and lead as best management practices at the XPO Logistics - Riverton property was recommended; and (5) placing the 55-gallon motor oil drum in a secondary containment pallet as best management practices at the XPO Logistics - Vincennes property was recommended. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations”.

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Historical and Current Occupancy(1)(2)
2016	2017	2018	Current(3)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	The Chemours - Pass Christian property, FedEx Freight - Blackfoot property, Rubbermaid - Akron Property, FedEx Freight - Greenville property and Bush Industries - Jamestown Property were acquired in 2018. As such, these tenants are excluded from occupancy figures for the years prior to the respective acquisition dates.

(3)	Current Occupancy is as of April 12, 2019.

Top Seven Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
Rubbermaid Incorporated	Baa3 / BBB- / BB+	668,592	27.4%	$2.38	$1,589,846	14.7%	1/31/2029
Wolverine World Wide, Inc.	Ba1 / BB+ / NA	468,635	19.2	$2.89	1,355,458	12.5	1/31/2023
Bush Industries, Inc.	NA / NA / NA	456,094	18.7	$3.14	1,430,665	13.2	9/27/2038
The Chemours Company	Ba2 / BB / NA	300,000	12.3	$4.21	1,263,000	11.7	1/31/2028
FedEx Ground Package System, Inc.	Baa2 / BBB / NA	168,576	6.9	$10.43	1,758,552	16.2	8/31/2022
Diebold Nixdorf Incorporated	Caa2 / B- / NA	158,330	6.5	$5.41	856,565	7.9	6/30/2025
Mapes & Sprowl Steel, Ltd.	NA / NA / NA	60,798	2.5	$7.57	460,241	4.2	1/9/2030
Top Seven Tenants		2,281,025	93.4%	$3.82	$8,714,328	80.5%

Occupied Collateral Total		2,443,208	100.0%	$4.43	$10,829,625	100.0%

Vacant Space		0	0.0%

Collateral Total		2,443,208	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	1	168,576	6.9	1,758,552	16.2	168,576	6.9%	$1,758,552	16.2%
2023	8	580,193	23.7	2,293,774	21.2	748,769	30.6%	$4,052,326	37.4%
2024	0	0	0.0	0	0.0	748,769	30.6%	$4,052,326	37.4%
2025	1	158,330	6.5	856,565	7.9	907,099	37.1%	$4908,891	45.3%
2026	0	0	0.0	0	0.0	907,099	37.1%	$4,908,891	45.3%
2027	0	0	0.0	0	0.0	907,099	37.1%	$4,908,891	45.3%
2028	1	300,000	12.3	1,263,000	11.7	1,207,099	49.4%	$6,171,891	57.0%
2029	1	668,592	27.4	1,589,846	14.7	1,875,691	76.8%	$7,761,738	71.7%
2030 & Beyond	4	567,517	23.2	3,067,888	28.3	2,443,208	100.0%	$10,829,625	100.0%
Total	16	2,443,208	100.0%	$10,829,625	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow(1)
	2016	2017	2018	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$5,285,718	$5,308,224	$7,954,718	$10,769,175	$4.41	74.2%
Straight-Line Rent(4)	0	0	0	60,450	0.02	0.4
Gross Potential Rent	$5,285,718	$5,308,224	$7,954,718	$10,829,625	$4.43	74.6%
Total Reimbursements	232,678	874,667	425,809	3,682,488	1.51	25.4
Net Rental Income	$5,518,396	$6,182,891	$8,380,527	$14,512,113	$5.94	100.0%
(Vacancy/Credit Loss)	0	0	0	(725,606)	(0.30)	(5.0)
Other Income	0	0	0	0	0.00	0.0
Effective Gross Income	$5,518,396	$6,182,891	$8,380,527	$13,786,508	$5.64	95.0%

Total Expenses	$377,547	$1,102,029	$681,408	$4,190,341	$1.72	30.4%

Net Operating Income(5)	$5,140,849	$5,080,862	$7,699,119	$9,596,167	$3.93	69.6%

Total TI/LC, Capex/RR	0	0	0	787,901	0.32	5.7

Net Cash Flow	$5,140,849	$5,080,862	$7,699,119	$8,808,266	$3.61	63.9%
(1)	The Chemours - Pass Christian property, FedEx Freight - Blackfoot property, Rubbermaid - Akron Property, FedEx Freight - Greenville property, and Bush Industries - Jamestown Property were acquired in 2018. As such, these properties were excluded from 2017 and 2016 historical cash flows and partial year operating financials were provided for 2018 cash flows.

(2)	Percentage column represents percent of Gross Potential Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place are based on the underwritten rent roll dated March 31, 2019 and include contractual rent steps through March 2020 in the amount of $64,016.

(4)	Underwritten Straight-Line Rent represents $60,450 in average contractual rent increases for investment grade tenants Rubbermaid and FedEx Corporation.

(5)	The increase in Net Operating Income between 2018 and Underwritten is primarily attributed to (i) the Chemours - Pass Christian property, FedEx Freight - Blackfoot property, Rubbermaid - Akron Property, FedEx Freight - Greenville property, and Bush Industries - Jamestown Property being acquired in 2018, (ii) contractual rent steps through March 2020 in the amount of $64,016 and (iii) straight-line rent for investment grade tenants Rubbermaid and FedEx Corporation in the amount of $60,450.

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The Borrowers. The borrowing entities for the GNL Industrial Portfolio Whole Loan are ARC CWARANE001, LLC, ARC CWGRDMI001, LLC, ARC CWRVTIL001, LLC, ARC CWSALKS001, LLC, ARC CWUVLOH001, LLC, ARC CWVININ001, LLC, ARC CWWPKMN001, LLC, ARC DINCNOH001, LLC, ARC FESANTX001, LLC, ARC MSELGIL001, LLC, ARC WWHWCMI001, LLC, ARG BIJTNNY001, LLC, ARG CMPCRMS001, LLC, ARG FEBLCID001, LLC, ARG FEGRNNC001, LLC and ARG RMAKROH001, LLC, each a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the GNL Industrial Portfolio Whole Loan.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the business operations entity of Global Net Lease, Inc. (NYSE: GNL) (“GNL”). Founded in 2011, GNL is a publicly traded real estate investment trust focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical, income producing net-lease assets across the United States and western and northern Europe. As of December 31, 2018, GNL owned a portfolio of 342 properties totaling approximately 27.5 million square feet, which were 99.2% leased, with a weighted-average remaining lease term of 8.3 years. GNL is an affiliate of AR Global Investments, LLC, which has raised and invested over $30.0 billion in capital, served over 150,000 shareholders and grown to one of the largest external managers of direct investment programs in the United States. See “Description of the Mortgage Pool—Litigation and Other Considerations”.

Property Management. The GNL Industrial Portfolio Properties are managed by Global Net Lease Properties, LLC, an affiliate of the borrowers.

Escrows and Reserves. No escrow deposits were required at origination.

Tax Escrows – There is no requirement for the borrowers to make deposits to the tax escrow so long as no Cash Sweep Period (as defined below) has occurred and is continuing. Following the occurrence and during the continuance of a Cash Sweep Period, the borrowers are required to make monthly deposits equal to an amount sufficient to pay all taxes and other charges at least 30 days prior to the due date.

Insurance Escrows – There is no requirement for the borrowers to make deposits to the insurance escrow so long as the property is insured under a blanket insurance policy in accordance with the GNL Industrial Portfolio Whole Loan documents and no event of default exists; otherwise, following the occurrence and during the continuance of a Cash Sweep Period, the borrowers are required to make monthly deposits equal to an amount sufficient to renew the insurance coverage at least 30 days prior to the expiration of the insurance policies.

Replacement Reserves – There is no requirement for the borrowers to make monthly deposits into the replacement reserve account so long as no Cash Sweep Period has occurred and is continuing. Following the occurrence and during the continuance of a Cash Sweep Period, the borrowers are required to make monthly deposits equal to $0.20 multiplied by the then existing aggregate rentable square feet comprising all of the GNL Industrial Portfolio Properties, divided by 12, for replacement reserves, up to a cap of $1.00 multiplied by the then existing aggregate rentable square feet comprising all of the GNL Industrial Portfolio Properties.

TI/LC Reserves – There is no requirement for the borrowers to make monthly deposits to the TI/LC reserve account so long as no Cash Sweep Period has occurred and is continuing. Following the occurrence and during the continuance of a Cash Sweep Period, the borrowers are required to make monthly deposits equal to $0.50 multiplied by the then existing aggregate rentable square feet comprising all of the GNL Industrial Portfolio Properties, divided by 12, for TI/LC reserves, up to a cap of $2.50 multiplied by the then existing aggregate rentable square feet comprising all of the GNL Industrial Portfolio Properties. During the continuance of a Lease Sweep Period (as defined below), provided no Cash Sweep Period or event of default is continuing, on each payment date during the continuance of such Lease Sweep Period, (1) first an amount equal to all cash flow attributable to any lease which caused the Lease Sweep Period or would have caused a Lease Sweep Period to commence if a Lease Sweep Period did not already exist, up to a cap amount for each individual property as detailed in the GNL Industrial Portfolio Whole Loan documents (an aggregate amount of $10,720,000 for all GNL Industrial Portfolio Properties), will be deposited into the TI/LC reserve account for the affected property and (2) second, to the borrowers. In addition, the borrowers will deposit into the TI/LC reserve account all funds received by the borrowers in connection with any cancellation, termination or surrender of any lease or any default under any lease, including, but not

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limited to, any surrender or cancellation fees, buy-out fees, default fees or reimbursements for tenant improvements and leasing commissions.

Ground Sublease Reserves – During the continuance of a Cash Sweep Period, the borrowers will be required to deposit the amount of rents (including both base and additional rents) and other charges due under the ground sublease that will be payable by the Diebold Nixdorf - North Canton property borrower as sub-lessee under the ground sublease (the “Ground Rent”) to accumulate sufficient funds to pay all Ground Rent at least 30 days prior to the respective due date.

Lockbox / Cash Management. The GNL Industrial Portfolio Whole Loan is structured with a hard lockbox and in place cash management. The borrowers were required to send direction letters to all tenants instructing them to deposit all rents directly into a clearing account controlled by the lender. Notwithstanding the foregoing, the borrowers and property manager are required to deposit all revenues otherwise received into the clearing account within two business days of receipt. In the event that a Cash Sweep Period (as defined below) exists and no Lease Sweep Period (as defined below) exists, excess cash flow will be deposited into the excess cash flow account. If a Cash Sweep Period does not exist, but a Lease Sweep Period is continuing, (i) first an amount equal to all cash flow attributable to the lease up to the amount defined within the GNL Industrial Portfolio Whole Loan documents that caused the Lease Sweep Period will be deposited into the TI/LC reserve account and (ii) second any excess will be disbursed to the borrowers. Provided no Cash Sweep Period or Lease Sweep Period exists, excess cash will be disbursed to the borrowers.

A “Cash Sweep Period” means the occurrence of (i) an event of default and will continue until such event of default is cured, (ii) any bankruptcy action of any affiliate property manager and will continue until the dismissal or discharge of the same or the borrowers replace the property manager with a qualified property manager under a replacement management agreement, (iii) any bankruptcy action of any property manager that is not an affiliated property manager, only with the respect to the filing of any involuntary petition against such property manager not being dismissed or discharged for 60 days after the filing of such involuntary petition, (iv) a Debt Yield Trigger Event (as defined below), which will continue until (1) an achievement of a debt yield equal to or greater than 9.0% for one fiscal quarter, (2) the delivery of a letter of credit in an amount that if applied to the GNL Industrial Portfolio Whole Loan would result in the debt yield of at least 9.0%, or (3) the borrowers prepay a portion of the GNL Industrial Portfolio Whole Loan in connection with release(s) of individual properties the effect of which is that had the reduced aggregate principal balance of the GNL Industrial Portfolio Whole Loan been in effect, the debt yield based solely on the remaining GNL Industrial Portfolio Properties would have been in excess of 9.0%, or (v) a Portfolio Tenant Event (as defined below).

A “Lease Sweep Period” means the occurrence of (i) two or more tenants “going dark” in or ceasing to occupy their respective demised premises and will continue until one or more of such tenants are no longer “dark” and in occupancy, or a replacement tenant has occupied the applicable demised premises, (ii) any tenant gives written notice of its election to either terminate or not renew its lease or any tenant failing to renew its lease during its renewal notice period and will continue until such tenant renews its respective lease or a replacement tenant has executed a new lease, (iii) any bankruptcy action of any tenant and will continue until such bankruptcy action is dismissed or discharged or a replacement tenant has executed a new lease, and (iv) any monetary default or any material non-monetary default exists under any lease until such default has been cured. Notwithstanding the foregoing, in the event any tenant “goes dark”, such event will not be counted as a lease sweep event so long as (i) such tenant or the guarantor of such tenant’s lease is rated “BBB+” (or the equivalent) or higher by any rating agency, (ii) such tenant has not given written notice of its election to vacate, terminate or not renew its lease, and (iii) such tenant has not failed to renew its lease prior to the expiration of its renewal notice period.

A “Debt Yield Trigger Event” means a debt yield of less than 9.0% as of the last day of any fiscal quarter.

A “Portfolio Tenant Event” means that tenants have “gone dark” or ceased to operate in more than 40% of the gross leasable area of the GNL Industrial Portfolio Properties.

The borrowers may delivery a letter of credit (i) in lieu of making all or any cash deposits to any of the reserve accounts, (ii) to replace cash deposits previously made to the reserve accounts, (iii) every three months in lieu of making the deposits of excess cash flow to the excess cash flow reserve, the borrowers may deliver a letter of credit in an amount equal to three months of funds that borrowers reasonably anticipate would otherwise be deposited into the excess cash flow reserve during the impending three-month period, and (iv) as a substitute for cash on deposit in the excess cash flow reserve.

Subordinate and Mezzanine Debt. None.

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Partial Release. The borrowers may obtain the release of any of the GNL Industrial Portfolio Properties included in the GNL Industrial Portfolio Whole Loan, provided that, among other things, (i) no event of default has occurred and is continuing (other than an event of default which applies only to the property to be released), (ii) the borrowers prepay a portion of the GNL Industrial Portfolio Whole Loan (together with the payment of the applicable yield maintenance premium if such payment occurs prior to February 6, 2029) equal to (a) 110% (120% if released to a borrower affiliate) of the allocated loan amount of the property being released until such time the outstanding principal balance of the GNL Industrial Portfolio Whole Loan is reduced to $87,750,000 and (b) after the outstanding principal balance of the GNL Industrial Portfolio Whole Loan is reduced below $87,750,000, 115% (125% if released to a borrower affiliate) of the allocated loan amount of the property being released (notwithstanding the foregoing, in the event the property being released is vacant, the release amount for such property will be 100% of the allocated loan amount of such property), (iii) the debt yield for the remaining properties based on the trailing 12 months is no less than the greater of (1) the debt yield immediately preceding such release and (2) 10.45% and (iv) the satisfaction of customary REMIC requirements following such release.

Substitutions. If a Lease Sweep Period or default has occurred (but not beyond any applicable notice or grace periods), the borrowers may replace one or more of the GNL Industrial Portfolio Properties (individually or collectively, the “Replaced Property” or “Replaced Properties”) by providing one or more substitute properties (individually or collectively, the “Property Substitution”) solely to the extent necessary to cure such Lease Sweep Period or default, provided that, among other things, (i) no event of default is continuing (beyond any applicable noticed or cure periods) or would result from the substitution of one or more of the GNL Industrial Portfolio Properties, (ii) if the Property Substitution occurs after a securitization, the borrowers will obtained a rating agency confirmation, (iii) the borrowers will deliver current appraisals of the substitute property and Replaced Property, (iv) after giving effect to the substitution, the debt yield based on the trailing 12 months for the GNL Industrial Portfolio Properties will be equal to or greater than (1) 10.45% and (2) the debt yield for the GNL Industrial Portfolio Properties immediately prior to such release, (v) the aggregate Allocated Loan Amounts of all Replaced Properties during the term of the GNL Industrial Portfolio Whole Loan may not exceed $39,000,000 and (vi) the lender will, in its sole discretion, have approved the Property Substitution. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Ground Lease. The Diebold - North Canton property is subject to a ground sublease with CAK Land Holdings, LLC. The sublease commenced on July 1, 2004 and expires December 31, 2035. The ground sublease provides for two, 20-year extension options and one 19-year extension option with a fully extended ground lease expiration date of December 31, 2094. The ground sublease payments are structured at a current annual rent of $4,806, which increases to $13,960 on July 1, 2024, and to $14,922 on January 1, 2026 continuing through the ground sublease expiration date. The ground lease is between Akron-Canton Regional Airport Authority and CAK Land Holdings, LLC dated June 15, 1995 with a 40-year lease term expiring December 31, 2035. The ground lease provides for the same extension options as the ground sublease.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	SGFC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$45,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$45,000,000	Property Type - Subtype:	Hotel – Full Service
% of IPB:	4.8%	Net Rentable Area (Rooms):	1,192
Loan Purpose:	Refinance	Location:	Various
Borrowers(3):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Southwest Value Partners Fund XVI, LP	Occupancy / ADR / RevPAR:	80.3% / $150.49 / $120.88
		Occupancy / ADR / RevPAR Date:	1/31/2019
Interest Rate:	4.95800%	4th Most Recent NOI (As of):	$21,390,216 (12/31/2016)
Note Date:	4/18/2019	3rd Most Recent NOI (As of):	$23,153,479 (12/31/2017)
Maturity Date:	5/1/2029	2nd Most Recent NOI (As of):	$23,248,958 (12/31/2018)
Interest-only Period:	120 months	Most Recent NOI (As of):	$23,723,247 (TTM 1/31/2019)
Original Term:	120 months	UW Occupancy / ADR / RevPAR:	80.3% / $150.49 / $120.88
Original Amortization Term:	None	UW Revenues:	$67,719,285
Amortization Type:	Interest Only	UW Expenses:	$43,853,764
Call Protection(4):	L(25),Def(91),O(4)	UW NOI:	$23,865,520
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$20,479,556
Additional Debt(2):	Yes	Appraised Value / Per Room(5):	$335,600,000 / $281,544
Additional Debt Balance(2):	$155,000,000	Appraisal Date(5):	10/16/2018
Additional Debt Type(2):	Pari Passu

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$167,785
Taxes:	$822,222	$205,555	N/A	Maturity Date Loan / Room:	$167,785
Insurance:	$990,844	$82,570	N/A	Cut-off Date LTV(5):	59.6%
FF&E Reserves:	$0	5% of Gross Revenues	N/A	Maturity Date LTV(5):	59.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.04x
Other:	$5,097,938	Springing	N/A	UW NOI Debt Yield:	11.9%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$200,000,000		100.0%	Payoff Existing Debt	$134,273,134	67.1%
				Return of Equity(7)	55,704,926	27.9
				Reserves	6,911,003	3.5
				Closing Costs	3,110,937	1.6
Total Sources	$200,000,000		100.0%	Total Uses	$200,000,000	100.0%

(1)	The SWVP Portfolio Whole Loan, as defined in “The Loan” below, was co-originated by Societe Generale Financial Corporation (“SGFC”) and JPMorgan Chase Bank, National Association (“JPMCB”).

(2)	The SWVP Portfolio mortgage loan is part of a whole loan evidenced by 10 pari passu senior notes with an aggregate original principal balance of $200.0 million. The financial information presented in the chart above reflects the Cut-off Date balance of SWVP Portfolio Whole Loan (as defined below).

(3)	The borrowers for the SWVP Portfolio Whole Loan include SWVP New Orleans LLC, SWVP Sawgrass Mills LLC, SWVP Raleigh LLC, and SWVP Charlotte LLC.

(4)	The lockout period will be at least 25 payments beginning with and including June 1, 2019. Defeasance of the full $200.0 million SWVP Portfolio Whole Loan is permitted following the date after the earlier to occur of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) May 1, 2022 (the “Lockout Period”).

(5)	The Appraised Value / Per Room, Appraisal Date, Cut-off Date LTV and Maturity Date LTV are calculated based on the appraised value of $335,600,000, which reflects the bulk value of the SWVP Portfolio Properties (as defined below). The appraisal concluded an “As Is” Appraised Value of $45,400,000 and an “As Is (Capital Deduction Assumed)” Appraised Value of $50,000,000 for the DoubleTree Charlotte property. The borrower escrowed $5,000,000 for the property improvement plan (“PIP”) reserve at origination of the SWVP Portfolio Whole Loan. The sum of the “As Is” and “As Is (Capital Deduction Assumed)” Appraised Values of each of the SWVP Portfolio Properties on an individual basis is $321,200,000, which represents a Cut-off Date LTV and Maturity Date LTV of 62.3% and 62.3%, respectively.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	The borrower sponsor has a total cost basis of approximately $209.4 million and will have approximately $9.4 million of remaining cash equity following the refinancing of the SWVP Portfolio Properties.

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The Loan. The SWVP Portfolio mortgage loan is part of a whole loan (the “SWVP Portfolio Whole Loan”) evidenced by 10 pari passu senior promissory notes with an aggregate original principal balance of $200,000,000. The SWVP Portfolio Whole Loan is secured by the borrowers’ fee interest in four full service hotels located in Louisiana, Florida, and North Carolina (collectively, the “SWVP Portfolio Properties”). The SWVP Portfolio Whole Loan was co-originated by SGFC and JPMCB. Notes A-1 and A-3 have an aggregate original balance of $45,000,000 and will be included in the BBCMS 2019-C3 Trust. The below table summarizes the remaining pari passu promissory notes, which are currently held by SGFC and JPMCB and are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. The SWVP Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2019-C3 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “Pooling and Servicing Agreement”. The SWVP Portfolio Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$35,000,000	BBCMS 2019-C3	Yes
A-2	30,000,000	SGFC	No
A-3	10,000,000	BBCMS 2019-C3	No
A-4	10,000,000	SGFC	No
A-5	10,000,000	SGFC	No
A-6	5,000,000	SGFC	No
A-7	25,000,000	JPMCB	No
A-8	25,000,000	JPMCB	No
A-9	35,000,000	JPMCB	No
A-10	15,000,000	JPMCB	No
Total	$200,000,000

The Properties. The SWVP Portfolio Properties are comprised of four full service hotel properties built between 1983 and 2001 totaling 1,192 rooms. As of January 31, 2019, the SWVP Portfolio Properties were 80.3% occupied. The borrower sponsor acquired the SWVP Portfolio Properties between 2013 and 2015 for approximately $164.4 million. Since acquisition, the borrower sponsor has stated that they have invested approximately $40.0 million in capital improvements at the SWVP Portfolio Properties.

SWVP Portfolio Summary
Property Name, Location	Property Type – Subtype	No. of Rooms	Year Built / Renovated	Allocated Whole Loan Amount (“ALA”)	% of ALA	Appraised Value(1)	UW NCF
InterContinental New Orleans, LA	Hotel – Full Service	484	1983 / 2015	$106,300,000	53.2%	$170,000,000	$10,344,521
DoubleTree Sunrise Sunrise, FL	Hotel – Full Service	252	2001 / 2016	37,000,000	18.5	61,000,000	3,980,206
DoubleTree Charlotte Charlotte, NC	Hotel – Full Service	207	1985 / 2019	30,000,000	15.0	50,000,000	3,256,464
DoubleTree RTP Durham, NC	Hotel – Full Service	249	1988 / 2016	26,700,000	13.4	40,200,000	2,898,365
Total		1,192		$200,000,000	100.0%	$335,600,000	$20,479,556
(1)	Total Appraised Value reflects the portfolio bulk value of $335,600,000, which is based on the assumption the entire SWVP Portfolio Properties are marketed to a single purchaser equating to a Cut-off Date LTV and Maturity Date LTV of 59.6% of 59.6%, respectively. The appraisal concluded an “As Is” Appraised Value of $45,400,000 and an “As Is (Capital Deduction Assumed)” Appraised Value of $50,000,000 for the DoubleTree Charlotte property. The borrower escrowed $5,000,000 for the PIP reserve at origination of the SWVP Portfolio Whole Loan. The sum of the “As Is” and “As Is (Capital Deduction Assumed)” Appraised Values of each of the SWVP Portfolio Properties on an individual basis, of which individual values are reflected on the table above, was $321,200,000, equating to a Cut-off Date LTV and Maturity Date LTV of 62.3% and 62.3%, respectively.

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InterContinental

The InterContinental property is a 484-room, 15-story, full service hotel located in downtown New Orleans, Louisiana. The InterContinental property is situated on a 1.10-acre lot and has a long term lease for 120 parking spaces with the adjacent property owner, resulting in a parking ratio of approximately 0.25 spaces per room. The InterContinental property was built in 1983 and renovated in 2015. The hotel has standard and suite-style guestrooms on levels four through 14 of the InterContinental property. Guestrooms feature a dresser with a 42-inch flat-panel television, a desk, an armchair, bedside tables, and a coffeemaker. Guestroom amenities includes high-speed Internet access, a telephone with voicemail and data port and a private deck or patio in select rooms. Hotel amenities include two restaurants, 24-hour room service, a rooftop pool with changing rooms and shower facilities, poolside dining, a fitness facility, on-site laundry facility, nanny/babysitting services, business center and over 30,000 square feet of flexible meeting/banquet space, which can accommodate over 1,000 people. According to the borrower sponsor, since acquisition in 2013, the borrower sponsor has invested approximately $28.5 million ($58,942/key) in capital improvements consisting of a redesigned lobby, removal of an escalator, and elimination of leased outlets to create more meeting space that was completed in 2015.

DoubleTree Sunrise

The DoubleTree Sunrise property is a 252-room, 10-story, full service hotel located in Sunrise, Florida. The DoubleTree Sunrise property is situated on a 4.22-acre site and has 293 parking spaces either onsite or available to it by way of a title insured easement and license, resulting in a parking ratio of approximately 1.16 spaces per room. The DoubleTree Sunrise property was built in 2001 and renovated in 2016. Guestrooms are configured as either standard or suites-style. Guestrooms feature an entertainment dresser with 37-inch television, a work desk, an armchair and ottoman and a coffeemaker. Guestroom amenities include wireless, high-speed internet access and a telephone with voicemail and data port. Suites feature a separate living room with a 42-inch television, a large desk with high-speed wireless internet access, an armchair, an ottoman, and a double sleeper sofa. Suites also feature a small refrigerator and microwave. Hotel amenities include a restaurant, an outdoor pool, outdoor whirlpool, fitness facility, laundry/valet service, airport/local shuttle, business center and over 10,000 square feet of flexible meeting space. According to the borrower sponsor, since acquisition in 2014, the borrower sponsor has invested approximately $4.3 million ($16,984/key) in capital improvements consisting of a general refresh of all areas of the DoubleTree Sunrise property, including the reconstruction of the retail shop, refinished and reupholstered bar/lounge, new soft goods package in meeting rooms and a refresh of corridors, elevators and elevator lobbies. Guestrooms received new headboards, nightstands and desk chairs, while guestroom bathrooms were refinished and received new tile shower surrounds that was completed in 2016.

DoubleTree Charlotte

The DoubleTree Charlotte property is a 207-room, six-story, full service hotel located in Charlotte, North Carolina. The DoubleTree Charlotte property is situated on a 6.53-acre site and has 259 parking spaces, resulting in a parking ratio of approximately 1.25 spaces per room. The DoubleTree Charlotte property was built in 1985 and renovated in 2019. The hotel comprises two connected towers; the original tower is three stories and features the public spaces and guestrooms, while the six-story tower only contains guestrooms. All guestrooms are configured in a suite style. In-room amenities include a wet-bar or kitchenette, separate living areas, sofa beds, complimentary coffee and Wi-Fi access for a fee. Additionally, some suites feature balconies with views of the Garden Courtyard and Symphony Park. Hotel amenities include two full service restaurants, a Grab and Go Market, an outdoor pool, a business center, a fitness center, a gift shop and over 12,000 square feet of meeting space. According to the borrower sponsor, since acquisition in 2014, the borrower sponsor has invested approximately $5.3 million ($25,792/key) in capital improvements including over $4.0 million in DoubleTree Charlotte property improvement plan items. Improvements included upgrading 14 suites, renovating the fitness room, and replacing the phone system. In 2019, the DoubleTree Charlotte property started an approximately $5.0 million ($24,155/key) capital improvement project that was reserved at origination and includes improvements to the guestrooms, guest suite bathrooms, corridors, lobby and dining area. The renovation of the lobby and restaurant are expected to commence in the fourth quarter of 2019.

DoubleTree RTP

The DoubleTree RTP property is a 249-room, five-story, full service hotel located in Durham, North Carolina. The DoubleTree RTP property is situated on a 12.50-acre site and has 366 parking spaces, resulting in a parking ratio of approximately 1.47 spaces per room. The DoubleTree RTP property was built in 1988 and renovated in 2016. The hotel

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offers a mix of guestrooms and suites, which are located on all levels of the DoubleTree RTP property's single building. Guestrooms feature one king or two double beds, two telephones with voicemail and data ports, a large work desk, high speed internet access available for a fee, a coffee maker, a hairdryer and an iron/board. Hotel amenities include a restaurant and lounge adjacent to the lobby, and seven meeting rooms on the first floor, which includes a large ballroom. Additional amenities consist of an outdoor pool, a fitness room, a lobby workstation, a market pantry, and a vending area. According to the borrower sponsor, since acquisition in 2015, the borrower sponsor has invested approximately $1.8 million ($7,291/key) in capital improvements including upgrades to the exterior lighting, parking lot, public spaces and restaurant that was completed in 2016.

Environmental. According to a Phase I environmental assessments dated February 1, 2019, there was no evidence of any recognized environmental conditions at the SWVP Portfolio Properties.

The Markets. The SWVP Portfolio Properties are located in four diverse markets:

InterContinental

The InterContinental property is located in New Orleans, within the parish of Orleans, Louisiana. Known for its multicultural heritage and world-famous music and cuisine, New Orleans is predominantly recognized as a tourist destination. In addition to tourism, the greater New Orleans area is a significant logistics center, owing to its access to the Mississippi River, the Gulf of Mexico, and numerous railways. Major employers within the market include Ochsner Health System, University Medical Center, Tulane University and University of New Orleans. The InterContinental’s top corporate accounts represent many of the primary employers in the local marketplace, as well as high-volume demand drivers in the immediate vicinity of the hotel. According to the borrower sponsor, Shell, Pan America, Iberia Bank, Bank of America, the United States Fifth Circuit Court of Appeals, Louisiana State Bar Association and Jones Walker are some of the top corporate accounts at the InterContinental property and are located blocks from the hotel. Access to the InterContinental property is provided by St. Charles Avenue. The neighborhood surrounding the InterContinental property is comprised of high-rise office and residential buildings, hotels, world-renowned restaurants, upscale retail establishments, entertainment venues, and tourism attractions. Some specific facilities in the area include the Ernest N. Morial Convention Center, the Mercedes-Benz Superdome, the Smoothie King Center, and Harrah's New Orleans Hotel & Casino. New Orleans has hosted two NBA All-Star games, the NCAA Final Four, WWE's WrestleMania XXX, and Super Bowl XLVII. The InterContinental property is served by the Louis Armstrong New Orleans International Airport, which is located approximately 12.0 miles to the northwest of the hotel. The appraisal identified a 234-room hotel that is expected to directly compete with the InterContinental property. The competing property is estimated to open in September 2019. According to the appraisal, demand segmentation for the InterContinental property is 55% meeting and group, 25% commercial, and 20% leisure.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			InterContinental(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	75.4%	$174.34	$131.42	73.1%	$164.61	$120.38	97.0%	94.4%	91.6%
2017	78.7%	$174.63	$137.52	75.8%	$169.07	$128.16	96.3%	96.8%	93.2%
2018	78.0%	$179.15	$139.72	78.9%	$167.35	$132.12	101.2%	93.4%	94.6%
TTM(3)	78.0%	$179.41	$139.98	79.6%	$169.13	$134.65	102.0%	94.3%	96.2%
(1)	Data provided by a third party market research report. The competitive set contains the following properties: Le Meridien New Orleans, Westin New Orleans Canal Place, DoubleTree by Hilton Hotel New Orleans, JW Marriott New Orleans, Hyatt French Quarter, Crowne Plaza New Orleans French Quarter, and Lowes New Orleans.

(2)	The variances between the underwriting, the appraisal and the third party market research provider date with respect to Occupancy, ADR and RevPAR at the InterContinental property are attributable to differing reporting methodologies, and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

DoubleTree Sunrise

The DoubleTree Sunrise property is located in Sunrise, Florida. Sunrise is a suburb of Fort Lauderdale, which is the county seat of Broward County. Fort Lauderdale is a popular tourism and yachting destination in the South Florida region. Sunrise has a diverse economic base, with strong employers in finance, health care, manufacturing, marine, aviation, technology, life sciences, and tourism. Major employers within the market include Nova Southeastern University, American Express, Spirit Airlines and Citrix. American Express is the #1 corporate account for the DoubleTree Sunrise property and had an ADR of approximately $155.73 for 2018. The American Express Company corporate offices is a regional headquarters office

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designed for 3,000 employees that opened in early 2017 on the southeast corner of Northwest 136th Street and Sunrise Boulevard. Sawgrass Mills is a 2.1 million square foot outlet mall located 1.0 mile north of the DoubleTree Sunrise property and draws approximately 23.0 million visitors annually from more than 110 countries. Other major demand generators located within six miles of the DoubleTree Sunrise property include BB&T Center, MDLIVE, Sawgrass Technology Park, and Cigna Healthcare. BB&T is home to the NHL’s Florida Panthers and host of numerous events throughout the year. Access to the DoubleTree Sunrise property is provided by Yellow Toucan Road. The DoubleTree Sunrise property’s neighborhood will also feature Metropica, a 65-acre, $1.5 billion mixed-use development. Metropica will feature 785,000 square feet of office space and a major residential condominium component. The DoubleTree Sunrise property is served primarily by the Fort Lauderdale Hollywood International Airport, which is located approximately 10 miles southeast of the hotel. The appraisal identified a 174-room hotel that is expected to directly compete with the DoubleTree Sunrise property. The competing property is estimated to open in August 2020. According to the appraisal, demand segmentation for the DoubleTree Sunrise property is 60% commercial, 20% meeting and group, and 20% leisure.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			DoubleTree Sunrise(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	75.4%	$118.92	$89.72	85.7%	$140.03	$119.94	113.5%	117.7%	133.7%
2017	77.2%	$124.41	$95.99	89.0%	$144.43	$128.49	115.3%	116.1%	133.9%
2018	76.8%	$127.14	$97.67	86.7%	$148.39	$128.61	112.8%	116.7%	131.7%
TTM(3)	76.8%	$123.16	$94.54	87.0%	$148.91	$129.53	113.3%	120.9%	137.0%
(1)	Data provided by a third party market research report. The competitive set contains the following properties for 2016-2018: Sawgrass Grand Hotel & Suites, Sheraton Suites Fort Lauderdale Plantation, Renaissance Fort Lauderdale Plantation Hotel and Courtyard Fort Lauderdale Weston. The competitive set contains the following properties for TTM: Holiday Inn Express & Suites Fort Lauderdale, Sawgrass Grand Hotel & Suites, Sheraton Suites Fort Lauderdale Plantation, Hyatt Place Fort Lauderdale Plantation, and Renaissance Fort Lauderdale Plantation Hotel.

(2)	The variances between the underwriting, the appraisal and the third party market research provider date with respect to Occupancy, ADR and RevPAR at the DoubleTree Sunrise property are attributable to differing reporting methodologies, and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

DoubleTree Charlotte

The DoubleTree Charlotte property is located in Charlotte, North Carolina. The Charlotte market is the third largest financial center in the nation according to the appraisal. The area is also home to manufacturing, retail and wholesale trade, information, and an increasing number of international companies. Charlotte is home to eight Fortune 500 company headquarters that represent the finance, energy, and manufacturing industries, as well as the retail sector. Major employers within the market include Carolinas Healthcare System, Wells Fargo, Charlotte-Mecklenburg Schools, Wal-Mart Store Inc., and Bank of America. The neighborhood surrounding the DoubleTree Charlotte property is comprised of restaurants, office buildings, and retail shopping centers along the primary thoroughfares, with residential areas located along the secondary roadways. Other businesses in the area include the SouthPark shopping mall, Coca-Cola Bottling Company, and Nucor Corporation. Other demand generators include Bank of America Stadium, BB&T Ballpark, EpiCentre, Spectrum Center, NASCAR Hall of Fame, Blumenthal Performing Arts Center, and AvidXchange Music Factory, as well as the Carowinds amusement park located in southwestern Charlotte. Access to the DoubleTree Charlotte property is provided by Morrison Boulevard, South Park Drive, Interstate 77 and Interstate 485, allowing easy access to the airport and Uptown Charlotte. The DoubleTree Charlotte property is served primarily by the Charlotte Douglas International Airport, which is located approximately seven miles northwest of the hotel. The appraisal identified two new hotels with a combined 320-rooms which are expected to directly compete with the DoubleTree Charlotte property. The competing properties are estimated to open in 2020. According to the appraisal, demand segmentation for the DoubleTree Charlotte property is 43% commercial, 32% meeting and group, and 25% leisure.

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Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			DoubleTree Charlotte(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	76.1%	$143.31	$109.08	82.8%	$146.36	$121.12	108.7%	102.1%	111.0%
2017	73.3%	$145.86	$106.85	80.6%	$150.23	$121.01	110.0%	103.0%	113.2%
2018	68.4%	$145.23	$99.29	79.6%	$144.54	$115.01	116.4%	99.5%	115.8%
TTM(3)	68.0%	$144.92	$98.55	78.9%	$144.77	$114.29	116.1%	99.9%	116.0%
(1)	Data provided by a third party market research report. The competitive set contains the following properties: Marriott Charlotte Southpark, Hilton Charlotte Executive Park, Renaissance Charlotte South Park Hotel, Hyatt House Charlotte Airport, Hampton Inn Charlotte South Park @ Phillips Place, La Quinta Inn & Suites Charlotte Airport South, and Residence Inn Charlotte Southpark.

(2)	The variances between the underwriting, the appraisal and the third party market research provider date with respect to Occupancy, ADR and RevPAR at the DoubleTree Charlotte property are attributable to differing reporting methodologies, and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

DoubleTree RTP

The DoubleTree RTP property is located in Durham, North Carolina. Durham is part of the greater Raleigh/Durham economic base and is part of the Research Triangle Park, which includes the neighboring cities of Chapel Hill and Raleigh. The Durham economy has a diverse economic base within the healthcare, bioscience, technology, and education sectors, including healthy employment levels at companies in the Research Triangle Park. Major employers in the market include Duke University, Duke University Health System, IBM, North Carolina State University, WakeMed Health & Hospitals, and UNC Rex Healthcare. Access to the DoubleTree RTP property is provided by Page Creek Lane, Old Page Road and Interstate 40, which is the nearest major highway. The neighborhood surrounding the DoubleTree RTP property is comprised of restaurants, office buildings, and retail shopping centers along the primary thoroughfares, with residential areas located along some secondary roadways. Other specific businesses and entities in the area include Duke Medical Plaza Page Road, Alcami, Cenduit, and Merrill Lynch Wealth Management. The DoubleTree RTP property is served by the Raleigh-Durham International Airport, which is located approximately two miles to the east of the hotel. The appraisal identified a proposed new hotel that has been approved by the Research Triangle Foundation and is currently in the planning stages. According to the appraisal, demand segmentation for the DoubleTree RTP property is 50% commercial, 30% leisure, and 20% meeting and group.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			DoubleTree RTP(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	73.6%	$119.30	$87.85	72.5%	$119.29	$86.51	98.5%	100.0%	98.5%
2017	73.6%	$118.04	$86.83	73.8%	$119.69	$88.31	100.3%	101.4%	101.7%
2018	75.8%	$119.48	$90.58	76.0%	$120.60	$91.67	100.3%	100.9%	101.2%
TTM(3)	76.3%	$114.19	$87.11	76.2%	$120.56	$91.85	99.9%	105.6%	105.4%
(1)	Data provided by a third party market research report. The competitive set contains the following property for 2016-2018: DoubleTree by Hilton Hotel Guest Suites Raleigh Durham, Marriott @ Research Triangle Park, Sheraton Imperial Hotel Raleigh Durham Airport Research Triangle Park, Hilton Garden Inn Durham Raleigh Research Triangle Park, Homewood Suites by Hilton Raleigh Durham Airport Research Triangle, Springhill Suites Raleigh Durham Airport Research Triangle Park, Hotel Indigo Raleigh Durham Airport @ RTP, and Hyatt Place Durham Southpoint. The competitive set contains the following properties for TTM: DoubleTree by Hilton Hotel Guest Suites Raleigh Durham, Marriott @ Research Triangle Park, Hilton Garden Inn Durham Raleigh Research Triangle Park, La Quinta Inns & Suites Durham Research Triangle Park, and Hotel Indigo Raleigh Durham Airport @ RTP.

(2)	The variances between the underwriting, the appraisal and the third party market research provider date with respect to Occupancy, ADR and RevPAR at the DoubleTree RTP property are attributable to differing reporting methodologies, and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

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Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	77.8%	79.1%	79.8%	80.3%	80.3%
ADR	$146.17	$149.79	$150.15	$150.49	$150.49
RevPAR	$113.60	$118.36	$119.90	$120.89	$120.88

Room Revenue	$49,492,887	$51,496,118	$52,165,543	$52,476,386	$52,593,360	$44,122	77.7%
Food & Beverage Revenue	11,453,086	13,034,557	12,432,826	12,931,530	12,931,530	10,849	19.1
Other Departmental Revenue	1,767,360	1,834,540	2,130,803	2,194,395	2,194,395	1,841	3.2
Total Revenue	$62,713,333	$66,365,215	$66,729,172	$67,602,311	$67,719,285	$56,811	100.0%

Room Expense	$10,639,861	$11,122,787	$11,210,546	$11,329,879	$11,352,438	$9,524	21.6%
Food & Beverage Expense	6,962,035	7,516,095	7,378,949	7,493,877	7,493,876	6,287	58.0
Other Departmental Expenses	443,506	427,338	434,921	436,195	436,432	366	19.9
Departmental Expenses	$18,045,402	$19,066,220	$19,024,416	$19,259,951	$19,282,745	$16,177	28.5%

Departmental Profit	$44,667,931	$47,298,995	$47,704,756	$48,342,360	$48,436,539	$40,635	71.5%

Operating Expenses	$18,175,172	$18,877,536	$19,063,691	$19,189,533	$19,182,636	$16,093	28.3%
Gross Operating Profit	$26,492,759	$28,421,459	$28,641,065	$29,152,827	$29,253,903	$24,542	43.2%

Management Fees	$1,880,640	$1,990,218	$2,001,183	$2,027,379	$2,031,579	$1,704	3.0%
Property Taxes	2,301,211	2,396,596	2,394,820	2,395,025	2,394,820	2,009	3.5
Property Insurance	920,692	881,166	996,104	1,007,176	961,984	807	1.4
Total Other Expenses	$5,102,543	$5,267,980	$5,392,107	$5,429,580	$5,388,383	$4,520	8.0%

Net Operating Income	$21,390,216	$23,153,479	$23,248,958	$23,723,247	$23,865,520	$20,021	35.2%
FF&E	0	0	0	0	3,385,964	2,841	5.0
Net Cash Flow(4)	$21,390,216	$23,153,479	$23,248,958	$23,723,247	$20,479,556	$17,181	30.2%
(1)	TTM reflects the trailing 12 month period ending January 31, 2019.

(2)	Per Room values are based on 1,192 guest rooms.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line item.

(4)	The increase in Net Cash Flow from 2016 to 2017 is primarily the result of an approximately $23.6 million renovation occurring between 2014 to February 2015 at the InterContinental property.

The Borrowers. The borrowing entities for the SWVP Portfolio Whole Loan are SWVP New Orleans LLC, SWVP Sawgrass Mills LLC, SWVP Raleigh LLC, and SWVP Charlotte LLC, each a Delaware limited liability company and special purpose entity with two independent directors. Legal counsel delivered a non-consolidation opinion in connection with the origination of the SWVP Portfolio Whole Loan. Southwest Value Partners Fund XVI, LP is the guarantor of certain nonrecourse carveouts under the SWVP Portfolio Whole Loan.

The Loan Sponsor. The loan sponsor is Southwest Value Partners Fund XVI, LP. Southwest Value Partners (“SWVP”), is a private real estate investment firm based in San Diego. SWVP currently owns and manages in excess of 30 assets with an aggregate value over $3.0 billion, including 13 hotels representing 3,867 rooms. SWVP’s consolidated hospitality portfolio consists of 13 operating properties and one hotel under construction for a total of 4,458 rooms, all of which are flagged by Hilton (five), Marriott (four), Hyatt (three) and IHG (one), along with one independent boutique. Since inception, SWVP has invested more than $1.5 billion of equity in over 100 transactions with a total capitalization of approximately $3.9 billion. The borrower sponsor has a total cost basis of approximately $209.4 million and will have approximately $9.4 million of remaining cash equity following the refinancing of the SWVP Portfolio Properties.

Property Management. The SWVP Portfolio Properties are managed by Dimension Development Two, LLC.

Franchise Agreements. The Intercontinental property has a license agreement with Holiday Hospitality Franchising, LLC, a Delaware limited liability company, an affiliate of InterContinental Hotels Group. The current franchise agreement is effective as of January 23, 2013 for a term of approximately 20 years, with an expiration date of January 23, 2033. The franchise agreement provides for a royalty fee of 5.0% and a services contribution of 3.0%.

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The DoubleTree Sunrise property has a franchise agreement with Doubletree Franchise LLC, a Delaware limited liability company. The current franchise agreement is effective as of May 28, 2014 for a term of approximately 15 years, with an expiration date of May 31, 2029. The franchise agreement provides for a royalty fee of 5.0% and a program fee of 4.0%.

The DoubleTree Charlotte property has a franchise agreement with Doubletree Franchise LLC, a Delaware limited liability company. The current franchise agreement is effective as of October 30, 2014 for a term of approximately 15 years, with an expiration date of October 31, 2029. The franchise agreement provides for a royalty fee of 5.0% and a program fee of 4.0%.

The DoubleTree RTP property has a franchise agreement with Hilton Franchise Holding LLC, a Delaware limited liability company. The current franchise agreement is effective as of May 28, 2015 for a term of approximately 15 years, with an expiration date of May 31, 2030. The franchise agreement provides for a royalty fee of 5.0% and a program fee of 4.0%.

Escrows and Reserves. At origination, the borrowers deposited into escrow (i) $5,000,000 ($24,155/key) for an elective (non-franchise mandated) property improvement reserves at the Double Tree Charlotte property, (ii) $990,844 for insurance reserves, (iii) $822,222 for real estate taxes, and (iv) $97,938 for deferred maintenance.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $205,555.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated insurance payments, which currently equates to $82,570.

FF&E Reserves – On a monthly basis, the borrowers are required to deposit an amount equal to the greater of (i) 1/12 of the amount required to be reserved annually for FF&E expenses with respect to its property under the applicable franchise agreement, and (ii) 1/12 of 5.0% of aggregate annual rents (excluding hotel taxes) of its property based on the prior year.

PIP Reserves – In the event the borrowers are required to complete a property improvement plan, the borrowers are required to deposit an amount by which (A) the estimated cost approved by the lender for such property improvement plan over the immediately succeeding 12 month period exceeds (B) the sum of (i) the amount on deposit in reserves applicable to the property to which such property improvement plan applies for capital and FF&E expenses and (ii) the amount of required deposits to the FF&E reserves for such property over the immediately succeeding 12 month period less the greater of (x) the base FF&E amounts (as defined in the SWVP Portfolio Whole Loan documents) for each property not subject to such property improvement plan and (y) the aggregate amount of budgeted approved capital/FF&E expenses for such period for all properties, provided such deposit amount will never be less than $0 and the borrowers will be entitled to certain credits set forth in the SWVP Portfolio Whole Loan documents.

Hotel Tax Reserves – During the continuance of any Cash Management Period (as defined below) the borrowers are required to deposit an amount equal to the hotel taxes for the preceding the monthly hotel tax reporting period.

Lockbox / Cash Management. The SWVP Portfolio Whole Loan documents require a hard lockbox and springing cash management. The borrowers were required to send direction letters to all tenants, credit card companies and other payees instructing them to deposit all rents directly into a lender controlled lockbox account per property. The SWVP Portfolio Whole Loan documents require that all rents received by the borrowers or property manager be deposited into the lockbox account within one business day of receipt. During the continuance of a Cash Management Period, all sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lenders and applied and disbursed in accordance with the SWVP Portfolio Whole loan documents. Excess cash on deposit will be applied as follows: (a) to the extent a Cash Management Period is in effect solely due to a Franchise Trigger Event (as defined below) to the property improvement plan reserve subaccount, and (b) to the extent a Cash Management Period is not in effect (other than solely as a result of a Franchise Trigger Event (as defined below)), to the cash collateral subaccount.

A “Cash Management Period” will commence upon (i) the occurrence of the maturity date, (ii) the occurrence of an event of default, (iii) the debt service coverage ratio (as calculated in accordance with the SWVP Portfolio Whole Loan documents) as of the last day of each calendar quarter during the term is less than 1.40x, (iv) the date that is 12 months prior to the maturity date, if both (a) the franchise agreement with respect to any property is scheduled to terminate earlier than 24

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months after the maturity date, and (b) the Capital/FF&E subaccount does not then have a balance that is equal to or greater than the product of the number of units at each property that has a franchise agreement expiring less than 24 months after the maturity date, multiplied by $20,000, (v) the date that is 12 months prior to the expiration or early termination, the date upon which the expiration or early termination date becomes known to the borrowers and the borrowers have not provided evidence of the satisfaction of the New License Conditions (as defined below), (vi) a property improvement plan for the property is required by the franchisor or replacement franchisor and the borrowers have not deposited the required property improvement deposit, (clauses (iv), (v) or (vi) are referred to as a “Franchise Trigger Event”), or (vii) any involuntary or voluntary petition or bankruptcy action of the borrowers or property manager (“Insolvency Cash Management Trigger Event”).

A Cash Management Period will end upon satisfaction of certain terms and conditions including, without limitation: (i) the repayment in full of the SWVP Portfolio Whole Loan or (ii) if the maturity date has not yet occurred, (a) with respect to the matters described in clause (ii) above, such event of default has been cured and no other event of default has occurred and is continuing, (b) with respect to the matter described in clause (iii) above, the debt service coverage ratio (as calculated in accordance with the SWVP Portfolio Whole Loan documents) has been at least 1.40x for two consecutive calendar quarters, (c) with respect to the matter described in clause (iv) above, the repayment in full of the SWVP Portfolio Whole Loan, (d) with respect to the matter described in clause (v) above, the date upon which the borrowers satisfy the New License Conditions (subject to satisfaction of the requirements in clause (e) below with respect to property improvement plan required in connection with the satisfaction of the New License Conditions), (e) with respect to the matter described in clause (vi) above, the funds on deposit in the PIP reserve are at least equal to the full amount of the estimated cost, as approved by the lender, to satisfy any repairs, replacements, remediation, renovation or improvement required by the franchisor or any successor franchisor or licensor pursuant to any and all then existing PIPs, or (f) with respect to any matter described in clause (vii) above, the completion of an Insolvency Cash Management Trigger Cure (as defined below).

An “Insolvency Cash Management Trigger Cure” means (i) with respect to an Insolvency Cash Management Trigger Event, any such petition or proceeding against the borrowers or property manager that caused an Insolvency Cash Management Trigger Event is subject to a final non-appealable dismissal or (ii) with respect to an Insolvency Cash Management Trigger Event pertaining to the property manager, a replacement property manager has been appointed for all of the SWVP Portfolio Properties.

A “New License Conditions” means (i) a replacement franchise agreement with an approved replacement flag or the extension or renewal of an existing franchise agreement, in each case for a term that does not expire until a date which is as least two years beyond the maturity date and contains market terms consistent with other license agreements issued by the approved replacement flag and (ii) a tri-party agreement or comfort letter issued by the approved replacement flag for the benefit of the lenders.

Subordinate and Mezzanine Debt. None.

Partial Release. At any time on or after the first payment date after the Lockout Period, any of the borrowers, with the exception of the SWVP New Orleans LLC borrower, may obtain the release of any of the SWVP Portfolio Properties, with the exception of the InterContinental property included in the SWVP Portfolio Whole Loan, provided that, among other things, (i) no event of default has occurred and is continuing (other than an event of default which applies only to the property to be released), (ii) the borrowers prepay a portion of the SWVP Portfolio Whole Loan equal to the greater of (a) 120% of the allocated loan amount of the property being released and (b) an amount by which the principal balance of the SWVP Portfolio Whole Loan would need to be reduced to satisfy the following clauses, (iii) the (debt service coverage ratio for the remaining properties following the release is not less than the greater of (1) the debt service coverage ratio immediately preceding such release and (2) 2.03x, (iv) the loan-to-value for the remaining properties is not greater than the lesser of (1) the loan-to-value immediately preceding such release and (2) 59.6%, and (v) all defeasance conditions set forth in the SWVP Portfolio Whole Loan documents are satisfied.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$42,275,000	Title:	Fee
Cut-off Date Principal Balance:	$42,275,000	Property Type - Subtype:	Hotel – Full Service
% of IPB:	4.5%	Net Rentable Area (Rooms):	236
Loan Purpose:	Acquisition	Location:	Fort Lauderdale, FL
Borrowers:	17th Street Hotel, LLC and 17th Street Hotel Operations, LLC	Year Built / Renovated:	2001 / 2016
Borrower Sponsor:	Howard J. Wurzak	Occupancy / ADR / RevPAR:	82.4% / $177.08 / $145.90
Interest Rate:	4.86500%	Occupancy / ADR / RevPAR Date:	1/31/2019
Note Date:	3/13/2019	4th Most Recent NOI (As of):	$4,557,421 (12/31/2016)
Maturity Date:	4/6/2029	3rd Most Recent NOI (As of):	$5,327,316 (12/31/2017)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$5,589,131 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of):	$5,555,741 (TTM 1/31/2019)
Original Amortization Term:	None	UW Occupancy / ADR / RevPAR:	82.4% / $177.08 / $145.90
Amortization Type:	Interest Only	UW Revenues:	$16,182,736
Call Protection:	L(26),Def(90),O(4)	UW Expenses:	$10,601,013
Lockbox / Cash Management:	Springing	UW NOI:	$5,581,723
Additional Debt:	N/A	UW NCF:	$4,772,586
Additional Debt Balance:	N/A	Appraised Value / Per Room(4):	$69,400,000 / $294,068
Additional Debt Type:	N/A	Appraisal Date(4):	1/15/2019

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$179,131
Taxes:	$394,304	$78,861	N/A	Maturity Date Loan / Room:	$179,131
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	60.9%
FF&E(2) :	$2,346,912	5% of Gross Revenues	N/A	Maturity Date LTV(4):	60.9%
Other(3):	$1,497,688	Springing	$200,000	UW NCF DSCR:	2.29x
				UW NOI Debt Yield:	13.2%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,275,000		58.7%	Purchase Price	$66,365,000	92.2%
Sponsor Equity	29,743,140		41.3	Upfront Reserves	4,238,904	5.9
				Closing Costs	1,414,237	2.0
Total Sources	$72,018,140		100.0%	Total Uses	$72,018,140	100.0%

(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(2)	FF&E reserve is comprised of a $1,202,312 capital expenditure reserve and a $1,144,600 FF&E reserve.

(3)	Other reserve is comprised of a $1,000,000 East Entrance Contingency Reserve, a $200,000 seasonality reserve and $297,688 of immediate repairs. The springing $22,222 monthly amount represents the monthly ongoing amount for the seasonality reserve. The borrowers are required to deposit $22,222 on each payment date during the months of January through June and October through December into the seasonality reserve subject to a cap of $200,000.

(4)	The appraised value is based on an “As-Is” value with an extraordinary assumption that $2,644,600 is reserved to fund capital improvements for the hotel. At origination, the borrowers reserved $1,202,312 for capital expenditures, $1,144,600 for FF&E, and $297,688 for immediate repairs, collectively totaling $2,644,600. The “As-Is” value of the Renaissance Fort Lauderdale Property (as defined below) without the extraordinary assumption regarding the reserves was $66,700,000. The Cut-off Date LTV and the Maturity Date LTV based on the “As-Is” value without the extraordinary assumption are 63.4% and 63.4%, respectively.

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The Loan. The Renaissance Fort Lauderdale loan has an outstanding principal balance as of the Cut-off Date of $42.275 million and is secured by a first mortgage lien on the borrowers’ fee interest in a 236-room, full service hotel located in Fort Lauderdale, Florida. The loan has a 10-year term and is interest-only for the entire loan term (the “Renaissance Fort Lauderdale Mortgage Loan”).

The Property. The Renaissance Fort Lauderdale property is a 12-story, 236-room full service hotel located in Fort Lauderdale, Florida (the “Renaissance Fort Lauderdale Property”). The Renaissance Fort Lauderdale Property was built in 2001 and most recently renovated in 2016. The Renaissance Fort Lauderdale Property includes 130 king rooms, 94 queen/queen rooms, 11 junior suites, and one presidential suite. Guestroom amenities include an entertainment console with a 49-inch flat panel television, a work desk and chair, and high speed internet. Suites feature living spaces with a sleeper sofa. Amenities at the Renaissance Fort Lauderdale Property include a restaurant, a lounge, a coffee bar, an outdoor swimming pool and whirlpool, a fitness center, a concierge lounge, an Avis rental car counter, a business center, and 12,838 square feet of meeting space. The Renaissance Fort Lauderdale Property offers 313 parking spaces with valet parking options available. The Renaissance Fort Lauderdale Property also includes three retail spaces leased to Re/Max, BBI, and Fresh First.

In 2014, $7.8 million was spent on guestroom renovations at the Renaissance Fort Lauderdale Property, which represents approximately $33,051 per room. The guestroom renovations included refurbished case goods, new carpet, window treatments, lighting fixtures and artwork. In 2016, approximately $5.0 million was spent on capital expenditures for common areas, the lobby, meeting spaces and food and beverage outlets. According to the borrower sponsor, there has been $850,000 spent on general upkeep, HVAC systems and a newly painted exterior over the past few years. In total, approximately $13.3 million was invested in the Renaissance Fort Lauderdale Property since 2014, which represents approximately $56,252 per room. Although there will not be a change-in-ownership property improvement plan in connection with the new franchise agreement, the borrowers anticipate a property improvement plan required by Marriott International, Inc. at the end of 2021. See the PIP reserve description in “Escrows and Reserves” for further details. The borrowers are expecting to invest approximately $2.64 million in the near term on guest room updates, common area upgrades, and exterior enhancements. Such amounts were reserved as part of the upfront capital expenditures reserve, the FF&E reserve and the immediate repair reserve.

Environmental. According to a Phase I environmental assessment dated January 11, 2019, there was no evidence of any recognized environmental conditions at the Renaissance Fort Lauderdale Property.

The Market. The Renaissance Fort Lauderdale Property is located in Fort Lauderdale, Florida, within a commercial area including numerous restaurants, office buildings, hotels, a major port, a convention center and retail shopping centers. The Renaissance Fort Lauderdale Property is located within walking distance from Port Everglades cruise terminal, the second largest cruise port in the world, which services 15 cruise lines and over 50 ships that accommodate more than 4.0 million passengers annually. In addition to its cruise industry, Port Everglades is a petroleum storage and distribution hub and bulk cargo depot. According to the appraisal, Port Everglades is amid a $1.6 billion capital improvement program to improve productivity for cargo, cruise and petroleum businesses. According to the appraisal, economic activity at Port Everglades is estimated to be nearly $30 billion annually and is associated with over 230,000 jobs. Additionally, the 600,000 square-foot Broward County Convention Center is located less than a half mile away from the Renaissance Fort Lauderdale Property, which hosts numerous conventions, trade shows, meetings, consumer shows, sporting competitions and other large events. According to the appraisal, the Broward Convention Center is currently expanding by approximately 500,000 square feet, which is expected to generate an additional annual economic impact of $100 million. The Renaissance Fort Lauderdale Property is also located in close proximity to Fort Lauderdale’s public beaches, including the Fort Lauderdale Beach Park which is approximately two miles from the Renaissance Fort Lauderdale Property.

The Fort Lauderdale Hollywood International Airport is located approximately three miles from the Renaissance Fort Lauderdale Property. According to the appraisal, the airport is currently undergoing a $3.2 billion capital improvement program, which is scheduled to be completed in 2022. The largest aspects of the capital improvement include $826 million of runway expansions, $500 million of terminal renovations and $390 million of terminal expansion. According to the appraisal, 28 new routes were added to the Fort Lauderdale Hollywood International Airport in 2017, 10 were added in 2018 and additional routes are expected to be added due to airport renovations. The Renaissance Fort Lauderdale Property is also located approximately three miles northwest of the Fort Lauderdale stop on the Brightline, a high-speed rail system

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with service between Miami and West Palm Beach that became operational in January 2018. The Brightline is currently in its second phase of construction, which will extend service from West Palm Beach to Orlando.

The primary competitive set for the Renaissance Fort Lauderdale Property consists of four hotels, which range in size from 252 to 589 rooms and collectively contain an aggregate of 1,683 rooms.

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			Renaissance Fort Lauderdale(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	72.4%	$161.96	$117.30	80.1%	$166.99	$133.76	110.6%	103.1%	114.0%
2017	76.0%	$164.68	$125.18	84.5%	$170.54	$144.07	111.2%	103.6%	115.1%
2018	80.8%	$167.96	$135.70	82.6%	$178.02	$147.11	102.2%	106.0%	108.4%
TTM(4)	81.4%	$167.82	$136.63	82.4%	$177.08	$145.90	101.2%	105.5%	106.8%
(1)	Data provided by an industry travel research provider. The competitive set contains the following properties: B Ocean Fort Lauderdale, Pier Sixty Six Hotel & Marina, Hilton Fort Lauderdale Marina, and Embassy Suites by Hilton Fort Lauderdale 17th Street.

(2)	Information is obtained from the borrowers.

(3)	Penetration Factor is calculated based on data provided by an industry travel research provider for the competitive set and information obtained from the borrowers for the Renaissance Fort Lauderdale Property.

(4)	TTM represents the trailing 12-month period ending on January 31, 2019.

Competitive Hotels Profile(1)
		2018 Estimated Market Mix			2018 Estimated Operating Statistics
Property	Rooms	Leisure	Meeting & Group	Commercial	Occ.	ADR	RevPAR
Renaissance Fort Lauderdale(2)	236	55%	30%	15%	82.4%	$177.08	$145.90
B Ocean Resort Fort Lauderdale	481	60%	30%	10%	70 - 75%	$160 - $170	$115 - $120
Embassy Suites by Hilton Fort Lauderdale 17th Street	361	50%	30%	20%	85 - 90%	$180 - $190	$160 - $170
Hilton Fort Lauderdale Marina	589	55%	30%	15%	80 - 85%	$160 - $170	$130 - $140
Pier Sixty-Six Hotel & Marina	252	55%	30%	15%	80 - 85%	$170 - $180	$130 - $140
Total(3)	1,683

(1)	Based on the appraisal, except for the 2018 Estimated Operating Statistics for Renaissance Fort Lauderdale, which are based on the actual operating statements provided by the borrowers.

(2)	Occupancy, ADR and RevPAR for the Renaissance Fort Lauderdale Property are based on the actual TTM January 2019 figures.

(3)	Excludes the Renaissance Fort Lauderdale Property.

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Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	80.1%	84.5%	82.6%	82.4%	82.4%
ADR	$166.99	$170.54	$178.02	$177.08	$177.08
RevPAR	$133.76	$144.07	$147.11	$145.90	$145.90

Room Revenue	$11,553,634	$12,410,062	$12,672,440	$12,567,481	$12,567,481	$53,252	77.7%
Food & Beverage Revenue	2,376,504	2,928,970	2,835,201	2,856,085	2,856,085	12,102	17.6
Other Departmental Revenue	916,823	810,047	777,506	759,170	759,170	3,217	4.7
Total Revenue	$14,846,961	$16,149,079	$16,285,147	$16,182,736	$16,182,736	$68,571	100.0%

Room Expense	$2,734,195	$2,822,894	$2,881,908	$2,865,432	$2,865,432	$12,142	22.8%
Food & Beverage Expense	1,620,653	1,821,497	1,847,560	1,849,182	1,849,182	7,836	64.7
Other Departmental Expenses	124,839	117,933	116,643	115,930	115,930	491	15.3
Departmental Expenses	$4,479,687	$4,762,324	$4,846,111	$4,830,544	$4,830,544	$20,468	29.8%

Departmental Profit	$10,367,274	$11,386,755	$11,439,036	$11,352,192	$11,352,192	$48,103	70.2%

Operating Expenses	$4,225,170	$4,389,253	$4,269,581	$4,220,834	$4,050,603	$17,164	25.0%
Gross Operating Profit	$6,142,104	$6,997,502	$7,169,455	$7,131,358	$7,301,589	$30,939	45.1%

Management Fees	$441,703	$481,888	$484,437	$481,091	$485,482	$2,057	3.0%
Property Taxes	925,747	976,435	950,294	943,416	1,061,193	4,497	6.6
Property Insurance	217,233	211,863	145,593	151,110	173,191	734	1.1
Total Other Expenses	$1,584,683	$1,670,186	$1,580,324	$1,575,617	$1,719,866	$7,288	10.6%

Net Operating Income	$4,557,421	$5,327,316	$5,589,131	$5,555,741	$5,581,723	$23,651	34.5%
FF&E	740,866	799,098	816,196	815,221	809,137	3,429	5.0
Net Cash Flow	$3,816,555	$4,528,218	$4,772,935	$4,740,520	$4,772,586	$20,223	29.5%
(1)	TTM reflects the trailing 12 month period ending January 31, 2019.

(2)	Per Room values are based on 236 guest rooms.

(3)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line item.

The Borrowers. The borrowing entities for the Renaissance Fort Lauderdale Mortgage Loan are 17th Street Hotel, LLC and 17th Street Hotel Operations, LLC, both Delaware limited liability companies and special purpose entities with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Renaissance Fort Lauderdale Mortgage Loan. Howard J. Wurzak is the guarantor of certain nonrecourse carve-outs under the Renaissance Fort Lauderdale Mortgage Loan.

The Loan Sponsor. The loan sponsor is Howard J. Wurzak. Howard J. Wurzak serves as chairman and chief executive officer at Wurzak Hotel Management Corporation, an affiliate of DoveHill. DoveHill is a real estate investment company that has developed and acquired over $1 billion of institutional quality hospitality assets and is contributing 57.4% of the equity. Wurzak Hotel Management Corporation is a vertically integrated owner, developer and operator of premium-branded full service, extended stay and focus serviced hotels. Wurzak Hotel Management Corporation is a full service hospitality company with experience in many facets of the hospitality industry including site selection, construction management, franchise affiliation, capital markets, and management of hotels. The group is also a participant in the food and beverage and catering service industries. Wurzak Hotel Management Corporation’s current projects include ten hotels in Florida, Pennsylvania, New Jersey and Virginia. Though not a nonrecourse guarantor, Starwood Capital will be contributing 42.6% of the total equity through an affiliate.

Property Management. The Renaissance Fort Lauderdale Property is managed by JCB Management Company, LLC, an affiliate of the borrower sponsor.

Franchise Agreement. The borrowers entered into a franchise agreement for the Renaissance Fort Lauderdale Property with Marriott International, Inc. The current franchise agreement is effective as of March 13, 2019 for a term of 20 years, with an expiration date of March 13, 2039. Among other fees, the franchise agreement requires payment of a program fee equal to 5.0% of gross room sales and a marketing fund contribution of 1.5% of gross room sales.

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Escrows and Reserves. At origination, the borrowers deposited into escrow $297,688 for immediate repairs, $394,304 for real estate taxes, $1,202,312 for capital expenditures, $1,144,600 for FF&E, $1,000,000 into an East Entrance Contingency Reserve and $200,000 for a seasonality reserve.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated tax payments, which is currently $78,861.

Insurance Escrows – The requirement for the borrowers to make monthly deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the Renaissance Fort Lauderdale Property is insured under a blanket insurance policy in accordance with the Renaissance Fort Lauderdale Mortgage Loan documents.

FF&E Reserves – On a monthly basis, the borrowers are required to deposit an amount equal to 1/12 of 5.0% of gross revenues for the hotel related operations at the Renaissance Fort Lauderdale Property for the immediately preceding calendar year as determined by the lender, which is currently approximately $67,428 or such amount as required by the franchise agreement.

Seasonality Reserves – The borrower is required to make seasonality reserve payments in the amount of approximately $22,222 in the months of January, February, March, April, May, June, October, November and December up to an amount capped at $200,000.

East Entrance Contingency Reserve – The borrowers were required to deposit $1,000,000 into an East Entrance Contingency Reserve at origination. The Renaissance Fort Lauderdale Property benefits from pedestrian and vehicular access of a private road on its western border pursuant to easements granted under a certain declaration with neighboring parcel owners affecting the Renaissance Fort Lauderdale Property. Such primary entrance easements will expire by their terms of the declaration in June 2022. The balance of the East Entrance Contingency Reserve will be released to the borrowers upon the earlier to occur of: (i) extension of the term of the 2022 access easements on the west side of the Renaissance Fort Lauderdale Property to an expiration date no earlier than June 1, 2042 or (ii) construction and completion of the following conditions to the approved east entrance improvements: (a) lender’s receipt of evidence of a third party inspection acceptable to the lender including certificates from appropriate building authorities, payment of contractors, compliance with legal requirements and a title insurance endorsement, (b) amounts due for all labor and materials have been paid in full, (c) the debt yield, debt service coverage ratio, and RevPAR being greater than the values of such metrics on the closing date or the date immediately prior to the commencement of the approved east entrance improvements, (d) no event of default will have occurred or be continuing under any of the Renaissance Fort Lauderdale Mortgage Loan documents, and (e) the borrowers’ reimbursement of all lender’s costs and expenses incurred due to the approved east entrance improvements and the East Entrance Contingency Reserve Fund. If the borrowers fail to either extend the term of the easements to June 2042 or build the approved alternative access on or prior to March 1, 2022, the Renaissance Fort Lauderdale Mortgage Loan will become recourse to the borrowers capped at an amount equal to $8,455,000 less any amounts remaining in the East Entrance Contingency Reserve fund.

PIP Reserve Fund – Under the Renaissance Fort Lauderdale Mortgage Loan documents, the borrowers and lender acknowledged that certain repairs and property improvements will be required in the future (expected at the end of 2021) under the franchise agreement (“Scope Work”). The borrowers are required to submit a property improvement plan budget for lender approval within 90 days of receiving the final property improvement plan from the franchisor. Upon lender approval, the borrowers will be required to deposit in a PIP Reserve Fund either cash or a letter of credit equal to the Scope Work Shortfall (as defined below) prior to the Scope Work Funding Due Date (as defined below). The “Scope Work Funding Due Date” is the date that is the later of (i) 24 months prior to the date that the Scope Work is required to be completed under the property improvement plan or (ii) 30 days after the date that the lender approves the property improvement plan budget. The “Scope Work Shortfall” is the amount equal to the difference between (i) the completion cost of the Scope Work as estimated by the borrowers in the budget approved by the lender and (ii) the sum of (x) all amounts then held by the lender in the FF&E Reserve and (y) the lesser of (A) 5% of the projected gross income from operations of the Renaissance Fort Lauderdale Property for the next 12 payment dates and (B) the actual amount of funds collected in the FF&E Reserve for the prior 12 month period. Additionally, any Scope Work Shortfall will become a recourse liability of the borrowers.

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Lockbox / Cash Management. The Renaissance Fort Lauderdale Mortgage Loan is structured with a springing lockbox and springing cash management. The Renaissance Fort Lauderdale Mortgage Loan documents require that, upon the first occurrence of a Trigger Period (as defined below), all gross income from operations, all forfeited security deposits and all other revenue of any kind from the Renaissance Fort Lauderdale Property will be deposited into a lockbox account under control of the lender. Upon the occurrence and continuance of a Trigger Period, all funds in the lockbox account are required to be swept daily into a cash management account under the control of the lender to be applied and disbursed in accordance with the Renaissance Fort Lauderdale Mortgage Loan documents and all excess cash flow funds remaining after such disbursement are required to be held by the lender in an excess cash flow reserve account. To the extent that no Cash Sweep Period (as defined below) has occurred and is continuing, all excess cash flow funds will be disbursed to the borrowers.

A “Trigger Period” will commence upon the earliest of (i) an event of default, (ii) the debt service coverage ratio being less than 1.20x based on a 30-year amortization schedule (approximately 1.54x based on the interest only debt service), and (iii) the occurrence of a Cash Sweep Trigger Event (as defined below). A Trigger Period will end upon, with regard to clause (i), the lender’s acceptance of the cure of such event of default; with regard to clause (ii), the debt service coverage ratio being greater than or equal to 1.20x based on a 30-year amortization schedule; and with respect to clause (iii) above, the occurrence of the corresponding Cash Sweep Cure (as defined below).

A “Cash Sweep Period” will commence upon the earliest of (i) an event of default, (ii) the insolvency of the borrowers, (iii) the insolvency of the manager, (iv) the debt service coverage ratio being less than 1.20x based on a 30-year amortization schedule for two consecutive quarters, and (v) the commencement of a PIP Delinquency Period (as defined below) (each a “Cash Sweep Trigger Event”). A Cash Sweep Period will end, with respect to clause (i) above, the cure of such event of default; with respect to clause (ii) above, the cash sweep period cannot be cured; with respect to clause (iii) above, a qualified manager assuming management under a replacement management agreement; with respect to clause (iv) above, the debt service coverage ratio being greater than or equal to 1.20x based on a 30-year amortization schedule for two consecutive calendar quarters; and with respect to clause (v) above, the end of such PIP Delinquency Period (each a “Cash Sweep Cure”).

A “PIP Delinquency Period” will commence upon the borrowers not completing or paying in full for all requirements pursuant to any property improvement plan under the franchise agreement prior to the deadline for such property improvement plan. The PIP Delinquency Period will end upon the borrowers’ compliance with the property improvement plan.

Subordinate and Mezzanine Debt. None.

Partial Release and Partial Defeasance. The borrowers have the right to partially release the parking garage outparcel from the Renaissance Fort Lauderdale Mortgage Loan if certain conditions are met, including but not limited to (i) no event of default has occurred or is continuing, (ii) (a) in the case of a partial release, a payment equal to 115% of the then-current appraised value of the parking garage outparcel, or (b) in the case of a partial defeasance, the payment of the partial defeasance deposit, in an amount sufficient to purchase the related partial defeasance collateral, (iii) (a) before and on the payment date in June 2021, payment of the yield maintenance garage release premium and (b) after the payment date in June 2021, replacement defeasance collateral, (iv) the debt yield and debt service coverage ratio being greater than or equal to the debt yield and debt service coverage ratio both on the origination date and immediately prior to such release, (v) the loan-to-value ratio being less than or equal to the loan-to-value ratio at origination and immediately prior to such release, (vi) the borrowers entering into a reciprocal access agreement that grants access to at least 314 parking spaces in the parking garage outparcel, (vii) during any construction of a new garage on the parking garage outparcel, the borrowers escrowing any parking, leasing or valet costs and entering into a temporary parking agreement for 314 spaces within a half mile of the Renaissance Fort Lauderdale Property, (viii) the guarantor entering into a completion guaranty for the construction of the new garage on the parking garage outparcel, (ix) delivery of a REMIC opinion, (x) delivery of rating agency confirmation, (xi) delivery of a deed conveying a restrictive covenant that prohibits a hotel from being constructed on the parking garage outparcel, (xii) either (a) extension of the term of the 2022 access easements on the west side of the Renaissance Fort Lauderdale Property to an expiration date no earlier than June 1, 2042 or (b) completion of the approved east entrance improvements in conformance with the terms of the Renaissance Fort Lauderdale Mortgage Loan documents, and (xiii) confirmation that the ratio of the unpaid principal balance of the Renaissance Fort Lauderdale Mortgage Loan to the value of the remaining Renaissance Fort Lauderdale Property is equal to or less than 125%.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$41,250,000	Title:	Fee
Cut-off Date Principal Balance:	$41,250,000	Property Type – Subtype:	Office – Suburban
% of IPB:	4.4%	Net Rentable Area (SF):	360,047
Loan Purpose:	Acquisition	Location:	Plymouth, MN
Borrower:	Pembroke TCM Atria LLC	Year Built / Renovated:	1985 / 2017
Borrower Sponsors:	Ten Capital Management, Pembroke IV LLC	Occupancy(3):	99.7%
Interest Rate:	4.89500%	Occupancy Date:	10/1/2018
Note Date:	3/14/2019	4th Most Recent NOI (As of):	$3,556,442 (12/31/2016)
Maturity Date:	4/6/2029	3rd Most Recent NOI (As of):	$3,961,750 (12/31/2017)
Interest-only Period:	24 months	2nd Most Recent NOI (As of)(4):	$4,518,508 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of)(5):	NAV
Original Amortization Term:	360 months	UW Economic Occupancy:	89.5%
Amortization Type:	IO-Balloon	UW Revenues:	$9,023,275
Call Protection:	L(26),Def(89),O(5)	UW Expenses:	$4,022,076
Lockbox / Cash Management:	Hard / Springing	UW NOI(4):	$5,001,200
Additional Debt:	No	UW NCF:	$4,323,248
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$57,600,000 / $160
Additional Debt Type:	N/A	Appraisal Date:	11/15/2018

Escrows and Reserves(1)	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$115
Taxes:	$140,006	$140,006	N/A	Maturity Date Loan / SF:	$99
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	71.6%
Replacement Reserves:	$0	$6,001	N/A	Maturity Date LTV:	61.8%
TI/LC:	$1,900,000	$45,006	$3,000,000	UW NCF DSCR:	1.65x
Other:	$4,711,321	Springing	Various	UW NOI Debt Yield:	12.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$41,250,000	64.1%	Purchase Price	$55,500,000	86.3%
Sponsor Equity	18,546,959	28.8	Upfront Reserves	6,751,327	10.5
Other Sources(2)	4,545,658	7.1	Closing Costs	2,091,290	3.3
Total Sources	$64,342,617	100.0%	Total Uses	$64,342,617	100.0%

(1)	For a full description of Escrows and Reserves, please refer to the “Escrow and Reserves” section below.

(2)	Other Sources reflects purchaser credits of $2,590,065 for outstanding leasing costs related to Daikin, $1,791,411 for outstanding tenant improvement costs, and $164,182 for a rent abatement credit related to Travel Leaders.

(3)	Current Occupancy includes Daikin, who has an executed lease for 49,563 square feet and will be occupying their space in two phases beginning in August 2019.

(4)	The increase in NOI from 2018 to UW is driven by the new lease executed with Daikin accounting for $892,134 in base rent and $568,926 of reimbursement income. Additionally, Covidien Medtronic’s rent is being straight-line averaged through its lease term resulting in a $18,697 increase over in-place rent.

(5)	TTM financials were not available for the ATRIA Corporate Center Property.

The Loan. The ATRIA Corporate Center mortgage loan is secured by a first lien mortgage on the borrower’s fee interest in a 360,047 square foot office property located in Plymouth, Minnesota. The ATRIA Corporate Center mortgage loan was originated by Barclays and has an outstanding principal balance as of the Cut-off Date of $41.25 million (the “ATRIA Corporate Center Mortgage Loan”). The ATRIA Corporate Center Mortgage Loan has a 10-year term and is interest-only for the first 24 months of the term followed by a 30-year amortization schedule.

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The Property. ATRIA Corporate Center is a five-story, Class A suburban office building located on a 19.00-acre parcel in Plymouth, Minnesota totaling 360,047 square feet (the “ATRIA Corporate Center Property”). The ATRIA Corporate Center Property contains 1,327 parking spaces, including 347 surface spaces, 85 underground garage spaces, and 895 parking deck spaces, resulting in a ratio of 3.7 spaces per 1,000 square feet. The ATRIA Corporate Center Property was built in 1985 and renovated in 2017. According to the borrower sponsors, since late 2016, approximately $1.6 million was invested in the ATRIA Corporate Center Property to renovate the lobby, provide parking lot updates, and to fund other minor building upgrades. Amenities at the ATRIA Corporate Center Property include a full cafeteria, complementary coffee bar, fitness center with locker rooms and showers, and a training center. According to the borrower, and in addition to the most recent upgrades, approximately $3.5 million has been invested in overall base building upgrades since 2010. The ATRIA Corporate Center Property contains 75,000 square foot floor plates, which are the largest for any Class A office building in the overall Twin Cities markets. The ATRIA Corporate Center Property is LEED Gold Certified and has received Energy Star designation annually since 2007. The building was also awarded a Building Owners and Managers Association 360 designation.

As of October 1, 2018, the ATRIA Corporate Center Property was 99.7% leased to 21 tenants. The largest tenant, The Mosaic Company (Moody’s/S&P/Fitch: Baa3/BBB-/BBB- and NYSE: MOS), leases 21.4% of the net rentable area through March 2022 and has been located at the ATRIA Corporate Center Property since 2005. The Mosaic Company renewed their lease in 2014 and expanded to an additional 1,697 square feet in November 2016. The ATRIA Corporate Center Property serves as the company’s main headquarters. The Mosaic Company produces and distributes crop nutrients to the agricultural communities located in North America and globally. The company offers products including concentrated phosphates and potash, both are used as crop nutrition and as input to animal feed. The company accounts for approximately 75% of the annual phosphate production and nearly 40% of potash production in North America. The company mines phosphate rock from almost 200,000 acres of company-owned land in Central Florida and mines potash from four mines in New Mexico and Canada. The company employs nearly 9,000 people in six countries. Through the third quarter of 2018, The Mosaic Company had year-to-date net earnings of $358 million and an adjusted EBITDA of $1.4 billion, up 71% compared to the same period in 2017. The Mosaic Company has indicated its intentions to downsize its staff from approximately 136 staffers to 85 through year-end 2019 and will be retaining commercial, finance, tax and legal functions at the ATRIA Corporate Center Property. The potential downsize was underwritten into the economic occupancy of 89.5% compared to the physical occupancy of 99.7%.

The second largest tenant, Covidien Medtronic (S&P: A), leases 20.8% of the net rentable area through November 2021. Covidien Medtronic has been a tenant at the ATRIA Corporate Center Property since 2009 and renewed their lease in April 2016. Medtronic acquired Covidien in 2015, and Covidien is now called Medtronic Minimally Invasive Therapies Division. This group focuses on minimally invasive therapies and products including advanced energy products, gastrointestinal products, patient care products, patient monitoring products, respiratory products, and surgical products. The company houses members of its Minimally Invasive Therapies division, as well as a diabetes-focused unit, a small lab area, and some training and human resources functions, at the ATRIA Corporate Center Property. For the fiscal year 2018, Covidien Medtronic had $30 billion in total revenue, with $8.7 billion coming from their Minimally Invasive Therapies Division.

The third largest tenant, Daikin, leases 13.8% of the net rentable area through May 2027. Daikin recently executed their lease and is expected to take occupancy at the ATRIA Corporate Center Property in two phases. Phase I includes 29,735 square feet of the space, which is expected to commence in August 2019, and Phase II includes the remaining 19,828 square feet of the space, which is expected to commence in February 2020. Headquartered in Japan, Daikin manufactures, distributes, and sells air-conditioning and refrigeration equipment and chemical products. It sells its products in over 150 countries with over 90 worldwide production bases. All outstanding tenant improvements and leasing commissions, free rent and gap rent has been reserved upfront for the Daikin space. See the “Escrows and Reserves” section for further details.

Environmental. According to a Phase I environmental assessment dated November 20, 2018, there was no evidence of any recognized environmental conditions at the ATRIA Corporate Center Property.

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Historical and Current Occupancy
2015(1)	2016(1)	2017(1)	Current(2)(3)
79.3%	88.4%	94.6%	99.7%
(1)	Historical Occupancies are as of December 31 for each respective year.

(2)	Current Occupancy reflects in-place leases as of October 1, 2018 based on the underwritten rent roll.

(3)	The increase in occupancy is driven by the third largest tenant, executing a new lease commencing in August 2019 for 49,563 square feet.

Top Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
The Mosaic Company(3)	Baa3/BBB-/BBB-	77,013	21.4%	$16.50	$1,270,715	21.5%	3/31/2022
Covidien Medtronic(4)	NR/A/NR	74,788	20.8	$16.25	1,215,305	20.5	11/30/2021
Daikin(5)	NR/NR/NR	49,563	13.8	$18.00	892,134	15.1	5/31/2027(6)
Messerli & Kramer(7)	NR/NR/NR	25,094	7.0	$18.00	451,692	7.6	3/31/2027
Cannon Technologies(8)	NR/NR/NR	24,404	6.8	$16.50	402,666	6.8	10/31/2024
Travel Leaders(9)	NR/NR/NR	23,895	6.6	$18.00	430,110	7.3	9/30/2025
Major Tenants / Wtd. Avg.		274,757	76.3%	$16.97	$4,662,622	78.7%

Other Tenants / Wtd. Avg/		84,289	23.4%	$14.95	$1,260,357	21.3%

Occupied Collateral Total / Wtd. Avg.		359,046	99.7%	$16.50	$5,922,979	100.0%

Vacant Space		1,001	0.3%

Collateral Total		360,047	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	The Mosaic Company has two five-year renewal options with respect to its 75,316 square-foot space.

(4)	Covidien Medtronic has two five-year renewal options with respect to its entire space.

(5)	Daikin recently executed their lease and is expected to take occupancy at the ATRIA Corporate Center Property in two phases. Phase I includes 29,735 square feet of the space, which is expected to commence in August 2019, and Phase II includes the remaining 19,828 square feet of the space, which is expected to commence in February 2020.

(6)	Daikin has a termination option to change the expiration date of its lease to the last day of the 64th month following the first space commencement (expected to be August 2019), upon 12 months’ notice and a termination fee equal to the sum of the unamoritzed balances of the tenant improvement work and brokerage commission amortized at an interest rate of 8% per annum from the fifth calendar month of each respective space commencement date through the lease expiration date.

(7)	Messerli & Kramer has two five-year renewal options with respect to its 24,205 square foot space.

(8)	Cannon Technologies has one five-year renewal option with respect to its entire space.

(9)	Travel Leaders has one five-year renewal option with respect to its entire space.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	1,001	0.3%	NAP	NAP	1,001	0.3%	NAP	NAP
2019 & MTM(2)(3)	0	6,995	1.9	$34,260	0.6%	7,996	2.2%	$34,260	0.6%
2020(3)	1	3,706	1.0	66,708	1.1	11,702	3.3%	$100,968	1.7%
2021	2	87,030	24.2	1,412,401	23.8	98,732	27.4%	$1,513,369	25.6%
2022	6	93,779	26.0	1,554,999	26.3	192,511	53.5%	$3,068,368	51.8%
2023	1	12,278	3.4	217,321	3.7	204,789	56.9%	$3,285,689	55.5%
2024	3	31,770	8.8	535,254	9.0	236,559	65.7%	$3,820,943	64.5%
2025(4)	5	46,342	12.9	712,164	12.0	282,901	78.6%	$4,533,106	76.5%
2026	1	2,489	0.7	46,047	0.8	285,390	79.3%	$4,579,153	77.3%
2027	2	74,657	20.7	1,343,826	22.7	360,047	100.0%	$5,922,979	100.0%
2028	0	0	0.0	0	0.0	360,047	100.0%	$5,922,979	100.0%
2029	0	0	0.0	0	0.0	360,047	100.0%	$5,922,979	100.0%
2030 & Beyond	0	0	0.0	0	0.0	360,047	100.0%	$5,922,979	100.0%
Total	21	360,047	100.0%	$5,922,979	100.0%
(1)	Based on the underwritten rent roll.

(2)	2019 & MTM Net Rentable Area Expiring includes 1,413 square feet of temporary space leased to MOBE, LLC, a 1,111 square foot management office, a 2,218 square foot fitness center, and 2,253 square feet of conference rooms with no attributable underwritten base rent

(3)	Daikin recently executed their lease and is expected to take occupancy at the ATRIA Corporate Center Property in two phases. Phase I includes 29,735 square feet of the space, which is expected to commence in August 2019, and Phase II includes the remaining 19,828 square feet of the space, which is expected to commence in February 2020.

(4)	2025 Net Rentable Area Expiring includes a 6,804 square foot cafeteria with no attributable underwritten base rent.

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$4,166,881	$4,360,667	$4,777,843	$5,922,979	$16.45	59.7%
Vacant Income	0	0	0	18,018	0.05	0.2
Gross Potential Rent	$4,166,881	$4,360,667	$4,777,843	$5,940,997	$16.50	59.9%
Total Reimbursements(2)	2,998,712	3,250,240	3,413,472	3,983,529	11.06	40.1
Net Rental Income	$7,165,593	$7,610,907	$8,191,315	$9,924,526	$27.56	100.0%
Other Income(3)	126,921	129,680	140,393	140,393	0.39	1.4
(Vacancy/Credit Loss)	0	0	0	(1,041,643)	(2.89)	(10.5)
Effective Gross Income	$7,292,514	$7,740,587	$8,331,708	$9,023,275	$25.06	90.9%

Total Expenses	$3,736,072	$3,778,837	$3,813,200	$4,022,076	$11.17	44.6%

Net Operating Income(2)	$3,556,442	$3,961,750	$4,518,508	$5,001,200	$13.89	55.4%

Total TI/LC, Capex/RR	0	0	0	677,951	1.88	7.5

Net Cash Flow	$3,556,442	$3,961,750	$4,518,508	$4,323,248	$12.01	47.9%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(2)	The increase in Rents in Place, Total Reimbursements and Net Operating Income from 2018 to Underwritten is driven by the new lease executed with Daikin accounting for $892,134 in base rent and $568,926 of reimbursement income. Additionally, Covidien Medtronic’s rent is being straight-line averaged through its lease term resulting in a $18,697 increase over in-place rent. Lastly, Underwritten Rents in Place includes contractual rent steps of $221,658 through March 2020.

(3)	Other Income consists of parking and storage income.

The Market. The ATRIA Corporate Center Property is located in Plymouth, Minnesota approximately 12 miles west of the Minneapolis/St. Paul central business district. According to the appraisal, the ATRIA Corporate Center Property is located in the Minneapolis-St. Paul-Bloomington, MN-WI metropolitan area. The metropolitan area is home to 16 Fortune 500 companies, including UnitedHealth Group, Target, and Best Buy. According to the Minnesota Department of Employment and Economic Development, in 2017 total employment passed three million jobs for the first time and has maintained at

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this level ever since. Located in suburban Hennepin County, Plymouth is a fully developed suburban community with numerous restaurants, convenience stores, and support services. The WestHealth Specialty Medical Center, a health complex that includes Abbott Northwestern Hospital, is located directly south of the ATRIA Corporate Center Property. The ATRIA Corporate Center Property is adjacent to Interstate 494, a major highway that serves the southern and western portions of the Twin Cities metro area. A Crowne Plaza and a Residence Inn by Marriott are located on the east side of Interstate 494 with accessibility to the ATRIA Corporate Center Property. Additionally, the ATRIA Corporate Center Property is located 3.7 miles from Ridgedale Regional Shopping Center, an 889,268 square foot shopping mall with over 100 tenants, including Macy’s and Nordstrom. The ATRIA Corporate Center Property is also located 7.7 miles from the Shoppes at West End, a premier shopping outlet that also includes multiple Class A apartments, a movie theater, and a Hilton hotel, as well as numerous stores and restaurants.

According to a third party report, the ATRIA Corporate Center Property is located in the Minneapolis office market and I-394 Corridor submarket. The Minneapolis office market contains 56,722,389 square feet of Class A office space, and the I-394 Corridor submarket contains 6,831,922 square feet of office space (12.0% of the region’s inventory). As of year-end 2018, the submarket had a Class A office vacancy rate of 12.7%. The Class A office quoted rental rates for the submarket are $32.48 per square foot.

The following table presents office rental data with respect to comparable office properties of the ATRIA Corporate Center Property as identified in the appraisal:

Comparable Office Rental Summary(1)

Property Name/Location	Year Built	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
ATRIA Corporate Center 3033 Campus Drive Plymouth, MN	1985	360,047(2)	Daikin(2)	49,563(2)	$18.00(2)	Various(3)	6.8 - 7.3(3)	Net
Excelsior Crossings 9350 Excelsior Blvd. Hopkins, MN	2007	259,994	Digi	55,000	$18.00	February 2019	11.0	Net
The Colonnade 5500 Wayzata Blvd. Golden Valley, MN	1988	357,193	HNTB	12,900	$20.95	August 2018	5.2	Net
West End Center 5100 Gamble Dr. St. Louis Park, MN	1968/2017	196,708	CoBank	29,727	$19.00	August 2018	10.8	Net
West End Center 5100 Gamble Dr. St. Louis Park, MN	1968/2017	196,708	nVent	60,000	$19.50	May 2018	10.8	Net
505 Waterford 505 N. Highway 169 Plymouth, MN	1987	287,587	Wealth Enhancement	27,662	$17.25	May 2018	5.3	Net
Park Place West 6465 Wayzata Blvd. St. Louis Park, MN	1983	198,999	Verisque	8,500	$16.00	January 2018	7.4	Net
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll.

(3)	Daikin recently executed their lease and is expected to take occupancy at the ATRIA Corporate Center Property in two phases. Phase I includes 29,735 square feet of the space, which is expected to commence in August 2019, and Phase II includes the remaining 19,828 square feet of the space, which is expected to commence in February 2020.

The Borrower. The borrowing entity for the ATRIA Corporate Center Mortgage Loan is Pembroke TCM Atria LLC, a Delaware limited liability company and special purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the ATRIA Corporate Center Mortgage Loan. John B. Vander Zwaag, Richard C. Hamlin, Jeffrey J. Irmer, Benjamin Adams, Pembroke IV LLC, TCM Atria GP LLC, and TCM Atria LLC are the guarantors of certain nonrecourse carve-outs under the ATRIA Corporate Center Mortgage Loan.

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The Loan Sponsors. The ATRIA Corporate Center Mortgage Loan borrower sponsors are Ten Capital Management and Pembroke IV LLC. Pembroke IV LLC was founded in 2007 and invests in commercial real estate. John B. Vander Zwaag, the founder and chief executive officer of Pembroke IV LLC, has reports that he has completed over $3.0 billion of transactions in the United States and Canada over his 30-year career in real estate finance and investment. John B. Vander Zwaag has assembled and managed nationally focused acquisitions, asset management and investment banking teams for four separate organizations. Jeffrey J. Irmer joined Pembroke IV LLC as a principal and chief operating officer in 2016. Richard C. Hamlin is a principal of Pembroke IV LLC and has been a practicing real estate attorney for over 35 years. Ten Capital Management is a privately held real estate investment company with Benjamin Adams as its founder and chief executive officer.

Property Management. The ATRIA Corporate Center Property is managed by Cushman & Wakefield U.S., Inc., a Missouri corporation.

Escrows and Reserves. At origination, the borrower was required to escrow $1,900,000 for future tenant improvements and leasing commissions, approximately $1,063,630 for outstanding TI/LCs to The Mosaic Company, approximately $1,982,520 for outstanding TI/LCs to Daikin, approximately $727,781 in outstanding TI/LCs to five other tenants, approximately $297,378 for free rent for Daikin, approximately $475,830 for gap rent for Daikin, approximately $164,182 for Travel Leaders rent abatement, and approximately $140,006 for real estate taxes.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to approximately $140,006.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the ATRIA Corporate Center Property is insured under a blanket insurance policy in accordance with the ATRIA Corporate Center Mortgage Loan documents.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $6,001 (approximately $0.20 per square foot annually) for ongoing replacement reserves.

TI/LC Reserve – On a monthly basis, the borrower is required to escrow $45,006 (approximately $1.50 per square foot annually) for the TI/LC reserve, subject to a cap of $3,000,000.

Lockbox / Cash Management. The ATRIA Corporate Center Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower was required to send direction letters to all tenants instructing them to deposit all rents into a clearing account controlled by the lender. In the absence of a Triggering Event (as defined below), the funds in the clearing account will be swept on each business day into an account controlled by the borrower. During a Triggering Event, any transfers to the borrower’s operating account are required to cease and sums on deposit in the clearing account will be transferred on each business day to a cash management account controlled by the lender and applied to payment of all monthly amounts due under the ATRIA Corporate Center Mortgage Loan documents.

Excess Cash Flow Sweeps.

Mosaic Rollover Reserve – Upon the occurrence and continuance of a Mosaic Trigger Event (as defined below), all excess cash flow in the cash management account will be disbursed to the Mosaic rollover reserve account subject to a cap of $1,925,325 ($25 per square foot of The Mosaic Company space), provided that for so long as a Daikin Leasing Condition (as defined below) exists, then amounts on deposit in the general rollover reserve account will be credited towards the $1,925,325 cap (if only a Mosaic Trigger Event exists).

Covidien Rollover Reserve – Upon the occurrence and continuance of a Covidien Trigger Event (as defined below), all excess cash flow in the cash management account will be disbursed to the Covidien rollover reserve account subject to a cap of $1,869,700 ($25 per square foot of the Covidien Medtronic space), provided that for so long as (a) a Daikin Leasing Condition exists and (b) a Mosaic Re-Tenanting Event (as defined below) has occurred, then amounts on deposit in the general rollover reserve account will be credited towards the $1,869,700 cap (if only a Covidien Trigger Event exists). If

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both a Mosaic Trigger Event and a Covidien Trigger Event simultaneously exist, excess cash flow disbursements into the Covidien rollover reserve account and the Mosaic rollover reserve account, will be made on a pro-rata basis.

Additionally, during a Low DSCR Period (as defined below), all excess cash flow in the cash management account (after required deposits made into the Covidien rollover reserve and the Mosaic rollover reserve account as noted above) will be held as additional security for the ATRIA Corporate Center Mortgage Loan in an excess cash reserve account.

A “Triggering Event” will commence upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio being less than 1.25x based on a 30-year amortization schedule, (iii) a Mosaic Trigger Event, or (iv) a Covidien Trigger Event. A Triggering Event will cease when: in respect to clause (i), the cure and acceptance by the lender of such event of default; in respect to clause (ii), the debt service coverage ratio being greater than or equal to 1.30x for two consecutive calendar quarters; with respect to clause (iii), the occurrence of a Mosaic Re-Tenanting Event (as defined below); and in respect to clause (iv), the occurrence of a Covidien Re-Tenanting Event (as defined below).

A “Low DSCR Period” is any period commencing on the last day of the calendar quarter for which the debt service coverage ratio is less than 1.25x based on a 30-year amortization schedule for two consecutive quarters and will end upon the debt service coverage ratio being greater than or equal to 1.30x based on a 30-year amortization schedule for two consecutive quarters.

A “Mosaic Trigger Event” will commence upon (i) the earliest to occur of (A) June 30, 2021 (nine months prior to The Mosaic Company’s lease expiration date), (B) Mosaic giving notice that it intends to terminate its lease, or (C) Mosaic giving notice to the borrower of its intent not to renew its lease in accordance with the terms in the lease, provided that, in each case of (A), (B), and (C), a Mosaic Re-Tenanting Event has not occurred, (ii) The Mosaic Company has abandoned its space, (iii) The Mosaic Company files for bankruptcy, (iv) The Mosaic Company lease has been terminated, or (v) The Mosaic Company has become delinquent under its lease payment obligations, which delinquency remains uncured past the applicable notice and grace periods as set forth in The Mosaic Company’s lease.

A “Mosaic Re-Tenanting Event” will occur when the borrower has delivered to the lender (i) reasonable evidence that (a) The Mosaic Company has given notice of renewal of its lease in accordance with the terms in the lease, (b) The Mosaic Company has agreed to remain in possession of at least one-half of its leased space (38,507 square feet) at a rental rate not less than $16.50 per square foot, (c) at least one-half of The Mosaic Company space has been re-tenanted for a term of at least five years at a rental rate of not less than $16.50 per square foot under one or more qualified replacement leases or (d) The Mosaic Company’s lease is affirmed by The Mosaic Company in a bankruptcy proceeding and (ii) tenant estoppel(s) reasonably satisfactory to the lender.

A “Covidien Trigger Event” will commence upon (i) the earliest to occur of (A) February 28, 2021 (nine months prior to Covidien Medtronic’s lease expiration date), or (B) Covidien Medtronic giving notice to the borrower of its intent not to renew its lease in accordance with the terms in the lease, provided that, in each case of (A) and (B), a Covidien Re-Tenanting Event has not occurred, (ii) Covidien Medtronic has abandoned its space, (iii) Covidien Medtronic files for bankruptcy, (iv) Covidien Medtronic’s lease has been terminated, or (v) Covidien Medtronic has become delinquent under its lease payment obligations, which delinquency remains uncured past the applicable notice and grace periods as set forth in Covidien Medtronic’s lease.

A “Covidien Re-Tenanting Event” will occur when the borrower delivers to the lender (i) reasonable evidence that (a) Covidien Medtronic has given notice of renewal under its lease in accordance with the terms of the lease, (b) Covidien Medtronic has agreed to remain in possession of at least one-half of its leased space (37,394 square feet) at a rental rate of not less than $16.25 per square foot, (c) at least one-half of the Covidien Medtronic space has been re-tenanted for a term of at least five years at a rental rate of not less $16.50 per square foot under one or more qualified replacement leases, or (d) the Covidien Medtronic lease is affirmed by Covidien Medtronic in a bankruptcy proceeding and (ii) tenant estoppel(s) reasonably satisfactory to the lender.

A “Daikin Leasing Condition” will mean Daikin (i) (A) is not subject to bankruptcy or (B) if subject to bankruptcy has affirmed its lease, (ii) is paying full unabated rent and (iii) is in physical occupancy of, and operating in all of the Daikin space.

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Subordinate and Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$41,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$41,000,000	Property Type – Subtype:	Self Storage – Self Storage
% of IPB:	4.4%	Net Rentable Area (Units):	10,824
Loan Purpose:	Acquisition	Location:	Various
Borrower:	Four State Storage DST	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Inland Private Capital Corporation	Occupancy:	79.9%
Interest Rate:	4.14000%	Occupancy Date:	3/6/2019
Note Date:	3/29/2019	4th Most Recent NOI (As of):	$6,699,524 (12/31/2016)
Maturity Date:	4/6/2029	3rd Most Recent NOI (As of):	$7,135,768 (12/31/2017)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$7,407,429 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of):	$7,526,287 (TTM 2/28/2019)
Original Amortization Term:	360 months	UW Economic Occupancy:	81.7%
Amortization Type:	IO-Balloon	UW Revenues:	$13,394,162
Call Protection:	L(23),Grtr1%orYM(93),O(4)	UW Expenses:	$6,494,187
Lockbox / Cash Management:	Springing	UW NOI:	$6,899,975
Additional Debt:	Yes	UW NCF:	$6,752,457
Additional Debt Balance:	$30,000,000	Appraised Value / Per Unit:	$122,770,000 / $11,342
Additional Debt Type:	Pari Passu	Appraisal Date:	Various

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$6,559
Taxes:	$0	Springing	N/A	Maturity Date Loan / Unit:	$5,967
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.8%
Replacement Reserves:	$142,892	Springing	$714,460	Maturity Date LTV:	52.6%
TI/LC	$0	$0	N/A	UW NCF DSCR:	1.63x
Other:	$1,232,581	$0	N/A	UW NOI Debt Yield:	9.7%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$71,000,000		58.7%	Purchase Price	$118,300,000	97.8%
Sponsor Equity	49,911,054		41.3	Upfront Reserves	1,375,473	1.1
				Closing Costs	1,235,581	1.0
Total Sources	$120,911,054		100.0%	Total Uses	$120,911,054	100.0%

(1)	The Inland Devon Self Storage Portfolio Mortgage Loan, as defined below, is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $71.0 million. The financial information presented in the chart above is based on the $71.0 million Inland Devon Self Storage Portfolio Whole Loan (as defined below).

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. Additionally, the borrower informed the lender that it funded $6,630,840 into a trust reserve account separate from the Escrows and Reserves. Collectively, the initial Escrows and Reserves and trust reserve account will be used to pay for (i) repairs and replacements of the structure, foundation, roof, exterior walls, and parking lot improvements at the Inland Devon Self Storage Portfolio Properties (as defined below), (ii) leasing commissions, (iii) any environmental costs, (iv) any repairs identified in the property condition reports, (v) insurance deductibles and (vi) any other necessary property improvements.

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The Loan. The Inland Devon Self Storage Portfolio mortgage loan is secured by a first mortgage lien on the borrower’s fee interest in 21 self-storage properties located in Tennessee, California, Texas, and Wisconsin. The whole loan was originated by Barclays and has an outstanding principal balance as of the Cut-off Date of $71.0 million (the “Inland Devon Self Storage Portfolio Whole Loan”). The Inland Devon Self Storage Portfolio Whole Loan is comprised of two pari passu notes, Note A-1 and Note A-2. Note A-1, with an outstanding principal balance as of the Cut-off Date of approximately $41.0 million, is being contributed to the BBCMS 2019-C3 Trust (the “Inland Devon Self Storage Portfolio Mortgage Loan”). Note A-2 has an outstanding principal balance as of the Cut-off Date of approximately $30.0 million and is expected to be contributed to the WFCM 2019-C50 trust. Note A-1 is the controlling note under the related co-lender agreement, the rights of which will be exercised under this securitization (or, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificate holder); however, the holders of Note A-2 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Inland Devon Self Storage Portfolio Whole Loan has a 10-year term and is interest-only for the first five years.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$41,000,000	BBCMS 2019-C3	Yes
A-2	$30,000,000	WFCM 2019-C50	No
Total	$71,000,000

The Properties. The Inland Devon Self Storage Portfolio is a 21-property, 1,428,720 square-foot self-storage portfolio located in Tennessee (10 properties, 49.3% of NRA), California (six properties, 32.0% of NRA), Texas (four properties, 14.6% of NRA), and Wisconsin (one property, 4.1% of NRA) (the “Inland Devon Self Storage Portfolio Properties” or the “Inland Devon Self Storage Portfolio”). The Inland Devon Self Storage Portfolio Properties were constructed from 1966 to 2000 and range in size from 38,892 square feet to 109,255 square feet, with no Inland Devon Self Storage Portfolio Property comprising of more than 7.6% of the total net rentable area. The Inland Devon Self Storage Portfolio Properties have a total of 10,824 units, 1,735 of which are climate controlled. The Inland Devon Self Storage Portfolio Properties also include 486 RV/parking spaces, two billboard spaces, 38 office/flex units and five cell towers. The portfolio was 79.9% occupied as of March 6, 2019.

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Portfolio Summary
Property Name, Location	Allocated Cut-off Date Whole Loan Balance	% of Portfolio Cut-off Date Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area	Appraised Value	UW NOI	% of UW NOI	Storage Units
67650 East Ramon Road Cathedral City, CA	$8,075,000	11.4%	86.0%	1987/NAP	109,255	$14,000,000	$769,008	11.1%	767
2700 Poplar Avenue Memphis, TN	6,625,000	9.3	78.2	1966/NAV	92,845	11,400,000	652,715	9.5	651
1400 South Gene Autry Trail Palm Springs, CA	4,950,000	7.0	90.5	1987/NAP	72,875	9,100,000	456,430	6.6	547
3686 Old Germantown Road Memphis, TN	4,550,000	6.4	81.1	1986/NAP	108,906	6,900,000	475,147	6.9	841
500 Radio Road Palm Springs, CA	4,500,000	6.3	91.8	1989/NAP	64,770	8,200,000	417,653	6.1	549
9275 Macon Road Memphis, TN	4,450,000	6.3	75.4	1994/NAP	67,900	7,900,000	413,771	6.0	549
72500 Varner Road Thousand Palms, CA	4,225,000	6.0	78.5	1990/NAP	74,855	7,400,000	402,153	5.8	693
22075 Highway 18 Apple Valley, CA	4,050,000	5.7	86.7	1988/NAP	73,565	6,600,000	410,341	5.9	573
3040 Austin Peay Highway Memphis, TN	4,000,000	5.6	91.8	1973/NAP	71,885	6,900,000	393,506	5.7	539
18690 Highway 18 Apple Valley, CA	3,825,000	5.4	88.6	1988/NAP	61,755	6,300,000	388,866	5.6	455
1700 US Highway 75 Sherman, TX	3,450,000	4.9	86.5	1996/NAP	48,625	5,200,000	350,318	5.1	393
1720 Loy Lake Road Sherman, TX	3,200,000	4.5	73.7	1997/NAP	55,100	5,350,000	323,594	4.7	502
6140 East Shelby Drive Memphis, TN	2,900,000	4.1	84.7	1990/NAP	72,700	4,450,000	285,489	4.1	577
6017 Interstate 30 Greenville, TX	2,775,000	3.9	78.7	1990/NAP	59,585	4,890,000	257,823	3.7	445
7777 Moriarty Road Memphis, TN	2,550,000	3.6	70.9	1989/NAP	54,325	4,700,000	251,132	3.6	368
8123 Wesley Street Greenville, TX	1,950,000	2.7	79.2	2000/NAP	45,100	3,480,000	182,701	2.6	307
2922 South 5th Court Milwaukee, WI	1,950,000	2.7	62.3	1983/NAP	58,700	3,400,000	183,202	2.7	488
3577 New Getwell Road Memphis, TN	1,100,000	1.5	70.7	1984/NAP	96,363	2,250,000	110,584	1.6	478
5141 American Way Memphis, TN	875,000	1.2	85.1	1984/NAP	40,399	1,600,000	85,611	1.2	329
6390 Winchester Road Memphis, TN	550,000	0.8	73.7	1985/NAP	38,892	1,200,000	53,961	0.8	316
4705 Winchester Road Memphis, TN	450,000	0.6	53.0	1981/NAP	60,320	1,550,000	35,969	0.5	457
Total	$71,000,000	100.0%	79.9%		1,428,720	$122,770,000	$6,899,975	100.0%	10,824
(1)	Occupancy is based on Storage Units. The total occupancy based on square footage is 81.3%.

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Environmental. According to the Phase I environmental site assessments dated from January 18, 2019 to January 25, 2019, there was no evidence of any recognized environmental conditions at the Inland Devon Self Storage Portfolio Properties.

Historical and Current Occupancy(1)
2016	2017	2018	Current(2)
80.2%	81.1%	81.7%	79.9%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of March 6, 2019.

Operating History and Underwritten Net Cash Flow
	2016	2017	2018	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place	$13,847,868	$14,492,789	$12,069,652	$12,138,016	$12,138,016	$1,121	80.2%
Grossed Up Vacant Space	0	0	0	0	2,999,319	277	19.8
Gross Potential Rent	$13,847,868	$14,492,789	$12,069,652	$12,138,016	$15,137,335	$1,398	100.0%
Total Reimbursements	0	0	0	0	0	0	0.0
Net Rental Income	$13,847,868	$14,492,789	$12,069,652	$12,138,016	$15,137,335	$1,398	100.0%
(Vacancy/Credit Loss)	(3,115,402)	(3,077,179)	(77,556)	0	(2,999,319)	(277)	(19.8)
Other Income	1,075,102	1,227,424	1,238,151	1,256,146	1,256,146	116	8.3
Effective Gross Income	$11,807,568	$12,643,034	$13,230,247	$13,394,162	$13,394,162	$1,237	88.5%

Total Expenses	$5,108,044	$5,507,266	$5,822,818	$5,867,875	$6,494,187	$600	48.5%

Net Operating Income	$6,699,524	$7,135,768	$7,407,429	$7,526,287	$6,899,975	$637	51.5%

Total TI/LC, Capex/RR	142,864	142,864	142,864	142,864	147,518	14	1.1

Net Cash Flow	$6,556,660	$6,992,905	$7,264,565	$7,383,424	$6,752,457	$624	50.4%
(1)	TTM reflects the trailing 12-month period ending February 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

The Borrower. The borrowing entity for the Inland Devon Self Storage Portfolio Whole Loan is Four State Storage DST, a Delaware statutory trust and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Inland Devon Self Storage Portfolio Whole Loan. Upon the occurrence of a Conversion Event (as defined below), the borrower must convert from a DST to a Delaware limited liability company. The borrower has master leased the Inland Devon Self Storage Portfolio Properties to a master lessee affiliated with the borrower sponsor. The master lessee is structured to be a single purpose entity. The master lessee’s interest in the master lease and all rents are assigned to the lender. The borrower sponsor has a 100% ownership interest in the master lessee. The master lease is subordinate to the Inland Devon Self Storage Portfolio Mortgage Loan. There is no income underwritten from the master lease as the Inland Devon Self Storage Portfolio was underwritten to the underlying property income. There is one independent director for the borrowing entity, one independent director for the master lessee and one independent director for the signatory trustee. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Inland Devon Self Storage Portfolio Whole Loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” .

A “Conversion Event” will commence upon the earliest of (i) the occurrence of any event of default with respect to which the borrower does not deliver within 10 business days a reasoned opinion of tax counsel acceptable to the lender that either (a) the borrower is able to remedy such event of default without effectuating a conversion or (b) effectuating a conversion would not reasonably be expected to improve the ability of the borrower to remedy the event of default; (ii) 30 days prior to the maturity date if the lender does not have reasonable evidence that the loan will be repaid; or (iii) the borrower deeming it prudent to effectuate such conversion.

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The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Inland Private Capital Corporation (“IPCC”). IPCC has sponsored over 231 1031 exchange private placement programs since its inception that have offered more than $4.5 billion in equity and have served over 12,500 investors. Through December 31, 2018, IPCC-sponsored private placements have been made up of 621 properties comprised of more than 44 million square feet of gross leasable area, including more than 16,500 residential units. As of December 31, 2018, IPCC has $7.3 billion in assets under management. IPCC has had previous and is involved in ongoing foreclosures unrelated to the Inland Devon Self Storage Portfolio. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Property Management. The Inland Devon Self Storage Portfolio Properties are managed by Devon Self Storage Holdings (US) LLC, a Delaware limited liability company. Founded in 1988, Devon Self Storage Holdings (US) LLC has owned or managed 183 facilities in 24 states and three European countries and is ranked as one of the top 15 self-storage operators in the United States.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow $1,232,581 for major repairs at the 1720 Loy Lake Road property and the 4705 Winchester Road property. The major repairs at the 1720 Loy Lake Road property are to repair damage caused by a fire in May 2018 affecting approximately 78 units. The required repairs are expected to be completed in 2019 (but must be completed within two years of the origination date) using insurance funds, however, $123,119 was reserved at closing, reflecting 120% of the expected cost. The major repairs at the 4705 Winchester Road property include repairs to certain roofs, eaves and gutters due to water damage to approximately 150 units. The building repairs must be completed within four years of the origination date for an amount of $924,552. $1,109,462 of the major repair fund is dedicated to the 4705 Winchester Road repairs, reflecting 120% of the expected cost.

Tax Escrows – The borrower is required to make monthly payments of 1/12th of the estimated taxes payable during the next 12 months upon (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.15x based on a 30-year amortization schedule.

Insurance Escrows – The borrower will be required to make monthly payments of 1/12th of the estimated insurance premiums payable for the renewal of the insurance policies upon (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.15x based on a 30-year amortization schedule.

Replacement Reserves – At origination, the borrower deposited $142,892 upfront to cover a year’s worth of monthly replacement reserves. The borrower is required to make monthly payments of approximately $11,908 for replacement reserves which may be re-assessed as necessary on an annual basis, capped at $714,460. The borrower’s obligation to make replacement reserves will be waived if each of the following conditions is satisfied: (i) the borrower has deposited in the replacement reserve account an amount equal to $142,892 (the annual replacement reserve deposit, which is subject to annual increases if the lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Inland Devon Self Storage Portfolio Properties) in either cash or by posting a letter of credit, (ii) no event of default exists, and (iii) the lender has been provided satisfactory evidence of payment of replacements and repairs required to be made during the calendar year in an amount greater than or equal to $0.10 per square foot per annum.

Lockbox / Cash Management. The Inland Devon Self Storage Portfolio Whole Loan is structured with a springing lockbox and springing cash management. The springing lockbox will be established within five business days of the first occurrence of a Triggering Event (as defined below). During the continuance of a Triggering Event, the borrower is required to deposit, or cause to be deposited, all rents into the lockbox account within three business days of receipt. Additionally, upon the occurrence of a Triggering Event, all funds deposited in the lockbox account will be transferred to a cash management account and those funds will be disbursed in accordance with the Inland Devon Self Storage Portfolio Whole Loan documents. During the occurrence of an Excess Cash Flow Trigger Event (as defined below), all excess cash flow will be deposited into an excess cash flow reserve to be held as additional security for the Inland Devon Self Storage Portfolio Whole Loan.

A “Triggering Event” means the occurrence of the earliest of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.20x for any calendar quarter. A Triggering Event will expire upon, with

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regard to clause (i), the cure of such event of default and with respect to clause (ii), the debt service coverage ratio being greater than or equal to 1.25x for two consecutive calendar quarters.

An “Excess Cash Flow Trigger Event” will commence upon the earliest of (i) the occurrence and continuance of an event of default and (ii) the debt service coverage ratio being less than 1.20x for two or more consecutive calendar quarters. An Excess Cash Flow Trigger Event will end upon, with respect to clause (i) above, the cure of such event of default and with respect to clause (ii) above, the debt service coverage ratio being greater than or equal to 1.25x for two consecutive calendar quarters.

Subordinate and Mezzanine Debt. None.

Permitted Additional Unsecured Subordinate Indebtedness. Provided no event of default has occurred and is continuing, the borrower may obtain unsecured loans from the guarantor provided that the proceeds of such loans are required to be used solely to pay the monthly debt service payment amount, capital expenditures (as approved by the lender), extraordinary expenses (as approved by the lender), and actual operating expenses necessary for the operation, maintenance and/or re-tenanting of the properties as a result of insufficient reserves held by the borrower and/or as a result of insufficient rents being paid. The subordinate debt must at all times be, (i) unsecured, (ii) subordinate in all respects to the Inland Devon Self Storage Portfolio Whole Loan pursuant to a subordination and standstill agreement, which is required to be executed and delivered by the guarantor prior to providing the subordinate loans, (iii) without a maturity date, and (iv) evidenced by a promissory note with terms and conditions otherwise acceptable to the lender. Under no circumstances may any portion of the subordinate loans be used to make distributions to any beneficial owners of the borrower.

Partial Release. After the lockout period, the borrower may release an individual property provided that, among other conditions stated in the Inland Devon Self Storage Portfolio Whole Loan documents, (i) no event of default has occurred and is continuing; (ii) the loan is prepaid in the amount of at least 120% of the allocated loan amount for such individual property; (iii) the debt service coverage ratio for the remaining properties after such release is at least equal to the greater of (a) 1.63x and (b) the debt service coverage ratio for the remaining properties and the released property for the preceding 12 months capped at 1.75x; (iv) the loan-to-value ratio after such release is less than or equal to the lesser of (a) 57.8% and (b) the loan-to-value ratio for the remaining properties and the released property immediately preceding the release of the property; however, this condition does not apply to the release of any individual property given that, after such release, the aggregate allocated loan amounts of all the properties that have been released are less than 20% of the total original principal balance of the loan (v) the debt yield for the remaining properties after such release is greater than or equal to the greater of (a) 9.73% and (b) the debt yield of the remaining properties and the released property for the 12 months prior to such release capped at 10.25%; (vi) if required by the lender, rating agency confirmation, and (vii) the payment of any applicable yield maintenance premium, if such partial release occurs prior to January 6, 2029.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Natixis	Single Asset / Portfolio:	Single Asset
		Title:	Fee
Original Principal Balance(2):	$35,000,000	Property Type – Subtype:	Multifamily – High Rise
Cut-off Date Principal Balance(2):	$35,000,000	Net Rentable Area (Units):	754
% of IPB:	3.7%	Location:	San Francisco, CA
Loan Purpose:	Refinance	Year Built / Renovated:	2013 / N/A
Borrower:	Tenth and Market, LLC	Occupancy:	94.0%
Borrower Sponsor(3):	Crescent Heights	Occupancy Date:	1/14/2019
Interest Rate:	4.43598540291971%	4th Most Recent NOI:	21,100,810 (12/31/2015)
Note Date:	2/8/2019	3rd Most Recent NOI:	20,612,978 (12/31/2016)
Maturity Date:	2/10/2029	2nd Most Recent NOI:	20,741,478 (12/31/2017)
Interest-only Period:	120 months	Most Recent NOI:	20,480,399 (TTM 11/30/2018)
Original Term:	120 months	UW Economic Occupancy:	94.0%
Original Amortization Term:	None	UW Revenues:	$35,118,992
Amortization Type:	Interest Only	UW Expenses:	$13,967,383
Call Protection(4):	L(28),Def(88),O(4)	UW NOI:	$21,151,609
Lockbox / Cash Management:	Soft (Residential); Hard (Commercial) / In Place	UW NCF:	$20,972,925
Additional Debt:	Yes	Appraised Value / Per Unit:	$543,600,000 / $720,955
Additional Debt Balance(2):	$170,000,000; $179,000,000	Appraisal Date:	12/13/2018
Additional Debt Type(2):	Pari Passu; Subordinate Notes

Escrows and Reserves(5)				Financial Information(2)
	Initial	Monthly	Initial Cap		A Notes	Whole Loan
				Cut-off Date Loan / Unit:	$271,883	$509,284
Taxes:	$2,063,608	$421,010	N/A	Maturity Date Loan / Unit:	$271,883	$509,284
Insurance:	$402,392	$57,485	N/A	Cut-off Date LTV:	37.7%	70.6%
Replacement Reserve:	$0	$14,890	$250,000	Maturity Date LTV:	37.7%	70.6%
Rent Abatement Reserve:	$14,238	$0	N/A	UW NCF DSCR:	2.27x	1.15x
				UW NOI Debt Yield:	10.3%	5.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan A Notes	$205,000,000		53.4%	Payoff Existing Debt	$377,725,496	98.4%
Mortgage Loan A-B Note	69,000,000		18.0	Return of Equity	2,773,584	0.7
Mortgage Loan B-1 Note	60,000,000		15.6	Upfront Reserves	2,480,238	0.6
Mortgage Loan B-2 Note	50,000,000		13.0	Closing Costs	1,020,682	0.3
Total Sources	$384,000,000		100.0%	Total Uses	$384,000,000	100.0%

(1)	The NEMA San Francisco Whole Loan, as defined in “The Loan” below, was originated by Natixis Real Estate Capital LLC (“Natixis”).

(2)	The NEMA San Francisco Mortgage Loan, as defined in “The Loan” below, is part of a larger split whole loan, which is comprised of five senior pari passu promissory notes with an aggregate original principal balance of $205,000,000 (the “A Notes”), one senior subordinate note with a principal balance of $69,000,000 (the “A-B Note”), and two junior subordinate companion notes with outstanding principal balances of $60.0 million (the “B-1 Note”, which is subordinate to the A-B Note and the A Notes) and $50.0 million (the “B-2 Note”, which is subordinate to the B-1 Note, the A-B Note and the A Notes; B-1 Note and B-2 Note are referred to herein as the “B Notes”; the B Notes together with the A Notes and A-B Note are referred to herein as the “Whole Loan”).

(3)	For a full description of the Borrower Sponsor, please refer to “The Loan Sponsor” below.

(4)	Prior to the open prepayment date of November 10, 2028, the Borrowers (as defined below) have the right to defease the NEMA San Francisco Whole Loan in whole or in part on any payment date after the earlier to occur of (a) February 8, 2022 and (b) the date that is two years from the closing date of the securitization trust established in connection with the securitization of the final notes to be securitized, assuming no event of default is continuing (unless the default will be cured by the defeasance). The assumed lockout period of 28 payments is based on the closing date of this transaction in June 2019.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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The Loan. The NEMA San Francisco mortgage loan is secured by a first mortgage lien on the borrower’s fee interest in the NEMA San Francisco high-rise multifamily building located in San Francisco, California, comprising four connected towers that range from 10 to 35 stories and contain 754 Class A apartment units (the “NEMA San Francisco Property”). The whole loan was originated by Natixis Real Estate Capital LLC and has an outstanding principal balance as of the Cut-off Date of $384.0 million (the “NEMA San Francisco Whole Loan”). The NEMA San Francisco Whole Loan is comprised of 5 senior pari passu notes, one senior subordinate companion A-B Note, and two junior subordinate companion B-Notes. Note A-B is subordinate to the A Notes; Note B-1 is subordinate to the A-B Note and the A Notes; and Note B-2 is subordinate to the B-1 Note, the A-B Note and the A Notes. The NEMA San Francisco Whole Loan has a 10-year term and is interest-only for the full term of the loan. Note A-2 and Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $35.0 million, are being contributed to the BBCMS 2019-C3 Trust (the “NEMA San Francisco Mortgage Loan”). Note A-1 and Note A-B, with an aggregate outstanding principal balance as of the Cut-off Date of $199.0 million, have been contributed to the NCMS 2019-NEMA securitization trust. Note A-3 and Note A-5 are held by Natixis, have an aggregate outstanding principal balance as of the Cut-off Date of $40.0 million, and are expected to be contributed to one or more future securitizations. Note B-1, with an outstanding principal balance of $60.0 million, has been sold to an unaffiliated third party investor. Note B-2, with an outstanding principal balance of $50.0 million, is currently held by Natixis, New York Branch. Note B-2 is the controlling note under the related co-lender agreement. After the occurrence of a Note B-2 control appraisal period, the holder of the Note B-1 will be the controlling noteholder. If a Note B-1 control appraisal period is continuing, but a Note A-B control appraisal period is not continuing, the holder of Note A-B will be the controlling noteholder. If a Note A-B control appraisal period is continuing, the holder of the Note A-1 will be the controlling noteholder; however, the holders of Note A-2, Note A-3, Note A-4, and Note A-5 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions.

Whole Loan Summary
Note	Original Balance	Note Holder	Lead Servicer for Whole Loan	Controlling Piece
A-1	$130,000,000	NCMS 2019-NEMA	Yes	No
A-2	25,000,000	BBCMS 2019-C3	No	No
A-3	25,000,000	Natixis	No	No
A-4	10,000,000	BBCMS 2019-C3	No	No
A-5	15,000,000	Natixis	No	No
A-B	69,000,000	NCMS 2019-NEMA	No	No
B-1	60,000,000	Third Party Investor	No	No
B-2	50,000,000	Natixis	No	Yes
Total	$384,000,000

The Property. The NEMA San Francisco Property comprises four linked towers that range from 10 to 35 stories and combined contain 754 Class A apartment units (90 of which are affordable units under San Francisco's Inclusionary Housing Program) located at 8 10th Street in San Francisco, California. For additional information concerning the affordable units see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

The construction of the NEMA San Francisco Property was completed in 2013. The NEMA San Francisco Property, designed by Handel Architects, LLP’s partner Glenn Rescalvo, has received numerous awards including the best-amenities award by the San Francisco Apartment Association, the 2014 IBcon “Digie” Award for most intelligent multi-family residential project and the 2015 Alliant Build America Merit Award, and was recognized by the San Francisco Business Times as the Market Rate Rental Project of the Year in 2014.

The NEMA San Francisco Property features approximately 30,000 SF of indoor and outdoor amenities, including two lobbies, three landscaped terraces, Club Solarium (a lounge equipped with a 65-inch TV, fireplace, pool table, and communal table), Energy Solarium (an open space that opens up to an outdoor terrace and can be used as a group fitness area or for social events), a 7,000 SF fitness center and 1,885 SF leasing office. All terraces feature designs inspired by the natural landscapes of Northern California’s Napa Valley, Big Sur, and Muir Woods, offer Wi-Fi and sound systems and are equipped with outdoor heaters. In addition, the 3rd floor Urban Terrace features a 60-foot lap pool with an environmentally friendly saline water treatment system, and a large fire pit surrounded by seating and grilling stations with dining tables. The

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Skyline Terrace on the 24th floor includes views of the city and San Francisco Bay. The solariums can serve as a communal workplace or can be reserved for private gatherings.

The NEMA San Francisco Property offers a variety of resident services, including 24/7 concierge, housekeeping, pet wash/dog walk and food deliveries. The business lounge provides Apple computers, a laptop station area, printers, fax machines, scanners and executive conference rooms, available for rent on a half-day basis. The NEMA San Francisco Property also provides residents use of the building’s proprietary application for various functionalities including guest access, package notifications, community updates, rent payment, maintenance requests, amenity reservations and service bookings. In addition, interactive touchscreens, located throughout the NEMA San Francisco Property’s amenity areas, display local transit schedules, weather, and headline news. Residents can request their cars from the valet or RSVP to an event using these touchscreens. The NEMA San Francisco Property also features keyless access, private Wi-Fi networks with gigabit internet and smart elevators with destination control.

The NEMA San Francisco Property received a LEED Silver certification from the U.S. Green Building Council for the efforts made in its development to minimize its environmental footprint. The NEMA San Francisco Property provides bicycle storage, electric car charging stations, and low-emitting vehicle sharing options, which complements the NEMA San Francisco Property’s location within walking distance of four metro stations and shuttle and bus stops. Additionally, the NEMA San Francisco Property features low-emitting interior design elements and uses recycled materials to landscape rooftops.

The NEMA San Francisco Property’s unit amenities include oversized windows, modern finishes, polished concrete or wood floors, washer and dryer, spacious closets, solid core doors, roller shades, quartz countertops, slow close drawers, stainless steel appliances, large bathrooms with soaking tubs and Hansgrohe faucets. Each unit also offers programmable thermostats with zoned heating and pre-wiring for TV, internet and telephones. Premium residences feature private balconies, gas stoves and wine refrigerators. Additional services include move-in coordination, interior design consultations, and installation of furnishings. One-bedroom and two-bedroom units are above-average size relative to competitive projects, according to the appraisal.

The NEMA San Francisco Property also features a 550-space parking garage (0.73 spaces per unit) with valet service, car share availability, a car wash and car charging stations. The parking garage currently generates daily and monthly rental income from transient and monthly parking users. Approximately 350 storage units are available for rent as well at $75 per month in the lower level of the NEMA San Francisco Property.

Environmental. According to a Phase I environmental assessment dated December 21, 2018, there is no evidence of any recognized environmental conditions, historical recognized environmental conditions, controlled recognized environmental conditions, de minimis conditions, or considerations of other environmental conditions at the NEMA San Francisco Property.

Historical and Current Occupancy(1)
2015	2016	2017	2018	Current(2)
94.0%	95.4%	93.4%	95.5%	94.0%
(1)	Historical Occupancy is provided by the Borrower. Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of January 14, 2019.

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Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average SF	Avg. Monthly Rent
Studio(2)	274	36.3%	258	94.2%	533	$3,370
Studio - Affordable	38	5.0	37	97.4%	595	$1,111
1 Bed/1 Bath(2)	285	37.8	265	93.0%	851	$4,343
1 Bed/1 Bath - Affordable	38	5.0	38	100.0%	813	$1,563
2 Bed/2 Bath(2)	103	13.7	95	92.2%	1,392	$6,437
2 Bed/2 Bath - Affordable	14	1.9	14	100.0%	1,162	$1,673
3 Bed/2 Bath	2	0.3	2	100.0%	1,843	$9,150
Collateral Total	754	100.0%	709	94.0%	803	$3,913

(1)	Based on the underwritten rent roll.

(2)	Seven of the 664 market rate units are non-revenue units, including three model units, two guest suites, and two Crescent Heights’ corporate units. All non-revenue units are underwritten as vacant.

Retail Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	Market Rent PSF	Base Rent PSF	Annual Base Rent	% of Occupied Total Base Rent	Expected Lease Expiration Date
Steel & Lacquer LLC	NA / NA / NA	2,000	17.9%	$50.00	$47.70	$95,400	62.6%	May 2025
The Tea Box(2)	NA / NA / NA	904	8.1	$65.00	$63.00	56,952	37.4	June 2022
Occupied Tenants		2,904	26.0%	$54.67	$52.46	$152,352	100.0%

Orange Theory(3)	NA / NA / NA	3,206	28.7	$55.00	$53.50	171,521		July 2029
Philz Coffee, Inc.(4)	NA / NA / NA	1,749	15.6	$60.00	$58.00	101,442		November 2029
Leased Tenants		4,955	44.3			272,963
Occupied and Leased Tenants		7,859	70.3%	$55.99	$54.12	$425,315

Vacant Space		3,325	29.7%	$55.00

Collateral Total		11,184	100.0%	$55.70

(1)	Based on the tenant leases.

(2)	The Tea Box accepted its space January 11, 2019, and is currently building it out, with rent commencing no later than June 10, 2019. At loan origination, $14,238 upfront rent abatement reserve was escrowed to cover The Tea Box free rent assuming rent commences on June 10, 2019, at the latest.

(3)	Orange Theory’s rent commences the earlier of (1) 120 days after the tenant receives a building permit from the City of San Francisco, which is in process, according to the Borrower (as defined below), or (2) when Orange Theory opens for business.

(4)	Philz Coffee, Inc. has signed a lease conditioned upon obtaining a conditional use permit. Philz Coffee, Inc. is underwritten as vacant as the timeline is unknown as to when the tenant will take possession of its space. The appraiser concluded a reasonable rent commencement date of November 2019 for the tenant. Upon Philz Coffee, Inc. lease commencement, the commercial component of the NEMA San Francisco Property will be 70.3% occupied.

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Operating History and Underwritten Net Cash Flow
	2016	2017	2018(1)	Underwritten	Per Unit	%(2)
Rents in Place	$34,449,831	$34,555,478	$35,107,999	$35,609,712	$47,227.73	100.0%
Vacant Income	0	0	0	0	0	0.0
Gross Potential Rent	$34,449,831	$34,555,478	$35,107,999	$35,609,712	$47,227.73	100.0%
Total Reimbursements	0	0	0	0	0	0.0
Net Rental Income	$34,449,831	$34,555,478	$35,107,999	$35,609,712	$47,227.73	100.0%
(Vacancy/Credit Loss)	(2,741,650)	(3,306,859)	(4,025,711)	(3,836,495)	(5,088.19)	(10.8)
Other Income	2,901,620	3,167,610	3,262,697	3,345,775	4,437.37	9.4
Effective Gross Income	$34,609,801	$34,416,229	$34,344,985	$35,118,992	$46,576.91	98.6%

Total Expenses	$13,996,824	$13,674,751	$13,864,586	$13,967,383	$18,524.38	39.8%

Net Operating Income	$20,612,978	$20,741,478	$20,480,399	$21,151,609	$28,052.53	60.2%

Total TI/LC, Capex/RR	0	0	0	178,684	236.98	0.51

Net Cash Flow	$20,612,978	$20,741,478	$20,480,399	$20,972,925	$27,815.55	59.7%
(1)	Based on November 2018 trailing twelve months cash flow.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

The Market. The NEMA San Francisco Property is located in San Francisco’s Mid-Market neighborhood at the intersection of the South of Market (“SoMa”), Civic Center, Hayes Valley, and The Mission neighborhoods, providing the tenant base with proximity to employment centers, cultural destinations, and transportation access, in addition to restaurants and nightlife. The NEMA San Francisco Property is located in proximity to numerous high-tech companies, including Twitter’s headquarters (located within a block), which has more than 1,000 employees and recently signed an early lease extension. Uber’s headquarters (268,080 SF) is located within a block from the NEMA San Francisco Property and the company is expanding to multiple offices at nearby sites. The headquarters of Square and Dolby Labs are also located within a few blocks. Nearby local cultural and government facilities include the San Francisco Museum of Modern Art, the Asian Art Museum of San Francisco, Bill Graham Civic Auditorium, and San Francisco City Hall. Additional leisure spots include Yerba Buena Gardens and Oracle Park, home of Major League Baseball’s San Francisco Giants. The NEMA San Francisco Property’s location on Market Street provides access to Bay Area Rapid Transit, Muni Metro and U.S. Highway 101.

According to a third-party market research report, the NEMA San Francisco Property is located within the SoMa multifamily submarket, which has a reported vacancy rate as of December 2018 of 4.4%, with market rent of $4,045 and effective rents of $3,995 per unit per month. The current effective rent of $3,995 has increased by 7.3% from year-end 2017. According to a third-party market research report, as of year-end 2018, the population within a one-, three- and five-mile radius was 132,008, 520,027 and 846,055, respectively. Additionally, for the same period, the average household income within a one-, three- and five-mile radius was $91,666, $137,671 and $132,216, respectively. According to a third-party market research report, the SoMa submarket caters predominantly to apartment dwellers. Of the more than 261,000 housing units located within a three-mile radius of the NEMA San Francisco Property, almost 75% are renters, and 25% of residents are between the ages of 25-34 as of 2018. Additionally, approximately half of the 25-34 year-old age group are earning more than $100,000 annually.

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Submarket Statistics(1)
Time	Effective Rents	Vacancy	Inventory (Units)	Net Absorption	Net Deliveries
2013	$3,502	4.9%	5,774	1,370	1,497
2014	$3,697	5.4%	6,578	730	804
2015	$3,801	8.1%	7,034	247	456
2016	$3,717	11.7%	8,663	1,185	1,629
2017	$3,724	6.6%	9,366	1,095	703
2018	$3,995	4.4%	9,859	679	493
2019 Projection	$4,171	6.0%	10,885	818	1,036
(1)	Source: third-party market research report.

The Borrower. The borrowing entity for the loan is Tenth and Market, LLC (the “Borrower”). The Borrower is one of a number of companies operating under the trade name of “Crescent Heights”, whose senior principals are Sonny Kahn, Russell W. Galbut and Bruce A. Menin (such companies, the “Crescent Heights Companies”). Crescent Heights is a real estate development brand based in Miami, Florida, whose senior principals have over 30 years of industry experience. The Crescent Heights Companies specialize in the development, ownership and operation of residential high-rises in major cities across the United States. The Crescent Heights Companies have offices in five major U.S. markets: New York, Miami, Chicago, San Francisco and Los Angeles. Since its founding, the Crescent Heights brand has been associated with over 150 projects, including more than 38,000 completed residences, with a total development value in excess of $12.0 billion.

Crescent Heights’ notable multifamily projects include: Ten Thousand, Los Angeles (a 40-story building with views of both Pacific Ocean and downtown Los Angeles), the Hanley, New York (a 20-story building situated in the Upper East Side submarket of Manhattan), NEMA Chicago (a 76-story building located directly across the street from historic Grant Park) and NEMA Boston (a 21-story building located within Boston’s Seaport neighborhood). Crescent Heights’ other San Francisco projects include: Jasper, a 320-unit Class A rental in Rincon Hill (1.8 miles northeast; received "Best New Development Award" by the San Francisco Apartment Association in 2015), 524 Howard (currently under construction; 1.7 miles northeast; 350 units), 325 Fremont (1.8 miles northeast; 118 units), Metropolitan (1.8 miles northeast; 342 condo residences), and 10 South Van Ness (proposed; 0.2 miles southwest; 984 rental units).

Crescent Heights has been recognized with numerous industry awards, including National Association of Home Builder’s Freddie Mac Multi-Family Firm of the Year award (2006), Best Multifamily Project of the Year (2017) from the Los Angeles Business Journal, Best of the City (2017) from Angeleno Magazine, Build America Award (2015) from AGC of America, and Best Real Estate Deal of the Year (2014) from the San Francisco Business Times, among others.

The Loan Sponsor. The Loan Sponsor is Crescent Heights. The individual trustees of the business trusts (collective, the “Guarantors”) are three founders and managing principals of Crescent Heights, Bruce A. Menin, Russell W. Galbut, and Sonny Kahn (in their individual capacities, collectively, the “Individual Trustees”), who collectively have over 90 years of industry experience. As of September 30, 2018, the Guarantors reported a collective net worth and liquidity of approximately $803.5 million and $94.7 million, respectively. Generally, any liability of the Guarantors will be satisfied solely out of the assets of the business trusts and the lender will have no recourse to any assets personally owned by the Individual Trustees. However, as the Guarantors are revocable trusts, upon the revocation of any trust, the related Individual Trustee, under certain circumstances, will have personal liability for the Guaranty, and the Guaranty will be enforceable against the Individual Trustee. The Guarantors have approximately $73.2 million of contingent liabilities in various investments, including the bad boy carve-outs on the current debt outstanding on the NEMA San Francisco Property.

Property Management. The NEMA San Francisco Property is managed by CH Management Services, LLC, a borrower sponsor-affiliated management company (the “Manager”). The Development and Management Agreement between the Borrower and Manager dated October 31, 2011 specifies a management fee of 3.0% of gross revenues. The parking garage is also managed by a borrower sponsor affiliate, CH Parking, LLC, which, per the parking management agreement dated July 27, 2016, receives a management fee of $2,500 per month.

Escrows and Reserves. At origination, the Borrower deposited in escrow (i) $2,063,608 for real estate taxes, (ii) $402,392 for insurance premiums, and (iii) $14,238 for rent abatement.

Tax Escrows – On a monthly basis, the Borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equals $421,010.

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No. 8 – NEMA San Francisco

Insurance Escrows – On a monthly basis, the Borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equals $57,485.

Replacement Reserves – On a monthly basis, the Borrower is required to escrow $14,890 for replacement reserves subject to a cap of $250,000. At any time after the cap is met, if the amount on deposit in the replacement reserve falls below $178,684, monthly deposits will commence until the cap is met.

Lockbox / Cash Management. The NEMA San Francisco Whole Loan is structured with a soft lockbox for residential tenants and a hard lockbox for commercial tenants, with in-place cash management. At origination, the Borrower established an account (the “Clearing Account”) into which income from the NEMA San Francisco Property is required to be deposited. At origination, the Borrower delivered a tenant direction letter to each existing commercial tenant at the property directing them to remit their rent checks directly into the Clearing Account. The Borrower is also required to deliver tenant direction letters to each commercial tenant entering into a lease after the origination date. All rents received by the Borrower or the Manager are required to be deposited into the Clearing Account within two business days of receipt.

Funds deposited into the Clearing Account are required to be swept by the clearing bank on a daily basis into an eligible account established by lender (the “Deposit Account”) and applied and disbursed in accordance with the loan documents. Funds in the Deposit Account will be invested at lender’s discretion only in permitted investments. Lender will also establish subaccounts of the Deposit Account, which are required at all times to be eligible accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Deposit Account and any Subaccounts will be under the sole control and dominion of lender, and the Borrower will have no right of withdrawal from such accounts. The Borrower is required to pay for all expenses of opening and maintaining the above accounts. During a Cash Sweep Period (as defined below), all excess cash flow from the NEMA San Francisco Property (after debt service, required escrows and reserves and approved operating expenses) will be swept into an account controlled by the lender and held as cash collateral for the NEMA San Francisco Whole Loan.

At all times other than during the continuance of a Cash Sweep Period, funds on deposit in the Clearing Account may be released to the Borrower in accordance with the NEMA San Francisco Whole Loan documents.

A “Cash Sweep Period” will commence upon: (i) an event of default or (ii) the failure by the Borrower, after the end of a calendar quarter, to maintain the whole loan debt service coverage ratio of at least 1.10x, and will end upon lender giving notice to the Borrower and the clearing bank that the Cash Sweep Period has ended, which notice lender will only be required to give if (1) the NEMA San Francisco Whole Loan and all other obligations under the NEMA San Francisco Whole Loan documents have been repaid in full or (2) in the case of a Cash Sweep Period triggered by an event described in subclause (ii) above only, as of the end of six consecutive months since the commencement of the existing Cash Sweep Period (A) no event of default has occurred and is continuing, (B) no event that would trigger another Cash Sweep Period has occurred, and (C) the whole loan debt service coverage ratio is at least equal to 1.15x.

Subordinate and Mezzanine Debt. The NEMA San Francisco Whole Loan includes a senior subordinate companion A-B Note with an original principal balance of $69,000,000 (the “A-B Note”) and two junior subordinate companion loans with outstanding principal balance of $60.0 million (B-1 Note) and $50.0 million (B-2 Note), respectively. The subordinate companion loans are coterminous with the NEMA San Francisco Mortgage Loan. The A-B Note accrues interest at 4.43598540291971%, the B-1 Note accrues interest at 4.80000%, and the B-2 Note accrues interest at 5.95000%. The UW NCF DSCR and UW NOI debt yield on the NEMA San Francisco Whole Loan (including the related subordinate companion loans) are 1.15x and 5.5%, respectively. The relative rights and obligations of the holders of the A Notes, A-B Note and B Notes are governed by the terms of a co-lender agreement.

Partial Release. Not permitted.

Ground Lease. None.

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Annex A-3	BBCMS 2019-C3

No. 9 – 787 Eleventh Avenue

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No. 9 – 787 Eleventh Avenue

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No. 9 – 787 Eleventh Avenue

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No. 9 – 787 Eleventh Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
		Title:	Fee
Original Principal Balance(1):	$30,000,000	Property Type - Subtype:	Mixed Use – Retail / Office
Cut-off Date Principal Balance(1):	$30,000,000	Net Rentable Area (SF):	513,638
% of IPB:	3.2%	Location:	New York, NY
Loan Purpose:	Refinance	Year Built / Renovated:	1929 / 2019
Borrower:	Georgetown Eleventh Avenue Owners, LLC	Occupancy(3):	88.4%
Borrower Sponsors:	TABLE Holdings, L.P., Georgetown Company, William A. Ackman and Adam R. Flatto	Occupancy Date:	11/1/2018
		4th Most Recent NOI (As of)(4):	NAV
Interest Rate:	4.53031685470085%	3rd Most Recent NOI (As of)(4):	NAV
Note Date:	1/9/2019	2nd Most Recent NOI (As of)(4):	NAV
Maturity Date:	2/8/2029	Most Recent NOI (As of)(4):	NAV
Interest-only Period:	120 months	UW Economic Occupancy:	88.2%
Original Term:	120 months	UW Revenues:	$33,408,153
Original Amortization Term:	None	UW Expenses:	$8,150,648
Amortization Type:	Interest Only	UW NOI:	$25,257,505
Call Protection(2):	L(28),DeforGrtr1%orYM(85),O(7)	UW NCF:	$24,178,865
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$650,000,000 / $1,265
Additional Debt(1):	Yes	Appraisal Date:	12/2/2018
Additional Debt Balance(1):	$145,000,000 / $117,500,000 / $117,500,000
Additional Debt Type(1):	Pari Passu / A-2 Note / B-Note

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$341	$798
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$341	$798
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV:	26.9%	63.1%
TI/LC:	$24,775,711	Springing	N/A	Maturity Date LTV:	26.9%	63.1%
Other:	$21,796,088	$0	N/A	UW NCF DSCR:	3.01x	1.17x
				UW NOI Debt Yield:	14.4%	6.2%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$410,000,000		100.0%	Payoff Existing Debt	$320,367,552	78.1%
				Upfront Reserves	46,571,799	11.4
				Return of Equity	36,281,750	8.8
				Closing Costs	6,778,899	1.7
Total Sources	$410,000,000		100.0%	Total Uses	$410,000,000	100.0%

(1)	The 787 Eleventh Avenue mortgage loan is part of a larger split whole loan evidenced by (i) four pari passu notes with an aggregate original principal balance of $175.0 million, (ii) one senior subordinate note with an original principal balance of $117.5 million and (iii) one junior subordinate note with an original principal balance of $117.5 million. The financial information presented in the chart above and herein reflects the Cut-off Date balance of the A Notes (as defined below).

(2)	At any time after the earlier to occur of (i) January 9, 2022 and (ii) two years from the closing date of the securitization that includes the last note of the 787 Eleventh Avenue Whole Loan to be securitized, the borrower has the right to either (a) defease the 787 Eight Avenue Whole Loan or (b) prepay the 787 Eighth Avenue Whole Loan, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal balance being prepaid.

(3)	Spaces (Regus Plc) (“Regus”) and Pershing Square Capital Management (“Pershing Square”) are currently building out their respective spaces and are expected to take occupancy in 2019. Nissan North America (“Nissan”) is currently building out its respective space and its expected occupancy date is yet to be determined.

(4)	Historical cash flows are unavailable as the 787 Eleventh Avenue Property (as defined below) was acquired by the borrower sponsors in 2015 and subsequently redeveloped through 2019.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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No. 9 – 787 Eleventh Avenue

The Loan. The 787 Eleventh Avenue mortgage loan is part of a whole loan evidenced by (i) four pari passu promissory notes with an aggregate original principal balance of $175,000,000 (the “A-Notes”), (ii) one senior subordinate note with an original principal balance of $117,500,000 (“Note A-2”), which is subordinate to the A-Notes, and (iii) one junior subordinate note with an original principal balance of $117,500,000 (“Note B”), which is subordinate to both the A-Notes and Note A-2 (collectively, the “787 Eleventh Avenue Whole Loan”). The 787 Eleventh Avenue Whole Loan is secured by the fee interest in a 513,638 square foot, 10-story, mixed use, Class A office building, automotive retail showroom and service center space located on 11th Avenue between West 54th and 55th Streets in the Midtown West neighborhood of Manhattan (the “787 Eleventh Avenue Property”). The 787 Eleventh Avenue loan is represented by the non-controlling Note A-1C. The below table summarizes the 787 Eleventh Avenue Whole Loan, including the remaining unsecuritized pari passu A-Note. The 787 Eleventh Avenue Whole Loan is serviced pursuant to the pooling and servicing agreement for the SGCMS 2019-787E Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement”. The holder of Note B (the “Controlling Noteholder”) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the 787 Eleventh Avenue Whole Loan; however, the holders of the remaining notes are entitled, under certain circumstances, to consult with respect to certain major decisions. Note B was sold to a third-party investor. The 787 Eleventh Avenue Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
Note A-1A	$70,000,000	SGCMS 2019-787E	No
Note A-1B	45,000,000	CSAIL 2019-C15	No
Note A-1C	30,000,000	BBCMS 2019-C3	No
Note A-1D	30,000,000	SGFC	No
Note A-2	117,500,000	SGCMS 2019-787E	No
Note B	117,500,000	Third-Party Investor	Yes
Total	$410,000,000

The Property. The 787 Eleventh Avenue Property is a 513,638 square foot, 10-story, mixed use, Class A office, automotive retail showroom and service center building occupying the entire block on the west side of 11th Avenue between West 54th and 55th Streets in the Midtown West neighborhood of Manhattan. Originally built in 1929, the 787 Eleventh Avenue Property formerly housed Ford’s automotive flagship showroom facility.

The 787 Eleventh Avenue Property was acquired by the borrower sponsors in 2015 for approximately $255.5 million ($497 per square foot). Following the acquisition, the borrower sponsors commenced a $275.2 million ($536 per square foot) redevelopment and expansion of the existing improvements that created a mixed use building with Class A office space while retaining a portion of the original automotive retail showroom and service center. The redevelopment included converting three floors of the existing building from automotive retail showroom and service center use to office use, the addition of two new office floors, renovation of the lobby, entrance and façade (including the installation of oversized windows), executive parking in the basement, a wrap-around terrace on the 9th floor and a roof deck with a private tennis court and views of Manhattan, the Hudson River and New Jersey. Additional office tenant amenities include shuttle service to public transportation and access to the Mercedes Club across the street that offers a fitness center.

Located in the Midtown West neighborhood of Manhattan known as “Automobile Row”, the 787 Eleventh Avenue Property benefits from zoning that allows automotive tenants to perform both sales and service operations, a designation which is limited to properties west of 11th Avenue (unless otherwise grandfathered). The 787 Eleventh Avenue Property’s close proximity to the West Side Highway, Lincoln Tunnel and 57th Street east / west corridor provides access for automobile customers. According to the appraisal, the 787 Eleventh Avenue Property is the only building in the surrounding marketplace that features a double-helix ramp allowing for two-way, floor-by-floor vehicular access without reliance on an elevator like neighboring properties. This access feature provides valuable time and cost savings to tenants. As of November 1, 2018, the 787 Eleventh Avenue Property was 88.4% leased by five tenants.

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No. 9 – 787 Eleventh Avenue

Major Tenants.

GJM OPCO LLC – Jaguar Land Rover (161,195 square feet; 31.4% of NRA; 29.8% of Base Rent): GJM OPCO LLC – Jaguar Land Rover (“GJM OPCO”) is the franchise dealership operator. GJM OPCO is owned by Jonathan Sobel, a former partner at Goldman Sachs and owner of car dealerships throughout the New York region, including BMW, Mini, Porsche, Audi, Chrysler, Jeep, Dodge and Ram. GJM OPCO operates a Jaguar Land Rover dealership (“Jaguar Land Rover”) under a lease expiring in 2032 with two, five-year renewal options. Jaguar Land Rover is a British multinational automotive company and a subsidiary of Tata Motors, a publicly traded Indian automotive company rated AA by Crisil, an India based ratings firm owned by Standard & Poor’s. As of March 2018, the company reported total revenue of £25.8 billion and profit before taxes of £1.5 billion with reported retail sales of 614,309 cars. North America accounted for approximately 129,319 cars or 21.1% of those sales.

Nissan (106,391 square feet; 20.7% of NRA; 22.7% of Base Rent): Nissan is engaged in the manufacturing, sales and related business of automotive products and marine equipment. Nissan’s business segments include automobile sales and financing. The company offers products and services in over 160 countries across the world selling approximately 60 models under the Nissan, Infiniti and Datsun brands. As of March 2018, Nissan reported total net revenue of approximately $112.4 billion, net income from operations of approximately $7.0 billion and total assets of approximately $176.4 billion. According to the borrower sponsors, Nissan has not yet taken occupancy but is expected to have a flagship store at the 787 Eleventh Avenue Property, which would be its only dealership location in Manhattan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Litigation and Other Considerations”. Nissan leases 106,391 square feet through July 2032 with two, ten-year renewal options. Nissan leases its space directly and is expected to have a third-party franchisee manage the day to day operations.

Regus (99,337 square feet; 19.3% of NRA; 23.0% of Base Rent): Regus is listed on the London Stock Exchange under the name IWG Plc. Regus’ network includes a global community of 2.5 million members, over 3,000 business centers, spanning more than 1,000 cities across more than 110 countries. As of December 2017, Regus reported total revenue of approximately £2.4 billion, operating profit of £163.2 million and total assets of approximately £2.9 billion. Regus’ Americas operations accounted for approximately £984.8 million, representing approximately 41.9% of its total revenues for 2017. Regus has not yet taken occupancy at the 787 Eleventh Avenue Property, but is expected to operate as a Spaces International Workplace Group (“Spaces”) location, Regus’ brand that provides creative workspaces. The Spaces lease is guaranteed by Regus and its United States subsidiary on a joint and several basis for an amount up to approximately $14.4 million. Regus, leases 99,337 square feet through October 2031 with one, five-year renewal option. The 787 Eleventh Avenue Property will house one of only two locations in Manhattan at which Regus signed leases in 2018, with the other location being the Chrysler Building. Regus has an option to terminate its lease in October 2028 with 12 months’ notice and the payment of a termination fee equal to $7,325,110 ($73.74 per square foot) to be used for re-tenanting the space.

Environmental. According to a revised Phase I environmental assessment dated December 11, 2018, there was no evidence of any recognized environmental conditions at the 787 Eleventh Avenue Property.

Historical and Current Occupancy
2015(1)	2016(1)	2017(1)	Current(2)
NAP	NAP	NAP	88.4%
(1)	Historical Occupancies are unavailable as the 787 Eleventh Avenue Property was acquired by the borrower sponsors in 2015 and subsequently redeveloped through 2019.

(2)	Current Occupancy is as of November 1, 2018 and includes three tenants that have executed leases but not yet taken occupancy. Regus and Pershing Square are currently building out their respective spaces and are expected to take occupancy in 2019. Nissan is currently building out its respective space and its expected occupancy date is yet to be determined.

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No. 9 – 787 Eleventh Avenue

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
Jaguar Land Rover	NA / NA / NA	161,195	31.4%	$57.88	$9,330,000	29.8%	11/30/2032
Nissan(3)	NA / NA / NA	106,391	20.7	$66.83	7,109,660	22.7	7/31/2032
Regus(3)(4)	NA / NA / NA	99,337	19.3	$72.50	7,201,933	23.0	10/31/2031
Pershing Square(3)(5)	NA / NA / NA	66,757	13.0	$89.73	5,990,293	19.1	1/30/2034
Dwight Capital	NA / NA / NA	20,322	4.0	$82.55	1,677,645	5.4	5/30/2029

Occupied Collateral Total / Wtd. Avg.		454,002	88.4%	$68.96	$31,309,531	100.0%

Vacant Space		59,636	11.6%

Collateral Total		513,638	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Nissan is currently building out its respective space and its expected occupancy date is yet to be determined. Regus and Pershing Square are currently building out their respective spaces and are expected to take occupancy in 2019.

(4)	Regus and its U.S. subsidiary, on a joint and several basis, provided a limited guarantee of the tenant's obligation under its lease in an amount up to $14.4 million. Regus has an option to terminate the lease in October 2028, with 12 months' notice, and payment of a termination fee equal to $7,325,110 ($73.74 per square foot).

(5)	Pershing Square is an affiliate of Table, one of the borrower sponsors; the appraisal indicates that the lease is within current market levels. Mr. Ackman provided a limited personal guarantee of the tenant's obligations under its lease in an amount up to approximately $6.04 million. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenant Issues—Affiliated Leases”.

Lease Rollover Schedule(1) (2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	59,636	11.6%	NAP	NAP	59,636	11.6%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	59,636	11.6%	$0	0.0%
2020	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2021	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2022	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2023	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2024	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2025	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2026	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2027	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2028	0	0	0.0	0	0.0	59,636	11.6%	$0	0.0%
2029	1	20,322	4.0	1,677,645	5.4	79,958	15.6%	$1,677,645	5.4%
2030 & Beyond	4	433,680	84.4	29,631,886	94.6	513,638	100.0%	$31,309,531	100.0%
Total	5	513,638	100.0%	$31,309,531	100.0%
(1)	Based on the underwritten rent roll.

(2)	Certain tenants have more than one lease. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Base Rent Expiring includes rent steps based on straight line rent of $889,660 associated with the investment grade tenant, Nissan, through the term of its lease.

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No. 9 – 787 Eleventh Avenue

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$30,419,871	$59.22	80.5%
Vacant Income	4,472,700	8.71	11.8
Rent Steps(3)	889,660	1.73	2.4
Percentage Rent(4)	114,081	0.22	0.3
Gross Potential Rent	$35,896,311	$69.89	95.0%
Total Reimbursements(5)	1,886,554	3.67	5.0
Net Rental Income	$37,782,865	$73.56	100.0%
(Vacancy/Credit Loss)	(4,472,700)	(8.71)	(11.8)
Amenity Income	51,088	0.10	0.2
Mailroom Income(6)	46,900	0.09	0.1
Effective Gross Income	$33,408,153	$65.04	100.0%

Total Expenses	$8,150,648	$15.87	24.4%

Net Operating Income	$25,257,505	$49.17	75.6%

Total TI/LC, Capex/RR	1,078,640	2.10	3.2

Net Cash Flow	$24,178,865	$47.07	72.4%
(1)	Historical cash flows are unavailable as the 787 Eleventh Avenue Property was acquired by the borrower sponsors in 2015 and subsequently redeveloped through 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rent Steps are based on straight line rent of $889,660 associated with the investment grade tenant, Nissan, through the term of its lease.

(4)	Underwritten Percentage Rent is based on Jaguar Land Rover’s contractual agreement of 2.0% over $145,000,000 in new car sales per annum. The car sales figure of $150,704,039 was utilized for the concluded percentage rent based on new car dealership sales.

(5)	Underwritten Total Reimbursements are based on each tenant's recoveries per the contractual lease. All tenants are currently in a base year assessment period for operating expenses. For real estate tax recoveries, tenants generally pay a fixed amount in addition to their pro-rated shares over a tax base year. Tax base years and the applied real estate tax expense are calculated on the basis of the full real estate tax expense without any adjustments for the Industrial & Commercial Abatement Program. Tax base years are based on the appraiser's estimates. See “Tax Abatement” below.

(6)	Underwritten Mailroom Income is attributed to the Pershing Square lease, under which the tenant is contractually responsible for $46,900 in mailroom income.

The Market. The 787 Eleventh Avenue Property is located on the Westside of Manhattan in New York, New York in the Westside office submarket of Midtown. The 787 Eleventh Avenue Property is also located one block east of the Westside Highway and two blocks south of the 57th Street east/west corridor. This provides tenants with multiple means of access via public and private transportation. The 59th Street - Columbus Circle Transit Stop is located approximately 0.8 miles from the 787 Eleventh Avenue Property, which provides commuters with access to the 1, 2, A, B, C and D subway trains. MTA bus lines with stops at or near the 787 Eleventh Avenue Property include the M12, M31, M57 (which stops at West 54th Street and 11th Avenue) and the M11. The New York Waterway ferry terminal, with service to New Jersey and lower Manhattan, is available at 39th Street and the West Side Highway.

According to a third-party report, the 2018 estimated population within a 0.5-mile radius of the 787 Eleventh Avenue Property is 50,379 people. Population in the area has grown approximately 1.9% since 2010 and this trend is projected to continue with compound annual growth of 1.6% through 2023. The 2018 median household income within a 0.25-mile and 0.5-mile radius is $61,398 and $90,297, respectively.

According to the appraisal, the 787 Eleventh Avenue Property is located in the Westside office submarket, which contained approximately 25.7 million square feet and had an overall vacancy rate of 5.0% and an average rental rate of $66.92 per square foot as of the third quarter 2018. The appraiser analyzed 32 competitive properties offering newly redeveloped Class A office space, which exhibited an average occupancy rate of 96.2% and a direct asking rent of $76.75 per square foot.

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No. 9 – 787 Eleventh Avenue

According to the appraisal, the Manhattan market comprises the largest market in the five boroughs of rentable automobile retail space (43.6% of NRA). Within the Manhattan market, approximately 89.0% of the total automotive space is located along the stretch of 11th Avenue known as “Automotive Row”, which evolved after the passing of the Special Clinton District rezoning of 2011. According to the appraisal, several brands including Mercedes-Benz, BMW, VW, Audi and Porsche have collectively spent more than $1.0 billion on showrooms and service centers. The appraisal noted that the only vacant space available in the entire corridor is at 748 11th Avenue, which previously housed the Nissan Infiniti dealership.

Underwritten rents for the occupied spaces at the 787 Eleventh Avenue Property are approximately 15.7% below the appraisal’s concluded market rents, driven primarily by the automotive retail spaces which have a weighted average rent that is approximately 25.1% below market rents. The automotive retail leases were initially signed in 2015.

The Borrower. The borrowing entity for the 787 Eleventh Avenue Whole Loan is Georgetown Eleventh Avenue Owners, LLC, a Delaware limited liability company and special purpose entity. The borrower is 50.0% owned by TABLE Holdings, L.P. (“Table”) and 50.0% owned by the Georgetown Company (“Georgetown”).

The Loan Sponsors. The loan sponsors are Adam R. Flatto, Georgetown, William A. Ackman and Table. The nonrecourse carve-out guarantors are Adam R. Flatto and William A. Ackman.

Founded in 1978, Georgetown is a privately-held diversified real estate company headquartered in New York. Georgetown and its principals have developed, owned and overseen in excess of 20.0 million square feet of office, residential, retail and recreational properties and currently have assets under management of over $3.0 billion. Examples of their work include the renovation of the IAC building in Chelsea; the master development of the Easton project in Columbus, OH; a venture with CNA Insurance to reposition the 1.1 million square foot Continental Center in Manhattan; and, in partnership with Sony Pictures Entertainment, the master planned redevelopment of Sony’s Culver City Studio Lot in Los Angeles.

Table is the investment office of William A. Ackman and his family. Table has invested more than $300.0 million of equity at cost in various real estate investments and has ownership interests in more than 2,200 multifamily apartments and hotels in New York City, Florida, California and other markets, as well as other 787 Eleventh Avenue Property interests. William A. Ackman is the CEO and Portfolio Manager of Pershing Square, a SEC-registered investment adviser founded in 2003 with assets under management of $6.8 billion as of December 31, 2018.

Property Management. The 787 Eleventh Avenue Property is managed by Cushman & Wakefield U.S., Inc.

Escrows and Reserves. At origination, the borrower deposited into escrow: (i) $24,254,223 for outstanding tenant improvements with respect to Nissan ($3,960,268), Regus ($12,528,382) and Pershing Square ($7,765,573) and $521,488 for outstanding leasing commissions with respect to Regus, (ii) $15,664,540 for free rent with respect to Regus ($6,980,561), Jaguar Land Rover ($7,217,153) and Dwight Capital ($1,466,826) and (iii) $6,131,548 for renovations.

Tax Escrows – The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) no event of default has occurred and is continuing and (ii) the borrower timely pays the tax and common charge costs when incurred and promptly provides evidence to the lender of the payment of same.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default has occurred and is continuing and (ii) the borrower timely pays the insurance and common charge costs when incurred and promptly provides evidence to the lender of the payment of same.

TI/LC Reserve – So long as no event of default is continuing, from and after July 1, 2020 the borrower is required to deposit any amounts required in connection with a permitted lease modification or permitted surrender in connection with various lease modifications and/or terminations.

Lockbox / Cash Management. The 787 Eleventh Avenue Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver to all existing and new tenants at the 787 Eleventh Avenue Property a written notice instructing that all rents under leases at the 787 Eleventh Avenue Property are to be delivered by such tenants directly to the deposit account. All funds in the lockbox account are required to be remitted to the borrower on a daily basis

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in the absence of a Cash Management Period (as defined below). Upon the commencement of a Cash Management Period, the lender will give notice thereof to the cash management bank, after which the borrower and cash management bank must establish a cash management account into which all funds on deposit in the deposit account (less any minimum peg balance required under the loan documents) will be swept on a daily basis. The cash management account is required to be in the name of the borrower but for the sole and exclusive benefit of the lender.

A “Cash Management Period” will commence upon (i) February 8, 2029 or (ii) an event of default.

Subordinate and Mezzanine Debt. The 787 Eleventh Avenue Whole Loan includes one senior subordinate Note A-2 with an original principal balance of $117.5 million and one junior subordinate Note B with an original principal balance of $117.5 million. The subordinate notes are coterminous with the 787 Eleventh Avenue mortgage loan. Note A-2 accrues interest at 4.53031685470085% per annum and Note B accrues interest at 6.099424% per annum. The UW NCF DSCR and UW NOI debt yield on the 787 Eleventh Avenue Whole Loan (including Note A-2 and Note B) are 1.17x and 6.2%, respectively. The relative rights and obligations of the holders of Note A-2 and Note B are governed by the terms of a co-lender agreement.

Partial Release. Following a permitted condominium conversion of all or a portion of the 787 Eleventh Avenue Property in accordance with the 787 Eleventh Avenue Whole Loan documents, the borrower may obtain a one-time release of the retail condominium unit from the lien of the 787 Eleventh Avenue Whole Loan, upon conveyance of the retail condominium unit to another entity; provided that each of the following conditions, among others, are satisfied: (a) the borrower either (i) pays a prepayment of the principal in an amount equal to 105.0% of the appraised value of the retail condominium unit (together with any applicable yield maintenance premium), or (ii) elects a partial defeasance event, in which case the defeased note will be in an amount equal to 105.0% of the appraised value of the retail condominium unit; (b) after giving effect to such prepayment or defeasance, the debt yield on the 787 Eleventh Avenue Whole Loan is greater than or equal to the greater of (i) 6.2% or (ii) the debt yield on the 787 Eleventh Avenue Whole Loan immediately preceding the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the 787 Eleventh Avenue Whole Loan in an amount sufficient to pass such debt yield test); (c) the LTV ratio on the 787 Eleventh Avenue Whole Loan is required to be equal to or less than the lesser of (i) 63.1% and (ii) the LTV ratio on the 787 Eleventh Avenue Whole Loan of the 787 Eleventh Avenue Property immediately prior to the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the 787 Eleventh Avenue Whole Loan in an amount sufficient to pass such test); (d) no event of default under the 787 Eleventh Avenue Whole Loan documents is continuing; and (e) the lender has either received a rating agency confirmation from each rating agency or each rating agency has waived such condition. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Tax Abatement. The borrower sponsors have applied for a tax abatement for the 787 Eleventh Avenue Property under the Industrial & Commercial Abatement Program (“ICAP”) program. The borrower projects that the ICAP application will be fully approved by the end of 2019 and that the abatement benefits will take effect in the 2020/2021 tax year. As projected by the borrower sponsors, the ICAP abatement would phase out over a 10-year period with full savings being realized in years one through five of the program, which subsequently burns off at a rate of 20.0% per year over the next five years decreasing to 20.0% in years nine and ten of the abatement period. The borrower is required under the 787 Eleventh Avenue Whole Loan documents to submit a timely ICAP notice of completion reflecting completion of construction on or before December 29, 2020 and satisfy all conditions and obtain all licenses and permits required under the loan documents, in order to fully vest in the 787 Eleventh Avenue Property all rights for benefits under the ICAP. The borrower is also required to comply with all legal requirements necessary to maintain, and is required to maintain, the abatement of taxes under the ICAP on or before July 1, 2020, subject to extension to July 1, 2021, including, without limitation, the filing of all certificates of continuing use and filing real property income and expense statements. The borrower is required to provide to the lender all material notices it receives from the applicable governmental authorities with respect to the ICAP within ten business days after receipt. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
		Title:	Fee
Original Principal Balance(1):	$30,000,000	Property Type - Subtype:	Office – Suburban
Cut-off Date Principal Balance(1):	$30,000,000	Net Rentable Area (SF):	1,080,180
% of IPB:	3.2%	Location:	Addison, TX
Loan Purpose:	Refinance	Year Built / Renovated:	1983 / 2015-2017
Borrower:	FPG Colonnade, LP	Occupancy:	91.2%
Borrower Sponsor:	Fortis Property Group, LLC	Occupancy Date:	9/30/2018
Interest Rate:	4.56800%	4th Most Recent NOI (As of):	$16,949,065 (12/31/2015)
Note Date:	1/18/2019	3rd Most Recent NOI (As of):	$18,017,169 (12/31/2016)
Maturity Date:	2/6/2024	2nd Most Recent NOI (As of):	$19,976,818 (12/31/2017)
Interest-only Period:	60 months	Most Recent NOI (As of):	$20,063,363 (TTM 9/30/2018)
Original Term:	60 months	UW Economic Occupancy:	91.0%
Original Amortization Term:	None	UW Revenues:	$33,260,523
Amortization Type:	Interest Only	UW Expenses:	$13,191,074
Call Protection:	L(28),Def(27),O(5)	UW NOI:	$20,069,449
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$18,841,320
Additional Debt(1):	Yes	Appraised Value / Per SF:	$347,590,000 / $322
Additional Debt Balance(1):	$75,000,000 / $55,000,000 / $63,000,000 / $17,000,000	Appraisal Date:	10/31/2018
Additional Debt Type(1):	Pari Passu / B-Note / C-Note / Mezzanine Loan

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap		A-Notes	Total Debt
Taxes:	$502,948	$502,948	N/A	Cut-off Date Loan / SF:	$97	$222
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$97	$222
Replacement Reserves:	$0	$17,987	N/A	Cut-off Date LTV:	30.2%	69.0%
TI/LC:	$4,000,000	$89,933	$6,000,000	Maturity Date LTV:	30.2%	69.0%
Other:	$1,828,120	$0	N/A	UW NCF DSCR:	3.87x	1.35x
				UW NOI Debt Yield:	19.1%	8.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$223,000,000		92.9%	Payoff Existing Debt(3)	$213,024,497	88.8%
Mezzanine Loan	17,000,000		7.1	Return of Equity	11,917,495	5.0
				Closing Costs	8,726,941	3.6
				Reserves	6,331,067	2.6
Total Sources	$240,000,000		100.0%	Total Uses	$240,000,000	100.0%

(1)	The Colonnade Office Complex mortgage loan is part of a whole loan evidenced by (i) 10 pari passu senior notes with an aggregate original principal balance of $105.0 million, (ii) six B-notes with an aggregate original principal balance of $55.0 million and (iii) one C-note with an original principal balance of $63.0 million. The financial information presented in the chart above reflects the Cut-off Date balance of The Colonnade Office Complex Senior Loan (as defined below).

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(3)	Payoff Existing Debt includes (i) costs to defease in the amount of $163,162,316 and (ii) the payoff of 10 member loans totaling $49,862,182.

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The Loan. The Colonnade Office Complex mortgage loan is part of a whole loan evidenced by (i) 10 pari passu senior promissory notes with an aggregate original principal balance of $105,000,000 (“The Colonnade Office Complex Senior Loan”), (ii) six B-notes with an aggregate original principal balance of $55,000,000 (“The Colonnade Office Complex B-Note”), which are subordinate to The Colonnade Office Complex Senior Loan, and (iii) a C-note with an original principal balance of $63,000,000 (“The Colonnade Office Complex C-Note”), which is subordinate to both The Colonnade Office Complex Senior Loan and The Colonnade Office Complex B-Note (The Colonnade Office Complex B-Note and The Colonnade Office Complex C-Note, collectively, “The Colonnade Office Complex Subordinate Notes”, and together with The Colonnade Office Complex Senior Loan, “The Colonnade Office Complex Whole Loan”). The Colonnade Office Complex Whole Loan is secured by a first mortgage lien on a 1,080,180 square foot office complex located in Addison, Texas (“The Colonnade Office Complex Property”). The Colonnade Office Complex mortgage loan represents the non-controlling Notes A-3, A-6 and A-8. The below table summarizes The Colonnade Office Complex Whole Loan, including the remaining pari passu promissory notes comprising The Colonnade Office Complex Senior Loan. The Colonnade Office Complex Whole Loan is serviced under the UBS 2019-C16 pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement”. The Colonnade Office Complex Whole Loan has a five-year term and is interest-only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$5,000,000	UBS 2019-C16	No
A-2-1	15,000,000	WFCM 2019-C50	No
A-2-2	3,000,000	WFCM 2019-C50	No
A-2-3	2,000,000	UBS 2019-C16	No
A-3	15,000,000	BBCMS 2019-C3	No
A-4	10,000,000	UBS 2019-C16	No
A-5	10,000,000	WFCM 2019-C50	No
A-6	10,000,000	BBCMS 2019-C3	No
A-7	30,000,000	UBS 2019-C16	No
A-8	5,000,000	BBCMS 2019-C3	No
B-1	30,000,000	The Lincoln National Life Insurance Company	No
B-2	5,000,000	Athene Annuity & Life Assurance Company	No
B-3	5,000,000	Athene Annuity and Life Company	No
B-4	5,000,000	American Equity Investment Life Insurance Company	No
B-5	5,000,000	Athene Annuity & Life Assurance Company	No
B-6	5,000,000	Athene Annuity & Life Assurance Company	No
C	63,000,000	Nonghyup Bank as Trustee for Up Global Private Real Estate Fund V	Yes(1)
Total	$223,000,000
(1)	The initial controlling note is Note C. If a control appraisal period with respect to Note C has occurred and is continuing, but a control appraisal period with respect to Note B-1 has not occurred and is not continuing, then the control note will be Note B-1. If a control appraisal period with respect to Note B-1 has occurred and is continuing with respect to Note B-1, then the control note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans— The Colonnade Office Complex Whole Loan”.

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(1)	Cumulative Loan Per SF is calculated based on 1,080,180 SF.

(2)	Based on the “as-is” appraised value of $347.59 million ($322 per SF), as of October 31, 2018.

(3)	Based on UW NOI of $20,069,449.

(4)	Based on UW NCF of $18,841,320 and the coupon of 4.56800% on The Colonnade Office Complex Senior Loan, 5.25000% on The Colonnade Office Complex B-Note, 6.47000% on The Colonnade Office Complex C-Note, and 12.00000% on The Colonnade Office Complex Mezzanine Loan (as defined below). See “Subordinate and Mezzanine Debt” below for further discussion of The Colonnade Office Complex Mezzanine Loan.

(5)	Implied Equity is based on the “as-is” appraised value of $347.59 million, less total debt of $240.0 million.

The Property. The Colonnade Office Complex Property is comprised of three 14-story Class A office buildings totaling 1,080,180 square feet located in Addison, Texas. Situated on an approximately 12.4 acre site, The Colonnade Office Complex Property was constructed in 1983 and renovated between 2015 and 2017. The three buildings are connected by a three-story 70-foot high barrel vaulted glass atrium and an eight-level parking garage with 2,563 parking spaces and 137 surface parking spaces, resulting in a parking ratio of 2.5 spaces per 1,000 square feet. Amenities at The Colonnade Office Complex Property include a fitness facility, a business center, a full service bank, a 6,897 square foot food court, a coffee kiosk, a sundries shop, a conference center, storage spaces, and 24/7 security. The Colonnade Office Complex Property is LEED® Certified Gold for Existing Buildings Operations and Maintenance (LEED-EB O+M), and in 2004 and 2013, The Colonnade Office Complex Property was recognized as Building Owners and Managers Association’s "Building of the Year." Since the borrower sponsor’s acquisition of The Colonnade Office Complex Property in 2013, the borrower sponsor has spent approximately $32.5 million in capital improvements, tenant improvements, leasing commissions, and soft costs at The Colonnade Office Complex Property.

The Colonnade Office Complex Property was 91.2% leased as of September 30, 2018 to 59 office and telecommunications tenants, with approximately 19.6% of NRA and 21.4% of underwritten base rent leased to investment grade tenants. The borrower sponsor acquired The Colonnade Office Complex Property in April 2013 with occupancy of 88.8% and subsequent to the capital improvements that the borrower sponsor has implemented, The Colonnade Office Complex Property has averaged occupancy of 95.1% over the past five years. The top three tenants at The Colonnade Office Complex Property are Hilton Domestic Operating Company (14.4% of NRA), USP Texas, L.P. (11.8% of NRA) and HQ Global Workplaces, LLC (5.0% of NRA). No other tenant at The Colonnade Office Complex Property represents more than 4.7% of NRA or 4.9% of underwritten base rent.

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Major Tenants.

Hilton Domestic Operating Company (155,572 square feet; 14.4% of NRA; 16.7% of Base Rent): Hilton Domestic Operating Company, rated Ba2 by Moody’s, is a subsidiary of Hilton Worldwide Holdings Inc. (“Hilton”) (NYSE: HIL). Founded in 1919, Hilton is a leading global hospitality company with a portfolio of 5,685 properties comprising 912,960 rooms, in 113 countries and territories as of year-end 2018. Hilton’s portfolio of 16 brands include Waldorf Astoria Hotels & Resorts, Conrad Hotel & Resorts, Hilton Hotels & Resorts, Curio Collection, DoubleTree, Hilton Garden Inn, Hampton, and Hilton Grand Vacations. Hilton manages a customer loyalty program, Hilton Honors, which has over 85 million members as of year-end 2018. Hilton Domestic Operating Company currently occupies 155,572 square feet across nine suites at The Colonnade Office Complex Property. The leases related to seven suites totaling 106,860 square feet (9.9% of NRA, 10.8% of underwritten base rent) have a current expiration date of January 31, 2021 and provide for one, five-year renewal option. The leases related to two suites totaling 48,712 square feet (4.5% of NRA, 6.0% of underwritten base rent) have a current expiration date of November 30, 2023 and provide for one, two-year renewal option. Underwritten base rents for Hilton Domestic Operating Company’s nine suites range from $26.00 to $33.00 per square foot with a weighted average underwritten base rent of $28.96 per square foot. Hilton Domestic Operating Company does not have any termination options.

USP Texas, L.P. (127,613 square feet; 11.8% of NRA; 12.7% of Base Rent): United Surgical Partners Texas, L.P. (“USP”), rated B/Caa1/B by Fitch/Moody’s/S&P, is an ambulatory services provider and a subsidiary of Tenet Healthcare (NYSE: THC), a diversified healthcare services company. USP currently owns and operates over 400 ambulatory facilities, serving more than 9,000 physicians and over 2.5 million patients each year. With a team of approximately 17,000 employees, USP also maintains strategic joint-venture partnerships with more than 4,000 physicians and over 50 health systems nationwide. A tenant at The Colonnade Office Complex Property since January 2003, USP currently occupies six office suites totaling 123,249 square feet and two storage units totaling 4,364 square feet at The Colonnade Office Complex Property. USP pays current underwritten base rent of $27.37 per square foot for its office spaces and $12.00 per square foot for its storage spaces. USP’s lease has a current expiration date of October 31, 2025 and provides for one, five-year renewal option and no termination options.

HQ Global Workplaces, LLC (54,482 square feet; 5.0% of NRA; 5.2% of Base Rent): HQ Global Workplaces, LLC (“HQ Global”) is a subsidiary of International Workplace Group (LSE: IWG) (“IWG”), one of the world’s largest providers of flexible workspace solutions for companies of any size. As of year-end 2017, IWG had approximately 3,125 business centers in more than 1,000 cities across over 110 countries. IWG owns and operates internationally renowned brands including HQ, Regus, Spaces, Signature, No 18, Basepoint, and Open Office with office outsourcing services in the Americas, Europe, Middle East, Africa, Asia Pacific, and the United Kingdom. HQ Global currently occupies 52,831 square feet of office space and 1,651 square feet of storage space at The Colonnade Office Complex Property with a lease that commenced on July 1, 2001 and expires on April 30, 2020. HQ Global currently pays underwritten base rent of $23.50 per square foot for 26,356 square feet of office space, $29.00 per square foot for 26,475 square feet of office space, and $12.00 per square foot for its storage space. HQ Global’s lease provides for one, five-year renewal option for its office spaces and no termination option.

Environmental. According to a Phase I environmental assessment dated November 8, 2018, there was no evidence of any recognized environmental conditions at The Colonnade Office Complex Property.

Historical and Current Occupancy(1)
2014	2015	2016	2017	Current(2)
94.2%	94.6%	94.2%	97.1%	91.2%
(1)	Historical Occupancies are the average occupancies of each respective year.

(2)	Current Occupancy is as of September 30, 2018.

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Top Ten Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
Hilton Domestic Operating Company(3)	Ba2 / NA / NA	155,572	14.4%	$28.96	$4,505,134	16.7%	1/31/2021
USP Texas, L.P.	Caa1 / B / B	127,613	11.8	$26.84	3,425,416	12.7	10/31/2025
HQ Global Workplaces, LLC	NA / NA / NA	54,482	5.0	$25.82	1,406,953	5.2	4/30/2020
Google, Inc.(4)	Aa2 / AA+ / NA	51,260	4.7	$25.30	1,296,846	4.8	2/28/2026
Systemware(5)	NA / NA / NA	48,125	4.5	$27.50	1,323,438	4.9	5/31/2022
Willis Towers Watson	Baa3 / BBB / BBB	46,266	4.3	$27.38	1,266,534	4.7	12/31/2019
Zurich American Insurance Company(6)	A1 / AA- / A+	43,711	4.0	$25.12	1,097,946	4.1	4/30/2027
GenCorp Technologies, Inc.	NA / NA / NA	41,082	3.8	$26.58	1,091,892	4.1	2/28/2029
RMG Enterprise Solutions, Inc.(7)	NA / NA / NA	31,255	2.9	$29.00	906,395	3.4	3/31/2025
Dillon Gage Incorporated of Dallas	NA / NA / NA	28,874	2.7	$27.07	781,509	2.9	5/31/2025
Top Ten Tenants		628,240	58.2%	$27.22	$17,102,061	63.6%

Non Top Ten Tenants		356,626	33.0%	$27.50	$9,807,281	36.4%

Occupied Collateral Total		984,866	91.2%	$27.32	$26,909,342	100.0%

Vacant Space		95,314	8.8%

Collateral Total		1,080,180	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Seven suites totaling 106,860 square feet have a current expiration date of January 31, 2021 and two suites totaling 48,712 square feet have a current expiration date of November 30, 2023.

(4)	Three suites totaling 38,180 square feet have a current expiration date of February 28, 2026 and one suite totaling 13,080 square feet has a current expiration date of May 31, 2020.

(5)	Systemware has a one-time option to terminate its lease effective May 31, 2020 with at least 12 months’ written notice of such cancellation and payment of a termination fee equal to two months of then applicable base rent and the outstanding balance of leasing costs amortized over a 60-month term at 8%; provided, however, that such termination option will terminate if Systemware leases more than 5,000 square feet of additional space at The Colonnade Office Complex Property.

(6)	Two suites totaling 38,540 square feet have a current expiration date of April 30, 2027 and one suite totaling 5,171 square feet has a current expiration date of September 30, 2022.

(7)	RMG Enterprise Solutions, Inc. has a one-time option to terminate its lease effective December 31, 2021 with written notice, no earlier than 12 months prior and no later than nine months prior, of such cancellation and payment of a termination fee equal to five months of then applicable base rent and the outstanding balance of leasing costs amortized over its lease term at 8%; provided, however, that such termination option will terminate if RMG Enterprise Solutions, Inc. leases additional space at The Colonnade Office Complex Property.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	95,314	8.8%	NAP	NAP	95,314	8.8%	NAP	NAP
2019 & MTM	15	75,734	7.0	$1,917,150	7.1%	171,048	15.8%	$1,917,150	7.1%
2020	16	117,650	10.9	3,079,500	11.4	288,698	26.7%	$4,996,650	18.6%
2021	19	192,308	17.8	5,429,641	20.2	481,006	44.5%	$10,426,291	38.7%
2022	22	134,351	12.4	3,936,641	14.6	615,357	57.0%	$14,362,932	53.4%
2023	9	109,232	10.1	3,081,821	11.5	724,589	67.1%	$17,444,753	64.8%
2024	2	8,558	0.8	196,811	0.7	733,147	67.9%	$17,641,564	65.6%
2025	18	229,231	21.2	6,232,731	23.2	962,378	89.1%	$23,874,294	88.7%
2026	3	38,180	3.5	979,656	3.6	1,000,558	92.6%	$24,853,950	92.4%
2027	2	38,540	3.6	963,500	3.6	1,039,098	96.2%	$25,817,450	95.9%
2028	0	0	0.0	0	0.0	1,039,098	96.2%	$25,817,450	95.9%
2029	8	41,082	3.8	1,091,892	4.1	1,080,180	100.0%	$26,909,342	100.0%
2030 & Beyond	0	0	0.0	0	0.0	1,080,180	100.0%	$26,909,342	100.0%
Total	114	1,080,180	100.0%	$26,909,342	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$25,083,835	$25,712,275	$27,530,368	$27,615,394	$27,000,733	$25.00	76.4%
Vacant Income	0	0	0	0	2,230,380	2.06	6.3
Gross Potential Rent	$25,083,835	$25,712,275	$27,530,368	$27,615,394	$29,231,113	$27.06	82.7%
Total Reimbursements	2,897,988	3,417,382	3,850,829	3,521,436	6,118,569	5.66	17.3
Net Rental Income	$27,981,824	$29,129,656	$31,381,197	$31,136,830	$35,349,683	$32.73	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(3,164,483)	(2.93)	(9.0)
Other Income(4)	1,257,497	906,483	1,087,285	1,050,028	1,075,323	1.00	3.0
Effective Gross Income	$29,239,321	$30,036,140	$32,468,482	$32,186,858	$33,260,523	$30.79	94.1%

Total Expenses	$12,290,256	$12,018,971	$12,491,663	$12,123,495	$13,191,074	$12.21	39.7%

Net Operating Income	$16,949,065	$18,017,169	$19,976,818	$20,063,363	$20,069,449	$18.58	60.3%

Total TI/LC, Capex/RR	0	0	0	0	1,228,129	1.14	3.7

Net Cash Flow	$16,949,065	$18,017,169	$19,976,818	$20,063,363	$18,841,320	$17.44	56.6%
(1)	TTM reflects the trailing 12-month period ending September 30, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place consist of in-place rents as of September 30, 2018, including (i) contractual rent steps through March 2020 totaling $318,819 and (ii) straight line rent for investment grade tenants totaling $91,392.

(4)	Other Income includes parking income, telecom income, tenant improvement amortization, late fees, tenant bill backs, signage income, and termination fees.

The Market. The Colonnade Office Complex Property is located along Dallas North Tollway in Addison, Texas. The Colonnade Office Complex Property is approximately 15.0 miles north of downtown Dallas, approximately 14.0 miles southwest of Plano, and approximately 29.9 miles northeast of Arlington. The neighborhood surrounding The Colonnade Office Complex Property consists primarily of retail and office development. Immediate access to The Colonnade Office Complex Property is provided by the Dallas North Tollway and Arapaho Road. Regional access to The Colonnade Office Complex Property is provided by Interstate 635 (2.9 miles south) and the President George Bush Turnpike (SH 190) (4.9 miles south). Public transportation in the area is provided by Dallas Area Rapid Transit, which services Dallas and 12 surrounding cities. The Colonnade Office Complex Property is located two blocks east of the Addison Transit Center, which is expected to become a station along the planned Cotton Belt Rail Line, according to the appraisal.

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The Colonnade Office Complex Property is located in the Dallas-Fort Worth-Arlington metropolitan statistical area (the “Dallas MSA”). The Dallas MSA has a population of approximately 7.4 million, making it the fourth largest metropolitan statistical area in the United States. Major industries in the Dallas MSA economy include banking, commerce, telecommunications, technology, energy, healthcare and medical research, and transportation and logistics. In 2018, the Dallas MSA was home to 22 Fortune 500 companies, the third largest concentration of Fortune 500 companies in the nation, behind New York City and Chicago. Major employers in the Dallas MSA include Bank of America Corp., Texas Health Resources, Inc., Baylor Health Care System, AT&T, and JP Morgan & Chase Co. According to the appraisal, corporate relocations to the Dallas MSA in recent years include Toyota, Liberty Mutual, and State Farm.

Additional national retailers and restaurants within close proximity of The Colonnade Office Complex Property include Whole Foods Market, Walgreens, In-N-Out Burger, Whataburger, Outback Steakhouse, BJ’s Restaurants and Brewhouse, Chipotle, and McDonald’s. Nearby retail centers include Prestonwood Town Center (0.5 miles east), which is anchored by Walmart Supercenter, Michael’s, Best Buy, and DSW, as well as Addison Town Center (2.2 miles west), which is anchored by Target, Kroger, and PetSmart. The Galleria Mall, located approximately 2.4 miles south of The Colonnade Office Complex Property off North Dallas Parkway, is a regional mall anchored by Nordstrom, Macy’s, and Saks Fifth Avenue. Other retailers at the Galleria Mall include Tiffany, Gucci, Rolex, Bachendorf’s, Versace, and Louis Vuitton. The Galleria Mall has over 200 stores and restaurants and features an indoor ice skating rink. Nationally flagged hospitality properties are concentrated southwest of The Colonnade Office Complex Property, including Marriott, Renaissance, Courtyard by Marriott, Radisson Hotel, Hyatt House, and Residence Inn.

According to a third party market research report, The Colonnade Office Complex Property is located in the Dallas/Fort Worth office market and the Far North Dallas office submarket cluster. The Dallas/Fort Worth office market contains approximately 381.7 million square feet of office space with a vacancy rate of 14.9% and average asking rental rate of $25.51 per square foot NNN as of the third quarter of 2018. The Dallas/Fort Worth office market experienced positive year to date net absorption of 4.2 million square feet at the end of the third quarter of 2018. The Far North Dallas office submarket cluster contains approximately 64.7 million square feet of office space with a vacancy rate of 15.1% and an average asking rental rate of $28.66 per square foot NNN as of the third quarter of 2018. The Far North Dallas office submarket cluster experienced positive year to date net absorption of 666,235 square feet at the end of the third quarter of 2018. According to a third party market research report, the estimated 2018 population within a one-, three- and five-mile radius of The Colonnade Office Complex Property was 10,587, 143,954 and 373,092, respectively, and the 2018 estimated average household income within the same one-, three- and five-mile radius was $95,316, $97,719 and $101,781, respectively.

The appraisal identified five competitive properties built between 1982 and 2018 ranging in size from approximately 240,000 square feet to 549,170 square feet. The appraisal’s competitive set reported rent from $23.00 per square foot to $32.00 per square foot, with a weighted average rent of $25.93 per square foot. The appraisal concluded a market rent of $24.00 per square foot for office space.

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The following table presents recent leasing data at competitive office buildings with respect to The Colonnade Office Complex Property:

Comparable Office Leases(1)
Property Name/Location	Year Built	Occ.	Size (SF)	Tenant	Suite Size (SF)	Rent PSF	Lease Date	Lease Term (Months)	Lease Type
The Colonnade Office Complex 15301-15305 North Dallas Parkway Addison, Texas	1983	91.2%(2)	1,080,180(2)	Aliera Healthcare, Inc.(2)	3,297(2)	$23.00(2)	May-17(2)	65(2)	NNN(2)
North Park Central 8750 North Central Expressway Dallas, Texas	1984	92.0%	508,102	Undisclosed	6,938	$24.25	Sept-17	60	NNN
One Galleria Tower 13355 Noel Road Dallas, Texas	1982	88.0%	477,790	Undisclosed	9,936	$28.50	Nov-18	60	NNN
Pinnacle Tower 5005 LBJ Freeway Dallas, Texas	1986	91.0%	549,170	Crown Labs	8,509	$24.50	Dec-18	120	NNN
Millennium Tower 15455 Dallas Parkway Addison, Texas	1999	80.0%	357,102	Undisclosed	9,633	$23.00	Aug-18	60	NNN
Fourteen 555 North Building 14555 North Dallas Parkway Dallas, Texas	2018	85.0%	240,000	Occidental Petroleum	120,000	$32.00	Oct-18	60	NNN
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll.

The Borrower. The borrowing entity for The Colonnade Office Complex Whole Loan is FPG Colonnade, LP, a Delaware limited partnership and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Colonnade Office Complex Whole Loan. Fortis Property Group, LLC (“Fortis”) is the guarantor of certain nonrecourse carve-outs under The Colonnade Office Complex Whole Loan.

The Loan Sponsor. The loan sponsor is Fortis, a private U.S. real estate investment, operating and development company based in Brooklyn, New York. Founded in 2005, Fortis has acquired and/or developed approximately 8.0 million square feet throughout the United States, with an emphasis on the Northeast and Dallas, Texas markets. Fortis’ portfolio of developments and properties under management are primarily Class A office and multi family rental and condominium properties, along with other assets such as retail and industrial. The borrower sponsor has had past loan defaults. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Property Management. The Colonnade Office Complex Property is managed by FPG Texas Management, LP, an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow (i) $69,163 for immediate repairs, (ii) $502,948 for real estate taxes, (iii) $631,755 for free rent with respect to Mente Group, LLC ($14,848), Mitsui Sumitomo Marine Management (U.S.A.), Inc. ($16,757), Accounting Principals, Inc. ($18,899), Roth Staffing Companies, L.P. ($19,273), Google, Inc. ($89,271), Hiersche, Hayward, Drakeley & Urbach, P.C. ($103,842), Dillon Gage Incorporated of Dallas ($148,292), and Systemware ($220,573), (iv) $1,127,202 for outstanding landlord obligations with respect to Mitsui Sumitomo Marine Management (U.S.A.), Inc. ($94,736), HQ Global Workplaces, LLC ($158,136), Google, Inc. ($378,835), and USP Texas, L.P. ($495,495), and (v) $4,000,000 for tenant improvements and leasing commissions.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $502,948.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and The Colonnade Office Property is insured under a blanket insurance policy in accordance with the loan documents.

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Replacement Reserves - On a monthly basis, the borrower is required to escrow $17,987 for replacement reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $89,933 for tenant improvements and leasing commissions (subject to a cap of $6,000,000).

Lockbox / Cash Management. The Colonnade Office Complex Whole Loan documents require a hard lockbox with springing cash management. The borrower was required at origination of The Colonnade Office Complex Whole Loan to deliver written instructions to tenants directing them to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The Colonnade Office Complex Whole Loan documents require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Funds in the lockbox account, absent the occurrence and continuance of a Triggering Event (as defined below), are required to be transferred on each business day to a borrower operating account. Upon the first occurrence of a Triggering Event, the borrower is required to establish a cash management account under sole control of the lender, to which, during a Triggering Event, all amounts in the lockbox account are required to be automatically transferred on each business day for the payment, among other things, of the debt service, monthly escrows, default interest and late payment charges. Absent the continuance of a Cash Sweep Period (as defined below), any remaining funds after such disbursements are required to be distributed to the borrower. Upon a Cash Sweep Period, all remaining excess cash flow will be escrowed in an excess cash flow reserve account (provided, however, that if a Cash Sweep Period has occurred solely as a result of a Material Tenant Trigger Event (as defined below), then such amount will be applied to a Material Tenant (as defined below) reserve account).

A “Triggering Event” will commence upon the earliest to occur of (i) an event of default under The Colonnade Office Complex Whole Loan documents or The Colonnade Office Complex Mezzanine Loan documents, (ii) the debt service coverage ratio for the immediately preceding 12-month period of The Colonnade Office Complex debt, including The Colonnade Office Complex Mezzanine Loan (the “Cumulative DSCR”), falling below 1.15x for two consecutive calendar quarters, (iii) the date on which the borrower, the guarantor, or the property manager becomes insolvent or a debtor in a bankruptcy action, (iv) an indictment for fraud or misappropriation of funds by the borrower, the guarantor, Louis Kestenbaum, Joel Kestenbaum or the property manager (provided, that in the case of a third party manager, such indictment is related to The Colonnade Office Complex Property), or (v) a Material Tenant Trigger Event. A Triggering Event will end upon the occurrence of: with regard to clause (i) above, the cure of such event of default; with regard to clause (ii) above, the Cumulative DSCR being at least 1.20x for two consecutive calendar quarters; with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 120 days of such filing among other conditions, or with respect to the property manager, the borrower having replaced the property manager with a qualified property manager acceptable to the lender; with regard to clause (iv) above, (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) the replacement of the property manager with a qualified manager under a replacement property management agreement; or with regard to clause (v) above, the cure of such Material Tenant Trigger Event.

A “Cash Sweep Period” will commence upon the earliest to occur of (i) an event of default under The Colonnade Office Complex Whole Loan documents or The Colonnade Office Complex Mezzanine Loan documents, (ii) the Cumulative DSCR falling below 1.10x for two consecutive calendar quarters, (iii) the date on which the borrower, the guarantor, or the property manager becomes insolvent or a debtor in a bankruptcy action, or (iv) a Material Tenant Trigger Event. A Cash Sweep Period will end upon the occurrence of: with regard to clause (i) above, the cure of such event of default; with regard to clause (ii) above, the Cumulative DSCR being at least 1.15x for two consecutive calendar quarters; with regard to clause (iii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 120 days of such filing among other conditions, or with respect to the property manager, the borrower having replaced the property manager with a qualified property manager acceptable to the lender; or with regard to clause (iv) above, the cure of such Material Tenant Trigger Event.

A “Material Tenant Trigger Event” will commence upon the occurrence of (i) a Material Tenant giving notice of its intent to terminate or not to extend or renew its lease, (ii) on or prior to 12 months prior to the expiration date of a Material Tenant’s lease, the related Material Tenant failing to extend or renew its lease, (iii) on or prior to the date on which a Material Tenant is required under its lease to provide notification of its election to renew its lease, such Material Tenant failing to give such notice, (iv) a monetary or a material non-monetary event of default under a Material Tenant lease that continues beyond any applicable notice and cure period, (v) any Material Tenant or any guarantor of the applicable Material Tenant lease becoming insolvent or a debtor in any bankruptcy action, (vi) a Material Tenant lease being terminated, in whole or in part,

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or being no longer in full force and effect; provided that with respect to a partial termination, such partial termination relates to a portion of a Material Tenant’s space that (a) makes up 10% or more of the total net rentable square footage or (b) is responsible for 10% or more of the total base rent of The Colonnade Office Complex Property, or (vii) any Material Tenant “going dark”, vacating or ceasing to occupy or conduct business at its space or a portion thereof constituting 10% or more of the total net rentable area at The Colonnade Office Complex Property. Notwithstanding the above, if the Cumulative DSCR excluding the rent paid or payable by such Material Tenant is at least 1.30x, no event relating to clause (i), (ii), or (iii) of this definition constitutes as a Material Tenant Trigger Event. A Material Tenant Trigger Event will end upon the occurrence of: with regard to clause (i) above, (a) the revocation or rescission by the applicable Material Tenant of all termination or cancellation notices with respect to such Material Tenant lease, (b) an acceptable Material Tenant lease extension with respect to the applicable Material Tenant space, or (c) all of the applicable Material Tenant space being leased to a replacement tenant; with regard to clauses (ii) and (iii) above, (x) an acceptable Material Tenant lease extension with respect to such Material Tenant space or (y) all of the applicable Material Tenant space being leased to a replacement tenant; with regard to clause (iv) above, a cure of the applicable event of default under the applicable Material Tenant lease; with regard to clause (v) above, an affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts due under its lease; with regard to clause (vi) above, all of the applicable Material Tenant space being leased to a replacement tenant; or with regard to clause (vii) above, the applicable Material Tenant having re-opened for business or the applicable Material Tenant space being leased to an acceptable replacement tenant.

A “Material Tenant” shall mean (i) Hilton Domestic Operating Company, (ii) USP, or (iii) any tenant whose leases, either individually or when taken together with any other lease with the same tenant or affiliate tenant, (x) cover no less than 10% of the net rentable area at The Colonnade Office Complex Property or (y) require the payment of base rent that is no less than 10% of the total in-place base rent at The Colonnade Office Complex Property.

Subordinate and Mezzanine Debt. The Colonnade Office Complex B-Note, which has an original principal value of $55.0 million, is subordinate to The Colonnade Office Complex Senior Loan and accrues interest at a rate of 5.25000% per annum. The Colonnade Office Complex C-Note, which has an original principal value of $63.0 million, is subordinate to The Colonnade Office Complex B-Note and accrues interest at a rate of 6.47000% per annum. The Colonnade Office Complex Subordinate Notes are coterminous with The Colonnade Office Complex Senior Loan. The holders of The Colonnade Office Complex Senior Loan and The Colonnade Office Complex Subordinate Notes have entered into a co-lender agreement that sets forth the allocation of collections on The Colonnade Office Complex Whole Loan. Based on The Colonnade Office Complex Whole Loan, the cumulative Cut-off Date LTV Ratio, cumulative U/W NCF DSCR and cumulative U/W NOI Debt Yield are 64.2%, 1.58x and 9.0%, respectively.

Additionally, a $17.0 million mezzanine loan was funded concurrently with the origination of The Colonnade Office Complex Whole Loan (“The Colonnade Office Complex Mezzanine Loan”), which is secured by the direct equity ownership in the borrower. The Colonnade Office Complex Mezzanine Loan accrues interest at a rate of 12.0000% per annum and is coterminous with The Colonnade Office Complex Whole Loan. Including The Colonnade Office Complex Whole Loan and The Colonnade Office Complex Mezzanine Loan, the total Cut-off Date LTV Ratio, total U/W NCF DSCR and total U/W NOI Debt Yield are 69.0%, 1.35x and 8.4%, respectively. The lenders of The Colonnade Office Complex Whole Loan and The Colonnade Office Complex Mezzanine Loan have entered into an intercreditor agreement that governs their relationship.

Partial Release. Not permitted.

Ground Lease. None.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Manufactured Housing
% of IPB:	3.2%	Net Rentable Area (Pads):	1,649
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsor(3):	Ross H. Partrich	Occupancy:	79.9%
Interest Rate:	4.90000%	Occupancy Date:	3/4/2019
Note Date:	3/28/2019	4th Most Recent NOI (As of)(4):	$3,303,283 (12/31/2015)
Maturity Date:	4/6/2029	3rd Most Recent NOI (As of)(4):	$3,484,663 (12/31/2016)
Interest-only Period:	48 months	2nd Most Recent NOI (As of)(4):	$4,464,818 (12/31/2017)
Original Term:	120 months	Most Recent NOI (As of)(4):	$4,749,188 (TTM 2/28/2019)
Original Amortization Term:	360 months	UW Economic Occupancy:	78.0%
Amortization Type:	IO-Balloon	UW Revenues:	$8,308,685
Call Protection(5):	L(26),Def(90),O(4)	UW Expenses:	$3,371,488
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$4,937,197
Additional Debt(1):	Yes	UW NCF:	$4,854,747
Additional Debt Balance(1):	$29,000,000	Appraised Value / Per Pad:	$84,490,000 / $51,237
Additional Debt Type(1):	Pari Passu	Appraisal Date:	Various

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Pad:	$35,779
Taxes:	$137,321	$45,774	N/A	Maturity Date Loan / Pad:	$32,296
Insurance:	$0	Springing(6)	N/A	Cut-off Date LTV:	69.8%
Replacement Reserves:	$0	$6,871	N/A	Maturity Date LTV:	63.0%
Immediate Repairs:	$284,203	$0	N/A	UW NCF DSCR:	1.29x
				UW NOI Debt Yield:	8.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$59,000,000		100.0%	Payoff Existing Debt(7)	$56,375,942	95.6%
				Closing Costs	972,894	1.6
				Upfront Reserves	421,523	0.7
				Return of Equity	1,229,640	2.1
Total Sources	$59,000,000		100.0%	Total Uses	$59,000,000	100.0%

(1)	The Wolverine Portfolio mortgage loan is part of a whole loan evidenced by ten pari passu notes with an aggregate original principal balance of $59.0 million. The financial information presented in the chart above reflects the Cut-off Date balance of the Wolverine Portfolio Whole Loan (as defined below).

(2)	The borrowing entities for the Wolverine Portfolio Whole Loan are Appletree Estates Associates, LLC, Brighton Village Associates, LLC, Chalet Village Associates, LLC, College Heights Associates, LLC, Fernwood Associates MHC, LLC, Hillcrest Acres Associates, LLC, Metro Commons Associates, LLC, Royal Village Associates, LLC, Satellite Bay Associates, LLC, and South Lyon Woods Associates, LLC, each a Delaware limited liability company and special purpose entity with one independent director.

(3)	The borrower sponsor and guarantor reported multiple deed-in-lieu foreclosures that occurred between 2003 and 2006. At loan origination, the guarantor provided a payment guaranty not to exceed the amount of $3.0 million to the lender (the "Payment Guaranty"). The Payment Guaranty will be released in the event the Wolverine Portfolio (as defined below) achieves a debt yield of not less than 9.0% for two consecutive quarters; provided that (i) no default of any material term then exists under the recourse carve-out guaranty and the environmental indemnity and (ii) no event of default then exists.

(4)	See “Operating History and Underwritten Net Cash Flow” section below for explanations on historical fluctuations in NOI.

(5)	Defeasance of the Wolverine Portfolio Whole Loan is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last note comprising the Wolverine Portfolio Whole Loan to be securitized. The assumed lockout period of 26 payments is based on the closing date of this transaction in June 2019. Following the lockout period and prior to January 6, 2029, the borrowers are permitted to obtain the release of any individual property in connection with the sale of such individual property to a third party purchaser, provided that, among other conditions, (i) the debt service coverage ratio for the remaining properties is not less than the debt service coverage ratio immediately preceding such release, (ii) the debt yield for the remaining properties is not less than the debt yield immediately preceding such release, (iii) the loan-to-value for the remaining properties is not greater than the loan-to-value immediately preceding such release, (iv) partial defeasance with payment of a release price equal to 110% of the allocated loan amount for the release property, (v) no event of default has occurred and is continuing, (vi) after giving effect to such release, the affiliate borrower does not own any homes or personal property on such release property, and (vii) satisfaction of REMIC conditions. The borrowers are permitted to obtain the release of the Royal Village property and/or Chalet Village property in the event of a casualty or condemnation resulting in such property’s

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inability to continue operating as a mobile or manufactured housing community pursuant to applicable zoning laws. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loan—Releases; Partial Releases” for more information.
(6)	The Wolverine Portfolio Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as the borrower provides the lender with evidence that the insurance coverage for the Wolverine Portfolio Properties (as defined below) are included in a blanket policy and such policy is in full force and effect and the borrower pays all applicable insurance premiums and provides the lender with evidence of renewals.

(7)	Loan payoff represents payoff of (i) existing debt encumbering the Wolverine Portfolio Properties of approximately $45.2 million and (ii) an existing note for the purchase of 397 homes at the Wolverine Portfolio Properties of approximately $11.2 million. See “The Loan” and “The Properties” sections below for more information.

The Loan. The Wolverine Portfolio mortgage loan is part of a whole loan (the “Wolverine Portfolio Whole Loan”) evidenced by ten pari passu promissory notes with an aggregate original principal balance of $59,000,000. The Wolverine Portfolio Whole Loan is secured by a first lien mortgage encumbering (i) the borrowers’ fee interest in ten manufactured housing community ("MHC") properties located in ten cities throughout Michigan, Ohio, and Florida (the “Wolverine Portfolio” or “Wolverine Portfolio Properties”) and (ii) the borrower’s equity interest in an affiliate entity (“MH Owner”) that owns 516 homes at the Wolverine Portfolio Properties. See “The Properties” section below for more information. Promissory Notes A-3, A-4, A-6, A-7 and A-8 with an aggregate original principal balance of $30,000,000 will be included in the BBCMS 2019-C3 Trust. The Wolverine Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2019-C3 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement”. The Wolverine Portfolio Whole Loan has a 10-year term and is interest-only for the first 48 months of the term followed by a 30-year amortization schedule.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$10,000,000	WFCM 2019-C50	No
A-2	10,000,000	WFCM 2019-C50	No
A-3	10,000,000	BBCMS 2019-C3	Yes
A-4	5,000,000	BBCMS 2019-C3	No
A-5	5,000,000	WFCM 2019-C50	No
A-6	5,000,000	BBCMS 2019-C3	No
A-7	5,000,000	BBCMS 2019-C3	No
A-8	5,000,000	BBCMS 2019-C3	No
A-9	2,000,000	UBA AG, or an affiliate	No
A-10	2,000,000	UBA AG, or an affiliate	No
Total	$59,000,000

The Properties. The Wolverine Portfolio is a ten-property MHC portfolio located in 10 different cities throughout Michigan, Ohio, and Florida, totaling approximately 1,649 pad sites. The borrower sponsor acquired the 10 properties in the Wolverine Portfolio as part of a larger 18-property portfolio. The borrower sponsor has invested approximately $8.5 million ($5,157 per pad site) in capital improvements at the Wolverine Portfolio Properties since 2003, including electrical system replacements, plumbing, and road and sideway paving. Since 2016, the borrower sponsor has rehabilitated existing park-owned homes and replaced abandoned resident-owned homes with 397 brand new park-owned homes, spending approximately $19.85 million ($50,000 per home). As of loan origination, MH Owner owns 516 homes at the Wolverine Portfolio Properties, or 31.3% of the total pad sites, and the borrower sponsor pledged 100% of its equity interest in MH Owner as additional collateral for the Wolverine Portfolio Whole Loan. No income from the affiliate-owned home rentals was included in the lender’s underwritten revenues, and only the income derived from the pad sites was underwritten. Under the Wolverine Portfolio Whole Loan documents, such affiliate-owned homes may generally not exceed 40.0% of the aggregate homes at the Wolverine Portfolio Properties. No affiliate-owned homes existing as of the date of origination may be subject to or serve as collateral for any financing (other than the Wolverine Portfolio Whole Loan). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Manufactured Housing Community Properties” for limitations on the purchase, sale, and release of homes owned by MH Owner.

Six of the properties totaling 1,180 pad sites (71.6% of total Wolverine Portfolio pad sites) are located in Michigan, three properties totaling 236 pad sites (14.3% of Wolverine Portfolio pad sites) are located in Florida, and one property with 233 pad sites (14.1% of Wolverine Portfolio pad sites) is located in Ohio. Common amenities at the Wolverine Portfolio Properties vary, but most include a clubhouse, pool, playground, and basketball court, among others.

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As of the March 4, 2019 rent rolls, occupancies range from 48.9% at the Royal Village property in Toledo, Ohio to 98.4% at the Chalet Village property in Tampa, Florida and the Wolverine Portfolio has a weighted average physical occupancy of 79.9%. Weighted average historical occupancy at the Wolverine Portfolio between 2009 and 2018 ranges from 75.8% to 88.7%. Weighted average annual rental rate increases at the Wolverine Portfolio were 2.7%, 2.8%, 3.3%, and 4.1% for the years between 2015 and 2018, respectively.

The following table presents certain information relating to the Wolverine Portfolio Properties:

Portfolio Summary
Property Name	Location	Allocated Loan Amount ($)	% of ALA	Net Rentable Area (Pads)	Occupancy	Year Built/ Renovated	Appraised Value ($)	Allocated Cut-off Date LTV	% of UW NOI	Parking Ratio (Per Pad)
Apple Tree Estates	Walker, MI	$10,797,000	18.3%	238	88.7%	1971/2005	$15,460,000	69.8%	18.1%	2.14
South Lyon	South Lyon, MI	10,021,000	17.0	211	88.2%	1972/NAP	14,350,000	69.8%	17.9	2.00
Metro Commons	Romulus, MI	8,659,000	14.7	227	82.4%	1978/NAP	12,400,000	69.8%	14.6	2.21
Brighton Village	Brighton, MI	8,470,000	14.4	193	86.5%	1960/NAP	12,130,000	69.8%	13.6	2.00
College Heights	Auburn Hills, MI	5,901,000	10.0	161	85.7%	1964/NAP	8,450,000	69.8%	10.5	1.61
Hillcrest	Kalamazoo, MI	4,057,000	6.9	150	70.7%	1962/NAP	5,810,000	69.8%	6.8	2.03
Royal Village	Toledo, OH	3,575,000	6.1	233	48.9%	1979/NAP	5,120,000	69.8%	5.9	2.07
Fernwood	Deland, FL	2,877,000	4.9	92	77.2%	1971/NAP	4,120,000	69.8%	4.4	2.04
Satellite Bay	Clearwater, FL	2,339,000	4.0	83	94.0%	1973/NAP	3,350,000	69.8%	4.4	2.10
Chalet Village	Tampa, FL	2,304,000	3.9	61	98.4%	1965/2005	3,300,000	69.8%	3.7	2.11
Total/Weighted Average		$59,000,000	100.0%	1,649	79.9%		$84,490,000	69.8%	100.0%	2.04

Historical and Current Occupancy
2014(1)	2015(1)	2016(1)	2017(1)	2018(1)	Current(2)
77.4%	75.8%	83.3%	85.6%	88.7%	79.9%
(1)	Information provided by the borrower sponsor. Historical occupancy is based on the total number of pad sites occupied by resident-owned homes and both rented and non-rented park-owned homes.

(2)	Information obtained from the underwritten rent roll. Current occupancy is based on the total number of pad sites occupied by resident-owned homes and rented park-owned homes. Pad site revenue from the 150 non-rented park-owned homes was excluded from the underwriting.

The Market. The Wolverine Portfolio Properties are located across six statistical metropolitan areas (“SMAs”) within residential suburban areas. Four properties, accounting for 56.0% of the allocated loan amount, are located in the Detroit-Warren-Dearborn SMA. The Apple Tree Estates property, accounting for 18.3% of the allocated loan amount, is located in the Grand Rapids-Wyoming SMA. Two properties, accounting for 7.9% of the allocated loan amount, are located in the Tampa-St. Petersburg-Clearwater SMA. The Hillcrest property, accounting for 6.9% of the allocated loan amount, is located in the Kalamazoo-Portage SMA. The Royal Village property, accounting for 6.1% of the allocated loan amount, is located in the Toledo SMA. The Fernwood property, accounting for 4.9% of the allocated loan amount, is located in the Deltona-Daytona Beach-Ormond Beach SMA.

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The following table presents certain information relating to the demographics for the Wolverine Portfolio Properties:

Demographics(1)
Property Name	Projected 2019 Population (3-mile radius)	Projected 2019 Population (5-mile radius)	Projected 2019 Avg Household Income (3-mile radius)	Projected 2019 Avg Household Income (5-mile radius)
Apple Tree Estates	31,307	81,970	$83,716	$76,951
South Lyon	29,493	47,909	$118,873	$119,966
Metro Commons	66,941	177,798	$67,434	$70,790
Brighton Village	29,197	51,684	$124,603	$129,314
College Heights	52,654	167,160	$113,627	$109,827
Hillcrest	51,830	123,870	$59,069	$64,723
Royal Village	46,620	122,461	$93,974	$91,255
Fernwood	26,117	58,941	$69,787	$65,758
Satellite Bay	81,585	229,204	$64,472	$65,849
Chalet Village	105,062	251,935	$61,578	$69,508
(1)	Information obtained from third party research reports.

Seven Wolverine Portfolio Properties, accounting for 87.3% of the allocated loan amount, are located in the Midwest Region MHC market. In 2017, the Midwest Region MHC market exhibited monthly market rent of $370 per pad, which is a 2.8% increase over $360 per pad in 2016, and vacancy of 16.5%, which is a 12.2% decrease from 18.8% in 2016. Three Wolverine Portfolio Properties, accounting for 12.7% of the allocated loan amount, are located in the South Region MHC market. In 2017, the South Region MHC market exhibited monthly market rent of $394 per pad, which is a 0.5% decrease over $396 per pad in 2016, and vacancy of 8.1%, which is a 12.9% decrease from 9.3% in 2016.

The following table presents certain information relating to comparable rental information for the Wolverine Portfolio Properties:

Submarket Summary(1)
Property Name	Pads(2)	In-Place U/W Base Rent(2)	Competitive Set Average Rent	In-Place Vacancy(2)	Competitive Set Vacancy	Appraisal Concluded Vacancy(3)
Apple Tree Estates	238	$452	$463	11.3%	3.6%	10.0%
South Lyon	211	$554	$537	11.8%	6.6%	14.0%
Metro Commons	227	$508	$474	17.6%	5.5%	16.0%
Brighton Village	193	$496	$432	13.5%	9.5%	15.0%
College Heights	161	$526	$537	14.3%	6.6%	17.0%
Hillcrest	150	$442	$456	29.3%	7.0%	25.0%
Royal Village	233	$453	$498	51.1%	9.7%	48.0%
Fernwood	92	$470	$436	22.8%	4.2%	23.0%
Satellite Bay	83	$481	$495	6.0%	7.1%	8.5%
Chalet Village	61	$560	$488	1.6%	16.0%	3.0%
Total/Weighted Average	1,649	$491	$483	20.1%	7.1%	19.7%
(1)	Information obtained from appraisals.

(2)	Information obtained from the underwritten rent roll as of March 4, 2019.

(3)	Appraisal Concluded Vacancy is based on property rent rolls as of November 20, 2018.

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No. 11 – Wolverine Portfolio

Operating History and Underwritten Net Cash Flow
	2015(1)	2016(1)	2017(1)	TTM(2)	Underwritten	Per Pad	%(4)
Rents in Place	$5,908,332	$6,283,605	$7,176,059	$7,614,006	$7,820,388	$4,743	75.1%
Vacant Income	2,684,591	2,563,570	1,940,941	1,891,486	1,899,648	1,152	18.2
Credit Loss	(122,389)	(100,204)	(150,344)	(145,523)	(145,523)	(88)	(1.4)
Gross Potential Rent	$8,470,534	$8,746,971	$8,966,656	$9,359,969	$9,574,513	$5,806	91.9%
Other Income	654,543	637,339	816,904	845,812	839,534	509	8.1
Net Rental Income	$9,125,077	$9,384,310	$9,783,560	$10,205,781	$10,414,047	$6,315	100.0%
(Vacancy/Concessions)	(2,986,765)	(2,958,280)	(2,308,348)	(2,078,321)	(2,105,362)(3)	(1,277)	(20.2)
Effective Gross Income	$6,138,312	$6,426,030	$7,475,212	$8,127,460	$8,308,685	$5,039	79.8%

Total Expenses	$2,835,029	$2,941,367	$3,010,394	$3,378,272	$3,371,488	$2,045	40.6%

Net Operating Income	$3,303,283	$3,484,663	$4,464,818	$4,749,188	$4,937,197	$2,994	59.4%

Total TI/LC, Capex/RR	0	0	0	0	82,450	50	1.0

Net Cash Flow	$3,303,283	$3,484,663	$4,464,818	$4,749,188	$4,854,747	$2,944	58.4%
(1)	The borrower sponsor added 176, 121, and 100 new park-owned homes at the Wolverine Portfolio Properties in 2016, 2017, and 2018, respectively. The increase in Net Operating Income year over year is attributed to the lease up of the additional units.

(2)	TTM reflects the trailing 12-month period ending February 2019.

(3)	Underwritten economic vacancy is 22.0%. As of March 4, 2019, the Wolverine Portfolio Properties were 79.9% leased. The appraisal concluded a blended vacancy rate of 19.7% for the Wolverine Portfolio Properties.

(4)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Future Mezzanine Debt. Future mezzanine debt is permitted provided, among other conditions, (i) the lender receives not less than 30 days’ prior written notice, (ii) no event of default is continuing, (iii) an aggregate loan-to-value ratio as determined under the Wolverine Portfolio Whole Loan documents is not greater than 69.8%, (iv) the aggregate debt service coverage ratio as determined under the Wolverine Portfolio Whole Loan documents is not less than 1.29x on a trailing 12-month basis, (v) the aggregate debt yield is not less than 8.2%, (vi) delivery to the lender of all documents pertaining to the mezzanine loan and an executed intercreditor agreement satisfactory to the lender in its reasonable discretion, (vii) rating agency confirmation and (viii) the mezzanine loan is coterminous with the Wolverine Portfolio Whole Loan.

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No. 12 – DoubleTree Colorado Springs

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$27,000,000	Title:	Fee
Cut-off Date Principal Balance:	$26,970,629	Property Type – Subtype:	Hotel – Full Service
% of IPB:	2.9%	Net Rentable Area (Rooms):	299
Loan Purpose:	Refinance	Location:	Colorado Springs, CO
Borrower:	DHCS Associates LLC	Year Built / Renovated:	1986 / 2016-2018
Borrower Sponsor:	Kenneth K. Kochenour	Occupancy / ADR / RevPAR:	77.2% / $135.72 / $104.82
Interest Rate:	4.90000%	Occupancy / ADR / RevPAR Date:	3/31/2019
Note Date:	4/18/2019	4th Most Recent NOI (As of)(2)(3):	$2,555,845 (12/31/2016)
Maturity Date:	5/6/2029	3rd Most Recent NOI (As of)(2):	$2,578,983 (12/31/2017)
Interest-only Period:	None	2nd Most Recent NOI (As of)(2):	$3,787,698 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of)(2):	$4,367,874 (TTM 3/31/2019)
Original Amortization Term:	360 months	UW Occupancy / ADR / RevPAR:	75.0% / $135.72 / $101.79
Amortization Type:	Balloon	UW Revenues:	$15,050,794
Call Protection:	L(25),Def(91),O(4)	UW Expenses:	$10,745,142
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$4,305,652
Additional Debt:	N/A	UW NCF:	$3,703,620
Additional Debt Balance:	N/A	Appraised Value / Per Room:	$42,500,000 / $142,140
Additional Debt Type:	N/A	Appraisal Date:	3/28/2019

Escrows and Reserves(1)	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$90,203
Taxes:	$40,734	$20,367	N/A	Maturity Date Loan / Room:	$74,016
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.5%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV:	52.1%
Other:	$0	$0	N/A	UW NCF DSCR:	2.15x
UW NOI Debt Yield:	16.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,000,000	100.0%	Payoff Existing Debt	$19,794,745	73.3%
Return of Equity	6,720,410	24.9
Closing Costs	444,111	1.6
Upfront Reserves	40,734	0.2
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%

(1)	The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the DoubleTree Colorado Springs Property (as defined below) is insured under a blanket insurance policy in accordance with the DoubleTree Colorado Springs Mortgage Loan documents (as defined below). Additionally, in the event that the lender determines no later than August 15 of any calendar year that the DoubleTree Colorado Springs Property has a debt service coverage ratio less than 1.15x for any calendar month in any of the previous 12 months, the borrower is required to provide evidence to the lender during the succeeding month of September that the borrower has sufficient funds to cover the shortfall capped at $350,000. If the borrower is not able to provide such evidence, all excess cash will be deposited into a seasonality reserve up to a cap of $350,000.

(2)	The borrower sponsor originally acquired the DoubleTree Colorado Springs Property in January 2016 and from 2016 to 2018, subsequently invested $9.3 million into the DoubleTree Colorado Springs Property for a comprehensive renovation. 2015 financials were obtained from prior to the borrower sponsor’s acquisition, and ADR and RevPAR from 2015 to TTM 3/31/2019 have increased by 42.8% and 59.6%, respectively.

(3)	The 4th Most Recent NOI represents a partial year from the borrower sponsor’s acquisition in January 2016.

The Loan. The DoubleTree Colorado Springs loan has an outstanding principal balance as of the Cut-off Date of $26.97 million, a 10-year term with no interest only period and amortizes on a 30-year schedule (the “DoubleTree Colorado Springs Mortgage Loan”). The DoubleTree Colorado Springs Mortgage Loan is secured by a first mortgage lien on the borrower’s fee interest in a 299-room, full service hotel located in Colorado Springs, Colorado (the “DoubleTree Colorado Springs Property”).

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The Loan Sponsor. The borrowing entity for the DoubleTree Colorado Springs Mortgage Loan is DHCS Associates LLC, a Delaware limited liability company and special purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the DoubleTree Colorado Springs Mortgage Loan. Kenneth K. Kochenour is the guarantor of certain nonrecourse carve-outs under the DoubleTree Colorado Springs Mortgage Loan documents. Additionally, Ira Lubert, who is not a guarantor under the DoubleTree Colorado Springs Mortgage Loan documents, co-founded GF Management, Inc. with Kenneth K. Kochenour and owns a 40.0% interest in the borrower.

The borrower sponsor is Kenneth K. Kochenour, the founder and Chief Executive Officer of GF Management, Inc. Kochenour has more than 25 years of experience owning and operating hotel and resort facilities, turnaround deals, property evaluations, market analyses and cost controls. GF Management, Inc. is a hospitality ownership and management company that specializes in hotels, resorts, golf courses and other related hospitality assets. Since its founding in 1988, GF Management, Inc. reports that it has operated more than 500 hotels in 45 states. They currently partner closely with Starwood, Hilton, Marriott, IHG, Wyndham, and Carlson and Choice. Kenneth K. Kochenour has had one prior short sale and one previous foreclosure on unrelated properties. See “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

The Property. The DoubleTree Colorado Springs Property is a 299-room full-service hotel located in Colorado Springs, Colorado. The DoubleTree Colorado Springs Property was built in 1986 and has most recently undergone renovations from 2016 to 2018. The hotel contains 131 king guestrooms, 152 queen/queen guestrooms, ten ADA-compliant rooms and six one-bedroom suites. Amenities at the DoubleTree Colorado Springs Property include a central open-air courtyard, fitness room, guest laundry room, indoor pool and whirlpool, market pantry and 27,683 square feet of meeting and banquet space. The DoubleTree Colorado Springs Property also contains a 106-seat full-service restaurant and a 59-seat bar and lounge area. The DoubleTree Colorado Springs Property contains 425 parking spaces, resulting in a parking ratio of 1.4 spaces per room. The borrower has a franchise agreement with Hilton Franchise Holding LLC effective as of January 20, 2016 for a term of 15 years, with an expiration date of January 31, 2031. Among other fees, the franchise agreement requires payment of a program fee equal to 4.0% of gross room revenue and a monthly royalty fee of 5.0% of gross room revenue.

According to the borrower sponsor, from 2016 to 2018, approximately $9.3 million has been invested in hotel renovations, $4.7 million of which was above and beyond the property improvement plan requirements. The renovations consisted of four phases. The first phase was completed from December 2016 to February 2017 and included meeting space updates and updated landscaping to the courtyard. The second phase ran from August 2017 to May 2018 and included a comprehensive renovation of the guestrooms. The third phase in September 2017 included a reconfiguration of the lobby, restaurant, bar and main level public areas. Lastly, the fourth phase, which was completed in 2018, included the addition of a private dining room.

The Market. The DoubleTree Colorado Springs Property is located in Colorado Springs, Colorado, the second largest city in the state by population and located approximately 70 miles south of Denver. The DoubleTree Colorado Springs Property is accessible regionally by Interstate 25, located adjacent to the DoubleTree Colorado Springs Property and providing access to Denver to the north and Pueblo to the south. The DoubleTree Colorado Springs Property is also approximately six miles from the Colorado Springs Airport. Attractions in Colorado Springs include Pikes Peak (located approximately 3.3 miles from the DoubleTree Colorado Springs Property), the most visited mountain in North America and second most visited in the world. The Pikes Peak Cog Railway offers access to the mountain’s 14,110 foot peak with panoramic views of the Continental Divide and Colorado Springs. Colorado Springs contains a high concentration of military institutions, including Fort Carson, the Peterson Air Force Base, the North American Aerospace Defense Command and the United States Air Force Academy. Additionally, the DoubleTree Colorado Springs Property is located approximately 0.8 miles away from the Broadmoor World Arena, an 8,000-seat arena for conventions and special events that also includes two large ice rinks. The DoubleTree Colorado Springs Property is also located approximately four miles from the U.S. Olympic Complex, the headquarters of the U.S. Olympic Committee, USA Swimming, USA Shooting, fifteen additional member organizations and two international sports federations. The complex offers a state-of-the-art sports medicine and sports science center, as well as facility tours that are offered to tourists daily.

According to the appraisal, Colorado Springs was awarded $120.5 million in Regional Tourism Act funding to boost the “City for Champions” project. The “City for Champions” project consists of five subprojects – a 60,000 square foot US Olympic Museum and Hall of Fame, a 104,000 square foot sports medicine and performance center at the University of Colorado

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campus, an Air Force Academy visitor center, a 10,000 seat outdoor stadium located downtown and a 3,000 seat indoor arena on the Colorado College Campus. This “City of Champions” project is expected to attract approximately 1.2 million visitors annually with an economic impact of an estimated $6.5 billion over the next 30 years.

The appraiser identified two hotels under construction that will compete with the DoubleTree Colorado Springs Property. A Home2 Suites by Hilton (located approximately 1.3 miles from the DoubleTree Colorado Springs Property) is expected to open in June 2019 and according to the appraisal, is not a direct competitor with the DoubleTree Colorado Springs Property given its extended stay product type and lack of facilities and amenities. Additionally, the Hilton Garden Inn Downtown is expected to open in October 2019 and is expected to directly compete with the DoubleTree Colorado Springs Property due to its similarities in terms of product, brand affiliation and service level; however, the Hilton Garden Inn Downtown is located 4.1 miles away from the DoubleTree Colorado Springs Property.

The DoubleTree Colorado Springs Property is located within the Colorado Springs lodging market. Market segmentation for the Colorado Springs lodging market is 40% commercial/government, 30% leisure, and 30% meeting and group, which is similar to the DoubleTree Colorado Springs Property (45% commercial/government, 30% leisure, and 25% meeting and group).

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			DoubleTree Colorado Springs(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016(4)	68.1%	$123.64	$84.24	74.9%	$113.20	$84.82	109.9%	91.6%	100.7%
2017	70.4%	$130.46	$91.87	69.1%	$122.08	$84.35	98.1%	93.6%	91.8%
2018	72.4%	$134.71	$97.47	74.0%	$133.35	$98.68	102.3%	99.0%	101.2%
2/28/2019 TTM(5)	75.3%	$133.69	$100.73	77.2%	$135.72	$104.82	102.5%	101.5%	104.1%
(1)	Data provided by a third party research report. The competitive set contains the following properties: Embassy Suites by Hilton Colorado Springs, The Antlers, Wyndham Hotel, Marriott Colorado Springs, Courtyard Colorado Springs South and Hampton Inn Colorado Springs I-25 South.

(2)	Based on information obtained from the borrower.

(3)	Penetration Factor is calculated based on data provided by a third party research report for the competitive set and information obtained from the borrower for the DoubleTree Colorado Springs Property.

(4)	For the DoubleTree Colorado Springs Property, 2016 data represents a partial year due to the borrower sponsor acquiring the DoubleTree Colorado Springs Property in January 2016.

(5)	For the DoubleTree Colorado Springs Property, 3/31/2019 TTM data is used.

Competitive Hotels Profile(1)
		2018 Estimated Market Mix			2018 Estimated Operating Statistics
Property	Rooms	Commercial	Leisure	Meeting & Group	Occ.	ADR	RevPAR
DoubleTree Colorado Springs(2)	299	45%	30%	25%	77.2%	$135.72	$104.82
Wyndham The Antlers Hotel	273	35%	25%	40%	70-75%	$140-$150	$100-$105
Embassy Suites Colorado Springs	205	40%	30%	30%	70-75%	$125-$130	$95-$100
Marriott Colorado Springs	309	35%	30%	35%	60-65%	$130-$140	$85-$90
Total(3)	787
(1)	Based on the appraisal, except for the 2018 Estimated Operating Statistics for DoubleTree Colorado Springs, which are based on the operating statements provided by the borrower.

(2)	Occupancy, ADR and RevPAR for the DoubleTree Colorado Springs Property are based on TTM March 2019 figures.

(3)	Excludes the DoubleTree Colorado Springs Property.

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No. 12 – DoubleTree Colorado Springs

Operating History and Underwritten Net Cash Flow(1)
	2016(2)	2017	2018	TTM 3/31/2019	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	74.9%	69.1%	74.0%	77.2%	75.0%
ADR	$113.20	$122.08	$133.35	$135.72	$135.72
RevPAR	$84.82	$84.35	$98.68	$104.82	$101.79

Room Revenue	$8,647,857	$9,357,163	$10,769,352	$11,439,342	$11,108,688	$37,153	73.8%
Food & Beverage Revenue	2,604,163	2,557,723	3,534,023	3,791,733	3,791,733	12,681	25.2
Other Departmental Revenue(5)	150,690	151,269	151,489	150,373	150,373	503	1.0
Total Revenue	$11,402,710	$12,066,155	$14,454,864	$15,381,448	$15,050,794	$50,337	100.0%

Room Expense	$2,067,789	$2,174,973	$2,431,703	$2,502,632	$2,430,293	$8,128	21.9%
Food & Beverage Expense	1,823,490	1,835,529	2,286,223	2,390,931	2,390,931	7,996	63.1
Other Departmental Expenses	148,868	138,426	137,023	136,271	136,271	456	90.6
Departmental Expenses	$4,040,147	$4,148,928	$4,854,949	$5,029,834	$4,957,495	$16,580	32.9%

Departmental Profit	$7,362,563	$7,917,227	$9,599,915	$10,351,614	$10,093,298	$33,757	67.1%

Operating Expenses(6)	$4,450,851	$4,946,558	$5,349,459	$5,502,680	$5,375,895	$17,980	35.7%
Gross Operating Profit	$2,911,712	$2,970,669	$4,250,456	$4,848,934	$4,717,404	$15,777	31.3%

Property Taxes	$164,976	$179,260	$237,285	$250,357	$243,000	$813	1.6%
Property Insurance	134,254	156,606	173,802	180,610	118,659	397	0.8
Leases & Rents	56,637	55,820	51,671	50,093	50,093	168	0.3
Total Other Expenses	$355,867	$391,686	$462,758	$481,060	$411,752	$1,377	2.7%

Net Operating Income	$2,555,845	$2,578,983	$3,787,698	$4,367,874	$4,305,652	$14,400	28.6%
FF&E	0	0	0	0	602,032	2,013	4.0
Net Cash Flow	$2,555,845	$2,578,983	$3,787,698	$4,367,874	$3,703,620	$12,387	24.6%
(1)	The borrower sponsor originally acquired the DoubleTree Colorado Springs Property in January 2016 and from 2016 to 2018, subsequently invested $9.3 million into the DoubleTree Colorado Springs Property for a comprehensive renovation. 2015 financials were obtained from prior to the borrower sponsor’s acquisition, and ADR and RevPAR from 2015 to TTM 3/31/2019 have increased by 42.8% and 59.6%, respectively.

(2)	2016 represents a partial year because the sponsor acquired the DoubleTree Colorado Springs Property in January 2016.

(3)	Per Room values are based on 299 guest rooms.

(4)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line item.

(5)	Other Departmental Revenue includes information and telecommunications revenue, vending commissions, gift shops sales, guest laundry, pet fees and other miscellaneous revenue.

(6)	Operating Expenses include a management fee of 3.0% of total revenue.

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No. 13 – Kings Mountain Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$25,000,000	Property Type - Subtype:	Office – Data Center
% of IPB:	2.7%	Net Rentable Area (SF):	215,000
Loan Purpose:	Acquisition	Location:	Kings Mountain, NC
Borrower:	CHADC2 Investment, LLC	Year Built / Renovated:	2007 / 2011
Borrower Sponsor:	AGC Equity Partners Investments Ltd.	Occupancy:	100.0%
		Occupancy Date:	3/28/2019
Interest Rate:	4.65000%	4th Most Recent NOI (As of)(3):	NAV
Note Date:	3/28/2019	3rd Most Recent NOI (As of)(3):	NAV
Maturity Date:	4/1/2029	2nd Most Recent NOI (As of)(3):	NAV
Interest-only Period:	60 months	Most Recent NOI (As of)(3):	NAV
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization Term:	360 months	UW Revenues:	$5,559,153
Amortization Type:	IO-Balloon	UW Expenses:	$713,240
Call Protection(2):	L(25),Grtr1%orYM(1), DeforGrtr1%orYM(89),O(5)	UW NOI:	$4,845,913
		UW NCF:	$4,555,663
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$75,000,000 / $349
Additional Debt(1):	Yes	Appraisal Date:	2/7/2019
Additional Debt Balance(1):	$17,000,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(4)	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$195
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$179
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	56.0%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	51.4%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	1.75x
Other:	$0	$0	N/A	UW NOI Debt Yield:	11.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$42,000,000	58.8%	Purchase Price	$70,000,000	98.0%
Sponsor Equity	29,436,249	41.2	Closing Costs	1,436,249	2.0
Total Sources	$71,436,249	100.0%	Total Uses	$71,436,249	100.0%

(1)	The Kings Mountain Center mortgage loan is part of a whole loan evidenced by four pari passu notes with an aggregate original balance of $42.0 million. The financial information presented in the chart above reflects the Cut-off Date balance of the Kings Mountain Center Whole Loan (as defined below).

(2)	At any time after the earlier to occur of (i) May 1, 2022 and (ii) two years from the closing date of the securitization that includes the last note to be securitized, the borrower has the right to either (a) defease the Kings Mountain Center Whole Loan or (b) prepay the Kings Mountain Center Whole Loan, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal balance being prepaid.

(3)	Historical financial information is not available as the Kings Mountain Center Property (as defined below) was owner-occupied and operated by the co-tenants, Ensono, Inc. and Ensono, LP (collectively, “Ensono”), prior to the execution of a new 15-year lease as part of a sale-leaseback.

(4)	As long as certain conditions relating to the Ensono lease remain satisfied, the borrower will not be required to make monthly deposits for taxes, insurance premiums, replacement reserves or TI/LC reserves.

The Loan. The Kings Mountain Center mortgage loan is part of a whole loan (the “Kings Mountain Center Whole Loan”) evidenced by four pari passu senior promissory notes with an aggregate original principal balance of $42.0 million. The Kings Mountain Center Whole Loan is secured by the borrower’s fee interest in a 215,000 square foot LEED Gold-certified data center facility located in Kings Mountain, North Carolina (the “Kings Mountain Center Property”). Notes A-1, A-3 and A-4 have an aggregate original principal balance of $25,000,000 and will be included in the BBCMS 2019-C3 Trust. The below table summarizes the remaining pari passu promissory note, which is currently held by Societe Generale Financial Corporation (“SGFC”) and is expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. The Kings Mountain Center Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2019-C3 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole

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Loans” and “Pooling and Servicing Agreement”. The Kings Mountain Center Whole Loan has a 10-year term and, following a five-year interest only period, amortizes on a 30-year schedule.

Whole Loan Summary
Note	Original Balance	Note Holder	Controlling Piece
A-1	$15,000,000	BBCMS 2019-C3	Yes
A-2	17,000,000	SGFC	No
A-3	5,000,000	BBCMS 2019-C3	No
A-4	5,000,000	BBCMS 2019-C3	No
Total	$42,000,000

The Property. The Kings Mountain Center Property is a 215,000 square foot LEED Gold-certified data center located at 140 Riverside Court in Kings Mountain, North Carolina. Ensono purchased the data center as part of its acquisition of Wirpo’s Hosted Data Center Services Business in June 2018 for $405.0 million. Prior to the acquisition, according to the borrower sponsor, since 2012 Wirpo’s Hosted Data Center Services Business invested approximately $50.0 million into the Kings Mountain Center Property. The Kings Mountain Center Property is 100.0% leased to Ensono as part of a sale-leaseback between the borrower sponsor and Ensono under a 15-year triple net lease executed at the origination of the Kings Mountain Center Whole Loan. According to the borrower sponsor, approximately 10.0% of the firm’s global revenue is derived from the Kings Mountain Center Property. Ensono is in the process of consolidating its data center footprint across the United States to three locations with the Kings Mountain Center Property being the newest vintage and offering the most space for expansion. Situated on a 30.06-acre site, the improvements were originally constructed in 2007 and renovated in 2011. The Kings Mountain Center Property is currently improved with 25,000 square feet of raised data center space, 8,000 square feet of office space (3.7% of NRA) and 102,000 square feet of electrical / cooling / fire suppression / security and infrastructure systems. The remaining space is currently considered “shell space” with the potential for an additional approximately 80,000 square feet of additional raised floor data center space to be developed. The Kings Mountain Center Property contains three generators, each capable of providing 2.5 megawatts, in order to maintain constant operations. Fiber providers include AT&T, Time Warner, Charter, Palmetto and DukeNet.

The Kings Mountain Center Property is a Tier III infrastructure with N+1 redundancy and is situated within the T5 Kings Mountain data center campus. The campus hosts purpose-built data centers for Boeing, Disney and AT&T among others. The campus is a 300-acre business park intended for Class A manufacturing and technology developments with redundant electrical power delivery and fiber optic carriers. Established utility lines and fiber connectivity are necessary for data center use, and the Kings Mountain Center Property benefits from access to utilities and fiber.

Major Tenant.

Ensono (215,000 square feet, 100.0% of NRA, 100.0% of Base Rent): Ensono is an IT service management company founded in 1947. Ensono provides IT services in Europe and the U.S. including hybrid cloud services, managed infrastructure, mainframe and midrange services, application services, and consulting and advisory services. Ensono is backed by two private equity firms: Charlesbank Capital Partners and M/C Partners. In June 2018, Ensono acquired Wirpo’s Hosted Data Center Services Business for $405.0 million, doubling Ensono’s size and scale. Ensono currently has revenue in excess of $550.0 million, data center footprints in the U.S., United Kingdom and Germany, nearly 2,000 associates and clients in excess of 200. In April 2018, Moody’s Investors Service assigned a first-time B3 corporate family rating to Ensono. Ensono leases the Kings Mountain Center Property through March 31, 2034 with a current base rent of $24.00 per square feet under a triple net lease. Ensono has four, five-year renewal options and no termination options.

The Market. The Kings Mountain Center Property is located in Kings Mountain, North Carolina, approximately 35.0 miles west of Charlotte within the Charlotte-Concord Metropolitan Statistical Area (the “Charlotte MSA”). The Charlotte MSA’s major industries include finance, healthcare, manufacturing, energy and food. According to the appraisal, the city is the second largest banking center in the United States. Charlotte is home to Bank of America’s headquarters and Wells Fargo’s east coast headquarters. Five Fortune 500 companies are based in Charlotte, which include, Bank of America, Nucor, Sonic Automotive, Duke Energy and Sealed Air. Primary regional access to the Kings Mountain Center Property is provided by U.S. Route 74 and Interstate 85.

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The North Carolina data center market is primarily concentrated in Charlotte and Raleigh-Durham. According to a third party market research report, there are 25 operators supplying the market with 52 multi-tenant data centers, a combined 678,000 square feet of operational space and 100 megawatts. Charlotte accounts for approximately 50% of North Carolina’s multitenant data center footprint, followed by Raleigh-Durham with approximately 30%, and Winston-Salem with approximately 10%. In the state of North Carolina, Digital Realty is the largest wholesale provider with a 30% market share, followed by T5 Data Centers with a 25% market share.

In 2015, North Carolina made tax breaks much more accessible to smaller data center users by passing legislation to lower the minimum qualifying investment from $150 to $75 million. At the time of the new incentive package being implemented, 23 states offered data center-specific tax breaks, worth an estimated $1.5 billion from 2005 to 2015. In addition, North Carolina offers tax incentives for multi-tenant and large enterprise data centers for software and internet companies. Incentives for multi-tenant facilities provide tax exemptions to both owners and tenants with investments of $75 million or more over a five-year period on the buildings, electricity, equipment and software.

According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 636, 12,504 and 26,956, respectively. Additionally, for the same period, the average household income within a one-, three- and five-mile radius was $55,611, $46,286 and $42,394, respectively.

Top Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Expiration Date
Ensono	B3 / NA / NA	215,000	100.0%	$24.00	$5,160,000	100.0%	3/31/2034
Top Tenant		215,000	100.0%	$24.00	$5,160,000	100.0%

Vacant Space		0	0.0%

Collateral Total		215,000	100.0%

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2019 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030 & Beyond	1	215,000	100.0	5,160,000	100.0	215,000	100.0%	$5,160,000	100.0%
Total	1	215,000	100.0%	$5,160,000	100.0%
(1)	Based on the underwritten rent roll.

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No. 13 – Kings Mountain Center

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$5,160,000	$24.00	88.2%
Rent Steps	0	0.00	0.0
Total Reimbursements	691,740	3.22	11.8
Gross Potential Rent	$5,851,740	$27.22	100.0%
Other Income	0	0.00	0.0
(Vacancy/Credit Loss)(4)	(292,587)	(1.36)	(5.0)
Effective Gross Income	$5,559,153	$25.86	95.0%
Total Variable Expenses	429,229	2.00	7.7
Total Fixed Expenses	284,011	1.32	5.1
Net Operating Income	$4,845,913	$22.54	87.2%
Capital Expenditures	21,500	0.10	0.4
TI/LC	268,750	1.25	4.8
Net Cash Flow	$4,555,663	$21.19	81.9%
(1)	Historical financial information is not available as the Kings Mountain Center Property was owner-occupied and operated by the tenant, Ensono, prior to the execution of a new 15-year lease as part of a sale-leaseback.

(2)	Percentage column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Based on the underwritten rent roll.

(4)	Underwritten Vacancy represents the economic vacancy of 5.0%.

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No. 14 – The Falls In Hudson

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	RMF	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$24,000,000	Title:	Fee
Cut-off Date Principal Balance:	$24,000,000	Property Type - Subtype:	Multifamily – Garden/Low Rise
% of Pool by IPB:	2.6%	Net Rentable Area (Units):	116
Loan Purpose:	Refinance	Location:	Hudson, NY
Borrowers:	The Falls In Hudson, Inc.	Year Built / Renovated:	2016-2019 /N/A
Borrower Sponsor:	Mark M. Salomon	Occupancy:	99.1%
Interest Rate:	5.35000%	Occupancy Date:	4/1/2019
Note Date:	4/9/2019	4th Most Recent NOI (As of)(1):	NAP
Maturity Date:	4/6/2029	3rd Most Recent NOI (As of):	$569,982 (12/31/2017)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$712,950 (12/31/2018)
Original Term:	120 months	Most Recent NOI (As of)(2):	$925,001 (TTM 2/28/2019)
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues(3):	$2,939,944
Call Protection:	L(26),Def(90),O(4)	UW Expenses:	$919,141
Lockbox / Cash Management:	Springing	UW NOI(2):	$2,020,803
Additional Debt:	N/A	UW NCF:	$1,997,603
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$36,300,000 / $312,931
Additional Debt Type:	N/A	Appraisal Date:	3/12/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$206,897
Taxes:	$217,875	$34,583	N/A	Maturity Date Loan / Unit:	$206,897
Insurance:	$54,000	$6,429	N/A	Cut-off Date LTV:	66.1%
Replacement Reserves:	$0	$1,933	N/A	Maturity Date LTV:	66.1%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.53x
Other:	$0	$0	N/A	UW NOI Debt Yield:	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,000,000	100.0%	Payoff Existing Debt	$22,702,345	94.6%
			Return of Equity	618,614	2.6
			Closing Costs	407,166	1.7
			Upfront Reserves	271,875	1.1
Total Sources	$24,000,000	100.0%	Total Uses	$24,000,000	100.0%

(1)	The Falls In Hudson Property (defined below) was built in phases from 2016 to 2019; as such, historical information is limited.

(2)	UW NOI is higher than the Most Recent NOI due to lease-up of The Falls In Hudson Property.

(3)	UW Revenues include income producing commercial space leased to affiliates of the borrower for use as a banquet hall and office space.

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No. 14 – The Falls In Hudson

The Loan. The Falls In Hudson mortgage loan has an outstanding principal balance as of the Cut-off Date of $24.0 million (“The Falls In Hudson Mortgage Loan”) and is secured by a first mortgage lien on the borrower’s fee interest in a multifamily garden apartment property totaling 116 units located in Hudson, New York (“The Falls In Hudson Property”). The Falls In Hudson Mortgage Loan has a 10-year term and is interest-only for the full term of the loan. The borrowing entity for The Falls In Hudson Mortgage Loan is The Falls In Hudson, Inc., a New York corporation and special purpose entity. The Falls In Hudson, Inc. is wholly owned by 158 Union In Hudson, Inc., a New York corporation, which is wholly owned by Mark M. Salomon. The borrower sponsor and nonrecourse carve-out guarantor is Mark M. Salomon, a local real estate developer and owner. Mr. Salomon is the CEO of JMS Construction Services, Inc., which company, under the umbrella of 21st Century Development, has built homes and managed apartments for over thirty years. In addition to multifamily assets, Mr. Salomon owns 15 retail properties across Pennsylvania, Ohio, Georgia, North Carolina, South Carolina, and Florida.

The Property. The Falls In Hudson Property is a 116-unit, garden style multifamily property located in Hudson, New York, approximately 1.8 miles east of Downtown Hudson and approximately 2.2 miles east of the Hudson River. Developed in phases from 2016 through 2019, The Falls In Hudson Property consists of one, four-story residential building situated on approximately 20.38 acres. The unit mix consists of 16 one-bedroom/one-bathroom units (13.8% of units), 80 two-bedroom/two-bathroom units (69.0% of units), and 20 three-bedroom/two-bathroom units (17.2% of units). The Falls In Hudson Property’s amenities include an outdoor swimming pool, a spa with an indoor heated pool, sauna, steam, and salt room, a fully-equipped fitness center, spin/yoga room, youth activity room/lounge, an adult game room/card room, common area/lounge, 30-person movie theater/presentation room, waterfall feature, playground, outdoor multi-purpose sports court, wooded walking paths, and a dog run. Unit amenities include gas fireplace, Wi-Fi 2G & 5G for each unit, dedicated off-street parking, 9′ x 9′ storage in full basement setting, trash and recycling services on each floor, elevator access to each floor, smoke-free community, pre-wired for high speed internet/TV technology, 9’ ceilings, walk-in closets, fully-equipped kitchens, stackable washer/dryer, bamboo floors, balcony (on every unit), Rinnai instant hot water heater, app based phone/wall thermostat control for central air conditioning and heat (gas), high end cabinetry, quartz countertops and tile backsplash, and keyless door apartment entry. As of April 1, 2019, The Falls In Hudson Property was 99.1% occupied. The Falls In Hudson Property has 130 surface spaces resulting in a parking ratio of approximately 1.1 spaces per unit.

The Falls In Hudson Property includes income producing commercial space including a 7,200 square foot banquet hall (“The Falls Venue”) and 3,500 square feet of office space (“The Falls Office Space”). The Falls Venue is an event space equipped with a stage and a commercial kitchen to facilitate catering, with a seating capacity of 200 people. The Falls Venue is leased to P&M Events Consultants, LLC (“P&M”), an entity affiliated with the borrower, pursuant to a 12-year lease that expires in March 2031 and provides for annual gross rent of $180,000 (or $25.00 per square foot). A portion of The Falls Office Space (1,500 square feet on the 2nd floor of the banquet hall building) is leased to 21st Century Development (“21st Century”), an affiliate of the borrower, pursuant to a 12-year lease that expires March 2031 and provides for annual gross rent of $21,600 (or $14.40 per square foot). Additionally, 2,000 square feet on the 2nd floor of the banquet hall building is leased to ProVest Management (“ProVest”), an affiliate of the borrower, pursuant to a 12-year lease that expires March 2031 and provides for annual gross rent of $24,000 (or $12.00 per square foot). Each of the leases with P&M, 21st Century and ProVest are guaranteed by the borrower sponsor.

The Market. The Falls In Hudson Property is located in Hudson, New York. Hudson is located approximately 38 miles south of the Albany Central Business District and approximately 122 miles north of New York City. The City of Hudson is located along the west boarder of Columbia County, which is part of the upper Hudson Valley Region. Hudson is a regional hub for Columbia County. The city’s economy is based on the healthcare/social assistance, manufacturing, retail trade and professional/scientific/technical services industries. As the county seat, Hudson is influenced by the public administration industry, with numerous government offices in the city.

The Falls In Hudson Property’s neighborhood consists of a mix of office, industrial, retail, and residential uses. Commercial and residential developments are mainly situated along Union Turnpike. The Falls In Hudson Property is immediately adjacent to Columbia Children Center and undeveloped land to the west, Saturn Industries across Union Turnpike to the south, various commercial uses to the east along Union Turnpike, and undeveloped land immediately north. Additional retail uses located along Fairview Avenue consist of grocery stores, restaurants, and shops. Approximately 0.7 miles north of The Falls In Hudson Property is a shopping center, which includes regional retailers such as CVS Pharmacy, Joann Fabrics, and Planet Fitness. Further north are additional national retailers, which include Shop Rite, Big Lots, Advance Auto Parts, Aldi, and Rent-A-Center. According to third party market research report, the estimated 2019 population in a one-, three-,

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and five-mile radius of The Falls In Hudson Property is 3,760, 13,061, and 19,327, respectively. The 2019 estimated average household income within a one-, three-, and five-mile radius of The Falls In Hudson Property is $69,060, $67,201, and $71,635, respectively.

According to the appraisal, The Falls In Hudson Property is located within the Albany apartment market. As of fourth quarter 2018, the Albany apartment market reported an overall vacancy rate of 4.5%, representing an improvement of 0.1% over fourth quarter 2017. Monthly asking rent within the local apartment market ranges from $1,049 for properties constructed between 1980 and 1989, to $1,683 per month for properties built post-2009. The market reported an average asking rent of $1,188 per unit. The appraisal identified six competitive multifamily properties totaling 969 units. The comparables range in size from 78 to 300 units. The comparable occupancy levels range from 91.0% to 100%, with a weighted average of approximately 96.2%. The competitive set exhibits monthly rents ranging from $1,200 to $3,063 per unit. The concluded market rents are $1,800 for one-bedroom units, $2,000 for two-bedroom units, and $2,600 for three-bedroom units.

The appraisal identified a competitive set of four office leases for properties located within 1.7 miles of The Falls In Hudson Property. The comparable leases total 4,500 square feet and range in size from 500 square feet to 2,500 square feet. The competitive set exhibits gross rents ranging from $12.00 per square foot to $23.88 per square foot with an average of $16.15 per square foot. The concluded market rents are $13.03 per square foot for the office spaces and $25.00 per square foot for the banquet hall.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy(2)	Average Unit Size (SF)(2)	Average Monthly Rental Rate(2)	Average Monthly Rental Rate PSF(2)
1 Bedroom, 1 Bath	16	13.8%	16	100.0%	905	$1,688	$1.87
2 Bedroom, 2 Bath	80	69.0%	79	98.8%	1,420	$2,021	$1.42
3 Bedroom, 2 Bath	20	17.2%	20	100.0%	1,594	$2,478	$1.55
Total/Wtd. Avg.	116	100.0%	115	99.1%	1,379	$2,054	$1.51
(1)	Based on the underwritten rent roll dated April 1, 2019.

(2)	Wtd. Avg. based on number of units of each unit type.

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No. 14 – The Falls In Hudson

Operating History and Underwritten Net Cash Flow
	2016(1)	2017	2018	TTM(2)	Underwritten	Per Unit	%(3)
Rents in Place	N/A	$845,743	$1,639,764	$1,794,401	$2,834,400	$24,434	91.9%
Office & Banquet Income	N/A	0	0	0	225,600	1,945	7.3
Vacant Gross Up	N/A	0	0	0	24,000	207	0.8
Gross Potential Rent	N/A	$845,743	$1,639,764	$1,794,401	$3,084,000	$26,586	100.0%
Total Reimbursements	N/A	0	0	0	0	0	0.0
Net Rental Income	N/A	$845,743	$1,639,764	$1,794,401	$3,084,000	$26,586	100.0%
(Vacancy/Credit Loss)	N/A	0	0	0	(153,528)	(1,324)	(5.0)
Other Income(4)	N/A	345	10,869	9,472	9,472	82	0.3
Effective Gross Income	N/A	$846,088	$1,650,633	$1,803,873	$2,939,944	$25,344	95.3%
Total Expenses	N/A	$276,106	$937,683	$878,872	$919,141	$7,924	31.3%
Net Operating Income(5)	N/A	$569,982	$712,950	$925,001	$2,020,803	$17,421	68.7%
Replacement Reserves	N/A	0	0	0	23,200	200	0.8
Net Cash Flow	N/A	$569,982	$712,950	$925,001	$1,997,603	$17,221	67.9%

Occupancy(6)	N/A	14.6%	47.0%	99.1%	95.0%
(1)	The Falls In Hudson Property was built in phases from 2016 to 2019; as such, historical information is limited.

(2)	TTM column represents the trailing 12 months ending February 2019.

(3)	Percentage column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remaining fields.

(4)	Other Income is comprised of application fees and other miscellaneous income.

(5)	Net Operating Income has increased from 2017 to TTM February 1, 2019 due to The Falls In Hudson Property being in lease up. Underwritten Net Operating Income has increased compared to TTM Net Operating Income due to the fact that (i) commercial income from banquet and office space was underwritten; (ii) Rents in Place was underwritten based on the rent roll dated 4/1/2019 with occupancy of 99.1%; and (iii) some underwritten expenses such as repairs and maintenance and payroll were underwritten to appraisal values since repairs and maintenance expenses were higher when The Falls In Hudson Property were being completed, and management salary was included in payroll instead of management fee.

(6)	Historical occupancies are as of December 31 for each respective year. TTM occupancy is as of April 1, 2019. Underwritten Occupancy represents economic occupancy.

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No. 15 – Alton Self Storage

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$21,000,000	Title:	Fee
Cut-off Date Principal Balance:	$21,000,000	Property Type – Subtype:	Self Storage – Self Storage
% of IPB:	2.2%	Net Rentable Area (Units):	1,554
Loan Purpose:	Refinance	Location:	Irvine, CA
Borrower:	Alton Self Storage, LP	Year Built / Renovated:	1991 / 2016
Borrower Sponsors:	Mark Conzelman, M. Paul	Occupancy:	96.1%
	Conzelman, John C. Thomson,	Occupancy Date:	4/19/2019
	Thomson Family Trust dated	4th Most Recent NOI (As of)(1):	NAV
	June 18, 1997	3rd Most Recent NOI (As of) (1):	$1,382,172 (12/31/2017)
Interest Rate:	4.35000%	2nd Most Recent NOI (As of) (1):	$1,726,362 (12/31/2018)
Note Date:	4/30/2019	Most Recent NOI (As of) (1):	$1,851,164 (TTM 3/31/2019)
Maturity Date:	5/1/2029	UW Economic Occupancy:	93.5%
Interest-only Period:	120 months	UW Revenues:	$2,715,443
Original Term:	120 months	UW Expenses:	$862,013
Original Amortization Term:	None	UW NOI:	$1,853,430
Amortization Type:	Interest Only	UW NCF:	$1,837,911
Call Protection:	L(25),Def(92),O(3)	Appraised Value / Per Unit:	$37,000,000 / $23,810
Lockbox / Cash Management:	Springing	Appraisal Date:	3/21/2019
Additional Debt:	N/A
Additional Debt Balance:	N/A
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$13,514
Taxes:	$64,350	$16,088	N/A	Maturity Date Loan / Unit:	$13,514
Insurance:	$951	$951	N/A	Cut-off Date LTV:	56.8%
Replacement Reserves:	$1,293	$1,293	$46,559	Maturity Date LTV:	56.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.98x
Other:	$0	$0	N/A	UW NOI Debt Yield:	8.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$21,000,000		100.0%	Payoff Existing Debt	$13,735,221	65.4%
				Return of Equity	6,950,316	33.1
				Closing Costs	247,869	1.2
				Upfront Reserves	66,594	0.3
Total Sources	$21,000,000		100.0%	Total Uses	$21,000,000	100.0%

(1)	The Alton Self Storage Property (as defined below) was redeveloped into a self-storage facility in 2016 and as such, 4th Most Recent NOI is not available and increasing NOI through the most recent periods reflects increases in occupancy and increases in rent for occupied units over time.

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Annex A-3	BBCMS 2019-C3

No. 15 – Alton Self Storage

The Loan. The Alton Self Storage mortgage loan is secured by a first mortgage lien on the borrower’s fee interest in a 1,554-unit self-storage facility located in Irvine, California (the “Alton Self Storage Property”). The mortgage loan was originated by KeyBank and has an outstanding principal balance as of the Cut-off Date of $21.0 million (the “Alton Self Storage Mortgage Loan”). The Alton Self Storage Mortgage Loan has a 10-year term and is interest-only for the entirety of the loan term. The borrowing entity for the Alton Self Storage Mortgage Loan is Alton Self Storage, LP, a California limited partnership and special purpose entity. The nonrecourse carve-out guarantors and borrower sponsors are Mark Conzelman, M. Paul Conzelman, John C. Thomson and the Thomson Family Trust dated June 18, 1997. John Thomson founded Irvine-based Stadium Properties Self Storage Partners in 1995 and owns interests in 23 self-storage properties totaling over 2.0 million square feet. Mark and Paul Conzelman are principals of Ivine-based SC Development. In addition to other real estate holdings, Mark Conzelman owns eight self-storage properties totaling over 790,000 square feet, four of which are jointly owned with Paul Conzelman.

The Property. The Alton Self Storage Property is a Class A, three-story, 1,554-unit self-storage facility with a total of 155,196 rentable square feet and is currently 96.1% occupied as of April 19, 2019. The Alton Self Storage Property was originally constructed in 1991 as a single-story industrial warehouse and subsequently purchased by the borrower sponsors and redeveloped in 2016 into a self-storage facility for a reported cost of approximately $20.1 million. The facility opened in May 2016 and features 343 traditional storage units, 1,210 climate control units, one RV/Boat parking space, an on-site leasing office, three elevators, surveillance cameras, individual locks, and an electronic gated entry.

The Alton Self Storage Property is located on Alton Parkway approximately 400 feet from the intersection of Karman Avenue and Alton Parkway. Traffic counts on Alton Parkway and Karman Avenue are 15,000 and 21,000, respectively. The Alton Self Storage Property is located within in the Irvine Business Complex, an urban planning initiative adopted by the Irvine City Council in 2010 to manage the transition of the area from a commercial area to a residential mixed-use community. The latest development status report from the City of Irvine dated August 1, 2018 indicated 9,427 residential units have been completed with 3,633 under construction, 3,535 approved, and another 326 in the approval process. The Alton Self Storage Property is also located approximately 0.5 miles southwest of the Tustin Legacy, a master-planned community consisting of 1,606 acres of which 867 acres remain to be developed. Since development of the Tustin Legacy began, 3,270 residential units have been completed or approved for development and 3,543 planned residential units remain to be developed.

The following table presents detailed information with respect to the unit mix of the Alton Self Storage Property:

Alton Self Storage Unit Mix(1)
Unit Type	Unit Size Range (SF)	# of Units	Occupied Units	Occupancy	Average Unit Size (SF)(2)	Average Monthly Rental Rate(2)	Average Monthly Rental Rate PSF(2)
Climate Controlled	0-50	566	551	97.3%	40	$66	$1.74
	51-100	360	339	94.2%	97	$135	$1.40
	101-150	185	178	96.2%	134	$177	$1.31
	151-200	88	88	100.0%	198	$230	$1.17
	>200	11	11	100.0%	255	$277	$1.09
Subtotal		1,210	1,167	96.4%	85	$117	$1.53

Traditional	0-50	74	68	91.9%	32	$83	$2.91
	51-100	64	58	90.6%	87	$160	$1.86
	101-150	61	57	93.4%	138	$206	$1.49
	151-200	48	48	100.0%	196	$302	$1.55
	>200	96	95	99.0%	278	$403	$1.45
Subtotal		343	326	95.0%	153	$244	$1.85

Other	Parking	1	0	0.0%	160	$0	$0.00

Total/Wtd. Avg.		1,554	1,493	96.1%	100	$145	$1.60
(1)	Based on the underwritten rent roll.

(2)	Wtd. Avg. based on occupied number of units of each unit type and category.

A-3-127

Annex A-3	BBCMS 2019-C3

No. 15 – Alton Self Storage

The Market. According to a third-party demographics report, the estimated 2018 population within a one- and three-mile radius of the Alton Self Storage Property is 9,324 and 182,482, respectively. Estimated 2018 average household income within a one- and three-mile radius of the Alton Self Storage Property is $110,790 and $115,038, respectively. Average annual population growth from 2018-2023 within a one- and three-mile radius of the property is projected to be approximately 5.5% and 1.5%, respectively.

According to the appraisal, self-storage occupancy in a 1-mile, 2-mile, and 3-mile radius from the subject property is 94.8%, 95.1% and 92.9%, respectively, and concluded an approximately 4% vacancy for the Alton Self Storage Property.

The following table presents occupancy and rental data at comparable self-storage properties with respect to the Alton Self Storage Property:

Comparable Self Storage Property Summary(1)
Property Name/Address	Year Built	Units	Square Feet	Occ. %	Miles from Subject	Unit Type	5x5	5x10	10x10	10x15	10x20	10x25
Alton Self Storage 2215 Alton Parkway Irvine, CA(2)	1991(3)	1,554	155,196	96.1%	NAP	Inside Down	$75	$112	$175	$214	$306	$361
						Inside Down CC
						Inside Up
						Inside Up CC	$53	$74	$137	$196	$229	$290
Life Storage 17392 Murphy Ave Irvine, CA	1998	700	65,867	96.0%	0.72	Inside Down		$95		$251
						Inside Down CC
						Inside Up	$75	$63	$145		$209
						Inside Up CC		$65		$172	$245
Public Storage 16452 Construction Circle S, Irvine, CA	2017	1,056	145,622	99.0%	0.89	Inside Down
						Inside Down CC	$48	$58			$219
						Inside Up
						Inside Up CC	$48	$49	$96	$157	$184
Public Storage 16700 Red Hill Ave Irvine, CA	2016	3,000	255,978	97.0%	0.83	Inside Down
						Inside Down CC	$50	$60	$139	$180	$225	$354
						Inside Up
						Inside Up CC	$21	$51	$112		$182
Life Storage 3190 Pullman St Costa Mesa, CA	2005	1,079	133,652	95.0%	1.95	Inside Down		$115	$150		$396
						Inside Down CC
						Inside Up		$90	$135	$253
						Inside Up CC
A-1 Self Storage 2555 South Main St Santa Ana, CA	2001	507	5,200	98.0%	2.19	Inside Down	$79	$125	$159
						Inside Down CC
						Inside Up	$64	$96	$139	$225
						Inside Up CC
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll. Rent amounts presented are the weighted average in-place rents for each unit category.
(3)	The Alton Self Storage Property was originally constructed as a single-story industrial warehouse and subsequently redeveloped into a self-storage facility in 2016.

A-3-128

Annex A-3	BBCMS 2019-C3

No. 15 – Alton Self Storage

Operating History and Underwritten Net Cash Flow(1)
	2017	2018	TTM	Underwritten	Per Unit	%(2)
Rents in Place(3)	$2,012,226	$2,332,040	$2,383,406	$2,692,035	$1,732.33	100.0%
Vacant Income	0	0	0	0	0.00	0.0
Gross Potential Rent	$2,012,226	$2,332,040	$2,383,406	$2,692,035	$1,732.33	100.0%
(Vacancy/Credit Loss)	0	0	0	(174,982)	(112.60)	(6.5)
(Concessions)	0	0	0	0	0	0.0
Other Income(4)	185,698	194,313	198,390	198,390	127.66	7.4
Effective Gross Income	$2,197,924	$2,526,353	$2,581,796	$2,715,443	$1,747.39	100.9%

Total Expenses	$815,752	$799,991	$730,632	$862,013	$554.71	31.7%

Net Operating Income	$1,382,172	$1,726,362	$1,851,164	$1,853,430	$1,192.68	68.3%

Total TI/LC, Capex/RR	0	0	0	15,520	9.99	0.6

Net Cash Flow	$1,382,172	$1,726,362	$1,851,164	$1,837,911	$1,182.70	67.7%
(1)	The Alton Self Storage Property was redeveloped into a self-storage facility in 2016 and as such, historical financials prior to 2017 are not available.
(2)	Percentage column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place are based on the underwritten rent roll dated April 19, 2019.
(4)	Other Income is comprised of insurance protection plans, late charges, and miscellaneous charges.

A-3-129

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer
Barclays Commercial Mortgage	Midland Loan Services, a Division of PNC	Midland Loan Services, a Division of PNC Bank,	Pentalpha Surveillance LLC
Securities LLC	Bank, National Association	10851 Mastin Street	PO Box 4839
745 Seventh Avenue	10851 Mastin Street	Building 82, Suite 300	Greenwich, CT 06831
New York, NY 10019	Building 82, Suite 300	Overland Park, KS 66210	New York, NY 10016
Overland Park, KS 66210

Contact: Daniel Vinson	Contact:	Contact: Heather Wagner	Contact: Don Simon
Phone Number: (212) 412-4000	Heather Wagner (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	BBCMS Mortgage Trust 2019-C3 Commercial Mortgage Pass-Through Certificates Series 2019-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/28/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2019 (the “Pooling and Servicing Agreement”).
Transaction: BBCMS Mortgage Trust 2019-C3, Commercial Mortgage Pass-Through Certificates Series 2019-C3
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Holder to the Operating Advisor.

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

(a)	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

________________________

________________________

________________________

________________________

(b)	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

________________________

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

A-1-1

________________________

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that were Considered in Compiling this Report

In rendering the assessment set forth in this report, the Operating Advisor examined and relied upon the accuracy and the completion of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit , legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the

C-2

calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Assumptions, Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA; provided, however, that for the purposes of this Annex D-1, with respect to each sponsor, any reference to a “Mortgage Loan” will refer to the Mortgage Loans sold by such sponsor that we include in the issuing entity.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.  Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related non-serviced securitization trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.  Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or

D-1-1

materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.  Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.  Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

5.  Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

6.  Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 7 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over,

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escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

7.  Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage.

8.  Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

9.  Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases,

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subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

10.  Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

11.  Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

12.  Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

13.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in

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paragraph 25, and the ESA (as defined in paragraph 41), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents; (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan; or (g) the current principal use of the Mortgaged Property.

15.  Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non-serviced securitization trust).

16.  No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

17.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising

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for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

18.  Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 7) and survey, if any, an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

19.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

20.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

21.  REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable

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default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22.  Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

24.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

25.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

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27.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

28.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 33) of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 33 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a

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proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

29.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

30.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

31.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate

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lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

32.  Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

34.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

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35.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage File;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)  Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)  The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

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(g)  The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provided that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)  A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)  Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

37.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

38.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this

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Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

39.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

40.  Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

41.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

42.  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a

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supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement or is accomplished by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirement of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

43.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

44.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

45.  Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

46.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Barclays Capital Real Estate Inc.	UBS AG, New York Branch	Societe Generale Financial Corporation	KeyBank National Association	Rialto Mortgage Finance, LLC	Natixis Real Estate Capital LLC
None.	The Colonnade Office Complex (Loan No. 10)	None.	None.	None.	None.

Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Barclays Capital Real Estate Inc.	UBS AG, New York Branch	Societe Generale Financial Corporation	KeyBank National Association	Rialto Mortgage Finance, LLC	Natixis Real Estate Capital LLC
DentaQuest & Aurora Portfolio (Loan No. 25)	Wolverine Portfolio (Loan No. 11)	600 Pine Avenue (Loan No. 27)	None.	Townline Self Storage (Loan No. 42)	None.
Christiana Mall (Loan No. 36)

Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Barclays Capital Real Estate Inc.	UBS AG, New York Branch	Societe Generale Financial Corporation	KeyBank National Association	Rialto Mortgage Finance, LLC	Natixis Real Estate Capital LLC
None.	None.	ExchangeRight Net Leased Portfolio 26 (Loan No. 18)	None.	None.	None.
ExchangeRight Net Leased Portfolio 24 (Loan No. 23)

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	Bond Street Norfolk Retail Portfolio – Peninsula Town Center (Loan No. 31)	The Mortgaged Property may be subject to special assessment liens in the future in connection with certain bonds that were issued in 2018 by the Peninsula Town Center Community Development Authority (the “CDA”) and the City of Hampton, Virginia. At the closing of the Mortgage Loan, the lender obtained an estoppel from the CDA, which provides that any future special assessment will be assessed against the Mortgaged Property with the real property taxes due to the City of Hampton. The Mortgage Loan documents will become recourse against the related guarantor, subject to a cap of $2,603,750 (which represents approximately 60% of the allocated loan amount and 25% of the total loan amount) if any special assessment or “Annual Payment A” in excess of $40,000 is assessed against the Mortgaged Property either (a) in any two consecutive years during the first seven years of the Mortgage Loan’s term or (b) in any single year after the seventh year of the Mortgage Loan’s term.
(7) Permitted Liens; Title Insurance	Patuxent Crossing (Loan No. 19)	The largest and fourth largest tenants by net rentable area at the Mortgaged Property have a right of first offer to purchase their space at the Mortgaged Property. The tenants have agreed that such purchase rights are subject and subordinate to the Mortgage Loan and to any renewals, modifications, consolidations, replacements, extensions and re-financings thereof. Additionally, such purchase rights will not apply to any foreclosure of the Mortgaged Property, and upon any such foreclosure, the purchase rights will terminate and be of no further force and affect.
(17) Insurance	Renaissance Fort Lauderdale (Loan No. 5)	The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $100,000 per occurrence, except for windstorm and earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.
(17) Insurance	Inland Devon Self Storage Portfolio (Loan No. 7)

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the allocated loan amount, rather than 5% of the then outstanding allocated loan amount.

The Mortgage Loan documents permit the Mortgagor to obtain windstorm and earthquake insurance with a deductible in an amount equal to the greater of 5% of the total insurable value of any individual property and $250,000.

(17) Insurance	Inland Devon Self Storage Portfolio – 72500 Varner Road (Loan No. 7)	The related Mortgaged Property is located in a special flood hazard area. The Mortgagor obtained a private flood insurance policy from Lloyds of London (rated A XV by A.M. Best and A+ by S&P) in lieu of obtaining a policy under the National Flood Insurance Program (the “NFIP”). The private flood insurance policy is consistent with and in an amount equal to what would have been obtained under the NFIP.
(17) Insurance	California Center (Loan No. 17)	The Mortgage Loan documents require loss of rents and/or business interruption insurance for a period continuing until the restoration of the Mortgaged Property is completed or 18 months, whichever occurs first.
(17) Insurance	DentaQuest & Aurora Portfolio (Loan No. 25)	The Mortgage Loan documents permit the Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that prior to obtaining such non-conforming policy, the Mortgagor has received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy. The lender may deny its consent to any non-confirming policy regardless of whether or not the lender has consented to the same on any prior occasion.

D-2-1

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(25) Local Law Compliance	Inland Devon Self Storage Portfolio – 6140 East Shelby Drive (Loan No. 7)	The related Mortgaged Property is used in part as an outdoor parking rental space for recreational vehicles, which is considered a nonconforming use. Pursuant to the Mortgage Loan documents, the Mortgagor must deliver to the lender an updated zoning report showing that all use is conforming within forty-five (45) days of the closing date of the Mortgage Loan; provided, however, that if such zoning report cannot be reasonably delivered within such forty-five (45) day period and the Mortgagor has commenced the process to deliver such zoning report, such period may be extended for a reasonably necessary time. Additionally, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for any losses incurred due to the nonconforming use identified at the Mortgaged Property. Law and ordinance coverage has been obtained by the Mortgagor.
(25) Local Law Compliance	DentaQuest & Aurora Portfolio – Aurora (Loan No. 25)	Pursuant to the related zoning report, 346 parking spaces are required at the Mortgaged Property. There are 319 existing parking spaces at the Mortgaged Property, with an additional 125 parking spaces provided by that certain License Agreement (the “Parking Agreement”) with an adjacent property owner. Pursuant to the Parking Agreement, the Mortgagor has the exclusive license to use 125 parking spaces on the adjacent property. The Parking Agreement expires on March 31, 2027, which is prior to the maturity date of the Mortgage Loan (March 6, 2029). Pursuant to the Mortgage Loan documents, it is an event of default if the Parking Agreement is canceled, terminated or expires pursuant to its terms, unless the Mortgagor enters into a replacement parking agreement, in accordance with the terms of the Mortgage Loan documents. Additionally, the Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for a breach of any of the Parking Agreement representations in the Mortgage Loan documents, which include that the Parking Agreement is in full force and effect.
(26) Licenses and Permits	HGI Lubbock (Loan No. 28)	The related liquor license for the Mortgaged Property is currently held by PH Concessions Services, LLC (the “Liquor Operator”) as a temporary liquor license holder, until Blanco Rio KG, LLC (the “Concession Operator”) obtains a permanent liquor license to operate at the Mortgaged Property. The Mortgagor covenanted in the Mortgage Loan documents to cause the Concession Operator to obtain a permanent liquor license for the benefit of the Mortgagor and the Mortgaged Property within the earlier to occur of (i) 150 days after the closing date of the Mortgage Loan and (ii) the expiration of that certain Liquor License Interim Agreement, between the Mortgagor and the Liquor Operator. It is an event of default under the Mortgage Loan documents if any liquor license relating to the Mortgaged Property ceases to be in full force and effect for 45 days. Additionally, the Mortgage Loan documents are recourse to the Mortgagor and the related guarantor for any losses incurred as a result of the absence of (x) the existing liquor license for the Mortgaged Property held by the Liquor Operator and (y) a permanent liquor license to be held by the Concession Operator for the Mortgaged Property.
(27) Recourse Obligations	4201 Connecticut Avenue Northwest (Loan No. 16)	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses if the violation results solely from a failure to provide any required notice or other deliverables (including payment of fees) or copies of instruments and/or organizational documents related to such transfer, and but for the failure to provide such items, such transfer would otherwise be a permitted transfer. Additionally, no such recourse liability to the Mortgagor and the guarantor will arise if the Mortgagor provides such notice or other deliverables (including payment of fees) or copies of instruments and/or organizational documents within ten (10) business days after the lender’s written request therefor.

D-2-2

Societe Generale Financial Corporation
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) (Lien; Valid Assignment)	GNL Industrial Portfolio (Loan No. 3)	The related mortgage and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loan in right of payment.
(7) (Permitted Liens; Title Insurance)	GNL Industrial Portfolio (Loan No. 3)	The related sole tenant at each of the Mortgaged Properties identified on Annex A-1 as Wolverine – Howard City, FedEx Freight – Greenville, FedEx Freight – Blackfoot, XPO Logistics – Grand Rapids, XPO Logistics – Aurora, XPO Logistics – Salina, XPO Logistics – Riverton, XPO Logistics – Waite Park, XPO Logistics – Uhrichsville and XPO Logistics – Vincennes has either a right of first refusal or a right of first offer to purchase the related Mortgaged Property in the event of a proposed transfer of such Mortgaged Property. None of the rights of first refusal or rights of first offer apply to a transfer of any of the related Mortgaged Properties in connection with a foreclosure or a deed-in-lieu of foreclosure.
(7) (Permitted Liens; Title Insurance)	SWVP Portfolio (Loan No. 4)	The franchisor at the Mortgaged Property identified on Annex A-1 as Intercontinental, Holiday Hospitality Franchising, LLC, has a right of first offer to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.
(7) (Permitted Liens; Title Insurance)	ExchangeRight Net Leased Portfolio 26 (Loan No. 18)	The sole tenant at each of the Mortgaged Properties identified on Annex A-1 as Hy-Vee - Oakdale (10th Street), MN, CVS - Fayetteville, GA, AutoZone - Merrillville (Colorado), IN, Pick n Save - Wasau (Bridge), WI, Tractor Supply - Conroe (Hwy 242), TX, Tractor Supply - Santa Fe (FM 1764), TX, Tractor Supply - Odessa (Interstate 20), TX, and Tractor Supply - Conyers (Highway 20), GA each have a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property. Other than with respect to the Mortgaged Property identified on Annex A-1 as Pick n Save - Wasau (Bridge), WI, each right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
(7) (Permitted Liens; Title Insurance)	ExchangeRight Net Leased Portfolio 24 (Loan No. 23)	The sole tenant at each of the Mortgaged Properties identified on Annex A-1 as BioLife Plasma Services L.P. - West Des Moines, IA, BioLife Plasma Services L.P. - Mt. Juliet, TN, Walgreens - Romeoville (Independence), IL, Walgreens - Lawrenceville (Five Forks), GA, Tractor Supply - Albuquerque (2nd Street NW), NM, Walgreens - Oswego (Chicago), IL, Walgreens - Sheboygan (Business), WI, Walgreens - Waco (Bosque), TX, Tractor Supply - Antioch (Main), IL, Walgreens - Austin (Ranch), TX, Walgreens - Flower Mound (Cross Timbers), TX and Tractor Supply - Columbia Station (Royalton), OH, each have a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to an unaffiliated third party. Each right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
(7) (Permitted Liens; Title Insurance)	Christiana Mall (Loan No. 36)	A tenant, Target, has the right to purchase its ground leased parcel (the “Target Parcel”) at any time provided, among other conditions, Target pays the Mortgagor the fair market value for the Target Parcel (excluding the value of any improvements constructed on such parcel by Target). The Mortgage Loan documents permit the Mortgagor to obtain a release of the Target Parcel in the event Target exercises its purchase option, provided certain terms and conditions in the Mortgage Loan documents are satisfied. The right to purchase has not been subordinated to the Mortgage Loan

D-2-3

Societe Generale Financial Corporation
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
documents and will remain in effect following a foreclosure or deed-in-lieu of foreclosure.
(17) (Insurance)	GNL Industrial Portfolio (Loan No. 3)

The Mortgage Loan documents permit the Mortgagor to obtain insurance coverage through a syndicate of insurers through which (A) at least 75% of the insurance coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the insurance coverage (if there are 5 or more members of the syndicate) may be provided by insurance companies having a claims paying ability of “A” or better by S&P or “A2” or better by Moody’s and (B) the remaining 40% of the insurance coverage (or the remaining 25% of the insurance coverage if such syndicate consists of 4 or fewer members) may be provided by insurance companies having a claims paying ability of “BBB” or better by S&P or “Baa2” or better by Moody’s.

Pursuant to an estoppel, recognition, non-disturbance and modification agreement related to the ground sublease at the Mortgaged Property identified on Annex A-1 as Diebold - North Canton, all insurance proceeds in respect of a property loss at such Mortgaged Property may be applied and disbursed in accordance with the Mortgage Loan documents, provided however, that in the event the lender elects not to apply insurance proceeds to the restoration of the sublease premises, the lender does remain obligated to apply sufficient proceeds to restore the related site to grade and to remove any destroyed improvements to the extent CAK fails to satisfy its restoration obligations set forth in the sublease.

Solely with respect to the Mortgaged Properties identified on Annex A-1 as FedEx Ground Package Systems - San Antonio, Bush Industries – Jamestown and Mapes & Sprowl Steel - Elk Grove Village, the Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by any of the tenants at the related Mortgaged Properties, provided such insurance meets the requirements in the Mortgage Loan documents.

(17) Insurance	Kings Mountain Center (Loan No. 13)	The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by the sole tenant at the Mortgaged Property, provided such insurance meets the requirements in the Mortgage Loan documents.
(17) (Insurance)	ExchangeRight Net Leased Portfolio 26 (Loan No. 18)	The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by any of the tenants at the related Mortgaged Properties, provided such insurance meets the requirements in the Mortgage Loan documents.
(17) (Insurance)	ExchangeRight Net Leased Portfolio 24 (Loan No. 23)	The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by any of the tenants at the related Mortgaged Properties, provided such insurance meets the requirements in the Mortgage Loan documents.
(17) (Insurance)	Safeway La Grande (Loan No. 44)	The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by the sole tenant at the Mortgaged Property, provided such insurance meets the requirements in the Mortgage Loan documents.
(25) Local Law Compliance	SWVP Portfolio (Loan No. 4)	The Mortgaged Property identified on Annex A-1 as DoubleTree Charlotte is legal non-conforming as to use as hotel uses are no longer permitted under the current zoning code. If a structure containing a non-conforming use is damaged or destroyed, such structure may be restored to its prior non-conforming use provided that a building permit for such restoration is issued within 12 months of the date of damage or destruction.
(25) Local Law Compliance	Best Western Long Beach Inn (Loan No. 48)	The Mortgaged Property is legal non-conforming as to the number of lodging units contained in the related hotel. Under the current

D-2-4

Societe Generale Financial Corporation
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
zoning code, the Mortgaged Property may only be improved by a hotel with 25 or fewer lodging units and the current hotel includes 50 lodging units. If a nonconforming structure is damaged or destroyed to the extent of 60% or more of its value immediately preceding such damage or destruction, it may only be restored in accordance with the current zoning code, unless otherwise recommended by the City of Long Beach Planning Commission and approved by the City of Long Beach City Council.
(27) (Recourse Obligations)	GNL Industrial Portfolio (Loan No. 3)	The Mortgage Loan documents only provide for full recourse to the Mortgagor and guarantor for transfers made in violation of the Mortgage Loan documents (i) of all or any portion of the Mortgaged Property (excluding any lease made to a tenant in the ordinary course of business) or (ii) that result in a change in control of the Mortgagor. In addition, the Mortgage Loan documents do not provide recourse to the Mortgagor or guarantor for misappropriation of any security deposits (provided, however, that there is recourse for losses to the lender related to a failure of the Mortgagor to deliver any security deposits to the lender upon a foreclosure or deed-in-lieu of disclosure to the extent not already applied in accordance with the terms of any of the related leases prior to the occurrence of any event of default giving rise to such foreclosure or deed-in-lieu of foreclosure).
(27) (Recourse Obligations)	787 Eleventh Avenue (Loan No. 9)	The Mortgage Loan documents do not provide recourse to a guarantor distinct from the Mortgagor for a breach of the environmental covenants in the Mortgage Loan documents.
(27) (Recourse Obligations)	Christiana Mall (Loan No. 36)

The Mortgage Loan documents do not provide full recourse for transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents; however, they do provide recourse for losses to the lender in connection with such transfers.

In addition, the guarantors’ liability for any guaranteed obligations for which the Mortgage Loan documents provide full recourse is limited to an amount equal to 20% of the outstanding principal balance of the Whole Loan as of the date of occurrence of any full recourse trigger event.

(28) (Mortgage Releases)	GNL Industrial Portfolio (Loan No. 3)	The Mortgage Loan documents permit the Mortgagors to obtain the release of any individual Mortgaged Property that is vacant for a release price equal to 100% of the Allocated Loan Amount for such individual Mortgaged Property.
(28) (Mortgage Releases)	All Societe Generale Financial Corporation Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(31) Due on Sale or Encumbrance	GNL Industrial Portfolio (Loan No. 3)	The Mortgage Loan documents permit a pledge of the direct and/or indirect interests in the guarantor provided that such pledge is made to secure a credit facility for a direct or indirect owner of the Mortgagor which has substantial assets other than its interest in the Mortgaged Property, the repayment of which is not tied specifically to the cash flow at the Mortgaged Property.
(32) Single-Purpose Entity	Best Western Plus Fairburn Atlanta Southwest (Loan No. 46)	The Mortgagor is a recycled Single-Purpose Entity that previously owned an adjacent parcel of unimproved land that was transferred to an unaffiliated, third party prior to origination.
(33) (Defeasance)	Christiana Mall (Loan No. 36)	The Mortgagor is not required to pay for any accountant’s fees or opinions of counsel associated with a Defeasance.
(35) Ground Leases	GNL Industrial Portfolio (Loan No. 3)	Pursuant to an estoppel, recognition, non-disturbance and modification agreement related to the ground sublease at the Mortgaged Property identified on Annex A-1 as Diebold - North

D-2-5

Societe Generale Financial Corporation
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Canton, all insurance proceeds in respect of a property loss at such Mortgaged Property may be applied and disbursed in accordance with the Mortgage Loan documents, provided however, that in the event the lender elects not to apply insurance proceeds to the restoration of the sublease premises, the lender does remain obligated to apply sufficient proceeds to restore the related site to grade and to remove any destroyed improvements to the extent CAK fails to satisfy its restoration obligations set forth in the sublease.
(35) (Ground Leases)	Christiana Mall (Loan No. 36)	A portion of the Mortgaged Property improved by a surface parking lot is comprised of the Mortgagor’s leasehold interest pursuant to a ground lease between the Mortgagor, as ground lessee, and Macy’s, as ground lessor. The related ground lease does not comply with clauses (b), (c), (d), (e), (f), (g), (i), (j), (k) or (l) of this Representation and Warranty No. 35.

D-2-6

KeyBank National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Licenses and Permits	SSTII Self Storage Portfolio II (Loan No. 1)	The related loan documents require the borrower, prior to August 1, 2019, to complete all actions required to register the fuel oil and emergency generator aboveground storage tanks located at the individual Mortgaged Property located at 6 Sun Island Road, Nantucket, MA with the Nantucket Fire Department, and obtain and provide to the related lender permits for such tanks from the Nantucket Fire Department.
(27) Recourse Obligations

SSTII Self Storage Portfolio II (Loan No. 1)

Alton Self Storage (Loan No. 15)

University Place (Loan No. 20)

Carolina Beverage Group Building (Loan No. 29)

Sangamon Center (Loan No. 37)

Hampton Inn - Santa Rosa (Loan No. 47)

The related loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation”.
(27) Recourse Obligations

SSTII Self Storage Portfolio II (Loan No. 1)

Alton Self Storage (Loan No. 15)

University Place (Loan No. 20)

Carolina Beverage Group Building (Loan No. 29)

Sangamon Center (Loan No. 37)

Hampton Inn - Santa Rosa (Loan No. 47)

The related loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “material physical waste” as opposed to “the Mortgagor’s commission of intentional material physical waste”.
(28) Mortgage Releases

SSTII Self Storage Portfolio II (Loan No. 1)

Alton Self Storage (Loan No. 15)

University Place (Loan No. 20)

Carolina Beverage Group Building (Loan No. 29)

Sangamon Center (Loan No. 37)

Hampton Inn - Santa Rosa (Loan No. 47)

In the event of a taking of any portion of any of a Mortgaged Property by a State or any political subdivision or authority thereof, the related borrower cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions if the related borrower provides an opinion of counsel to the holder of the Mortgage Loan that the Trust will continue to maintain its status as a REMIC Trust if such amount is not paid.

D-2-7

UBS AG, New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	ILPT Hawaii Portfolio (Loan No. 32)	A tenant at each of the 1052 Ahua Street and 2828 Paa Street Mortgaged Properties has a right of first offer and a tenant at each of 2831 Kaihikapu Street, 2826 Kaihikapu Street, 1045 Mapunapuna Street and 918 Ahua Street Mortgaged Properties has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed transfer of such Mortgaged Property. None of such rights of first refusal are applicable to a transfer of (i) any of the related Mortgaged Properties in connection with a foreclosure or deed-in-lieu of foreclose or (ii) the entire portfolio of Mortgaged Properties.
(7) Permitted Liens; Title Insurance	Heartland Dental Medical Office Portfolio (Loan No. 26)	A tenant at each of the Heartland Dental Medical Office Portfolio - Heartland Dental Medical Office Portfolio – 507 North Hershey Road (Suites A & B), Heartland Dental Medical Office Portfolio – 826 West Lincoln Avenue (Suite B), Heartland Dental Medical Office Portfolio - 692 Essington Road (Suite A & B), Heartland Dental Medical Office Portfolio – 7310 North Villa Lake Drive (Suite A & B), Heartland Dental Medical Office Portfolio – 242 Southwoods Center (Suite A), Heartland Dental Medical Office Portfolio – 1429 Chester Boulevard (Suite A & B), Heartland Dental Medical Office Portfolio - 103 Farabee Drive North (Suites B & C), Heartland Dental Medical Office Portfolio – 2362 West Boulevard Street (Suite A & B), Heartland Dental Medical Office Portfolio – 1025 Ashley Street (Suite A, B & C) and Heartland Dental Medical Office Portfolio – 3608 Jeffco Boulevard Mortgaged Properties, Heartland Dental, LLC, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to any third party. Pursuant to a subordination, non-disturbance and attornment agreement with respect to each of the related Heartland Dental, LLC leases, Heartland Dental, LLC subordinated to the Heartland Dental Medical Office Portfolio Mortgage Loan all purchase option rights and waived all such purchase options with respect to the Mortgagee and any successor in interest to the Mortgagee.
(17) Insurance	Southern Motion Industrial Portfolio (Loan No. 33)	The Mortgagor is permitted to rely upon insurance provided by the related tenant at the Mortgaged Properties, provided that such insurance meets the requirements set forth in the Mortgage Loan documents.
(17) Insurance	Burns Office & Industrial Portfolio (Loan No. 39)	The condominium association at the Greentree Professional Centre Mortgaged Property does not maintain sufficient property insurance coverage satisfying the requirements of this Representation and Warranty No. (17). In the event of a casualty at such Mortgaged Property in which the Mortgagee retains and applies any net proceeds toward payment of the debt, the Mortgage Loan documents provide recourse to the guarantor and Mortgagor for debt service, taxes, insurance premiums and all other expenses incurred in connection with such Mortgaged Property, less the amount of any proceeds received by the Mortgagee as a result of such casualty.
(25) Local Law Compliance	Wolverine Portfolio (Loan No. 11)	The use of each the Chalet Village Mortgaged Property and the Royal Village Mortgaged Property as a mobile home park is legal non-conforming as to use as such use is not permitted under the applicable current zoning code. If a non-conforming structure is damaged or destroyed in excess of 50% or 60%, respectively, such structure may only be restored in accordance with the applicable current zoning code. In the event of a casualty resulting in the loss of the ability to restore either the Chalet Village Mortgaged Property or the Royal Village Mortgaged Property to its current use in accordance with all applicable legal requirements, the Mortgage Loan documents provide recourse to the guarantor and the Mortgagor for an amount equal to (a) (i) the allocated loan amount with respect to such Mortgaged Property, plus (ii) all interest which would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the Mortgagee in connection with such prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the Mortgagee toward payment of the debt.

D-2-8

(25) Local Law Compliance	ILPT Hawaii Portfolio (Loan No. 32)	One or more of the related Mortgaged Properties in the portfolio constitute a legal non-conforming use or structure which, following destruction by any means to an extent of more than 50% of its replacement cost at the time of destruction, may not be reconstructed except in conformity with the provisions of the current zoning code. Certain fire code violations are open at certain of the related Mortgaged Properties. The Mortgage Loan documents provide recourse to the guarantor and Mortgagor for any losses to the lender in connection with such open fire code violations.
(25) Local Law Compliance	The Colonnade Office Complex (Loan No. 10)	The Mortgaged Property is non-conforming with respect to parking due to a deficiency of 147 parking spaces. The Mortgage Loan documents (i) require the Mortgagor to (a) re-stripe and/or add additional parking spaces to cure such parking deficiency and (b) deliver to the Mortgagee an updated zoning report concluding that the Mortgaged Property conforms with all parking requirements under the current zoning code and (ii) provide recourse to the guarantor and Mortgagor for losses to the Mortgagee in connection with such parking deficiency. The Mortgagor has submitted documentation to the Mortgagee to demonstrate compliance with (i) above, which is currently pending the Mortgagee’s review.
(25) Local Law Compliance	The Block Northway (Loan No. 21)	The use of the Mortgaged Property as a shopping center is legal-nonconforming as a shopping center is only permitted with a conditional use permit under the current zoning code and the Mortgagor has not obtained such a permit. If any structure containing a non-conforming use is damaged or destroyed, such structure may be restored to its prior nonconforming use, provided such restoration is commenced within one year of the date of damage or destruction and completed within two years of the commencement date of such restoration.
(25) Local Law Compliance	Heartland Dental Medical Office Portfolio (Loan No. 26) – 1202 South Broad Street	The use of the 1202 South Broad Street Mortgaged Property as medical offices is legal non-conforming as to use as such use is no longer permitted under the current zoning code. If any non-conforming structure is damaged or destroyed in excess of 50%, such structure may only be restored in accordance with the current zoning code.
(27) Recourse Obligations	ILPT Hawaii Portfolio (Loan No. 32)

The Mortgage Loan documents do not provide full recourse for voluntary transfers made in violation of the Mortgage Loan documents; however, the Mortgage Loan documents do provide recourse for losses to the lender in connection with such transfers.

In addition, the guarantor’s liability for any guaranteed obligations for which the Mortgage Loan documents provide full recourse is limited to an amount equal to 15% of the outstanding principal balance of the related Whole Loan as of the date of occurrence of any full recourse trigger event.

(32) Single-Purpose Entity	ILPT Hawaii Portfolio (Loan No. 32)	Each of the related Mortgagors is a recycled Single-Purpose Entity that was previously a guarantor under a parental credit facility (the “Prior Credit Facility”), which facility was secured by a portfolio of real properties that included properties other than the Mortgaged Property. The Prior Credit Facility was satisfied in full prior to origination and the related Mortgagors have been released from any liability thereunder.
(32) Single-Purpose Entity	The Block Northway (Loan No. 21)	The Mortgagor is a recycled Single-Purpose Entity that previously owned an adjacent parcel that was transferred to an affiliate of the Mortgagor prior to the origination of the Mortgage Loan.
(33) Defeasance	The Block Northway (Loan No. 21)	At origination, the Mortgagor deposited with the Mortgagee approximately $1.0 million in connection with certain tenants that have executed leases but are not yet in occupancy at the Mortgaged Property (collectively, the “Contract Tenant and Skechers Achievement Reserves”). In the event the Mortgagor does not obtain the release of all or any portion of such funds set forth in the Mortgage Loan documents prior to March 6, 2020, after the related lockout period, the Mortgagee may require the Mortgagor to partially defease the Mortgage Loan in an amount equal to the sum of (i) the balance then remaining in the Contract Tenant and Skechers Achievement Reserves, (ii) all interest accrued on the amount to be defeased, (iii) all reasonable, out-of-pocket third party expenses incurred by the Mortgagee related to the partial defeasance and (iv) all other sums then due and payable under the Mortgage Loan documents.

D-2-9

Natixis Real Estate Capital LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(15) Escrow Deposits	123 Whiting Street (Loan No. 50)

The Phase I identified the existence of a recognized environmental condition related to former industrial operations at the Mortgaged Property. The seller of the Mortgaged Property is responsible for certain remediation in connection with the recognized environmental condition.

At origination, $320,120 was escrowed with the title insurance company, Connecticut Attorneys Title Insurance Company (“CATIC”) pursuant to an escrow agreement between the seller of the Mortgaged Property and the Mortgagor. The seller may draw upon the reserve funds to complete required remediation at the Mortgaged Property. Such escrow agreement has been collaterally assigned to Mortgagee.

(25) Local Law Compliance	123 Whiting Street (Loan No. 50)

The related Mortgaged Property is legal non-conforming as to use as the existing brewery, retail, storage and manufacturing uses are not permitted.

In the event of a destruction of the Mortgaged Property due to casualty or condemnation, in connection with rebuilding, the zoning code permits the nonconforming use that existed prior to the destruction to be re-established provided that (i) the claim of nonconforming use is documented prior to resumption of such nonconforming use and (ii) such nonconforming use is not extended or expanded.

(27) Recourse Obligations	All Natixis Mortgage Loans (except for Vanguard Portfolio)	The carveout for section (b)(i) is for misapplication or conversion and does not specifically state misappropriation.
(27) Recourse Obligations	Vanguard Portfolio (Loan No. 2)	There is no guarantor with respect to the Mortgage Loan. The Mortgagor and master lessee are the sole recourse parties.
(29) Mortgage Releases	All Natixis Mortgage Loans	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.

D-2-10

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	Goodyear Portfolio (Loan No. 22)	Goodyear, the single tenant at each of the Mortgaged Properties, has a right of first offer to purchase the Mortgagor’s interest in the respective individual Mortgaged Property in the event of a proposed transfer of such Mortgaged Property by the borrower subject to the Mortgage Loan terms. Such right of first offer has been subordinated to the Mortgage Loan, and will not apply to a successor borrower through a foreclosure or deed-in-lieu of foreclosure; provided, however, such right of first offer will apply to subsequent purchasers of the related Mortgaged Property or Mortgaged Properties.
(7) Permitted Liens; Title Insurance	Fairfield Inn & Suites Dunn (Loan No. 38)	Marriott International, Inc., the franchisor, has a right of first refusal to purchase the Mortgagor’s interest in the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or any interest in the Mortgagor or any “Control Affiliate” (as such term is defined in the franchise agreement) to a “Competitor” of the franchisor (as such term is defined in the franchise agreement). This right applies to a transfer to a “Competitor” in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “Competitor”.
(13) Condemnation	Fairfield Inn & Suites Dunn (Loan No. 38)	An unimproved portion of the Mortgaged Property that is located in a grassy area adjacent to the highway is subject to a proposed highway widening project, which project, if it goes forward, would cause a condemnation of such parcel.

D-2-11

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
July 2019	36,000,000.00
August 2019	36,000,000.00
September 2019	36,000,000.00
October 2019	36,000,000.00
November 2019	36,000,000.00
December 2019	36,000,000.00
January 2020	36,000,000.00
February 2020	36,000,000.00
March 2020	36,000,000.00
April 2020	36,000,000.00
May 2020	36,000,000.00
June 2020	36,000,000.00
July 2020	36,000,000.00
August 2020	36,000,000.00
September 2020	36,000,000.00
October 2020	36,000,000.00
November 2020	36,000,000.00
December 2020	36,000,000.00
January 2021	36,000,000.00
February 2021	36,000,000.00
March 2021	36,000,000.00
April 2021	36,000,000.00
May 2021	36,000,000.00
June 2021	36,000,000.00
July 2021	36,000,000.00
August 2021	36,000,000.00
September 2021	36,000,000.00
October 2021	36,000,000.00
November 2021	36,000,000.00
December 2021	36,000,000.00
January 2022	36,000,000.00
February 2022	36,000,000.00
March 2022	36,000,000.00
April 2022	36,000,000.00
May 2022	36,000,000.00
June 2022	36,000,000.00
July 2022	36,000,000.00
August 2022	36,000,000.00
September 2022	36,000,000.00
October 2022	36,000,000.00
November 2022	36,000,000.00
December 2022	36,000,000.00
January 2023	36,000,000.00
February 2023	36,000,000.00
March 2023	36,000,000.00
April 2023	36,000,000.00
May 2023	36,000,000.00
June 2023	36,000,000.00
July 2023	36,000,000.00
August 2023	36,000,000.00
September 2023	36,000,000.00
October 2023	36,000,000.00
November 2023	36,000,000.00
December 2023	36,000,000.00
January 2024	36,000,000.00
February 2024	35,676,791.04
March 2024	35,115,423.28
April 2024	34,626,422.83
Distribution Date	Class A-SB Planned Principal Balance ($)
May 2024	33,996,448.67
June 2024	33,421,006.20
July 2024	32,786,133.14
August 2024	32,205,607.79
September 2024	31,622,644.61
October 2024	30,980,462.71
November 2024	30,392,354.03
December 2024	29,745,171.60
January 2025	29,151,874.59
February 2025	28,556,085.84
March 2025	27,788,729.44
April 2025	27,187,214.07
May 2025	26,527,002.63
June 2025	25,920,187.30
July 2025	25,254,825.20
August 2025	24,642,665.77
September 2025	24,027,934.94
October 2025	23,354,880.33
November 2025	22,734,739.49
December 2025	22,056,427.28
January 2026	21,430,831.38
February 2026	20,802,607.33
March 2026	20,005,830.81
April 2026	19,371,618.92
May 2026	18,679,632.05
June 2026	18,039,847.90
July 2026	17,342,445.75
August 2026	16,697,042.93
September 2026	16,048,928.30
October 2026	15,343,430.34
November 2026	14,689,627.66
December 2026	13,978,601.88
January 2027	13,319,063.77
February 2027	12,656,754.14
March 2027	11,829,060.59
April 2027	11,160,488.52
May 2027	10,435,109.39
June 2027	9,760,678.84
July 2027	9,029,606.27
August 2027	8,349,268.45
September 2027	7,666,071.22
October 2027	6,926,478.91
November 2027	6,237,301.35
December 2027	5,491,897.18
January 2028	4,796,689.48
February 2028	4,098,559.54
March 2028	3,291,415.30
April 2028	2,586,957.45
May 2028	1,826,703.40
June 2028	1,116,088.07
July 2028	349,849.99
August 2028 and thereafter	0.00

E-1

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ANNEX F

GOODYEAR PORTFOLIO A NOTES AMORTIZATION SCHEDULE

Due Date	Principal ($)	Aggregate A Notes Ending Principal Balance ($)
6/1/2019	0.00	50,500,000.00
7/1/2019	0.00	50,500,000.00
8/1/2019	0.00	50,500,000.00
9/1/2019	0.00	50,500,000.00
10/1/2019	0.00	50,500,000.00
11/1/2019	0.00	50,500,000.00
12/1/2019	0.00	50,500,000.00
1/1/2020	0.00	50,500,000.00
2/1/2020	0.00	50,500,000.00
3/1/2020	0.00	50,500,000.00
4/1/2020	0.00	50,500,000.00
5/1/2020	0.00	50,500,000.00
6/1/2020	0.00	50,500,000.00
7/1/2020	0.00	50,500,000.00
8/1/2020	0.00	50,500,000.00
9/1/2020	0.00	50,500,000.00
10/1/2020	0.00	50,500,000.00
11/1/2020	0.00	50,500,000.00
12/1/2020	0.00	50,500,000.00
1/1/2021	0.00	50,500,000.00
2/1/2021	0.00	50,500,000.00
3/1/2021	0.00	50,500,000.00
4/1/2021	0.00	50,500,000.00
5/1/2021	0.00	50,500,000.00
6/1/2021	0.00	50,500,000.00
7/1/2021	0.00	50,500,000.00
8/1/2021	0.00	50,500,000.00
9/1/2021	0.00	50,500,000.00
10/1/2021	0.00	50,500,000.00
11/1/2021	0.00	50,500,000.00
12/1/2021	0.00	50,500,000.00
1/1/2022	0.00	50,500,000.00
2/1/2022	0.00	50,500,000.00
3/1/2022	0.00	50,500,000.00
4/1/2022	0.00	50,500,000.00
5/1/2022	0.00	50,500,000.00
6/1/2022	0.00	50,500,000.00
7/1/2022	0.00	50,500,000.00
8/1/2022	0.00	50,500,000.00
9/1/2022	0.00	50,500,000.00
10/1/2022	0.00	50,500,000.00
11/1/2022	0.00	50,500,000.00
12/1/2022	0.00	50,500,000.00
1/1/2023	0.00	50,500,000.00
2/1/2023	0.00	50,500,000.00
3/1/2023	0.00	50,500,000.00
4/1/2023	0.00	50,500,000.00
5/1/2023	0.00	50,500,000.00
6/1/2023	0.00	50,500,000.00
7/1/2023	0.00	50,500,000.00
8/1/2023	0.00	50,500,000.00
9/1/2023	0.00	50,500,000.00
10/1/2023	0.00	50,500,000.00
11/1/2023	0.00	50,500,000.00
12/1/2023	0.00	50,500,000.00
1/1/2024	0.00	50,500,000.00
2/1/2024	0.00	50,500,000.00
3/1/2024	0.00	50,500,000.00
4/1/2024	0.00	50,500,000.00
5/1/2024	0.00	50,500,000.00
Due Date	Principal ($)	Aggregate A Notes Ending Principal Balance ($)
6/1/2024	0.00	50,500,000.00
7/1/2024	0.00	50,500,000.00
8/1/2024	0.00	50,500,000.00
9/1/2024	0.00	50,500,000.00
10/1/2024	0.00	50,500,000.00
11/1/2024	0.00	50,500,000.00
12/1/2024	0.00	50,500,000.00
1/1/2025	0.00	50,500,000.00
2/1/2025	0.00	50,500,000.00
3/1/2025	0.00	50,500,000.00
4/1/2025	0.00	50,500,000.00
5/1/2025	0.00	50,500,000.00
6/1/2025	0.00	50,500,000.00
7/1/2025	0.00	50,500,000.00
8/1/2025	0.00	50,500,000.00
9/1/2025	0.00	50,500,000.00
10/1/2025	0.00	50,500,000.00
11/1/2025	0.00	50,500,000.00
12/1/2025	0.00	50,500,000.00
1/1/2026	0.00	50,500,000.00
2/1/2026	0.00	50,500,000.00
3/1/2026	0.00	50,500,000.00
4/1/2026	0.00	50,500,000.00
5/1/2026	0.00	50,500,000.00
6/1/2026	0.00	50,500,000.00
7/1/2026	0.00	50,500,000.00
8/1/2026	0.00	50,500,000.00
9/1/2026	0.00	50,500,000.00
10/1/2026	0.00	50,500,000.00
11/1/2026	0.00	50,500,000.00
12/1/2026	0.00	50,500,000.00
1/1/2027	0.00	50,500,000.00
2/1/2027	0.00	50,500,000.00
3/1/2027	0.00	50,500,000.00
4/1/2027	0.00	50,500,000.00
5/1/2027	0.00	50,500,000.00
6/1/2027	0.00	50,500,000.00
7/1/2027	0.00	50,500,000.00
8/1/2027	0.00	50,500,000.00
9/1/2027	0.00	50,500,000.00
10/1/2027	0.00	50,500,000.00
11/1/2027	0.00	50,500,000.00
12/1/2027	0.00	50,500,000.00
1/1/2028	0.00	50,500,000.00
2/1/2028	0.00	50,500,000.00
3/1/2028	0.00	50,500,000.00
4/1/2028	0.00	50,500,000.00
5/1/2028	0.00	50,500,000.00
6/1/2028	0.00	50,500,000.00
7/1/2028	0.00	50,500,000.00
8/1/2028	0.00	50,500,000.00
9/1/2028	0.00	50,500,000.00
10/1/2028	0.00	50,500,000.00
11/1/2028	0.00	50,500,000.00
12/1/2028	0.00	50,500,000.00
1/1/2029	0.00	50,500,000.00
2/1/2029	0.00	50,500,000.00
3/1/2029	0.00	50,500,000.00
4/1/2029	59,118.93	50,440,881.07
5/1/2029	50,440,881.07	0.00

F-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	57
Description of the Mortgage Pool	137
Transaction Parties	265
Credit Risk Retention	321
Description of the Certificates	334
Description of the Mortgage Loan Purchase Agreements	370
Pooling and Servicing Agreement	379
Certain Legal Aspects of Mortgage Loans	484
Certain Affiliations, Relationships and Related
Transactions Involving Transaction Parties	500
Pending Legal Proceedings Involving Transaction Parties	501
Use of Proceeds	501
Yield and Maturity Considerations	502
Material Federal Income Tax Considerations	514
Certain State and Local Tax Considerations	526
Method of Distribution (Underwriter)	526
Incorporation of Certain Information by Reference	529
Where You Can Find More Information	529
Financial Information	530
Certain ERISA Considerations	530
Legal Investment	534
Legal Matters	535
Ratings	535
Index of Defined Terms	537

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$823,080,000
(Approximate)

Barclays
Commercial Mortgage
Securities LLC
Depositor

BBCMS Mortgage Trust 2019-C3
Issuing Entity

Commercial Mortgage Pass-Through

Certificates, Series 2019-C3

Class A-1	$16,654,000
Class A-2	$30,000,000
Class A-3	$ 100,000,000 - $ 325,000,000
Class A-4	$ 248,000,000 - $ 473,000,000
Class A-SB	$36,000,000
Class X-A	$655,654,000
Class X-B	$167,426,000
Class A-S	$87,811,000
Class B	$39,808,000
Class C	$39,807,000

PROSPECTUS

Barclays

Natixis

Société Générale

UBS Securities LLC
Co-Lead Managers and Joint Bookrunners

KeyBanc Capital Markets

Drexel Hamilton
Co-Managers

May , 2019